Filed Pursuant to Rule 424(b)(4)
Registration No. 333-259823

20,000,000 shares

CLASS A COMMON STOCK

We are offering 11,500,000 shares of Class A common stock of P10, Inc. This is our initial public offering of Class A common stock. The selling stockholders identified in this prospectus are offering 8,500,000 shares of Class A common stock. We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price is $12.00 per share. We have been approved to list our Class A common stock on the New York Stock Exchange (“NYSE”) under the symbol “PX”. Prior to this offering, P10 Holdings, Inc.’s common stock was quoted for trading on the OTC Pink Open Market under the ticker “PIOE”. On October 20, 2021, the last reported sale price for P10 Holdings, Inc.’s common stock on the OTC Pink Open Market was $11.10 per share. In connection with this offering, P10, Inc. became the parent of P10 Holdings, Inc. pursuant to a reorganization, which included a reverse stock-split of P10 Holdings, Inc.’s common shares on a 0.7-for-1 basis. See “Organizational Structure.”

We have two classes of common stock, Class A common stock and Class B common stock. We intend to use the net proceeds of this offering to repay some or all of our outstanding indebtedness, to pay expenses incurred in connection with this offering and the reorganization and to use the remainder for general corporate purposes. Each share of Class B common stock will entitle the holder to ten votes while shares of our Class A common stock are entitled to one vote. The Class B stockholders will hold approximately 98% of the combined voting power of our common stock immediately after this offering. See “Organizational Structure.”

Our Amended and Restated Certificate of Incorporation requires any person attempting to become a holder of 4.99% or more of our common stock to seek the approval of our board of directors. See “Description of Capital Stock—Anti-Takeover Effects of Provisions of Delaware Law and our Amended and Restated Certificate of Incorporation and Bylaws.”

Following this offering, we will be a “controlled company” within the meaning of the corporate governance rules of the NYSE. See “Management” and “Principal and Selling Stockholders.”

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. See “Prospectus Summary—Implications of Being an Emerging Growth Company.”

Investing in our Class A common stock involves a high degree of risk. See “Risk Factors” beginning on page 25 of this prospectus.

	Per Share	Total
Initial public offering price of Class A common stock	$12.00	$240,000,000.00
Underwriting discount (1)	$0.75	$15,000,000.00
Proceeds to us, before expenses	$11.25	$129,375,000.00
Proceeds to the selling stockholders, before expenses	$11.25	$95,625,000.00

(1)	We have also agreed to reimburse the underwriters for certain FINRA-related expenses. See “Underwriting” for a description of all compensation payable to the underwriters.

We have granted the underwriters an option for a period of 30 days to purchase from the selling stockholders up to 3,000,000 additional shares of Class A common stock on the same terms and conditions set forth above.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities that may be offered under this prospectus, nor have any of these organizations determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of our Class A common stock to investors on or about October 25, 2021

Morgan Stanley	J.P. Morgan	Barclays

UBS Investment Bank

Keefe, Bruyette & Woods A Stifel Company	Oppenheimer & Co.	Stephens Inc.

East West Markets

October 20, 2021

Neither we, the selling stockholders nor the underwriters have authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred. We and the selling stockholders take no responsibility for and can provide no assurance as to the reliability of, any other information that any other person may give you. We and the selling stockholders are offering to sell, and seeking offers to buy, shares of our Class A common stock only in jurisdictions where such offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our Class A common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: We, the selling stockholders and the underwriters have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into

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possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of Class A common stock and the distribution of this prospectus outside the United States. See “Underwriting.”

This prospectus includes certain information regarding the historical performance of our specialized investment vehicles, which include specialized funds and customized separate accounts. An investment in shares of our Class A common stock is not an investment in our specialized investment vehicles. In considering the performance information relating to our specialized investment vehicles contained herein, prospective Class A common stockholders should bear in mind that the performance of our specialized investment vehicles is not indicative of the possible performance of shares of our Class A common stock and is also not necessarily indicative of the future results of our specialized investment vehicles, even if fund investments were in fact liquidated on the dates indicated, and there can be no assurance that our specialized investment vehicles will continue to achieve, or that future specialized investment vehicles will achieve comparable results.

Unless indicated otherwise, the information included in this prospectus (other than historical financial information) gives effect to P10 Holdings, Inc.’s reverse stock split on a 0.7-for-1 basis. See “Organizational Structure.” Further, unless otherwise indicated, the information included in this prospectus assumes no exercise by the underwriters of the option to purchase up to an additional 3,000,000 shares of Class A common stock and reflects that the shares of Class A common stock to be sold in this offering are sold at $12.00 per share.

We own or have rights to trademarks, service marks or trade names that we use in connection with the operation of our business. In addition, our names, logos and website names and addresses are owned by us or licensed by us. We also own or have the rights to copyrights that protect the content of our solutions. Solely for convenience, the trademarks, service marks, trade names and copyrights referred to in this prospectus are listed without the ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks, trade names and copyrights.

This prospectus may include trademarks, service marks or trade names of other companies. Our use or display of other parties’ trademarks, service marks, trade names or products is not intended to, and does not imply a relationship with, or endorsement or sponsorship of us by, the trademark, service mark or trade name owners.

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources (including industry publications, surveys and forecasts), and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data and our knowledge of such industry and markets that we believe to be reasonable. Although we believe the data from these third-party sources is reliable, we have not independently verified any third-party information. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully before making an investment decision, including the information under the headings “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” and the historical consolidated financial statements and the related notes thereto and unaudited pro forma financial information, each appearing elsewhere in this prospectus. Our principal operating divisions are RCP Advisors 2, LLC (“RCP 2”) and RCP Advisors 3, LLC (“RCP 3”, and collectively with RCP 2, “RCP Advisors”), TrueBridge Capital Partners LLC (“TrueBridge”), Five Points Capital, Inc. (“Five Points”) and Enhanced Capital Group, LLC (“ECG” or “Enhanced”).

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “we,” “us,” “our,” the “Company,” “P10” and similar terms refer (i) for periods prior to giving effect to the reorganization transactions described under “Organizational Structure,” to P10 Holdings and its subsidiaries and (ii) for periods beginning on the date of and after giving effect to such reorganization transactions, to P10, Inc. and its subsidiaries. As used in this prospectus, (i) the term “P10 Holdings” refers to P10 Holdings, Inc. for all periods and (ii) the term “P10, Inc.” refers solely to P10, Inc., a Delaware corporation, and not to any of its subsidiaries. We are a holding company and upon completion of this offering will hold substantially all of our assets and conduct substantially all of our business through P10 Holdings.

In addition, unless the context otherwise requires, all references in this prospectus to “on a pro forma basis as of December 31, 2020” assumes the acquisitions of Five Points, TrueBridge and Enhanced were completed as of January 1, 2018.

Our Company

We are a leading multi-asset class private market solutions provider in the alternative asset management industry. Our mission is to provide our investors differentiated access to a broad set of investment solutions that address their diverse investment needs within private markets. We structure, manage and monitor portfolios of private market investments, which include specialized funds and customized separate accounts within primary investment funds, secondary investments, direct investments and co-investments, collectively (“specialized investment vehicles”) across highly attractive asset classes and geographies in the middle and lower middle markets that generate superior risk-adjusted returns. Our existing portfolio of private solutions include Private Equity, Venture Capital, Impact Investing and Private Credit. Our deep industry relationships, differentiated investment access and structure, proprietary data analytics, and our portfolio monitoring and reporting capabilities provide our investors the ability to navigate the increasingly complex and difficult to access private markets investments.

Our revenue is composed almost entirely of recurring management and advisory fees, with the vast majority of fees earned on committed capital that is typically subject to ten to fifteen year lock up agreements. We have an attractive business model that is underpinned by highly recurring, diversified management and advisory fee revenues, and strong free cash flow. The nature of our solutions and the integral role that our solutions play in our investors’ investment decisions have translated into high revenue visibility and investor retention. As of June 30, 2021, we had fee-paying assets under management (“FPAUM”) of $14.2 billion, $127.1 million last twelve months (“LTM”) pro forma revenue, which was comprised 99% of management and advisory fees, LTM pro forma net income of $23.9 million, and our efficient conversion of EBITDA to ANI generated LTM pro forma ANI of $54.6 million as of June 30, 2021. See “Notes to Unaudited Pro Forma Condensed Consolidated and Combined Financial Statements—Note 5.”

We are differentiated by the scale, depth, diversity and investment performance of our solutions, which are bolstered by the investment expertise of our investment team, our long-standing access to leading fund managers, our robust and constantly expanding data capabilities and our disciplined investment process. We market our solutions under well-established brands within the specialized markets in which we operate. These include RCP Advisors, our Private Equity solution; TrueBridge, our Venture Capital solution; Enhanced, our Impact Investing solution; and Five Points, our Private Credit solution (which also offers certain private equity solutions). We believe adding new asset class solutions will foster deeper manager relationships, enabling managers and portfolio companies alike to benefit from our offering. We expect to expand within other asset classes and geographies through additional acquisitions and future planned organic growth by providing additional specialized investment vehicles within our existing investment asset class solutions. As of the date of this prospectus, we are pursuing additional acquisitions and are in discussions with certain target companies, however the Company does not currently have any agreements or commitments with respect to any acquisitions. Refer to “—Our Growth Strategy” in this prospectus for additional information.

Our success and growth have been driven by our long history of strong performance and our position in the private markets ecosystem. We believe our growing scale in the middle and lower-middle markets, which we consider to be funds that generally invest in portfolio companies with revenues between $25 and $500 million, provides us a competitive advantage with investors and fund managers. In addition, our senior investment professionals have developed strong and long-tenured relationships with leading middle and lower middle market private equity and venture capital firms, which we believe provides us with differentiated access to the relationship-driven middle and lower-middle market private equity and venture capital sectors. As we expand our offerings, our investors entrust us with additional capital, which strengthens our relationships with our fund managers, drives additional investment opportunities, sources more data, enables portfolio optimization and enhances returns, and in turn attracts new investors. We believe this powerful feedback process will continue to strengthen our position within the private markets ecosystem. In addition, our multi-asset class solutions are highly synergistic, and coupled with our vast network of general partners and portfolio companies, drive cross-solution sourcing opportunities.

Our global investor base includes some of the world’s largest institutional investors, including pension funds, endowments, foundations, corporate pensions and financial institutions. In addition, we have a strong footprint within some of the most prominent family offices and high net worth individuals. We have a significant presence within the middle and lower middle-market private markets industry in North America, where the majority of our capital is currently being deployed as we leverage our differentiated solutions to serve our global investors.

As of June 30, 2021, we had 154 employees, including 76 investment professionals across 10 offices located in 9 states. Over 100 of our employees have an equity interest in P10, collectively owning approximately 73% of the Company on a fully diluted basis prior to this offering.

We managed $14.2 billion in FPAUM from which we earn management and advisory fees as of June 30, 2021. In addition, our FPAUM has grown at a compounded annual growth rate (“CAGR”) of 15.9% from December 31, 2018 to December 31, 2020, determined on a pro forma basis as if the acquisitions of Five Points, TrueBridge and Enhanced were completed as of January 1, 2018.

Our Solutions

We operate and invest across private markets through a number of specialized investment solutions. We offer the following solutions to our investors:

Private Equity Solutions (PES)

Under PES, we make direct and indirect investments in middle and lower-middle market private equity across North America. The PES investment team, which is comprised of 33 investment professionals with an average of 24+ years of experience, has deep and long-standing investor and fund manager relationships in the middle and lower-middle market which it has cultivated over the past 20 years, including over 1,800+ investors, 165+ fund managers, 375+ private market funds and 1,800+ portfolio companies. We have 40 active investment vehicles including primary investment funds, direct and co-investment funds and secondaries. PES occupies a differentiated position within the private markets ecosystem helping our investors access, perform due diligence, analyze and invest in what we believe are attractive middle and lower-middle market private equity opportunities. We are further differentiated by the scale, depth, diversity and accuracy of our constantly expanding proprietary private markets database that contains comprehensive information on more than 2,500 investment firms, 4,000 funds, 25,000 individual transactions, 30,000 private companies and 175,000 financial metrics. As of June 30, 2021, PES managed $7.8 billion of FPAUM.

Venture Capital Solutions (VCS)

Under VCS, we make investments in venture capital funds across North America and specialize in targeting high-performing, access-constrained opportunities. The VCS investment team, which is comprised of 12 investment professionals with an average of 18+ years of experience, has deep and long-standing investor and fund manager relationships in the venture market which it has cultivated over the past 14+ years, including over 540+ investors, 60+ fund managers, 55 direct investments, 230+ private market funds and 6,500+ portfolio companies. We have 12 active investment vehicles including primary investment funds and direct and co-investments.

Our VCS solution is differentiated by our innovative strategic partnerships with our premier manager access and our vantage point within the venture capital and technology ecosystems, maximizing advantages for our investors. In addition, since 2011, we have partnered with Forbes to publish the Midas List, a ranking of the top value-creating venture capitalists. As of June 30, 2021, VCS managed $3.9 billion of FPAUM.

Impact Investing Solutions (IIS)

Under IIS, we make direct equity, tax equity, and debt investments in impact initiatives across North America. IIS primarily targets investments in renewable energy development and historic building renovation projects, as well as providing capital to small businesses that are women or minority owned or operating in underserved communities. The IIS investment team, which is comprised of 12 investment professionals with an average of 21+ years of experience, has deep and long-standing relationships in the impact market which it has cultivated over the past 20 years, including deploying capital on behalf of over 81 investors. We currently have 30 active investment vehicles including direct and co-investments, which are diversified across impact asset classes, industries and geographies. We are differentiated in both the breadth of impact areas served, the type of capital deployed and the duration of our track record as well as our robust network of project developers and financing parties, small brokers and owners developed over 20+ years focusing on relatively less penetrated corners of the private investing market. We have collectively deployed over $3.0 billion into 600+ projects, supporting 380+ businesses across 36 states since 2000, including $550 million capital deployed in impact credit and 535 million KWh of renewable energy produced through 2019. As of June 30, 2021, IIS managed $1.7 billion of FPAUM.

Private Credit Solutions (PCS)

Under PCS, we primarily make debt investments across North America, targeting lower middle market companies owned by leading financial sponsors and also offer certain private equity solutions. The PCS investment team, which is comprised of 19 investment professionals with an average of 21+ years of experience, has deep and long-standing relationships in the private credit market which it has cultivated over the past 22 years, including 180+ investors across 5 active investment vehicles including direct and co-investments and 64 portfolio companies with over $1.5+ billion capital deployed. Our PCS is differentiated by our relationship-driven sourcing approach providing capital solutions for growth-oriented companies. We are further synergistically strengthened by our PES network of fund managers, characterized by more than 575 credit opportunities annually. We currently maintain 45+ active sponsor relationships and have 60+ platform investments. As of June 30, 2021, PCS managed $0.8 billion of FPAUM.

Our Vehicles

We have a flexible business model whereby our investors engage us across multiple specialized private market solutions through different specialized investment vehicles. Our vehicles have traditional, stable fee structures that generate performance fees, which are not accrued to P10 due to our structure. P10’s revenue associated with the funds are from the management fees while employees of P10 receive the performance fees directly from the vehicles. Our average annual fee rates remain stable at approximately 1%. We offer the following vehicles for our investors:

Primary Investment Funds

Primary investment funds refer to investment vehicles which target investments in new private markets funds, which in turn invest directly in portfolio companies. P10’s primary investment funds include both commingled investment vehicles with multiple investors, as well as our customized separate accounts, which typically include one investor. P10’s primary investments are made during a fundraising period in the form of capital commitments, which are called upon by the fund manager and utilized to finance its investments in portfolio companies during a predefined investment period. We receive a fee stream that is typically based on our investors’ committed, locked-in capital. Capital commitments typically average ten to fifteen years, though they may vary by fund and strategy. We offer primary investment funds across our private equity and venture capital solutions. Our primary funds comprise approximately $9.2 billion of our FPAUM as of June 30, 2021.

Direct and Co-Investment Funds

Direct and co-investments involve acquiring an equity interest in or making a loan to an operating company, project, property or asset, typically by co-investing alongside an investment by a fund manager or by investing directly in the underlying asset. P10’s direct and co-investment funds include both commingled investment vehicles with multiple investors as well as our customized separate accounts, which typically include one investor. Capital committed to direct investments and co-investments is typically invested immediately, thereby advancing the timing of expected returns on investment. We typically receive fees from investors based upon committed capital, with some funds receiving fees based on invested capital; capital commitments, which typically average ten to fifteen years, though they may vary by fund. We offer direct and co-investment funds across our private equity, venture capital, impact investing and private credit solutions. Our direct investing platform comprises approximately $3.8 billion of our FPAUM as of June 30, 2021.

Secondaries

Secondaries refer to investments in existing private markets funds through the acquisition of an existing interest by one investor from another in a negotiated transaction. In so doing, the buyer agrees to take on future funding obligations in exchange for future returns and distributions. Because secondary investments are generally made when a primary investment fund is three to seven years into its investment period and has deployed a significant portion of its capital into portfolio companies, these investments are viewed as more mature. We typically receive fees from investors on committed capital for a decade, the typical life of the fund. We currently offer secondaries funds across our private equity solutions. Our secondary funds comprise approximately $1.1 billion of our FPAUM as of June 30, 2021.

Our Investors

We believe our comprehensive value proposition across our private market solutions, vehicles offering, data analytics, portfolio monitoring and reporting has enabled us to build strong relationships with our existing investors and to attract new high-quality investors. We leverage our differentiated approach to serve a broad set of investors across multiple geographies. As of June 30, 2021 pro forma, we have a global investor base of over 2,400+ investors, across 46 states, 29 countries and 6 continents—including some of the world’s largest pension funds, endowments, foundations, corporate pensions and financial institutions. In addition, we have a strong footprint within some of the most prominent family offices and high net worth individuals.

The following chart illustrates the diversification of our pro forma investor base as of June 30, 2021:

Our History

Our entry into becoming a multi-asset class private market solutions provider in the alternative asset management industry originated with our acquisitions of RCP 2 and RCP 3 in October 2017 and January 2018, respectively.

RCP Advisors was founded in 2001 and is a leading sponsor of private equity, funds-of-funds, secondary funds and co-investment funds. Since its founding, RCP Advisors has raised approximately $10 billion of committed capital and maintains one of the largest internal teams dedicated to North America middle and lower-middle market private equity. Since P10 Holdings’ acquisition of RCP Advisors, it rebranded its name from P10 Industries, Inc. to P10 Holdings, Inc. Since the acquisition of RCP, P10 has continued building it’s private market solutions and acquired Five Points, TrueBridge and Enhanced during 2020, integrating the various solutions into P10 to maximize investment and LP relationship synergies across solutions.

Our mission consists of creating a private market solutions provider in the alternative asset management industry that provides investors differentiated access to a broad set of solutions and specialized investment vehicles across highly attractive asset classes and geographies generating competitive risk-adjusted returns.

We specifically aim to eliminate perceived challenges facing many publicly traded alternative asset management firms, (i) earnings volatility due to lumpiness of carried interest, (ii) tax complexities from the ownership of management and advisory fees and carried interest in publicly traded partnerships and (iii) potential misalignment of interest between investment professionals and the shareholders.

P10 Holdings’ common stock is currently publicly traded on the OTC Pink Open Market under the ticker “PIOE” and following the closing we anticipate our Class A common stock will be traded on the NYSE under the ticker “PX”.

Our Market Opportunity

We operate in the large and growing private markets industry, which we believe represents one of the most attractive segments within the broader asset management landscape. Specifically, we operate in the Private Equity, Venture Capital, Impact Investing and Private Credit markets, which we believe represent particularly attractive asset classes and puts us at the center of several favorable trends, including the following:

Accelerating Demand for Private Markets Solutions

We believe the composition of public markets is fundamentally shifting and will drive investment growth in private markets as fewer companies elect to become public corporations or return to being privately held. According to PitchBook Data Inc.’s 2018 Annual M&A Report (the “2018 PitchBook Report”), the number of public companies in North America and Europe has declined by 3.8% on an annualized basis between 2008 and 2017, while the number of private equity-backed companies has increased by 4.2%.

Furthermore, investors continue to increase their exposure to passive strategies in search of lower fee alternatives as relative returns in active public market strategies have compressed. We believe the continued move away from active public market strategies into passive strategies will support growth in private market solutions as investors seek higher risk-adjusted returns.

Attractive Historical Private Markets Growth

The private markets have exhibited robust growth. Since 2010, assets under management have grown by 2.7 times from $2.4 trillion in 2010 to $6.5 trillion in 2020, according to McKinsey & Company’s 2020 report McKinsey’s Private Markets Annual Review (the “2020 McKinsey Report”). From 2010 to 2020, the deal value in the lower middle markets has grown by 2.5 times, investments in venture capital have grown by 4.9 times and assets under management of PRI Signatories in impact growth has grown by 4.9 times, according to PitchBook Data Inc.’s US PE Middle Market Report, Q1 2021 (the “2021 PitchBook Middle Market Report”),

PricewaterhouseCoopers’ 2021 report US MoneyTree Reporting: Q1 2021 (the “2021 PwC Report”), and Bain & Company’s 2020 and 2021 reports Global Private Equity Report 2020 and Global Private Equity Report 2021 (the “Bain & Company Reports”), respectively. In addition, capital targeted in private credit has grown by 2.5 times from January 2016 to July 2021, according to Preqin Ltd.’s 2021 report Preqin Quarterly Update: Private Debt Q2 2021 (the “2021 Preqin Report”). According to PitchBook Data Inc.’s Private Fund Strategy Report, Q2 2021 (the “2021 PitchBook Private Fund Strategy Report”), fundraising has continued to remain strong with nearly a trillion dollars of total capital raised in 2020. According to the 2020 McKinsey Report, global private markets are expected to continue their strong growth trajectory. Per a recent Preqin Ltd. forecast, global private markets assets under management are expected to grow at an approximate 10% CAGR through 2025. This growth is underpinned by investors search for yield in a lower-for-longer rate environment, in which investors increasingly view allocations to private markets as essential for obtaining diversified exposure to global growth.

Favorable Middle / Lower Middle Market Dynamics

As more companies choose to remain private, we believe smaller companies will continue to dominate market supply, with significantly less capital in pursuit. According to S&P Global Market Intelligence; S&P Capital IQ Estimates and PitchBook Data Inc., only $124 billion of capital is available to U.S. Private Equity Funds between $250 million and $1 billion, versus the $589 billion available to Private Equity funds over $1 billion. In contrast, there are only approximately 11,000 companies with revenues greater than $250 million, versus the more than 151,000 companies with revenues between $10 million and $250 million. We believe this favorable middle and lower-middle market dynamic implies a larger pool of opportunities at compelling purchase price valuations with significant return potential. P10 has robust and proprietary data collected over a twenty-year history that is difficult to replicate that allows investment teams to efficiently scope and dimension out middle and lower middle market private equity fund managers.

Increasing Private Markets Investor Allocations

We believe that alongside growth in the private markets in which we invest, long-term investor allocations are expected to significantly grow over the next several years, which will serve as a tailwind in growing our business. In a survey conducted by Preqin Ltd., 96% and 90% of long-term investors indicated that they were planning to maintain or increase their allocation to Private Equity and Private Credit, respectively. Additionally, according to the Global Impact Investing Network’s 2020 report 2020 Annual Impact Investor Survey, 64% of polled investors noted that they were expecting to increase their allocations to impact investing by more than 5%. In combination with the broader growth in private markets we believe the increase in long-term investor allocations towards private market asset classes will further drive demand of private market solutions across the investor universe.

Democratization of Private Markets

According to PricewaterhouseCoopers’ 2017 report Asset & Wealth Management Revolution: Embracing Exponential Change (the “2017 PwC Report”), the growing wealth of high-net-worth and mass affluent individuals, and the shift in retirement savings from defined benefit to defined contribution plans, have propelled significant growth in the asset management industry over the last decade. At the same time, both high-net-worth and mass affluent investors continue to remain significantly under-allocated to the private markets in comparison with institutional investors.

As defined contribution plans in the United States continue to grow and become increasingly familiar with private markets, we believe defined contribution plans will be a significant driver of growth in private markets in the future. In addition, on June 3, 2020, the United States Department of Labor issued an information letter confirming that investments in private equity vehicles may be appropriate for 401(k) and other defined contribution plans as a component of the investment alternatives made available under these plans. These plans hold trillions of dollars of assets, and the guidance in the letter may help significantly expand the market for private equity investments over time.

Importance of Asset Class Access

The purview of private markets has meaningfully broadened over the last decade. As investors increase their allocations to private markets, we believe the demand for asset class diversification will rise. Furthermore, as part of this evolution we believe investors will seek out private market solutions providers with scale and an ability to deliver multiple asset classes and vehicle solutions to streamline relationships and pursue cost efficiency.

Proliferation of Private Market Choices

According to research and data from the Securities and Exchange Commission (the “SEC”) and Principles for Responsible Investment (PRI), from 2013 to 2019, the number of managers across private markets has increased dramatically. From 2013 to 2019, the number of Private Equity firms, Venture Capital firms, Impact Investing firms and Private Credit firms have more than doubled. We believe that the growing number of private markets focused fund managers increases the operational burden on investors and will lead to a greater reliance on highly trusted advisers to help investors navigate the complexity associated with multi-asset class manager selection.

Rise of ESG and Impact Investing in Private Markets

According to the Bain & Company Reports, the total assets under management of PRI signatories, the cohort of asset managers that have committed to upholding ESG principles, a barometer for the ESG industry, has increased roughly five-fold since 2010, from $21 trillion to $103 trillion. According to the 2020 McKinsey Report, an ESG approach to private markets has been one of the most talked about developments of the past several years. As public awareness of and activism relating to ESG driven investing have increased, many prominent investors in Private Equity have followed suit, often requiring general partners to pass an ESG screen as part of their diligence processes – demanding transparency into ESG policies, procedures and performance of portfolio assets. In response and in conjunction with regulatory influence, we believe the adoption of ESG and the growth of impact investing will continue to proliferate in private markets.

Investor Demand for Data, Analytics and Technology

We believe many investors do not have an adequate technology and data infrastructure to respond to increasingly complex demands for private market investments. As a result, we believe investors will seek to partner with firms that not only have a proven track record, but also offer tech-enabled non-investment functions, including GP-level reports, enhanced portfolio monitoring, customized performance benchmarking and associated compliance, administrative and tax capabilities. According to Ernst & Young’s 2020 report 2020 Global Alternative Fund Survey (the “2020 Ernst & Young Report”), 32% of the private equity fund managers surveyed reported middle- and back-office process enhancement as one of their top three priorities to support growth in assets and to meet the needs of new investors. In the same report, 65% of investors surveyed believe investments in digital infrastructure would be beneficial or required to support investors’ needs.

Our Competitive Strengths

Specialized Multi-Asset Class Solutions and Comprehensive Vehicle Offering

We believe our specialized multi-asset class solutions offering, distinct market access and wide-ranging relationships continue to be key competitive differentiators for our investors. Our solutions across private equity, venture capital, impact investing and private credit, coupled with our vehicle offerings across primaries, secondaries, direct and co-investments, we believe, provide our investors with a comprehensive framework to successfully navigate and gain exposure to private markets. Our value proposition and solutions offering continue to position us well to compete and win new investor relationships and mandates.

Distinct Middle and Lower-Middle Market Expertise

We believe the private markets exhibit compelling investment opportunities with significant return potential. Our investment expertise in private markets, coupled with our scale, distinctly positions our business within the private markets ecosystem. Our investment talent across our different private market solutions is led by senior investment professionals with sustained track records of successful private markets investing. Our investment team consists of 76 investment professionals with deep industry expertise across middle and lower middle market private equity, venture capital, impact investing and private credit. Our leadership team has an average of over 21 years of experience and our investment professionals across the different solutions have a long track record of working together.

Differentiated Access to Middle and Lower Middle Market Private Equity and Venture Capital Firms

We believe our investors increasingly seek exposure to the middle and lower-middle markets private equity and venture capital firms but may not have the necessary tools to analyze, diligence and gain access to opportunities offered. Due to our scale and tenure within middle and lower-middle market private equity and venture capital, we have cultivated long-standing relationships with leading middle and lower-middle market private equity and venture capital general partners. We have established relationships with over 220 general partners, which provides us with differentiated access to investment opportunities within private markets, benefiting our investors.

Highly Diversified Investor Base with High Quality Institutions and Deep High-Net-Worth Channel

We believe we are a leading provider of private market solutions for a highly diverse global investor base. Our investors include some of the world’s largest and most prominent public pension funds, family offices, wealth managers, endowments, foundations, corporate pensions and financial institutions. We believe our multi-asset class solutions have allowed our investors to increase and expand allocations across our various solutions and vehicles, thereby deepening existing and new investor relationships. Our business is well-positioned to continue to service and grow our investor base with 23 professionals dedicated to investor relations and business development.

Premier Data Analytics with Proprietary Database

Our premier data and analytic capabilities, driven by our proprietary database, supports our robust and disciplined sourcing criteria, which fuels our highly selective investment process. Our database stores and organizes a universe of managers and opportunities with powerful tracking metrics that we believe drive optimal portfolio management and monitoring and enable a portfolio grading system as well as repository of investment evaluation scorecards. In particular, our proprietary database offers our investors a highly transparent, versatile and informative platform through which they can track, monitor and diligence portfolios, and we believe the expansive data set within our proprietary database, harvested from our robust network of general partners, enables us to make more informed investment decisions and, in turn, drive strong investment performance. As of June 30, 2021, our database contains comprehensive information on more than 2,500 investment firms, 4,000 funds, 25,000 individual transactions, 30,000 private companies and 175,000 financial metrics.

Strong Investment Performance Track Record

We believe our investment performance track record is a key differentiator for our business relative to our competitors and acts as a key retention mechanism for our investors and selling tool for prospective investors.

We attribute our strong investment performance track record to several factors, including: our broad private market relationships and access, our diligent and responsible investment process, our tenured investing experience and our premier data capabilities. In concert, these factors enable us to pursue attractive, risk-adjusted investment opportunities to meet our investors’ investment objectives.

See “Business—Strong Investment Performance Track Record” for additional information concerning our investment performance and for definitions of Net IRR and Net ROIC.

Attractive, Recurring Fee-based Financial Profile

We believe our financial profile and revenue model have the following important attributes:

Highly Predictable Fee-based Revenue Model

Virtually all of our revenue is derived from management and advisory fees based on committed capital typically subject to multi-year commitment periods, usually between ten and fifteen years. As a result, we believe our revenue stream is contractual and highly predictable. The weighted average duration of remaining capital under management is 7.1 years as of June 30, 2021. In addition, P10 has additional committed, undeployed AUM that is not yet included in FPAUM of approximately $500 million as of June 30, 2021 that will continue to add to FPAUM as the capital is deployed.

Well Diversified Revenue and Investor Base

As of June 30, 2021, we had 87 revenue generating vehicles across our solutions with over 2,400 investors across public pensions, family offices, wealth managers, endowments, foundations, corporate pension and financial institutions, across 46 states, 29 countries and 6 continents. We therefore believe our business model is highly diversified across both revenue and investor bases.

Attractive Profitability Profile and Operating Margin

We believe our scaled business model, differentiated solutions across middle and lower-middle markets as well as an efficient back-office model has allowed us to achieve a highly competitive profitability profile and operating margin.

Exceptional Management and Investing Teams with Proven M&A Track Records

Our biggest asset is our people and we therefore focus on recruiting, nurturing and retaining top talent, all of whom are proven leaders in their respective field. Our management team has an average of 21 years of industry and investment experience, with a successful track record of sourcing and executing mergers and acquisitions and is supported by a deep bench of talent consisting of 76 investment professionals.

Ownership Structure Aligned with Investors

The alignment between our stockholders, investors and investment professionals is one of our core tenets and is, we believe, imperative for value creation. Our revenue comprised almost entirely of recurring management and advisory fees is earned largely on committed capital, which is typically subject to ten to fifteen year lock up agreements. We believe this offers our investors an attractive, highly predictable revenue stream. Furthermore, we have structured carried interest to stay with investment professionals to maximize economic incentive for investment professionals to outperform on behalf of investors. Ultimately, we believe FPAUM follows investment performance and the more aligned our investment professionals are to the performance of investor capital, the better our company performance will be. Over 100 of our employees have an equity interest in us, collectively owning approximately 73% of the Company on a fully diluted basis prior to this offering. In addition, our employees have committed $158.1 million to our investment vehicles as of June 30, 2021 as part of our General Partner commitment, which is typically 1% of total commitments of each fund.

Our Growth Strategy

We aim to utilize our differentiated positioning and our core principles and values to continue to grow and expand our business. Our growth strategy includes the following key elements:

Maximize Investor Relationships

Enhance Existing Investor Mandates

We believe our current investor base presents a large opportunity for growth as we continue to expand our broad set of solutions and vehicles. As existing and prospective investors reduce the number of managers with whom they work across asset classes, we believe there are significant opportunities to have investors invest with a consistent, single-source multi-asset class private market solutions provider, positioning us to be a platform of choice. As such, our comprehensive solutions, we believe, will lend itself well to compelling cross-selling opportunities with existing investors. Furthermore, as our investors continue to grow their asset bases and expand utilization of our solutions and vehicles, the number of touchpoints with our investors will broaden, deepening our investor relationships even further.

Capture New Investors and Allocations to Private Markets

We believe we are well positioned to capitalize on the growth in private markets and capture additional investors and market share through our differentiated middle and lower-middle market sourcing capabilities, our attractive multi-asset class solutions and vehicles, and our strong investment performance track record. Our long-standing, established relationships across our broad set of solutions provide us extensive access to fund managers and investment opportunities across these asset classes and we remain highly committed to leveraging our best practices from serving our existing investors to similarly situated prospective investors that may benefit from our experience and broad set of private market solutions.

Expand Distribution Channels

We believe we are well positioned in some of the most sought-after segments of the private markets and we believe our differentiated private market solutions will continue to attract both new institutional and private wealth investors. In particular, investible assets of high-net-worth individuals are expected to increase significantly and compared to institutional investors, high-net-worth individuals tend to have lower private market allocations. Our investment platform is designed to provide high-net-worth investors access to private markets and we currently serve over 1,200 high-net-worth investors, which we believe positions us well to continue to capture increasing demand from private wealth investors.

Expand Asset Class Solutions, Broaden Geographic Reach and Grow Private Markets Network Effect

Expand Asset Class Solutions

Our scalable business model is well positioned to expand our multi-asset class offering and we have the capacity and desire to explore adjacent asset classes, broaden our private market solutions capabilities and diversify our business mix. For example, our business development team actively explores the launch of new specialized investment vehicles across both our Venture Capital and Impact Investing solutions to meet increasing investor demand to access middle and lower-middle market venture capital as well as to gain exposure to impact investing trends in private markets, of which we believe we have the existing infrastructure and personnel to launch. By doing so, we believe we will be able to grow our footprint, continue to develop our position within the private markets ecosystem and further leverage our synergistic solutions offering with additional manager relationships and sourcing opportunities.

Broaden Geographic Reach

We have a significant presence within the lower middle-market private markets industry in North America, where the majority of our capital is currently being deployed as we leverage our differentiated solutions to serve our global investors. We believe expanding our presence in Europe and Asia can be a significant growth driver for our business as investors continue to seek a geographically diverse private market exposure. We believe our global investor base will facilitate such potential market penetration and our robust investment process, existing relationships and proven investment capabilities will continue to be core tenets of an international growth strategy.

Grow Private Markets Network Effect

Expanding into additional asset class solutions will enable us to further enhance our integrated network effect across private markets. We believe adding new asset class solutions will foster deeper manager relationships, enabling managers and portfolio companies alike to benefit from our offerings. As an example, our PCS solution is able to capitalize on the sourcing advantages presented by PES’s expansive network of GPs and portfolio companies. Similarly, a portfolio company held by a manager in our PES solution may benefit directly from our IIS solution.

Leverage Data Capabilities

Our proprietary database provides access to valuable data and analytical tools that are the foundation of our investing process. We believe our experience and insights will be increasingly impactful to the decision-making processes of our investment team and our investors. Moreover, we believe our differentiated data capabilities allow us to further support the private markets activities of our investors, enhance our investors experience and drive new innovative solutions.

Selectively Pursue Strategic Acquisitions

We focus on growing organically but may complement our growth with selective strategic acquisition opportunities that expand our footprint, broaden our investor base, and further strengthen our solutions offering. Specifically, we target opportunities with a market leading differentiated platform, an established and committed investor base, strong margins with operating leverage, management and advisory fee-based revenue, strong investment performance and a proven management team. Our leadership team has a proven track record of identifying, acquiring and integrating companies to drive long-term value creation, and we will continue to maintain a highly disciplined approach to pursuing accretive acquisitions. In September 2021, Enhanced entered into a strategic relationship with Crossroads Systems, Inc. (“Crossroads”), parent company of Capital Plus Financial (“CPF”), to promote impact credit. See “Related Party Transactions—Strategic Relationship with Crossroads Systems, Inc.” On September 30, 2021, P10 Holdings closed the purchases of Hark Capital Advisors LLC (“Hark”) and Bonaccord Capital Partners LLC (“Bonaccord”) from the global investment company and asset manager Aberdeen Capital Management LLC and certain related parties. The Bonaccord asset purchase agreement provided for the acquisition of certain assets related to the business of acquiring minority equity interests in alternative asset management companies focused on private market strategies which may include private equity, private credit, real estate and real assets strategies, for a purchase price of approximately $40 million (the “Bonaccord APA”). In addition, the Bonaccord APA provides for potential earn-out payments of up to $20 million during the 72-month period beginning on October 1, 2021, subject to the satisfaction of certain terms and conditions. The Hark asset purchase agreement provided for the acquisition of certain assets related to the business of making loans to portfolio companies that are owned or controlled by financial sponsors, such as private equity funds or venture capital funds, and which do not meet traditional direct lending underwriting criteria, but where the repayment of the loan by the portfolio company is guaranteed by its financial sponsor, for a purchase price of approximately $5 million (the “Hark APA”). In addition, the Hark APA provides for potential earn-out payments of up to $5.4 million during the 60-month period beginning on October 1, 2021, subject to the satisfaction of certain terms and conditions. We believe these acquisitions further strengthen our position as a premier private markets solutions provider and add approximately $900 million in FPAUM. The aggregate purchase price was paid using existing cash on balance sheet plus an additional draw on our credit facility of $35 million, plus potential future cash earn-outs based upon operating performance. Consistent with this strategy, we continue to evaluate ongoing opportunities, some of which may be significant. While we have no other definitive agreements or binding letters of intent, in certain situations we are engaged in processes that could conclude shortly after the completion of this offering.

Why We Are Going Public

We have decided to become a public company for the following principal reasons:

•	to enhance our profile and position as a leading multi-asset class private market solutions provider;

•	to allow us to grow on a standalone basis while maintaining our unique culture, our management team and our independent decision-making processes;

•	to enhance our ability to provide continuing and tangible equity compensation to existing employees and attract new employees;

•	to provide funding for the repayment of debt and general corporate purposes, and a means to raise capital in the future;

•	to permit us to use publicly traded securities to finance strategic acquisitions that we may elect to make in the future; and

•	to provide a mechanism for eventual and ongoing liquidity management for our equity owners.

Organizational Structure

In connection with this offering, we undertook certain transactions as part of a corporate reorganization (the “P10 Reorganization”) described in “Historical Ownership Structure, the Reorganization and Recent Transactions.” Following the P10 Reorganization, P10 became a holding company and its sole asset became an equity interest in P10 Holdings, of which it serves as the sole stockholder. All of the existing stockholders of P10 Holdings and certain other investors, including employees, became the owners of the Class B common stock of P10, Inc. (the “Sunset Holders”). The diagram below depicts the organizational structure following the consummation of the P10 Reorganization (and after giving effect to this offering).

The above diagram reflects the entities which are relevant in understanding the effects of the P10 Reorganization and offering. The diagram does not include all unconsolidated entities in which we hold non-controlling equity method investments.

Summary Risk Factors

Our business is subject to numerous risks and uncertainties, including those highlighted in “Risk Factors” immediately following this prospectus summary. These risks include, but are not limited to, the following:

•

Our revenue in any given period is dependent on the number of fee-paying investors in such period. While most of our revenue is derived from management and advisory fees based on committed capital that is typically subject to multi-year lock up agreements, though under certain limited circumstances, the committed capital can be withdrawn early, or we can be removed or terminated as the adviser or general partner to a particular client.

•

If the investments we make on behalf of our specialized investment vehicles perform poorly, our ability to raise capital for future specialized investment vehicles may be materially and adversely affected.

•

The historical performance of our investments should not be considered as indicative of the future results of our investments or our operations or any returns expected on an investment in our Class A common stock.

•	The success of our business depends on the identification and availability of suitable investment opportunities for our investors.

•	Access to investment funds and other investments we make for our investors is competitive.

•	Our failure to deal appropriately with conflicts of interest could damage our reputation and materially and adversely affect our business.

•	We have obligations to investors and may have obligations to other third parties that may conflict with your interests.

•	Our ability to retain our senior leadership team and attract additional qualified investment professionals is critical to our success.

•

We intend to expand our business and may enter into new lines of business or geographic markets, which may result in additional risks and uncertainties in our business, and the associated future transactions and recent acquisitions could pose additional risks.

•	Restrictive covenants in agreements and instruments governing our debt may adversely affect our ability to operate our business.

•	Our indebtedness and our future indebtedness may expose us to substantial risks.

•	The investment management and investment advisory business is intensely competitive.

•

Difficult market conditions can adversely affect our business by reducing the market value of the assets we manage or causing our customized separate account investors to reduce their investments in private markets.

•	The COVID-19 pandemic has severely disrupted the global financial markets and business climate and may adversely affect our business, financial condition and results of operations.

•	Increased government regulation, compliance failures and changes in law or regulation could adversely affect us.

•

Upon completion of this offering, we will be a “controlled company” within the meaning of the NYSE listing standards and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.

•	A change of control of our company, including the occurrence of a “Sunset,” could result in an assignment of our investment advisory agreements.

•

If we were deemed an “investment company” under the Investment Company Act of 1940 as a result of its ownership of our subsidiaries, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.

•	The historical and pro forma financial information in this prospectus may not permit you to assess our future performance, including our costs of operations.

•

The protective provision contained in our Amended and Restated Certificate of Incorporation, which is intended to help preserve the value of certain income tax assets, primarily tax net operating loss carryforwards, may have unintended negative effects. We also have a shareholder rights plan to provide similar protections.

Corporate Information

P10, Inc. was incorporated in Delaware on January 20, 2021 as a wholly owned subsidiary of P10 Holdings. It has had no business operations prior to this offering. P10, Inc. will become the sole stockholder of P10 Holdings pursuant to the P10 Reorganization described under “Organizational Structure.” Our principal executive office is located at 4514 Cole Avenue, Suite 1600, Dallas, Texas 75205, and our phone number is (214) 999-0149. Our website is p10alts.com. Information contained on or accessible through our website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus.

Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2013 (the “JOBS Act”). For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from specified disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

•

being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

•	not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

•

not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•	reduced disclosure obligations regarding executive compensation; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions for up to five years or such earlier time when we are no longer an emerging growth company. We will cease to be an emerging growth company if we have more than $1.07 billion in annual revenue, have more than $700 million in market value of our capital stock held by non-affiliates or issue more than $1 billion of non-convertible debt over a three-year period. We may choose to take advantage of some, but not all, of the available exemptions. We have taken advantage of some reduced reporting burdens in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

The JOBS Act provides that an emerging growth company may take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to use this extended transition period until we are no longer an emerging growth company or until we affirmatively and irrevocably opt out of the extended transition period. As a result, our financial statements may not be comparable to those for companies that comply with new or revised accounting pronouncements as of public company effective dates.

Controlled Company

Upon completion of this offering, we will be a “controlled company” under the NYSE rules. Under these rules, a “controlled company” may elect not to comply with certain corporate governance requirements, including the requirement to have a board that is composed of a majority of independent directors. We intend to take advantage of these exemptions for so long as we continue to qualify as a “controlled company.” These exemptions do not modify the independence requirements for our audit committee, and we intend to comply with the applicable requirements of the Sarbanes-Oxley Act and rules with respect to our audit committee within the applicable time frame. See “Related-Party Transactions—NYSE Controlled Company Agreement.”

The Offering

Class A common stock outstanding immediately prior to this offering	0 shares[1]

Class A common stock offered by P10, Inc.	11,500,000 shares.

Class A common stock offered by the selling stockholders	8,500,000 shares.

Underwriters’ option to purchase additional shares of Class A common stock from the selling stockholders	3,000,000 shares.

Class A common stock outstanding immediately after this offering	20,000,000 shares of Class A common stock (or 23,000,000 shares of Class A common stock if the underwriters exercise their option to purchase additional shares of Class A common stock in full).

Class B common stock outstanding immediately before this offering	105,655,596 shares of Class B common stock.

Class B common stock outstanding immediately after this offering	97,155,596 shares of Class B common stock (or 94,155,596 shares of Class B common stock if the underwriters exercise their option to purchase additional shares of Class A common stock in full).

Use of proceeds	We estimate that the net proceeds from the sale of shares of our Class A common stock by us in this offering, after deducting underwriting discounts and commissions but before expenses, will be approximately $129.4 million, based on the initial public offering price of $12.00 per share. The underwriters’ option to purchase additional shares of Class A common stock is from the selling stockholders, so we will not receive any proceeds if the over-allotment option is exercised.

[1]

Immediately prior to the consummation of this offering, the Company will have no shares of Class A common stock issued and outstanding and 105,655,596 shares of Class B common stock issued and outstanding. In connection with the offering, (i) the Company will issue and sell 11,500,000 shares of Class A common stock and (ii) the selling stockholders will sell 8,500,000 shares of Class B common stock (before giving effect to the exercise of the underwriters’ over-allotment option) which, in accordance with the terms of the Company’s amended and restated certificate of incorporation, will automatically convert on a one-for-one basis into shares of Class A common stock such that investors in this offering will receive Class A common stock.

We intend to use approximately $102.2 million of these proceeds to repay existing indebtedness, $4.5 million to pay the expenses incurred by us in connection with this offering, $1.1 million to cash settle certain stock option awards, $1.0 million to fund the dividend on P10 Intermediate’s preferred stock and the remainder for general corporate purposes, which may include acquisitions. See “Use of Proceeds.”

We will not receive any proceeds from the sale of our Class A common stock by the selling stockholders.

Voting rights	Each share of our Class A common stock will entitle its holder to one vote on all matters to be voted on by stockholders generally.

Each share of our Class B common stock will entitle its holder to ten votes until a Sunset becomes effective. After a Sunset becomes effective, each share of our Class B common stock will automatically convert into Class A common stock. In addition, each share of Class B common stock will automatically convert into Class A common stock upon any transfer except to certain permitted holders. The Class B Holders will initially have approximately 98% of the combined voting power of our common stock (or approximately 97.6% if the underwriters exercise their option to purchase additional shares of Class A common stock in full).

A “Sunset” is triggered by any of the earlier of the following:

•

the Sunset Holders cease to maintain direct or indirect beneficial ownership of 10% of the outstanding shares of Class A Common Stock (determined assuming all outstanding shares of Class B Common Stock have been converted into Class A Common Stock);

•	the Sunset Holders collectively cease to maintain direct or indirect beneficial ownership of at least 25% of the aggregate voting power of the outstanding shares of Common Stock; and

•	upon the tenth anniversary of the effective date of our amended and restated certificate of incorporation.

Upon any transfer, Class B common stock converts automatically on a one-for-one basis to shares of Class A common stock, except in the case of transfers to certain permitted transferees. In addition, holders of Class B common stock may elect to convert shares of Class B common stock on a one-for-one basis into Class A common stock at any time. Holders of our Class A common stock and Class B common stock will vote together as a single class on all matters presented to our stockholders for their vote or approval, except as set forth in our amended and restated certificate of incorporation or as otherwise required by applicable law. See “Organizational Structure—Voting Rights of the Class A and Class B Common Stock.”

Protective Provisions	Our Amended and Restated Certificate of Incorporation requires any person attempting to become a holder of 4.99% or more of our common stock to seek the approval of our board of directors. This requirement will expire on the third anniversary of our initial public offering and can be waived at the discretion of our board of directors. We also have a shareholder rights plan that prohibits for anyone becoming a holder of 4.99% or more of our common stock (as determined for tax purposes) without prior board of directors’ approval. See “Description of Capital Stock—Anti-Takeover Effects of Provisions of Delaware Law and our Amended and Restated Certificate of Incorporation and Bylaws.”

Dividend policy	The declaration and payment by us of any future dividends to holders of our Class A common stock will be at the sole discretion of our board of directors.

Controlled Company	Certain of the Class B stockholders are party to the Controlled Company Agreement and will collectively own a majority of the voting power of our outstanding common stock following the completion of this offering. Accordingly, we are considered a “controlled company” under the NYSE rules. Under these rules, a “controlled company” may elect not to comply with certain corporate governance requirements, including the requirement to have a board that is composed of a majority of independent directors. We intend to take advantage of these exemptions for so long as we continue to qualify as a “controlled company”. See “Management – Controlled Company.”

Risk factors	You should read “Risk Factors” for a discussion of risks to carefully consider before deciding to purchase any shares of our Class A common stock.

Series A Junior Participating Preferred Stock Purchase Rights	Our board of directors has authorized the issuance of one right per each outstanding share of our common stock. Upon becoming exercisable, each right allows its holder to purchase one one-thousandth of a share of our Series A Junior Participating Preferred Stock. Each fractional share of Series A Junior Participating Preferred Stock gives its holder approximately the same dividend, voting and liquidation rights as one share of our Class A common stock. Please refer to “Description of Capital Stock—Series A Junior Participating Preferred Stock Purchase Rights”.

Ticker symbol	Our Class A common stock is approved for listing on the NYSE under the symbol “PX”.

Directed Share Program offering	The underwriters have reserved for sale, at the initial public price, up to 1,000,000 shares of Class A common stock to be offered to directors, officers, certain employees and other persons associated with us. The number of shares available for sale to the general public in this offering will be reduced to the extent these persons purchase reserved shares. Any reserved shares not purchased will be offered by the underwriters to the general public on the same terms as the other shares. See “Underwriting.”

Unless otherwise noted, Class A common stock outstanding and other information based thereon in this prospectus does not reflect any of the following:

•	3,000,000 shares of Class A common stock issuable upon exercise of the underwriters’ option to purchase additional shares;

•	97,155,596 shares of Class A common stock reserved for issuance upon conversion of Class B common stock to Class A common stock;

•

6,978,768 shares of Class A common stock issuable upon exercise of options to purchase shares of Class A common stock that will be issued in substitution for certain existing options of P10 Holdings that the Company does not expect to be exercised prior to the closing of this offering, at a weighted-average price of $3.48 per share;

•	1,209,092 shares of Class A common stock issuable upon vesting with respect to restricted stock unit awards;

•	36,033 shares of Class A common stock issuable upon vesting with respect to restricted stock awards; or

•	3,000,000 shares of Class A common stock to be reserved under the 2021 Stock Incentive Plan. See “Compensation—Equity Compensation.”

In connection with this offering, P10, Inc. became the parent of P10 Holdings, Inc. pursuant to a reorganization, which included a reverse stock split of P10 Holdings, Inc.’s common stock on a 0.7-for-1 basis pursuant to which every outstanding share of common stock decreased to 0.7 shares. All fractional shares were rounded up to the nearest whole share. Unless otherwise indicated, all share and per share amounts in this prospectus have been presented as if the P10 Reorganization and reserve split as described have occurred. The historical financial statements included elsewhere in this prospectus have not been retrospectively adjusted to reflect the reverse split which occurred in connection with this offering.

Unless otherwise indicated in this prospectus, all information in this prospectus reflects that shares of our Class A common stock are sold in this offering at $12.00 per share.

Summary Historical and Pro Forma Consolidated Financial Information and Other Data

The following tables set forth certain summary financial information and other data on a historical basis. P10 Holdings, Inc. is considered our predecessor for accounting purposes and its consolidated financial statements will be our historical financial statements following this offering. The summary historical consolidated financial information set forth below as of December 31, 2020 and 2019, and for each of the years in the two-year period ended December 31, 2020, has been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary historical consolidated financial information set forth below as of December 31, 2018, and for the year then ended, has been derived from our audited consolidated financial statements, which are not included in this prospectus. The summary historical consolidated financial information set forth below as of June 30, 2021 and for each of the three and six-month periods ended June 30, 2021 and 2020 has been derived from our unaudited consolidated financial statements included elsewhere in this prospectus.

The summary unaudited pro forma consolidated financial information of P10, Inc. set forth below for the six-month period ended June 30, 2021 and for the year ended December 31, 2020 gives effect to (i) our acquisitions of Five Points, TrueBridge, ECG and Enhanced Capital Partners, LLC (“ECP”), and (ii) to the P10 Reorganization and initial public offering as described throughout this prospectus, as if each had been completed as of January 1, 2020. The selected unaudited pro forma consolidated balance sheet data set forth below as of June 30, 2021 gives effect to the P10 Reorganization, as well as this offering and the application of the net proceeds from this offering, as if each had been completed as of June 30, 2021.

The summary historical and pro forma consolidated financial information should be read in conjunction with “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated financial statements and the related notes included elsewhere in this prospectus. The following table includes Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) and Adjusted Net Income, which are not measures of financial performance under accounting principles generally accepted in the United States of America (“GAAP”). Refer to the aforementioned sections for further description and discussion of these metrics and reconciliations to the most directly comparable GAAP measures.

	P10, Inc.		P10 Holdings, Inc.
	Six Months Ended	Year Ended	Six Months Ended		Three Months Ended		Years Ended
	June 30,	December 31,	June 30,		June 30,		December 31,
	2021	2020	2021	2020	2021	2020	2020	2019	2018(1)
Income Statement Data (in thousands)	Pro Forma				(in thousands)
Revenues:
Management and advisory fees	$65,090	$119,735	$66,090	$26,599	$33,517	$15,273	$66,125	$42,209	$32,130
Other revenue	666	1,268	666	702	471	180	1,243	2,693	1,871

Total revenues	65,756	121,003	66,756	27,301	33,988	15,453	67,368	44,902	34,001
Operating Expenses:
Compensation and benefits	24,110	53,439	24,110	9,900	12,236	5,858	24,529	12,343	9,829
Professional fees	5,261	19,278	5,261	2,550	2,879	1,598	13,953	4,572	764
General, administrative and other	5,291	8,578	5,291	2,092	2,843	1,088	4,731	4,624	4,373
Amortization of intangibles	13,585	31,290	14,968	6,034	7,484	3,572	15,466	10,552	11,026
Other expenses	—	—	—	—	—	—	—	—	747

Total operating expenses	48,247	112,585	49,630	20,576	25,442	12,116	58,679	32,091	26,739

Income from Operations	17,509	8,418	17,126	6,725	8,546	3,337	8,689	12,811	7,262
Other (Expense)/Income:
Total interest expense, net	(7,639)	(15,451)	(10,934)	(4,964)	(5,464)	(2,324)	(11,720)	(11,372)	(10,155)
Other income (expense)	385	(8,256)	385	22	125	—	—	—	—

Net (loss) income before income taxes	10,255	(15,289)	6,577	1,783	3,207	1,013	(3,031)	1,439	(2,893)
Income tax (expense)/benefit	(2,167)	27,257	(1,395)	1,338	(734)	267	26,837	10,502	8,787

Net Income	$8,088	$11,968	$5,182	$3,121	$2,473	$1,280	$23,806	$11,941	$5,894

Less: preferred dividends attributable to redeemable noncontrolling interest	—	—	(989)	(153)	(495)	(153)	(720)	—	—

Net Income Attributable to P10	$8,088	$11,968	$4,193	$2,968	$1,978	$1,127	23,086	11,941	5,894

Earnings per unit/share
Basic	$0.07	$0.10	$0.05	$0.03	$0.02	$0.01	$0.26	$0.13	$0.07
Diluted	$0.07	$0.10	$0.03	$0.03	$0.02	$0.01	$0.25	$0.13	$0.07

Non-GAAP Information (in thousands)
Adjusted EBITDA	$34,016	$66,495	$34,027	$14,496	$16,907	$7,862	$34,085	$27,310	$18,627
Adjusted Net Income	26,752	49,589	23,723	9,551	11,634	5,644	23,217	21,554	13,053

(1)	Certain historical amounts have been reclassified to conform with current presentation.

	P10, Inc.	P10 Holdings, Inc.
	As of	As of	As of
	June 30,	June 30,	December 31,
Balance Sheet Data (in thousands)	2021	2021	2020	2019
	Pro Forma
Assets
Cash and cash equivalents	$41,142	$18,035	$11,773	$18,710
Deferred tax assets, net	37,415	37,415	37,621	21,707
Intangibles, net	128,770	128,770	143,738	54,814
Goodwill	369,794	369,794	369,982	97,323
Total assets	600,596	578,496	582,426	202,804
Liabilities and stockholders’ equity
Debt obligations	$187,203	$282,586	$290,055	$145,846
Total liabilities	218,918	314,761	324,146	166,763
Redeemable non-controlling interest	—	198,709	198,439	—
Stockholders’ equity	381,678	65,026	59,841	36,041
Total liabilities and stockholders’ equity	600,596	578,496	582,426	202,804

RISK FACTORS

An investment in our Class A common stock involves risks. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before investing in our Class A common stock. The events and consequences discussed in these risk factors could, in circumstances we may not be able to accurately predict, recognize or control, have a material adverse effect on our business, growth, reputation, prospects, financial condition, operating results, cash flows, liquidity and stock price.

Risks Related to Our Business

Our revenue in any given period is dependent on the number of fee-paying investors in such period. While most of our revenue is derived from management and advisory fees based on committed capital that is typically subject to multi-year lock up agreements, though under certain limited circumstances, the committed capital can be withdrawn early, or we can be removed or terminated as the adviser or general partner to a particular client.

Our revenue is comprised virtually entirely of management and advisory fees from our registered investment adviser subsidiaries (each, an “Adviser”), with the vast majority of fees earned on committed capital that is typically subject to between 10 and 15 year lock up agreements, although in many cases, the contractual fees decline over the period, after the investment period of three to five years ends. Our investors engage us across multiple private market solutions through different vehicles, including primary investment funds, direct and co-investment funds and secondary funds. Primary investment funds and direct and co-investment funds include both commingled investment vehicles with multiple investors as well as customizable separate accounts, which typically include one customer. Our revenue in any given period is dependent on the number of fee-paying investors in such period. For our specialized, commingled funds, our fees may terminate if we are removed for certain cause events such as a key person event or without cause by a super majority of investors. Our customized separate account and advisory account business operates in a highly competitive environment. While investors of our separate account and advisory account businesses may have multi-year contracts, certain of these contracts only provide for fees to the extent a client elects to make an investment. In addition, the separate accounts and advisory contracts may be terminated by the client for cause or without cause upon advance notice to us. In connection with these terminable contracts, we may lose investors as a result of the sale or merger of an investor, a change in an investor’s senior management, competition from other financial advisors and financial institutions and other causes. Moreover, certain of our contracts with state government-sponsored investors are secured through such government’s request for proposal process, and can be subject to renewal. If multiple investors were to exercise their termination rights or fail to renew their existing contracts or investors removed us from managing a fund and we were unable to secure new investors, our fees would decline. In the case of any such events, the management fees and advisory fees we earn in connection with managing such account would immediately cease, which could result in an adverse effect on our revenues. If we experience a change of control (as defined under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”) or as otherwise set forth in the governing documents of our funds), continuation of the investment management agreements of our funds and our separate account clients would be subject to investor or client consent. We cannot assure you that required consents will be obtained if a change of control occurs.

If the investments we make on behalf of our specialized investment vehicles perform poorly, our ability to raise capital for future specialized investment vehicles may be materially and adversely affected.

Our revenue from our investment management business is derived from fees earned for our management of our specialized investment vehicles and advisory accounts and with respect to certain of our specialized investment vehicles. We have no economic interest, ownership in or beneficiary interest in the performance of the funds (except for a 5% carried interest in RCP FF Small Buyout Co-Investment Fund, LP). RCP 2 and RCP 3 serve as the advisors of the affiliated private equity funds, funds-of-funds, secondary funds and co-investment funds and receive management and advisory fees for the services performed. In the event that our specialized investment vehicles or individual investments perform poorly, the fund manager’s revenues and earnings derived from incentive fees will decline, which may result in a decrease in our management and advisory fee revenue and make it more difficult for us to raise capital for new specialized funds or gain new customized separate account investors in the future.

The historical performance of our investments should not be considered as indicative of the future results of our investments or our operations or any returns expected on an investment in our Class A common stock.

In considering the performance information contained in this prospectus, prospective Class A common stockholders should be aware that past performance of our specialized investment vehicles or the investments that we recommend to our investors is not necessarily indicative of future results or of the performance of our Class A common stock. An investment in our Class A common stock is not an investment in any of our specialized investment vehicles. In addition, the historical and potential future returns of specialized investment vehicles that we manage are not directly linked to returns on our Class A common stock. Therefore, you should not conclude that continued positive performance of our specialized investment vehicles or the investments that we recommend to our investors will necessarily result in positive returns on an investment in our Class A common stock. However, poor performance of our specialized investment vehicles could cause a decline in our ability to raise additional funds, and could therefore have a negative effect on our performance and on returns on an investment in our Class A common stock. The historical performance of our funds should not be considered indicative of the future performance of these funds or of any future funds we may raise, in part because:

•	market conditions and investment opportunities during previous periods may have been significantly more favorable for generating positive performance than those we may experience in the future;

•	the performance of our funds is generally calculated on the basis of net asset value of the funds’ investments, including unrealized gains, which may never be realized;

•	our historical returns derive largely from the performance of our earlier funds, whereas future fund returns will depend increasingly on the performance of our newer funds or funds not yet formed;

•	our newly established funds typically generate lower returns during the period that they initially deploy their capital;

•

changes in the global tax and regulatory environment may affect both the investment preferences of our investors and the financing strategies employed by businesses in which particular funds invest, which may reduce the overall capital available for investment and the availability of suitable investments, thereby reducing our investment returns in the future;

•

in recent years, there has been increased competition for investment opportunities resulting from the increased amount of capital invested in private markets alternatives and high liquidity in debt markets, which may cause an increase in cost and reduction in the availability of suitable investments, thereby reducing our investment returns in the future; and

•	the performance of particular funds also will be affected by risks of the industries and businesses in which they invest.

The success of our business depends on the identification and availability of suitable investment opportunities for our investors.

Our success largely depends on the identification and availability of suitable investment opportunities for our investors, and in particular the success of funds in which our specialized investment vehicles and advisory accounts invest. The availability of investment opportunities will be subject to market conditions and other factors outside of our control and the control of the private markets and fund managers with which we invest.

Past returns of our specialized investment vehicles and advisory accounts have benefited from investment opportunities and general market conditions that may not continue or reoccur, including favorable borrowing conditions in the debt markets. There can be no assurance that our specialized investment vehicles, advisory accounts or the underlying funds in which we invest will be able to avail themselves of comparable opportunities and conditions.

Further, there can be no assurance that the private markets funds we select will be able to identify sufficient attractive investment opportunities to meet their investment objectives.

Competition for access to investment funds and other investments we make for our investors is intense.

We compete in all aspects of our business with a large number of asset management firms, commercial banks, broker-dealers, insurance companies and other financial institutions. With respect to our investment strategies, we primarily compete with other private markets solutions providers within North America that specialize in private equity, venture capital, impact investing and private credit. We seek to maintain excellent relationships with general partners and managers of investment funds, including those in which we have previously made investments for our investors and those in which we may invest in the future, as well as sponsors of investments that might provide co-investment opportunities in portfolio companies alongside the sponsoring fund manager. However, because of the number of investors seeking to gain access to investment funds and co-investment opportunities managed or sponsored by the top performing fund managers, there can be no assurance that we will be able to secure the opportunity to invest on behalf of our investors in all or a substantial portion of the investments we select, or that the size of the investment opportunities available to us will be as large as we would desire. Access to secondary investment opportunities is also highly competitive and is often controlled by a limited number of general partners, fund managers and intermediaries. Our ability to continue to compete effectively will depend upon our ability to attract highly qualified investment professionals and retain existing employees.

Our failure to deal appropriately with conflicts of interest could damage our reputation and materially and adversely affect our business.

As we expand the scope of our business, we increasingly confront potential conflicts of interest relating to our advisory and investment management businesses. For example, we may recommend that various of our advisory investors invest in specialized funds managed by our investment management business. It is possible that actual, potential or perceived conflicts could give rise to investor dissatisfaction, litigation or regulatory enforcement actions. Certain of our subsidiaries are registered investment advisors and they owe their investors a fiduciary duty and are required to provide disinterested advice. Appropriately dealing with conflicts of interest is complex and difficult and our reputation could be damaged if we fail, or appear to fail, to deal appropriately with one or more potential or actual conflicts of interest. Regulatory scrutiny of, or litigation in connection with, conflicts of interest could have a material adverse effect on our reputation, which could materially and adversely affect our business in a number of ways, including an inability to raise additional funds and reluctance of our existing investors to continue to do business with us.

We have obligations to investors and may have obligations to other third parties that may conflict with your interests.

Our subsidiaries that serve as the general partners of, or advisers to, our funds, or to our specialized investment vehicles have fiduciary and contractual obligations to the investors in those funds and accounts, and some of our subsidiaries may have contractual duties to other third parties. As a result, we may take actions with respect to the allocation of investments among our specialized investment vehicles or funds (including funds and accounts that have different fee structures), the purchase or sale of investments in our specialized investment vehicles or funds, the structuring of investment transactions for those specialized investment vehicles or funds, the advice we provide or other actions in order to comply with these fiduciary and contractual obligations.

Our ability to retain our senior leadership team and attract additional qualified investment professionals is critical to our success.

Our success depends on our ability to retain our senior leadership team and to recruit and retain additional qualified investment, sales and other professionals. However, we may not be successful in our efforts to retain our senior leadership team, as the market for investment professionals is extremely competitive. The individuals that comprise our senior leadership team possess substantial experience and expertise and, in many cases, have significant relationships with certain of our investors. Accordingly, the loss of any one of our senior leadership team could adversely affect certain investor relationships or limit our ability to successfully execute our investment strategies, which, in turn, could have a material adverse effect on our business, financial condition and results of operations. In addition, certain of our specialized funds have key person provisions that are triggered upon the loss of services of one or more specified employees and could, upon the occurrence of such event, provide the investors in these funds with certain rights such as rights providing for the termination or suspension of our funds’ investment periods and/or wind-down of our funds. Any change to our senior leadership team could materially and adversely affect our business, financial condition and results of operations.

We intend to expand our business and may enter into new lines of business or geographic markets, which may result in additional risks and uncertainties in our business.

Virtually all of our revenue is derived from management and advisory fees based on committed capital that is typically subject to multi-year lock up agreements, typically between 10 and 15 years. We continue to grow our business by offering additional products and services, by entering into new lines of business and by entering into, or expanding our presence in, new geographic markets, including Europe and Asia. Introducing new types of investment structures, products and services could increase our operational costs and the complexities involved in managing such investments, including with respect to ensuring compliance with regulatory requirements and the terms of the investment. To the extent we enter into new lines of business, we will face numerous risks and uncertainties, including risks associated with the possibility that we have insufficient expertise to engage in such activities profitably or without incurring inappropriate amounts of risk, the required investment of capital and other resources and the loss of investors due to the perception that we are no longer focusing on our core business. In addition, we may from time to time explore opportunities to grow our business via acquisitions, partnerships, investments or other strategic transactions. There can be no assurance that we will successfully identify, negotiate or complete such transactions, that any completed transactions will produce favorable financial results or that we will be able to successfully integrate an acquired business with ours.

Entry into certain lines of business or geographic markets or introduction of new types of products or services may subject us to new laws and regulations with which we are not familiar, or from which we are currently exempt, and may lead to increased litigation and regulatory risk. In addition, certain aspects of our cost structure, such as costs for compensation, occupancy and equipment rentals, communication and information technology services, and depreciation and amortization will be largely fixed, and we may not be able to timely adjust these costs to match fluctuations in revenue related to growing our business or entering into new lines of business. If a new business generates insufficient revenue or if we are unable to efficiently manage our expanded operations, our business, financial condition and results of operations could be materially and adversely affected.

Future transactions and recent acquisitions could pose risks.

We frequently evaluate strategic opportunities and tactical acquisitions. We expect from time to time to pursue additional business opportunities and may decide to eliminate or acquire certain businesses, products or services. Such acquisitions or dispositions could be material. There are various risks and uncertainties associated with potential acquisitions and divestitures, including: (1) availability of financing; (2) difficulties related to integrating previously separate businesses into a single unit, including product and service offerings, operational capabilities and business cultures; (3) general business disruption; (4) managing the integration process; (5) diversion of management’s attention from day-to-day operations; (6) assumption of costs and liabilities of an acquired business, including unforeseen or contingent liabilities or liabilities in excess of the amounts estimated; (7) failure to realize anticipated benefits and synergies, such as cost savings and revenue enhancements; (8) potentially substantial costs and expenses associated with acquisitions and dispositions; (9) failure to retain and motivate key employees; and (10) difficulties in applying our internal control over financial reporting and disclosure controls and procedures to an acquired business. Any or all of these risks and uncertainties, individually or collectively, could have material adverse effect on our business, financial condition and results of operations.

Unforeseen liabilities may arise from recent and future acquisition activity. For example, in June 2021, a state Department of Justice notified Enhanced that it had opened a civil enforcement investigation into all of Enhanced’s investments under such state’s New Market Tax Credit Program that were made between the years 2013-2015, before the Company acquired Enhanced. The Company has been informed that such state’s Department of Justice is investigating potential civil violations of the state’s False Claims Act. Enhanced has voluntarily provided all information requested and is fully cooperating with the investigation, although it believes that all of its investments in that state complied with applicable law. At the present time we do not know what, if any, claims may arise against Enhanced, nor do we know if those claims will be material. To the extent that we are liable for any claims for which indemnification under our acquisition agreement or other coverage is not available, our business, financial condition and results of operations could be materially and adversely affected.

Our organic growth with selective strategic acquisitions in recent years may be difficult to sustain, as it may place significant demands on our resources and employees and may increase our expenses.

We have grown organically and further evolved by adding complementary solutions and integrating these solutions into our existing offerings to generate cross-selling opportunities across our existing investor base, as demonstrated by the recently announced acquisition of Enhanced. The substantial growth of our business has placed, and if it continues, will continue to place, significant demands on our infrastructure, our investment team and other employees, and will increase our expenses. In addition, we are required to develop continuously our infrastructure as a result of becoming a public company and in response to the increasingly complex investment management industry and increasing sophistication of investors. Legal and regulatory developments also contribute to the level of our expenses. The future growth of our business will depend, among other things, on our ability to maintain the appropriate infrastructure and staffing levels to sufficiently address our growth and may require us to incur significant additional expenses and commit additional senior management and operational resources. We may face significant challenges in maintaining adequate financial and operational controls as well as implementing new or updated information and financial systems and procedures. Training, managing and appropriately sizing our work force and other components of our business on a timely and cost-effective basis may also pose challenges. In addition, our efforts to retain or attract qualified investment professionals may result in significant additional expenses. The Company is a strong believer in raising up the next generation of investment professionals in a way that maximizes alignment with the Company. As such, the Company may, from time to time, grant equity awards in the Company to investment professionals. These awards are typically subject to cliff vesting, which encourages retention and building the platform for the long-term. There can be no assurance that we will be able to manage our growing business effectively or that we will be able to continue to grow, and any failure to do so could adversely affect our ability to generate revenue and control our expenses.

Acquired businesses may not perform as expected, leading to an adverse effect on our earnings and revenue growth.

Acquisitions involve a number of risks, including the following, any of which could have an adverse effect on our business and our earnings and revenue growth: (i) incurring costs in excess of what we anticipated; (ii) potential loss of key wealth management professionals or other team members of the predecessor firm; (iii) inability to generate sufficient revenue to offset transaction costs; (iv) inability to retain investors following an acquisition; (v) incurring expenses associated with the amortization or impairment of intangible assets, particularly for goodwill and other intangible assets; and (vi) payment of more than fair market value for the assets of the acquired business.

While we intend that our completed acquisitions will improve profitability, past or future acquisitions may not be accretive to earnings or otherwise meet operational or strategic expectations. The failure of any of our acquired businesses to perform as expected after acquisition may have an adverse effect on our earnings and revenue growth. These risks are present for our recent acquisitions, including the Hark and Bonaccord acquisitions as described in more detail under “Prospectus Summary—Our Growth Strategy—Selectively Pursue Strategic Acquisitions”, as well as acquisitions we may enter into in the future.

The due diligence process that we undertake in connection with investments may not reveal all facts that may be relevant in connection with an investment.

Before making or recommending investments for our investors, we conduct due diligence that we deem reasonable and appropriate based on the facts and circumstances applicable to each investment. When conducting due diligence, we may be required to evaluate important and complex business, financial, tax, accounting, environmental and legal issues. Outside consultants, legal advisors and accountants may be involved in the due diligence process in varying degrees depending on the type of investment and the parties involved. Nevertheless, when conducting due diligence and making an assessment regarding an investment, we rely on the resources available to us, including information provided by the target of the investment and, in some circumstances, third-party investigations. The due diligence investigation that we will carry out with respect to any investment opportunity may not reveal or highlight all relevant facts that are necessary or helpful in evaluating such investment opportunity. Moreover, such an investigation will not necessarily result in the investment ultimately being successful. In addition, a substantial portion of our specialized funds are funds-of-funds, and therefore we are dependent on the due diligence investigation of the general partner or co-investment partner leading such investment. We have little or no control over their due diligence process, and any shortcomings in their due diligence could be reflected in the performance of the investment we make with them on behalf of our investors. Poor investment performance could lead investors to terminate their agreements with us and/or result in negative reputational effects, either of which could materially and adversely affect our business, financial condition and results of operations.

Our indebtedness and our future indebtedness may expose us to substantial risks.

As of June 30, 2021, we had $282.6 million of consolidated indebtedness outstanding. The Company’s indirect wholly owned subsidiary, P10 RCP Holdco, LLC (“HoldCo”), entered into a Credit and Guaranty Facility with HPS Investment Partners, LLC (“HPS”), an unrelated party, as administrative agent and collateral agent on October 7, 2017 (the “Facility”). The Facility provides for a $130.0 million senior secured credit facility in order to refinance the existing debt obligations of RCP Advisors and provide for the financing to repay the seller notes (the “Seller Notes”) due resulting from the acquisition of RCP Advisors. The Facility provides for a $125 million five-year term loan and a $5 million one-year line of credit. The line of credit was repaid and subsequently expired during 2018. On October 2, 2020 and December 14, 2020, in connection with the acquisitions of TrueBridge and Enhanced, the term loan under the Facility was amended to provide for additional loans of $91.4 million and $68.0 million, respectively. The Facility matures in October 2022. Except as otherwise set forth therein, each class of loans bears interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows: if a loan bearing interest at a rate determined by reference to Base Rate, at the Base Rate plus the Applicable Margin; (i) or if a LIBO Rate Loan, at the Adjusted LIBO Rate plus the (ii) Applicable Margin (each term as defined in the Facility).

Although we plan to use a portion of the proceeds of this offering to repay some or all of our outstanding debt under our existing Facility, we expect to continue to utilize debt to finance our operations as a public company and potential future acquisitions, which will expose us to the typical risks associated with the use of leverage. Significant future borrowings could make it more difficult for us to withstand adverse economic conditions or business plan variances, to take advantage of new business opportunities, or to make necessary capital expenditures. Any portion of our cash flow required for debt service would not be available for our operations, distributions, dividends or other purposes. Any substantial decrease in net operating cash flows or any substantial increase in expenses could make it difficult for us to meet our debt service requirements or force us to modify our operations.

Restrictive covenants in agreements and instruments governing our debt may adversely affect our ability to operate our business.

The terms in our agreements and instruments governing our debt contain various provisions that limit our and our subsidiaries’ ability to, among other things:

•	create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any indebtedness;

•	create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind;

•	declare, order, pay, make or set apart any sum for any Restricted Junior Payment (as defined in the Facility);

•	create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction;

•	make or own any investments in any person, including any joint venture;

•	not permitting certain financial conditions to occur;

•

enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased (as lessee), or licensed (as licensee), or make any acquisition or purchase any management fee tails;

•	sell, assign, pledge or otherwise encumber or dispose of any capital stock of any of its subsidiaries;

•	enter into sale-leaseback transactions;

•	enter into certain transactions with affiliates;

•	engage in certain business activities;

•	make certain modifications to organizational documents or certain material contracts;

•	make certain modifications to certain other debt documents; and

•	change its fiscal year.

The restrictions in the agreements and instruments governing our debt may prevent us from taking actions that we believe would be in the best interests of our business, and may make it difficult for us to successfully execute our business strategy or effectively compete with companies that are not similarly restricted. We also may incur future debt obligations that might subject us to additional restrictive covenants that could affect our financial and operational flexibility. Our ability to comply with these covenants in future periods will largely depend on our ability to successfully implement our overall business strategy. We cannot assure you that we will be granted waivers or amendments to these agreements or instruments if for any reason we are unable to comply with these agreements and instruments. The breach of any of these covenants and restrictions could result in a default under the agreements and instruments governing our debt which could result in an acceleration of our indebtedness.

Restrictive covenants in agreements and instruments governing our future indebtedness may adversely affect our ability to operate our business.

The terms of any of our future debt instruments or agreements may contain, various provisions that limit our and our subsidiaries’ ability to, among other things:

•	incur additional debt;

•	provide guarantees in respect of obligations of other persons;

•	make loans, advances and investments;

•

make certain payments in respect of equity interests, including, among others, the payment of dividends and other distributions, redemptions and similar payments, payments in respect of warrants, options and other rights, and payments in respect of subordinated indebtedness;

•	enter into transactions with investment funds and affiliates;

•	create or incur liens;

•	enter into negative pledges;

•	sell all or any part of the business, assets or property, or otherwise dispose of assets;

•	make acquisitions or consolidate or merge with other persons;

•	enter into sale-leaseback transactions;

•	change the nature of our business;

•	change our fiscal year;

•	make certain modifications to organizational documents or certain material contracts;

•	make certain modifications to certain other debt documents; and

•

enter into certain agreements, including agreements limiting the payment of dividends or other distributions in respect of equity interests, the repayment of indebtedness, the making of loans or advances, or the transfer of assets.

Although we may negotiate certain exceptions to these events, these restrictions may limit our flexibility in operating our business. Furthermore, any violation of these or other covenants in a future debt instrument could result in a default or event of default. Our obligations under future debt instruments may be secured by substantially all of our assets. In the case of an event of default, creditors may exercise rights and remedies, including the rights and remedies of a secured party, under any such future agreement and applicable law.

See “—Our indebtedness and our future indebtedness, may expose us to substantial risks.”

Dependence on leverage by certain funds and portfolio companies subjects us to volatility and contractions in the debt financing markets and could adversely affect the ability of our specialized investment vehicles to achieve attractive rates of return on those investments.

Certain of the specialized funds we manage, the funds in which we invest and portfolio companies within our funds and customized separate accounts currently rely on leverage or may in the future rely on leverage. If our specialized funds or the companies in which our specialized investment vehicles invest raise capital in the structured credit, leveraged loan and high yield bond markets, the results of their operations may suffer if such markets experience dislocations, contractions or volatility, for instance due to future or worsening impacts from the COVID-19 pandemic. In addition, it is expected that major banking institutions will transition away from the use of the London Interbank Offered Rate (“LIBOR”) after 2021, which remains a cause of significant uncertainty in the markets in which we are active. We are currently evaluating the potential impact of the eventual replacement of the LIBOR interest rate. Any such events could adversely impact the availability of credit to businesses generally, the cost or terms on which lenders are willing to lend, or the strength of the overall economy.

The absence of available sources of sufficient credit and/or debt financing for extended periods of time or an increase in either the general levels of interest rates or in the risk spread demanded by sources of indebtedness would make it more expensive to finance those investments. Certain investments may also be financed through fund-level debt facilities, which may or may not be available for refinancing at the end of their respective terms. Finally, the interest payments on the indebtedness used to finance our specialized funds’ investments are generally deductible expenses for income tax purposes, subject to limitations under applicable tax law and policy. Any change in such tax law or policy to eliminate or substantially limit these income tax deductions, as has been discussed from time to time in various jurisdictions, would reduce the after-tax rates of return on the affected investments, which may have an adverse impact on our business, results of operations and financial condition.

Similarly, private markets fund portfolio companies regularly utilize the corporate debt markets to obtain additional financing for their operations. Leverage incurred by a portfolio company may cause the portfolio company to be vulnerable to increases in interest rates and may make it less able to cope with changes in business and economic conditions. Any adverse impact caused by the use of leverage by portfolio companies in which we directly or indirectly invest could in turn adversely affect the returns of our specialized investment vehicles and advisory accounts. If the investment returns achieved by our funds are reduced, it could result in negative reputational effects, which could materially and adversely affect our business, financial condition and results of operations.

Defaults by investors in certain of our specialized funds could adversely affect that fund’s operations and performance.

Our business is exposed to the risk that investors that owe us money may not pay us. We believe that this risk could potentially increase due to the current COVID-19 pandemic. If investors in our specialized investment vehicles default on their obligations to us, there may be adverse consequences on the investment process, and we could incur losses and be unable to meet underlying capital calls. For example, investors in most of our specialized funds make capital commitments to those funds that we are entitled to call from those investors at any time during prescribed periods. We depend on investors fulfilling and honoring their commitments when we call capital from them for those funds to consummate investments and otherwise pay their obligations when due. Any investor that did not fund a capital call would be subject to several possible penalties, including having a meaningful amount of its existing investment forfeited in that fund. However, the impact of the penalty is directly correlated to the amount of capital previously invested by the investor in the fund.

If an investor has invested little or no capital, for instance early in the life of the fund, then the forfeiture penalty may not be as meaningful. Failure to fund capital calls may occur more frequently in the event of an economic slowdown. In addition, changes to asset allocation policies or new laws or regulations resulting from declines in public equity markets due to COVID-19 may restrict or prohibit investors from investing in new or successor funds or funding existing commitments. A failure of investors to honor a significant amount of capital calls for any particular fund or funds could have a material adverse effect on the operation and performance of those funds.

Our failure to comply with investment guidelines set by our investors could result in damage awards against us or a reduction in FPAUM, either of which would cause our earnings to decline and adversely affect our business.

When investors retain us to manage assets on their behalf, certain guidelines are agreed to regarding investment allocation and strategy that we are required to observe in the management of their portfolios. Our failure to comply with these guidelines and other limitations could result in investors causing the termination of the investment management agreement with us, as these agreements generally are terminable without cause on generally 90 days’ notice. Investors could also sue us for breach of contract and seek to recover damages from us. In addition, such guidelines may restrict our ability to pursue certain allocations and strategies on behalf of our investors that we believe are economically desirable, which could similarly result in losses to an investor account or termination of the account and a corresponding reduction in FPAUM. Even if we comply with all applicable investment guidelines, an investor may be dissatisfied with its investment performance or our services or fees and may terminate their customized separate accounts or advisory accounts or be unwilling to commit new capital to our specialized investment vehicles or advisory accounts. Any of these events could cause a reduction to FPAUM and consequently cause our earnings to decline and materially and adversely affect our business, financial condition and results of operations.

Misconduct by our employees, advisors or third-party service providers could harm us by impairing our ability to attract and retain investors and subjecting us to significant legal liability and reputational harm.

There is a risk that our employees, advisors or third-party service providers could engage in misconduct that adversely affects our business. We are subject to a number of obligations and standards arising from our advisory and investment management businesses and our discretionary authority over the assets we manage. The violation of these obligations and standards by any of our employees, advisors or third-party service providers would adversely affect our investors and us. Our business often requires that we deal with confidential matters of great significance to companies and funds in which we may invest for our investors. If our employees, advisors or third-party service providers were to improperly use or disclose confidential information, we could be subject to legal or regulatory action and suffer serious harm to our reputation, financial position and current and future business relationships. It is not always possible to detect or deter employee, advisor or third-party service provider misconduct, and the extensive precautions we take to detect and prevent this activity may not be effective in all cases. If one of our employees, advisors or third-party service providers were to engage in misconduct or were to be accused of such misconduct, our business and our reputation could be materially and adversely affected. See “—Increased government regulation, compliance failures and changes in law or regulation could adversely affect us.”

Valuation methodologies for certain assets in our specialized investment vehicles can be significantly subjective, and the values of assets established pursuant to such methodologies may never be realized, which could result in significant losses for our specialized investment vehicles.

There are no readily ascertainable market prices for a large number of the investments in our specialized investment vehicles, advisory accounts or the funds in which we invest. The value of the investments of our specialized investment vehicles is determined periodically by us based on the fair value of such investments as reported by the underlying fund managers. Our valuation of the funds in which we invest is largely dependent upon the processes employed by the managers of those funds. The fair value of investments is determined using a number of methodologies described in the particular funds’ valuation policies. These policies are based on a number of factors, including the nature of the investment, the expected cash flows from the investment, the length of time the investment has been held, restrictions on transfer and other recognized valuation methodologies. The methodologies we use in valuing individual investments are based on a variety of estimates and assumptions specific to the particular investments, and actual results related to the investment may vary materially as a result of the inaccuracy of such assumptions or estimates. In addition, because the illiquid investments held by our specialized investment vehicles, advisory accounts and the funds in which we invest may be in industries or sectors that are unstable, in distress, or undergoing some uncertainty, such investments are subject to rapid changes in value caused by sudden company-specific or industry-wide developments.

Because there is significant uncertainty in the valuation of, or in the stability of the value of, illiquid investments, the fair values of such investments as reflected in a fund’s net asset value do not necessarily reflect the prices that would actually be obtained if such investments were sold. Realizations at values significantly lower than the values at which investments have been reflected in fund net asset values could result in losses for the applicable fund and the loss of potential incentive fees by the fund’s manager and us. Also, a situation in which asset values turn out to be materially different from values reflected in fund net asset values could cause investors to lose confidence in us and may, in turn, result in difficulties in our ability to raise additional capital, retain investors or attract new investors.

Further, the SEC has highlighted valuation practices as one of its areas of focus in investment advisor examinations and has instituted enforcement actions against advisors for misleading investors about valuation. If the SEC were to investigate and find errors in our methodologies or procedures, we and/or members of our management could be subject to penalties and fines, which could harm our reputation and have a material adverse effect on our business, financial condition and results of operations.

Investors may be unwilling to commit new capital to our specialized investment vehicles or advisory accounts as a result of our decision to become a public company, which could materially and adversely affect our business, financial condition and results of operations.

Some of our investors may negatively view the prospect of our becoming a publicly traded company, including concerns that as a public company we will shift our focus from the interests of our investors to those of our public stockholders. Some of our investors may believe that we will strive for near-term profit instead of superior risk-adjusted returns for our investors over time or grow our FPAUM for the purpose of generating additional management and advisory fees without regard to whether we believe there are sufficient investment opportunities to effectively deploy the additional capital. There can be no assurance that we will be successful in our efforts to address such concerns or to convince investors that our decision to pursue an initial public offering will not affect our longstanding priorities or the way we conduct our business. A decision by a significant number of our investors not to commit additional capital to our specialized investment vehicles or advisory accounts to cease doing business with us altogether could inhibit our ability to achieve our investment objectives and may materially and adversely affect our business, financial condition and results of operations.

Our investment management activities may involve investments in relatively illiquid assets, and we and our investors may lose some or all the amounts invested in these activities or fail to realize any profits from these activities for a considerable period of time.

The investments made by our specialized investment vehicles and recommended by our advisory services may include illiquid assets. The private markets funds in which we invest capital generally invest in securities that are not publicly traded. Even if such securities are publicly traded, many of these funds may be prohibited by contract or applicable securities laws from selling such securities for a period. Accordingly, the private markets funds in which we and our investors invest capital may not be able to sell investments when they desire and therefore may not be able to realize the full value of such investments. Particularly in the case of securities, such funds will generally not be able to sell these securities publicly unless their sale is registered under applicable securities laws, or unless an exemption from such registration requirements is available. Accordingly, the private markets funds in which we invest our investors’ capital may not be able to sell securities when they desire and therefore may not be able to realize the full value of such securities. The ability of private markets funds to dispose of investments is dependent in part on the public equity and debt markets, to the extent that the ability to dispose of an investment may depend upon the ability to complete an initial public offering of the portfolio company in which such investment is held or the ability of a prospective buyer of the portfolio company to raise debt financing to fund its purchase. Furthermore, large holdings of publicly traded equity securities can often be disposed of only over a substantial period, exposing the investment returns to risks of downward movement in market prices during the disposition period. Contributing capital to these funds is risky, and we may lose some or the entire amount of our specialized funds’ and our investors’ investments or the investment made by our funds. Poor investment performance could result in negative reputational effects, which could materially and adversely affect our business, financial condition and results of operations.

In addition, our specialized funds directly or indirectly invest in businesses with capital structures that have significant leverage. The leveraged capital structure of such businesses increases the exposure of the funds’ portfolio companies to adverse economic factors such as rising interest rates, downturns in the economy or deterioration in the condition of such business or its industry. If these portfolio companies default on their indebtedness, or otherwise seek or are forced to restructure their obligations or declare bankruptcy, we could lose some or all our investment and suffer reputational harm. See “Dependence on leverage by certain funds and portfolio companies subjects us to volatility and contractions in the debt financing markets and could adversely affect the ability of our specialized investment vehicles to achieve attractive rates of return on those investments.”

The portfolio companies in which private markets funds have invested or may invest will sometimes involve a high degree of business and financial risk. These companies may be in an early stage of development, may not have a proven operating history, may be operating at a loss or have significant variations in operating results, may be engaged in a rapidly changing business with products subject to a substantial risk of obsolescence, may be subject to extensive regulatory oversight, may require substantial additional capital to support their operations, finance expansion or maintain their competitive position, may have a high level of leverage, or may otherwise have a weak financial condition. In addition, these portfolio companies may face intense competition, including competition from companies with greater financial resources, more extensive development, manufacturing, marketing, and other capabilities, and a larger number of qualified managerial and technical personnel. Portfolio companies in non-U.S. jurisdictions may be subject to additional risks, including changes in currency exchange rates, exchange control regulations, risks associated with different types (and lower quality) of available information, expropriation or confiscatory taxation and adverse political developments.

In addition, during periods of difficult market conditions, including the current one triggered by the COVID-19 pandemic, or slowdowns in a particular investment category, industry or region, portfolio companies may experience decreased revenues, financial losses, difficulty in obtaining access to financing and increased costs. During these periods, these companies may also have difficulty in expanding their businesses and operations and may be unable to pay their expenses as they become due. A general market downturn or a specific market dislocation may result in lower investment returns for the private markets funds or portfolio companies in which our specialized investment vehicles invest, which consequently would materially and adversely affect investment returns for our specialized investment vehicles.

Our specialized investment vehicles may face risks relating to undiversified investments.

We cannot give assurance as to the degree of diversification that will be achieved in any of our specialized investment vehicles. Difficult market conditions or slowdowns affecting a particular asset class, geographic region or other category of investment could have a significant adverse impact on a given specialized investment vehicle if its investments are concentrated in that area, which would result in lower investment returns. Accordingly, a lack of diversification on the part of a specialized investment vehicle could adversely affect its investment performance and, as a result, our business, financial condition and results of operations.

Our specialized investment vehicles make investments in funds and companies that we do not control.

Investments by most of our specialized investment vehicles will include debt instruments and equity securities of companies that we do not control. Our specialized investment vehicles may invest through co-investment arrangements or acquire minority equity interests and may also dispose of a portion of their equity investments in portfolio companies over time in a manner that results in their retaining a minority investment. Consequently, the performance of our specialized investment vehicles will depend significantly on the investment and other decisions made by third parties, which could have a material adverse effect on the returns achieved by our specialized investment vehicles. Portfolio companies in which the investment is made may make business, financial or management decisions with which we do not agree. In addition, the majority stakeholders or our management may take risks or otherwise act in a manner that does not serve our interests. If any of the foregoing were to occur, the values of our investments and the investments we have made on behalf of investors could decrease and our financial condition, results of operations and cash flow could suffer as a result.

Investments by our specialized investment vehicles or advisory accounts may in many cases rank junior to investments made by other investors.

In many cases, the companies in which our specialized investment vehicles invest have indebtedness or equity securities or may be permitted to incur indebtedness or to issue equity securities, that rank senior to our investors’ investments in our specialized investment vehicles or advisory accounts. By their terms, these instruments may provide that their holders are entitled to receive payments of dividends, interest or principal on or before the dates on which payments are to be made in respect of our investors’ investments. Also, in the event of insolvency, liquidation, dissolution, reorganization or bankruptcy of a company in which one or more of our specialized investment vehicles or advisory accounts hold an investment, holders of securities ranking senior to our investors’ investments would typically be entitled to receive payment in full before distributions could be made in respect of our investors’ investments. After repaying senior security holders, the company may not have any remaining assets to use for repaying amounts owed in respect of our investors’ investments. To the extent that any assets remain, holders of claims that rank equally with our investors’ investments would be entitled to share on an equal and ratable basis in distributions that are made from those assets. Also, during periods of financial distress or following an insolvency, our ability to influence a company’s affairs and to take actions to protect investments by our specialized investment vehicles or advisory accounts may be substantially less than that of those holding senior interests.

We may not be able to maintain our desired fee structure as a result of industry pressure from private markets investors to reduce fees, which could have a material adverse effect on our profit margins and results of operations.

We may not be able to maintain our current fee structure for our funds as a result of industry pressure from private markets investors to reduce fees. In order to maintain our desired fee structure in a competitive environment, we must be able to continue to provide investors with investment returns and service that incentivize our investors to pay our desired fee rates. While in our acquisitions, we typically do not purchase the incentive fees, or carried interest, from the owners, but rather only acquire the management and advisory fees, which provide a stable source of extended-term revenue, we cannot assure that we will succeed in providing investment returns and service that will allow us to maintain our desired fee structure. Fee reductions on existing or future new business could have a material adverse effect on our profit margins and results of operations.

Our risk management strategies and procedures may leave us exposed to unidentified or unanticipated risks.

Risk management applies to our investment management operations as well as to the investments we make for our specialized investment vehicles. We have developed and continue to update strategies and procedures specific to our business for managing risks, which include market risk, liquidity risk, operational risk and reputational risk. Management of these risks can be very complex. These strategies and procedures may fail under some circumstances, particularly if we are confronted with risks that we have underestimated or not identified. In addition, some of our methods for managing the risks related to our investors’ investments are based upon our analysis of historical private markets behavior. Statistical techniques are applied to these observations to arrive at quantifications of some of our risk exposures. Historical analysis of private markets returns requires reliance on valuations performed by fund managers, which may not be reliable measures of current valuations. These statistical methods may not accurately quantify our risk exposure if circumstances arise that were not observed in our historical data. In particular, as we enter new lines of business, our historical data may be incomplete. Failure of our risk management techniques could materially and adversely affect our business, financial condition and results of operations, including the fund manager’s right to receive incentive fees, which may result in a decrease in our management and advisory fee revenue.

Restrictions on our ability to collect and analyze data regarding our investors’ investments could adversely affect our business.

Our proprietary database supports our robust and disciplined sourcing criteria, which fuels our highly selective investment process. We rely on our database to provide a highly transparent, versatile and informative platform through which investors can track, monitor and diligence portfolios. We depend on the continuation of our relationships with the fund managers and sponsors of the underlying funds and investments to maintain current data on these investments and private markets activity. The termination of such relationships by a critical mass of such fund managers and sponsors or the imposition of widespread restrictions on our ability to use the data we obtain for our reporting and monitoring services could adversely affect our business, financial condition and results of operations.

Operational risks, data security breaches, loss or leakage of data and other interruptions of our information technology systems or those of our third-party service providers may disrupt our business, compromise sensitive information related to our business, prevent us from accessing critical information, which may result in losses or limit our growth.

We rely heavily on our financial, accounting, compliance, monitoring, reporting and other data processing systems. In the ordinary course of business, we collect, store and transmit confidential information including but not limited to intellectual property, proprietary business information and personal information. It is critical that we do so in a secure manner to maintain the confidentiality and integrity of such confidential information. Any failure or interruption of our systems, including the loss of data, whether caused by fire, other natural disaster, power or telecommunications failure, service interruptions, system malfunction, computer viruses, acts of terrorism or war or otherwise, could result in a disruption of our business, liability to investors, regulatory intervention or reputational damage, and thus materially and adversely affect our business. Although we have back-up systems in place, including back-up data storage, our back-up procedures and capabilities in the event of a failure or interruption may not be adequate. In recent years, we have substantially upgraded and expanded the capabilities of our data processing systems and other operating technology, and we expect that we will need to continue to upgrade and expand these capabilities in the future to avoid disruption of, or constraints on, our operations. We may incur significant costs to further upgrade our data processing systems and other operating technology in the future.

We are dependent on the effectiveness of our information security policies, procedures and capabilities to protect our computer and telecommunications systems and the data such systems contain or transmit. An external information security breach, such as a “hacker attack,” a virus or worm, or an internal problem with information protection, including inadvertent or intentional actions by our employees such as failure to control access to sensitive systems, could materially interrupt our business operations or cause disclosure or modification of sensitive or confidential information. The risk of a security breach or disruption, particularly through cyberattacks or cyber intrusion, including by computer hackers, foreign governments, and cyber terrorists, has generally increased as the number, intensity, and sophistication of attempted attacks and intrusions from around the world have increased. We may not be able to anticipate all types of security threats, and we may not be able to implement preventive measures effective against all such security threats. The techniques used by cyber criminals change frequently, may not be recognized until launched, and can originate from a wide variety of sources, including outside groups such as third-party service providers, organized crime affiliates, terrorist organizations, or hostile foreign governments or agencies. Any such failure or breach could result in material financial loss, regulatory actions, breach of investor contracts, reputational harm or legal liability, which, in turn, could cause a decline in our earnings or stock price. The costs related to significant security breaches or disruptions could be material and exceed the limits of the cybersecurity insurance we maintain against such risks.

Furthermore, significant disruptions of our information technology systems or security breaches could result in the loss, misappropriation, and/or unauthorized access, use, or disclosure of, or the prevention of access to, confidential information, which could result in financial, legal, business, and reputational harm to us. For example, any such event that leads to unauthorized access, use, or disclosure of personal information, including personal information regarding our investors or employees, could harm our reputation directly, compel us to comply with federal and/or state breach notification laws and foreign law equivalents, subject us to mandatory corrective action, and otherwise subject us to liability under laws and regulations that protect the privacy and security of personal information, which could result in significant legal and financial exposure and reputational damages that could adversely affect our business, financial condition and results of operations.

Finally, we rely on third-party service providers for certain aspects of our business, including for certain information systems and technology and administration of our specialized funds. If the information technology systems of our third-party service providers become subject to disruptions or security breaches, we may have insufficient recourse against such third parties and we may have to expend significant resources to mitigate the impact of such an event, and to develop and implement protections to prevent future events of this nature from occurring. Any interruption or deterioration in the performance of these third parties or failures of their information systems and technology could impair the quality of the funds’ operations and could affect our reputation and hence adversely affect our business, financial condition and results of operations.

We may face damage to our professional reputation and legal liability if our services are not regarded as satisfactory or for other reasons.

As a leading provider of private market solutions, we depend to a large extent on our relationships with our investors and our reputation for integrity and high-caliber professional services to attract and retain investors. As a result, if an investor is not satisfied with our services, such dissatisfaction may be more damaging to our business than to other types of businesses. The importance of our reputation may increase as we seek to expand our investor base and into new private markets.

In recent years, the volume of claims and amount of damages claimed in litigation and regulatory proceedings against financial advisors has been increasing. Our asset management and advisory activities may subject us to the risk of significant legal liabilities to our investors and third parties, including our investors’ stockholders or beneficiaries, under securities or other laws and regulations for materially false or misleading statements made in connection with securities and other transactions. In our investment management business, we make investment decisions on behalf of our investors that could result in substantial losses. Any such losses also may subject us to the risk of legal and regulatory liabilities or actions alleging negligent misconduct, breach of fiduciary duty or breach of contract. These risks often may be difficult to assess or quantify and their existence and magnitude often remain unknown for substantial periods of time. We may incur significant legal expenses in defending litigation. In addition, litigation or regulatory action against us may tarnish our reputation and harm our ability to attract and retain investors. Substantial legal or regulatory liability could materially and adversely affect our business, financial condition or results of operations or cause significant reputational harm to us, which could seriously harm our business.

Our business depends on a strong and trusted brand, and any failure to maintain, protect, and enhance our brand would have an adverse impact on our business.

Investor and institutional recognition of the P10 trademark and related brands and the association of these brands with our products and services are an integral part of our business. The occurrence of any events or rumors that cause investors and/or institutions to no longer associate these brands with our products and services may materially adversely affect the value of our brand names and demand for our products and services.

In addition, trademarks or trade names that we own now or in the future may be challenged, infringed, declared generic, or determined to be infringing on or dilutive of other marks. We may not be able to protect our rights in these trademarks and trade names, which we need to build name recognition with potential investors. Moreover, third parties may file for registration of trademarks similar or identical to our trademarks; if they succeed in registering or developing common law rights in such trademarks, and if we are not successful in challenging such third-party rights, we may not be able to use these trademarks to develop brand recognition of our products and services. Furthermore, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of our registered or unregistered trademarks or trade names. If we are unable to establish name recognition based on our trademarks and trade names, we may not be able to compete effectively, which could materially and adversely affect our business, financial condition or results of operations.

International operations are subject to certain risks, which may affect our revenue.

We intend to grow our non-U.S. business, including growth into new regions with which we have less familiarity and experience, and this growth is important to our overall success. While we have a significant presence within the lower middle-market private markets industry in North America, where the majority of our capital is currently being deployed, we intend to leverage our differentiated solutions to serve our global investors. Our international operations, presently in existence or which we may establish in the future, carry special financial and business risks, which could include the following:

•	greater difficulties in managing and staffing foreign operations;

•	fluctuations in foreign currency exchange rates that could adversely affect our results;

•	unexpected changes in trading policies, regulatory requirements, tariffs and other barriers;

•	longer transaction cycles;

•	higher operating costs;

•	local labor, protections conditions and regulations;

•	adverse consequences or restrictions on the repatriation of earnings;

•	potentially adverse tax consequences, such as trapped foreign losses;

•	less stable political and economic environments;

•	terrorism, political hostilities, war, outbreak of disease and other civil disturbances or other catastrophic events that reduce business activity;

•	cultural and language barriers and the need to adopt different business practices in different geographic areas; and

•	difficulty collecting fees and, if necessary, enforcing judgments.

As part of our day-to-day operations outside the United States, we would be required to create compensation programs, employment policies, compliance policies and procedures and other administrative programs that comply with the laws of multiple countries. We would also be required to communicate and monitor standards and directives across our global operations. Our failure to successfully manage and grow our geographically diverse operations could impair our ability to react quickly to changing business and market conditions and to enforce compliance with non-U.S. standards and procedures.

Any payment of distributions, loans or advances to and from our subsidiaries could be subject to restrictions on or taxation of dividends or repatriation of earnings under applicable local law, monetary transfer restrictions, foreign currency exchange regulations in the jurisdictions in which our subsidiaries operate or other restrictions imposed by current or future agreements, including debt instruments, to which our non-U.S. subsidiaries may be a party. Our business, financial condition and results of operations could be adversely impacted, possibly materially, if we are unable to successfully manage these and other risks of international operations in a volatile environment. If our international business increases relative to our total business, these factors could have a more pronounced effect on our operating results or growth prospects.

We are subject to risks in using custodians, counterparties, administrators and other agents.

Many of our funds depend on the services of custodians, counterparties, administrators and other agents to carry out certain securities and derivatives transactions and other administrative services. We are subject to risks of errors and mistakes made by these third parties, which may be attributed to us and subject us or our investors to reputational damage, penalties or losses. The terms of the contracts with these third-party service providers are often customized and complex, and many of these arrangements occur in markets or relate to products that are not subject to regulatory oversight. We may be unsuccessful in seeking reimbursement or indemnification from these third-party service providers.

Our funds are subject to the risk that the counterparty to one or more of these contracts defaults, either voluntarily or involuntarily, on its performance under the contract. Any such default may occur suddenly and without notice to us. Moreover, if a counterparty defaults, we may be unable to take action to cover our exposure, either because we lack contractual recourse or because market conditions make it difficult to take effective action. This inability could occur in times of market stress, which is when defaults are most likely to occur. In addition, our risk-management models may not accurately anticipate the effects of market stress or counterparty financial condition, and as a result, we may not have taken sufficient action to reduce our risks effectively. Default risk may arise from events or circumstances that are difficult to detect, foresee or evaluate. In addition, concerns about, or a default by, one large participant could lead to significant liquidity problems for other participants, which may in turn expose us to significant losses.

In the event of a counterparty default, particularly a default by a major investment bank or a default by a counterparty to a significant number of our contracts, one or more of our funds may have outstanding trades that they cannot settle or are delayed in settling. As a result, these funds could incur material losses and the resulting market impact of a major counterparty default could harm our business, financial condition and results of operation.

In the event of the insolvency of a custodian, counterparty or any other party that is holding assets of our funds as collateral, our funds might not be able to recover equivalent assets in full as they will rank among the custodian’s or counterparty’s unsecured creditors in relation to the assets held as collateral. In addition, our funds’ cash held with a custodian or counterparty generally will not be segregated from the custodian’s or counterparty’s own cash, and our funds may therefore rank as unsecured creditors in relation thereto.

We may not be able to fully utilize our net operating loss (“NOL”) and other tax carryforwards, including as a result of this offering and subsequent offerings, which may have the effect of devaluing significant deferred tax assets of the company.

As of June 30, 2021, we had $214.7 million of NOL carryforwards, a portion of which will expire each year if not used to reduce taxable income. Our ability to utilize NOLs and other tax carryforwards to reduce taxable income in future years could be limited for various reasons, including as a result of one or more ownership changes under Section 382 of the Internal Revenue Code of 1986 (“Section 382”), if future taxable income is insufficient to recognize the full benefit of such NOL carryforwards prior to their expiration and/or if the IRS successfully asserts that a transaction or transactions were concluded with the principal purpose of evasion or avoidance of U.S. federal income tax. There can be no assurance that we will have sufficient taxable income in later years to enable us to use the NOLs before they expire, or that the IRS will not successfully challenge the use of all or any portion of the NOLs.

Section 382 subjects us to limitations in the use of NOLs if we experience an “ownership change.” For the purposes of Section 382, an ownership occurs if the owner shift, as calculated under Section 382 is greater than 50%. We are uncertain if this offering and subsequent offerings will increase the owner shift to be greater than 50%.

If an owner shift as calculated under Section 382 greater than 50% occurs, we will be limited in our ability to realize a tax benefit from the use of our deferred tax assets, whether or not we are profitable in future years. These consequences include, without limitation, limiting the amount of federal NOL that can be used to offset taxable income to the Section 382 annual limitation. Generally, the annual limitation equals the product of (i) the fair market value of all of our outstanding equity immediately prior to the ownership change, multiplied by (ii) the applicable federal long-term, tax-exempt rate.

In addition, if we have a net unrealized built-in gain (generally determined by comparing market capitalization plus total liabilities to the adjusted tax basis of assets) at the time of the ownership change, certain built-in gains recognized within five years after the ownership change (the “recognition period”) may increase the amount of the otherwise available annual limitation. Any such recognized built-in gains that are unused may be carried forward to later post-change years. Internal Revenue Service (“IRS”) Notice 2003-65 provides an approach which treats built-in gain assets of our Company as generating recognized built-in gain each year without regard to whether such assets are not disposed of at a gain during the recognition period. However, in September 2019 the IRS released proposed Section 382 regulations that would eliminate the beneficial provisions of IRS Notice 2003-65. If finalized as proposed, these regulations would limit the increase in the annual Section 382 limitation for recognized built-in gains to those gains that are actually realized through the disposition of built-in gain assets. These regulations have not been finalized but provide for an effective date of 30 days after the final regulations are published. For transactions that have been announced to the public or for which a binding commitment has been entered into when the final regulations are published, the provisions of IRS Notice 2003-65 should still be available.

The unused portion of the recognized built-in gain carries forward to later post-change years. We have not calculated any recognized built-in gain with respect to the potential ownership change but we expect to do so subsequent to such ownership change and would expect to apply for such recognition.

The collectability of revenue under the Advisory Services Agreement is dependent on future cash flows of Enhanced PC. While we expect Enhanced PC’s cash flows to be sufficient such that it is probable that we will collect all of the promised consideration to which we will be entitled in exchange for the services that will be transferred to Enhanced PC, we cannot assure you that the cash flows will be sufficient and we may not collect all of the promised consideration.

Upon the closing of P10’s acquisition of ECG and non-controlling interest in Enhanced PC (as defined below), the Advisory Services Agreement between ECG and Enhanced PC immediately became effective. Under this agreement, ECG provides advisory services to Enhanced PC related to the assets and operations of the subsidiaries owned by Enhanced PC, which consists of the entities contributed by both ECG and ECP. In exchange for those services, ECG receives advisory fees from Enhanced PC based on a fixed fee schedule under which annual fees decline between $1.0 million and $4.0 million each year, totaling $76.0 million over 7 years. The services contemplated under the Advisory Services Agreement did not previously generate revenues when the Permanent Capital Subsidiaries (as defined below) were owned by ECG. We have assessed the collectability of these revenues in light of the observed losses associated with the Permanent Capital Subsidiaries which were contributed to Enhanced PC and will represent substantially all of the operations of Enhanced PC. We have evaluated the expected future cash flows of Enhanced PC, which are expected to be sufficient such that it is probable that we will collect all of the promised consideration to which we will be entitled in exchange for the services that will be transferred to Enhanced PC. However, there can be no assurance that Enhanced PC will achieve the expected future cash flows and would result in us not collecting all of the promised consideration to which we will be entitled in exchange for the services that will be transferred to Enhanced PC. For more information, see “Unaudited Pro Forma Condensed Consolidated and Combined Financial Information.”

Risks Related to Our Industry

The investment management and investment advisory business is intensely competitive.

The investment management and investment advisory business is intensely competitive, with competition based on a variety of factors, including investment performance, the quality of service provided to investors, brand recognition and business reputation. We compete with a variety of traditional and alternative asset management firms, commercial banks, broker-dealers, insurance companies and other financial institutions. Several factors serve to increase our competitive risks:

•	some of our competitors have more relevant experience, greater financial and other resources and more personnel than we do;

•

there are relatively few barriers to entry impeding new asset management firms, including a relatively low cost of entering these lines of business, and the successful efforts of new entrants into our various lines of business have resulted in increased competition;

•

some of our competitors have recently raised, or are expected to raise, significant amounts of capital, and many of them have investment objectives similar to ours, which may create additional competition for investment opportunities that our funds seek to exploit;

•	some of our funds may not perform as well as competitors’ funds or other available investment products;

•

several of our competitors have significant amounts of capital, and many of them have similar investment objectives to ours, which may create additional competition for investment opportunities and may reduce the size and duration of pricing inefficiencies that many alternative investment strategies seek to exploit;

•	if, as we expect, allocation of assets to alternative investment strategies increases, there may be increased competition for alternative investments and access to fund general partners and managers;

•	certain investors may prefer to invest with private partnerships rather than a public company;

•	other industry participants will from time to time seek to recruit our investment professionals and other employees away from us;

•	some of our competitors may have a lower cost of capital, which may be exacerbated to the extent potential changes to the Code limit the deductibility of interest expense;

•	some of our competitors may have access to funding sources that are not available to us, which may create competitive disadvantages for us with respect to investment opportunities;

•

some of our competitors may be subject to less regulation and accordingly may have more flexibility to undertake and execute certain businesses or investments than we can and/or bear less compliance expense than we do;

•	some of our competitors may have more flexibility than us in raising certain types of investment funds under the investment management contracts they have negotiated with their investors; and

•	some of our competitors may have better expertise or be regarded by investors as having better expertise in a specific asset class or geographic region than we do.

This competitive pressure could adversely affect our ability to make successful investments and restrict our ability to raise future funds, either of which would materially and adversely impact our business, financial condition and results of operations.

Difficult market conditions can adversely affect our business by reducing the market value of the assets we manage or causing our customized separate account investors to reduce their investments in private markets.

The future global market and economic climate may deteriorate because of many factors beyond our control, including rising interest rates or inflation, reduced availability of credit, changes in laws and regulation, terrorism or political uncertainty and severe public health events such as, for example, the recent global COVID-19 pandemic. In addition, volatility and disruption in the equity and credit markets can adversely affect the portfolio companies in which private markets funds invest and adversely affect the investment performance of our funds and advisory accounts. We may not be able to or may choose not to manage our exposure to these market conditions. Market deterioration could cause us, the specialized investment vehicles we manage or the funds in which they invest to experience tightening of liquidity, reduced earnings and cash flow, and impairment charges, as well as challenges in raising additional capital, obtaining investment financing and making investments on attractive terms. These market conditions can also have an impact on our ability and the ability of funds in which we and our investors invest to liquidate positions in a timely and efficient manner. More costly and restrictive financing also may adversely impact the returns of our co-investments in leveraged buyout transactions and therefore, adversely affect the results of operations and financial condition of our co-investment funds.

Our business could generate lower revenue in a general economic downturn or a tightening of global credit markets. These conditions may result in reduced opportunities to find suitable investments and make it more difficult for us, or for the funds in which we and our investors invest, to exit and realize value from existing investments, potentially resulting in a decline in the value of the investments held in our investors’ portfolios. Such a decline could cause our revenue and net income to decline by causing some of our investors to reduce their investments in private markets in favor of investments they perceive as offering greater opportunity or lower risk, which would result in lower fees being paid to us.

A general economic downturn or a tightening of global credit markets may also reduce the commitments our investors are able to devote to alternative investments generally and make it more difficult for the funds in which we invest to obtain funding for additional investments at attractive rates, which would further reduce our profitability.

While our financial profile features a highly predicable, recurring revenue stream of virtually all management and advisory fees, earned primarily on committed capital from long-term, contractually locked up funds, our profitability may be adversely affected by our fixed costs and the possibility that we would be unable to scale back other costs within a time frame sufficient to match any decreases in revenue relating to changes in market and economic conditions. If our revenue declines without a commensurate reduction in our expenses, our net income will be reduced. Accordingly, difficult market conditions could materially and adversely affect our business, financial condition and results of operations.

The COVID-19 pandemic has severely disrupted the global financial markets and business climate and may adversely affect our business, financial condition and results of operations.

Beginning in March 2020, the global financial markets and business climate have been adversely affected by the global outbreak of COVID-19. The spread of the COVID-19 pandemic throughout the world has led many countries to institute a variety of measures, including stay-at-home orders, restrictions on travel, bans on public gatherings, the closing of non-essential businesses or limiting their hours of operation, and other restrictions on businesses and their operations, to contain viral spread. These measures have in turn caused reductions in demand for certain goods and services, reductions in business activity and financial transactions, supply chain interruptions and overall economic and significant financial market volatility. While some of the initial restrictions have been relaxed or lifted to generate more economic activity, the risk of future COVID-19 outbreaks remains, and restrictions have been and may continue to be imposed to mitigate risks to public health in jurisdictions where additional outbreaks have been detected. Moreover, even where restrictions are and remain lifted, the availability of viable treatment options or of a vaccine could lead people to continue to self-isolate and not participate in the economy at pre-pandemic levels for a prolonged period, potentially further delaying global economic recovery. As a result, we are unable to predict the ultimate duration and adverse impact of COVID-19 on our business, financial condition and results of operations. COVID-19 has impacted, and may further impact, our business in various ways. Adverse effects on our business due to COVID-19 include, but are not limited to, the following:

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Management fees; Advisory fees. A slowdown in fundraising activity could result in delayed or decreased management and advisory fees as compared to prior periods. Additionally, changes to asset allocation policies or new laws or regulations resulting from declines in public equity markets may restrict or prohibit investors from investing in new or successor funds or funding existing commitments. If we experience a slowdown in the pace of capital deployment, it may result in delayed or decreased management and advisory fees for those funds and accounts that pay management and advisory fees based on invested capital.

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Liquidity. Our liquidity and cash flows may be adversely affected by declines or delays in realized management fee revenues and advisory fee revenues. As of June 30, 2021, we had $18.0 million of cash and cash equivalents.

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Investment opportunities. While the market dislocation caused by COVID-19 may present attractive investment opportunities due to increased volatility in the financial markets, we may not be able to complete those investments, which could negatively affect our revenue, particularly for funds that pay management fees and advisory fees based on invested capital.

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Investors, general partners and fund managers. A significant portion of our business activity involves meeting with investors, general partners and fund managers to build and strengthen our relationships. Prior to the pandemic, much of this activity was done in person. Although we have shifted to telephone and video conferences to build and maintain our relationships, it is unclear whether this shift will have a negative impact on our ability to service our investors, connect with new investors, market our funds, source new investment opportunities and conduct due diligence on investments. We depend on investors fulfilling their commitments when we call capital from them for those funds to consummate investments and otherwise pay their obligations when due. Our funds’ operations and performance can be directly impacted if our investors face liquidity challenges related to the COVID-19 pandemic or otherwise and are unable to fulfill their commitments.

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Operations. The ability of our employees to conduct their daily work in our offices helps to ensure a level of productivity and operational security that may not be achieved when working remotely for an extended period. Remote working environments could strain our technology resources and introduce operational risks, including heightened cybersecurity risk, as remote working environments can be less secure and more susceptible to hacking attacks. See “—Risks Related to our Business—Operational risks, data security breaches, loss or leakage of data and other interruptions of our information technology systems or those of our third-party service providers may disrupt our business, compromise sensitive information related to our business, prevent us from accessing critical information, result in losses or limit our growth.” In addition, third-party service providers on whom we may be reliant for certain aspects of our business, including fund administration activities and cloud-based services, could be affected by an inability to perform due to adverse impacts of COVID-19.

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Employee well-being. We recognize that COVID-19 threatens our employees’ safety, well-being and morale. If our senior management or other key personnel become ill or are otherwise unable to perform their duties for an extended period, we may experience a loss of productivity or a delay in the implementation of certain strategic plans. We primarily operate in the North American, middle and lower-middle market. As of June 30, 2021, we had 154 employees operating in ten offices throughout the United States. Local COVID-19-related laws may be subject to rapid change depending on public health developments, which can lead to confusion and make compliance with laws uncertain and subject us to increased risk of litigation for non-compliance. We may also be exposed to the risk of litigation by our employees against us for, among other things, failure to take adequate steps to protect their safety or well-being, particularly in the event they become sick after returning to the office.

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Portfolio companies. Operational disruptions and increased volatility and disruption in the equity and credit markets caused by the COVID-19 pandemic can adversely affect the portfolio companies in which private markets funds invest and adversely affect the investment performance of our funds and advisory accounts, exposing us to increased reputational risk, potential loss of investors and potential decline in future revenue.

We believe COVID-19’s adverse impact on our business, financial condition and results of operations will be significantly driven by a number of factors that we are unable to predict or control, including, for example: the severity and duration of the pandemic, including the availability of a treatment or vaccine for COVID-19; the pandemic’s impact on global financial markets and business conditions; the timing, scope and effectiveness of additional governmental responses to the pandemic; the timing and path of economic recovery; and the negative impact on our investors, third-party fund managers, counterparties, investee portfolio companies, vendors and other business partners that may indirectly adversely affect us. In addition, regulatory oversight and enforcement may become more rigorous for public companies in general, and for the financial services industry in particular, as a result of the recent volatility in the financial markets. We activated our Business Continuity Plans in March 2020, which have assured the ability for all aspects of our business to continue operating without interruption.

Increased government regulation, compliance failures and changes in law or regulation could adversely affect us.

Governmental authorities around the world in recent years have called for or implemented financial system and participant regulatory reform in reaction to volatility and disruption in the global financial markets, financial institution failures and financial frauds. Such reform includes, among other things, additional regulation of investment funds, as well as their managers and activities, including compliance and risk management oversight; restrictions on specific types of investments and the provision and use of leverage; implementation of capital requirements; limitations on compensation to managers; and books and records, reporting and disclosure requirements. We cannot predict with certainty the impact on us, our funds or separate accounts, or on private markets funds generally, of any such reforms. Any of these regulatory reform measures could have an adverse effect on our funds’ and separate accounts’ investment strategies or our business model. We may incur significant expense to comply with such reform measures. Additionally, legislation, including proposed legislation regarding executive compensation and taxation of carried interest, may adversely affect our ability to attract and retain key personnel.

Our advisory and investment management businesses are subject to regulation in the United States, including by the SEC, the Small Business Administration (“SBA”), the Commodity Futures Trading Commission, the Internal Revenue Service (the “IRS”) and other regulatory agencies, pursuant to, among other laws, the Investment Advisers Act, the Securities Act, the Small Business Investment Act of 1958, the Internal Revenue Code of 1986, as amended, (the “Code”), the Commodity Exchange Act, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Any change in such regulation or oversight may have a material adverse impact on our operating results. Our failure to comply with applicable laws or regulations could result in fines, suspensions of personnel or other sanctions, including revocation of our registration as an investment adviser. Even if a sanction imposed against us or our personnel is small in monetary amount, the adverse publicity arising from the imposition of sanctions against us by regulators could harm our reputation and cause us to lose existing investors or fail to gain new investors. We also may rely on third-party service providers for certain aspects of compliance. Any failure, interruption or deterioration of the services of such third-party service providers could materially adversely affect our ability to provide services to our clients, harm our reputation, business or results of operations or result in regulatory intervention.

As a result of highly publicized financial scandals, investors have exhibited concerns over the integrity of the U.S. financial markets, and the regulatory environment in which we operate is subject to further regulation in addition to those rules already promulgated. For example, there are a significant number of regulations that may affect our business under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”). The SEC has increased its regulation of the asset management and private equity industries in recent years, focusing on the private equity industry’s fees, allocation of expenses to funds, valuation practices, allocation of fund investment opportunities, marketing and advertising, disclosures to fund investors, the allocation of broken-deal expenses and general conflicts of interest disclosures. The SEC has also heightened its focus on the valuation processes employed by investment advisers. The lack of readily ascertainable market prices for many of the investments made by our funds or separate accounts or the funds in which we invest could subject our valuation policies and processes to increased scrutiny by the SEC. We may be adversely affected because of new or revised legislation or regulations imposed by the SEC, other U.S. or foreign governmental regulatory authorities or self-regulatory organizations that supervise the financial markets. The exit of the United Kingdom from the European Union (“EU”) may subject us to new and increased regulations if we can no longer rely on “passporting” privileges that allow U.K. financial institutions to access the EU single market without restrictions. We also may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and self-regulatory organizations.

To the extent that one or more Advisers is a “fiduciary” under ERISA, with respect to benefit plan investors, it is subject to ERISA, and to regulations promulgated thereunder. ERISA and applicable provisions of the Code impose certain duties on persons who are fiduciaries under ERISA, prohibit certain transactions involving ERISA plan investors and provide monetary penalties for violations of these prohibitions. Our failure to comply with these requirements could have a material adverse effect on our business. In addition, a court could find that one of our co-investment funds has formed a partnership-in-fact conducting a trade or business and would therefore be jointly and severally liable for the portfolio company’s unfunded pension liabilities.

Certain subsidiaries of P10 Holdings are registered as an investment adviser with the SEC and are subject to the requirements and regulations of the Investment Advisers Act. Such requirements relate to, among other things, restrictions on entering transactions with investors, maintaining an effective compliance program, incentive fees, solicitation arrangements, allocation of investments, recordkeeping and reporting requirements, disclosure requirements, limitations on agency cross and principal transactions between an adviser and their advisory investors, as well as general anti-fraud prohibitions. As a registered investment adviser, each Adviser has fiduciary duties to its investors. A failure to comply with the obligations imposed by the Advisers Act, including recordkeeping, advertising and operating requirements, disclosure obligations and prohibitions on fraudulent activities, could result in investigations, sanctions and reputational damage, and could materially and adversely affect our business, financial condition and results of operations. Several of the Advisers provide investment advisory and other services to funds which operate as Small Business Investment Companies (“SBICs”) and are

licensed by the SBA. SBICs supply small businesses with financing in both the equity and debt arenas. There are various requirements that apply to SBICs under SBA rules and regulations. These rules and regulations are sometimes highly complex. The SBA is authorized to institute proceedings and impose sanctions for violations of rules and regulations applicable to SBICs, including forcing the liquidation of an SBIC. The failure of an Adviser to comply with the requirements of the SBA could have a material adverse effect on us.

Our separate accounts and funds are not registered under the Investment Company Act because we generally only form separate accounts for, and offer interests in our funds to, persons who we reasonably believe to be “qualified purchasers” as defined in the Investment Company Act. In addition, certain funds are not registered under the Investment Company Act because we limit such funds to 100 or fewer “accredited investors” as defined in the Investment Company Act.

We are subject to stringent privacy laws, information security laws, regulations, policies and contractual obligations related to data privacy and security and changes in such laws, regulations, policies and contractual obligations could adversely affect our business.

We are subject to data privacy and protection laws and regulations that apply to the collection, transmission, storage and use of personally identifying information, which among other things, impose certain requirements relating to the privacy, security and transmission of personal information. The legislative and regulatory landscape for privacy and data protection continues to evolve in jurisdictions worldwide, and there has been an increasing focus on privacy and data protection issues with the potential to affect our business. Failure to comply with any of these laws and regulations could result in enforcement action against us, including fines, imprisonment of company officials and public censure, claims for damages by affected individuals, damage to our reputation and loss of goodwill, any of which could materially and adversely affect our business, financial condition and results of operations.

There are numerous U.S. federal and state laws and regulations relating to privacy and security of personal information. For example, the State of California enacted the California Consumer Privacy Act of 2018 (“CCPA”), which went into effect on January 1, 2020 and requires companies that process information on California residents to make new disclosures to consumers about their data collection, use and sharing practices, allow consumers to opt out of certain data sharing with third parties and provide a new cause of action for data breaches. Additionally, California voters approved a new privacy law, the California Privacy Rights Act (“CPRA”), in the November 3, 2020 election. Effective starting on January 1, 2023, the CPRA will significantly modify the CCPA, including by expanding consumers’ rights with respect to certain sensitive personal information. The CPRA also creates a new state agency that will be vested with authority to implement and enforce the CCPA and the CPRA. New legislation proposed or enacted in various other states will continue to shape the data privacy environment nationally. Certain state laws may be more stringent or broader in scope, or offer greater individual rights, with respect to confidential, sensitive and personal information than federal, international or other state laws, and such laws may differ from each other, which may complicate compliance efforts.

In addition, all 50 U.S. states and the District of Columbia have enacted breach notification laws that may require us to notify investors, employees or regulators in the event of unauthorized access to or disclosure of personal or confidential information experienced by us or our service providers. These laws are not consistent, and compliance in the event of a widespread data breach is difficult and may be costly. Moreover, states have been frequently amending existing laws, requiring attention to changing regulatory requirements. We also may be contractually required to notify investors or other counterparties of a security breach. Although we may have contractual protections with our service providers, any actual or perceived security breach could harm our reputation and brand, expose us to potential liability or require us to expend significant resources on data security and in responding to any such actual or perceived breach. Any contractual protections we may have from our service providers may not be sufficient to adequately protect us from any such liabilities and losses, and we may be unable to enforce any such contractual protections. In addition to government regulation, privacy advocates and industry groups have and may in the future propose self-regulatory standards from time to time. These and other industry standards may legally or contractually apply to us, or we may elect to comply with such standards.

At the federal level, the United States Congress is also considering various proposals for data privacy and security legislation. We are subject to the rules and regulations promulgated under the authority of the Federal Trade Commission, which regulates unfair or deceptive acts or practices, including with respect to data privacy and security. Additionally, the Gramm-Leach-Bliley Act of 1999 (along with its implementing regulations) restricts certain collection, processing, storage, use and disclosure of personal information, requires notice to individuals of privacy practices and provides individuals with certain rights to prevent the use and disclosure of certain nonpublic or otherwise legally protected information. These rules also impose requirements for the safeguarding and proper destruction of personal information through the issuance of data security standards or guidelines.

Internationally, many jurisdictions have established their own data security and privacy legal frameworks with which we may need to comply, including, but not limited to, the EU. The EU has adopted the General Data Protection Regulation (“GDPR”), which went into effect in May 2018 and contains numerous requirements and changes from previously existing EU law, including more robust obligations on data processors and heavier documentation requirements for data protection compliance programs by companies. The GDPR requires data controllers to implement more stringent operational requirements for processors and controllers of personal data, including, for example, transparent and expanded disclosure to data subjects (in a concise, intelligible and easily accessible form) about how their personal information is to be used, imposes limitations on retention of information, introduces mandatory data breach notification requirements, and sets higher standards for data controllers to demonstrate that they have obtained valid consent for certain data processing activities. The GDPR imposes strict rules on the transfer of personal data to countries outside the EU, including the United States. For example, in 2016, the EU and United States agreed to a transfer framework for data transferred from the EU to the United States, called the Privacy Shield, but the Privacy Shield was invalidated in July 2020 by the Court of Justice of the EU. The standard contractual clauses issued by the European Commission for the transfer of personal data may be similarly invalidated by the Court of Justice of the EU. It remains to be seen whether these standard contractual clauses will remain available and whether additional means for lawful data transfers will become available. Fines for noncompliance with the GDPR are significant-the greater of €20 million or 4% of global turnover. The GDPR provides that EU member states may introduce further conditions, including limitations, to make their own further laws and regulations limiting the processing of ‘special categories of personal data,’ including personal data related to health, biometric data used for unique identification purposes and genetic information, as well as personal data related to criminal offences or convictions, which could limit our ability to collect, use and share European data, or could cause our compliance costs to increase, ultimately having an adverse impact on our business, and harm our business and financial condition.

Further, the United Kingdom’s vote in favor of exiting the EU, often referred to as Brexit, and ongoing developments in the United Kingdom have created uncertainty regarding data protection regulation in the United Kingdom. As of January 1, 2021, and the expiry of transitional arrangements agreed to between the United Kingdom and EU, data processing in the United Kingdom is governed by a United Kingdom version of the GDPR (combining the GDPR and the Data Protection Act 2018), exposing us to two parallel regimes, each of which potentially authorizes similar fines and other potentially divergent enforcement actions for certain violations. Pursuant to the Trade and Cooperation Agreement, which went into effect on January 1, 2021, the United Kingdom and the European Union agreed to a four month period during which the United Kingdom was treated like a European Union member state in relation to transfers of personal data between a European Union member state and the United Kingdom. The initial four month period was extended by two further months and expired on July 1, 2021. On June 28, 2021, the European Commission made adequacy findings regarding the United Kingdom’s data protection regime, finding that the United Kingdom’s level of data protection was “essentially equivalent” to the level of protection within the European Union and allowing for the continued flow of personal data between the European Union member states and the United Kingdom. The adequacy findings do not cover personal data that is transferred “for United Kingdom immigration control purposes” and are subject to a four-year sunset provision, during which time the European Commission will monitor the situation in the United Kingdom and could repeal or change the adequacy decision. At the end of the four-year period, the adequacy decision may be renewed if the United Kingdom continues to ensure the “essentially equivalent” level of data protection as the European Union. If the adequacy decision is repealed or not renewed, the United Kingdom will become an inadequate third country under the GDPR, and transfers of personal data from the European Economic Area to the United Kingdom will require a transfer mechanism, such as the standard contractual clauses. Notwithstanding the implications for United Kingdom’s adequacy status following its separation from the European Union, there is a possibility for divergence in application, interpretation, and enforcement of the data protection laws as between the United Kingdom and the European Union. Other jurisdictions outside the European Union are similarly introducing or enhancing privacy and data security laws, rules, and regulations, which could increase our compliance costs and the risks associated with noncompliance.

In addition to the foregoing, a breach of privacy laws or data security laws, particularly those resulting in a significant security incident or breach involving the misappropriation, loss or other unauthorized use or disclosure of sensitive or confidential investor or employee information, could have a material adverse effect on our business, reputation and financial condition. As a data controller, we are accountable for any third-party service providers we engage to process personal data on our behalf. We attempt to mitigate the associated risks by performing security assessments and due diligence of our vendors and taking appropriate steps to require all such third-party providers with data access to sign agreements that accord with the requirements of the GDPR, and obligating such providers to only process data according to our instructions and to take sufficient security measures to protect such data. There is no assurance that these contractual measures and our own privacy and security-related safeguards will protect us from all risks associated with the third-party processing, storage and transmission of such information.

It is possible that the data privacy laws to which we are subject may be interpreted and applied in a manner that is inconsistent with our practices and our efforts to comply with the evolving data protection rules may be unsuccessful. If so, this could result in government-imposed fines or orders requiring that we change our practices, which could adversely affect our business. We must devote significant resources to understanding and complying with this changing landscape. Failure to comply with federal, state and international laws regarding privacy and security of personal information could expose us to penalties under such laws. Any such failure by us or our third-party processors to comply with data protection and privacy laws could result in significant government-imposed fines or orders requiring that we change our practices, claims for damages or other liabilities, regulatory investigations and enforcement action, litigation and significant costs for remediation, any of which could adversely affect our business. Even if we are not determined to have violated these laws, government investigations into these issues typically require the expenditure of significant resources and generate negative publicity, which may materially and adversely affect our business, financial condition and results of operations.

Evolving laws and government regulations could adversely affect us.

Governmental regulation of the global financial markets and financial institutions is intense and is continually evolving. This includes regulation of investment funds, as well as their managers and activities, through the implementation of compliance, risk management and anti-money laundering procedures; restrictions on specific types of investments and the provision and use of leverage; capital requirements; limitations on compensation to fund managers; and books and records, reporting and disclosure requirements. The effects on us, our funds, or on private markets funds generally, of future regulation, or of changes in the interpretation and enforcement of existing regulation, could have an adverse effect on our funds’ investment strategies or our business model. Policy changes and regulatory reform by the U.S. federal government may create regulatory uncertainty for our funds’ portfolio companies and our investment strategies and adversely affect the profitability of our funds’ portfolio companies.

Ongoing political developments could adversely impact our investment management and investment advisory businesses. The financial services industry is currently experiencing an uncertain political and regulatory environment. The U.S. federal government has recently been pursuing deregulatory measures, including changes to the Volcker Rule, the U.S. Risk Retention Rules, capital and liquidity requirements, the Financial Stability Oversight Council’s authority and other aspects of the Dodd-Frank Act. Various proposals focused on deregulation of the U.S. financial services industry may have the effect of increasing competition for our businesses. For example, increased competition from banks and other financial institutions in the credit markets could have the effect of reducing credit spreads, which may adversely affect the revenues we receive from our credit and other funds whose strategies include the provision of credit to borrowers. On the other hand, it is also possible that the financial services industry may face an increasingly difficult political and regulatory environment, especially with the change in administration. U.S. politicians have expressed support for policies that call for greater regulatory oversight of the financial services industry, including the private equity industry. If these proposals were to become policy such developments could potentially have a material adverse effect on our business and the business of the funds in which our funds and our other investors invest.

Governmental policy changes and regulatory or tax reform could also have a material effect on our funds. For example, regulatory or tax reform in jurisdictions where we may be conducting business and jurisdictions in which our investors in our funds are located may increase administrative costs, increase taxes borne by our funds or our investors, or otherwise adversely affect our funds or our ability to successfully fundraise on behalf of our funds. A prolonged environment of regulatory uncertainty may make the identification of attractive investment opportunities and the deployment of capital more challenging. In addition, our ability to identify business and other risks associated with new investments depends in part on our ability to anticipate and accurately assess regulatory and other changes that may have a material effect on the businesses in which we choose to invest. The failure to accurately predict the possible outcome of policy changes and regulatory reform could have a material adverse effect on the returns generated from our funds’ investments and our revenues.

In recent years, the United States has imposed tariffs on various products imported into the United States. These tariffs have resulted in, and may continue to trigger, retaliatory actions by affected countries, including the imposition of tariffs on the United States by other countries. Certain foreign governments have instituted or are considering imposing trade sanctions on certain U.S. goods and denying U.S. companies access to critical raw materials. Governmental actions related to the imposition of tariffs or other trade barriers or changes to international trade agreements or policies, could increase costs, decrease margins, reduce the competitiveness of products and services offered by current and future portfolio companies and adversely affect the revenues and profitability of companies whose businesses rely on goods imported from outside of the United States. In addition, if we fail to monitor and adapt to changes in policy and the regulations to which we are or may become subject, we could be subject to enforcement actions, which may materially and adversely affect our businesses, financial condition and results of operations.

The IRS could challenge the amount, timing and/or use of our NOL carryforwards, and new information could also impact the usability of our NOL carryforwards.

The amount of our NOL carryforwards has not been audited or otherwise validated by the IRS. Among other things, the IRS could challenge the amount, the timing and/or our use of our NOLs. Any such challenge, if successful, could significantly limit our ability to utilize a portion or all our NOL carryforwards. In addition, calculating whether an ownership change has occurred within the meaning of Section 382 is subject to inherent uncertainty, both because of the complexity of applying Section 382 and because of limitations on a publicly traded and over-the-counter traded company’s knowledge as to the ownership of, and transactions in, its securities. Moreover, this offering and subsequent offerings may result in an ownership change under Section 382, as discussed above, depending on the amount of stock we issue. Therefore, the calculation of the amount of our utilizable NOL carryforwards could be changed as a result of a successful challenge by the IRS or as a result of new information about the ownership of, and transactions in, our securities.

Possible changes in legislation could negatively affect our ability to use the tax benefits associated with our NOL carryforwards.

The rules relating to U.S. federal income taxation are periodically under review by persons involved in the legislative and administrative rulemaking processes, by the IRS and by the U.S. Department of the Treasury, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes, including decreases in the tax rate. Future revisions in U.S. federal tax laws and interpretations thereof could adversely impact our ability to use some or all of the tax benefits associated with our NOL carryforwards, even if these carryforwards are not otherwise subject to limitation, as described above, or in addition to such other limitations.

Changes in tax laws may adversely affect us, and the IRS or a court may disagree with tax positions taken by us, which may result in adverse effects on our financial condition or the value of our common stock.

The Tax Cuts and Jobs Act, or the TCJA, enacted on December 22, 2017, significantly affected U.S. tax law, including by changing how the U.S. imposes tax on certain types of income of corporations and by reducing the U.S. federal corporate income tax rate to 21%. It also imposed new limitations on several tax benefits, including deductions for business interest, use of net operating loss carryforwards, taxation of foreign income, and the foreign tax credit, among others.

The CARES Act, enacted on March 27, 2020, in response to the COVID-19 pandemic, further amended the U.S. federal tax code, including in respect of certain changes that were made by the TCJA, generally on a temporary basis. There can be no assurance that future tax law changes will not increase the rate of the corporate income tax significantly, impose new limitations on deductions, credits or other tax benefits, or make other changes that may adversely affect our business, cash flows or financial performance. In addition, the IRS has yet to issue guidance on a few important issues regarding the changes made by the TCJA and the CARES Act. In the absence of such guidance, we will take positions with respect to several unsettled issues. There is no assurance that the IRS or a court will agree with the positions taken by us, in which case tax penalties and interest may be imposed that could adversely affect our business, cash flows or financial performance.

Other future changes in tax laws or regulations, or the interpretation thereof, tax policy initiatives and reforms under consideration and the practices of tax authorities could adversely affect us. Such changes may include (but are not limited to) the tax rate applicable to operating income, investment income, dividends received or (in the specific context of withholding tax) dividends paid, or the taxation of partnerships and other passthrough entities. We are unable to predict what tax reform may be proposed or enacted in the future or what effect such changes would have on our business, but such changes could affect our financial position and overall or effective tax rates in the future, reduce after-tax returns to our stockholders, and increase the complexity, burden and cost of tax compliance. If our effective tax rate increases, our operating results and cash flow could be adversely affected. Our effective income tax rate can vary significantly between periods due to a few complex factors including, but not limited to, projected levels of taxable income, tax audits conducted and settled by tax authorities, and adjustments to income taxes upon finalization of income tax returns.

Federal, state and foreign anti-corruption and sanctions laws create the potential for significant liabilities and penalties and reputational harm.

We are also subject to several laws and regulations governing payments and contributions to political persons or other third parties, including restrictions imposed by the Foreign Corrupt Practices Act (“FCPA”) as well as trade sanctions and export control laws administered by the Office of Foreign Assets Control (“OFAC”), the U.S. Department of Commerce and the U.S. Department of State. The FCPA is intended to prohibit bribery of foreign governments and their officials and political parties and requires public companies in the United States to keep books and records that accurately and fairly reflect those companies’ transactions. OFAC, the U.S. Department of Commerce and the U.S. Department of State administer and enforce various export control laws and regulations, including economic and trade sanctions based on U.S. foreign policy and national security goals against targeted foreign states, organizations and individuals. These laws and regulations relate to a few aspects of our business, including servicing existing fund investors, finding new fund investors, and sourcing new investments, as well as activities by the portfolio companies in our investment portfolio or other controlled investments.

Similar laws in non-U.S. jurisdictions, such as EU sanctions or the U.K. Bribery Act, as well as other applicable anti-bribery, anti-corruption, anti-money laundering, or sanction or other export control laws in the U.S. and abroad, may also impose stricter or more onerous requirements than the FCPA, OFAC, the U.S. Department of Commerce and the U.S. Department of State, and implementing them may disrupt our business or cause us to incur significantly more costs to comply with those laws. Different laws may also contain conflicting provisions, making compliance with all laws more difficult. If we fail to comply with these laws and regulations, we could be exposed to claims for damages, civil or criminal financial penalties, reputational harm, incarceration of our employees, restrictions on our operations and other liabilities, which could negatively affect our business, operating results and financial condition. In addition, we may be subject to successor liability for FCPA violations or other acts of bribery, or violations of applicable sanctions or other export control laws committed by companies in which we or our funds invest or which we or our funds acquire. While we have developed and implemented policies and procedures designed to ensure strict compliance by us and our personnel with the FCPA and other anti-corruption, sanctions and export control laws in jurisdictions in which we operate, such policies and procedures may not be effective in all instances to prevent violations. Any determination that we have violated the FCPA or other applicable anti-corruption, sanctions or export control laws could subject us to, among other things, civil and criminal penalties, material fines, profit disgorgement, injunctions on future conduct, securities litigation and a general loss of investor confidence, any one of which could adversely affect our business prospects, financial condition, results of operations or the market value of our Class A common stock.

Regulation of investment advisors outside the United States could adversely affect our ability to operate our business.

While the majority of our capital deployment is in the United States, we provide investment advisory and other services and raise funds in a number of countries and jurisdictions outside the United States. In many of these countries and jurisdictions, which include the European Union and the Cayman Islands, we and our operations, and in some cases our personnel, are subject to regulatory oversight and requirements. In general, these requirements relate to registration, licenses for our personnel, periodic inspections, the provision and filing of periodic reports, and obtaining certifications and other approvals. Across the EU, we are subject to the European Union Alternative Investment Fund Managers Directive (“AIFMD”), under which we are subject to regulatory requirements regarding, among other things, registration for marketing activities, the structure of remuneration for certain of our personnel and reporting obligations. Individual member states of the EU have imposed additional requirements that may include internal arrangements with respect to risk management, liquidity risks, asset valuations, and the establishment and security of depository and custodial requirements. Because some EEA countries have not yet incorporated the AIFMD into their agreement with the EU, we may undertake marketing activities and provide services in those EEA countries only in compliance with applicable local laws. Outside the EEA, the regulations to which we are subject primarily to registration and reporting obligations.

It is expected that additional laws and regulations will come into force in the EEA, the EU and other countries in which we operate over the coming years. These laws and regulations may affect our costs and manner of conducting business in one or more markets, the risks of doing business, the assets that we manage or advise, and our ability to raise capital from investors. In addition, the pending exit of the United Kingdom from the EU may have adverse economic, political and regulatory effects on the operation of our business. Any failure by us to comply with either existing or new laws or regulations could have a material adverse effect on our business, financial condition and results of operations.

We are subject to increasing scrutiny from institutional investors with respect to ESG costs of investments made by our funds, which may constrain investment opportunities for our funds and adversely affect our ability to raise capital from such investors.

In recent years, certain institutional investors have placed increasing importance on environmental, social and governance (“ESG”) implications of investments made by private equity and other funds to which they commit capital. Certain investors have also demonstrated increased activism with respect to existing investments, including by urging asset managers to take certain actions that could adversely affect the value of an investment, or refrain from taking certain actions that could improve the value of an investment. At times, investors have conditioned future capital commitments on the taking or refraining from taking of such actions. Investors’ increased focus and activism related to ESG and similar matters may constrain our investment opportunities. In addition, institutional investors may decide to not commit capital to future fundraises as a result of their assessment of our approach to and consideration of the ESG cost of investments made by us. To the extent our access to capital from such investors is impaired, we may not be able to maintain or increase the size of our funds or raise sufficient capital for new funds, which may adversely affect our revenues.

Volatile market, political and economic conditions can adversely affect investments made by our specialized investment vehicles and advisory accounts.

Since 2008, there has been continued volatility and disruption in the global financial markets. Volatility and disruption in the equity and credit markets could adversely affect the portfolio companies in which the private markets funds invest, which, in turn, would adversely affect the performance of our specialized investment vehicles and advisory accounts. For example, the lack of available credit or the increased cost of credit may materially and adversely affect the performance of funds that rely heavily on leverage such as leveraged buyout funds. Disruptions in the debt and equity markets may make it more difficult for funds to exit and realize value from their investments, because potential buyers of portfolio companies may not be able to finance acquisitions and the equity markets may become unfavorable for initial public offerings. In addition, the volatility will directly affect the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the valuation of the investments of our specialized investment vehicles and advisory accounts. Any or all of these factors may result in lower investment returns. Governmental authorities have undertaken, and may continue to undertake, a variety of initiatives designed to strengthen and stabilize the economy and the financial markets. However, there can be no assurance that these initiatives will be successful, and there is no way to predict the ultimate impact of the disruption or the effect that these initiatives will have on the performance of our specialized investment vehicles or advisory accounts.

Investments in many industries have experienced significant volatility over the last several years. The ability to realize investments depends not only on our investments and the investments made by the private markets funds and portfolio companies in which we invest and their respective results and prospects, but also on political and economic conditions, which are out of our control. Continued volatility in political or economic conditions, including an outbreak or escalation of major hostilities, declarations of war, terrorist actions or other substantial national or international calamities or emergencies, could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Organizational Structure

A change of control of our company, including the occurrence of a “Sunset,” could result in an assignment of our investment advisory agreements.

Under the Investment Advisers Act, each of the investment advisory agreements for the funds and other accounts we manage must provide that it may not be assigned without the consent of the particular fund or other investor. An assignment may occur under the Investment Advisers Act if, among other things, an Adviser undergoes a change of control. After a “Sunset” becomes effective (as described in “Organizational Structure—Voting Rights of Class A and Class B Common Stock”), the Class B common stock will convert into Class A common stock that is one vote per share instead of ten votes per share, and the Controlled Company Agreement will expire, meaning that the Class B Holders party thereto will no longer control the appointment of directors or be able to direct the vote on all matters that are submitted to our stockholders for a vote. These events could be deemed a change of control of an Adviser, and thus an assignment. If such a deemed assignment occurs, we cannot be certain that each Adviser will be able to obtain the necessary consents from its funds and other investors, which could cause us to lose the management fees and advisory fees we earn from such funds and other investors.

If we were deemed an “investment company” under the Investment Company Act of 1940 as a result of its ownership of our subsidiaries, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.

An issuer will generally be deemed to be an “investment company” for purposes of the Investment Company Act if:

•	it is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities; or

•

absent an applicable exemption, it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.

We believe that we are engaged primarily in the business of providing alternative asset management investment services and not in the business of investing, reinvesting or trading in securities. We also believe that the primary source of income from each of our businesses is properly characterized as income earned in exchange for the provision of services. We hold ourselves out as an alternative asset management investment firm and do not propose to engage primarily in the business of investing, reinvesting or trading in securities. Accordingly, we do not believe that either P10 Holdings or any subsidiary is, or following this offering will be, an “orthodox” investment company as defined in section 3(a)(1)(A) of the Investment Company Act and described in the first bullet point above. Further, following this offering, P10 Holdings will not have significant assets other than its equity interests in certain wholly owned subsidiaries and voting interests of certain general partner entities for our sponsored funds. The general partner entities hold no underlying assets other than being parties to the investment management agreements with our Advisors for their respective funds and serve to allocate carried interest to employees of the Advisors. We do not believe the equity interests of P10 Holdings in its wholly owned subsidiaries or the voting interests in the general partners of these subsidiaries are investment securities. As a result, we believe that less than 40% of P10, Inc.’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis after this offering will comprise assets that could be considered investment securities. Accordingly, we do not believe P10, Inc. is, or following this offering will be, an inadvertent investment company by virtue of the 40% test in section 3(a)(1)(C) of the Investment Company Act as described in the second bullet point above. In addition, we believe P10, Inc. is not an investment company under section 3(b)(1) of the Investment Company Act because it is primarily engaged in a non-investment company business.

The Investment Company Act and the rules thereunder contain detailed parameters for the organization and operations of investment companies. Among other things, the Investment Company Act and the rules thereunder limit or prohibit transactions with affiliates, impose limitations on the issuance of debt and equity securities, prohibit the issuance of stock options, and impose certain governance requirements. We intend to conduct our operations so that P10, Inc. will not be deemed to be an investment company under the Investment Company Act. However, if anything were to happen that would cause P10, Inc. to be deemed to be an investment company under the Investment Company Act, requirements imposed by the Investment Company Act, including limitations on our capital structure, ability to transact business with affiliates (including us) and ability to compensate key employees, could make it impractical for us to continue our business as currently conducted, impair the agreements and arrangements between and among the Advisors, the general partners, the funds, us or our senior leadership team, or any combination thereof and materially and adversely affect our business, financial condition and results of operations.

The historical and pro forma financial information in this prospectus may not permit you to assess our future performance, including our costs of operations.

The historical financial information in this prospectus does not reflect the added costs we expect to incur as a public company or the resulting changes that will occur in our capital structure and operations. In preparing our pro forma financial information, we have given effect to, among other items, the P10 Reorganization described in “Historical Ownership Structure, the Reorganization and Recent Transactions” and a deduction and charge to earnings of estimated taxes based on an estimated tax rate (which may be different from our actual tax rate in the future). The estimates we used in our pro forma financial information may not be similar to our actual experience as a public company. For more information on our historical financial information and pro forma financial information, see “Unaudited Pro Forma Condensed Consolidated and Combined Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements included elsewhere in this prospectus.

The protective provision contained in our Amended and Restated Certificate of Incorporation, which is intended to help preserve the value of certain income tax assets, primarily tax net operating loss carryforwards, may have unintended negative effects. We also have a shareholder rights plan to provide similar protection.

Pursuant to Code Sections 382 and 383, use of our NOLs may be limited by an “ownership change” as defined under Section 382 of the Code, and the Treasury Regulations thereunder. In order to protect the Company’s significant NOLs, we included a provision to protect our NOLs in our amended and restated certificate of incorporation (the “Protective Provision”).

The Protective Provision is designed to assist the Company in protecting the long-term value of its accumulated NOLs by limiting certain transfers of the Company’s common stock. The Protective Provision’s transfer restrictions generally restrict any direct or indirect transfers of the common stock if the effect would be to increase the direct or indirect ownership of the common stock by any person from less than 4.99% to 4.99% or more of the common stock, or increase the percentage of the common stock owned directly or indirectly by a person owning or deemed to own 4.99% or more of the common stock (with percentage ownership determined under applicable U.S. federal income tax rules). Any direct or indirect transfer attempted in violation of the Protective Provision will be void as of the date of the prohibited transfer as to the purported transferee.

The Protective Provision also requires any person attempting to become a holder of 4.99% or more of our common stock to seek the approval of our Board. We also have a shareholder rights plan that prohibits anyone becoming a holder of 4.99% or more of our common stock (as determined for tax purposes) without prior board of directors’ approval.

The Protective Provision and shareholder rights plan may have an unintended “anti-takeover” effect because our Board may be able to prevent any future takeover. Similarly, any limits on the amount of stock that a shareholder may own could have the effect of making it more difficult for shareholders to replace current management. Additionally, because the Protective Provision may have the effect of restricting a shareholder’s ability to dispose of or acquire our common stock, the liquidity and market value of our common stock might suffer.

Our amended and restated certificate of incorporation will designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, and the federal district courts as the exclusive forum for Securities Act claims, which could limit our stockholders’ ability to obtain what such stockholders believe to be a favorable judicial forum for disputes with us or our directors, officers, other employees, or agents.

Our amended and restated certificate of incorporation will provide that, unless we, in writing, select or consent to the selection of an alternative forum, all complaints asserting any internal corporate claims (defined as claims, including claims in the right of our company: (i) that are based upon a violation of a duty by a current or former director, officer, employee, or stockholder in such capacity; or (ii) as to which the DGCL confers jurisdiction upon the Court of Chancery), to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, subject matter jurisdiction, another state court or a federal court located within the State of Delaware). Further, unless we select or consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Our choice-of-forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring or holding any interest in our common stock shall be deemed to have notice of and to have consented to the forum selection provisions described in our certificate of incorporation. These choice-of-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and such persons. It is possible that a court may find these provisions of our certificate of incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, in which case we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially adversely affect our business, financial condition, or results of operations and result in a diversion of the time and resources of our management and board of directors.

General Risk Factors

Our management has historically operated our business as a privately owned company.

Our management team has historically operated our business as a privately owned company. Compliance with public company requirements will place significant additional demands on our management and will require us to enhance our public investor relations, legal, financial and tax reporting, internal audit, compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and corporate communications functions. These additional efforts may strain our resources and divert management’s attention from other business concerns, which could adversely affect our business and profitability.

Fulfilling our public company financial reporting and other regulatory obligations will be expensive and time consuming.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. For example, we will be subject to the reporting requirements of the Exchange Act and will be required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Act, as well as rules and regulations subsequently implemented by the SEC and the NYSE, including the establishment and maintenance of effective disclosure controls and internal controls over financial reporting and implementation of public company corporate governance practices. We expect that compliance with these requirements will increase our legal and financial compliance costs and will make some activities more time consuming and costly. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results. We may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. We cannot predict or estimate the amount of additional costs we may incur as a result of becoming a public company or the timing of such costs.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as regulatory and governing bodies provide new guidance. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We will continue to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us, and our business, financial condition and results of operations could be materially and adversely affected.

As a result of disclosure of information as a public company, our business and financial condition will become more visible, which may result in threatened or actual litigation, including by competitors and other third parties. If the claims are successful, our business, financial condition and results of operations could be materially and adversely affected. Even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business operations and financial results. These factors could also make it more difficult for us to attract and retain qualified colleagues, executive officers and members of our board of directors.

We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance on desired terms. As a result, it may be more difficult for us to attract and retain qualified people to serve on our board of directors or our board committees or to serve as executive officers.

Upon completion of this offering, we will be a “controlled company” within the meaning of the NYSE listing standards and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.

After this offering, holders of our Class B common stock will continue to control a majority of the voting power of our outstanding common stock. So long as no Sunset has occurred, the Class B stockholders who are party to the Controlled Company Agreement will hold approximately 60% of the Company’s outstanding voting power and thereby will control the outcome of matters submitted to a stockholder vote. As a result of the voting power held by those Class B stockholders who are party to the Controlled Company Agreement, we will qualify as a “controlled company” within the meaning of the corporate governance standards of the NYSE. Under these rules, a listed company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirement that (i) a majority of our board of directors consist of independent directors, (ii) director nominees be selected or recommended to the board by independent directors and (iii) we have a compensation committee that is composed entirely of independent directors.

Following this offering, we intend to rely on some or all of these exemptions. As a result, we will not have a majority of independent directors, our compensation committee will not consist entirely of independent directors and our directors will not be nominated or selected by independent directors. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.

Our internal controls over financial reporting do not currently meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act (“Section 404”) that we will eventually be required to meet as a public company. We are in the process of addressing our internal controls over financial reporting and are establishing formal committees to oversee our policies and processes related to financial reporting and to the identification of key financial reporting risks, assessment of their potential impact and linkage of those risks to specific areas and activities within our organization.

While we do not believe we have any material weaknesses in our internal controls, we do not currently have comprehensive documentation of our system of controls, nor do we yet fully document or test our compliance with this system on a periodic basis in accordance with Section 404. Furthermore, we have not yet fully tested our internal controls in accordance with Section 404 and, due to our lack of documentation, such a test would not be possible to perform at this time. As a result, we cannot conclude in accordance with Section 404 that we do not have a material weakness, or possibly a combination of significant deficiencies that could aggregate to the level of a material weakness in our internal controls in accordance with such rules.

Section 404 defines the requirements for attestation of internal controls over financial reporting. Section 404(a) requires management to provide an annual attestation of the adequacy of design and operating effectiveness of internal control over financial reporting. Section 404(b) adds the requirement to obtain an opinion over the design and effectiveness of controls from a company’s independent registered public accounting firm. Emerging growth companies are exempt from this requirement for a period of five years, or until it no longer qualifies as an emerging growth company, whichever occurs first. We will begin the process of documenting and testing our internal control procedures to satisfy the requirements of Section 404(a), which requires annual management assessments of the effectiveness of our internal control over financial reporting. As a public company, we will be required to complete our initial assessment in a timely manner. Matters impacting our internal controls may cause us to be unable to report our financial information on a timely basis and thereby subject us to adverse regulatory consequences, including sanctions by the SEC or violations of the NYSE listing rules. There could also be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. Confidence in the reliability of our financial statements is also likely to suffer if and in the event that we are subject to 404(b) our independent registered public accounting firm reports a material weakness or significant deficiency is identified in our internal control over financial reporting. This could materially and adversely affect us and lead to a decline in the price of our Class A common stock. In addition, we will incur incremental costs in order to improve our internal control over financial reporting and comply with Section 404, including increased auditing and legal fees and costs associated with hiring additional accounting, operational and administrative staff. We may need to hire additional personnel to design and apply controls to areas of significant complex transactions and technical accounting matters once we are a public company.

As an emerging growth company, our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404(b) until the later of either the year following our first annual report required to be filed with the SEC or the date we are no longer an emerging growth company. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating.

There may not be an active trading market for shares of our Class A common stock, which may cause our Class A common stock to trade at a discount from its initial offering price and make it difficult to sell the shares you purchase.

Prior to this offering, P10’s common stock was traded on the OTC Pink Open Market by our subsidiary P10 Holdings. There has been no public trading market for shares of our Class A common stock. It is possible that, after this offering, an active trading market will not develop or continue, which would make it difficult for you to sell your shares of Class A common stock at an attractive price or at all. The initial public offering price per share of our Class A common stock was determined by agreement among us and the representatives of the underwriters and may not be indicative of the price at which the shares of our Class A common stock will trade in the public market after this offering.

The disparity in the voting rights among the classes of our common stock and inability of the holders of our Class A common stock to influence decisions submitted to a vote of our stockholders may have an adverse effect on the price of our Class A common stock.

Holders of our Class A common stock and Class B common stock will vote together as a single class on almost all matters submitted to a vote of our stockholders. Shares of our Class A common stock and Class B common stock entitle the respective holders to identical non-economic rights, except that each share of our Class A common stock will entitle its holder to one vote on all matters to be voted on by stockholders generally, while each share of our Class B common stock will entitle its holder to ten votes until a Sunset becomes effective. See “Organizational Structure—Voting Rights of the Class A and Class B Common Stock.” After a Sunset becomes effective, each share of our Class B common stock will convert into Class A common stock. The Class B Holders will initially have approximately 98% of the combined voting power of our common stock (or approximately 97.6% if the underwriters exercise their option to purchase additional shares of Class A common stock in full). Because this concentrated control could discourage others from initiating any potential merger, takeover or other change of control transaction that may otherwise be beneficial to our businesses, the market price of our Class A common stock could be adversely affected. The difference in voting rights could adversely affect the value of our Class A common stock to the extent that investors view, or any potential future purchaser of our company views, the superior voting rights and implicit control of the Class B common stock to have value.

Our dual class structure may depress the trading price of our Class A common stock.

Our dual class structure may result in a lower or more volatile market price of our Class A common stock or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with dual or multiple class share structures in certain of their indexes. S&P Dow Jones and FTSE Russell have announced changes to their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500. These changes exclude companies with multiple classes of shares of common stock from being added to these indices. In addition, several stockholder advisory firms have announced their opposition to the use of dual or multiple class structures. As a result, the dual class structure of our common stock may prevent the inclusion of our Class A common stock in these indices and may cause stockholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure. Any such exclusion from indices could result in a less active trading market for our Class A common stock. Any actions or publications by stockholder advisory firms critical of our corporate governance practices or capital structure could also adversely affect the value of our Class A common stock.

We are an emerging growth company, and reduced reporting and disclosure requirements applicable to emerging growth companies could make our Class A common stock less attractive to investors.

We are an emerging growth company and, for as long as we continue to be an emerging growth company, we may choose to continue to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, not being required to have our independent registered public accounting firm audit our internal control over financial reporting under Section 404, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years following the completion of this offering. We will cease to be an emerging growth company upon the earliest of: (i) the end of the fiscal year following the fifth anniversary of this offering, (ii) the first fiscal year after our annual gross revenues are $1.07 billion or more, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities or (iv) the end of any fiscal year in which the market value of our Class A common stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year. We cannot predict if investors will find our Class A common stock less attractive if we choose to rely on these exemptions. If some investors find our Class A common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our Class A common stock, and the price of our Class A common stock may be more volatile.

Our share price may decline due to the large number of shares eligible for future sale and for exchange.

The market price of our Class A common stock could decline as a result of sales of a large number of shares of Class A common stock in the market after this offering or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. After the consummation of this offering, we will have outstanding 20,000,000 shares of Class A common stock and 97,155,596 shares of Class B common stock, which are convertible into Class A common stock at the election of the holder and upon most transfers. See “Description of Capital Stock—Common Stock.”

We, our directors and officers, and certain of our existing stockholders representing in the aggregate approximately 81.9% of our total outstanding common stock prior to the completion of this offering (before giving effect to any shares of Class A common stock purchased in the directed share program) have agreed with the underwriters not to dispose of or hedge any of our common stock, subject to specified exceptions, during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and Barclays Capital Inc. Subject to this agreement, we may issue and sell additional shares of Class A common stock in the future. Certain stockholders including Messrs. Alpert, Webb and Souder, will also be subject to lock-up restrictions pursuant to a separate agreement with us, which lock-up restrictions will be released on the first, second and third anniversary of the consummation of the offering. See “Related Party Transactions—NYSE Controlled Company Agreement and “Related Party Transactions—Company Lock-Up Agreements.”

We may pay dividends to our stockholders, but our ability to do so is subject to the discretion of our board of directors and may be limited by our holding company structure and applicable provisions of Delaware law.

After the consummation of this offering, we may pay cash dividends to our stockholders. Our board of directors may, in its discretion, decrease the level of dividends or discontinue the payment of dividends entirely. Our ability to declare and pay dividends to our stockholders is subject to Delaware law (which may limit the amount of funds available for dividends). If, as a consequence of these various limitations and restrictions, we are unable to generate sufficient distributions from our business, we may not be able to make, or may be required to reduce or eliminate, the payment of dividends on our Class A common stock.

The market price of our Class A common stock may be volatile, which could cause the value of your investment to decline.

Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of our Class A common stock in spite of our operating performance. In addition, our operating results could be below the expectations of public market analysts and investors, and in response, the market price of our Class A common stock could decrease significantly. You may be unable to resell your shares of our Class A common stock at or above the initial public offering price.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us more difficult, limit attempts by our stockholders to replace or remove our current management and may negatively affect the market price of our Class A common stock.

Provisions in our amended and restated certificate of incorporation and bylaws may have the effect of delaying or preventing a change of control or changes in our management. Our amended and restated certificate of incorporation and bylaws will include provisions that:

•	provide that vacancies on our board of directors may be filled only by a majority of directors then in office, even though less than a quorum;

•	establish that our board of directors is divided into three classes, with each class serving three-year staggered terms;

•

require that any action to be taken by our stockholders be effected at a duly called annual or special meeting and not by written consent, except that action by written consent will be allowed for as long as we are a controlled company;

•	specify that special meetings of our stockholders can be called only by our board of directors, chief executive officer(s), or the chairman of our board of directors;

•	establish an advance notice procedure for stockholder proposals to be brought before an annual meeting, including proposed nominations of persons for election to our board of directors;

•	authorize our board of directors to issue, without further action by the stockholders, up to 10,000,000 shares of undesignated preferred stock; and

•	reflect two classes of common stock, as discussed above.

These and other provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. In addition, we will be a Delaware corporation and governed by the Delaware General Corporation Law (the “DGCL”). Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any “interested” stockholder, in particular those owning 15% or more of our outstanding voting stock, for a period of three years following the date on which the stockholder became an “interested” stockholder. While we have elected in our amended and restated certificate of incorporation not to be subject to Section 203 of the DGCL, our amended and restated certificate of incorporation contains provisions that have the same effect as Section 203 of the DGCL, except that they provide that the Sunset Holders, their affiliates, groups that include the Sunset Holders and certain of their direct and indirect transferees will not be deemed to be “interested stockholders,” regardless of the percentage of our voting stock owned by them, and accordingly will not be subject to such restrictions. See “Description of Capital Stock.”

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

We expect the initial public offering price of our Class A common stock will be substantially higher than the pro forma net tangible book deficit per share of our common stock. Therefore, investors purchasing shares of Class A common stock in this offering will pay a price per share that substantially exceeds our pro forma net tangible book deficit per share after this offering. As a result, investors will:

•	incur immediate dilution of $13.00 per share; and

•

contribute the total amount invested to date to fund our company but will own only approximately 17% of the shares of our Class A common stock outstanding, after giving effect to the P10 Reorganization and this offering for shares of our Class A common stock, as if all shares of Class B common stock were immediately exchanged into shares of Class A common stock. See “Dilution.”

Investors in this offering will experience further dilution upon the issuance of restricted shares of our Class A common stock under any equity incentive plans, including the 2021 Incentive Plan. See “Compensation—Equity Compensation.”

If securities analysts do not publish research or reports about our business or if they publish negative evaluations of our Class A common stock, the price of our Class A common stock could decline.

The trading market for our Class A common stock will rely in part on the research and reports that industry or financial analysts publish about us or our business. We do not currently have and may never obtain research coverage by industry or financial analysts. If no or few analysts commence coverage of us, the trading price of our stock would likely decrease. Even if we do obtain analyst coverage, if one or more of the analysts covering our business downgrade their evaluations of our stock, the price of our Class A common stock could decline. If one or more of these analysts cease to cover our Class A common stock, we could lose visibility in the market for our stock, which in turn could cause our Class A common stock price to decline.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which reflect our current views with respect to, among other things, future events and financial performance, our operations, strategies and expectations. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “plan” and similar expressions are intended to identify forward-looking statements. Any forward-looking statements contained in this prospectus are based upon our historical performance and on our current plans, estimates and expectations. The inclusion of this or any forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks, uncertainties and assumptions, including but not limited to global and domestic market and business conditions, our successful execution of business and growth strategies and regulatory factors relevant to our business, as well as assumptions relating to our operations, financial results, financial condition, business prospects, growth strategy and liquidity. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. We believe these factors include, but are not limited to, those described under “Risk Factors.” These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

ORGANIZATIONAL STRUCTURE

On January 20, 2021, we were incorporated as a Delaware corporation and are a wholly owned subsidiary of P10 Holdings, a Delaware corporation. Our business is currently conducted through P10 Holdings and its subsidiaries.

Pursuant to this offering, we will issue 11,500,000 shares of our Class A common stock to the purchasers in this offering and the selling stockholders will sell 8,500,000 shares of our Class A common stock (or 11,500,000 shares if the underwriters exercise their option to purchase additional shares in full). Pursuant to our issuance of Class A common stock, we will receive net proceeds of approximately $129.4 million after deducting underwriting discounts and commissions but before expenses based on the initial public offering price of $12.00 per share.

Historical Ownership Structure, the Reorganization and Recent Transactions

In connection with this offering, we completed the P10 Reorganization. The following actions were taken or will be taken in connection with the P10 Reorganization:

•	P10 Holdings formed P10, Inc., as a new wholly owned Delaware corporation subsidiary.

•	P10 Holdings, Inc. effected a reverse stock split of P10 Holdings’ common stock on a 0.7-for-1 basis pursuant to which every outstanding share of common stock decreased to 0.7 shares.

•	P10, Inc. formed a new wholly owned Delaware corporation subsidiary (“Merger Corp Sub”).

•	P10 Holdings formed a new wholly owned Delaware limited liability company subsidiary (“Merger LLC Sub”).

•	P10, Inc. adopted and filed an amended and restated certificate of incorporation to, among other things, provide for Class A common stock and Class B common stock. See “Description of Capital Stock.”

•

P10 Holdings, Inc. adopted and filed an amended and restated certificate of incorporation to, among other things, convert its shares of common stock into shares of Class B common stock, provide for Class A common stock and Class B common stock and contain provisions identical to the amended and restated certificate of incorporation of P10, Inc. (other than as permitted by Section 251(g) of the General Corporation Law of the State of Delaware).

•

Merger Corp Sub merged with and into P10 Holdings, with P10 Holdings surviving, and the P10 Holdings shareholders received Class B common stock in exchange for their P10 Holdings stock, on a 1-for-1 basis (one share of Class B common stock of P10, Inc. for each share of P10 Holdings stock). P10 Holdings became a wholly owned subsidiary of P10, Inc.

•	P10 Holdings distributed its equity in Merger LLC Sub to P10, Inc.

•

Merger LLC Sub merged (the “LLC Merger”) with and into P10 Intermediate Holdings LLC (“P10 Intermediate”), a subsidiary of P10 Holdings in which P10 Holdings owned all of the outstanding common units and in which members of our management, including employees, and other investors, owned preferred units, with P10 Intermediate surviving. The preferred unit holders received Class B common stock of P10, Inc. in exchange for their preferred units, on a 1-for-1 basis (one share of Class B common stock of P10, Inc. for each preferred unit).

•	P10, Inc. contributed its equity in the surviving P10 Intermediate to the surviving P10 Holdings, resulting in P10 Intermediate becoming a wholly owned subsidiary of the surviving P10 Holdings.

•	Each employee benefit plan, incentive compensation plan and other similar plans to which P10 Holdings is a party was assumed by, and continued to be the plan of, P10, Inc.

•	We will issue 11,500,000 shares of our Class A common stock to the underwriters in this offering.

The diagram below illustrates our structure and anticipated ownership immediately after this offering (assuming no exercise of the underwriters’ option to purchase additional shares).

The above diagram reflects the entities which are relevant in understanding the effects of the Reorganization and offering. The diagram does not include all unconsolidated entities in which we hold non-controlling equity method investments.

In connection with this offering, P10, Inc. became the parent of P10 Holdings, Inc. pursuant to a reorganization, which will include a reverse stock split of P10 Holdings, Inc.’s common stock on a 0.7-for-1 basis pursuant to which every outstanding share of common stock will decrease to 0.7 shares. All fractional shares will be rounded up to the nearest whole share.

Our Class B Common Stock

We have 97,155,596 outstanding shares of Class B common stock held of record by 69 stockholders. Each share of our Class B common stock will entitle its holder to ten votes per share until a Sunset becomes effective. After a Sunset becomes effective, each share of Class B common stock will automatically convert into Class A common stock. In addition, each share of Class B common stock will automatically convert into Class A common stock upon any transfer except to certain permitted holders. See “—Voting Rights of Class A and Class B Common Stock.”

Because a Sunset may not take place for some time, it is expected that the Class B common stock will continue to entitle its holders to ten votes per share, and the Class B Holders will continue to exercise voting control over the Company, for the near future. The Class B Holders will initially have approximately 98% of the combined voting power of our common stock (or 97.6% if the underwriters exercise their option to purchase additional shares of Class A common stock in full).

Upon any transfer, Class B common stock converts automatically on a one-for-one basis to shares of Class A common stock, except in the case of transfers to certain permitted transferees. In addition, holders of Class B common stock may elect to convert shares of Class B common stock on a one-for-one basis into Class A common stock at any time.

Our current stockholders believe that the contributions of the current ownership group and management team have been critical in P10 Holdings’ growth to date. We have a history of employee equity participation and believe that this practice has been instrumental in attracting and retaining a highly experienced team and will continue to be an important factor in maximizing long-term stockholder value following this offering. We believe that ensuring that our key decision-makers will continue to guide the direction of P10 results in a high degree of alignment with our stockholders, and that issuing to our continuing voting members the Class B common stock with ten votes per share will help maintain this continuity.

Our Class A Common Stock

The 20,000,000 shares of our Class A common stock that will be outstanding after this offering (or 23,000,000 shares if the underwriters exercise their option to purchase additional shares in full) will have one vote per share and share ratably with our Class B common stock in all distributions.

Stockholders Agreement and Registration Rights

Prior to this offering, P10, Inc. entered into a stockholders agreement (the “Stockholders Agreement”) with certain investors, including employees, pursuant to which the investors were granted piggyback and demand registration rights.

NYSE Controlled Company Agreement

Prior to this offering, P10, Inc. entered into a controlled company agreement (the “Controlled Company Agreement”), with principals of 210 Capital, L.L.C. (“210 Capital”) and certain of their affiliates (the “210 Group”), RCP Advisors and certain of their affiliates (the “RCP Group”) and TrueBridge and certain of their affiliates (the “TrueBridge Group”), granting each party certain board designation rights. So long as the 210 Group continues to collectively hold a combined voting power of (A) at least 10% of the shares of common stock outstanding immediately following the closing date of the IPO (the “Closing Date”), P10, Inc. shall include in its slate of nominees two (2) directors designated by the 210 Group and (B) less than 10% but at least 5% of the shares of common stock outstanding immediately following the Closing Date, one (1) director designated by the 210 Group. So long as the RCP Group and any of their permitted transferees who hold shares of common stock as of the applicable time continue to collectively hold a combined voting power of at least 5% of the shares of common stock outstanding immediately following the Closing Date, P10, Inc. shall include in its slate of nominees one (1) director designated by the RCP Stockholders. So long as TrueBridge and any of its permitted transferees who hold shares of common stock as of the applicable time continue to collectively hold a combined voting power of at least 5% of the shares of common stock outstanding immediately following the Closing Date, P10, Inc. shall include in its slate of nominees one (1) director designated by the TrueBridge Group.

Following completion of this offering, the 210 Group, the RCP Group and TrueBridge Group will have the right to designate two, one and one directors, respectively. In addition, the parties to our Controlled Company Agreement will agree to elect three directors who are not affiliated with any party to our Controlled Company Agreement and who satisfy the independence requirements applicable to audit committee members established pursuant to Rule 10A-3 under the Exchange Act. These board designation rights are subject to certain limitations and exceptions.

The Controlled Company Agreement provides that, without the prior written consent of P10, Inc., the 210 Group, the RCP Group and the TrueBridge Group will not, and will not publicly disclose an intention to, during the period commencing on the date of the Controlled Company Agreement and ending three years after the date thereof (the “Restricted Period”), (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock beneficially owned (as such term is used in Rule 13d-3 of the Exchange Act) by the 210 Group, RCP Group or the TrueBridge Group or any other Equity Securities (as defined therein) or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Equity Securities, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of shares of common stock or any such other securities, in cash or otherwise. One-third of the original holdings of Equity Securities of each of the 210 Group, RCP Group and TrueBridge Group will be released from the Lock-Up Restrictions, on the first, second and third anniversary of the consummation of the public offering (the “Lock-Up Restrictions Release”).

Company Lock-Up Agreements

Certain stockholders, including Messrs. Alpert, Webb and Souder, will be subject to Lock-Up Restrictions pursuant to a separate agreement with us (the “Company Lock-Up Agreement”), which Lock-Up Restrictions shall be released in accordance with the Lock-Up Restrictions Release. Collectively, approximately 72.2% of our common stock outstanding prior to the completion of this offering will be subject to such Lock-Up Restrictions pursuant to the Controlled Company Agreement and the Company Lock-Up Agreements.

Voting Rights of Class A and Class B Common Stock

Except as provided in our amended and restated certificate of incorporation or by applicable law, holders of Class A common stock and Class B common stock vote together as a single class. Each share of our Class A common stock will entitle its holder to one vote per share. Each share of our Class B common stock will entitle its holder to ten votes until a Sunset becomes effective. After a Sunset becomes effective, each share of Class B common stock will automatically convert into Class A common stock. In addition, each share of Class B common stock will automatically convert into Class A common stock upon any transfer except to certain permitted holders.

A “Sunset” is triggered by the earlier of the following: (a) the Sunset Holders cease to maintain direct or indirect beneficial ownership of 10% of the outstanding shares of Class A Common Stock (determined assuming all outstanding shares of Class B Common Stock have been converted into Class A Common Stock); (b) the Sunset Holders collectively cease to maintain direct or indirect beneficial ownership of at least 25% of the aggregate voting power of the outstanding shares of Common Stock; and (c) upon the tenth anniversary of the effective date of the amended and restated certificate of incorporation.

Immediately after this offering, our Class B common stockholders will collectively hold approximately 98% of the combined voting power of our common stock (or approximately 97.6% if the underwriters exercise their option to purchase additional shares in full).

USE OF PROCEEDS

We estimate that the net proceeds from the sale of shares of our Class A common stock by us in this offering, after deducting underwriting discounts and commissions but before expenses, will be approximately $129.4 million, based on the initial public offering price of $12.00 per share.

The principal purposes of this offering and the concurrent reorganization are to increase our capitalization and financial flexibility and create a public market for our Class A common stock. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. However, we currently intend to use approximately $86.8 million of the net proceeds from this offering to repay principal and interest under the Facility, approximately $12.4 million to pay down outstanding principal on the Seller Notes, $1.1 million to cash settle certain stock option awards, $1.0 million to fund the dividend on P10 Intermediate’s preferred stock and approximately $4.5 million to pay the expenses incurred in connection with this offering and the remainder for general corporate purposes, including working capital, operating expenses and capital expenditures. We may also use a portion of the net proceeds to expand our business and enter into new lines of business or geographic markets, including the payment of earn-out payments, on completed and future acquisitions. See “Prospectus Summary—Our Growth Strategy—Selectively Pursue Strategic Acquisitions.”

We will have broad discretion over how to use the net proceeds to us from this offering. We may invest the net proceeds to us from the offering that are not used as described above in investment-grade, interest-bearing instruments.

As of June 30, 2021, we had $253.9 million outstanding under our Facility. On October 2, 2020 and December 14, 2020, in connection with the acquisitions of TrueBridge and Enhanced, we amended the Facility to provide for additional loans of $91.4 million and $68.0 million, respectively. The Facility matures in October 2022 and, except as otherwise set forth therein, each class of loans bears interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows: if a loan bearing interest at a rate determined by reference to Base Rate, at the Base Rate plus the Applicable Margin; (i) or if a LIBO Rate Loan, at the Adjusted LIBO Rate plus the (ii) Applicable Margin (each term as defined in the Facility). As of June 30, 2021, we had $41.1 million outstanding under our Seller Notes. The Seller Notes mature on January 15, 2025. We incurred the Seller Notes to finance our acquisition of RCP 2. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Historical Liquidity and Capital Resources” for additional discussion of the Facility and the Seller Notes.

We will not receive any proceeds from the sale of our Class A common stock by the selling stockholders. We will, however, bear the costs associated with the sale of shares of Class A common stock by the selling stockholders, other than underwriting discounts and commissions. For more information, see “Principal and Selling Stockholders” and “Underwriting.”

DIVIDEND POLICY

We do not currently pay dividends on our common stock. We currently intend to retain all available funds and any future earnings for the operation and expansion of our business and, therefore, we do not anticipate declaring or paying dividends on our common stock in the foreseeable future. The payment of dividends on our common stock will be at the discretion of our board of directors and will depend on our results of operations, capital requirements, financial condition, prospects, contractual arrangements, any limitations on payment of dividends present in our future debt agreements, and other factors that our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth the cash and capitalization as of June 30, 2021 of P10 Holdings on a historical basis and P10, Inc. on an as adjusted basis to give effect to our issuance and sale of shares of Class A common stock in this offering at the initial public offering price of $12.00 per share after (i) deducting underwriting discounts and commissions and estimated offering expenses payable by us and (ii) the application of the proceeds from this offering, as described under “Use of Proceeds.”

You should read this information together with our audited financial statements and related notes appearing elsewhere in this prospectus and the information set forth under the headings “Unaudited Pro Forma Consolidated Financial Information and Other Data,” “Selected Consolidated Financial and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of June 30, 2021
(in thousands, except share amounts)	Actual P10 Holdings, Inc.	As Adjusted P10, Inc. Pro Forma (unaudited)
Cash	$18,035	$41,142

Debt obligations	282,586	187,203
Redeemable noncontrolling interest	198,709	—
Stockholders’ Equity:
Actual P10 Holdings, Inc.: Common stock — $0.001 par value; 110,000,000 shares authorized, 89,411,175 issued, and 89,234,816 outstanding	89	—
As adjusted P10, Inc. pro forma:
Class A common stock — $0.001 par value (510,000,000 shares authorized, 20,000,000 issued and outstanding)	—	20
Class B common stock — $0.001 par value (180,000,000 shares authorized, 97,155,596 issued and outstanding)	—	97
Treasury stock	(273)	—
Additional paid-in capital	325,276	647,958
Accumulated deficit	(260,066)	(266,397)

Total stockholders’ equity	65,026	381,678

Total capitalization	$546,321	$568,881

The table above does not include:

•	3,000,000 shares of Class A common stock issuable upon exercise of the underwriters’ option to purchase additional shares;

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6,978,768 shares of Class A common stock issuable upon exercise of options to purchase shares of Class A common stock that will be issued in substitution for certain existing options of P10 Holdings that the Company does not expect to be exercised prior to the closing of this offering, at a weighted-average price of $3.48 per share;

•	1,209,092 shares of Class A common stock issuable upon vesting with respect to restricted stock unit awards;

•	36,033 shares of Class A common stock issuable upon vesting with respect to restricted stock awards; or

•	3,000,000 shares of Class A common stock to be reserved under the 2021 Stock Incentive Plan. See “Compensation Equity Compensation.”

DILUTION

If you invest in our Class A common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our Class A common stock and the pro forma net tangible book value per share of our Class A common stock after this offering. Dilution results from the fact that the per share offering price of the Class A common stock is substantially in excess of the book value per share attributable to the existing equity holders.

Our net tangible book deficit as of June 30, 2021 was $(225.8) million, or $(3.62) per share of common stock. Net tangible book value represents the amount of total tangible assets less total liabilities. Net tangible book value per share represents net tangible book value divided by the number of shares of common stock (after giving effect to the 0.7-for-1 reverse stock split) outstanding as of June 30, 2021.

After giving effect to (i) the sale of 11,500,000 shares of Class A common stock in this offering at the initial public offering price of $12.00 per share, (ii) after deducting underwriting discounts and commissions and estimated offering expenses payable by us and (iii) the other transactions described in “Organizational Structure – Historical Ownership Structure, the Reorganization and Recent Transactions,” our pro forma net tangible book deficit would have been $(116.9) million, or $(1.00) per share. This represents an immediate decrease in pro forma net tangible book deficit of $2.62 per share to existing equity holders and an immediate dilution in net tangible book value of $13.00 per share to new investors.

The following table illustrates this dilution on a per share basis assuming the underwriters do not exercise their option to purchase additional shares:

The initial public offering price per share		$12.00
Historical net tangible book deficit per share as of June 30, 2021	$(3.62)
Pro forma decrease in net tangible book deficit per share as of June 30, 2021 (unaudited)	$1.48
Pro forma net tangible book deficit per share as of June 30, 2021 (unaudited)	$(2.14)
Decrease in pro forma net tangible book deficit per share attributable to new investors	$1.14
Pro forma net tangible book deficit per share after this offering	$(1.00)
Dilution in pro forma net tangible book value per share to new investors		$(13.00)

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED AND COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed consolidated and combined financial statements of P10, Inc. and its subsidiaries present the combination of the financial information of (i) P10 Holdings and its consolidated subsidiaries, including P10 Holding’s recently acquired consolidated subsidiaries (ii) Five Points, (iii) TrueBridge, and (iv) Enhanced Capital Group, LLC (ECG), as well as P10 Holding’s acquisition of a non-controlling equity investment in Enhanced Capital Partners, LLC (ECP).

The following unaudited pro forma financial information also gives effect to the P10 Reorganization and the initial public offering contemplated in this prospectus (“IPO”), which includes the offering of Class A common shares of P10, Inc. and the conversion of all existing common and preferred shares of P10 Holdings, Inc. and its subsidiaries into Class B common shares of P10, Inc. as further described in “Organizational Structure – Historical Ownership Structure, the Reorganization and Recent Transactions” and “The Offering” sections of this prospectus. The net proceeds of the IPO are expected to be used for the pay down of existing debt, payment of the costs incurred in connection with the offering and for general corporate purposes.

Description of P10

As described elsewhere in this document, prior to the IPO, there will be certain corporate reorganization activities resulting in P10, Inc., a holding company, being the registrant and reporting entity, with substantially all of its business operations to be conducted and its assets to be held by P10 Holdings, Inc., which will be a wholly owned subsidiary of P10, Inc. Hereafter, P10 Holdings, Inc. and its subsidiaries will be referred to as “P10” or “the Company,” and P10, Inc. will refer solely to P10, Inc. and not any of its subsidiaries.

P10 is an alternative asset management investment firm who provides investment management and advisory services to affiliated private equity funds, funds-of-funds, secondary funds, co-investment funds and private credit funds. P10 completed its acquisitions of Five Points, TrueBridge, ECG and ECP during the year ended December 31, 2020, as described further below.

Description of Five Points

Five Points is an independent investment manager focused exclusively on the U.S. lower middle market. Five Points manages direct private credit, equity and small market, sector-focused buyout fund-of-funds strategies. On April 1, 2020, P10 (through its subsidiary P10 Intermediate) completed the acquisition of 100% of the capital stock of Five Points to be the Company’s private credit solution. The transaction was accounted for under the acquisition method of accounting pursuant to Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). Five Points was acquired for total consideration of $66.9 million.

Description of TrueBridge

TrueBridge is an investment advisor who provides investment advisory services to various private venture capital funds. On October 2, 2020, P10 (through P10 Intermediate) completed the acquisition of 100% of the outstanding equity of TrueBridge to be the venture capital solution in the Company’s platform. TrueBridge was acquired for total consideration of $189.1 million and was accounted for under the acquisition method of accounting pursuant to ASC 805.

Description of ECG and ECP

ECG is an alternative asset manager and provider of tax credit transaction and consulting services focused on underserved areas and other socially responsible investments such as renewable energy (Impact investing). The alternative asset management business includes providing management, transaction, and consulting services to various entities which have historically been wholly owned by subsidiaries and affiliates of ECG. ECP’s primary business is to participate in various state sponsored premium tax credit investment programs through subsidiaries and funds whose primary activities consist of issuing qualified debt or equity instruments to tax credit investors in order to make investments in qualified businesses (the “permanent capital business”). Enhanced Permanent Capital, LLC (Enhanced PC), a newly formed subsidiary of ECP as described further below, has a stated investment objective to maximize portfolio return by generating current income from debt investments and capital appreciation from equity and equity-related investments. Enhanced PC’s portfolio investments are debt and equity investments in small and emerging private companies through its permanent capital business. Based on the nature of the operations of the permanent capital subsidiaries which will comprise the activities of Enhanced PC, the life cycle of these funds and investments (which average approximately eight years) will result in Enhanced PC recording substantial losses early in the cycle and recording income the latter part of the cycle as the investments mature and the tax credits are sold. Prior to the acquisition by P10 as described below, ECG and ECP were related parties due to common beneficial ownership. Subsequent to the transaction, ECG and ECP remain related parties due to the common ownership by P10.

On December 14, 2020, P10 (through P10 Intermediate) completed the acquisition of 100% of the equity interests in ECG and a non-controlling portion of ECP’s outstanding equity, comprised of a 49% voting interest and a 50% economic interest, for total consideration of $111.2 million to be the Impact investing solution in the Company’s platform. Subsequent to the acquisition, ECG became a consolidated subsidiary of P10 and was accounted for as a business combination under ASC 805. As P10 acquired a non-controlling equity interest in ECP, ECP is reported as an unconsolidated equity method investment of P10 accounted for under ASC 323.

Upon the completion of the acquisitions, certain agreements contemplated in the Securities Purchase Agreement became effective immediately upon the closing of the acquisitions. These agreements resulted in significant restructuring activities which occurred concurrently with the acquisitions and materially impacted the pre-acquisition ECG and ECP entities, and are summarized as follows:

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Enhanced Reorganization Agreement: As described in the notes to the ECG financial statements included with this prospectus, prior to and through the date of the acquisition by P10, in addition to ECG’s alternative asset management business, ECG had certain consolidated subsidiaries and funds, which are referred to as the “Permanent Capital Subsidiaries.” whose primary activities consisted of issuing qualified debt or equity instruments to tax credit investors in order to make investments in qualified businesses similar to the subsidiaries of ECP. Pursuant to the Enhanced Reorganization Agreement, upon the closing of P10’s acquisition of ECG, the Permanent Capital Subsidiaries were contributed by ECG to Enhanced Permanent Capital, LLC (Enhanced PC), which was a newly formed entity. The purpose of this reorganization was to create the new joint venture (Enhanced PC) to meet the goals of P10 to bring all of the permanent capital business conducted by ECP and ECG under one holding company; to leave ECG controlling only the business activities that are most similar to P10’s historic business as an asset manager; and to leave the ESOP in control of the assets which it controlled prior to the acquisition and reorganization. Enhanced PC’s primary business objective is to participate in permanent capital programs adopted by various states throughout the United States with a stated investment objective to maximize portfolio return by generating income from debt investments and capital appreciation from equity and equity-related investments. The portfolio companies of Enhanced PC consist of debt and equity investments in small and emerging private companies through its permanent capital programs.

In exchange for this contribution of the Permanent Capital Subsidiaries, ECG obtained a non-controlling equity interest in Enhanced PC consisting of 0% of the voting interests and economic interests entitling P10 to 67% of the profits or losses generated by Enhanced PC. ECP contributed all of its subsidiaries to Enhanced PC in exchange for the remaining equity interest in Enhanced PC, consisting of 100% of the voting interest and economic interest entitling ECP to 33% of the profits or losses generated by Enhanced PC. The 67%-33% economic ownership split was based on the relative fair market values of the assets and liabilities contributed by each of ECG and ECP, as determined by management. Because all of the contributed net assets consisted of subsidiaries in the same line of business (the permanent capital business), the fair market values for all were determined by applying a consistent discounted projected cash flow valuation methodology to each subsidiary. Enhanced PC is governed by a Board of Managers, comprised of three board members, which are elected by the Class B members of the LLC. All of the outstanding Class B voting units are (and, since the closing of the Enhanced Reorganization, as defined below, have been) held by ECP. Any vacancy on the Board of Managers occurring with respect to the two current Independent Managers must be filled by a person who is independent of, and unaffiliated with, P10 and its subsidiaries and affiliates (including ECG and ECP, provided that affiliation with ECP by reason of being on the board of managers of ECP is permitted). To make a binding decision, the Board of Managers of Enhanced PC must act by majority vote in which two out of three Managers must approve. The ownership in Enhanced PC was evaluated by management, and it was determined to be a variable interest. ECG was concluded to not be the primary beneficiary of Enhanced PC and, accordingly, Enhanced PC is not consolidated by ECG. Rather, the equity ownership in Enhanced PC will be reflected as an equity method investment by ECG in accordance with ASC 323.

The formation of Enhanced PC and contribution of the Permanent Capital Subsidiaries in exchange for ECG’s non-controlling interest are hereafter collectively referred to as the “Enhanced Reorganization.”

As a result of the Enhanced Reorganization which occurred concurrently with the closing of the acquisition, the allocation of the consideration paid by P10 to the fair value of the assets acquired and liabilities assumed in the acquisition of ECG and ECP does not ascribe any value directly to the net assets of the Permanent Capital Subsidiaries which were contributed by ECG to Enhanced PC. Instead, the fair value of ECG’s resulting equity method investment in Enhanced PC, which was acquired through these reorganizations, was determined.

•

Advisory Agreement: Upon the closing of P10’s acquisition of ECG and non-controlling interest in ECP, the Advisory Agreement between ECG and Enhanced PC immediately became effective. Under this agreement, ECG will provide advisory services to Enhanced PC related to the assets and operations of the subsidiaries owned by Enhanced PC, which consist of the entities contributed by both ECG and ECP. In exchange for those services, ECG will receive advisory fees from Enhanced PC based on a fixed fee schedule under which annual fees decline between $1.0 million and $4.0 million each year, totaling $76.0 million over 7 years. This agreement is subject to customary termination provisions. While this Advisory Agreement initially relates to the existing portfolio of the Permanent Capital Subsidiaries at the date of the acquisition it contemplates that advisory services will also be provided for future funds sponsored by Enhanced PC in exchange for fixed fees similar to the existing fee structure. The fees for these future funds will be determined as each future fund, if any, is launched. A portion of the cash flows generated from Enhanced PC’s participation in the permanent capital programs will be used to pay the advisory fee to ECG. The expected future cash flows of Enhanced PC are expected to be sufficient to pay the advisory fees within the Advisory Agreement.

•

Administrative Services Agreement: Upon the closing of P10’s acquisition of ECG and ECP, the Administrative Services Agreement between ECG and Enhanced Capital Holdings, Inc. (“EC Holdings”) immediately became effective. Under this agreement, ECG will pay EC Holdings a fee in exchange for the use of their employees in ECG’s business, including providing services to Enhanced PC, at the direction of ECG. EC Holdings owns the remaining equity of ECP which is not owned by P10 and its subsidiaries, and EC Holdings is owned by the Enhanced Capital Employee Stock Ownership Plan. EC Holdings ownership of ECP was not changed by the acquisitions by P10. EC Holdings has no ownership of ECG before or after the acquisitions by P10. EC Holdings’ operations are similar to that of a professional employer organization, providing outsourced services for other entities, but all of its services are provided to ECG.

Refer to further discussion below regarding related pro forma adjustments.

Description of the IPO and P10 Reorganization

As described elsewhere in this prospectus, in connection with the IPO, P10, Inc. is offering 11,500,000 shares of Class A common stock to the purchasers in the offering, and the selling stockholders will sell 8,500,000 shares of Class A common stock. Pursuant to the issuance of Class A common stock at the initial public offering price of $12.00 per share, we will receive net proceeds of approximately $129.4 million. The net proceeds of the offering are expected to be used to pay down the existing indebtedness of P10, pay certain costs incurred in connection with the offering, and general corporate purposes.

Unless indicated otherwise, the pro forma information assumes no exercise by the underwriters of the option to purchase up to an additional 3,000,000 shares of Class A common stock and reflects that the shares of Class A common stock to be sold in this offering are sold at $12.00 per share.

Additionally, in connection with the IPO, certain reorganization and restructuring activities are expected to occur. All of the existing equity of P10 and its consolidated subsidiaries, including the convertible preferred units of P10 Intermediate are expected to be converted into common stock of P10 Holdings, Inc. on a 1-for-1 basis. The offering and reorganization will also include a reverse stock split of P10 Holdings, Inc.’s common stock on a 0.7-for-1 basis pursuant to which every outstanding share of common stock will decrease to 0.7 shares. The conversion of these shares, combined with the legal entity restructuring described previously in this prospectus are referred to as the P10 Reorganization, which is further described in “Organizational Structure – Historical Ownership Structure, the Reorganization and Recent Transactions.”

Basis of Pro Forma Presentation

The following unaudited pro forma condensed consolidated and combined financial information has been prepared in accordance with Article 11 of Regulation S-X and are based on the historical consolidated financial statements of P10, Five Points, TrueBridge, ECG, and ECP adjusted to reflect the acquisitions of these entities by P10 and the expected effects of the IPO and P10 Reorganization as described above. Transaction details related to the IPO and P10 Reorganization, reclassification adjustments and other pro forma adjustments have been described below and within the notes to the unaudited pro forma condensed consolidated and combined financial statements.

As P10 completed its acquisitions of Five Points, TrueBridge, ECG and ECP during the year ended December 31, 2020, P10’s historical consolidated balance sheet as of June 30, 2021 already includes the effect of these acquisitions. Therefore, no adjustments were made to the unaudited pro forma condensed consolidated and combined balance sheet as of June 30, 2021 to give effect to these acquisitions. Adjustments were made to the pro forma condensed consolidated and combined balance sheet to give effect of the expected IPO and P10 Reorganization contemplated in this prospectus as if it was completed on June 30, 2021.

The unaudited pro forma condensed consolidated and combined statement of operations combine the historical results of operations of these entities for the fiscal year ended December 31, 2020. Adjustments have been made to incorporate the operating results of Five Points, TrueBridge and ECG, as well P10’s share of the profits and losses generated by ECP through P10’s non-controlling equity method investment in ECP, as if the acquisitions were completed on January 1, 2020. The historical unaudited consolidated statement of operations of P10 Holdings, Inc. for the six-month period ended June 30, 2021 already reflects the operations and activities of these acquired entities. Accordingly, the pro forma adjustments for the six-month period ended June 30, 2021 only reflect adjustments to give effect to the acquisitions as if they occurred on January 1, 2020, which primarily relates to adjustments to amortization of the acquired intangible assets and the changes to interest expense as a result of the pay down of existing indebtedness at the IPO.

These adjustments also give effect to the Enhanced Reorganization Agreement, Administrative Services Agreement, and Advisory Agreement which became effective with the Enhanced Reorganization and acquisition of ECG and ECP as described above, as those became effective immediately upon the completion of the acquisitions of ECG and ECP and are necessary to the understanding of the entities and their operations after the acquisition and Enhanced Reorganization. The unaudited pro forma condensed consolidated and combined statements of operations also give effect to the IPO and P10 Reorganization contemplated in this prospectus as if it was completed on January 1, 2020.

The unaudited pro forma condensed consolidated and combined financial information is for informational purposes only and is not intended to represent or to be indicative of the combined results of operations or financial position that the combined company would have reported had the acquisitions of business by P10 and the expected P10 Reorganization and IPO been completed as of the dates set forth in this unaudited pro forma condensed consolidated and combined financial information.

Considerations Regarding Pro Forma Financial Information

The unaudited pro forma condensed consolidated and combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed consolidated and combined financial statements. The pro forma financial information has been prepared using, and should be read in conjunction with:

•	P10’s historical unaudited financial statements as of and for the six month periods ended June 30, 2021 and 2020;

•	P10’s historical audited financial statements as of and for the years ended December 31, 2020 and 2019;

•	Five Points’ historical unaudited financial statements as of and for the three month periods ended March 31, 2020 and 2019; and

•	TrueBridge’s, ECG’s, and ECP’s historical unaudited financial statements as of and for the nine month periods ended September 30, 2020 and 2019.

The above historical financial statements are included in this prospectus. They also should be read in conjunction with the risk factors described in the section entitled “Risk Factors” elsewhere in this prospectus.

P10 has not finalized the purchase accounting for the acquisitions of ECG and ECP. As such, the adjustments included in the pro forma financial information is preliminary and subject to change. The final fair value calculations and purchase price allocations, and associated amortization of acquired intangible assets and other effects, may be materially different than that reflected in the pro forma information presented herein. The actual results may differ significantly from those reflected in the unaudited pro forma condensed consolidated and combined financial information for a number of reasons, including, but not limited to, differences between the assumptions used to prepare the unaudited pro forma condensed consolidated and combined financial information and actual results.

The pro forma financial information also reflects certain adjustments related to the Enhanced Reorganization of ECG and ECP in the formation of Enhanced PC as previously described, and the related agreements which became effective upon the closing of the transaction as described above. Specifically, the estimated effects of the Advisory Agreement and Administrative Services Agreement will be reflected in the pro forma adjustments as such, combined with the restructuring and reorganization activities, are expected to result in substantially different operating results when compared to the historical ECG and ECP results. As such, these effects are reflected in the pro forma adjustments in accordance with Section 3280 of the Financial Reporting Manual produced by the SEC’s Division of Corporation Finance as they are considered to be factually supportable, directly attributable to the acquisitions of ECG and ECP, and are expected to have a continuing impact on the statement of operations.

With the exception of these matters related to reorganizations of ECG and ECP and the expected effects of the services to be provided under the Advisory Agreement for the funds in place at the date of the acquisition, the unaudited pro forma condensed consolidated and combined financial statements do not reflect the benefits of expected cost savings (or associated costs to achieve such savings), opportunities to earn additional revenue or other factors that may result as a consequence of the merger and, accordingly, do not attempt to predict or suggest future results. The unaudited pro forma condensed consolidated and combined financial statements do not reflect the effect of any regulatory actions that may impact the results of the combined company following the merger.

Additionally, the accompanying pro forma financial information should be read in conjunction with the discussions regarding the proposed P10 Reorganization and IPO and expected sources and uses of the resulting net proceeds, described throughout this prospectus.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET OF P10, INC. AND ITS SUBSIDIARIES

June 30, 2021

(In thousands)

	(A) P10 Holdings, Inc. Historical	(B) IPO and P10 Reorganization Adjustments		(C) Pro Forma Consolidated Balance Sheet
ASSETS
Cash and cash equivalents	$18,035	$23,107	(1)	$41,142
Restricted cash	1,131	—		1,131
Accounts receivable	7,828	—		7,828
Due from related parties	2,606	—		2,606
Investments in unconsolidated subsidiaries	1,770	—		1,770
Prepaid expenses and other assets	2,610	(1,007	)(2)	1,603
Property and equipment, net	1,029	—		1,029
Right-of-use assets	7,508	—		7,508
Deferred tax assets, net	37,415	—		37,415
Intangibles, net	128,770	—		128,770
Goodwill	369,794	—		369,794

Total assets	$578,496	$22,100		$600,596

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Accounts payable and accrued expenses	11,894	(460	)(3)	11,434
Due to related parties	1,100	—		1,100
Other liabilities	375	—		375
Deferred revenues	10,213	—		10,213
Lease liabilities	8,593	—		8,593
Debt obligations	282,586	(95,383	)(4)	187,203

Total liabilities	314,761	(95,843)		218,918

Redeemable noncontrolling interest	198,709	(198,709	)(5)	—

Stockholders’ equity
Common stock - P10 Holdings, Inc.	89	(89	)(6)	—
Class A common stock - P10, Inc.	—	20	(6)	20
Class B common stock - P10, Inc.	—	97	(6)	97
Treasury stock	(273)	273	(6)	—
Additional paid-in-capital	325,276	322,682	(6)	647,958
Accumulated deficit	(260,066)	(6,331	)(7)	(266,397)

Total stockholders’ equity	65,026	316,652		381,678

Total liabilities and stockholders’ equity	$578,496	$22,100		$600,596

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED AND COMBINED STATEMENT OF OPERATIONS OF P10, INC.

FOR THE SIX MONTHS ENDED JUNE 30, 2021

(In thousands, except per unit amounts)

	(A) P10 Holdings, Inc. Historical	(G) Acquisition Transaction Adjustments		(H) Pro Forma Adjustments		(I) IPO and Reorganization Adjustments		(J) Pro Forma Adjusted Statement of Operations
REVENUES
Management and advisory fees	$66,090	$—		$(1,000	) (3)	$—		$65,090
Other revenue	666	—		—		—		666

Total revenues	66,756	—		(1,000)		—		65,756

OPERATING EXPENSES
Compensation and benefits	24,110	—		—		—		24,110
Professional fees	5,261	—		—		—		5,261
General, administrative and other	5,291	—		—		—		5,291
Amortization of intangibles	14,968	(1,383	) (1)	—		—		13,585

Total operating expenses	49,630	(1,383)		—		—		48,247

INCOME FROM OPERATIONS	17,126	1,383		(1,000)		—		17,509
OTHER INCOME (EXPENSE)
Income (loss) from unconsolidated subsidiary	—	—		—	(4)	—		—
Total interest expense, net	(10,934)	—		—		3,295	(6)	(7,639)
Other income	385	—		—		—		385

Total other income (expense), net	(10,549)	—		—		3,295		(7,254)

Net income before income taxes	6,577	1,383		(1,000)		3,295		10,255

Income tax benefit (expense)	(1,395)	(290	) (2)	210	(5)	(692	) (7)	(2,167)

NET INCOME	5,182	1,093		(790)		2,603		8,088
Less: preferred dividends attributable to redeemable noncontrolling interest	(989)	—		—		989	(8)	—

NET INCOME ATTRIBUTABLE TO P10, INC.	$4,193	$1,093		$(790)		$3,592		$8,088

Earnings per unit/share:
Basic	$0.05							$0.07 (9)
Diluted	$0.03							$0.07
Weighted average common shares/units outstanding:
Basic	89,235							117,156
Diluted	95,228							121,491

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED AND COMBINED STATEMENT OF OPERATIONS OF P10, INC. AND ITS SUBSIDIARIES

FOR THE YEAR ENDED DECEMBER 31, 2020

(In thousands, except per unit amounts)

	(A) P10 Holdings, Inc. Historical	(B) Five Points Capital, Inc. Historical	(C) TrueBridge Capital Partners, LLC Historical	(D) Enhanced Capital Group, LLC Historical Through September 30, 2020	(E) Enhanced Capital Group, LLC Historical For October 1, 2020 through Acquisition	(F) Deconsolidation of ECG’s Permanent Capital Subsidiaries Adjustments		(G) Acquisition Transaction Adjustments		(H) Pro Forma Adjustments		(I) IPO and P10 Reorganization Adjustments		(J) Pro Forma Adjusted Statement of Operations

REVENUES
Management and advisory fees	$66,125	$4,334	$14,637	$10,908	$4,731	$—		$—		$19,000	(20)	$—		$119,735
Other revenue	1,243	—	143	2,552	941	(3,468)		(143	) (12)	—		—		1,268

Total revenues	67,368	4,334	14,780	13,460	5,672	(3,468)		(143)		19,000		—		121,003

OPERATING EXPENSES
Compensation and benefits	24,529	6,914	8,539	—	—	—		12,844	(13)	613	(21)	—		53,439
Professional fees	13,953	566	2,131	2,031	949	(352)		—	(14)	—		—		19,278
General, administrative and other	4,731	279	903	7,204	6,613	(1,048)		(10,104	) (15)	—		—		8,578
Amortization of Intangibles	15,466	—	—	—	—	—		15,824	(16)	—		—		31,290
Management fee expenses	—	—	2,740	—	—	—		(2,740	) (13)	—		—		—

Total operating expenses	58,679	7,759	14,313	9,235	7,562	(1,400)		15,824		613		—		112,585

INCOME FROM OPERATIONS	8,689	(3,425)	467	4,225	(1,890)	(2,068)		(15,967)		18,387		—		8,418
OTHER INCOME (EXPENSE)
Income (Loss) from unconsolidated subsidiary	—	—	—	368	163	821	(10)	—	(17)	(821	) (22)	—		531
Total interest expense, net	(11,720)	—	—	(7,019)	(4,442)	5,003		(4,011	) (18)	—		6,738	(24)	(15,451)
Changes in valuation on ECP note receivable	—	—	—	(3,230)	—	—		—		—		—		(3,230)
Unrealized gain (loss) on investments	—	—	—	—	(2,042)	2,042		—		—		—		—
Other	—	—	—	20	125	629	(11)	—		—		(6,331	) (25)	(5,557)

Total other income (expense), net	(11,720)	—	—	(9,861)	(6,196)	8,495		(4,011)		(821)		407		(23,707)

Net income (loss) before income taxes	(3,031)	(3,425)	467	(5,636)	(8,086)	6,427		(19,978)		17,566		407		(15,289)

Income tax benefit (expense)	26,837	—	—	—	—	—		4,195	(19)	(3,689	) (23)	(86	) (26)	27,257

NET INCOME (LOSS)	23,806	(3,425)	467	(5,636)	(8,086)	6,427		(15,783)		13,877		321		11,968
Less: preferred dividends attributable to redeemable noncontrolling interest	(720)	—	—	—	—	—		—		—		720	(27)	—

NET INCOME (LOSS) ATTRIBUTABLE TO P10, INC.	$23,086	$(3,425)	$467	$(5,636)	$(8,086)	$6,427		$(15,783)		$13,877		$1,041		$11,968

Earnings per unit/share:
Basic	$0.26													$0.10	(28)
Diluted	$0.25													$0.10
Weighted average common shares/units outstanding:
Basic	89,235													117,156
Diluted	92,720													121,491

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED AND COMBINED

FINANCIAL STATEMENTS

Note 1. Basis of Presentation

The accompanying unaudited pro forma condensed consolidated and combined financial information of P10, Inc. and its subsidiaries, and notes thereto, are presented in accordance with Article 11 of Regulation S-X, and have been derived from the historical consolidated financial statements of P10 Holdings and its subsidiaries (P10 or the Company), Five Points, TrueBridge, ECG and ECP as further described in the “Introduction” section preceding the accompanying pro forma financial information. Certain historical amounts of the acquired entities have been reclassified to conform to P10’s financial statement presentation. The accompanying financial information also gives effect to the IPO of P10, Inc. and related P10 Reorganization, which are further described in the preceding Introduction section.

The acquisitions of Five Points, TrueBridge, and ECG are accounted for in accordance with ASC 805. The valuations and related purchase accounting have not been finalized for ECG and ECP, and the preliminary amounts included in the pro forma financial information, including the amortization associated with the acquired intangible assets, are subject to change. The final purchase price allocation and the resulting effect on our financial positions and results of operations may be materially different from the pro forma amounts included herein. The acquisition of the equity interests in ECP is accounted for as an unconsolidated equity method investment under ASC 323 as P10 has significant influence, but not control, over ECP. Accordingly, only P10’s share of ECP’s net income or loss for the period will be included as Income (Loss) from an unconsolidated subsidiary.

The unaudited pro forma condensed consolidated and combined financial statements reflect pro forma adjustments that are described in the accompanying notes and are based on available information and certain assumptions that P10, Inc. believes are reasonable. However, actual results may differ from those reflected in these unaudited pro forma condensed consolidated and combined financial statements. In P10, Inc.’s opinion, all adjustments that are necessary to present fairly the pro forma information have been made. The unaudited pro forma condensed consolidated and combined financial statements do not purport to represent what the combined company’s financial position or results of operations would have been if the offering, P10 Reorganization and acquisitions had actually occurred on the dates indicated above, nor are they indicative of the combined company’s future financial position or results of operations. The unaudited pro forma condensed consolidated and combined financial statements should be read in conjunction with the historical financial statements and related notes thereto of each of these entities for the periods presented, as incorporated by reference into this prospectus.

Note 2. Unaudited Pro Forma Condensed Consolidated and Combined Balance Sheet

For purposes of preparing the unaudited pro forma condensed consolidated and combined balance sheet as of June 30, 2021, the P10 Reorganization and the Initial Public Offering (IPO) will be accounted for as if they had occurred on June 30, 2021. The unaudited pro forma condensed consolidated and combined financial statements are comprised of the following historical information and pro forma adjustments:

A)

Derived from the condensed consolidated balance sheet of P10 Holdings, Inc. and its subsidiaries as of June 30, 2021. See P10’s condensed consolidated financial statements and the related notes appearing elsewhere in this prospectus.

B)

Reflects the transaction accounting adjustments giving effect to the P10 Reorganization and Initial Public Offering as described throughout the accompanying prospectus, including (i) the offering and expected issuance of Class A common shares of P10, Inc. in exchange for cash proceeds, (ii) the conversion of existing equity instruments of P10 Holdings, Inc. and its subsidiaries into Class B common shares of P10, Inc., and (iii) the use of expected net proceeds to pay down debt of P10 and its subsidiaries.

C)	Reflects the unaudited condensed consolidated and combined pro forma balance sheet of P10, Inc. after giving effect to the pro forma adjustments described herein.

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change and are reflective of the P10 Reorganization and IPO as described above. The following provides additional information regarding the pro forma adjustments described above:

1)

Reflects the expected cash effects of the P10 Reorganization and IPO transaction. The adjustment is comprised of the proceeds from the issuance of P10, Inc. Class A common shares. These funds are expected to be used (i) for the payment of underwriting fees as well as other transaction related costs, primarily consisting of legal and professional fees, and (ii) to pay down the Company’s existing long-term debt instruments, including associated accrued interest and prepayment penalties. Additionally, this adjustment reflects the payment of $1.0 million in preferred dividends to the owners of P10 Intermediate shares which were accrued as of June 30, 2021 in connection with the P10 Reorganization.

The Company estimates that, in addition to underwriting fees, the Company will incur a total of $3.0 million of other direct offering related costs, which will be reflected as a reduction of the offering proceeds. The Company had already incurred $1.0 million of those costs as of June 30, 2021, and these deferred offering costs were recorded in prepaid expenses and other assets on the consolidated balance sheet as of June 30, 2021 and are further discussed in pro forma adjustments 2 and 6 below. The remaining $2.0 million is the Company’s estimate of amounts to be incurred subsequent to June 30, 2021, and are reflected in the below table.

Additionally, in connection with the offering the Company is accelerating the vesting for a portion of the outstanding stock options issued under the 2018 Incentive Plan and allowing those holders to elect to cash-settle their awards. The estimated amount of cash payments to settle the awards is $1.1 million. The amount of incremental compensation expense associated with the accelerated vesting is negligible, so no adjustment to recognize compensation expense and related effects to retained earnings for such expense is being reflected in the pro forma adjustments.

These effects are as follows:

Gross proceeds from the issuance of Class A Shares	$138,000
Underwriter and other fees	(10,618)
Payments on existing long-term debt	(102,174)
Payment of preferred returns	(989)
Cash payments to option holders	(1,112)

Total cash adjustment	$23,107

2)

Reflects the reclassification of deferred offering costs, which were recorded in prepaid expenses and other current assets at June 30, 2021, to be a reduction of the proceeds received as further described in pro forma adjustment 6 below.

3)	Reflects the payment of $0.5 million of accrued interest as of June 30, 2021 upon the pay down of the Company’s debt using a portion of the net proceeds of the IPO.

4)

Reflects the pay down of existing debt upon the closing of the IPO. As described above, the Company expects to use a portion of the proceeds raised to pay down the Company’s existing debt, comprised of the credit and guaranty facility and Sellers Notes, which had principal balances outstanding of $253.9 million and $41.1 million, respectively, at June 30, 2021. The Company expects to use a portion of the net proceeds to repay $86.8 million of the outstanding credit and guaranty facility principal and $12.4 million of the outstanding 2017 and 2018 sellers notes principal.

Upon the pay down of the credit and guaranty facility, an early payment penalty of $2.4 million is expected to be incurred, and related unamortized debt issuance costs and discounts totaling $1.2 million will be written off. Upon the pay down of the sellers notes, $2.7 million of remaining unamortized issuance discount will be written off. The total expected loss on extinguishment on a pro forma basis of $6.3 million is reflected as an adjustment to retained earnings as described further below.

Pay down of credit and guaranty facility	$(85,606)
Pay down of sellers notes	(9,777)

Total long-term debt adjustment	$(95,383)

5)

Reflects the conversion of the redeemable preferred shares of P10 Intermediate to Class B common shares of P10, Inc. after giving effect to the P10 Reorganization and IPO. Upon conversion, the holders of these redeemable preferred shares receive a distribution representing the accrued preferred returns totaling $1.0 million as described in pro forma adjustment 1 above.

6)

Reflects the impacts of the P10 Reorganization and IPO described in pro forma adjustment B. As a result of the P10 Reorganization and the IPO, as further described elsewhere in this prospectus, existing common shares of P10 Holdings and redeemable preferred shares of P10 Intermediate are converted to Class B common shares of P10, Inc., and subject to a reverse split. P10, Inc. is then issuing 11,500,000 new shares of Class A common stock, and 8,500,000 shares are being sold in a secondary offering by existing holders, resulting in a total of 20,000,000 shares of Class A common stock of P10, Inc. and 97,155,596 of Class B common stock of P10, Inc. being outstanding on a pro forma basis as of June 30, 2021.

The following reflects the adjustments to equity upon the completion of the P10 Reorganization and IPO:

Gross proceeds from issuance of Class A common stock	$138,000
Underwriting and other fees	(11,625)
Conversion of pre-IPO common shares	89
Conversion of redeemable preferred shares	198,709
Payment of preferred returns	(989)
Retirement of treasury stock	(273)
Cash settlement of stock options	(1,112)

Adjustments to equity due to IPO and P10 Reorganization	$322,799

Based on the amount of Class A and Class B shares of P10, Inc. outstanding after the IPO and reorganization, the adjustments to P10, Inc. common stock and additional paid-in-capital are as follows:

Class A common stock, at par value of $0.001 per share	$20
Class B common stock, at par value of $0.001 per share	97
Additional paid-in-capital	322,682

$322,799

7)	Reflects the adjustments to retained earnings due to the expected loss on extinguishment of the debt as described in pro forma adjustment 3.

Note 3. Unaudited Pro Forma Condensed Consolidated and Combined Statement of Operations

For the purposes of preparing the unaudited pro forma condensed consolidated and combined statement of operations for the six month period ended June 30, 2021 and the year ended December 31, 2020, the P10 Reorganization and IPO, acquisitions and related transactions are accounted for as if they had occurred on January 1, 2020. The unaudited pro forma condensed consolidated and combined financial statement of operations are comprised of the following historical information and pro forma adjustments:

A)

Derived from the unaudited condensed consolidated statement of operations of P10 Holdings, Inc. and its subsidiaries for the six month period ended June 30, 2021 and the consolidated statement of operations of P10 Holdings, Inc. and its subsidiaries for the year ended December 31, 2020. See P10’s consolidated financial statements and the related notes appearing elsewhere in this prospectus.

B)

Derived from the unaudited statement of operations of Five Points for the three-month period ended March 31, 2020. As Five Points was acquired by P10 as of April 1, 2020, the results of Five Points’ operations for the period from April 1, 2020 through December 31, 2020 are already reflected in P10’s historical consolidated statements of operations for the year ended December 31, 2020. See Five Points’ financial statements and the related notes appearing elsewhere in this prospectus.

C)

Derived from the unaudited statement of operations of TrueBridge for the nine-month period ended September 30, 2020. TrueBridge was acquired by P10 on October 2, 2020 and, accordingly, the results of TrueBridge’s operations for the period from October 2, 2020 through December 31, 2020 are already reflected in P10’s historical financial statements for the year ended December 31, 2020. See TrueBridge’s financial statements and the related notes appearing elsewhere in this prospectus.

D)

Derived from the unaudited consolidated statement of operations of Enhanced Capital Group, LLC (ECG) for the nine month period ended September 30, 2020. On December 14, 2020, P10 completed the acquisition of 100% of the equity interest in ECG, as well as a 49% voting interest and a 50% economic interest in ECP as described above. The acquisition of ECG is recorded as a business combination, and the acquisition of the equity interests in ECP is recorded as an unconsolidated equity method investment. As ECP is recorded as an equity method investment, its historical statements of operations are not reflected in the Historical columns herein. Rather, P10’s share of the profits or losses of ECP, representing P10’s non-controlling equity method investment, will be reflected in the pro forma adjustments column as further described below in note G.

Additionally, as described above, ECG contributed its Permanent Capital Subsidiaries in exchange for a non-controlling equity interest in Enhanced PC. These Permanent Capital Subsidiaries represented a significant portion of the historic ECG financial information reflected in columns D and E. As a result of the reorganization and contribution of those entities to Enhanced PC by ECG (the Enhanced Reorganization), the gross operating activities of those Permanent Capital Subsidiaries post-reorganization will be captured within the net income (loss) of Enhanced PC, and ECG’s portion of Enhanced PC’s income (loss) will now be reflected within income (loss) from unconsolidated subsidiaries. The removal of the gross activities of the contributed Permanent Capital Subsidiaries and the corresponding pickup of ECG’s share of Enhanced PC, are reflected in the pro forma adjustments giving effect to the reorganization of ECG and ECP as described in note F below. As further described in the following notes, ECP and Enhanced PC would report net losses on a pro forma basis for the six months ended June 30, 2021 and the year ended December 31, 2020. In accordance with ASC 323, an investor would suspend the equity method of accounting and cease to record the investor’s share of losses of an investee when those losses exceed the cost basis of the investment, unless the investor has guaranteed the losses of the investee or otherwise committed to provide further financial support for the investee. The acquisition date cost basis for P10’s equity method investment in ECP was $1 as determined based on the stated purchase price the Securities Purchase Agreement and the relative fair value allocation determined during the accounting for the acquisitions. The cost basis of ECG’s equity method investment in Enhanced PC was recorded at $0 on the date of acquisition, based on the di minimis fair value of the investment as determined during the accounting for the acquisitions. P10 and its subsidiaries have not guaranteed the losses of ECP or Enhanced PC including, but not limited to, guarantees on the debt of the Permanent Capital Subsidiaries contributed to Enhanced PC, and has not otherwise committed to provide future financial support. Accordingly, although the Company’s calculated share of the net losses recognized by these investees is disclosed in pro forma adjustments 17 and 22 below, this loss is not reflected in the pro forma financial information as the loss in excess of the carrying value would not be recognized in the consolidated financial statements of P10.

As ECG has historically been reported as an investment company, the presentation of its historically reported statements of operations differs significantly from the presentation of that of P10, and the other entities reflected herein. As such, while no adjustments have been made to the historic amounts in this column, the presentation from that historically reported has been revised to align more closely with the presentation and classification in the statement of operations of P10. See ECG’s and ECP’s financial statements and the related notes appearing elsewhere in this prospectus.

E)

Derived from the unaudited consolidated statement of operations of Enhanced Capital Group, LLC (ECG) for the period from October 1, 2020 through December 14, 2020. This reflects the activity of the historical ECG entity through the date of the acquisition of ECG by the Company.

F)

Reflects the impacts of the Reorganization Agreement and resulting Enhanced Reorganization, whereby ECG contributed its Permanent Capital Subsidiaries in exchange for a non-controlling equity method investment in the newly formed Enhanced PC entity. These adjustments remove the revenues, expenses, and other gross activity of the subsidiaries which were contributed by ECG, and also reflect the pickup of ECG’s portion of the net income (loss) through the equity method investment in Enhanced PC received in exchange for the contribution.

The contribution of these previously consolidated subsidiaries in exchange for a non-controlling interest in Enhanced PC would constitute a derecognition event whereby ECG would recognize a gain or loss measured as the difference between the carrying value of the former subsidiaries’ assets and liabilities and the fair value of the consideration received, which is the equity method investment in Enhanced PC. The fair value of ECG’s equity method investment in Enhanced PC was determined to be di minimis as of the date of the reorganization based on the estimated cash flows associated with that investment after giving effect to the expected payments to ECG pursuant to the Advisory Agreement, which became effective concurrently with the acquisitions. Accordingly, the fair value of the equity method investment in Enhanced PC was assigned a value of $0. The carrying value of the contributed subsidiaries were a net liability of $0.6 million at the time of the reorganization. As such, ECG recognized a gain on this derecognition of $0.6 million.

G)	Reflects the transaction accounting adjustments to present the effects of the acquisitions of Five Points, TrueBridge, ECG and ECP as if they had occurred on January 1, 2020.

Pro forma adjustments reflected in this column are primarily comprised of:

•	Adjustments to amortization expense for acquired intangible assets,

•	Adjustments to interest expense, net for the pay down of debt extinguished in connection with the acquisitions, and

•	Adjustments to reflect the income (loss) from unconsolidated subsidiaries for the equity method investment in ECP.

This column does not reflect the effects of the Advisory Services Agreement as described above. While that agreement was contemplated in the purchase agreement, for purposes of clarity those effects are separately shown in column H.

H)

Reflects the autonomous entity adjustments which are necessary to illustrate the expected impact of the Advisory Agreement between ECG and Enhanced PC, and certain related incremental costs under the associated Administrative Services Agreement, as described further in the introduction to the unaudited pro forma financial information, which became effective concurrent with the acquisition. Under the Advisory Agreement, which also became effective upon the close of the acquisition, ECG will earn a fixed fee over a period of seven years for providing advisory services to the Permanent Capital Subsidiaries of Enhanced PC (which were contributed by both ECG and ECP at the acquisition date). While management has not included pro forma adjustments to reflect expected revenue increases, costs savings or synergies, and costs in order to achieve those synergies, it was concluded that based on the nature of this agreement (as it was specifically contemplated in the purchase agreement and relates to services which did not previously generate revenues when the Permanent Capital Subsidiaries were owned by ECG) and its significance to the acquisition of ECG and ECP, it was determined that it would be prudent information to illustrate how the operating results of the combined company might have looked had the acquisition occurred effective January 1, 2020.

I)

Reflects the transaction accounting adjustments giving effect to the P10 Reorganization and IPO as described throughout the accompanying prospectus. We note that the primary effects of the P10 Reorganization and IPO on the Company’s statement of operations are as follows:

•	The pay down of debt of P10 and its subsidiaries, which results in adjustments to remove the related interest expense; and

•

The impact on the weighted average shares outstanding. As the P10 Reorganization and IPO resulted in the conversion of all existing equity into Class B common shares of P10, Inc., the reverse split, and the issuance of Class A common shares of P10, Inc., these adjustments reflect the number of shares post-IPO and what the unaudited pro forma earnings per share would have been.

J)	Reflects the unaudited condensed consolidated and combined pro forma statements of operations of P10, Inc. after giving effect to the pro forma adjustments described herein.

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change, and are reflective of the acquisitions and related agreements including the Enhanced Reorganization, the P10 Reorganization and IPO as described above. The following provides additional information regarding the pro forma adjustments described above:

For the Six Months Ended June 30, 2021

1)

Reflects the adjustments of amortization of intangible assets to (i) remove any historical amortization of intangible assets related to Five Points, TrueBridge, and ECG reflected in the historical results, and to (ii) adjust for the amortization of acquired Five Points, TrueBridge and ECG intangible assets as if the acquisition occurred and amortization began on January 1, 2020. The following table summarizes these adjustments:

Six Months Ended June 30, 2021
Pro forma amortization expense for Five Points, TrueBridge and ECG	$8,968
Historical amortization expense for Five Points, TrueBridge and ECG	(10,351)

Adjustment to amortization expense	$(1,383)

2)	Reflects the income tax benefit (expense) related to the pro forma adjustments detailed in this column at a tax rate of 21%, which represents the Federal corporate income tax rate.

3)

Reflects the pro forma adjustments to revenue related to the Advisory Agreement between ECG and Enhanced PC. In exchange for providing advisory and management services to Enhanced PC, ECG will receive a fixed fee over a period of seven years. This includes the provision of services related to the Permanent Capital Subsidiaries, which were consolidated subsidiaries of ECG in the historical ECG financial statements prior to the effects of the Reorganization Agreement resulting in the Enhanced Reorganization as described above, which became effective concurrent with the acquisition. In the first and second years of the contract, ECG is expected to earn $19.0 million and $17.0 million, respectively, of advisory fees which will be earned ratably throughout each annual period. As previously noted, this only reflects advisory fees for the existing subsidiaries which were contributed to Enhanced PC by both ECG and ECP, and any future advisory arrangements for funds or programs created after the acquisition will be subject to separate agreements. No effect has been given to any estimated future revenues other than those explicitly stated in the Advisory Agreement which became effective upon the acquisition. As a result, an adjustment to decrease advisory services revenues by $1.0 million was reflected for the six-month period ended June 30, 2021 to give effect to the transaction as if it occurred on January 1, 2020 which would result in fiscal 2021 being the second year of the contract.

We have assessed the collectability of these revenues in light of the observed losses associated with the Permanent Capital Subsidiaries which were contributed to Enhanced PC and will represent substantially all of the operations of Enhanced PC. We have evaluated the expected future cash flows of Enhanced PC, which are expected to be sufficient such that it is probable that we will collect all of the promised consideration to which we will be entitled in exchange for the services that will be provided to Enhanced PC.

4)

As a result of the advisory services charged by ECG to Enhanced PC as described in pro forma adjustment 3, Enhanced PC will recognize a corresponding expense in the amount of the advisory services revenues recognized by ECG. For the six months ended June 30, 2021, this would have decreased the expense recognized by Enhanced PC by $1.0 million and would result in Enhanced PC having recorded a net loss of $15.2 million on a pro forma basis. ECG’s allocated share of this net loss through their equity method investment in Enhanced PC would be $10.2 million based on ECG’s 67% interest in the net income or loss of Enhanced PC. As previously described, the Company would suspend the equity method of accounting when the carrying value in an equity method investment reaches $0. Accordingly, no pro forma adjustment was made to reflect the additional net loss which would have been incurred by Enhanced PC as the carrying value of the equity method investment in Enhanced PC is $0.

The effects of Enhanced PC recognizing the expenses associated with the Advisory Agreement would also impact the net income (loss) of ECP, which would result in ECP recognizing a pro forma net loss of $7.7 million for the six months ended June 30, 2021 (net of the portion of Enhanced PC’s net income (loss) attributable to ECG through ECG’s non-controlling interest in Enhanced PC). P10’s allocated share of this net loss through their equity method investment in ECP would be $3.8 million based on P10’s 50% interest in the net income or loss of ECP. As previously described, the Company would suspend the equity method of accounting when the carrying value in an equity method investment reaches $0. Accordingly, no pro forma adjustment was made to reflect the additional net loss which would have been incurred by ECG as the carrying value of the equity method investment in ECP is $0.

5)	Reflects the income tax benefit (expense) related to the pro forma adjustments detailed in this column at a tax rate of 21%, which represents the Federal corporate income tax rate.

6)

As noted above, the Company expects to pay down a portion of existing long-term debt using the proceeds from the offering. The adjustment represents the net change to interest expense resulting from the pay down of the existing debt.

7)	Reflects the income tax benefit (expense) related to the pro forma adjustments detailed in this column at a tax rate of 21%, which represents the Federal corporate income tax rate.

8)

Reflects the reversal of the preferred dividends attributable to redeemable non-controlling interest. Upon the P10 Reorganization and IPO, all redeemable preferred shares of P10 Intermediate Holdings, LLC will be converted into Class B common shares of P10, Inc. As a result, there will no longer be a non-controlling interest or related dividends.

9)	Reflects the pro forma earnings per share of P10, Inc. following the P10 Reorganization and IPO for the six months ended June 30, 2021.

For the Year Ended December 31, 2020

10)

As described above, column F reflects the derecognition of the Permanent Capital Subsidiaries by ECG upon the contribution of those subsidiaries to Enhanced PC in exchange for the non-controlling interest in Enhanced PC, which is accounted for as an equity method investment by ECG.

On a pro forma basis (prior to the effects of the acquisition and the execution of the Advisory Agreement, which are reflected in other adjustments described below), Enhanced PC would have recognized net income for the year ended December 31, 2020 of $1.2 million. Based on ECG’s 67% interest in the net income (loss) of Enhanced PC, ECG would have recorded $0.8 million of income from unconsolidated subsidiaries through this equity method investment acquired by ECG in the Enhanced Reorganization.

11)

Reflects the gain of $0.7 million which ECG recognized upon the deconsolidation and derecognition of the Permanent Capital Subsidiaries which were contributed to Enhanced PC. The gain is based on the difference between the carrying value of the assets and liabilities of the subsidiaries which were contributed and the fair value of the consideration received, which was the non-controlling equity interest in Enhanced PC. The total carrying value of the subsidiaries contributed by ECG was a net liability of $0.6 million. The fair value of the equity interests in Enhanced PC was recorded as $0. This determination was made based on the estimated cash flows of Enhanced PC in consideration of the effects of the Advisory Agreement, which became effective concurrently with the Enhanced Reorganization and the acquisitions of ECG and ECP by P10. After the effects of the Advisory Agreement, the fair value of the residual cash flows of Enhanced PC were determined to be di minimis as of the date of the Enhanced Reorganization and acquisition.

12)

Reflects the adjustments to revenues in the acquisition of TrueBridge. P10 did not acquire the carried interest and other assets of TrueBridge which generated other revenue of $0.1 million in the historical financial information prior to the acquisition. As such, those historic amounts are removed.

13)

This adjustment reflects the reclassification of historical financial amounts for acquired entities to conform with P10’s presentation. Specifically, $10.1 million included in ECG’s historic general and administrative expenses, and $2.7 million included in TrueBridge’s historic management fee expenses, were reclassified to compensation and benefits. This reclassification had no impact on total operating expenses.

Included within the Five Points and TrueBridge historical compensation and benefits amounts are $4.5 million and $5.4 million, respectively, of non-recurring transaction related bonuses. Similarly, included within the $10.1 million ECG adjustment described above is $2.3 million of non-recurring transaction related bonuses. There have been no adjustments made to remove these non-recurring charges.

14)

Included within the P10, Five Points, TrueBridge and ECG historical professional fee amounts are $6.5 million, $0.5 million, $2.1 million and $0.9 million, respectively, of non-recurring transaction related professional fees associated with the acquisitions of Five Points, TrueBridge and Enhanced. There have been no adjustments made to remove these non-recurring charges.

15)	Reflects the reclassification of $10.1 million of historical ECG general and administrative expenses to compensation and benefits as described in pro forma adjustment 13.

16)

Reflects the adjustments of amortization of intangible assets to (i) remove any historical amortization of intangible assets related to Five Points, TrueBridge, and ECG reflected in the historical results, and to (ii) adjust for the amortization of acquired Five Points, TrueBridge and ECG intangible assets as if the acquisition occurred and amortization began on January 1, 2020. These following table summarizes these adjustments:

Year Ended December 31, 2020
Pro forma amortization expense for Five Points, TrueBridge and ECG	$21,315
Historical amortization expense for Five Points, TrueBridge and ECG	(5,490)

Adjustment to amortization expense	$15,825

17)

Reflects the adjustments of income (loss) from unconsolidated subsidiaries related to the equity method investment obtained through the acquisitions of the equity interests in ECP. P10 acquired a 49% voting interest and a 50% economic interest ownership in ECP in the acquisition on December 14, 2020. As a result, P10 will receive 50% of the profits or losses generated by ECP. Accordingly, this pro forma adjustment reflects an income (loss) in equity method investments equal to 50% of the historic ECP income (loss) for the period from January 1, 2020 through the acquisition by P10.

On a pro forma basis for the year-ended December 31, 2020, ECP would have recorded a net loss of $3.8 million, which is inclusive of the net income (loss) of Enhanced PC (which is consolidated by ECP), less the portion of Enhanced PC’s net income (loss) attributable to ECG through ECG’s non-controlling interest in Enhanced PC. This pro forma net loss of $3.8 million does not reflect the effects of the Advisory Agreement and charges to Enhanced PC, which are separately described and reflected in pro forma adjustment 22. The net loss attributable to P10’s equity method investment in ECP would be $1.9 million based on the Company’s 50% economic interest received in the acquisition. As described in the preceding sections and in the notes to the consolidated financial statements of P10 for the year ended December 31, 2020 contained elsewhere in this prospectus, the Company’s cost basis and carrying value of the investments in ECP was $0 at December 31, 2020. Accordingly, the Company would suspend the equity method of accounting and would not recognize these losses in the Company’s statement of operations but would continue to track losses in excess of the cost basis. Accordingly, no adjustment is reflected in the accompanying pro forma statements of operations for these losses in excess of our cost basis. See further discussion in pro forma adjustment 22.

18)

Reflects adjustments to interest expense for (i) reductions in debt for amounts extinguished at the time of the acquisition of ECG and (ii) the increase in debt issued by P10 for the amounts issued to fund the acquisitions of TrueBridge, ECG and ECP, as if these extinguishments and issuances occurred on January 1, 2020.

The debt of ECG which was not held by the Permanent Capital Subsidiaries and derecognized in the Enhanced Reorganization reflected in column F totaled $64.4 million as of the acquisition date. This debt was extinguished using the proceeds from the acquisition and is reflected as a component of the consideration transferred in accounting for the acquisitions of ECG and ECP. As this debt was not assumed by P10, the related interest expense is removed through these pro forma adjustments. After these adjustments, only $0.1 million of the interest expense reflected in the historical ECG columns remains, representing the interest on the ECG debt assumed by P10 in the acquisition.

These reductions in interest expense were offset by the effects of the $159.4 million of incremental debt issued by P10 Intermediate in order to fund the acquisitions of TrueBridge, ECG and ECP. These borrowings carry an interest rate of 3 month LIBOR plus 6.00%. Based on the average interest rates during the period, this resulted in an increase to interest expense of $10.6 million for the year ended December 31, 2020. These adjustments do not give any effect to the anticipated pay down of Company debt in connection with the P10 Reorganization and IPO, which is described in pro forma adjustment 24 below.

19)	Reflects the income tax benefit (expense) related to the pro forma adjustments detailed in this column at a tax rate of 21%, which represents the Federal corporate income tax rate.

20)

Reflects the impacts of the Advisory Agreement between ECG and Enhanced PC. As described further in pro forma adjustment 3 above, in exchange for providing advisory and management services to the Enhanced PC, ECG is expected to earn $19.0 million of advisory fees in the first annual period of the contract, which will be earned ratably throughout that annual period. As a result, an adjustment to increase advisory services revenues by $19.0 million was reflected in the year ended December 31, 2020.

We have assessed the collectability of these revenues in light of the observed losses associated with the Permanent Capital Subsidiaries which were contributed to Enhanced PC and will represent substantially all of the operations of Enhanced PC. We have evaluated the expected future cash flows of Enhanced PC, which are expected to be sufficient such that it is probable that we will collect all of the promised consideration to which we will be entitled in exchange for the services that will be provided to Enhanced PC.

21)

Reflects the estimated increase in compensation expense associated with the Administration Services Agreement which is expected to result from the provision of services under the Advisory Services Agreement, which is necessary to reflect ECG operating as an autonomous entity after the contribution of the Permanent Capital Subsidiaries to Enhanced PC.

22)

As a result of the advisory services charged by ECG to Enhanced PC, Enhanced PC will recognize a corresponding expense in the amount of the advisory services revenues recognized by ECG. For the year ended December 31, 2020, this would have increased the expense recognized by Enhanced PC by $19.0 million and would result in Enhanced PC having recorded a net loss of $17.8 million on a pro forma basis. As previously described, the Company would suspend the equity method of accounting when the carrying value in an equity method investment reaches $0. Accordingly, the pro forma adjustment reflected herein only recognizes ECG’s portion of Enhanced PC’s loss to the extent of the $0.8 million of equity method income recognized in pro forma adjustment 10 above, as such reduces the carrying value of ECG’s equity method investment in Enhanced PC to $0.

The effects of Enhanced PC recognizing the expenses associated with the Advisory Agreement would also impact the net income (loss) of ECP, which would result in ECP recognizing a pro forma net loss of $10.1 million for the year ended December 31, 2020 (net of the portion of Enhanced PC’s net income (loss) attributable to ECG through ECG’s non-controlling interest in Enhanced PC). P10’s allocated share of this net loss through their equity method investment in ECP would be $5.0 million. As stated previously, the carrying value of P10’s equity method investment in ECP is $0, therefore P10 would not reflect this net loss associated with the equity method investment. As such, no pro forma adjustment is made for this loss.

23)	Reflects the income tax benefit (expense) related to the pro forma adjustments detailed in this column at a tax rate of 21%, which represents the Federal corporate income tax rate.

24)

As noted above, the Company expects to pay down its outstanding long-term debt using a portion of the proceeds of the IPO. This adjustment represents the net change to interest expense resulting from the pay down of the existing debt.

25)

Reflects the loss on extinguishment of debt associated with the pay down of existing debt, including prepayment penalties, upon the IPO. These costs will not affect the Company’s income statement beyond 12 months after the transaction date.

26)	Reflects the income tax benefit (expense) related to the pro forma adjustments detailed in this column at a tax rate of 21%, which represents the Federal corporate income tax rate.

27)

Reflects the reversal of the preferred dividends attributable to redeemable non-controlling interest. Upon the P10 Reorganization and IPO, all redeemable preferred shares of P10 Intermediate Holdings, LLC will be converted into Class B common shares of P10, Inc. As a result, there will no longer be a non-controlling interest or related dividends.

28)	Reflects the pro forma earnings per share of P10, Inc. following the P10 Reorganization and IPO for the year ended December 31, 2020.

Note 4. Earnings Per Share

Pro forma earnings from continuing operations per share for the year ended December 31, 2020 have been calculated based on the estimated weighted average number of common shares outstanding on a pro forma basis, as described below. The pro forma weighted average shares outstanding have been calculated as if the P10 Reorganization and IPO had been completed on January 1, 2020 are as follows (amounts in thousands, except per share amounts):

	For the Six Months Ended June 30, 2021	For the Year Ended December 31, 2020
Numerator:
Net income attributable to P10, Inc. - basic and diluted	$8,088	$11,968

Denominator:
Denominator for basic calculation - Weighted-average shares	117,156	117,156
Weighted shares assumed upon exercise of stock options	4,335	4,335

Denominator for earnings per share assuming dilution	121,491	121,491

Earnings per share - basic	$0.07	$0.10
Earnings per share - diluted	$0.07	$0.10

Note 5. Non-GAAP Financial Measurements

Below is a description of our unaudited pro forma non-GAAP financial measures. These are not measures of financial performance under GAAP and should not be construed as a substitute for the most directly comparable pro forma GAAP measures, which are reconciled below. These measures have limitations as analytical tools, and when assessing our operating performance, you should not consider these measures in isolation or as a substitute for GAAP measures. Other companies may calculate these measures differently than we do, limiting their usefulness as a comparative measure.

We use Adjusted Net Income, or ANI, as well as Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) to provide additional measures of profitability. We use the measures to assess our performance relative to our intended strategies, expected patterns of profitability, and budgets, and use the results of that assessment to adjust our future activities to the extent we deem necessary. ANI reflects our actual cash flows generated by our core operations. ANI is calculated as Adjusted EBITDA, less actual cash paid for interest and federal and state income taxes.

In order to compute Adjusted EBITDA, we adjust our GAAP net income for the following items:

•	Expenses that typically do not require us to pay them in cash in the current period (such as depreciation, amortization and stock-based compensation);

•	The cost of financing our business;

•

Acquisition-related expenses which reflects the actual costs incurred during the period for the acquisition of new businesses, which primarily consists of fees for professional services including legal, accounting, and advisory, as well as bonuses paid to employees directly related to the acquisition;

•

Registration-related expenses includes professional services associated with our prospectus process incurred during the period, and does not reflect expected regulatory, compliance, and other costs associated with which may be incurred subsequent to our Initial Public Offering; and

•	The effects of income taxes.

Adjusted Net Income reflects the cash payments made for interest, which differs significantly from total interest expense which includes non-cash interest on the non-interest-bearing Seller Notes related to our acquisitions of RCP 2 and RCP 3. Similarly, the cash income taxes paid during the periods is significantly lower than the net income tax benefit, which is primarily comprised of deferred tax benefits as described in the results of operations. Adjusted net income for the last twelve months ended June 30, 2021 is calculated by adding the pro forma financial information for the six months ended June 30, 2021 with the pro forma financial information for the year ended December 31, 2020 and then subtracting the pro forma financial information for the six months ended June 30, 2020.

	For the Six Months Ended June 30, 2021	For the Six Months Ended June 30, 2020	For the Year Ended December 31, 2020	For the last Twelve Months Ended June 30, 2021
	Pro Forma	Pro Forma	Pro Forma	Pro Forma
Net (loss) income	$8,088	$(3,863)	$11,968	$23,919

Add back (subtract):
Depreciation and amortization	13,719	15,708	31,395	29,406
Interest expense, net	7,639	7,706	15,451	15,384
Income tax benefit	2,167	(3,068)	(27,257)	(22,022)
Changes in valuation of note receivable from ECP	—	1,880	3,230	1,350
Non-recurring expenses	1,411	6,676	24,663	19,398
Loss on extinguishment of debt	—	6,331	6,331	—
Non-cash stock based compensation	992	330	714	1,376

Adjusted EBITDA	34,016	31,700	66,495	68,811

Less:
Cash interest (expense), net	(6,117)	(6,793)	(13,303)	(12,627)
Cash penalty on prepayment of debt	—	(2,434)	(2,434)	—
Cash income taxes	(1,147)	(689)	(1,169)	(1,627)

Adjusted Net Income	$26,752	$21,784	$49,589	$54,557

SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

The following table sets forth selected financial information and other data on a historical basis. We derived the selected historical income statement data of P10 Holdings for each of the years ended December 31, 2020 and 2019, and the selected historical consolidated balance sheet data as of December 31, 2020 and 2019 from our audited financial statements included elsewhere in this prospectus. The summary historical consolidated financial information set forth below as of December 31, 2018, and for the year then ended, has been derived from our audited consolidated financial statements, which are not included in this prospectus. The summary historical consolidated financial information set forth below as of June 30, 2021 and for each of the three and six-month periods ended June 30, 2021 and 2020 has been derived from our unaudited consolidated financial statements included elsewhere in this prospectus.

The selected unaudited pro forma consolidated income statement data set forth below for the six-month period ended June 30, 2021 and the year ended December 31, 2020 gives effect to (i) our acquisitions of Five Points, TrueBridge, ECG and ECP, and (ii) the P10 Reorganization and initial public offering as described throughout this prospectus, as if each had been completed as of January 1, 2020. The selected unaudited pro forma consolidated balance sheet data set forth below as of June 30, 2021 gives effect to the P10 Reorganization, as well as this offering and the application of the net proceeds from this offering, as if each had been completed as of June 30, 2021.

Our selected historical results are not necessarily indicative of the results to be expected in the future. The information below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and related notes included elsewhere in this prospectus. The following table includes ANI and Adjusted EBITDA, which are not measures of financial performance under GAAP. Refer to the aforementioned section for further description and discussion of these metrics and reconciliations to the most directly comparable GAAP measures.

	P10, Inc.		P10 Holdings, Inc.
	Six Months Ended	Year Ended,	For the Six Months Ended		Three Months Ended		Years Ended
	June 30,	December 31,	June 30,		June 30,		December 31,
	2021	2020	2021	2020	2021	2020	2020	2019	2018
Income Statement Data (in thousands)	Pro Forma (in thousands)		(in thousands)		(in thousands)		(in thousands)
Revenues:
Management and advisory fees	$65,090	$119,735	$66,090	$26,599	$33,517	$15,273	$66,125	$42,209	$32,130
Other revenue	666	1,268	666	702	471	180	1,243	2,693	1,871

Total revenues	65,756	121,003	66,756	27,301	33,988	15,453	67,368	44,902	34,001
Operating Expenses:
Compensation and benefits	24,110	53,439	24,110	9,900	12,236	5,858	24,529	12,343	9,829
Professional fees	5,261	19,278	5,261	2,550	2,879	1,598	13,953	4,572	764
General, administrative and other	5,291	8,578	5,291	2,092	2,843	1,088	4,731	4,624	4,373
Amortization of intangibles	13,585	31,290	14,968	6,034	7,484	3,572	15,466	10,552	11,026
Other expenses	—	—	—	—	—	—	—	—	747

Total operating expenses	48,247	112,585	49,630	20,576	25,442	12,116	58,679	32,091	26,739

Income from Operations	17,509	8,418	17,126	6,725	8,546	3,337	8,689	12,811	7,262
Other (Expense)/Income:
Total interest expense, net	(7,639)	(15,451)	(10,934)	(4,964)	(5,464)	(2,324)	(11,720)	(11,372)	(10,155)
Other income (expense)	385	(8,256)	385	22	125	—	—	—	—

Net (loss) income before income taxes	10,255	(15,289)	6,577	1,783	3,207	1,013	(3,031)	1,439	(2,893)
Income tax (expense)/benefit	(2,167)	27,257	(1,395)	1,338	(734)	267	26,837	10,502	8,787

Net Income	$8,088	$11,968	$5,182	$3,121	$2,473	$1,280	$23,806	$11,941	$5,894

Less: preferred dividends attributable to redeemable noncontrolling interest	—	—	(989)	(153)	(495)	(153)	(720)	—	—

Net Income Attributable to P10	$8,088	$11,968	$4,193	$2,968	$1,978	$1,127	23,086	$11,941	$5,894

Earnings per unit/share
Basic	$0.07	$0.10	$0.05	$0.03	$0.02	$0.01	$0.26	$0.13	$0.07
Diluted	$0.07	$0.10	$0.03	$0.03	$0.02	$0.01	$0.25	$0.13	$0.07

Non-GAAP Information (in thousands)
Adjusted EBITDA	$34,016	$66,495	$34,027	$14,496	$16,907	$7,862	$34,085	$27,310	$18,627
Adjusted Net Income	26,752	49,589	23,723	9,551	11,634	5,644	23,217	21,554	13,0 53

	P10, Inc.	P10 Holdings, Inc.
	As of	As of	As of
	June 30,	June 30,	December 31,
Balance Sheet Data (in thousands)	2021	2021	2020	2019
	Pro Forma (in thousands)	(in thousands)	(in thousands)
Assets
Cash and cash equivalents	$41,142	$18,035	$11,773	$18,710
Deferred tax assets, net	37,415	37,415	37,621	21,707
Intangibles, net	128,770	128,770	143,738	54,814
Goodwill	369,794	369,794	369,982	97,323
Total assets	600,596	578,496	582,426	202,804
Liabilities and stockholders’ equity
Debt obligations	$187,203	$282,586	$290,055	$145,846
Total liabilities	218,918	314,761	324,146	166,763
Redeemable non-controlling interest	—	198,709	198,439	—
Stockholders’ equity	381,678	65,026	59,841	36,041
Total liabilities and stockholders’ equity	600,596	578,496	582,426	202,804

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion relates to the activities and operations of P10 Holdings. As used in this section, “P10 Holdings,” the “Company”, “we” or “our” includes P10 Holdings and only its consolidated subsidiaries. The following information should be read in conjunction with our selected financial and operating data and the accompanying consolidated financial statements and related notes contained elsewhere in this prospectus. Our historical results discussed below, and the way we evaluate our results, may differ significantly from the descriptions of our business and key metrics used elsewhere in this prospectus due to the effects of acquisitions which occurred during the year ended December 31, 2020, but may not have had a material impact on our statements of operations due to the limited period of time which they were included in our consolidated results. The below historical results also do not include any activities or positions of P10, Inc., or give effect to any of the reorganization activities which have or are expected to occur in connection with the Initial Public Offering contemplated in this prospectus.

Business Overview

We are a leading multi-asset class private market solutions provider in the alternative asset management industry. Our mission is to provide our investors differentiated access to a broad set of solutions and investment vehicles across highly attractive asset classes and geographies that generate superior risk-adjusted returns. Our success and growth have been driven by our position in the private markets’ ecosystem, providing investors with specialized private market solutions across a comprehensive set of investment strategies, including primary investment funds, secondary investment, direct investment and co-investments and advisory solutions. As investors entrust us with additional capital, which strengthens our relationships with our fund managers, drives additional investment opportunities, sources more data, enables portfolio optimization and enhances returns, and in turn attracts new investors.

During the year ended December 31, 2020, we completed several acquisitions to expand the private market solutions available to our investors. On April 1, 2020, we completed our acquisition of Five Points to serve as our Private Credit solution (which also offers certain private equity solutions). Five Points’ results are included in our Consolidated Statements of Operations for the period from April 1, 2020 through December 31, 2020. On October 2, 2020, we completed our acquisition of TrueBridge Capital Partners, LLC (TrueBridge) to serve as our Venture Capital solution. TrueBridge’s results are included in our Consolidated Statements of Operations for the period from October 2, 2020 through December 31, 2020. On December 14, 2020, we completed our acquisition of 100% of the equity interest in ECG to serve as our Impact Investing solution. ECG’s results are included in our Consolidated Statements of Operations for the period from December 14, 2020 through December 31, 2020. These acquisitions were accounted for as business combinations, and these entities are reported as consolidated subsidiaries of P10. Additionally, on December 14, 2020, we completed our acquisition of approximately 49% of the voting interests and 50% of the economic interests in ECP, which is a related party of ECG. As we only acquired a non-controlling interest in ECP, it is reported as an equity method investment in accordance with ASC 323.

As of June 30, 2021, our private market solutions were comprised of the following:

•

Private Equity Solutions (PES). Under PES, we make direct and indirect investments in middle and lower-middle market private equity across North America. The PES investment team, which is comprised of 33 investment professionals with an average of 24+ years of experience, has deep and long-standing investor and fund manager relationships in the middle and lower-middle market which it has cultivated over the past 20 years, including over 1,800+ investors, 165+ fund managers, 375+ private market funds and 1,800+ portfolio companies. We have 40 active investment vehicles. PES occupies a differentiated position within the private markets ecosystem helping our investors access, perform due diligence, analyze and invest in what we believe are attractive middle and lower-middle market private equity opportunities. We are further differentiated by the scale, depth, diversity and accuracy of our constantly expanding proprietary private markets database that contains comprehensive information on more than 2,500 investment firms, 4,000 funds, 25,000 individual transactions, 30,000 private companies and 175,000 financial metrics. As of June 30, 2021, PES managed $7.8 billion of FPAUM.

•

Venture Capital Solutions (VCS). Under VCS, we make investments in venture capital funds across North America and specialize in targeting high-performing, access-constrained opportunities. The VCS investment team, which is comprised of 12 investment professionals with an average of 18+ years of experience, has deep and long-standing investor and fund manager relationships in the venture market which it has cultivated over the past 14+ years, including over 540+ investors, 60+ fund managers, 55 direct investments, 230+ private market funds and 6,500+ portfolio companies. We have 12 active investment vehicles. Our VCS solution is differentiated by our innovative strategic partnerships and our vantage point within the venture capital and technology ecosystems, maximizing advantages for our investors. In addition, since 2011, we have partnered with Forbes to publish the Midas List, a ranking of the top value-creating venture capitalists. As of June 30, 2021, VCS managed $3.9 billion of FPAUM.

•

Impact Investing Solutions (IIS). Under IIS, we make equity, tax equity, and debt investments in impact initiatives across North America. IIS primarily targets investments in renewable energy development and historic building renovation projects, as well as providing capital to small businesses that are women or minority owned or operating in underserved communities. The IIS investment team, which is comprised of 12 investment professionals with an average of 21+ years of experience, has deep and long-standing relationships in the impact market which it has cultivated over the past 20 years, including deploying capital on behalf of over 81 investors. We currently have 30 active investment vehicles. We are differentiated in both the breadth of impact areas served, the type of capital deployed and the duration of our track record. We have collectively deployed over $3.0 billion into 600+ projects, supporting 380+ businesses across 36 states since 2000, including $550 million capital deployed in impact credit and 535 million KWh of renewable energy produced through 2019. As of June 30, 2021, IIS managed $1.7 billion of FPAUM.

•

Private Credit Solutions (PCS). Under PCS, we primarily make debt investments across North America, targeting lower middle market companies owned by leading financial sponsors and also offer certain private equity solutions. The PCS investment team, which is comprised of 19 investment professionals with an average of 21+ years of experience, has deep and long-standing relationships in the private credit market which it has cultivated over the past 22 years, including 180+ investors across 5 active investment vehicles and 64 portfolio companies with over $1.5+ billion capital deployed. Our PCS is differentiated by our relationship-driven sourcing approach providing capital solutions for growth-oriented companies. We are further synergistically strengthened by our PES network of fund managers, characterized by more than 575 credit opportunities annually. We currently maintain 45+ active sponsor relationships and have 60+ platform investments. As of June 30, 2021, PCS managed $0.8 billion of FPAUM.

Sources of Revenue

Our sources of revenue currently include fund management fee contracts, advisory service fee contracts, consulting agreements, referral fees, subscriptions and other services. The majority of our revenues are generated through long-term, fixed fee management and advisory contracts with our investors for providing investment solutions in the following vehicles for our investors as of June 30, 2021:

•

Primary Investment Funds. Primary investment funds refer to investment vehicles which target investments in new private markets funds, which in turn invest directly in portfolio companies. P10’s primary investment funds include both commingled investment vehicles with multiple investors as well as customizable separate accounts, which typically include one investor. Primary investments are made during a fundraising period in the form of capital commitments, which are called upon by the fund manager and utilized to finance its investments in portfolio companies during a predefined investment period. We receive a fee stream that is typically based on our investor’s committed, locked-in capital; capital commitments that typically average ten to fifteen years, though they may vary by fund and strategy. We offer primary investment funds across private equity and venture capital solutions. Often, the fees are structured such that they step down, or decrease, over the life of the fund. Our primary funds comprise approximately $9.2 billion of our FPAUM as of June 30, 2021.

•

Direct and Co-Investment Funds. Direct and co-investments involve acquiring an equity interest in or making a loan to an operating company, project, property or asset, typically by co-investing alongside an investment by a fund manager or by investing directly in the underlying asset. P10’s direct and co-investment funds include both commingled investment vehicles with multiple investors as well as customizable separate accounts, which typically include one investor. Capital committed to direct investments and co-investments is typically invested immediately, thereby advancing the timing of expected returns on investment. We typically receive fees from investors based upon committed capital, with some funds receiving fees based on invested capital; capital commitments, typically average ten to fifteen years, though they may vary by fund. We offer direct and co-investment funds across our private equity, venture capital, impact investing and private credit solutions. Often, the fees are structured such that they step down, or decrease, over the life of the fund. Our direct investing platform comprises approximately $3.8 billion of our FPAUM as of June 30, 2021.

•

Secondaries. Secondaries refer to investments in existing private markets funds through the acquisition of an existing interest in a private markets fund by one investor from another in a negotiated transaction. In so doing, the buyer agrees to take on future funding obligations in exchange for future returns and distributions. Because secondary investments are generally made when a primary investment fund is three to seven years into its investment period and has deployed a significant portion of its capital into portfolio companies, these investments are viewed as more mature. We typically receive fees from investors on committed capital for a decade, the typical life of the fund. We currently offer secondaries funds across our private equity solutions. Often, the fees are structured such that they step down, or decrease, over the life of the fund. Our secondary funds comprise approximately $1.1 billion of our FPAUM on a basis as of June 30, 2021.

Operating Segments

We operate our business as a single operating segment, which is how our chief operating decision makers (our Co-Chief Executive Officers) evaluate financial performance and make decisions regarding the allocation of resources.

Trends Affecting Our Business

Our business is affected by a variety of factors, including conditions in the financial markets and economic and political conditions in the North American markets which we operate, as well as changes in global economic conditions, including the effects of COVID-19 as described below, and regulatory or other governmental policies or actions can materially affect the values of the funds our platforms manage, as well as our ability to effectively manage investments. With interest rates remaining historically low, we continue to see investors turning towards alternative investments to achieve higher yields.

The continued growth of our business may be influenced by several factors, including the following market trends:

•

Accelerating demand for private markets solutions. Our ability to attract new capital is dependent on investor demand for private markets solutions. We believe the composition of public markets is fundamentally shifting and will drive growth in private markets investing as fewer companies elect to become public corporations, while more companies are choosing to stay privately held or return to being privately held.

Furthermore, investors continue to increase their exposure to passive strategies in search for lower fee alternatives as relative returns in active public market strategies have compressed. We believe the continued move away from active public market strategies into passive strategies will support growth in private market solutions as investors seek higher risk-adjusted returns. Additional trends driving investor demand are 1) increasing long-term investor allocations towards private market asset classes, 2) legislation that allows retirement plans to add private equity vehicles as an investment option, and 3) the adoption of Environmental, Social, and Corporate Governance (“ESG”) and impact investing by the institutional and high net worth investor community.

•

Favorable lower and lower-middle market dynamics, and data driven sourcing. We attribute our strong investment performance track record to several factors, including: our broad private market relationships and access to fund managers and investments, our diligent and responsible investment process, our tenured investing experience and our premier data, technology, and analytic capabilities. Our ability to continue generating strong returns will be impacted by lower and lower-middle market dynamics and our ability to source deals efficiently and effectively using data analytics. As more companies choose to remain private, we believe smaller companies will continue to dominate market supply, with significantly less capital in pursuit. This favorable lower and lower-middle market dynamic implies a larger pool of opportunities at compelling purchase price valuations with significant return potential. In addition, our premier data and analytic capabilities, driven by our proprietary database, support our robust and disciplined sourcing criteria, which fuels our highly selective investment process. Our database stores and organizes a universe of managers and opportunities with powerful tracking metrics that we believe drive optimal portfolio management and monitoring and enable a portfolio grading system, as well as repository of investment evaluation scorecards. Our ability to maintain our data advantage is dependent on a number of factors, including our continued access to a broad set of private market information on an on-going basis.

•

Expanding asset class solutions, broaden geographic reach and grow private markets network effect. Our ability to continue growing is impacted by our scalability and ability to maximize investor relationships. The purview of private markets has meaningfully broadened over the last decade. As investors increase their allocations to private markets investments, we believe the demand for asset class diversification will rise. Furthermore, as part of this evolution we believe investors will seek out private market solutions providers with scale and an ability to deliver multiple asset classes and vehicle solutions to streamline relationships and pursue cost efficiency. Our scalable business model is well positioned to expand and grow our footprint as we develop our position within the private markets ecosystem to further leverage our synergistic solutions offering. We currently have a leading presence in North America, but believe that expanding our investor presence into international markets can be a significant growth driver for our business as investors continue to seek geographically diverse private market exposure. Further, expanding into additional asset class solutions will enable us to further enhance our integrated network effect across private markets by, among other benefits, fostering deeper manager relationships. We believe that the growing number of private markets focused fund managers increases the operational burden on investors and will lead to a greater reliance on highly trusted advisors to help investors navigate the complexity associated with multi-asset class manager selection.

•

Increasing regulatory requirements and political uncertainty. The complex regulatory and tax environment could restrict our operations and subject us to increased compliance costs and administrative burdens, as well as restrictions on our business activities. With the recent change in presidential administrations in the United States and related turmoil, there is additional uncertainty around potential legal, regulatory, and tax changes, which may impact our profitability or impact our ability to operate and grow our business.

•

Our ability to raise capital in order to fund acquisitions and strategic growth initiatives. In addition to organic growth of our existing solutions and services, our growth will continue to depend, in part, on our ability to identify, evaluate and acquire high performing and high-quality asset management businesses in order to expand our team of asset managers and advisors, as well as expand the industries and end markets which we serve. These acquisitions may require us to raise additional capital through debt financing or the issuance of equity securities. Our ability to obtain debt with acceptable terms will be influenced by the corporate debt markets and prevailing interest rates, as well as our current credit worthiness. The funding available through the issuance of equity securities will be determined in part by the market price of our shares.

•

Increased competition to work with top private equity fund managers. There has been a trend amongst larger private markets investors to consolidate the number of general partners in which they invest and work with. At times, this has led to certain funds being oversubscribed due to the increasing flow of capital. This has resulted in some investors, primarily smaller investors or less strategically important investors, not being able to gain access to certain funds. Our ability to invest and maintain our sphere of influence with these high-performing fund managers is critical to our investors’ success and our ability to maintain our competitive position and grow our revenue.

•

Data advantage relative to competitors. We believe that the general trend towards transparency and consistency in private markets reporting will create new opportunities for us to leverage our databases and analytical capabilities. We intend to use these advantages afforded to us by our proprietary databases, analytical tools and deep industry knowledge to drive our performance, provide our clients with customized solutions across private markets asset classes and continue to differentiate our products and services from those of our competitors. Our ability to maintain our data advantage is dependent on a number of factors, including our continued access to a broad set of private market information on an on-going basis, as well as our ability to maintain our investment scale, considering the evolving competitive landscape and potential industry consolidation.

COVID-19

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (COVID-19) a global pandemic, which has resulted in significant disruption and uncertainty in the global economic markets. The full extent of the operational and financial impact the COVID-19 pandemic may have on the Company has yet to be determined and is dependent on its duration and spread, the effectiveness of treatments and measures of prevention, and any related operational restrictions and the overall economy. Currently, we have activated our Business Continuity Plan, which assures the ability for all aspects of our business to continue operating without interruption. We are unable to accurately predict how COVID-19 will affect the results of our operations because the virus’s severity, the effectiveness, availability and public acceptance of vaccines, as well as the duration of the pandemic are uncertain. However, we do not expect a significant impact to our near-term results given the structure of our contracts. While it is premature to accurately predict its full impact, the pandemic may affect our ability to raise capital for future funds. Refer to further considerations included in the Risk Factors contained elsewhere in this prospectus.

Key Financial & Operating Metrics

Revenues

We generate revenues primarily from management fees and advisory contracts, and to a lesser extent, other consulting arrangements and services. See Significant Accounting Policies in Note 2 of our consolidated financial statements included elsewhere in this prospectus for additional information regarding the way revenues are recognized.

We earn management and advisory fees based on a percentage of investors’ capital commitments to or, in selected cases, net invested capital in, or NAV, of our investment funds. Management and advisory fees during the commitment period are charged on capital commitments and after the commitment period (or a defined anniversary of the fund’s initial closing) is reduced by a percentage of the management and advisory fees for the preceding years or charged on net invested capital or NAV, in selected cases. Fee schedules are generally fixed and set for the expected life of the funds, which typically are between ten to fifteen years. These fees are typically staged to decrease over the life of the contract due to built-in declines in contractual rates and/or as a result of lower net invested capital balances as capital is returned to investors. We also earn revenues through catch-up fees on the funds we manage. Catch-up fees are earned from investors that committed near the end of the fundraising period of funds originally launched in prior periods, and as such the investors are required to pay a catch-up fee as if they had committed to the fund at the first closing. While catch-up fees are not a significant component of our overall revenue stream, they may result in a temporary increase in our revenues in the period in which they are recognized.

Other revenue consists of subscription and consulting agreements and referral fees that we offer in certain cases. Subscription and consulting agreements provide advisory and/or reporting services to our investors such as monitoring and reporting on an investor’s existing private markets investments. The subscription and consulting agreements typically have renewable one-year lives, and revenue is recognized ratably over the current term of the subscription or the agreement. If subscriptions or fees have been paid in advance, these fees are recorded as deferred revenue on our Consolidated Balance Sheets. Referral fee revenue is recognized upon closing of opportunities where we have referred credit opportunities that do not match our investment criteria.

Operating Expenses

Compensation and benefits are our largest expense and consists of salaries, bonuses, employee benefits and employer-related payroll taxes. We expect to continue to experience a general rise in compensation and benefits expense commensurate with expected growth in headcount and with the need to maintain competitive compensation levels as we expand into new markets to create new products and services. In substantially all instances, the Company does not hold carried interests in the funds that we manage. Carried interest is typically structured to stay with the investment professionals. As such, while this does not impact the compensation we pay to our employees, it allows our investment professionals to receive additional benefit and provides economic incentive for them to outperform on behalf of our investors. This structure differs from that of most of our competitors, which we believe better aligns the objectives of our stockholders, investors and investment professionals. The substantial majority of our compensation and benefit expense is a fixed expense, as variable expense in the form of carried interest is incurred outside of our consolidated group. As a result, our compensation expense is generally fixed, as variable compensation through carried interest does not get reflected in our results.

Professional fees primarily consist of legal, advisory, accounting and tax fees which may include services related to our strategic development opportunities such as due diligence performed in connection with potential acquisitions. Our professional fees will fluctuate commensurate with our strategic objectives and potential acquisitions, and certain recurring accounting advisory, audit and tax expenses are expected to increase as our Company becomes an SEC registrant and we must comply with additional regulatory requirements.

General, administrative and other includes occupancy, travel and entertainment, technology, insurance and other general costs associated with operating our business.

Other Income (Expense)

Interest expense includes interest paid and accrued on our outstanding debt, along with the amortization of deferred financing costs, amortization of original issue discount and the write-off of deferred financing costs due to the repayment of previously outstanding debt. Interest expense also includes the effects of the imputed interest on certain non-interest-bearing notes payable.

Income Tax Expense/Benefit

Income tax expense/benefit is comprised of current and deferred tax expense/benefit. Current income tax expense/benefit represents our estimated taxes to be paid or refunded for the current period. In accordance with

ASC 740, Income Taxes (“ASC 740”), we recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax basis of assets and liabilities, as well as for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are recorded to reduce deferred tax assets to the amount we believe is more likely than not to be realized.

Fee-Paying Assets Under Management, or FPAUM

FPAUM reflects the assets from which we earn management and advisory fees. Our vehicles typically earn management and advisory fees based on committed capital, and in certain cases, net invested capital, depending on the fee terms. Management and advisory fees based on committed capital are not affected by market appreciation or depreciation.

Results of Operations

For the three and six months ended June 30, 2021 and 2020.

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
	2021	2020	$ Change	% Change	2021	2020	$ Change	% Change
REVENUES	(in thousands)				(in thousands)
Management and advisory fees	$33,517	$15,273	$18,244	119%	$66,090	$26,599	$39,491	148%
Other revenue	471	180	291	162%	666	702	(36)	-5%

Total revenues	33,988	15,453	18,535	120%	66,756	27,301	39,455	145%

OPERATING EXPENSES
Compensation and benefits	12,236	5,858	6,378	109%	24,110	9,900	14,210	144%
Professional fees	2,879	1,598	1,281	80%	5,261	2,550	2,711	106%
General, administrative and other	2,843	1,088	1,755	161%	5,291	2,092	3,199	153%
Amortization of intangibles	7,484	3,572	3,912	110%	14,968	6,034	8,934	148%

Total operating expenses	25,442	12,116	13,326	110%	49,630	20,576	29,054	141%

INCOME FROM OPERATIONS	8,546	3,337	5,209	156%	17,126	6,725	10,401	155%

OTHER (EXPENSE)/INCOME
Interest expense implied on notes payable to sellers	(219)	(212)	(7)	3%	(434)	(555)	121	-22%
Interest expense, net	(5,245)	(2,112)	(3,133)	148%	(10,500)	(4,409)	(6,091)	138%
Other income	125	—	125	100%	385	22	363	1,650%

Total other (expense)	(5,339)	(2,324)	(3,015)	130%	(10,549)	(4,942)	(5,607)	113%

Net income before income taxes	3,207	1,013	2,194	217%	6,577	1,783	4,794	269%
Income tax (expense)/benefit	(734)	267	(1,001)	-375%	(1,395)	1,338	(2,733)	-204%

NET INCOME	$2,473	$1,280	$1,193	93%	$5,182	$3,121	$2,061	66%

Revenues

Three Months Ended June 30, 2021 and June 30, 2020

Our revenue is composed almost entirely of recurring management and advisory fees, with the vast majority of fees earned on committed capital that is typically subject to ten to fifteen year lock up agreements, therefore our average fee rates have remained stable at approximately 1% for the three months ended June 30, 2021 and 2020. For the three months ended June 30, 2021 compared to the three months ended June 30, 2020, respectively, revenues increased $18.5 million or 120% due to both higher management fees primarily from the impact of 2020 acquisitions, as well as an increase in other revenues.

Management fees increased $18.2 million, or 119%, to $33.5 million for the three months ended June 30, 2021 as compared to the three months ended June 30, 2020 due primarily to the acquisitions of TrueBridge and ECG during fiscal 2020, which contributed management fee and advisory revenues of $16.6 million. The remaining increase of $1.6 million represents an increase in the Company’s management fees due to increases in FPAUM, primarily from capital raised and additional fund closings during the second quarter of 2021.

Other revenues, which represent ancillary elements of our business, increased by $0.3 million or 162% to $0.5 million for the three months ended June 30, 2021 as compared to the three months ended June 30, 2020 driven primarily by referral fees.

Six Months Ended June 30, 2021 and June 30, 2020

Total revenues increased $39.5 million, or 145%, to $66.8 million for the six months ended June 30, 2021 compared to the six months ended June 30, 2020, due to higher management and advisory fees, largely attributable to our acquisitions, partially offset by a small decrease in other revenues.

Management fees increased by $39.5 million, or 148%, to $66.1 million for the six months ended June 30, 2021 as compared to the six months ended June 30, 2020 due primarily to the acquisitions of Five Points, TrueBridge, and ECG during fiscal 2020, which contributed $36.5 million to management fee and advisory revenues, in total. Revenue also increased by $2.5 million due to an increase in primary fund closings and $0.5 million related to a private credit fund closing. Other revenues decreased by $0.04 million, or 5%, from the six months ended June 30, 2021 compared to the six months ended June 30, 2020. This decrease was primarily attributable to a decrease in referral fees during the first half of 2021.

	For the Three Months Ended				For the Six Months Ended
	June 30,				June 30,
	2021	2020	$ Change	% Change	2021	2020	$ Change	% Change
OPERATING EXPENSES	(in thousands)				(in thousands)
Compensation and benefits	$12,236	$5,858	$6,378	109%	$24,110	$9,900	$14,210	144%
Professional fees	2,879	1,598	1,281	80%	5,261	2,550	2,711	106%
General, administrative and other	2,843	1,088	1,755	161%	5,291	2,092	3,199	153%
Amortization of intangibles	7,484	3,572	3,912	110%	14,968	6,034	8,934	148%

Total operating expenses	$25,442	$12,116	$13,326	110%	$49,630	$20,576	$29,054	141%

Operating Expenses

Three Months Ended June 30, 2021 and June 30, 2020

Total operating expenses increased by $13.3 million, or 110%, to $25.4 million, for the three months ended June 30, 2021 as compared to the three months ended June 30, 2020 primarily driven by increases in compensation and benefits and amortization of intangibles also attributable to the acquisitions completed in fiscal 2020.

Compensation and benefits expense increased by $6.4 million, or 109%, to $12.2 million for the three months ended June 30, 2021 as compared to the three months ended June 30, 2020. The primary drivers for the increase in compensation and benefits are the acquisitions of TrueBridge and ECG which resulted in a total of $4.2 million additional compensation expense as well as an increase in headcount and compensation related to building out the corporate function as the Company prepares for an initial public offering of $1.2 million. Additionally, there was an increase in compensation cost for employees not associated with TrueBridge and ECG acquisitions of $1.0 million during the first half of 2021.

Professional fees increased by $1.3 million, or 80%, to $2.9 million and general, administrative and other increased by $1.8 million, or 161% due to the acquisitions of TrueBridge and ECG. The acquisitions resulted in an increase in professional fees of $1.0 million and an increase in general and administrative costs of $1.5 million for the three months ended June 30, 2021 as compared to the three months ended June 30, 2020.

Amortization of intangibles increased by $3.9 million, or 110%, for the three months ended June 30, 2021 as compared to the three months ended June 30, 2020. The increase is due to the addition of $80.4 million of gross finite lived intangible assets in the acquisitions of TrueBridge and ECG.

Six Months Ended June 30, 2021 and June 30, 2020

Total operating expenses increased by $29.1 million, or 141%, to $49.6 million for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. This increase was primarily due to increases in compensation and benefits as well as amortization of intangibles associated with the acquisitions of TrueBridge and ECG completed in fiscal 2020.

Compensation and benefits expense increased by $14.2 million, or 144%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. There were several components that contributed to this increase. The primary driver for the increase in compensation and benefits were the acquisitions completed after Q2 2020 which resulted in a total of $8.6 million of additional compensation expense including TrueBridge and ECG. Five Points, which was acquired in Q2 2020, contributed to a full six months of compensation expense which drove $2.4 million of the six months ended change. There was also an increase in headcount and compensation related to building out the corporate function as the Company prepares for an initial public offering and a small increase in salary cost for employees not associated with the acquisitions for $2.6 million. Additionally, there was an increase in compensation cost for employees not associated with TrueBridge and ECG acquisitions of $0.5 million.

Professional fees increased by $2.7 million, or 106%, to $5.3 million and general, administrative and other increased by $3.2 million, or 153%, due primarily to the acquisitions of TrueBridge and ECG. The acquisitions resulted in an increase in professional fees of $1.3 million and an increase in general and administrative costs of $3.0 million for the six months ended June 30, 2021 as compared to the six months ended June 30, 2020. Professional fees increased by an additional $1.5 million for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 due to additional legal, advisory and tax fees associated with the acquisition transactions and the initial public offering.

Amortization of intangibles increased by $8.9 million, or 148%, for the six months ended June 30, 2021 as compared to the six months ended June 30, 2020. The increase is due to the addition of $80.4 million of gross finite lived intangible assets in the acquisitions of TrueBridge and ECG.

Other Income (Expense)

Three Months Ended June 30, 2021 and June 30, 2020

Other expenses increased $3.0 million, or 130%, to $5.3 million for the three months ended June 30, 2021 compared to the three months ended June 30, 2020. This increase was primarily due to $3.1 million increase in interest expense related to the credit and guaranty facility as a result of the $159.4 million principal increases under the credit and guaranty facility to fund the acquisitions of TrueBridge and ECG.

Six Months Ended June 30, 2021 and June 30, 2020

Other expenses increased by $5.6 million, or 113%, to $10.5 million for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. This increase was primarily due to a $6.1 million increase in interest expense related to the credit and guaranty facility as a result of the $159.4 million principal increases under the credit and guaranty facility to fund the acquisitions of TrueBridge and ECG. This increase was offset by $0.4 million in other income driven by ECG’s pick up of income from unconsolidated subsidiaries in the first half of 2021.

Income Tax/Benefit Expense

Three Months Ended June 30, 2021 and June 30, 2020

Income tax expense increased by $1.0 million to $0.7 million for the three months ended June 30, 2021 compared to the three months ended June 30, 2020 due to the reduction of deferred tax assets during 2021.

Six Months Ended June 30, 2021 and June 30, 2020

Income tax expense increased by $2.7 million, or 204%, to $1.4 million for the six months ended June 30, 2021 compared to a benefit of $1.3 million for the six months ended June 30, 2020. The increase was primarily due to the reduction of deferred tax assets during 2021.

FPAUM

The following table provides a period-to-period roll-forward of our fee earning AUM on a pro forma basis as if Five Points, True Bridge and ECG were acquired on January 1, 2018.

	Six Months Ended June 30	Six Months Ended June 30
	2021	2020
	(in millions)	(in millions)
Balance, Beginning of Period	$12,706	$11,478
Add:
Acquisitions	—	—
Capital raised (1)	1,366	455
Capital deployed (2)	219	181
Net Asset Value Change (3)	7	(2)
Less:
Scheduled fee base stepdowns	(110)	(74)
Expiration of fee period	(16)	(4)

Balance, End of period	$14,172	$12,034

(1)	Represents new commitments from funds that earn fees on a committed capital fee base.
(2)	In certain vehicles, fees are based on capital deployed, as such increasing FPAUM.
(3)	Net asset value change consists primarily of the impact of market value appreciation (depreciation) from funds that earn fees on a net asset value basis.

The following table provides a period-to-period roll-forward of our fee-earning AUM on an actual basis.

	Six Months Ended June 30	Six Months Ended June 30
	2021	2020
	(in millions)	(in millions)
Balance, Beginning of Period	$12,706	$5,770
Add:
Acquisitions	—	1,020
Capital raised (1)	1,366	209
Capital deployed (2)	219	33
Net Asset Value Change (3)	7	(2)
Less:
Scheduled fee base stepdowns	(110)	(10)
Expiration of fee period	(16)	—

Balance, End of period	$14,172	$7,020

(1)	Represents new commitments from funds that earn fees on a committed capital fee base.
(2)	In certain vehicles, fees are based on capital deployed, as such increasing FPAUM.
(3)	Net asset value change consists primarily of the impact of market value appreciation (depreciation) from funds that earn fees on a net asset value basis.

Six months ended June 30, 2021

FPAUM increased $1.5 billion, or 11.5%, to $14.2 billion on a pro forma and actual basis for the six months ended June 30, 2021, due primarily to an increase in capital raised from our private equity and venture capital solutions. Our FPAUM growth and concentration across solutions and vehicles has been relatively consistent over time but can vary in particular periods due to the systematic fundraising cycles of new funds, which typically lasts 12-24 months. We expect to continue to expand our fundraising efforts and grow FPAUM with the launch of new specialized investment vehicles and asset class solutions.

Year Ended December 31, 2020 compared to Year Ended December 31, 2019

	Year Ended
	December 31,
	2020	2019	$ Change	% Change
	(in thousands)
REVENUES
Management and advisory fees	$66,125	$42,209	$23,916	57%
Other revenue	1,243	2,693	(1,450)	-54%

Total revenues	67,368	44,902	22,466	50%

OPERATING EXPENSES
Compensation and benefits	24,529	12,343	12,186	99%
Professional fees	13,953	4,572	9,381	205%
General, administrative and other	4,731	4,624	107	2%
Amortization of intangibles	15,466	10,552	4,914	47%

Total operating expenses	58,679	32,091	26,588	83%

INCOME FROM OPERATIONS	8,689	12,811	(4,122)	-32%

OTHER INCOME (EXPENSE)
Interest expense implied on notes payable to sellers	(988)	(1,957)	969	-50%
Interest expense, net	(10,732)	(9,415)	(1,317)	14%

Total other expense	(11,720)	(11,372)	(348)	3%

Net (loss) income before income taxes	(3,031)	1,439	(4,470)	-311%
Income tax benefit	26,837	10,502	16,335	156%

NET INCOME	$23,806	$11,941	$11,865	99%

Revenues

Our revenue is composed almost entirely of recurring management and advisory fees, with the vast majority of fees earned on committed capital that is typically subject to ten to fifteen year lock up agreements, therefore our average fee rates have remained stable at 1% as of the twelve months ended December 31, 2020 and 2019. Total revenues increased $22.5 million, or 50%, to $67.4 million, for fiscal 2020 compared to fiscal 2019, due to higher management and advisory fees, partially offset by a decrease in other revenues.

Management fees increased by $23.9 million, or 57%, to $66.1 million, for fiscal 2020 compared to fiscal 2019 due primarily by the acquisitions of Five Points, TrueBridge, and ECG during fiscal 2020, which contributed management fee and advisory revenues of $21.0 million, in total.

The remaining increase of $2.9 million represents an increase in the Company’s legacy operations, which was primarily due from (i) having a full year of Fund XIV revenues representing a $2.7 million increase in revenues, including $0.8 million of catch up fees, (ii) the launch of Fund XV in July 2020 which contributed total revenues of $1.3 million, and (iii) a full year of Columbia FOF II representing an increase of $0.9 million for fiscal 2020. These increases were partially offset by (iv) a decrease in SOF III catch up fees of $1.4 million year-over-year, (v) $1.4 million due to scheduled fee step downs for RCP Fund X and Direct II.

Other revenues, which represent ancillary elements of our business, decreased by $1.5 million, or 54%, year-over-year. This decrease was primarily attributable to a decrease in referral fees from one of our customers, which decreased from $1.5 million in fiscal 2019 to $0.1 million in fiscal 2020.

Expenses

	Year Ended
	December 31,
	2020	2019	$ Change	% Change
	(in thousands)
OPERATING EXPENSES
Compensation and benefits	$24,529	$12,343	$12,186	99%
Professional fees	13,953	4,572	9,381	205%
General, administrative and other	4,731	4,624	107	2%
Amortization of intangibles	15,466	10,552	4,914	47%

Total operating expenses	$58,679	$32,091	$26,588	83%

Total operating expenses increased by $26.6 million, or 83%, to $58.7 million, for fiscal 2020 compared to fiscal 2019. This increase was primarily due to increases in compensation and benefits, professional fees and amortization of intangibles. These increases were primarily attributable to the acquisitions completed in fiscal 2020.

Compensation and benefits expense increased by $12.2 million, or 99%, year-over-year. There were several components that contributed to this increase. The primary driver for the increase in compensation and benefits was the acquisitions completed in fiscal 2020 which resulted in a total of $8.4 million of additional compensation expense including Five Points, TrueBridge and ECG. Additionally, salaries increased by $3.1 million in fiscal 2020. Also reflected in the year-over-year increase was a $0.3 million increase in consolidated stock based compensation expense.

Professional fees increased by $9.4 million, or 205% to $14 million in fiscal 2020 due primarily to pursuing business development opportunities and scaling the business. Included in these costs were approximately $6.5 million of transaction costs related to our acquisitions of Five Points, TrueBridge, and ECG, primarily consisting of legal, tax and advisory costs. Additionally, during fiscal 2020 the Company incurred $3.4 million in professional fees associated with the Company’s efforts to prepare for an initial public offering. These increases were partially offset set by a decrease of $0.5 million in other costs.

Amortization of intangibles increased by $4.9 million, or 47%, year-over-year. The increase year-over-year is due to the addition of $104.4 million of gross finite lived intangible assets in the acquisitions of Five Points, TrueBridge, and ECG, partially offset by a $0.7 million decrease in amortization from acquisitions which were completed in prior years.

Other Income (Expense)

Interest expense, net on long-term debt increased by $0.4 million, or 3%, to $11.7 million for fiscal 2020 compared to fiscal 2019. This increase was primarily due to a $1.3 million increase in interest expense related to the credit and guaranty facility as a result of the $159.4 million principal increases under the credit and guaranty facility to fund the acquisitions of TrueBridge and ECG. The effects of the increase in principal were partially offset by decreases in the associated LIBOR index rate, which was lower during fiscal 2020 than in fiscal 2019. Additionally, the increase was further offset by a $1.0 million decrease on the imputed interest and discount amortization associated with our non-interest bearing notes.

Income Tax Benefit

Income tax benefit increased by $16.3 million, or 156%, to $26.8 million, for fiscal 2020 compared to fiscal 2019. The increase was due primarily to a deferred tax benefit of $30.3 million in 2020 compared to a deferred tax benefit of $10.9 million in 2019, an increase of approximately $19.4 million. The fiscal 2020 tax benefit was primarily comprised of a $35.4 million reduction in the deferred tax valuation allowance, partially offset by deferred tax expenses for changes in FIN 48 liabilities and expiration of NOL and other credits of $4.4 million and $3.8 million, respectively.

This increase in deferred tax benefit was partially offset by a $3.0 million increase in current tax expense year-over-year, which was primarily due to transaction related tax effects.

FPAUM

The following table provides a period-to-period roll-forward of our fee-earning AUM on a pro forma basis as if Five Points, True Bridge and ECG were acquired on January 1, 2018.

	Twelve Months Ended December 31,
	2020	2019
	(in millions)
Balance, beginning of period	$11,478	$9,456
Add:
Capital raised (1)	1,160	2,186
Capital deployed (2)	166	110
Net Asset Value Change (3)	(4)	7
Less:
Scheduled fee base stepdowns	(94)	(245)
Expiration of fee period	—	(36)

Balance, end of period	$12,706	$11,478

(1)	Represents new commitments from funds that earn fees on a committed capital fee base.
(2)	In certain vehicles, fees are based on capital deployed, as such increasing FPAUM.
(3)	Net asset value change consists primarily of the impact of market value appreciation (depreciation) from funds that earn fees on a net asset value basis.

The following tables provide a period-to-period roll-forward of our fee-earning AUM on an actual basis.

	Twelve Months Ended December 31,
	2020	2019
	(in millions)
Balance, beginning of period	$5,770	4,749
Add:
Acquisitions (1)	6,265	—
Capital raised (2)	541	1,023
Capital deployed (3)	166	110
Net Asset Value Change (4)	(4)	7
Less:
Scheduled fee base stepdowns	(32)	(119)
Expiration of fee period	—	—

Balance, end of period	$12,706	5,770

(1)	Acquisitions include Five Points, TrueBridge and Enhanced Capital
(2)	Represents new commitments from funds that earn fees on a committed capital fee base
(3)	In certain vehicles, fees are based on capital deployed, as such increasing FPAUM
(4)	Net asset value change consists primarily of the impact of market value appreciation

Twelve months ended December 31, 2020

FPAUM increased $1.2 billion, or 10.7%, to $12.7 billion on a pro forma basis for the twelve months ended December 31, 2020, due primarily to an increase in capital raised from our private equity, venture capital and impact investment solutions. FPAUM increased $6.9 million, or 109%, to $12.7 million on an actual basis for the twelve months ended December 31, 2020, due primarily to an increase in FPAUM from acquisitions of $6.3 million. Our FPAUM growth and concentration across solutions and vehicles has been relatively consistent over time but can vary in particular periods due to the systematic fundraising cycles of new funds, which typically lasts 12 - 24 months. We expect to continue to expand our fundraising efforts and grow FPAUM with the launch of new specialized investment vehicles and asset class solutions.

Non-GAAP Financial Measures

Below is a description of our unaudited non-GAAP financial measures. These are not measures of financial performance under GAAP and should not be construed as a substitute for the most directly comparable GAAP measures, which are reconciled below. These measures have limitations as analytical tools, and when assessing our operating performance, you should not consider these measures in isolation or as a substitute for GAAP measures. Other companies may calculate these measures differently than we do, limiting their usefulness as a comparative measure.

We use Adjusted Net Income, or ANI, as well as Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) to provide additional measures of profitability. We use the measures to assess our performance relative to our intended strategies, expected patterns of profitability, and budgets, and use the results of that assessment to adjust our future activities to the extent we deem necessary. ANI reflects our actual cash flows generated by our core operations. ANI is calculated as Adjusted EBITDA, less actual cash paid for interest and federal and state income taxes.

In order to compute Adjusted EBITDA, we adjust our GAAP net income for the following items:

•	Expenses that typically do not require us to pay them in cash in the current period (such as depreciation, amortization and stock-based compensation),

•	The cost of financing our business,

•

Acquisition-related expenses which reflects the actual costs incurred during the period for the acquisition of new businesses, which primarily consists of fees for professional services including legal, accounting, and advisory,

•

Registration-related expenses includes professional services associated with our prospectus process incurred during the period, and does not reflect expected regulatory, compliance, and other costs associated with which may be incurred subsequent to our Initial Public Offering, and

•	The effects of income taxes.

Adjusted Net Income reflects the cash payments made for interest, which differs significantly from total interest expense that includes non-cash interest on the non-interest-bearing Seller Notes related to our acquisitions of RCP 2 and RCP 3. Similarly, the cash income taxes paid during the periods is significantly lower than the net income tax benefit, which is primarily comprised of deferred tax expense as described in the results of operations.

	For the Three Months Ended		For the Six Months Ended		For the Twelve Months Ended
	June 30,		June 30,		December 31,
	2021	2020	2021	2020	2020	2019	2018
	(in thousands)		(in thousands)
Net income attributable to P10 Holdings	$1,978	$1,127	$4,193	$2,968	$23,086	$11,941	$5,894
Add back (subtract):
Depreciation & amortization	7,551	3,579	15,102	6,048	15,571	10,582	11,062
Interest expense, net	5,464	2,325	10,934	4,965	11,720	11,372	10,155
Income tax (benefit)/expense	734	(267)	1,395	(1,338)	(26,837)	(10,502)	(8,787)
Non-recurring expenses	612	911	1,411	1,523	9,831	3,500	100
Non-cash stock based compensation	568	187	992	330	714	417	203

Adjusted EBITDA	16,907	7,862	34,027	14,496	34,085	27,310	18,627
Less:
Cash interest expense, net	(4,533)	(1,529)	(9,157)	(4,256)	(9,699)	(5,756)	(5,574)
Cash income taxes, net of taxes related to acquisitions	(740)	(689)	(1,147)	(689)	(1,169)	—	—

Adjusted Net Income	$11,634	$5,644	$23,723	$9,551	$23,217	$21,554	$13,053

Financial Position, Liquidity and Capital Resources

Selected Statements of Financial Position

	As of June 30,	As of December 31,
	2021	2020	$ Change	% Change
	(in thousands)
Cash and cash equivalents	$18,035	$11,773	$6,262	53%
Goodwill and other intangibles	498,564	513,720	(15,156)	-3%
Total assets	578,496	582,426	(3,930)	-1%
Debt obligations	282,586	290,055	(7,469)	-3%
Redeemable noncontrolling interest	198,709	198,439	270	0%
Stockholders’ equity	$65,026	$59,841	$5,185	9%

Total assets have been fairly consistent since fiscal 2020 year end with the exception of an increase in operating cash of $6.3 million to an ending cash balance of $18.0 million as of June 30, 2021 offset by a reduction in intangible assets of $15.2 million from December 31, 2020 to June 30, 2021 due to amortization of intangibles during the six months ended June 30, 2021 of $15.0 million. The Company also paid down debt obligations of $7.5 million in the six months ended June 30, 2021.

	As of December 31,
	2020	2019	$ Change	% Change
	(in thousands)
Cash and cash equivalents	$11,773	$18,710	$(6,937)	-37%
Goodwill and other intangible assets	513,720	152,137	361,583	238%
Total assets	582,426	202,804	379,622	187%
Debt obligations	290,055	145,846	144,209	99%
Redeemable noncontrolling interest	198,439	—	198,439	100%
Stockholders’ equity	$59,841	$36,041	$23,800	66%

The Company’s balance sheet grew significantly from December 31, 2019 to December 31, 2020. This is due primarily to the effects of the acquisitions of Five Points, TrueBridge, and Enhanced during fiscal 2020 which are described in Note 3 to the Consolidated Financial Statements of P10. Total assets have increased by $379.6 million year-over-year. As a result of these acquisitions the Company recorded $272.7 million of goodwill and $104.4 million of other intangibles, comprised of management and advisory contracts, trade names, and technology.

Historical Liquidity and Capital Resources

We have continued to support our ongoing operations through the receipt of management and advisory fee revenues. However, to fund our continued growth, we have utilized capital obtained through debt and equity raises. Our ability to continue to raise funds will be critical as we pursue additional business development opportunities and new acquisitions.

In order to fund the acquisitions of RCP 2, in October 2017, the Company issued non-interest bearing Secured Promissory Notes Payable (“2017 Seller Notes”) in the amount of $81.3 million to the sellers of RCP 2. On January 3, 2018, the Company issued non-interest bearing Secured Promissory Notes Payable (“2018 Seller Notes”) in the amount of $22.1 million to the sellers of RCP 3. Additionally, in connection with the acquisition, the Company issued non-interest-bearing tax amortization benefits in the amount of $48.4 million (“TAB Payments”) to the owners of RCP 3. The 2017 Seller Notes, the 2018 Seller Notes, and the TAB Payments are collectively referred to as “Notes payable to sellers.”

The Company’s indirect wholly owned subsidiary, P10 RCP Holdco, LLC (“HoldCo”), entered into a Credit and Guaranty Facility with HPS Investment Partners, LLC (HPS), an unrelated party, as administrative agent and collateral agent on October 7, 2017 (the Facility). The Facility provides for a $130.0 million senior secured credit facility in order to refinance the existing debt obligations of RCP Advisors and provide for the financing to repay the seller notes (the “Seller Notes”) due resulting from the acquisition of RCP Advisors. The Facility provides for a $125 million five-year term loan and a $5 million one-year line of credit. The line of credit was repaid and subsequently expired during 2018. This Facility was amended in the past year, on October 2, 2020 and December 14, 2020 to provide additional term loan borrowings as further described below.

During the year ended December 31, 2020, we raised $46.4 million of cash through the issuance of redeemable preferred equity interests through the issuance of shares in our subsidiary, P10 Intermediate. Additionally, we incurred $159.4 million under the Facility, which matures in October 2022. As of December 31, 2020, we had $261.7 million outstanding under the Facility. We utilized these funds and cash on hand, as well as the issuance of $141.4 million of P10 Intermediate shares to the sellers to fund the acquisitions of Five Points, TrueBridge, ECG and ECP. As of June 30, 2021 we had $253.9 million outstanding under the Facility.

Cash Flows

Six Months Ended June 30, 2021 Compared to the Six Months Ended June 30, 2020

The following table reflects our cash flows for the six months ended June 30, 2021 and 2020:

	For the Six Months Ended June 30,
	2021	2020	$ Change	% Change
	(in thousands)
Net cash provided by operating activities	$17,604	$7,568	$10,036	133%
Net cash used in investing activities	(643)	(46,772)	46,129	-99%
Net cash provided by (used in) financing activities	(10,578)	29,279	(39,857)	-136%

Increase (decrease) in cash and cash equivalents and restricted cash	$6,383	$(9,925)	$16,308	-164%

Operating Activities

Cash from operating activities increased $10.0 million or 133%, to $17.6 million for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The components of this net increase primarily consisted of a $2.1 million increase in net income and the following changes in operating assets and liabilities:

•	An increase of $8.9 million in amortization of intangibles primarily due to the acquisitions of TrueBridge and ECG;

•	An increase in expense for deferred taxes of $2.0 million primarily driven by reduction of deferred tax assets;

•	An increase in accounts receivable of $5.9 million, primarily attributable to ECG;

•	A decrease of $2.1 million in accrued expenses primarily driven by accrued professional and legal fees associated with acquisitions transactions during 2020.

Investing activities

The cash used in investing activities decreased by $46.1 million, or 99%, for the six months ended June 30, 2021 as compared to the six months ended June 30, 2020. This decrease in the cash used was due almost entirely to the acquisition of Five Points during the first half of 2020, which resulted in net cash payments of $46.6 million during the six months ended June 30, 2020.

Financing Activities

We used $10.6 million of cash for the six months ended June 30, 2021 for financing activities, as compared to cash provided by financing activities of $29.3 million due primarily to the issuance of redeemable noncontrolling interests in the comparable period for 2020. The use of cash for financing activities for the first half of 2020 was primarily for $10.3 million repayments of debt obligations.

Year Ended December 31, 2020 Compared to the Year Ended December 31, 2019

The following table reflects our cash flows for the years ended December 31, 2020 and 2019:

	Years Ended December 31,
	2020	2019	$ Change	% Change
	(in thousands)
Net cash provided by operating activities	$10,670	$16,813	$(6,143)	-37%
Net cash used in investing activities	(214,193)	(655)	(213,538)	-32,601%
Net cash provided by (used in) financing activities	196,841	(5,643)	202,484	3,588%

Increase (decrease) in cash and cash equivalents and restricted cash	$(6,683)	$10,515	$(17,198)	-164%

Operating Activities

Cash from operating activities decreased $6.1 million or -37%, to $10.7 million for fiscal 2020. The components of this net decrease primarily consisted of a $2.9 million decrease in net income adjusted for non-cash expenses and income, including stock-based compensation, depreciation and amortization, and benefit for deferred tax, and the following changes in operating assets and liabilities:

•	A decrease related to deferred revenues, primarily due to $6.5 million of deferred revenues acquired in the acquisition of TrueBridge, which were fully recognized in the fourth quarter of 2020;

•	An increase related to accounts receivable, primarily attributable to collections of $1.3 million of accounts receivable acquired in the acquisition of ECG; and

•	A net increase related to changes in other operating assets and liabilities totaling $2.0 million

Investing activities

The cash used in investing activities increased by $213.5 million for fiscal 2020. This increase in the cash used was due almost entirely to the acquisitions of Five Points, TrueBridge and Enhanced which resulted in net cash payments of $46.6 million, $87.7 million and $79.6 million, respectively.

Financing Activities

Financing activities provided $196.8 million of cash for fiscal 2020, as compared to cash used of $5.6 million in the comparable period for 2019. The large favorable increase was due to the issuance of redeemable non-controlling interests of $46.4 million and borrowings, net of debt issuance costs, of $154.6 million to fund the acquisitions of Five Points, TrueBridge, and Enhanced. These inflows were partially offset by repayments of debt totaling $4.8 million. In the comparable period for 2019, we had net outflows associated with our debt facilities of $5.6 million.

Future Sources and Uses of Liquidity

We generate significant cash flows from operating activities. We believe that we will be able to continue to meet our current and long-term liquidity and capital requirements through our cash flows from operating activities, existing cash and cash equivalents, and our external financing activities which may include refinancing of existing indebtedness or the pay down of debt using proceeds of equity offerings.

We intend to use a portion of the proceeds raised in the Initial Public Offering contemplated throughout this prospectus to pay down the debt obligations of the Company which existed as of June 30, 2021. See “Use of Proceeds” and “Capitalization.” We believe we will also continue to evaluate opportunities, based on market conditions, to access the capital markets and use proceeds from the issuance of equity securities or debt instruments, to continue funding acquisitions and expanding our operations.

Subsequent Events

On September 30, 2021, P10 Holdings closed the purchases of Hark and Bonaccord from the global investment company and asset manager Aberdeen Capital Management LLC and certain related parties. The Bonaccord APA provided for the acquisition of certain assets related to the business of acquiring minority equity interests in alternative asset management companies focused on private market strategies which may include private equity, private credit, real estate and real assets strategies, for a purchase price of approximately $40 million. In addition, the Bonaccord APA provides for potential earn-out payments of up to $20 million during the 72-month period beginning on October 1, 2021, subject to the satisfaction of certain terms and conditions. The Hark APA provided for the acquisition of certain assets related to the business of making loans to portfolio companies that are owned or controlled by financial sponsors, such as private equity funds or venture capital funds, and which do not meet traditional direct lending underwriting criteria, but where the repayment of the loan by the portfolio company is guaranteed by its financial sponsor, for a purchase price of approximately $5 million. In addition, the Hark APA provides for potential earn-out payments of up to $5.4 million during the 60-month period beginning on October 1, 2021, subject to the satisfaction of certain terms and conditions. We believe these acquisitions further strengthen our position as a premier private markets solutions provider and add approximately $900 million in FPAUM. The aggregate purchase price was paid using existing cash on balance sheet plus an additional draw on our credit facility of $35 million, plus potential future cash earn-outs based upon operating performance.

Off Balance Sheet Arrangements

We do not invest in any off-balance sheet vehicles that provide liquidity, capital resources, market or credit risk support, or engage in any activities that expose us to any liability that is not reflected in our consolidated financial statements.

Contractual Obligations, Commitments and Contingencies

In the ordinary course of business, we enter contractual arrangements that require future cash payments. The following table sets forth information regarding our anticipated future cash payments under our contractual obligations as of December 31, 2020:

	Total	2021	2022	2023	2024	2025	Thereafter
	(in thousands)
Operating lease obligations (1)	$8,596	$2,053	$1,941	$1,936	$1,768	$611	$287
Debt obligations (2)	304,280	9,756	253,460	—	2,111	2,111	36,842

Total	$312,876	$11,809	$255,401	$1,936	$3,879	$2,722	$37,129

1)

We lease office space under agreements that expire periodically through 2027. The table only includes guaranteed minimum lease payments under these agreements and does not project other related payments.

2)

Debt obligations presented in the table reflect scheduled principal payments related to the various debt instruments of the Company. As described elsewhere in this prospectus, we intend to use a portion of the proceeds from this Merger transaction to pay down a portion of the indebtedness of the Company under these facilities.

Critical Accounting Policies

We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include the accounts of the Company and its consolidated subsidiaries. The preparation of the Consolidated Financial Statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the Consolidated Financial Statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. We believe the following critical accounting policies could potentially produce materially different results if we were to change the underlying assumptions, estimates, or judgements. See Note 2, “Significant Accounting Policies” in the annual and interim P10 Holdings, Inc. consolidated financial statements contained elsewhere in this prospectus for a summary of our significant accounting policies.

Basis of Presentation

The accompanying Consolidated Financial Statements are prepared in accordance with GAAP. Management believes it has made all necessary adjustments so that the Consolidated Financial Statements are presented fairly and that estimates made in preparing the Consolidated Financial Statements are reasonable and prudent. The Consolidated Financial Statements include the accounts of the Company, its wholly owned or majority-owned subsidiaries and entities in which the Company is deemed to have a direct or indirect controlling financial interest based on either a variable interest model or voting interest model. All intercompany transactions and balances have been eliminated upon consolidation. Certain entities in which the Company holds an interest are investment companies that follow specialized accounting rules under GAAP and reflect their investments at estimated fair value. Accordingly, the carrying value of the Company’s equity method investments in such entities retains the specialized accounting treatment.

Principles of Consolidation

The Company performs the variable interest analysis for all entities in which it has a potential variable interest. If the Company has a variable interest in the entity and the entity is a variable interest entity (“VIE”), we will also analyze whether the Company is the primary beneficiary of this entity and if consolidation is required.

Generally, VIEs are entities that lack sufficient equity to finance their activities without additional financial support from other parties, or whose equity holders, as a group, lack one or more of the following characteristics: (a) direct or indirect ability to make decisions, (b) obligation to absorb expected losses or (c) right to receive expected residual returns. A VIE must be evaluated quantitatively and qualitatively to determine the primary beneficiary, which is the reporting entity that has (a) the power to direct activities of a VIE that most significantly impact the VIE’s economic performance and (b) the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. The primary beneficiary is required to consolidate the VIE for financial reporting purposes.

To determine a VIE’s primary beneficiary, we perform a qualitative assessment to determine which party, if any, has the power to direct activities of the VIE and the obligation to absorb losses and/or receive its benefits. This assessment involves identifying the activities that most significantly impact the VIE’s economic performance and determine whether we, or another party, has the power to direct those activities. When evaluating whether we are the primary beneficiary of a VIE, we perform a qualitative analysis that considers the design of the VIE, the nature of our involvement and the variable interests held by other parties. See Note 5 for further information.

The Company has determined that certain of its subsidiaries are VIEs, and that the Company is the primary beneficiary of the entity, because it has the power to direct activities of the entities that most significantly impact the VIE’s economic performance and has a controlling financial interest in each entity. Accordingly, the Company consolidates these entities, which includes P10 Intermediate, Holdco, RCP 2, RCP 3 and TrueBridge. The assets and liabilities of the consolidated VIEs are presented gross in the Consolidated Balance Sheets. The assets of our consolidated VIE’s are owned by those entities and not generally available to satisfy P10 Holding’s obligations, and the liabilities of our consolidated VIE’s are obligations of those entities and their creditors do not generally have recourse to the assets of P10 Holdings. See Note 5 for more information on both consolidated and unconsolidated VIEs.

Entities that do not qualify as VIEs are assessed for consolidation as voting interest entities under the voting interest model. Under the voting interest model, the Company consolidates those entities it controls through a majority voting interest or other means. Five Points and ECG are concluded to be consolidated subsidiaries of P10 Intermediate under the voting interest model.

Revenue Recognition of Management Fees and Management Fees Received in Advance

On January 1, 2019, the Company adopted ASC 606, Revenue from Contracts with Customers (“ASC 606”) using the modified retrospective method. As a result, prior period amounts continue to be reported under legacy GAAP. The adoption did not change the historical pattern of recognizing revenue for management fees. Accordingly, the Company did not record a cumulative adjustment upon adoption.

Revenue is recognized when the Company transfers promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled to in exchange for those goods or services.

While the determination of who is the customer in a contractual arrangement will be made on a contract-by-contract basis, the customer will generally be the investment fund for the Company’s significant management and advisory contracts.

Management and Advisory Fees

The Company earns management fees for asset management services provided to the Funds where the Company has discretion over investment decisions. The Company primarily earns fees for advisory services provided to clients where the Company does not have discretion over investment decisions. Management and advisory fees received in advance reflects the amount of fees that have been received prior to the period the fees are earned. These fees are recorded as deferred revenue on the Consolidated Balance Sheets.

For asset management and advisory services, the Company typically satisfies its performance obligations over time as the services are rendered, since the customers simultaneously receive and consume the benefits provided as the Company performs the service. The transaction price is the amount of consideration to which the Company expects to be entitled based on the terms of the arrangement. For certain funds, management fees are initially calculated based on committed capital during the investment period and on net invested capital through the remainder of the fund’s term. Additionally, the management fee may step down for certain funds depending on the contractual arrangement. Advisory services are generally based upon fixed amounts and billed quarterly. Other advisory services include transaction and management fees associated with managing the origination and ongoing compliance of certain investments.

Other Revenue

Other revenue on our Consolidated Statements of Operations primarily consists of subscriptions, consulting agreements and referral fees. The subscription and consulting agreements typically have renewable one-year lives, and revenue is recognized ratably over the current term of the subscription or the agreement. If subscriptions or fees have been paid in advance, these fees are recorded as deferred revenue on our Consolidated Balance Sheets. Referral fee revenue is recognized upon closing of certain opportunities.

Income Taxes

Current income tax expense represents our estimated taxes to be paid or refunded for the current period. In accordance with ASC 740, Income Taxes (“ASC 740”), we recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax basis of assets and liabilities, as well as for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are recorded to reduce deferred tax assets to the amount we believe is more likely than not to be realized.

Uncertain tax positions are recognized only when we believe it is more likely than not that the tax position will be upheld on examination by the taxing authorities based on the merits of the position. We recognize interest and penalties, if any, related to uncertain tax positions in income tax expense.

We file various federal and state and local tax returns based on federal and state local consolidation and stand-alone tax rules as applicable.

Stock-Based Compensation Expense

Stock-based compensation relates to option grants for shares of P10 Holdings awarded to our employees. Stock-based compensation cost is estimated at the grant date based on the fair-value of the award, which is determined using the Black Scholes option valuation model and is recognized as expense ratably over the requisite service period of the award, generally five years. The share price used in the Black Scholes model is based on the trading price of our shares on the OTC Market. Expected life is based on the vesting period and expiration date of the option. Stock price volatility is estimated based on a group of similar publicly traded companies determined to be most reflective of the expected volatility of the Company due to the nature of operations of these entities. The risk-free rates are based on the U.S. Treasury yield in effect at the time of grant. Forfeitures are recognized as they occur.

Business Acquisitions

In accordance with ASC 805, the Company identifies a business to have three key elements: inputs, processes, and outputs. While an integrated set of assets and activities that is a business usually has outputs, outputs are not required to be present. In addition, all the inputs and processes that a seller uses in operating a set of assets and activities are not required if market participants can acquire the set of assets and activities and continue to produce outputs. In addition, the Company also performs a screen test to determine when a set of assets and activities is not a business. The screen requires that when substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or a group of similar identifiable assets, the set of assets is not a business. If the set of assets and activities is not considered a business, it is accounted for as an asset acquisition using a cost accumulation model. In the cost accumulation model, the cost of the acquisition, including certain transaction costs, is allocated to the assets acquired on the basis of relative fair values.

The Company includes the results of operations of acquired businesses beginning on the respective acquisition dates. In accordance with ASC 805, the Company allocates the purchase price of an acquired business to its identifiable assets and liabilities based on the estimated fair values using the acquisition method. The excess of the purchase price over the amount allocated to the assets and liabilities, if any, is recorded as goodwill. The excess value of the net identifiable assets and liabilities acquired over the purchase price of an acquired business is recorded as a bargain purchase gain. The Company uses all available information to estimate fair values of identifiable intangible assets and property acquired. In making these determinations, the Company may engage an independent third-party valuation specialist to assist with the valuation of certain intangible assets, notes payable, and tax amortization benefits.

The consideration for certain of our acquisitions may include liability classified contingent consideration, which is determined based on formulas stated in the applicable purchase agreements. The amount to be paid under these arrangements is based on certain financial performance measures subsequent to the acquisitions. The contingent consideration included in the purchase price is measured at fair value on the date of the acquisition. The liabilities are remeasured at fair value on each reporting date, with changes in the fair value reflected in general, administrative and other on our Consolidated Statements of Operations.

For business acquisitions, the Company recognizes the fair value of goodwill and other acquired intangible assets, and estimated contingent consideration at the acquisition date as part of purchase price. This fair value measurement is based on unobservable (Level 3) inputs.

Goodwill and Intangible Assets

Goodwill is initially measured as the excess of the cost of the acquired business over the sum of the amounts assigned to identifiable assets acquired less the liabilities assumed. As of December 31, 2020, goodwill recorded on our Consolidated Balance Sheets relates to the acquisitions of RCP 2, RCP 3, Five Points, TrueBridge and Enhanced. As of December 31, 2020, the intangible assets are comprised of indefinite-lived intangible assets and finite-lived intangible assets related to the acquisitions of RCP 2, RCP 3, Five Points, TrueBridge and Enhanced.

Indefinite-lived intangible assets and goodwill are not amortized. Finite-lived technology is amortized using the straight-line method over its estimated useful life of 4 years. Finite-lived management and advisory contracts, which relate to acquired separate accounts and funds and investor/customer relationships with a specified termination date, are amortized in line with contractual revenue to be received, which range between 7 and 16 years. Certain of our trade names are considered to have finite-lives. Finite-lived trade names are amortized over 10 years in line with the pattern in which the economic benefits are expected to occur.

Goodwill is reviewed for impairment at least annually utilizing a qualitative or quantitative approach and more frequently if circumstances indicate impairment may have occurred. The impairment testing for goodwill under the qualitative approach is based first on a qualitative assessment to determine if it is more likely than not that the fair value of the Company’s reporting unit is less than the respective carrying value. The reporting unit is the reporting level for testing the impairment of goodwill. If it is determined that it is more likely than not that a reporting unit’s fair value is less than its carrying value, then the difference is recorded as an impairment (not to exceed the carrying amount of goodwill).

The Company performed the annual goodwill impairment assessment as of September 30, 2020 and 2019 and concluded that goodwill was not impaired. Furthermore, given the amount of acquisition activity since September 30, 2020, we performed a roll forward assessment through December 31, 2020 and concluded that goodwill was not impaired. The Company has not recognized any impairment charges in any of the periods presented.

Recently Issued Accounting Pronouncements

Refer to the accompanying Consolidated Financial Statements of P10 Holdings for discussion of accounting pronouncements which have not yet been adopted.

Qualitative and Quantitative Disclosures about Market Risk

In the normal course of business, we are exposed to a broad range of risks inherent in the financial markets in which we participate, including price risk, interest-rate risk, access to and cost of financing risk, liquidity risk, and counterparty risk. Potentially negative effects of these risks may be mitigated to a certain extent by those aspects of our investment approach, investment strategies or other business activities that are designed to benefit, either in relative or absolute terms, from periods of economic weakness, tighter credit or financial market dislocations.

Our predominant exposure to market risk is related to our role as general partner or investment manager for our specialized investment vehicles and the sensitivities to movements in the fair value of their investments and overall returns for our investors. Since our management fees are generally based on commitments or net invested capital, our management fee and advisory fee revenue is not significantly impacted by changes in investment values, but unfavorable changes in the value of the assets we manage could adversely impact our ability to attract and retain our investors.

Fair value of the financial assets and liabilities of our specialized investment vehicles may fluctuate in response to changes in the value of underlying assets, and interest rates.

Interest Rate Risk

As of June 30, 2021, we had $253.9 million in outstanding principal under our Credit and Guaranty Facility. The annual interest rate on the Term Loan is based on LIBOR, subject to a floor of 1.00%, plus 6.00%. On June 30, 2021 the interest rate on these borrowings was 7.00%. We estimate that a 100-basis point increase in the interest rate would result in an approximately $2.6 million increase in interest expense related to the loan over the next 12 months.

In July 2017, the UK’s Financial Conduct Authority, which regulates LIBOR, announced that it intends to phase out LIBOR as a benchmark by the end of 2021. At the present time, our Facility has a term that extends beyond 2021. The Facility provides for a mechanism to amend the underlying agreements to reflect the establishment of an alternate rate of interest. However, we have not yet pursued any amendment or other contractual alternative to our Facility to address this matter. We are currently evaluating the potential impact of the eventual replacement of the LIBOR interest rate.

Credit Risk

We are party to agreements providing for various financial services and transactions that contain an element of risk in the event that the counterparties are unable to meet the terms of such agreements. In such agreements, we depend on the respective counterparty to make payment or otherwise perform. We generally endeavor to minimize our risk of exposure by limiting the counterparties with which we enter into financial transactions to reputable financial institutions. In other circumstances, availability of financing from financial institutions may be uncertain due to market events, and we may not be able to access these financing markets.

Implications of Being an Emerging Growth Company

We are an emerging growth company, and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These provisions include, among other matters:

•	a provision allowing us to provide fewer years of financial statements and other financial data in an initial public offering registration statement;

•	an exemption from the auditor attestation requirement in the assessment of the emerging growth company’s internal control over financial reporting;

•

an exemption from new or revised financial accounting standards until they would apply to private companies and from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation;

•	reduced disclosure about the emerging growth company’s executive compensation arrangements; and

•	no requirement to seek non-binding advisory votes on executive compensation or golden parachute arrangements.

The JOBS Act provides that an emerging growth company may take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to use this extended transition period until we are no longer an emerging growth company or until we affirmatively and irrevocably opt out of the extended transition period. As a result, our financial statements may not be comparable to those for companies that comply with new or revised accounting pronouncements as of public company effective dates.

We have elected to adopt certain reduced disclosure requirements and the exemption from the auditor attestation requirement available to emerging growth companies. As a result of these elections, the information that we provide in this prospectus may be different than the information you may receive from other public companies in which you hold, or may contemplate holding, equity interests. In addition, it is possible that some investors will find our Class A common stock less attractive as a result of our elections, which may cause a less active trading market for our Class A common stock and more volatility in the price of our Class A common stock.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our capital stock that is held by non-affiliates exceeds $700 million as of the prior June 30, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

BUSINESS OF P10

Our Company

We are a leading multi-asset class private market solutions provider in the alternative asset management industry. Our mission is to provide our investors differentiated access to a broad set of investment solutions that address their diverse investment needs within private markets. We structure, manage and monitor portfolios of private market investments, which include specialized funds and customized separate accounts within primary investment funds, secondary investments, direct investments and co-investments, collectively (“specialized investment vehicles”) across highly attractive asset classes and geographies in the middle and lower middle markets that generate superior risk-adjusted returns. Our existing portfolio of private solutions include Private Equity, Venture Capital, Impact Investing and Private Credit. Our deep industry relationships, differentiated investment access and structure, proprietary data analytics, and our portfolio monitoring and reporting capabilities provide our investors the ability to navigate the increasingly complex and difficult to access private markets investments.

Our revenue is composed almost entirely of recurring management and advisory fees, with the vast majority of fees earned on committed capital that is typically subject to ten to fifteen year lock up agreements. We have an attractive business model that is underpinned by highly recurring, diversified management and advisory fee revenues, and strong free cash flow. The nature of our solutions and the integral role that our solutions play in our investors’ investment decisions have translated into high revenue visibility and investor retention. As of June 30, 2021, we had FPAUM of $14.2 billion, $127.1 million LTM pro forma revenue, which was comprised 99% of management and advisory fees, LTM pro forma net income of $23.9 million, and our efficient conversion of EBITDA to ANI generated LTM pro forma ANI of $54.6 million as of June 30, 2021. See “Notes to Unaudited Pro Forma Condensed Consolidated and Combined Financial Statements—Note 5.”

We are differentiated by the scale, depth, diversity and investment performance of our solutions, which are bolstered by the investment expertise of our investment team, our long-standing access to leading fund managers, our robust and constantly expanding data capabilities and our disciplined investment process. We market our solutions under well-established brands within the specialized markets in which we operate. These include RCP Advisors, our Private Equity solution; TrueBridge, our Venture Capital solution; Enhanced, our Impact Investing solution; and Five Points, our Private Credit solution (which also offers certain private equity solutions). We believe adding new asset class solutions will foster deeper manager relationships, enabling managers and portfolio companies alike to benefit from our offering and expect to expand within other asset classes and geographies through additional acquisitions and future planned organic growth by providing additional specialized investment vehicles within our existing investment asset class solutions. As of the date of this prospectus, we are pursuing additional acquisitions and are in discussions with certain target companies, however the Company does not currently have any agreements or commitments with respect to any acquisitions. Refer to “—Our Growth Strategy” for additional information.

Our success and growth have been driven by our long history of strong performance and our position in the private markets ecosystem. We believe our growing scale in the middle and lower-middle market provides us a competitive advantage with investors and fund managers. In addition, our senior investment professionals have developed strong and long-tenured relationships with leading middle and lower middle market private equity and venture capital firms, which we believe provides us with differentiated access to the relationship-driven middle and lower-middle market private equity and venture capital sectors. As we expand our offerings, our investors entrust us with additional capital, which strengthens our relationships with our fund managers, drives additional investment opportunities, sources more data, enables portfolio optimization and enhances returns, and in turn attracts new investors. We believe this powerful feedback process will continue to strengthen our position within the private markets ecosystem. In addition, our multi-asset class solutions are highly synergistic, and coupled with our vast network of general partners and portfolio companies, drive cross-solution sourcing opportunities.

Our global investor base includes some of the world’s largest institutional investors, including pension funds, endowments, foundations, corporate pensions and financial institutions. In addition, we have a strong footprint within some of the most prominent family offices and high net worth individuals. We have a significant presence within the lower middle-market private markets industry in North America, where the majority of our capital is currently being deployed as we leverage our differentiated solutions to serve our global investors.

As of June 30, 2021, we had 154 employees, including 76 investment professionals across 10 offices located in 9 states. Over 100 of our employees have an equity interest in P10, collectively owning approximately 73% of the Company on a fully-diluted basis prior to this offering.

We managed $14.2 billion in FPAUM from which we earn management and advisory fees as of June 30, 2021. In addition, our FPAUM has grown at a CAGR of 15.9% from December 31, 2018 to December 31, 2020, determined on a pro forma basis as if the acquisitions of Five Points, TrueBridge and Enhanced were completed as of January 1, 2018.

Our Solutions

We operate and invest across private markets through a number of specialized investment solutions. We offer the following solutions to our investors:

Private Equity Solutions (PES)

Under PES, we make direct and indirect investments in middle and lower-middle market private equity across North America. The PES investment team, which is comprised of 33 investment professionals with an average of 24+ years of experience, has deep and long-standing investor and fund manager relationships in the middle and lower-middle market which it has cultivated over the past 20 years, including over 1,800+ investors, 165+ fund managers, 375+ private market funds and 1,800+ portfolio companies. We have 40 active investment vehicles including primary investment funds, direct and co-investment funds and secondaries. PES occupies a differentiated position within the private markets ecosystem helping our investors access, perform due diligence, analyze and invest in what we believe are attractive middle and lower-middle market private equity opportunities. We are further differentiated by the scale, depth, diversity and accuracy of our constantly expanding proprietary private markets database that contains comprehensive information on more than 2,500 investment firms, 4,000 funds, 25,000 individual transactions, 30,000 private companies and 175,000 financial metrics. As of June 30, 2021, PES managed $7.8 billion of FPAUM.

Venture Capital Solutions (VCS)

Under VCS, we make investments in venture capital funds across North America and specialize in targeting high-performing, access-constrained opportunities. The VCS investment team, which is comprised of 12 investment professionals with an average of 18+ years of experience, has deep and long-standing investor and fund manager relationships in the venture market which it has cultivated over the past 14+ years, including over 540+ investors, 60+ fund managers, 55 direct investments, 230+ private market funds and 6,500+ portfolio companies. We have 12 active investment vehicles including primary investment funds and direct and co-investments. Our VCS solution is differentiated by our innovative strategic partnerships with our premier manager access and our vantage point within the venture capital and technology ecosystems, maximizing advantages for our investors. In addition, since 2011, we have partnered with Forbes to publish the Midas List, a ranking of the top value-creating venture capitalists. As of June 30, 2021, VCS managed $3.9 billion of FPAUM.

Impact Investing Solutions (IIS)

Under IIS, we make direct equity, tax equity, and debt investments in impact initiatives across North America. IIS primarily targets investments in renewable energy development and historic building renovation projects, as well as providing capital to small businesses that are women or minority owned or operating in underserved communities. The IIS investment team, which is comprised of 12 investment professionals with an average of 21+ years of experience, has deep and long-standing relationships in the impact market which it has cultivated over the past 20 years, including deploying capital on behalf of over 81 investors. We currently have 30 active investment vehicles including direct and co-investments, which are diversified across impact asset classes, industries and geographies. We are differentiated in both the breadth of impact areas served, the type of capital deployed and the duration of our track record as well as our robust network of project developers and financing parties, small brokers and owners developed over 20+ years focusing on relatively less penetrated corners of the private investing market. We have collectively deployed over $3.0 billion into 600+ projects, supporting 380+ businesses across 36 states since 2000, including $550 million capital deployed in impact credit and 535 million KWh of renewable energy produced through 2019. As of June 30, 2021, IIS managed $1.7 billion of FPAUM.

Private Credit Solutions (PCS)

Under PCS, we primarily make debt investments across North America, targeting lower middle market companies owned by leading financial sponsors and also offer certain private equity solutions. The PCS investment team, which is comprised of 19 investment professionals with an average of 21+ years of experience, has deep and long-standing relationships in the private credit market which it has cultivated over the past 22 years, including 180+ investors across 5 active investment vehicles including direct and co-investments and 64 portfolio companies with over $1.5+ billion capital deployed. Our PCS is differentiated by our relationship-driven sourcing approach providing capital solutions for growth-oriented companies. We are further synergistically strengthened by our PES network of fund managers, characterized by more than 575 credit opportunities annually. We currently maintain 45+ active sponsor relationships and have 60+ platform investments. As of June 30, 2021, PCS managed $0.8 billion of FPAUM.

Our Vehicles

We have a flexible business model whereby our investors engage us across multiple specialized private market solutions through different specialized investment vehicles. Our vehicles have traditional, stable fee structures that generate performance fees, which are not accrued to P10 due to our structure. P10’s revenue associated with the funds are from the management fees while employees of P10 receive the performance fees directly from the vehicles. Our average annual fee rates remain stable at approximately 1%. We offer the following vehicles for our investors:

Primary Investment Funds

Primary investment funds refer to investment vehicles which target investments in new private markets funds, which in turn invest directly in portfolio companies. P10’s primary investment funds include both commingled investment vehicles with multiple investors, as well as our customized separate accounts, which typically include one investor. P10’s primary investments are made during a fundraising period in the form of capital commitments, which are called upon by the fund manager and utilized to finance its investments in portfolio companies during a predefined investment period. We receive a fee stream that is typically based on our investors’ committed, locked-in capital. Capital commitments typically average ten to fifteen years, though they may vary by fund and strategy. We offer primary investment funds across our private equity and venture capital solutions. Our primary funds comprise approximately $9.2 billion of our FPAUM as of June 30, 2021.

Direct and Co-Investment Funds

Direct and co-investments involve acquiring an equity interest in or making a loan to an operating company, project, property or asset, typically by co-investing alongside an investment by a fund manager or by investing directly in the underlying asset. P10’s direct and co-investment funds include both commingled investment vehicles with multiple investors as well as our customized separate accounts, which typically include one investor. Capital committed to direct investments and co-investments is typically invested immediately, thereby advancing the timing of expected returns on investment. We typically receive fees from investors based upon committed capital, with some funds receiving fees based on invested capital; capital commitments which typically average ten to fifteen years, though they may vary by fund. We offer direct and co-investment funds across our private equity, venture capital, impact investing and private credit solutions. Our direct investing platform comprises approximately $3.8 billion of our FPAUM as of June 30, 2021.

Secondaries

Secondaries refer to investments in existing private markets funds through the acquisition of an existing interest by one investor from another in a negotiated transaction. In so doing, the buyer agrees to take on future funding obligations in exchange for future returns and distributions. Because secondary investments are generally made when a primary investment fund is three to seven years into its investment period and has deployed a significant portion of its capital into portfolio companies, these investments are viewed as more mature. We typically receive fees from investors on committed capital for a decade, the typical life of the fund. We currently offer secondaries funds across our private equity solutions. Our secondary funds comprise approximately $1.1 billion of our FPAUM as of June 30, 2021.

Our Investors

We believe our comprehensive value proposition across our private market solutions, vehicles offering, data analytics, portfolio monitoring and reporting has enabled us to build strong relationships with our existing investors and to attract new high-quality investors. We leverage our differentiated approach to serve a broad set of investors across multiple geographies. As of June 30, 2021, we have a global investor base of over 2,400+ investors, across 46 states, 29 countries and 6 continents – including some of the world’s largest pension funds, endowments, foundations, corporate pensions and financial institutions. In addition, we have a strong footprint within some of the most prominent family offices and high net worth individuals.

The following chart illustrates the diversification of our investor base as of June 30, 2021:

Our Distribution and Marketing

We continuously seek to strengthen and expand our relationships with our current and prospective investors. We have a dedicated team of approximately 23 professionals focused on business development and investor relations. Our business development and investor relations teams maintain an active and transparent dialogue with an expansive list of existing and prospective investors and while we have a significant presence in North America, we have cultivated relationships with a number of international investors.

Our business development and investor relations professionals frequent dialogue with existing and prospective investors, enable us to monitor investor preferences and tailor future product offerings to meet investor demand. Prospective investors that wish to learn more about us often visit our offices to conduct in-depth due diligence of our firm. Our business development and investor relations professionals lead this process, coordinate meetings, and continue to be the prospective investor’s principal point of contact throughout their decision-making process. Our business development and investor relations professionals are also responsible for being the principal points of contact for our existing investors, and for our customized separate accounts, we work with each investor to design and implement a specific strategic plan in accordance with the investment guidelines agreed to by us and the investor.

In addition to our direct relationship management efforts, we also work with various consultants that investors rely on for private markets investing advice. As of June 30, 2021, we have over 100 consultant relationships.

Our History

Our entry into becoming a multi-asset class private market solutions provider in the alternative asset management industry originated with our acquisitions of RCP Advisors in October 2017 and January 2018, respectively.

RCP Advisors was founded in 2001 and is a leading sponsor of private equity, funds-of-funds, secondary funds and co-investment funds. Since its founding, RCP Advisors has raised approximately $7 billion of committed capital and maintains one of the largest internal teams dedicated to North America middle and lower-middle market private equity.

P10 Holdings was founded as a Texas corporation in 1992 and reincorporated in Delaware in 2000. On November 19, 2016, P10 Holdings completed the sale of substantially all of its assets and liabilities and operations and became a non-operating company focused on monetizing our retained intellectual property and acquiring profitable businesses and our business primarily consisted of cash, certain retained intellectual property assets and our net operating losses and other tax benefits. In March 2017, P10 Holdings filed for re-organization under Chapter 11 of the Federal Bankruptcy Code, using a prepackaged plan of reorganization. In connection with the filing, P10 Holdings entered into a Restructuring Support Agreement with 210/P10 Investment LLC, as well as a Restructuring Support Agreement with the 2016 purchaser of our assets. P10 Holdings emerged from bankruptcy on May 3, 2017. A key feature of the Restructuring Support agreement included 210/P10 Investment LLC providing capital and management for the company post-bankruptcy. P10 Holdings’ initial acquisition of RCP Advisors was consummated after it had emerged from bankruptcy. In connection with our acquisition of RCP Advisors, P10 Holdings rebranded its name from P10 Industries, Inc. to P10 Holdings, Inc. Since the acquisition of RCP, P10 has continued building it’s private market solutions and acquired Five Points, TrueBridge and Enhanced during 2020, integrating the various solutions into P10 to maximize investment and LP relationship synergies across solutions.

Our mission consists of creating a private market solutions provider in the alternative asset management industry that provides investors differentiated access to a broad set of solutions and specialized investment vehicles across highly attractive asset classes and geographies generating competitive risk-adjusted returns.

We specifically aim to eliminate perceived challenges facing many publicly traded alternative asset management firms, (i) earnings volatility due to lumpiness of carried interest, (ii) tax complexities from the ownership of management and advisory fees and carried interest in publicly traded partnerships and (iii) potential misalignment of interest between investment professionals and the shareholders.

With this mission as our guide, as described above in October 2017 and January 2018, we closed on the acquisition of RCP. Then, in April 2020, we closed on the acquisition of Five Points, a leading lower middle market alternative investment manager focused on providing both equity and debt capital to private, growth-oriented companies and LP capital to other private equity funds, with all strategies focused exclusively in the U.S. lower middle market. Since its founding over two decades ago, Five Points has successfully raised and deployed in excess of $1.5 billion on behalf of institutional and high net worth clients. In October 2020, we closed on the acquisition of TrueBridge, a leading venture capital investment firm managing more than $3.3 billion in assets. TrueBridge invests in venture and seed/micro-VC funds focused primarily on early-stage IT, as well as directly in select venture and growth stage technology companies. In December 2020, we closed on the acquisition of Enhanced Capital, LLC, a leading impact investment firm with a two decade history of deploying capital into socially responsible investment areas including small business lending, renewable energy, and women and minority owned businesses. Since inception, Enhanced has deployed in excess of $3 billion across its impact verticals. Today, P10 is a leading multi-asset class private market solutions provider in the alternative asset management industry. We are differentiated by the scale, depth, diversity and investment performance of our solutions, which are underpinned by the investment expertise of our investment team, our long-standing access to leading fund managers, our robust and constantly expanding data capabilities and our disciplined investment process.

We market our solutions under well-established brands within the specialized markets in which we operate. These include RCP Advisors, our Private Equity solution; TrueBridge, our Venture Capital solution; Enhanced, our Impact investing solution; and Five Points, our Private Credit solution (which also offers certain private equity solutions). We offer a comprehensive set of investment strategies to our clients, including both commingled funds and customized separate accounts within our primary investment funds, secondary, direct investment, co-investment vehicles, and advisory solutions. We benefit from strong operating leverage driven by the quality and stability of our revenue base, the strong alignment we have with our respective investment teams, and the leveragability of our platform and back-office operations across our multiple solutions, which together allow us to generate strong contribution margins and free cash flow.

P10 Holdings’ common stock is currently publicly traded on the OTC Pink Open Market under the ticker “PIOE”, and following the closing we anticipate our Class A common stock will be traded on the NYSE under the ticker “PX”.

Our Market Opportunity

We operate in the large and growing private markets industry, which we believe represents one of the most attractive segments within the broader asset management landscape. Specifically, we operate in the Private Equity, Venture Capital, Impact Investing and Private Credit markets, which we believe represent particularly attractive asset classes and puts us at the center of several favorable trends, including the following:

Accelerating Demand for Private Markets Solutions

We believe the composition of public markets is fundamentally shifting and will drive investment growth in private markets as fewer companies elect to become public corporations or return to being privately held. According to the 2018 PitchBook Report, the number of public companies in North America and Europe has declined by 3.8% on an annualized basis between 2008 and 2017, while the number of private equity-backed companies has increased by 4.2%.

Furthermore, investors continue to increase their exposure to passive strategies in search of lower fee alternatives as relative returns in active public market strategies have compressed. We believe the continued move away from active public market strategies into passive strategies will support growth in private market solutions as investors seek higher risk-adjusted returns.

Attractive Historical Private Markets Growth

The private markets have exhibited robust growth. Since 2010, assets under management have grown by 2.7 times from $2.4 trillion in 2010 to $6.5 trillion in 2020, according to the 2020 McKinsey Report. From 2010 to 2020, the deal value in the lower middle markets has grown by 2.5 times, investments in venture capital have grown by 4.9 times and assets under management of PRI Signatories in impact growth has grown by 4.9 times, according to the 2021 PitchBook Middle Market Report, the 2021 PwC Report, and the Bain & Company Reports, respectively. In addition, capital targeted in private credit has grown by 2.5 times from January 2016 to July 2021, according to the 2021 Preqin Report. According to the 2021 PitchBook Private Fund Strategy Report, fundraising has continued to remain strong with nearly a trillion dollars of total capital raised in 2020. According to the 2020 McKinsey Report, global private markets are expected to continue their strong growth trajectory. According to a recent Preqin Ltd. forecast, global private markets assets under management are expected to grow at an approximate 10% CAGR through 2025. This growth is underpinned by investors search for yield in a lower-for-longer rate environment, in which investors increasingly view allocations to private markets as essential for obtaining diversified exposure to global growth.

Favorable Middle / Lower Middle Market Dynamics

As more companies choose to remain private, we believe smaller companies will continue to dominate market supply, with significantly less capital in pursuit. According to S&P Global Market Intelligence; S&P Capital IQ Estimates and PitchBook Data Inc., only $124 billion of capital is available to U.S. Private Equity Funds between $250 million and $1 billion, versus the $589 billion available to Private Equity funds over $1 billion. In contrast, there are only approximately 11,000 companies with revenues greater than $250 million, versus the more than 151,000 companies with revenues between $10 million and $250 million. We believe this favorable middle and lower-middle market dynamic implies a larger pool of opportunities at compelling purchase price valuations with significant return potential. P10 has robust and proprietary data collected over a twenty-year history that is difficult to replicate that allows investment teams to efficiently scope and dimension out middle and lower middle market private equity fund managers.

Increasing Private Markets Investor Allocations

We believe that alongside growth in the private markets in which we invest, long-term investor allocations are expected to significantly grow over the next several years, which will serve as a tailwind in growing our business. In a survey conducted by Preqin Ltd., 96% and 90% of long-term investors indicated that they were planning to maintain or increase their allocation to Private Equity and Private Credit, respectively. Additionally, according to the Global Impact Investing Network’s 2020 report 2020 Annual Impact Investor Survey, 64% of polled investors noted that they were expecting to increase their allocations to impact investing by more than 5%. In combination with the broader growth in private markets we believe the increase in long-term investor allocations towards private market asset classes will further drive demand of private market solutions across the investor universe.

Democratization of Private Markets

According to the 2017 PwC Report, the growing wealth of high-net-worth and mass affluent individuals, and the shift in retirement savings from defined benefit to defined contribution plans, have propelled significant growth in the asset management industry over the last decade. At the same time, both high-net-worth and mass affluent investors continue to remain significantly under-allocated to the private markets in comparison with institutional investors.

As defined contribution plans in the United States continue to grow and become increasingly familiar with private markets, we believe defined contribution plans will be a significant driver of growth in private markets in the future. In addition, on June 3, 2020, the United States Department of Labor issued an information letter confirming that investments in private equity vehicles may be appropriate for 401(k) and other defined contribution plans as a component of the investment alternatives made available under these plans. These plans hold trillions of dollars of assets, and the guidance in the letter may help significantly expand the market for private equity investments over time.

Importance of Asset Class Access

The purview of private markets has meaningfully broadened over the last decade. As investors increase their allocations to private markets, we believe the demand for asset class diversification will rise. Furthermore, as part of this evolution we believe investors will seek out private market solutions providers with scale and an ability to deliver multiple asset classes and vehicle solutions to streamline relationships and pursue cost efficiency.

Proliferation of Private Market Choices

According to research and data from the SEC and Principles for Responsible Investment (PRI), from 2013 to 2019, the number of managers across private markets has increased dramatically. From 2013 to 2019, the number of Private Equity firms, Venture Capital firms, Impact Investing firms and Private Credit firms have more than doubled. We believe that the growing number of private markets focused fund managers increases the operational burden on investors and will lead to a greater reliance on highly trusted advisers to help investors navigate the complexity associated with multi-asset class manager selection.

Rise of ESG and Impact Investing in Private Markets

According to the Bain & Company Reports, the total assets under management of PRI signatories, the cohort of asset managers that have committed to upholding ESG principles, a barometer for the ESG industry, has increased roughly five-fold since 2010, from $21 trillion to $103 trillion. According to the 2020 McKinsey Report, an ESG approach to private markets has been one of the most talked about developments of the past several years. According to the 2020 McKinsey Report, as public awareness of and activism relating to ESG driven investing have increased, many prominent investors in Private Equity have followed suit, often requiring general partners to pass an ESG screen as part of their diligence processes – demanding transparency into ESG policies, procedures and performance of portfolio assets. In response and in conjunction with regulatory influence, we believe the adoption of ESG and the growth of impact investing will continue to proliferate in private markets.

Investor Demand for Data, Analytics and Technology

We believe many investors do not have an adequate technology and data infrastructure to respond to increasingly complex demands for private market investments. As a result, we believe investors will seek to partner with firms that not only have a proven track record, but also offer tech-enabled non-investment functions, including GP-level reports, enhanced portfolio monitoring, customized performance benchmarking and associated compliance, administrative and tax capabilities. According to the 2020 Ernst & Young Report, 32% of the private equity fund managers surveyed reported middle- and back-office process enhancement as one of their top three priorities to support growth in assets and to meet the needs of new investors. In the same report, 65% of investors surveyed believe investments in digital infrastructure would be beneficial or required to support investors’ needs.

Our Competitive Strengths

Specialized Multi-Asset Class Solutions and Comprehensive Vehicle Offering

We believe our specialized multi-asset class solutions offering, distinct market access and wide-ranging relationships continue to be key competitive differentiators for our investors. Our solutions across private equity, venture capital, impact investing and private credit, coupled with our vehicle offerings across primaries, secondaries, direct and co-investments, we believe, provide our investors with a comprehensive framework to successfully navigate and gain exposure to private markets. Our value proposition and solutions offering continue to position us well to compete and win new investor relationships and mandates.

Distinct Middle and Lower-Middle Market Expertise

We believe the private markets exhibit compelling investment opportunities with significant return potential. Our investment expertise in private markets, coupled with our scale, distinctly positions our business within the private markets ecosystem. Our investment talent across our different private market solutions is led by senior investment professionals with sustained track records of successful private markets investing. Our investment team consists of 76 investment professionals with deep industry expertise across middle and lower middle market private equity, venture capital, impact investing and private credit. Our leadership team has an average of over 21 years of experience and our investment professionals across the different solutions have a long track record of working together.

Differentiated Access to Middle and Lower Middle Market Private Equity and Venture Capital Firms

We believe our investors increasingly seek exposure to the middle and lower-middle markets private equity and venture capital firms but may not have the necessary tools to analyze, diligence and gain access to opportunities offered. Due to our scale and tenure within middle and lower-middle market private equity and venture capital, we have cultivated long-standing relationships with leading middle and lower-middle market private equity and venture capital general partners. We have established relationships with over 220 general partners, which provides us with differentiated access to investment opportunities within private markets, benefiting our investors.

Highly Diversified Investor Base with High Quality Institutions and Deep High-Net-Worth Channel

We believe we are a leading provider of private market solutions for a highly diverse global investor base. Our investors include some of the world’s largest and most prominent public pension funds, family offices, wealth managers, endowments, foundations, corporate pensions and financial institutions. We believe our multi-asset class solutions have allowed our investors to increase and expand allocations across our various solutions and vehicles, thereby deepening existing and new investor relationships. Our business is well-positioned to continue to service and grow our investor base with 23 professionals dedicated to investor relations and business development.

Premier Data Analytics with Proprietary Database

Our premier data and analytic capabilities, driven by our proprietary database, supports our robust and disciplined sourcing criteria, which fuels our highly selective investment process. Our database stores and organizes a universe of managers and opportunities with powerful tracking metrics that we believe drive optimal portfolio management and monitoring and enable a portfolio grading system as well as repository of investment evaluation scorecards. In particular, our proprietary database offers our investors a highly transparent, versatile and informative platform through which they can track, monitor and diligence portfolios, and we believe the expansive data set within our proprietary database, harvested from our robust network of general partners, enables us to make more informed investment decisions and, in turn, drive strong investment performance. As of June 30, 2021, our database contains comprehensive information on more than 2,500 investment firms, 4,000 funds, 25,000 individual transactions, 30,000 private companies and 175,000 financial metrics.

Strong Investment Performance Track Record

We believe our investment performance track record is a key differentiator for our business relative to our competitors and acts as a key retention mechanism for our investors and selling tool for prospective investors. We attribute our strong investment performance track record to several factors, including: our broad private market relationships and access, our diligent and responsible investment process, our tenured investing experience and our premier data capabilities. In concert, these factors enable us to pursue attractive, risk-adjusted investment opportunities to meet our investors’ investment objectives.

Attractive, Recurring Fee-based Financial Profile

We believe our financial profile and revenue model have the following important attributes:

Highly Predictable Fee-based Revenue Model

Virtually all of our revenue is derived from management and advisory fees based on committed capital typically subject to multi-year commitment periods, usually between ten and fifteen years. As a result, we believe our revenue stream is contractual and highly predictable. The weighted average duration of remaining capital under management is 7.1 years as of June 30, 2021. In addition, P10 has additional committed, undeployed AUM that is not yet included in FPAUM of approximately $500 million as of June 30, 2021 that will continue to add to FPAUM as the capital is deployed.

Well Diversified Revenue and Investor Base

As of June 30, 2021, we had 87 revenue generating vehicles across our solutions with over 2,400 investors across public pensions, family offices, wealth managers, endowments, foundations, corporate pension and financial institutions, across 46 states, 29 countries and 6 continents. We therefore believe our business model is highly diversified across both revenue and investor bases.

Attractive Profitability Profile and Operating Margin

We believe our scaled business model, differentiated solutions across middle and lower-middle markets as well as an efficient back-office model has allowed us to achieve a highly competitive profitability profile and operating margin.

Exceptional Management and Investing Teams with Proven M&A Track Records

Our biggest asset is our people and we therefore focus on recruiting, nurturing and retaining top talent, all of whom are proven leaders in their respective field. Our management team has an average of 21 years of industry and investment experience, with a successful track record of sourcing and executing mergers and acquisitions and is supported by a deep bench of talent consisting of 76 investment professionals.

Ownership Structure Aligned with Investors

The alignment between our stockholders, investors and investment professionals is one of our core tenets and is, we believe, imperative for value creation. Our revenue comprised almost entirely of recurring management and advisory fees is earned largely on committed capital, which is typically subject to ten to fifteen year lock up agreements. We believe this offers our investors an attractive, highly predictable revenue stream. Furthermore, we have structured carried interest to stay with investment professionals to maximize economic incentive for investment professionals to outperform on behalf of investors. Ultimately, we believe FPAUM follows investment performance and the more aligned our investment professionals are to the performance of investor capital, the better our company performance will be. Over 100 of our employees have an equity interest in us, collectively owning approximately 73% of the Company on a fully diluted basis prior to this offering. In addition, our employees have committed $158.1 million to our investment vehicles as of June 30, 2021 as part of our General Partner commitment, which is typically 1% of total commitments of each fund.

Our Growth Strategy

We aim to utilize our differentiated positioning and our core principles and values to continue to grow and expand our business. Our growth strategy includes the following key elements:

Maximize Investor Relationships

Enhance Existing Investor Mandates

We believe our current investor base presents a large opportunity for growth as we continue to expand our broad set of solutions and vehicles. As existing and prospective investors reduce the number of managers with whom they work across asset classes, we believe there are significant opportunities to have investors invest with a consistent, single-source multi-asset class private market solutions provider, positioning us to be a platform of choice. As such, our comprehensive solutions, we believe, will lend itself well to compelling cross-selling opportunities with existing investors. Furthermore, as our investors continue to grow their asset bases and expand utilization of our solutions and vehicles, the number of touchpoints with our investors will broaden, deepening our investor relationships even further.

Capture New Investors and Allocations to Private Markets

We believe we are well positioned to capitalize on the growth in private markets and capture additional investors and market share through our differentiated middle and lower-middle market sourcing capabilities, our attractive multi-asset class solutions and vehicles, and our strong investment performance track record. Our long-standing, established relationships across our broad set of solutions provide us extensive access to fund managers and investment opportunities across these asset classes and we remain highly committed to leveraging our best practices from serving our existing investors to similarly situated prospective investors that may benefit from our experience and broad set of private market solutions.

Expand Distribution Channels

We believe we are well positioned in some of the most sought-after segments of the private markets and we believe our differentiated private market solutions will continue to attract both new institutional and private wealth investors. In particular, investible assets of high-net-worth individuals are expected to increase significantly and compared to institutional investors, high-net-worth individuals tend to have lower private market allocations. Our investment platform is designed to provide high-net-worth investors access to private markets and we currently serve over 1,200 high-net-worth investors, which we believe positions us well to continue to capture increasing demand from private wealth investors.

Expand Asset Class Solutions, Broaden Geographic Reach and Grow Private Markets Network Effect

Expand Asset Class Solutions

Our scalable business model is well positioned to expand our multi-asset class offering and we have the capacity and desire to explore adjacent asset classes, broaden our private market solutions capabilities and diversify our business mix. For example, our business development team actively explores the launch of new specialized investment vehicles across both our Venture Capital and Impact Investing solutions to meet increasing investor demand to access middle and lower-middle market venture capital as well as to gain exposure to impact investing trends in private markets, of which we believe we have the existing infrastructure and personnel to launch. By doing so, we believe we will be able to grow our footprint, continue to develop our position within the private markets ecosystem and further leverage our synergistic solutions offering with additional manager relationships and sourcing opportunities.

Broaden Geographic Reach

We have a significant presence in North America – where a majority of our capital is currently being deployed. We believe expanding our presence in Europe and Asia can be a significant growth driver for our business as investors continue to seek a geographically diverse private market exposure. We believe our global investor base will facilitate such potential market penetration and our robust investment process, existing relationships and proven investment capabilities will continue to be core tenets of an international growth strategy.

Grow Private Markets Network Effect

Expanding into additional asset class solutions will enable us to further enhance our integrated network effect across private markets. We believe adding new asset class solutions will foster deeper manager relationships, enabling managers and portfolio companies alike to benefit from our offerings. As an example, our PCS solution is able to capitalize on the sourcing advantages presented by PES’s expansive network of GPs and portfolio companies. Similarly, a portfolio company held by a manager in our PES solution may benefit directly from our IIS solution.

Leverage Data Capabilities

Our proprietary database provides access to valuable data and analytical tools that are the foundation of our investing process. We believe our experience and insights will be increasingly impactful to the decision making processes of our investment team and our investors. Moreover, we believe our differentiated data capabilities allow us to further support the private markets activities of our investors, enhance our investors experience and drive new innovative solutions.

Selectively Pursue Strategic Acquisitions

We focus on growing organically but may complement our growth with selective strategic acquisition opportunities that expand our footprint, broaden our investor base, and further strengthen our solutions offering. Specifically, we target opportunities with a market leading differentiated platform, an established and committed investor base, strong margins with operating leverage, management and advisory fee-based revenue, strong investment performance and a proven management team. Our leadership team has a proven track record of identifying, acquiring and integrating companies to drive long-term value creation, and we will continue to maintain a highly disciplined approach to pursuing accretive acquisitions. In September 2021, Enhanced entered into a strategic relationship with Crossroads, parent company of CPF, to promote impact credit. See “Related Party Transactions—Strategic Relationship with Crossroads Systems, Inc.” On September 30, 2021, P10 Holdings closed on the purchases of Hark and Bonaccord from the global investment company and asset manager Aberdeen Capital Management LLC and certain related parties. The Bonaccord APA provided for the acquisition of certain assets related to the business of acquiring minority equity interests in alternative asset management companies focused on private market strategies which may include private equity, private credit, real estate and real assets strategies, for a purchase price of approximately $40 million. In addition, the Bonaccord APA provides for potential earn-out payments of up to $20 million, during the 72-month period beginning on October 1, 2021, subject to the satisfaction of certain terms and conditions. The Hark APA provided for the acquisition of certain assets related to the business of making loans to portfolio companies that are owned or controlled by financial sponsors, such as private equity funds or venture capital funds, and which do not meet traditional direct lending underwriting criteria, but where the repayment of the loan by the portfolio company is guaranteed by its financial sponsor, for a purchase price of approximately $5 million. In addition, the Hark APA provides for potential earn-out payments of up to $5.4 million, during the 60-month period beginning on October 1, 2021, subject to the satisfaction of certain terms and conditions. We believe these acquisitions further strengthen our position as a premier private markets solutions provider and add approximately $900 million in FPAUM. The aggregate purchase price was paid using existing cash on balance sheet plus an additional draw on our credit facility of $35 million, plus potential future cash earn-outs based upon operating performance. Consistent with this strategy, we continue to evaluate ongoing opportunities, some of which may be significant. While we have no other definitive agreements or binding letters of intent, in certain situations we are engaged in processes that could conclude shortly after the completion of this offering.

Our Investment Process

We maintain rigorous investment, monitoring and risk management processes across each of our specialized private market solutions, all unified by a common philosophy and a focus on comprehensive analysis of fund managers and/or portfolio companies.

We believe our investment performance is attributable to a number of factors, including most notably our seasoned, dedicated investment teams and our methodical approach to investing that help us consistently source and analyze opportunities effectively. Our investment professionals are responsible for sourcing, selecting, evaluating, underwriting, diligencing, negotiating, executing, managing and exiting our investments. In addition, our investment professionals regularly develop new investor relationships and networks of industry insiders to proactively source new investments. Our ability to access top-tier, capacity constrained fund managers through a proactive and systematic sourcing process we believe is a significant differentiating factor for our investors.

Our investment committee members across our solutions have significant private markets experience and fully participate in the diligence process, which ensures consistent application of investment strategy, process, diversification and portfolio construction. In addition, the investment committees of our respective solutions review and evaluate investment opportunities through a comprehensive framework that includes both a qualitative and a quantitative assessment of the key risks of investments.

The details of our investment process are outlined below:

Opportunities Tracked

As of December 31, 2020, we track over 14,000+ potential investment opportunities across private markets, spanning primary investment funds, secondaries and direct and co-investments. Our attractive positioning within the private markets ecosystem, coupled with our synergistic network of general partners and extensive database has enabled us to cultivate a comprehensive funnel of what we believe are premier investment opportunities.

Initial Screen

Leveraging our extensive database, investment professionals submit investment opportunities for initial review, subject to delineated exceptions set forth in our funds’ investment committee charters or resolutions. To facilitate the initial review, the investment team summarizes the opportunity in a preliminary evaluation report and the opportunity is subsequently reviewed by senior members of the team for potential further consideration and investment.

Annual Due Diligence

For each potential investment opportunity, the responsible investment team gathers, analyzes and reviews available information on the underlying asset. The due diligence process is augmented further by our extensive database, which enables us to analyze and compare the investment opportunity to what we believe are precedent transactions. As part of the due diligence process, we also conduct operational due diligence and legal diligence, which evaluate the potential risks associated with the investment opportunity’s operational framework and legal standing. More specifically, our operational due diligence team focuses on legal, financial, IT and background checks, while our legal due diligence team focuses on review of legal documents, fund agreements and compliance.

Annual Investments Made

After our due diligence is completed, the responsible investment team works with the relevant Investment Committee to validate that each investment opportunity meets the investment objective of the portfolio at hand. The Investment Committee provides feedback on the general partner (and investment merits in the case of secondaries and direct and co-investments), risks and prospects of each investment opportunity. Provided that the opportunity meets the appropriate criteria, the investment committee issues an indicative approval to proceed with confirmatory due diligence. Upon successful confirmatory due diligence the Investment Committee will reconvene to review the investment for a final vote. Once final approval has been obtained, the investment team may proceed with commitments or funding.

Our investment process is highly selective and informed by our comprehensive diligence process. Of our primary and secondary deal flow we invest in less than 5% of firms tracked and of our direct and co-investment deal flow we invest in only approximately 1% of firms tracked.

Our Risk Management Process

Our risk management process includes risk identification, measurement, mitigation, monitoring and management/reporting, with particular risk assessments tailored by solution, vehicle and individual client. We apply our risk management framework across three distinct ares of our investment process: i) the general partner, ii) the investment fund, and iii) the portfolio company. We seek to mitigate risk through prudent portfolio diversification and through comprehensive due diligence on general partners, investment funds and portfolio companies.

General Partner

We perform extensive, upfront due diligence on general partners prior to making an investment and all our current period partners are subject to our ongoing risk management framework. Key components of our ongoing risk management of general partners include monitoring the firm’s historical and current strategy, historical track record and anticipated performance, current team composition and remuneration, decision-making process, ability to add value, deal flow and fund terms. Furthermore, our risk management processes include reviewing information related to the general partners target asset classes, sector/sub-sectors, investment specialties, key personnel, and primary geographical regions in which the general partner invests.

Investment Fund

Investment Funds are also subject to our due diligence and risk management framework. Key components of our ongoing risk management of investment funds include monitoring vintage year, fund size, currency, as well as measures of historical performance (including percent of commitments called, distributions to paid in capital, residual value to paid in capital, net total value multiple of invested capital, net internal rate of return, and the date performance results were last updated), historical investments and benchmarking.

Portfolio Company

Key components of our ongoing risk management of portfolio companies include monitoring cash flow details, financial and operating metrics, and other relevant performance measurements. Our investments in our portfolio companies include both debt and equity.

In addition to our distinct ongoing risk management processes we participate in board meetings, investment funds’ annual meetings, maintain membership on limited partnership boards and advisory boards and remain in frequent dialogue with portfolio companies in an effort to remain appraised of relevant developments in the investment funds. We are also recipients of monthly and quarterly performance reporting packages, annual audited financial statements, along with K-1 tax reporting packages and evaluations of the state of the market generally.

Our ongoing monitoring efforts culminate in annual summaries featuring extensive qualitative and quantitative information of each portfolio company. The annual summaries help us benchmark each general partner to ensure each portfolio we invest in to ensure each portfolio is performing as expected.

Our Investment Performance

We believe our investment performance acts as a key retention mechanism for our existing investors and a primary attribute for prospective investors. We attribute our strong investment performance to several factors, including: our broad private market relationships and access, our diligent and responsible investment process, our tenured investing experience and our premier data capabilities. In concert, these factors enable us to purse attractive, risk-adjusted investment opportunities to meet our investors’ investment objectives.

The following table displays our investment performance and is presented from the inception date of each fund through June 30, 2021:

For the purposes of the table above:

•	“Fund Size” refers to the total amount of capital committed by investors to each fund disclosed;

•	“Called Capital” refers to the amount of capital provided from investors, expressed as a percent of the total fund size;

•	“Net IRR” refers to Internal rate of return net of fees, carried interest and expenses charged by both the underlying fund managers and each of our solutions; and

•	“Net ROIC” refers to return on invested capital net of fees and expenses charged by both the underlying fund managers and each of our solutions.

When considering the data presented above, you should note that the historical results of our investments are not indicative of the future results you should expect from such investments, from any future funds we may raise or from your investment in our Class A common stock, in part because:

•	market conditions and investment opportunities may be significantly less favorable than in the past;

•	the performance of our funds is largely based on the NAV of the funds’ investments, including unrealized gains, which may never be realized;

•	our newly established funds typically generate lower investment returns during the period that they initially deploy their capital;

•

changes in the global tax and regulatory environment may impact both the investment preferences of our investors and the financing strategies employed by businesses in which particular funds invest, which may reduce the overall capital available for investment;

•	the availability of suitable investments, thereby reducing our investment returns in the future;

•

competition for investment opportunities, resulting from the increasing amount of capital invested in private markets alternatives, may increase the cost and reduce the availability of suitable investments, thereby reducing our investment returns in the future;

•	the industries and businesses in which particular funds invest will vary; and

•

IRRs for Impact Equity do not include IRRs for historic tax credit transactions as the credits trade at a discount to par. The IRRs reflected only represent Renewable Energy Tax Credit transactions and are the product of a very short hold period.

Net IRR reflects limited partner returns after allocation of management fees, general fund expenses, investment expenses, income earned on cash and cash equivalents, any carried interest to the general partner, and any other fees and expenses. Not all limited partners pay the same management fee or carried interest. Furthermore, limited partners’ IRRs may vary based on the dates of their admittance to the fund. There can be no assurance that unrealized investments will be realized at the valuations used to calculate the IRRs contained herein and additional fund expenses and investment related expenses to be incurred during the remainder of the fund’s term remain unknown and, therefore, are not factored into the calculations. Any anticipated carried interest reduces the net returns of unrealized investments. Calculations used herein which incorporate estimations of the net “unrealized value” of remaining investments represent valuation estimates made by the companies using the most recent valuation data provided by the general partners of the underlying funds. Such estimates are subject to numerous variables which change over time and therefore amounts actually realized in the future will vary (in some cases materially) from the estimated net “unrealized values” used in connection with calculations referenced herein.

Our Responsible Investment Philosophy

Responsible investment, which encompasses environmental, social and governance (“ESG”) and impact investing considerations, is a core tenet of our operating and investment philosophies. We believe that full integration of an ESG framework into both our investment process and internal operations will improve long-term, risk-adjusted returns for our clients. Certain of our subsidiaries have developed a responsible investment policy, which we are in the process of implementing throughout the Company and with each of our Advisors. In addition, one of our subsidiaries is a signatory to the United Nations Principles for Responsible Investment (“UNPRI”), and we have appointed senior professionals to act as ESG champions. We aim to continually improve and evolve, and plan to review our policy annually, hold regular trainings and responsible investment education sessions for our investment teams, and look for ways to enhance our systems and processes.

Given our scale and position in the private markets ecosystem, we believe we are well positioned to help educate the broader investor and fund manager community on how best to integrate responsible investment considerations in their investment process and programs.

Our Fee-Paying AUM

Fee-Paying AUM (FPAUM)

FPAUM reflects the assets from which we currently earn management and advisory fees. Our vehicles typically earn management and advisory fees based on committed capital, and in certain cases, net invested capital, depending on the fee terms. Management and advisory fees based on committed capital are not affected by market appreciation or depreciation.

Our FPAUM has grown from approximately $9.5 billion as of December 31, 2018 to approximately $14.2 billion as of June 30, 2021 determined on a pro forma basis.

Our Fees and Other Key Contractual Terms

Specialized Investment Vehicles

While the terms of each fund may vary, we have outlined the key terms of the customized separate accounts and commingled funds within our specialized investment vehicles below:

Commingled Investment Vehicles

Capital Commitments

Investors in our investment funds generally make commitments to provide capital at the outset of a fund and deliver capital when called upon by us, as investment opportunities become available and to fund operational expenses and other obligations. The commitments are generally available for investment for 1 to 5 years, during what we call the commitment period. We typically have invested the capital committed to our funds, over a 3 to 5-year period.

Structure

Our investment funds are structured as limited partnerships organized by us accepting commitments or funds from our investors. Our investors become limited partners in our funds and a separate entity that we form and control acts as the general partner. Our capital commitment to the limited partnership is generally 1% of total capital commitments. Contingent upon the solution, each investment fund will have a designated “Manager,” which generally serves as the investment manager of the fund, responsible for all investment diligence, decision making and monitoring.

Fees

We earn management and advisory fees based on a percentage of investors’ capital commitments to or, in selected cases, net invested capital in, or NAV, of our investment funds. Management and advisory fees during the commitment period are charged on capital commitments and after the commitment period (or a defined anniversary of the fund’s initial closing) is reduced by a percentage of the management and advisory fees for the preceding years or charged on net invested capital or NAV, in selected cases.

Duration and Termination

Our primary investment funds, secondaries funds and direct and co-investment funds are typically ten to fifteen years in duration, terminating either on a specific anniversary date, or after a determined number of years after the fund’s final close. Our funds are generally subject to extensions for up to 3 years at the discretion of the general partner and thereafter if consent of the requisite majority of investors, or in some cases, the fund’s advisory committee is obtained.

Separate Accounts

Capital Commitments

Investors in our separate accounts generally make commitments to provide capital at the outset of a fund and deliver capital when called upon by us, as investment opportunities become available and to fund operational expenses and other obligations. The commitments are generally available for investment for 4 to 5 years, during what we call the commitment period. We typically have invested the capital committed to our investment funds, over a 5 year period.

Structure

Most of our separate accounts are contractual arrangements involving an investment management agreement between us and our investor. Within agreed-upon investment guidelines, we generally have full discretion to buy, sell or otherwise effect investment transactions involving the assets in the account, in the name and on behalf of our investor, although in some cases certain investors have the right to veto investments. The discretion to invest committed capital generally is subject to investment guidelines established by our investors or by us in conjunction with our investors. In some cases, at the investor’s request, we establish a separate investment vehicle, generally a limited partnership with our investor as the sole limited partner and a wholly owned subsidiary as the general partner. Our capital commitment to the limited partnership is typically 1% of total capital commitments. We manage the limited partnership under an investment management agreement between our investor and us.

Fees

We earn management and advisory fees based on a percentage of investors’ capital commitments to or, in selected cases, net invested capital in, or NAV of, our investment funds. These fees often decrease over the life of the contract due to built-in declines in contractual rates and/or as a result of lower net invested capital balances or NAV as capital is returned to investors.

Duration and Termination

Separate account contracts typically can be terminated by our investors for specified reasons, but specific terms vary significantly from investor to investor and certain contracts may be terminated for any reason generally with minimal, typically 5 to 90 days’ notice.

Our Competition

We compete in all aspects of our business with a large number of asset management firms, commercial banks, broker-dealers, insurance companies and other financial institutions. With respect to our investment strategies, we primarily compete with other private markets solutions providers within North America that specialize in private equity, venture capital, impact investing and private credit. We seek to maintain excellent relationships with general partners and managers of investment funds, including those in which we have previously made investments for our investors and those in which we may invest in the future, as well as sponsors of investments that might provide co-investment opportunities in portfolio companies alongside the sponsoring fund manager. However, because of the number of investors seeking to gain access to investment funds and co-investment opportunities managed or sponsored by the top performing fund managers, there can be no assurance that we will be able to secure the opportunity to invest on behalf of our investors in all or a substantial portion of the investments we select, or that the size of the investment opportunities available to us will be as large as we would desire. Access to secondary investment opportunities is also highly competitive and is often controlled by a limited number of general partners, fund managers and intermediaries. Our ability to continue to compete effectively will depend upon our ability to attract highly qualified investment professionals and retain existing employees.

In order to grow our business, we must maintain our existing investor base and attract new investors. Historically, we have competed principally on the basis of the factors listed below:

•	Access to private markets investment opportunities through our size, expertise, reputation and strong relationships with fund managers;

•	Brand recognition of the platforms through which we operate and reputation within the investing community;

•	Performance of investment strategies;

•	Quality of service and duration of investor relationships;

•	Data and analytics capabilities;

•	Ability to customize product offerings to investor specifications;

•	Ability to provide cost effective and comprehensive range of services and products; and

•	Investors’ perceptions of our independence and the alignment of our interests with theirs created through our investment in our own products.

The asset management business is intensely competitive, and in addition to the above factors, our ability to continue to compete effectively will depend upon our ability to attract highly qualified investment professionals and retain existing employees.

Regulatory and Compliance Matters

Our business is subject to extensive regulation in the United States at both the federal and state level and, in certain circumstances, outside the United States. Under these laws and regulations, the SEC, relevant state securities authorities and other foreign regulatory agencies have broad administrative powers, including the power to limit, restrict or prohibit an investment advisor from carrying on its business if it fails to comply with such laws and regulations. Possible sanctions that may be imposed include the suspension of individual employees, limitations on engaging in certain lines of business for specified periods of time, revocation of investment advisor and other registrations, censures and fines.

SEC Regulation

Certain subsidiaries of P10 Holdings are registered as an investment adviser with the SEC. As a registered investment adviser, each is subject to the requirements of the Investment Advisers Act, and the rules promulgated thereunder, as well as to examination by the SEC’s staff. The Investment Advisers Act imposes substantive regulation on virtually all aspects of our business and our relationships with our investors and funds. Applicable requirements relate to, among other things, fiduciary duties to investors, engaging in transactions with investors, maintaining an effective compliance program, political contributions, personal trading, incentive fees, allocation of investments, conflicts of interest, custody, advertising, recordkeeping, reporting and disclosure requirements. The Investment Advisers Act also regulates the assignment of advisory contracts by the investment adviser. The SEC is authorized to institute proceedings and impose sanctions for violations of the Investment Advisers Act, ranging from fines and censures to termination of an investment adviser’s registration. The failure of any Adviser to comply with the requirements of the Investment Advisers Act or the SEC could have a material adverse effect on us.

Our separate accounts and funds are not registered under the Investment Company Act because we generally only form separate accounts for, and offer interests in our funds to, persons who we reasonably believe to be “qualified purchasers” as defined in the Investment Company Act. In addition, certain funds are not registered under the Investment Company Act because we limit such funds to 100 or fewer “accredited investors” as defined in the Investment Company Act.

ERISA-Related Regulation

Some of our funds are treated as holding “plan assets” as defined under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), as a result of investments in those funds by benefit plan investors. By virtue of its role as investment manager of these funds, each Adviser is a “fiduciary” under ERISA with respect to such benefit plan investors. ERISA and the Code impose certain duties on persons that are fiduciaries under ERISA, prohibit certain transactions involving benefit plans and “parties in interest” or “disqualified persons” to those plans, and provide monetary penalties for violations of these prohibitions. With respect to these funds, each Adviser relies on particular statutory and administrative exemptions from certain ERISA prohibited transactions, which exemptions are highly complex and may in certain circumstances depend on compliance by third parties whom we do not control. The failure of any Adviser or us to comply with these various requirements could have a material adverse effect on our business.

In addition, with respect to other investment funds in which benefit plan investors have invested, but which are not treated as holding “plan assets,” each Adviser relies on certain rules under ERISA in conducting investment management activities. These rules are sometimes highly complex and may in certain circumstances depend on compliance by third parties that we do not control. If for any reason these rules were to become inapplicable, each Adviser could become subject to regulatory action or third-party claims that could have a material adverse effect on our business.

Foreign Regulation

We provide investment advisory and other services and raise funds in a number of countries and jurisdictions outside the United States. In many of these countries and jurisdictions, which include the EU, the EEA, the individual member states of each of the EU and EEA, Central and South America, Australia and other countries in the South Pacific, we and our operations, and in some cases our personnel, are subject to regulatory oversight and requirements. In general, these requirements relate to registration, licenses for our personnel, periodic inspections, the provision and filing of periodic reports, and obtaining certifications and other approvals. Across the EU, we are subject to the AIFMD requirements regarding, among other things, registration for marketing activities, the structure of remuneration for certain of our personnel and reporting obligations. Individual member states of the EU have imposed additional requirements that may include internal arrangements with respect to risk management, liquidity risks, asset valuations, and the establishment and security of depositary and custodial requirements.

It is expected that additional laws and regulations will come into force in the UK, the EEA, the EU, and other countries in which we operate over the coming years. There have also been significant legislative developments affecting the private equity industry in Europe and there continues to be discussion regarding enhancing governmental scrutiny and/or increasing regulation of the private equity industry.

SBA Regulations

Several of our Advisers provide investment advisory and other services to funds which operate as SBICs and are licensed by the SBA. SBICs supply small businesses with financing in both the equity and debt arenas. There are various requirements that apply to SBICs under SBA rules and regulations. These rules and regulations are sometimes highly complex. The SBA is authorized to institute proceedings and impose sanctions for violations of rules and regulations applicable to SIBCs, including forcing the liquidation of an SBIC. The failure of an Adviser to comply with the requirements of the SBA could have a material adverse effect on us.

Privacy and Cyber Security Regulation

Certain of our businesses are subject to laws and regulations enacted by U.S. federal and state governments, the E.U. or other non-U.S. jurisdictions and/or enacted by various regulatory organizations or exchanges relating to the privacy of the information of clients, employees or others, including the U.S. Gramm-Leach-Bliley Act of 1999, the EU’s GDPR and the Australian Privacy Act. The GDPR has heightened our privacy compliance obligations, impacted our businesses’ collection, processing and retention of personal data and imposed strict standards for reporting data breaches. The GDPR also provides for significant penalties for non-compliance. In addition, California and several other states have recently enacted, or are actively considering, consumer privacy laws that impose compliance obligations with regard to the collection, use and disclosure of personal information. For more information, see “Risk Factors—Risks Related to Our Industry.”

Future Developments

The SEC and various self-regulatory organizations and state securities regulators have in recent years increased their regulatory activities, including regulation, examination and enforcement in respect of asset management firms.

As described above, certain of our businesses are subject to compliance with laws and regulations of U.S. federal and state governments, non-U.S. governments, their respective agencies and/or various self-regulatory organizations or exchanges, and any failure to comply with these regulations could expose us to liability and/or damage our reputation. Our businesses have operated for many years within a legal framework that requires us to monitor and comply with a broad range of legal and regulatory developments that affect our activities. However, additional legislation, changes in rules promulgated by financial regulatory authorities or self-regulatory organizations or changes in the interpretation or enforcement of existing laws and rules, either in the United States or elsewhere, may directly affect our mode of operation and profitability.

Compliance

Each Adviser has a Chief Compliance Officer. Certain Advisers also maintain in-house legal staff as well as additional compliance staff. Each Adviser generally engages outside counsel to review, analyze and negotiate the terms of the documents relating to impact, primary, secondary and direct/co-investments. Because most of our separate account investors and certain of our advisory investors rely on us to negotiate terms, including terms about which certain investors are particularly sensitive or which are investor-specific, our compliance and legal teams work closely with both the investors and outside counsel. Our compliance and legal teams also work closely with our investment teams during negotiations. Typically, outside counsel negotiates directly with fund managers and deal sponsors and their counsel the terms of all limited partnership agreements, subscription documents, side letters, purchase agreements and other documents relating to primary, secondary and direct/co-investments. Our compliance and legal teams review and makes recommendations regarding amendments and requests for consents presented by the fund managers from time to time. In addition, our compliance and legal teams work with outside counsel as we deem necessary to prepare, review and negotiate all documents relating to the formation and operation of our funds.

Each Adviser’s compliance team is responsible for overseeing and enforcing our policies and procedures relating to compliance with the laws applicable to our business both U.S. and foreign. This includes our code of ethics and personal trading policies.

We will have an Internal Audit group, which will have disclosure controls and procedures and internal controls over financial reporting, which will be documented and assessed for design and operating effectiveness in accordance with the U.S. Sarbanes-Oxley Act of 2002. Our Internal Audit group, which will independently report to a newly formed audit committee of our board of directors, will operate with a global mandate and will be responsible for the examination and evaluation of the adequacy and effectiveness of the organization’s governance and risk management processes and internal controls, as well as the quality of performance in carrying out assigned responsibilities to achieve the organization’s stated goals and objectives.

Legal Proceedings

In the normal course of business, we may be subject to various legal, judicial and administrative proceedings. Currently, there are no material proceedings pending or, to our knowledge, threatened against us.

Employees

As of June 30, 2021, we had 154 total employees, including over 76 investment professionals. We consider our relationship with our employees to be good and have not experienced interruptions of operations due to labor disagreements.

Facilities

We lease our corporate headquarters and principal offices, which are located at 4514 Cole Avenue, Suite 1600, Dallas, Texas 75205. We also lease additional office space in Illinois, California, North Carolina, New York, Louisiana, Connecticut, Maryland and Wyoming. We do not own any real property. We believe our current facilities are adequate for our current needs and that suitable additional space will be available as and when needed.

MANAGEMENT

The following table sets forth the names, ages and positions of the directors and executive officers as of the effective date of this offering. Unless otherwise noted, each of our executive officers is employed by and holds the listed positions at P10 Holdings. In connection with this offering, our board of directors has appointed our senior management team to the same positions at P10, Inc.

Name	Age	Position
Robert Alpert	56	Co-Chief Executive Officer and Chairman
C. Clark Webb	40	Co-Chief Executive Officer and Director
William F. Souder	53	Chief Operating Officer of P10 Holdings, Managing Partner of RCP and Director
Jeff P. Gehl	54	Head of Marketing and Distribution of P10 Holdings, Managing Partner of RCP
Amanda Coussens	41	Chief Financial Officer and Chief Compliance Officer
Robert B. Stewart Jr.	55	Director
Travis Barnes	45	Director
Edwin Poston	54	Director
Scott Gwilliam	52	Director
Nell M. Blatherwick	50	Secretary of P10 Holdings and Chief Compliance Officer of RCP

Robert Alpert

Mr. Alpert, age 56, has served as Co-CEO and Chairman of the board of directors of P10 Holdings since 2017. He is also the co-founder and principal of 210 Capital. Additionally, he has served as Chairman of the Board of Crossroads Systems, Inc and a director of Elah Holdings, lnc. (ELLH). Mr. Alpert is also a managing member of Merfax Financial Group, LLC, and a director of Redpoint Insurance Group, L.L.C. He was formerly CEO (April 2019-September 2020) and Chairman of the Board of Globalscape, Inc. Before founding 210 Capital, Mr. Alpert was the founder and portfolio manager of Atlas Capital Management, L.P. (October 1995 to September 2015). Mr. Alpert was responsible for the investments and operations of Atlas. Mr. Alpert received a B.A. from Princeton University in 1987 and an M.B.A. from Columbia University in 1990.

C. Clark Webb

Mr. Webb, age 40, has served as Co-CEO and director of P10 Holdings since 2017. Mr. Webb is also the Co-Founder and Principal of 210 Capital. Previously, Clark was co-founder and manager of P10 Capital Management, LP, a Co-Portfolio Manager of the Lafayette Street Fund and a Partner at Select Equity Group, L.P. Clark holds a BA from Princeton University (2003). Clark is currently Chairman of the Board of ELLH, Chairman of the Board of Collaborative Imaging, LLC, and a director of Crossroads Systems, Inc. He was formerly a director of Globalscape, Inc.

William F. Souder

Mr. Souder, age 53, is Chief Operating Officer of P10 Holdings. He is also a Managing Partner and co-founder of RCP. Mr. Souder is also on the board of managers of ECP and Enhanced PC. Mr. Souder is responsible for leading all operational functions of the Firm as well as RCP Advisory Services. Mr. Souder is also a member of the Investment Committee and active as an Advisory Board member of various underlying funds. He has been involved in the private equity industry for over 20 years. Prior to founding RCP, Mr. Souder worked for Marsh & Mclennan, where he directed their Private Equity and Mergers & Acquisitions Practice throughout the Midwest Region. Fritz received a BA in Economics from the University of Virginia. Fritz is an active member on numerous boards including the Salisbury School and The Western Golf Association/Evans Scholar Foundation.

Jeff P. Gehl

Mr. Gehl, age 54, is Head of Marketing and Distribution of P10 Holdings, a Managing Partner and co-founder of RCP Advisors. He is responsible for leading RCP’s client relations function and covering private equity fund managers in the Western United States. In addition, Mr. Gehl is active as an Advisory Board member of various underlying funds. He has been involved in the private equity industry for over 20 years. Prior to founding RCP, Mr. Gehl was involved in various stages of private equity including start-ups, turnarounds, and buyouts, where he had experience in both financing and senior operations. Mr. Gehl successfully founded and served as Chairman and CEO of MMI, a technical staffing company and acquired Big Ballot, Inc., a sports marketing firm. Mr. Gehl received a BS in Business Administration from the University of Southern California’s Entrepreneur Program, from which he received the 1989 “Entrepreneur of the Year” award.

Amanda Coussens

Ms. Coussens, age 41, is the Company’s Chief Financial Officer and Chief Compliance Officer and is responsible for managing the firm’s financial operations, financial and SEC reporting and cash management. Prior to becoming the Company’s Chief Financial Officer in January 2021, Amanda served as Chief Financial Officer and Chief Compliance Officer of PetroCap LLC from October 2017 to December 2020; as a contract Chief Financial Officer for Aduro Advisors LLC from March 2016 to November 2017; and as Chief Financial Officer of White Deer Energy LLC from June 2014 to March 2016. Prior to this time, Ms. Coussens served as the SEC Reporting Director for a publicly traded asset manager, The Edelman Financial Group, Director of Accounting for a large family office and Controller for Tudor, Pickering, Holt & Co. She started her career as an audit manager at Grant Thornton for publicly traded companies in the financial institutions and services, energy and hospitality industries. She is also a licensed CPA in Texas, Board Member of the Texas Chapter of the Private Equity CFO Association and an Advisory Board Member for the Kayo Conference.

Robert B. Stewart Jr.

Mr. Stewart, age 55, is a director of P10 Holdings. He is the former President of Acacia Research Corporation, an industry leader in patent licensing. Mr. Stewart was an executive at Acacia for over two decades, helping to deliver hundreds of millions of dollars of value to Acacia’s patent partners. Mr. Stewart received a B.S. degree from the University of Colorado at Boulder and has extensive experience in intellectual property, patent licensing, financial and public markets.

Travis Barnes

Mr. Barnes, age 45, is a director of P10 Holdings. He is a Managing Director and global head of Financial Sponsors Group and Sustainable and Impact Banking, serving on the Investment Banking Management Team at Barclays. Previously, he was the global head of Debt Capital Markets and Risk Solutions Group, which also included Securitized Products Origination, Sustainable Capital Markets, Loan Capital Markets and Global Finance Advisory. Mr. Barnes currently serves as Advisor to Barclays’ Group Executive Committee on Race at Work agenda and he is the Chair of Barclays’ Americas Citizenship Council. He is based in New York and has worked at Barclays since 2006. He started his career at Morgan Stanley and worked in Debt Capital Markets, Corporate Finance and Mergers & Acquisitions, based in New York and Hong Kong. Mr. Barnes received a B.A., summa cum laude, in Economics and English from Lafayette College in 1998.

Edwin Poston

Mr. Poston, age 54, is a director of P10 Holdings. He is also a Managing Partner and co-founder of TrueBridge Capital Partners LLC. Prior to founding TrueBridge, he was a Managing Director and Head of Private Equity at The Rockefeller Foundation, where he had responsibilities across the portfolio, including the oversight of its venture portfolio. Prior to The Rockefeller Foundation, Mr. Poston was the Senior Investment Officer at Brandywine Trust Company, where he worked across a portfolio of more than $4 billion for a limited number of high net worth families and foundations. Prior to starting his career in private equity investing at Fallingwater, LLC, Mr. Poston worked as an investment banker at NationsBanc Montgomery Securities (Bank of America Securities) and as an opportunistic real estate investor in Washington, D.C. Mr. Poston received a J.D. and M.B.A. from Emory University, and a B.A. degree from the University of North Carolina at Chapel Hill.

Scott Gwilliam

Mr. Gwilliam, age 52, is a director of P10 Holdings. He is also co-founder of Keystone Capital, a Chicago-based investment firm, where he has served as the Managing Partner since 2017. Mr. Gwilliam has served as a director of multiple companies. Since 2020, Mr. Gwilliam has served as a director of P10 Intermediate Holdings LLC, a subsidiary of P10 Holdings. Mr. Gwilliam also currently serves as a director of CONSOR Engineers, an infrastructure engineering firm, Movilitas, a global digital supply chain consulting and solutions company, Clearwater, a water operations and management company, Inspire 11, a leading digital transformation and data analytics firm and Merge, a full-service marketing agency. Prior to founding Keystone, Mr. Gwilliam was with Madison Dearborn Partners, a leading middle market private equity firm, and Kidder, Peabody & Company, a New York-based Investment Banking firm. Mr. Gwilliam received a B.S. degree in finance from the University of Virginia and a M.B.A. from Northwestern University.

Nell M. Blatherwick

Ms. Blatherwick, age 50, has worked for RCP, since its inception in 2001. In 2016, she served as Managing Director and Chief Compliance Officer of RCP and since 2017 has served as partner and Chief Compliance Officer of RCP. Ms. Blatherwick is responsible for the coordination of RCP’s legal affairs, liaising with RCP’s attorneys on various matters, including fund formation and regulatory requirements. She is responsible for developing and overseeing the firm’s compliance program. Ms. Blatherwick received a BA, magna cum laude, in English and French from the University of Southern California, where she was elected to Phi Beta Kappa. She also received a JD from Yale Law School.

Composition of the Board of Directors after this Offering

Our business and affairs are managed under the direction of our board of directors. Our amended and restated certificate of incorporation provides that the size of our board of directors may be set from time to time by our then current board of directors. Our board of directors has set the size of the board at seven members: Messrs. Alpert, Webb, Souder, Stewart, Barnes, Poston and Gwilliam currently serve on our board of directors, and Mr. Alpert serves as Chairman. The Controlled Company Agreement grants the 210 Group, the RCP Group and the TrueBridge Group the right to designate nominees to our board of directors subject to the maintenance of certain ownership requirements in us. See “Organizational Structure—NYSE Controlled Company Agreement.”

Our directors will be elected to serve until their successors are duly elected or until their earlier death, resignation or removal. We will hold an annual meeting of stockholders for the election of directors as required by the rules of the NYSE. There will be no limit on the number of terms a director may serve.

Our board of directors will be divided into three classes as nearly equal in size as is practicable. The composition of the board of directors immediately following the offering will be as follows:

•	Class I, which will initially consist of C. Clark Webb, Edwin Poston and Scott Gwilliam, whose terms will expire at our annual meeting of stockholders to be held in 2022;

•	Class II, which will initially consist of William F. Souder and Robert B. Stewart, Jr., whose terms will expire at our annual meeting of stockholders to be held in 2023; and

•	Class III, which will initially consist of Robert Alpert and Travis Barnes, whose terms will expire at our annual meeting of stockholders to be held in 2024.

Upon the expiration of the initial term of office for each class of directors, each director in such class shall be elected for a term of three years and serve until a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Vacancies occurring on the board of directors, whether due to death, resignation, removal, retirement, disqualification or for any other reason, and newly created directorships resulting from an increase in the authorized number of directors, may be filled by a majority of the remaining members of the board of directors. Directors may be removed, but only for cause, with the affirmative vote of the holders of a majority of the voting power of our common stock.

Because the voting group collectively controls more than 50% of our voting power, we will be a “controlled company” under the rules of the NYSE and will therefore qualify for an exemption from the requirement that our board of directors consist of a majority of independent directors, that we establish a Compensation Committee consisting solely of independent directors and that our director nominees be selected or recommended by independent directors. For at least some period following this offering, we intend to rely on these exemptions. Accordingly, although we may transition to a board with a majority of independent directors prior to the time we cease to be a “controlled company,” until we cease to be a “controlled company,” you will not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. If we cease to be a “controlled company” and our shares continue to be listed on the NYSE, we will be required to comply with these provisions within the applicable transition periods. See “Risk Factors—Risks Related to Our Organizational Structure and This Offering—We are a “controlled company” within the meaning of the NYSE listing standards and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.”

Our board of directors and its committees will have supervisory authority over us and P10 Holdings.

Director Independence

Our board of directors has determined that Mr. Stewart and Mr. Barnes are “independent” as defined under the rules of the NYSE. In making this determination, the board of directors considered the relationships that Mr. Stewart and Mr. Barnes have with our Company and all other facts and circumstances that the board of directors deemed relevant in determining their independence, including ownership interests in us. Immediately prior to this offering, we will reconstitute the board of directors so that a majority of directors that serve on the board of directors will be “independent” as defined under the rules of the NYSE.

Committees of the Board of Directors

In connection with the closing of this offering, our board of directors will establish an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. We will adopt new charters for these committees that comply with current federal and NYSE rules relating to corporate governance matters for controlled companies. When they are adopted, we will make copies of them, as well as our Corporate Governance Guidelines and our Code of Ethics, available on our website at www.p10alts.com.

Audit Committee

Our Audit Committee, among other things, will have responsibility for:

•	appointing, determining the compensation of and overseeing the work of our independent registered public accounting firm, as well as evaluating its independence and performance;

•	considering and approving, in advance, all audit and non-audit services to be performed by our independent registered public accounting firm;

•

reviewing the audit plans and findings of our independent registered public accounting firm and our internal audit and risk review staff, as well as the results of regulatory examinations, and tracking management’s corrective action plans where necessary;

•	reviewing our financial statements, including any significant financial items and/or changes in accounting policies, with our senior management and independent registered public accounting firm;

•	reviewing our financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters; and

•	establishing procedures for the receipt and treatment of complaints and employee concerns regarding our financial statements and auditing process.

The Audit Committee will also be responsible for preparing the Audit Committee report that is included in our annual proxy statement. In connection with the closing of this offering, we will appoint Robert Stewart, Jr., Scott Gwilliam and Travis Barnes as members of the Audit Committee, in accordance with NYSE transition rules. Mr. Stewart, who qualifies as an audit committee financial expert as defined in the applicable SEC rules, will serve as the chair of the Audit Committee.

Compensation Committee

The Compensation Committee will have responsibility for:

•

reviewing and approving corporate goals and objectives relevant to Co-Chief Executive Officers compensation, evaluating the Co-Chief Executive Officers’ performance in light of those goals and objectives, and determining the Co-Chief Executive Officers’ compensation based on that evaluation;

•	reviewing and recommending to our board for approval the annual base salaries, bonuses, benefits, equity incentive grants and other economic rewards for our other executive officers;

•	providing assistance and recommendations with respect to our compensation policies and practices for our other personnel generally; and

•	overseeing our 2021 Stock Incentive Plan and employee benefit plans.

In connection with the closing of this offering, we will appoint Robert Stewart, Jr., Scott Gwilliam and Travis Barnes as members of the Compensation Committee. Mr. Gwilliam will serve as the chair of the Compensation Committee.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee, among other things, will have responsibility for:

•	identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors; and

•	developing and recommending to our board of directors a set of corporate governance guidelines and principles.

Upon the consummation of this offering, the Nominating and Corporate Governance Committee will consist of Robert Stewart, Jr., Scott Gwilliam and Travis Barnes. Mr. Stewart will serve as the chair of the Nominating and Corporate Governance Committee.

Board Risk Oversight

Our board of directors is responsible for overseeing our risk management process. Our board of directors focuses on our general risk management strategy and the most significant risks facing us and oversees the implementation of risk mitigation strategies by management. Our board of directors is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.

While the full board of directors has the ultimate oversight responsibility for the risk management process, its committees will oversee risk in certain specified areas. In particular, our audit committee will oversee management of enterprise risks, financial risks and risks associated with corporate governance, business conduct and ethics and will be responsible for overseeing the review and approval of related-party transactions. Our compensation committee will be responsible for overseeing the management of risks relating to our executive compensation plans and arrangements and the incentives created by the compensation awards it administers. Pursuant to the board of directors’ instruction, management regularly reports on applicable risks to the relevant committee or the full board of directors, as appropriate, with additional review or reporting on risks conducted as needed or as requested by the board of directors and its committees.

Compensation Committee Interlocks and Insider Participation

Upon the effectiveness of the registration statement of which this prospectus forms a part, our board of directors will form a Compensation Committee as described above. None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of an entity that has one or more of its executive officers serving as a member of our board of directors or Compensation Committee.

Code of Ethics

We intend to adopt a code of ethics in connection with the closing of this offering relating to the conduct of our business by all of our employees, officers and directors. Our code of ethics will satisfy the requirement that we have a “code of conduct” under applicable NYSE rules. It will be posted on our website, www.p10alts.com. We intend to disclose future amendments to certain provisions of this code of business ethics, or waivers of such provisions, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and our directors, on our website identified above.

COMPENSATION

We are providing compensation disclosure that satisfies the requirements applicable to emerging growth companies, as defined in the JOBS Act.

As an emerging growth company, we have opted to comply with the executive compensation rules applicable to “smaller reporting companies,” as such term is defined under the Securities Act. These rules require compensation disclosure for our principal executive officer and the two most highly compensated executive officers other than our principal executive officer.

Summary Compensation Table

The following table sets forth the compensation earned during fiscal 2020 by our principal executive officers and our next two most highly compensated executive officers who served in such capacities on December 31, 2020, collectively comprise our named executive officers.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Option Awards(1) ($)	All Other Compensation ($)		Total ($)
Robert Alpert	2020	—		—	—	303,000	(2)	303,000
Co-Chief Executive Officer & Chairman

C. Clark Webb	2020	—		—	—	303,000	(2)	303,000
Co-Chief Executive Officer

William Souder	2020	600,000	(3)	—	34,498.62	1,838,288	(4)	2,472,787
Chief Operating Officer

Jeff P. Gehl	2020	600,000	(3)	—	34,500.69	1,838,288	(4)	2,472,789
Head of Marketing and Distribution

(1)

The amounts reported in this column represent the aggregate value of the stock options granted to our named executive officers during 2020, based on their grant date fair value, as determined in accordance with the share-based payment accounting guidance under ASC 718, excluding the impact of estimated forfeitures related to service-based vesting.

(2)

Represents the aggregate amount of fees paid to 210/P10 Acquisition Partners, LLC (“210/P10”), over which Messrs. Alpert and Webb have control, in consideration for the services of Messrs. Alpert and Webb to P10 Holdings pursuant to the Services Agreement, dated April 24, 2018, by and among P10 Holdings and 210/P10 (the “Services Agreement”). Consists of a monthly service fee of $31,700 for administration and consulting services and a monthly fee of $18,800 for certain reimbursable expenses to 210/P10 for a total of $606,000 paid to 210/P10 during fiscal year 2020. This agreement was terminated effective December 31, 2020.

(3)	Represents total salary earned during the calendar year 2020 pursuant to the executive’s employment agreement with RCP 3.
(4)

Pursuant to the executive’s interest in the general partner of certain RCP funds, this amount represents carried interest payments received by such executive. Such amount does not include additional carried interest payments received by such executive from other RCP funds not controlled by P10 Holdings.

Outstanding Equity Awards At 2020 Fiscal Year End

	Option Awards
Name	Grant Date	Unexercised Options (#) Exercisable	Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Robert Alpert	—	—	—	—	—
Co-Chief Executive Officer & Chairman

C. Clark Webb	—	—	—	—	—
Co-Chief Executive Officer

William F. Souder	1/31/2019	—	157,850	$0.82	1/30/2029
Chief Operating Officer	1/30/2020	—	16,667	$2.07	1/30/2030

Jeff P. Gehl	1/31/2019	—	157,850	$0.82	1/30/2029
Head of Marketing and Distribution	1/30/2020	—	16,666	$2.07	1/30/2030

Pension Benefits and Nonqualified Deferred Compensation

We do not provide pension benefits or nonqualified deferred compensation.

Executive Compensation Arrangements

As described in more detail below, we have employment, severance and/or change in control arrangements with our named executive officers. In addition, upon a change in control, our equity incentive plans provide for accelerated vesting of outstanding equity awards held by participants, including our named executive officers. We do not currently expect to enter into employment, severance or change in control arrangements with our named executive officers in connection with this offering.

2020 Salaries

The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. The actual base salaries paid to each named executive officer other than the Co-Chief Executive Officers for 2020 are set forth above in the Summary Compensation Table in the column entitled “Salary”.

Services and Employment Agreements

Robert Alpert. On January 1, 2021, P10 Holdings entered into an employment agreement with Mr. Alpert (the “Alpert Employment Agreement”). The Alpert Employment Agreement provides that Mr. Alpert shall serve as Co-Chief Executive Officer of P10 Holdings and report to its board of directors. The Alpert Employment Agreement provides that the Company shall pay Mr. Alpert a base salary of $600,000 per year, and he shall be eligible to receive an annual bonus and equity compensation in the discretion of the board of directors. Mr. Alpert is entitled to participate in all benefit plans maintained by the Company and to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred in connection with the performance of his duties.

The term of the Alpert Employment Agreement is for one year, provided that on the anniversary of the Alpert Employment Agreement and each annual anniversary thereafter, the Alpert Employment Agreement shall be automatically extended for successive one-year periods unless either party provides written notice of its intention not to extend the term at least ninety (90) days prior to the applicable renewal date. The term of the Alpert Employment Agreement may be terminated (i) by P10 Holdings for Cause (as defined below) or by Mr. Alpert without Good Reason (as defined below), (ii) upon either party’s failure to renew the Alpert Employment

Agreement in accordance with its terms, (iii) by P10 Holdings without Cause or by Mr. Alpert for Good Reason, (iv) upon Mr. Alpert’s death or by P10 Holdings on account of Mr. Alpert’s disability (as defined in the Alpert Employment Agreement).

For purposes of the Alpert Employment Agreement and the Webb Employment Agreement (as defined below):

•	“Cause” means the applicable service provider’s:

•	Engagement in grossly negligent conduct or willful misconduct;

•

Engagement in misconduct that causes material harm to the reputation of P10 Holdings or knowingly or recklessly engages in conduct which is demonstrably and materially injurious to P10 Holdings or any of its affiliates, monetarily or otherwise;

•	Indictment of, conviction of or plea of guilty or no contest to a crime that constitutes a felony (or state law equivalent) or a crime that involves fraud or dishonesty; or

•	Material breach of any material obligation under the applicable employment agreement or P10 Holdings’ written policies.

•	“Good Reason” means the occurrence of any of the following, in each case during the term without the service provider’s written consent:

•	A material reduction in the employee’s base salary, title, authority responsibilities, or duties;

•	Any material breach by the Company of any material provision of the applicable employment agreement;

•

A change in the reporting structure so that (a) the employee does not report solely and directly to the board of directors, or (b) any employee of P10 Holdings does not report, directly or indirectly, to the employee; or

•	A relocation of the employee’s principal place of employment to a location more than twenty-five (25) miles from P10 Holdings’ current principal place of business.

C. Clark Webb. On January 1, 2021, P10 Holdings entered into an employment agreement with Mr. Webb (the “Webb Employment Agreement”). The Webb Employment Agreement provides that Mr. Webb shall serve as Co-Chief Executive Officer of P10 Holdings and report to its board of directors. The Webb Employment Agreement provides that the Company shall pay Mr. Webb a base salary of $600,000 per year, and he shall be eligible to receive an annual bonus and equity compensation in the discretion of the board of directors. Mr. Webb is entitled to participate in all benefit plans maintained by the Company and to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred in connection with the performance of his duties.

The term of the Webb Employment Agreement is for one year, provided that on the anniversary of the Alpert Employment Agreement and each annual anniversary thereafter, the Webb Employment Agreement shall be automatically extended for successive one-year periods unless either party provides written notice of its intention not to extend the term at least ninety (90) days prior to the applicable renewal date. The term of the Webb Employment Agreement may be terminated (i) by P10 Holdings for Cause (as defined above) or by Mr. Webb without Good Reason (as defined above), (ii) upon either party’s failure to renew the Webb Employment Agreement in accordance with its terms, (iii) by P10 Holdings without Cause or by Mr. Webb for Good Reason, (iv) upon Mr. Webb’s death or by P10 Holdings on account of Mr. Webb’s disability (as defined in the Webb Employment Agreement).

210/P10 Services Agreement. Prior to the entry into the Alpert Employment Agreement and Webb Employment Agreement, Messrs. Alpert and Webb served as P10 Holdings’ co-Chief Executive Officers and were compensated pursuant to a service agreement. On April 24, 2018, the P10 Holdings entered into the Services

Agreement with 210/P10, pursuant to which 210/P10 as a service provider continued to provide certain consulting and administrative services to the Company as mutually agreed from time to time. The Services Agreement provided for a monthly services fee in the amount of $31,700, payable in advance within the first five business days of each month, and the reimbursement of ongoing monthly expenses in the amount of $18,827. The Services Agreement was terminated effective December 31, 2020.

210/P10 is managed by its sole member, 210 Capital, LLC, which is managed by its members Covenant RHA Partners, L.P. (“RHA Partners”) and CCW/LAW Holdings, LLC (“CCW Holdings”). Mr. Webb is the sole member of CCW Holdings. RHA Partners is managed by its general partner, RHA Investments, Inc., of which Mr. Alpert is the President and sole shareholder.

William F. Souder. On January 1, 2021, RCP3 and P10 Holdings entered into an amendment to that certain employment agreement with Mr. Souder, effective as of January 1, 2021 (the “Souder Employment Agreement”), pursuant to which Mr. Souder serves as the Chief Operating Officer of P10 Holdings and Managing Partner and President of RCP 3 and as a member of each of RCP 3’s and P10 Holdings’ Board of Managers. Pursuant to the terms of the Souder Employment Agreement, P10 Holdings shall pay Mr. Souder an annual rate of base salary of $600,000 in periodic installments in accordance with P10 Holdings’ customary payroll practices, and P10 Holdings may, but shall not be required to, increase the base salary during the term. Mr. Souder’s current base salary is $600,000. In addition, P10 Holdings may pay Mr. Souder additional incentive compensation including stock options in P10 Holdings, additional cash compensation, and/or carried interests in new fund clients of P10 Holdings, at the discretion of the Board of Managers of RCP 3 and considering, among other factors, the financial performance of RCP 3. Mr. Souder is also entitled to fringe benefits and perquisites consistent with the practice of P10 Holdings and to participate in all employee benefit plans, practices and programs maintained by P10 Holdings. During the term of the Souder Employment Agreement, Mr. Souder is entitled to 25 days of paid vacation per calendar year and reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by Mr. Souder in connection with the performance of his duties.

The term of the Souder Employment Agreement shall continue until the fifth anniversary of the effective date, or January 1, 2023, provided that on such fifth anniversary and each annual anniversary thereafter, the Souder Employment Agreement shall be automatically extended for successive one-year periods unless either party provides written notice of its intention not to extend the term at least sixty (60) days prior to the applicable renewal date. The term of the Souder Employment Agreement may be terminated (i) by P10 Holdings for Cause (as defined below) or by Mr. Souder without Good Reason (as defined below), (ii) upon either party’s failure to renew the Souder Employment Agreement in accordance with its terms, (iii) by P10 Holdings without Cause or by Mr. Souder for Good Reason, (iv) upon Mr. Souder’s death or by P10 Holdings on account of Mr. Souder’s disability (as defined in the Souder Employment Agreement).

For purposes of the Souder Employment Agreement and the Gehl Employment Agreement (as defined below):

•	“Cause” means any of the following:

•	persistent failure to perform his or her duties (other than any failure resulting from incapacity due to physical or mental illness);

•	failure to comply with any valid and legal directive of RCP 3 or P10 Holdings;

•	engagement in dishonesty, illegal conduct, or misconduct, which is, in each case, injurious to RCP 3 or P10 Holdings or its affiliates;

•	embezzlement, misappropriation, or fraud, whether or not related to executive’s employment with RCP 3 or P10 Holdings;

•	conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

•	violation of a material policy of RCP 3 or P10 Holdings;

•	willful unauthorized disclosure of confidential information of RCP 3 or P10 Holdings;

•	material breach of any material obligation under the applicable employment agreement or any other written agreement between the executive and RCP 3 or P10 Holdings; or

•	material failure to comply with RCP 3’s or P10 Holdings’ written policies or rules, as they may be in effect from time to time during the term.

Provided, however, that actions described in bullets (i), (ii), (vi),(vii), (viii), and (ix) shall constitute Cause thirty (30) days following written notice to the executive unless executive cures such action to the satisfaction of P10 Holdings as determined in P10 Holdings’ sole discretion

•	“Good Reason” means the occurrence of any of the following, in each case during the term without the executive’s written consent:

•

a material reduction in (1) executive’s salary, other than a general reduction that affects all similarly situated executives in substantially the same proportions, or (2) executive’s participation in other material benefits, including stock options in the P10 Holdings, carried interests, and other incentive compensation, based on the historic practices of RCP 3 and P10 Holdings;

•	any material breach by RCP 3 or P10 Holdings of any material provision of the applicable employment agreement;

•

RCP 3’s or P10 Holding’s failure to obtain an agreement from any successor to RCP 3 or P10 Holdings to assume and agree to perform the applicable employment agreement in the same manner and to the same extent that RCP 3 or P10 Holdings would be required to perform if no succession had taken place, except where the assumption occurs by operation of law;

•

a material, adverse change in executive’s authority, duties, or responsibilities (other than temporarily while the executive is physically or mentally incapacitated or as required by applicable law); or

•

a permanent relocation by RCP 3 or P10 Holding’s of the executive’s principal place of employment by more than one hundred (100) miles from the principal place of executive’s employment set forth in the applicable employment agreement.

Jeff P. Gehl. On January 1, 2021, RCP 3 and P10 Holdings entered into an amendment to that certain employment agreement with Mr. Gehl, effective as of January 1, 2021 (the “Gehl Employment Agreement”), pursuant to which Mr. Gehl serves as Head of Marketing and Distribution of P10 Holdings and Managing Partner and Vice President of RCP 3 and as a member of P10 Holdings’s and RCP 3’s Board of Managers. Pursuant to the terms of the Gehl Employment Agreement, P10 Holdings shall pay Mr. Gehl an annual rate of base salary of $600,000 in periodic installments in accordance with P10 Holdings’ customary payroll practices, and P10 Holdings may, but shall not be required to, increase the base salary during the term. Mr. Gehl’s current base salary is $600,000. In addition, P10 Holdings may pay Mr. Gehl additional incentive compensation including stock options in P10 Holdings, additional cash compensation, and/or carried interests in new fund clients of P10 Holdings, at the discretion of the Board of Managers of RCP 3 and considering, among other factors, the financial performance of RCP 3. Mr. Gehl is also entitled to fringe benefits and perquisites consistent with the practice of P10 Holdings and to participate in all employee benefit plans, practices and programs maintained by P10 Holdings. During the term of the Gehl Employment Agreement, Mr. Gehl is entitled to 25 days of paid vacation per calendar year and reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by Mr. Gehl in connection with the performance of his duties.

The term of the Gehl Employment Agreement shall continue until the fifth anniversary of the effective date, or January 1, 2023, provided that on such fifth anniversary and each annual anniversary thereafter, the Gehl Employment Agreement shall be automatically extended for successive one-year periods unless either party provides written notice of its intention not to extend the term at least sixty (60) days prior to the applicable renewal date. The term of the Gehl Employment Agreement may be terminated (i) by P10 Holdings for Cause (as defined above) or by Mr. Gehl without Good Reason (as defined above), (ii) upon either party’s failure to renew the Gehl Employment Agreement in accordance with its terms, (iii) by P10 Holdings without Cause or by Mr. Gehl for Good Reason, (iv) upon Mr. Gehl’s death or by P10 Holdings on account of Mr. Gehl’s disability (as defined in the Gehl Employment Agreement).

Termination Payments and Benefits

Mr. Alpert. In the event of Mr. Alpert’s termination due to Cause, death, disability or by Mr. Alpert without Good Reason, Mr. Alpert shall be entitled to receive any accrued but unpaid base service fee, accrued but unused vacation time, reimbursement for unreimbursed business expenses and the benefits (including equity compensation), if any, to which he may be entitled under the Company’s benefit plans (collectively, the “Accrued Amounts”). If Mr. Alpert’s employment is terminated without Cause or by Mr. Alpert for Good Reason, Mr. Alpert shall be entitled to receive the Accrued Amounts, if any, plus a severance payment, payable in a lump sum, equal to 12 months of his base salary, reimbursement for his cost of COBRA premiums for health insurance continuation coverage (to the extent such premiums exceed the contributory cost for the same coverage charged to active employees) for 12 months or until his right to COBRA continuation expires, whichever is shorter, the target amount of the any annual bonus, and immediate vesting of any equity granted to him.

Mr. Webb. In the event of Mr. Webb’s termination due to Cause, death, disability or by Mr. Webb without Good Reason, Mr. Webb shall be entitled to receive the Accrued Amounts. If Mr. Webb’s employment is terminated without Cause or by Mr. Webb for Good Reason, Mr. Alpert shall be entitled to receive the Accrued Amounts, if any, plus a severance payment, payable in a lump sum, equal to 12 months of his base salary, reimbursement for his cost of COBRA premiums for health insurance continuation coverage (to the extent such premiums exceed the contributory cost for the same coverage charged to active employees) for 12 months or until his right to COBRA continuation expires, whichever is shorter, the target amount of the any annual bonus, and immediate vesting of any equity granted to him.

Mr. Souder. In the event of Mr. Souder’s termination due to non-renewal, by RCP 3 for Cause or by Mr. Souder without Good Reason, Mr. Souder shall be entitled to receive any accrued but unpaid base salary and accrued but unused vacation, reimbursement for unreimbursed business expenses and the benefits (including equity compensation), if any, to which he may be entitled under RCP 3’s benefit plans, provided that in no event shall Mr. Souder be entitled to any payments in the nature of severance or termination payments (collectively, the “Employee Accrued Amounts”). If Mr. Souder’s employment is terminated by RCP 3 without Cause or by Mr. Souder for Good Reason, Mr. Souder shall be entitled to receive the Employee Accrued Amounts, and subject to execution and effectiveness of a mutual release of claims, Mr. Souder shall be entitled to receive his continued base salary for three (3) months following the termination date. If Mr. Souder’s obligations are terminated on account of his death or disability, he (or his estate and/or beneficiaries, as the case may be) shall be entitled to receive the Employee Accrued Amounts.

Mr. Gehl. In the event of Mr. Gehl’s termination due to non-renewal, by RCP 3 for Cause or by Mr. Gehl without Good Reason, Mr. Gehl shall be entitled to receive the Employee Accrued Amounts. If Mr. Gehl’s employment is terminated by RCP 3 without Cause or by Mr. Gehl for Good Reason, Mr. Gehl shall be entitled to receive the Employee Accrued Amounts, and subject to execution and effectiveness of a mutual release of claims, Mr. Gehl shall be entitled to receive his continued base salary for three (3) months following the termination date. If Mr. Gehl’s obligations are terminated on account of his death or disability, he (or his estate and/or beneficiaries, as the case may be) shall be entitled to receive the Employee Accrued Amounts.

Equity Compensation

2018 Stock Incentive Plan

P10 Holdings has adopted the 2018 Stock Incentive Plan (the “2018 Plan”). At December 31, 2020, there were outstanding options to purchase 5,080,062 shares of common stock in P10 Holdings. As part of the P10 Reorganization, options to purchase shares of our Class A common stock replaced all outstanding options to purchase shares of P10 Holdings common stock. All unvested awards under the 2018 Plan will be replaced by awards vesting in Class A common stock according to the vesting schedule in effect prior to this offering. Following the effectiveness of the 2021 Stock Incentive Plan, we intend to amend the 2018 Plan to provide that no further awards will be issued thereunder.

2021 Stock Incentive Plan

P10 Holdings has adopted the 2021 Stock Incentive Plan (as amended, the “2021 Stock Incentive Plan”). As part of the P10 Reorganization, each employee benefit plan, incentive compensation plan and other similar plans to which P10 Holdings is a party shall be assumed by, and continue to be the plan of, P10, Inc. To the extent any employee benefit plan, incentive compensation plan or other similar plan of P10 Holdings provides for the issuance or purchase of, or otherwise relates to, securities of P10 Holdings, after the P10 Reorganization, such plan shall be deemed to provide for the issuance or purchase of, or otherwise relate to, Class A common stock. Following the P10 Reorganization, the P10, Inc. board approved, and its sole stockholder ratified, an amendment to the 2021 Stock Incentive Plan to increase the number of shares of the Company’s Class A common stock issuable under the 2021 Stock Incentive Plan to 3,000,000 shares of Class A common stock.

The purposes of the 2021 Stock Incentive Plan are to advance the interests of P10 by enhancing its ability to attract and retain employees, officers and non-employee directors, in each case who are selected to be participants in the plan, and by motivating them to continue working toward and contributing to the success and growth of P10. Persons eligible to receive awards under the 2021 Stock Incentive Plan will include current and prospective employees, current and prospective officers and members of our board of directors who are not our employees. The 2021 Stock Incentive Plan replaced our previously existing equity compensation plan, the 2018 Plan. Following the adoption of the 2021 Stock Incentive Plan, no additional awards have been or will be granted under the 2018 Plan.

The 2021 Stock Incentive Plan will authorize the award of incentive and nonqualified stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units, incentive bonuses and divided equivalents, any of which may be performance-based. We believe the variety of awards that may be granted under this plan will give us the flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances.

The 2021 Stock Incentive Plan will be administered by our Compensation Committee. The Compensation Committee will have the authority to interpret the 2021 Stock Incentive Plan and prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the plan. The 2021 Stock Incentive Plan will permit the Compensation Committee to select the participants, to determine the terms and conditions of those awards, including but not limited to the exercise price, the number of Class A shares subject to awards, the term of the awards and the performance goals, and to determine the restrictions applicable to awards and the conditions under which any restrictions will lapse. The Compensation Committee will also have the discretion to determine the vesting schedule applicable to awards, provided that all awards (other than awards being replaced as part of the P10 Reorganization) will vest in no less than one year. Notwithstanding the foregoing, the 2021 Stock Incentive Plan will prohibit the taking of any action with respect to an award that would be treated, for accounting purposes, as a “repricing” of such award at a lower exercise, base or purchase price, unless such action is approved by our stockholders.

We anticipate that 3,000,000 shares of Class A common stock (representing approximately 3% of the number of shares of common stock outstanding immediately after the closing of this offering, assuming no exercise of the underwriters’ option to purchase additional shares) will be reserved for issuance under the 2021 Stock Incentive Plan.

Awards granted under the 2021 Stock Incentive Plan will be evidenced by award agreements. The terms of all options granted under the 2021 Stock Incentive Plan will be determined by the Compensation Committee but may not extend beyond 10 years after the date of grant. Stock options and SARs granted under the 2021 Stock

Incentive Plan will have an exercise price that is determined by the Compensation Committee, provided that, except in the case of awards being replaced as part of the P10 Reorganization, the exercise price shall not be less than the fair market value of a share of our Class A common stock on the date of grant.

Upon the death or disability of a plan participant, or upon the occurrence of a change in control or other event, in each case, as determined by the Compensation Committee, the Compensation Committee may, but is not required to, provide that each award granted under the 2021 Stock Incentive Plan will become immediately vested and, to the extent applicable, exercisable.

Our board of directors will have the authority to amend or terminate the 2021 Stock Incentive Plan at any time. Stockholder approval for an amendment will generally not be obtained unless required by applicable law or stock exchange rule or deemed necessary or advisable by our board of directors. Unless previously terminated by our board of directors, the 2021 Stock Incentive Plan will terminate on the tenth anniversary of the date it is adopted by our sole stockholder. Amendments to outstanding awards, however, will require the consent of the holder if the amendment adversely affects the rights of the holder.

We intend to file with the SEC a registration statement on Form S-8 covering the Class A common stock issuable under the 2021 Stock Incentive Plan.

Federal Income Tax Consequences Relating to Awards Granted Pursuant to the Plan

The following discussion addresses certain U.S. federal income tax consequences relating to awards granted under the Plan. This discussion does not cover federal employment tax or other federal tax consequences that may be associated with the Plan, nor does it cover state, local or non-U.S. taxes.

Incentive Stock Options (ISOs). There are no federal income tax consequences when an ISO is granted. A participant will also generally not recognize taxable income when an ISO is exercised, provided that the participant was our employee during the entire period from the date of grant until the date the ISO was exercised (although the excess of the fair market value of the shares at the time of exercise over the exercise price of ISOs is included when calculating a participant’s alternative minimum tax liability). If the participant terminates service before exercising the ISO, the employment requirement will still be met if the ISO is exercised within three months of the participant’s termination of employment for reasons other than death or disability, within one year of termination of employment due to disability, or before the expiration of the ISO in the event of death. Upon a sale of the shares acquired upon exercise of an ISO, the participant realizes a long-term capital gain (or loss), equal to the difference between the sales price and the exercise price of the shares, if he or she sells the shares at least two years after the ISO grant date and has held the shares for at least one year. If the participant disposes of the shares before the expiration of these periods, then he or she recognizes ordinary income at the time of the sale (or other disqualifying disposition) equal to the lesser of (i) the gain he or she realized on the sale, and (ii) the difference between the exercise price and the fair market value of the shares on the exercise date. We generally receive a corresponding tax deduction in the same amount that the participant recognizes as income. If the employment requirement described above is not met, the tax consequences related to NQSOs, discussed below, will apply.

Nonqualified Stock Options (NQSOs). In general, a participant has no taxable income at the time a NQSO is granted but realizes income at the time he or she exercises a NQSO, in an amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price. We generally receive a corresponding tax deduction in the same amount that the participant recognizes as income. Any gain or loss recognized upon a subsequent sale or exchange of the shares is generally treated as capital gain or loss for which we are not entitled to a deduction.

SARs. A participant has no taxable income at the time a SAR is granted but realizes income at the time he or she exercises a SAR, in an amount equal to the excess of the fair market value of the shares at the time of exercise over the fair market value of the shares on the date of grant to which the SAR relates. We receive a corresponding tax deduction in the same amount that the participant recognizes as income. If a participant receives shares when he or she exercises a SAR, any gain or loss recognized upon a subsequent sale or exchange of the shares is generally treated as capital gain or loss for which we are not entitled to a deduction.

Restricted Stock (including Performance Stock). Unless a participant makes an election to accelerate the recognition of income to the date of grant as described below, the participant will not recognize income at the time a restricted stock award is granted. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the shares as of that date, less any amount paid for the stock, and we will be allowed a corresponding tax deduction at that time. If the participant timely files an election under Section 83(b) of the Code, the participant will recognize ordinary income as of the date of grant equal to the fair market value of the shares as of that date, less any amount the participant paid for the shares, and we will be allowed a corresponding tax deduction at that time. Any gain or loss recognized upon a subsequent sale or exchange of the shares is generally treated as capital gain or loss for which we are not entitled to a deduction.

Restricted Stock Units (RSUs) (including Performance Stock Units (PSUs)). A participant does not recognize income at the time a RSU is granted. When shares are delivered to a participant under a RSU, the participant will recognize ordinary income in an amount equal to the fair market value of the shares on the date of delivery, and we generally will be allowed a corresponding tax deduction at that time. Any gain or loss recognized upon a subsequent sale or exchange of the shares is generally treated as capital gain or loss for which we are not entitled to a deduction.

Bonus Shares and Dividend Equivalents. A participant will recognize ordinary income on the date on which bonus shares are granted, equal to the closing price of the shares on such date, and we generally will be entitled to a corresponding deduction. Any gain or loss recognized upon a subsequent sale or exchange of the shares is generally treated as capital gain or loss for which we are not entitled to a deduction. A participant also recognizes ordinary income on the date on which dividend equivalents are paid and we are entitled to a corresponding deduction at that time.

Tax Withholding. When a participant recognizes ordinary income with respect to exercise of a stock option or SAR, vesting of restricted stock (or granting of such award, if the participant makes an 83(b) election), settlement of an RSU award, delivery of bonus shares, or upon the payment of dividend equivalents, federal tax regulations require that we collect income taxes at withholding rates.

Code Section 162(m) and 409A. Section 162(m) of the Code denies a federal income tax deduction for certain compensation in excess of $1,000,000 per year paid to certain executive employees, which may limit our ability to fully deduct the value of awards under the Plan. Section 409A of the Code provides additional tax rules governing nonqualified deferred compensation, which may impose additional taxes on participants for certain types of nonqualified deferred compensation that is not in compliance with Section 409A. The Plan is designed to prevent awards from being subject to the requirements of Section 409A.

Director Compensation

Our policy is to not pay director compensation to directors who are also our employees. We intend to establish compensation practices for our non-employee directors. Such compensation may be paid in the form of cash, equity or a combination of both. We may also pay additional fees to the chairs of each of the audit and compensation committees of the board of directors. All members of the board of directors will be reimbursed for reasonable costs and expenses incurred in attending meetings of our board of directors. In 2020, P10 Holdings’ independent directors were compensated quarterly in arrears for their service, such compensation consisting of cash. Each independent director of P10 Holdings received board fees equal to $15,000 for fiscal year 2020.

RELATED-PARTY TRANSACTIONS

Past Transactions

Effective May 1, 2018, P10 Holdings pays a monthly services fee of $31,700 for administration and consulting services along with a monthly fee of $18,800 for certain reimbursable expenses to 210/P10, which owns approximately 24.9% of P10 Holdings prior to the P10 Reorganization. In addition, P10 Holdings paid 210/P10 a one-time retainer of $46,900 in 2018, plus $129,900 in retroactive expenses. In total, P10 Holdings paid 210/P10 approximately $0.6 million in 2019 and 2018.

Sublease Agreement

Prior to this offering, P10 Holdings entered into a sublease agreement with 210 Capital pursuant to which P10 Holdings subleased its office space in Dallas, Texas from 210 Capital. Messrs. Webb and Alpert are principals of 210 Capital. The term of the sublease is January 1, 2021 to December 31, 2029. Monthly rent is $20,272, with an expected annual rent payment of approximately $243,264. The rent on a rentable square foot basis is equal to the rent in the primary lease.

Strategic Relationship with Crossroads Systems, Inc.

Prior to this offering, Enhanced entered into a strategic relationship with Crossroads, parent company of CPF, to promote impact credit. Under the terms of the agreement, Enhanced will originate and manage loans across its diverse lines of business including small business loans to women and minority owned businesses, and loans to renewable energy and community redevelopment projects. The loans will be held by CPF, generating an attractive yield for Crossroads while providing an advisory fee to Enhanced. Mr. Alpert is chairman of the board of Crossroads and Mr. Webb is a director of Crossroads.

Proposed Transactions with P10, Inc.

In connection with the P10 Reorganization, we have or will engage in certain transactions with certain of our directors, director nominees, each of our executive officers and other persons and entities who will become holders of 5% or more of our voting securities, through their ownership of shares of our Class B common stock. These transactions are described in “Historical Ownership Structure, the Reorganization and Recent Transactions.”

P10, Inc. has had no assets or business operations since its incorporation and has not engaged in any transactions with our current directors, director nominees, executive officers or sole security holder prior to the P10 Reorganization and this offering.

Stockholders Agreement and Registration Rights

Prior to this offering, P10 entered into the Stockholders Agreement with the selling stockholders and certain investors, including employees, pursuant to which the selling stockholders and investors were granted piggyback and demand registration rights.

NYSE Controlled Company Agreement

Prior to this offering, P10, Inc. entered into the Controlled Company Agreement, with the 210 Group, the RCP Group and TrueBridge Group, granting each party certain board designation rights. So long as the 210 Group continues to collectively hold a combined voting power of (A) at least 10% of the shares of common stock outstanding immediately following the Closing Date, P10, Inc. shall include in its slate of nominees two (2) directors designated by the 210 Group and (B) less than 10% but at least 5% of the shares of common stock outstanding immediately following the Closing Date, one (1) director designated by the 210 Group. So long as the RCP Group and any of their permitted transferees who hold shares of common stock as of the applicable time continue to collectively hold a combined voting power of at least 5% of the shares of common stock outstanding immediately following the Closing Date, P10, Inc. shall include in its slate of nominees one (1) director designated by the RCP Group. So long as TrueBridge and any of its permitted transferees who hold shares of common stock as of the applicable time continue to collectively hold a combined voting power of at least 5% of the shares of common stock outstanding immediately following the Closing Date, P10, Inc. shall include in its slate of nominees one (1) director designated by the TrueBridge Group.

Following completion of this offering, the 210 Group, the RCP Group and TrueBridge Group will have the right to designate two, one and one directors, respectively. In addition, the parties to our Controlled Company Agreement will agree to elect three directors who are not affiliated with any party to our Controlled Company Agreement and who satisfy the independence requirements applicable to audit committee members established pursuant to Rule 10A-3 under the Exchange Act. These board designation rights are subject to certain limitations and exceptions.

The Controlled Company Agreement provides that, without the prior written consent of P10, Inc., the 210 Group, the RCP Group and the TrueBridge Group will not, and will not publicly disclose an intention to, during the Restricted Period, (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock beneficially owned (as such term is used in Rule 13d-3 of the Exchange Act) by the 210 Group, RCP Group or the TrueBridge Group or any other Equity Securities (as defined therein) or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Equity Securities, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of shares of common stock or any such other securities, in cash or otherwise. One-third of the original holdings of Equity Securities of each of the 210 Group, RCP Group and TrueBridge Group will be released from the Lock-Up Restrictions, on the first, second and third anniversary of the consummation of the public offering (the “Lock-Up Restrictions Release”).

Company Lock-Up Agreements

Certain stockholders’ Equity Securities, including Messrs. Alpert, Webb and Souder, will be subject to Lock-Up Restrictions, pursuant to a separate agreement with us, which Lock-Up Restrictions shall be released in accordance with the Lock-Up Restrictions Release. Collectively, approximately 72.2% of our common stock outstanding prior to the completion of this offering will be subject to such Lock-Up Restrictions pursuant to the Controlled Company Agreement and the Company Lock-Up Agreement.

Indemnification Agreements

Our bylaws, as will be in effect prior to the closing of this offering, provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL, subject to certain exceptions contained in our bylaws. In addition, our amended and restated certificate of incorporation, as will be in effect prior to the closing of this offering, will provide that our directors will not be liable for monetary damages for breach of fiduciary duty.

Prior to the closing of this offering, we will enter into indemnification agreements with each of our executive officers and directors. The indemnification agreements will provide the executive officers and directors with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under the DGCL, subject to certain exceptions contained in those agreements.

There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending litigation that may result in claims for indemnification by any director or officer.

Purchases in Directed Share Program

The underwriters have reserved for sale at the initial public offering price up to 1,000,000 shares of Class A common stock for directors, officers, certain employees and other persons associated with us who have expressed an interest in purchasing Class A common stock in the offering. We will offer these shares to the extent permitted under applicable regulations in the United States. Pursuant to the underwriting agreement, the sales will be made by Morgan Stanley & Co. LLC through a directed share program. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares. We agreed to indemnify Morgan Stanley & Co. LLC in connection with the directed share program, including for the failure of any participant to pay for its shares. Other than the underwriting discount described on the front cover of this prospectus, the underwriters will not be entitled to any commission with respect to shares of Class A common stock sold pursuant to the directed share program.

Related-Party Transaction Approval Policy

In connection with this offering, we will adopt a written policy relating to the approval of related-party transactions. We will review all relationships and transactions (in excess of a specified threshold) in which we and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our legal department will be primarily responsible for the development and implementation of processes and controls to obtain information from our directors and executive officers with respect to related-party transactions and for determining, based on the facts and circumstances, whether we or a related person have a direct or indirect material interest in the transaction.

In addition, our Audit Committee will review and approve or ratify any related-party transaction reaching a certain threshold of significance. In approving or rejecting any such transaction, we expect that our Audit Committee will consider the relevant facts and circumstances available and deemed relevant to the Audit Committee.

Any member of the Audit Committee who is a related person with respect to a transaction under review will not be permitted to participate in the deliberations or vote on approval or ratification of the transaction.

PRINCIPAL AND SELLING STOCKHOLDERS

The beneficial ownership information is presented after giving effect to the reverse stock-split of P10 Holdings, Inc.’s common stock on a 0.7-for-1 basis and the P10 Reorganization (collectively, the “Transactions”). See “Organizational Structure—Historical Ownership Structure, the Reorganization and Recent Transactions.” Immediately prior to the consummation of this offering, the Company will have no shares of Class A common stock issued and outstanding and 105,655,596 shares of Class B common stock issued and outstanding. In connection with the offering, (i) the Company will issue and sell 11,500,000 shares of Class A common stock and (ii) the selling stockholders will sell 8,500,000 shares of Class B common stock (before giving effect to the exercise of the underwriters’ over-allotment option) which, in accordance with the terms of the Company’s amended and restated certificate of incorporation, will automatically convert on a one-for-one basis into shares of Class A common stock such that investors in this offering will receive Class A common stock.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, or other rights, including the exchange right described above, held by such person that are currently exercisable or will become exercisable within 60 days of the date of this prospectus, are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

PRINCIPAL STOCKHOLDERS

The following table sets forth the total number of shares of Class A common stock and Class B common stock beneficially owned by:

•	each person known to us to beneficially own more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all directors and executive officers as a group (the “Principal Stockholders”).

As the Class B common stock is automatically convertible at any time into one share of Class A common stock, pursuant to Rule 13d-3 of the Exchange Act, the Principal Stockholders will be the beneficial owner of the same number of shares of Class A common stock as Class B common stock. This table does not reflect beneficial ownership of Class A common stock as a result of beneficial ownership of the Class B common stock. In addition, as the holders of Class B common stock are entitled to ten votes for each share of Class B common stock, the following table also sets forth the voting power of the Principal Stockholders after giving effect to the offering and the exercise of the underwriters’ over-allotment option.

Name of Beneficial Owner	Class A Common Stock Beneficially Owned						Class B Common Stock Beneficially Owned								Combined Voting Power
	After Giving Effect to the Transactions and Before this Offering		After Giving Effect to the Transactions and this Offering Assuming No Exercise of the Underwriters’ Option		After Giving Effect to the Transactions and this Offering Assuming Full Exercise of the Underwriters’ Option		After Giving Effect to the Transactions and Before this Offering		Shares Offered Assuming No Exercise of the Underwriters’ Option	After Giving Effect to the Transactions and this Offering Assuming No Exercise of the Underwriters’ Option		Additional Shares Offered After Giving Effect to the Transactions and this Offering Assuming Full Exercise of the Underwriters’ Option	After Giving Effect to the Transactions and this Offering Assuming Full Exercise of the Underwriters’ Option		After Giving Effect to the Transactions and this Offering Assuming No Exercise of the Underwriters’ Option		After Giving Effect to the Transactions and this Offering Assuming Full Exercise of the Underwriters’ Option
	Share	%	Share	%	Share	%	Share	%	Shares Offered	Share	%	Additional Shares Offered	Share	%	Share	%	Share	%
Robert Alpert(1)	—	—	—	—	—	—	14,861,779	14.07%	1,172,884	13,688,895	14.09%	521,498	13,167,397	13.98%	13,688,895	13.81%	13,167,397	13.65%
C. Clark Webb(1)	—	—	—	—	—	—	14,861,779	14.07%	1,172,884	13,688,895	14.09%	521,498	13,167,397	13.98%	13,688,895	13.81%	13,167,397	13.65%
William F. Souder(2)	—	—	—	—	—	—	4,905,274	4.64%	474,540	4,430,734	4.56%	168,795	4,261,939	4.53%	4,430,734	4.47%	4,261,939	4.42%
Robert B. Stewart Jr.	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Travis Barnes	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Scott Gwilliam	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Edwin Poston(3)	—	—	—	—	—	—	9,856,769	9.33%	818,016	9,038,753	9.30%	344,344	8,694,409	9.23%	9,038,753	9.12%	8,694,409	9.01%
Jeff P. Gehl(4)	—	—	—	—	—	—	4,905,274	4.64%	474,540	4,430,734	4.56%	168,795	4,261,939	4.53%	4,430,734	4.47%	4,261,939	4.42%
Amanda Coussens(5)	6,650	*	6,650	*	6,650	*	—	—	—	—	—	—	—	—	—	—	—	—
Nell M. Blatherwick	—	—	—	—	—	—	1,163,963	1.10%	112,603	1,051,360	1.08%	40,053	1,011,307	1.07%	1,051,360	1.06%	1,011,307	1.05%
All executive officers and directors as a group (10 individuals)	6,650	*	6,650	*	6,650	*	35,693,059	33.78%	3,052,583	32,640,476	33.60%	899,141	31,396,991	33.35%	32,640,476	32.92%	31,396,991	32.55%

*	Less than one percent

(1)

Shares beneficially owned by 210/P10 Acquisition Partners, LLC (“210/P10”). 210/P10 is managed by its sole member, 210 Capital, LLC (“210 Capital”), which is managed by its members Covenant RHA Partners, L.P. (“RHA Partners”) and CCW/LAW Holdings, LLC (“CCW Holdings”). Mr. Webb has the power to direct the affairs of CCW Holdings as its sole member. In addition, RHA Partners is managed by its general partner RHA Investments, Inc. (“RHA Investments”), and Robert Alpert has the power to direct the affairs of RHA Investments as its President and sole shareholder. Accordingly, 210/P10 may be deemed to share voting and dispositive power with 210 Capital, RHA Partners, CCW Holdings, RHA Investments, Mr. Alpert and Mr. Webb over the shares of the Issuer’s common stock that it holds.

(2)	Shares beneficially owned by Souder Family LLC. Mr. Souder has the power to direct the affairs of Souder Family LLC as its managing member.

(3)	Shares beneficially owned by TrueBridge Colonial Fund, u/a dated 11/15/2015. Mr. Poston has the power to direct the affairs of TrueBridge Colonial Fund, u/a dated 11/15/2015 as its trustee.

(4)	Shares beneficially owned by the Jeff P. Gehl Living Trust dated January 25, 2011. Mr. Gehl has the power to direct the affairs of the Jeff P. Gehl Living Trust dated January 25, 2011 as its trustee.

(5)	Consists of options to purchase 6,605 shares of Class A common stock exercisable within 60 days of October 12, 2021.

SELLING STOCKHOLDERS

The following table sets forth the total number of shares of Class B common stock beneficially owned by the selling stockholders (i) before the offering, (ii) after giving effect to the sale of shares by the selling stockholders in the offering and (iii) as a result of the exercise of the underwriters’ over-allotment option in full. As the Class B common stock is automatically convertible at any time into one share of Class A common stock, pursuant to Rule 13d-3 of the Exchange Act, the selling stockholders will be the beneficial owner of the same number of shares of Class A common stock as Class B common stock. This table does not reflect beneficial ownership of Class A common stock as a result of beneficial ownership of the Class B common stock. In addition, as the holders of Class B common stock are entitled to ten votes for each share of Class B common stock, the following table also sets forth the voting power of the selling stockholders after giving effect to the offering and the exercise of the underwriters’ over-allotment option. The shares being sold by each selling stockholder are shares of Class A common stock.

	Class B Common Stock Beneficially Owned								Combined Voting Power
	After Giving Effect to the Transactions and Before this Offering		Shares Offered Assuming No Exercise of the Underwriters’ Option	After Giving Effect to the Transactions and this Offering Assuming No Exercise of the Underwriters’ Option		Additional Shares Offered After Giving Effect to the Transactions and this Offering Assuming Full Exercise of the Underwriters’ Option	After Giving Effect to the Transactions and this Offering Assuming Full Exercise of the Underwriters’ Option		After Giving Effect to the Transactions and this Offering Assuming No Exercise of the Underwriters’ Option		After Giving Effect to the Transactions and this Offering Assuming Full Exercise of the Underwriters’ Option
Name of Stockholder	Share	%	Shares Offered	Share	%	Additional Shares Offered	Share	%	Share	%	Share	%
210/P10 Acquisition Partners LLC(1)	14,861,779	14.07%	1,172,884	13,688,895	14.09%	521,498	13,167,397	13.98%	13,688,895	13.81%	13,167,397	13.65%
National Christian Charitable Foundation(2)	293,221	*	293,221	—	*	—	—	*	—	*	—	*
Thomas P. Danis, Jr., as Trustee of the Thomas P. Danis, Jr. Revocable Living Trust dated March 10, 2003, as amended(3)	4,905,274	4.64%	474,540	4,430,734	4.56%	168,795	4,261,939	4.53%	4,430,734	4.47%	4,261.939	4.42%
Jeff P. Gehl as Trustee of the Jeff P. Gehl Living Trust dated January 25, 2011(4)	4,905,274	4.64%	474,540	4,430,734	4.56%	168,795	4,261,939	4.53%	4,430,734	4.47%	4,261,939	4.53%
Charles K. Huebner as Trustee of the Charles K. Huebner Trust dated January 16, 2001(5)	4,905,274	4.64%	474,540	4,430,734	4.56%	168,795	4,261,939	4.53%	4,430,734	4.47%	4,261,939	4.42%
Souder Family LLC(6)	4,905,274	4.64%	474,540	4,430,734	4.56%	168,795	4,261,939	4.53%	4,430,734	4.47%	4,261,939	4.42%
Jon I. Madorsky as Trustee of the Jon I. Madorsky Revocable Trust dated December 1, 2008(7)	4,905,274	4.64%	474,540	4,430,734	4.56%	168,795	4,261,939	4.53%	4,430,734	4.47%	4,261,939	4.42%
David McCoy(8)	3,242,469	3.07%	313,679	2,928,790	3.01%	111,577	2,817,213	2.99%	2,928,790	2.95%	2,817,213	2.92%
Alexander Abell(9)	1,579,665	1.50%	152,818	1,426,847	1.47%	54,358	1,372,489	1.46%	1,426,847	1.44%	1,372,489	1.42%
Michael Feinglass(10)	1,579,665	1.50%	152,818	1,426,847	1.47%	54,358	1,372,489	1.46%	1,426,847	1.44%	1,372,489	1.42%
Andrew Nelson(11)	1,163,963	1.10%	112,603	1,051,360	1.08%	40,053	1,011,307	1.07%	1,051,360	1.06%	1,011,307	1.05%
Nell Blatherwick(12)	1,163,963	1.10%	112,603	1,051,360	1.08%	40,053	1,011,307	1.07%	1,051,360	1.06%	1,011,307	1.05%
Keystone Capital XXX, LLC(13)	10,266,667	9.72%	993,204	9,273,463	9.54%	353,286	8,920,177	9.47%	9,273,463	9.35%	8,920,177	9.25%
Margaret D. Townsend, Trustee of the David G. Townsend Family 2020 Generation-Skipping Trust(14)	1,038,695	*	100,484	938,211	*	35,742	902,469	*	938,211	*	902,469	*
Susan Bradford Gilmore and Rick Wimmer, Trustees of the Martin Paul Gilmore 2020 Irrevocable Trust dated July 23, 2020(15)	871,448	*	84,304	787,144	*	29,987	757,157	*	787,144	*	757,157	*
Thomas H. Westbrook(16)	435,724	*	42,152	393,572	*	14,994	378,578	*	393,572	*	378,578	*
Anne Rollins Westbrook, Trustee of the Thomas H. Westbrook 2012 Irrevocable Trust dated Dec 11, 2012(17)	435,725	*	42,152	393,573	*	14,994	378,579	*	393,573	*	378,579	*
Christopher N. Jones 2014 Revocable Trust dated March 10, 2014(18)	214,410	*	52,500	161,910	*	—	161,910	*	161,910	*	161,910	*
MAW Management Co.(19)	120,501	*	11,657	108,844	*	4,146	104,698	*	108,844	*	104,698	*
TrueBridge Colonial Fund, u/a dated 11/15/2015(20)	9,856,769	9.33%	818,016	9,038,753	9.30%	344,344	8,694,409	9.23%	9,038,753	9.12%	8,694,409	9.01%

	Class B Common Stock Beneficially Owned								Combined Voting Power
	After Giving Effect to the Transactions and Before this Offering		Shares Offered Assuming No Exercise of the Underwriters’ Option	After Giving Effect to the Transactions and this Offering Assuming No Exercise of the Underwriters’ Option		Additional Shares Offered After Giving Effect to the Transactions and this Offering Assuming Full Exercise of the Underwriters’ Option	After Giving Effect to the Transactions and this Offering Assuming Full Exercise of the Underwriters’ Option		After Giving Effect to the Transactions and this Offering Assuming No Exercise of the Underwriters’ Option		After Giving Effect to the Transactions and this Offering Assuming Full Exercise of the Underwriters’ Option
Name of Stockholder	Share	%	Shares Offered	Share	%	Additional Shares Offered	Share	%	Share	%	Share	%
Triangle Community Foundation(21)	150,050	*	150,050	—	*	—	—	*	—	*	—	*
Alliance Trust Company, Trustee of Mel Williams Irrevocable Trust u/a/d August 12, 2015(22)	9,886,319	9.36%	956,409	8,929,910	9.19%	340,197	8,589,713	9.12%	8,929,910	9.01%	8,589,713	8.91%
TrueBridge Ascent LLC(23)	200,000	*	19,348	180,652	*	6,882	173,770	*	180,652	*	173,770	*
Michael Korengold(24)	166,297	*	16,088	150,209	*	5,723	144,486	*	150,209	*	144,486	*
Korengold Family Associates, LLC(25)	944,427	*	91,365	853,062	*	32,499	820,563	*	853,062	*	820,563	*
MK Note Holdings, LLC(26)	326,600	*	31,596	295,004	*	11,239	283,765	*	295,004	*	283,765	*
APMK Holdings, LLC(27)	155,053	*	15,000	140,053	*	5,336	134,717	*	140,053	*	134,717	*
Shane McCarthy(28)	600,000	*	58,044	541,956	*	20,646	521,310	*	541,956	*	521,310	*
Richard Montgomery(29)	500,000	*	48,370	451,630	*	17,205	434,425	*	451,630	*	434,425	*
Paul Kasper(30)	129,500	*	12,528	116,972	*	4,456	112,516	*	116,972	*	112,516	*
VCPE III LLC(31)	882,234	*	85,348	796,886	*	30,359	766,527	*	796,886	*	766,527	*
Chaparral LLC(32)	276,739	*	26,772	249,967	*	9,523	240,444	*	249,967	*	240,444	*
Trident V, L.P.(33)	802,200	*	77,605	724,595	*	27,604	696,991	*	724,595	*	696,991	*
Trident V Parallel Fund, L.P.(34)	562,660	*	54,432	508,228	*	19,362	488,866	*	508,228	*	488,866	*
Trident V Professionals Fund, L.P.(35)	35,140	*	3,399	31,741	*	1,209	30,532	*	31,741	*	30,532	*
David Huston(36)	10,500	*	1,016	9,484	*	361	9,123	*	9,484	*	9,123	*
Mark Slusar(37)	60,000	*	5,804	54,196	*	2,065	52,131	*	54,196	*	52,131	*
Mark Hood(38)	86,854	*	19,031	67,823	*	1,969	65,854	*	67,823	*	65,854	*

TOTAL SHARES OFFERED			8,500,000			3,000,000

*	Less than one percent

(1)

Shares beneficially owned by 210/P10. 210/P10 is managed by its sole member, 210 Capital, which is managed by its members RHA Partners and CCW Holdings. Mr. Webb has the power to direct the affairs of CCW Holdings as its sole member. In addition, RHA Partners is managed by its general partner RHA Investments, and Robert Alpert has the power to direct the affairs of RHA Investments as its President and sole shareholder. Accordingly, 210/P10 may be deemed to share voting and dispositive power with 210 Capital, RHA Partners, CCW Holdings, RHA Investments, Mr. Alpert and Mr. Webb over the shares of the Issuer’s common stock that it holds.

(2)	Shares beneficially owned by the National Christian Charitable Foundation, which shares were acquired from a charitable donation by 210/P10.

(3)

Shares beneficially owned by the Thomas P. Danis, Jr. Revocable Living Trust (the “Trust”) dated March 10, 2003, as amended. Mr. Danis has the power to direct the affairs of the Trust as the trustee. The Trust was a member of P10 Intermediate prior to the P10 Reorganization. Includes 700,000 shares beneficially owned by Prism 2 LLC, of which Tomas P. Danis, Jr. and his wife are co-managers, and of which the Trust is a member. Mr. Danis is a managing partner and co-founder of RCP Advisors.

(4)	Shares beneficially owned by the Jeff P. Gehl Living Trust dated January 25, 2011. Mr. Gehl has the power to direct the affairs of the Jeff P. Gehl Living Trust dated January 25, 2011 as its trustee.

(5)

Shares beneficially owned by the Charles K. Huebner Trust dated January 16, 2001. Mr. Huebner has the power to direct the affairs of the Charles K. Huebner Trust dated January 16, 2001 as the trustee. The Charles K. Huebner Trust dated January 16, 2001 was a member of P10 Intermediate prior to the P10 Reorganization. Mr. Huebner is a managing partner and co-founder of RCP Advisors.

(6)	Shares beneficially owned by Souder Family LLC. Mr. Souder has the power to direct the affairs of Souder Family LLC as its managing member.

(7)

Shares beneficially owned by the Jon I. Madorsky Revocable Trust dated December 1, 2008. Mr. Madorsky has the power to direct the affairs of the Jon I. Madorsky Revocable Trust dated December 1, 2008 as the trustee. The Jon I. Madorsky Revocable Trust dated December 1, 2008 was a member of P10 Intermediate prior to the P10 Reorganization. Mr. Madorsky is a managing partner of RCP Advisors.

(8)	Mr. McCoy was a member of P10 Intermediate prior to the P10 Reorganization is a managing partner and portfolio manager of RCP Advisors’ co-investment funds.

(9)	Mr. Abell was a member of P10 Intermediate prior to the P10 Reorganization and is a partner of RCP Advisors.

(10)	Mr. Feinglass was a member of P10 Intermediate prior to the P10 Reorganization and is a partner of RCP Advisors.

(11)	Mr. Nelson was a member of P10 Intermediate prior to the P10 Reorganization and is a partner and the chief financial officer of RCP Advisors.

(12)	Ms. Blatherwick was a member of P10 Intermediate prior to the P10 Reorganization and is a partner and the chief compliance officer of RCP Advisors.

(13)	Keystone Capital XXX, LLC was a member of P10 Intermediate prior to the P10 Reorganization. Mr.Gwilliam serves as Managing Partner of Keystone Capital.

(14)

Shares beneficially owned by the David G. Townsend Family 2020 Generation-Skipping Trust. Ms. Townsend has the power to direct the affairs of the David G. Townsend Family 2020 Generation- Skipping Trust as the trustee. The David G. Townsend Family 2020 Generation-Skipping Trust was a member of P10 Intermediate prior to the P10 Reorganization.

(15)

Shares beneficially owned by the Martin Paul Gilmore 2020 Irrevocable Trust dated July 23, 2020. Susan Bradford Gilmore and Rick Wimmer have the power to direct the affairs of the Martin Paul Gilmore 2020 Irrevocable Trust dated July 23, 2020 as the trustees. The Martin Paul Gilmore 2020 Irrevocable Trust dated July 23, 2020 was a member of P10 Intermediate prior to the P10 Reorganization.

(16)	Mr. Westbrook was a member of P10 Intermediate prior to the P10 Reorganization and a founder partner of Five Points.

(17)

Shares beneficially owned by the Martin Paul Gilmore 2020 Irrevocable Trust dated July 23, 2020. Susan Bradford Gilmore and Rick Wimmer have the power to direct the affairs of the Martin Paul Gilmore 2020 Irrevocable Trust dated July 23, 2020 as the trustees. The Martin Paul Gilmore 2020 Irrevocable Trust dated July 23, 2020 was a member of P10 Intermediate prior to the P10 Reorganization.

(18)

Shares beneficially owned by the Christopher N. Jones 2014 Revocable Trust dated March 10, 2014. The Christopher N. Jones 2014 Revocable Trust dated March 10, 2014 was a member of P10 Intermediate prior to the P10 Reorganization.

(19)

Shares beneficially owned by the Jones Family 2020 Descendants’ Trust dated July 31, 2020. Lucinda Kellam Jones has the power to direct the affairs of the Jones Family 2020 Descendants’ Trust dated July 31, 2020 as the trustee. The Jones Family 2020 Descendants’ Trust dated July 31, 2020 was a member of P10 Intermediate prior to the P10 Reorganization.

(20)	Shares beneficially owned by TrueBridge Colonial Fund, u/a dated 11/15/2015. Mr. Poston has the power to direct the affairs of TrueBridge Colonial Fund, u/a dated 11/15/2015 as its trustee.

(21)	Shares beneficially owned by the Triangle Community Foundation, which shares were acquired from a charitable donation by TrueBridge Colonial Fund, u/a dated 11/15/2015.

(22)

Shares beneficially owned by the Mel Williams Irrevocable Trust u/a/d August 12, 2015. Alliance Trust Company has the power to direct the affairs of the Mel Williams Irrevocable Trust u/a/d August 12, 2015 as the trustee. The Mel Williams Irrevocable Trust u/a/d August 12, 2015 was a member of P10 Intermediate prior to the P10 Reorganization.

(23)	Truebridge Ascent LLC was a member of P10 Intermediate prior to the P10 Reorganization.

(24)	Mr. Korengold is the president and chief executive officer of Enhanced and was a member of P10 Intermediate prior to the P10 Reorganization.

(25)	Mr. Korengold has the power to direct the affairs of Korengold Family Associates, LLC as its manager. Korengold Family Associates, LLC was a member of P10 Intermediate prior to the P10 Reorganization.

(26)	Mr. Korengold has the power to direct the affairs of MK Note Holdings, LLC as its manager. MK Note Holdings, LLC was a member of P10 Intermediate prior to the P10 Reorganization.

(27)	Mr. Paul has the power to direct the affairs of APMK Holdings, LLC as its member. APMK Holdings, LLC was a member of P10 Intermediate prior to the P10 Reorganization.

(28)	Mr. McCarthy is a managing partner at Enhanced and was a member of P10 Intermediate prior to the P10 Reorganization.

(29)	Mr. Montgomery is a managing partner at Enhanced and was a member of P10 Intermediate prior to the P10 Reorganization.

(30)	Mr. Kasper is an independent advisory consultant at Enhanced and was a member of P10 Intermediate prior to the P10 Reorganization.

(31)

Shares beneficially owned by VCPE III LLC. VCPE III LLC is managed by VCPE Management III, which is managed by Cougar Investment Holdings LLC, its managing member. VCPE III LLC was a member of P10 Intermediate prior to the P10 Reorganization.

(32)	Shares beneficially owned by Chaparral LLC. Chaparral LLC is managed by its sole member, Andrew Paul. Chaparral LLC was a member of P10 Intermediate prior to the P10 Reorganization.

(33)

Shares directly owned by Trident V, L.P. (“Trident V LP”). Stone Point Capital LLC, a Delaware limited liability company, is the manager (the “Manager”) of Trident V LP. Trident Capital V, L.P. is the general partner of Trident V LP. Trident V LP was a member of P10 Intermediate prior to the P10 Reorganization.

(34)

Shares directly owned by Trident V Parallel Fund, L.P. (“Trident V Parallel”). The Manager is the manager of Trident V Parallel. Trident Capital V, L.P. is the general partner of Trident V Parallel. Trident V Parallel was a member of P10 Intermediate prior to the P10 Reorganization.

(35)

Shares directly owned by Trident V Professionals Fund, L.P. (“Trident V Professionals”). The Manager is the manager of Trident V Professionals. Trident Capital V-PF, L.P. is the general partner of Trident V Professionals. Trident V Professionals was a member of P10 Intermediate prior to the P10 Reorganization.

(36)	Mr. Huston is the chief financial officer and chief compliance officer of Enhanced and was a member of P10 Intermediate prior to the P10 Reorganization.

(37)	Mr. Slusar is a managing partner at Enhanced and was a member of P10 Intermediate prior to the P10 Reorganization.

(38)	Mr. Hood is the Investor Relations Director at P10 Holdings.

DESCRIPTION OF CAPITAL STOCK

The following is a description of our capital stock as it will be in effect upon the consummation of this offering. The following summary is qualified in its entirety by reference to our amended and restated certificate of incorporation and bylaws, the forms of which have been filed as exhibits to the registration statement of which this prospectus forms a part, and by applicable law.

Upon consummation of this offering, our authorized capital stock will consist of 510,000,000 shares of Class A common stock, par value $0.001 per share, 180,000,000 shares of Class B common stock, par value $0.001 per share and 10,000,000 shares of preferred stock, par value $0.001 per share. Upon consummation of this offering, 20,000,000 shares of Class A common stock, 97,155,596 shares of Class B common stock and no shares of preferred stock will be outstanding. Unless our board of directors determines otherwise, we will issue all shares of our Class A common stock and Class B common stock in uncertificated form.

Common Stock

Class A common stock

Holders of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

Stockholders do not have the ability to cumulate votes for the election of directors. Our amended and restated certificate of incorporation provides for a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

Holders of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock. Dividends on the Class A common stock and Class B common stock will be equivalent.

Shares of Class A common stock and Class B common stock will receive equivalent economic treatment in any stock reclassification, stock splits or other similar transaction, as well as in any acquisition or merger of the Company.

Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our Class A and Class B common stock will be entitled to receive pro rata our remaining assets available for distribution, unless otherwise approved by separate votes of the Class A and Class B common stock.

Holders of our Class A common stock do not have preemptive, subscription, redemption or conversion rights.

Class B common stock

Holders of our Class B common stock are entitled to ten votes for each share held of record on all matters submitted to a vote of stockholders prior to a Sunset. See “Organizational Structure—Voting Rights of Class A and Class B Common Stock.” A “Sunset” is triggered by the earlier of the following: (a) the Sunset Holders (as defined herein) cease to maintain direct or indirect beneficial ownership of 10% of the outstanding shares of Class A Common Stock (determined assuming all outstanding shares of Class B Common Stock have been converted into Class A Common Stock); (b) the Sunset Holders collectively cease to maintain direct or indirect beneficial ownership of at least 25% of the aggregate voting power of the outstanding shares of Common Stock; and (c) upon the tenth anniversary of the effective date of the amended and restated certificate of incorporation.

After a Sunset becomes effective, holders of our Class B common stock automatically convert into Class A common stock. In addition, each share of Class B common stock will automatically convert into Class A common stock upon any transfer except to certain permitted transferees.

Holders of the Class B common stock are not entitled to dividends in respect of their shares of Class B common stock.

Holders of our Class A common stock and Class B common stock will vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law.

Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our Class B common stock will be entitled to receive their share of our remaining assets available for distribution, pro rata with distributions to the Class A common stock. Holders of our Class B common stock do not have preemptive or subscription rights. After this offering, there will be no further issuances of Class B common stock except in connection with a stock split, stock dividend, reclassification or similar transaction.

Upon any transfer, Class B common stock converts automatically on a one-for-one basis to shares of Class A common stock, except in the case of transfers to certain permitted transferees, which includes any controlled affiliate of such holder, an investment fund managed and controlled by such holder and any estate planning entity. In addition, holders of Class B common stock may elect to convert shares of Class B common stock on a one-for-one basis into Class A common stock at any time.

Preferred Stock

Our board of directors has the authority to issue preferred stock in one or more classes or series and to fix the rights, preferences, privileges and related restrictions, including dividend rights, dividend rates, conversion rights, voting rights, the right to elect directors, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series, or the designation of the class or series, without the approval of our stockholders.

The authority of our board of directors to issue preferred stock without approval of our stockholders may have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the voting and other rights of the holders of our common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of our common stock, including the loss of voting control to others.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply so long as the Class A common stock remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Series A Junior Participating Preferred Stock Purchase Rights

The Rights. Our board of directors authorized the issuance of one right per each outstanding share of our common stock. If the rights become exercisable, each right would allow its holder to purchase from us one one-thousandth of a share of our Series A Junior Participating Preferred Stock for a purchase price of $20.00.

Each fractional share of Series A Junior Participating Preferred Stock would give its holder approximately the same dividend, voting and liquidation rights as one share of our Class A common stock. Prior to exercise, however, a right does not give its holder any dividend, voting or liquidation rights.

Exercisability. The rights will not be exercisable until the earlier of:

•

10 days after a public announcement by the Company that a person or group has become an person or group that acquires beneficial ownership of 4.99% or more of the outstanding Class A common stock without the prior approval of the board of directors (an “acquiring person”); and

•

10 business days (or a later date determined by our board of directors) after a person or group begins a tender or an exchange offer that, if completed, would result in that person or group becoming an acquiring person.

We refer to the date that the rights become exercisable as the “distribution date.” Until the distribution date, our common stock certificates will also evidence the rights and will contain a notation to that effect. Any transfer of shares of common stock prior to the distribution date will constitute a transfer of the associated rights. After the distribution date, the rights will separate from the common stock and be evidenced by right certificates, which we will mail to all holders of rights that have not become null and void.

After the distribution date, if a person or group already is or becomes an acquiring person, all holders of rights, except the acquiring person, may exercise their rights upon payment of the purchase price to purchase shares of our common stock (or other securities or assets as determined by the board of directors) with a market value of two times the purchase price. We refer to this as a “flip-in event.”

After the distribution date, if a flip-in event has already occurred and the Company is acquired in a merger or similar transaction, all holders of rights, except the acquiring person, may exercise their rights upon payment of the purchase price, to purchase shares of the acquiring or other appropriate entity with a market value of two times the purchase price of the rights. We refer to this as a “flip-over event.”

Rights may be exercised to purchase our preferred shares only after the distribution date occurs and prior to the occurrence of a flip-in event as described above. A distribution date resulting from the commencement of a tender offer or an exchange offer as described in the second bullet point above could precede the occurrence of a flip-in event, in which case the rights could be exercised to purchase our preferred shares. A distribution date resulting from any occurrence described in the first bullet point above would necessarily follow the occurrence of a flip-in event, in which case the rights could be exercised to purchase shares of common stock (or other securities or assets) as described above.

Exempted Persons and Exempted Transactions. Our board of directors recognizes that there may be instances when an acquisition of our common stock that would cause a stockholder to become an acquiring person may not jeopardize the availability of any tax attributes to the Company. Accordingly, the rights agreement grants discretion to the board of directors to designate a person as an “Exempt Person” or to designate a transaction involving our common stock as an “Exempt Transaction.” An “Exempt Person” cannot become an acquiring person under the rights agreement. Our board of directors can revoke an “Exempt Person” designation if it subsequently makes a contrary determination regarding whether a person jeopardizes the availability of tax attributes to the Company.

Expiration. The rights will expire on the earliest of (i) October 25, 2024, which is the third anniversary of the date on which our board of directors authorized and declared a dividend of the rights, or such earlier date as of which our board of directors determines that the rights agreement is no longer necessary for the preservation of our tax assets, (ii) the time at which the rights are redeemed, (iii) the time at which the rights are exchanged, (iv) the effective time of the repeal of Section 382 of the Internal Revenue Code or any successor statute if the board of directors determines that the rights agreement is no longer necessary for the preservation of our tax assets, and (v) the first day of a taxable year of the Company to which the board of directors determines that no NOLs or other tax assets may be carried forward.

Redemption. Our board of directors may redeem all (but not less than all) of the rights for a redemption price of $0.001 per right at any time before a person or group has become an acquiring person. Once the rights are redeemed, the right to exercise the rights will terminate, and the only right of the holders of such rights will be to receive the redemption price. The redemption price will be adjusted if we declare a stock split or issue a stock dividend on our common stock.

Exchange. At any time after a person or group has become an acquiring person, but before an acquiring person owns 50% or more of our outstanding common stock, our board of directors may exchange each right (other than rights that have become null and void) for two shares of common stock or equivalent securities.

Anti-Dilution Provisions. Our board of directors may adjust the purchase price of the preferred shares, the number of preferred shares issuable and the number of outstanding rights to prevent dilution that may occur as a result of certain events, including, among others, a stock dividend, a stock split or a reclassification of the preferred shares or our common stock. No adjustments to the purchase price of less than one percent will be made.

Amendments. Before the time a person or group has become an acquiring person, our board of directors may amend or supplement the rights agreement in any respect without the consent of the holders of the rights, except that no amendment may decrease the redemption price below $0.001 per right. At any time, our board of directors may amend or supplement the rights agreement to cure an ambiguity, to alter time period provisions, to correct inconsistent provisions or to make any additional changes to the rights agreement, but after a person or group has become an acquiring person only to the extent that those changes do not impair or adversely affect any rights holder and do not result in the rights again becoming redeemable. The limitations on our board of director’s ability to amend the rights agreement does not affect our board of director’s power or ability to take any other action that is consistent with its fiduciary duties, including, without limitation, accelerating or extending the expiration date of the rights, or making any amendment to the rights agreement that is permitted by the rights agreement or adopting a new rights agreement with such terms as our board of directors determines in its sole discretion to be appropriate.

Anti-Takeover Effects of Provisions of Delaware Law and our Amended and Restated

Certificate of Incorporation and Bylaws

Certain provisions of our amended and restated certificate of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal or proxy fight. Such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our Class A common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.

These provisions include:

Super Voting Stock. The Class A common stock and Class B common stock will vote together on all matters on which stockholders are entitled to vote, except as set forth in our amended and restated certificate of incorporation or required by applicable law. However, until a Sunset becomes effective, the Class B common stock will have ten votes per share and the Class A common stock will have one vote per share. Consequently, the holders of our Class B common stock will have greater influence over decisions to be made by our stockholders, including the election of directors.

Action by Written Consent; Special Meetings of Stockholders. The DGCL permits stockholder action by written consent unless otherwise provided by our amended and restated certificate of incorporation. Our amended and restated certificate of incorporation will permit stockholder action by written consent so long as the Class B common stock represents a majority of the voting power of our outstanding common stock, and will preclude stockholder action by written consent if and when the Class B common stock ceases to represent a majority of the voting power of our outstanding common stock. If permitted by the applicable certificate of designation, future series of preferred stock may take action by written consent. Our amended and restated certificate of incorporation and our bylaws provide that special meetings of stockholders may be called only by the board of directors or the chairman of the board of directors, and only proposals included in the company’s notice may be considered at such special meetings.

Election and Removal of Directors. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not expressly provide for cumulative voting. Directors may be removed, but only for cause, upon the affirmative vote of holders of at least 75% of the voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class, except that prior to a Sunset, directors may be removed, with or without cause, by the affirmative vote or consent of the holders of a majority of the voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors. In addition, the certificate of designation pursuant to which a particular series of preferred stock is issued may provide holders of that series of preferred stock with the right to elect additional directors. In addition, under our amended and restated certificate of incorporation, our board of directors will be divided into three classes of directors, each of which will hold office for a three-year term. The existence of a classified board could delay a successful tender offeror from obtaining majority control of our board of directors, and the prospect of that delay might deter a potential offeror.

Authorized but Unissued Shares. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing rules of the NYSE. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise. See “—Preferred Stock” and “—Authorized but Unissued Capital Stock” above.

Business Combinations with Interested Stockholders. In general, Section 203 of the DGCL, an anti-takeover law, prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock, which person or group is considered an interested stockholder under the DGCL, for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner.

We elected in our amended and restated certificate of incorporation not to be subject to Section 203. However, our amended and restated certificate of incorporation contains provisions that have the same effect as Section 203, except that it provides that the Sunset Holders, their affiliates, groups that include the Sunset Holders, and certain of their direct and indirect transferees will not be deemed to be “interested stockholders,” regardless of the percentage of our voting stock owned by them, and accordingly will not be subject to such restrictions.

Exclusive forum. Our amended and restated certificate of incorporation provides that, unless we select or consent in writing to the selection of another forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, another state court or a federal court located within the State of Delaware) shall be the exclusive forum for any complaints asserting any “internal corporate claims,” which include claims in the right of our company (i) that are based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity or (ii) as to which the DGCL confers jurisdiction upon the Court of Chancery. Furthermore, unless we select or consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Our exclusive forum provision does not apply to suits brought to enforce any liability or duty created by the Exchange Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring an interest in any shares of our capital stock shall be deemed to have notice of and to have consented to the forum provisions in our amended and restated certificate of incorporation. It is possible that a court could find our exclusive forum provision to be inapplicable or unenforceable. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

NOL Protective Provision. We have also included a protective provision in our amended and restated certificate of incorporation designed to assist the Company in protecting the long-term value of its accumulated NOLs by limiting certain transfers of the Company’s common stock, which requires any person attempting to become a holder of 4.99% or more of our common stock to seek the approval of our board of directors. Pursuant to its terms, this provision will expire on the third anniversary of the offering, unless terminated prior to such time at the sole discretion of the board of directors.

Rights Agreement. P10, Inc. intends to enter into a rights agreement in an effort to preserve the value of P10, Inc.’s NOLs and other tax benefits. P10, Inc.’s ability to utilize its NOLs may be substantially limited if P10, Inc. experiences an “ownership change” within the meaning of Section 382 of the Code. In general, an “ownership change” would occur if the percentage of P10, Inc.’s ownership by one or more “5-percent shareholders” (as defined in the Code) increases by more than 50 percent over the lowest percentage owned by such stockholders at any time during the prior three years. The Rights Agreement will be designed to preserve P10, Inc.’s tax benefits by deterring transfers of common stock that could result in an “ownership change” under Section 382 of the Code. See “Description of Capital Stock—Series A Junior Participating Preferred Stock Purchase Rights” above.

Other Limitations on Stockholder Actions. Our bylaws will also impose some procedural requirements on stockholders who wish to:

•	make nominations in the election of directors;

•	propose that a director be removed; or

•	propose any other business to be brought before an annual or special meeting of stockholders.

Under these procedural requirements, in order to bring a proposal before a meeting of stockholders, a stockholder must deliver timely notice of a proposal pertaining to a proper subject for presentation at the meeting to our corporate secretary containing, among other things, the following:

•	the stockholder’s name and address;

•	the number of shares beneficially owned by the stockholder and evidence of such ownership;

•	the names of all persons with whom the stockholder is acting in concert and a description of all arrangements and understandings with those persons

•	a description of any agreement, arrangement or understanding reached with respect to shares of our stock, such as borrowed or loaned shares, short positions, hedging or similar transactions

•	a description of the business or nomination to be brought before the meeting and the reasons for conducting such business at the meeting; and

•	any material interest of the stockholder in such business.

Our bylaws set out the timeliness requirements for delivery of notice.

In order to submit a nomination for our board of directors, a stockholder must also submit any information with respect to the nominee that we would be required to include in a proxy statement, as well as some other information. If a stockholder fails to follow the required procedures, the stockholder’s proposal or nominee will be ineligible and will not be voted on by our stockholders.

Limitations on Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation and bylaws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL. Prior to the completion of this offering, we intend to enter into indemnification agreements with each of our directors and executive officers that may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, our amended and restated certificate of incorporation includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director, except that a director will be personally liable for:

•	any breach of his duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith, or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the General Corporation Law of the State of Delaware; or

•	any transaction from which the director derived an improper personal benefit; or improper distributions to stockholders.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company, LLC.

Listing

Our Class A common stock is approved for listing on the NYSE under the symbol “PX”.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our Class A common stock. No prediction can be made as to the effect, if any, of future sales of shares, or the availability for future sales of shares, will have on the market price of our Class A common stock prevailing from time to time. The sale of substantial amounts of our Class A common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of our Class A common stock. Prior to this offering, P10 Holdings’ common stock was quoted for trading on the OTC Pink Open Market under the ticker “PIOE”. On October 20, 2021, the last reported sale price for P10 Holdings’ common stock on the OTC Pink Open Market was $11.10 per share. See “Organizational Structure.”

Upon completion of this offering, we will have a total of 20,000,000 shares of our Class A common stock outstanding, assuming the issuance of 11,500,000 shares of Class A common stock offered by us in this offering and 8,500,000 shares of Class A common stock offered by selling stockholders in this offering. In addition, we will have a total of 97,155,596 shares of Class B common stock that are convertible into Class A common stock at the discretion of the holder. All of the shares sold in this offering, and our Class B shares that are convertible into our Class A shares, will be freely tradable without restriction or further registration under the Securities Act, except for such shares that may be held or acquired by an “affiliate” of ours, which shares will be “restricted securities” or which are subject to a lock-up period. Under the Securities Act, an “affiliate” of a company is a person that directly or indirectly controls, is controlled by or is under common control with that company. Upon expiration of the lock-up agreements described below, these restricted securities would be eligible for sale in the public market pursuant to Rules 144 or 701 promulgated under the Securities Act, which rules are described below.

We intend to file one or more registration statements on Form S-8 under the Securities Act to register Class A common stock issued or reserved for issuance under our 2021 Stock Incentive Plan. Any such Form S-8 registration statement will become effective automatically upon filing. Accordingly, shares registered under such registration statement will be available for sale in the open market, unless such shares are subject to vesting restrictions with us or the lock-up restrictions described below. We expect that the registration statement on Form S-8 will cover shares of Class A common stock.

Registration Rights

Pursuant to the Stockholders Agreement, we are required, in certain circumstances, to file a registration statement in order to register the resales of shares of the common stock of P10, Inc.

Lock-Up Arrangements

We, all of our directors and executive officers and certain of our beneficial owners, including the selling stockholders, representing in the aggregate approximately 81.9% of our total outstanding common stock prior to the completion of this offering have agreed that, without the prior written consent of and Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and Barclays Capital Inc., we and they will not, subject to specified exceptions, directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock; file any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock for a period of 180 days after the date of this prospectus. For additional information, see “Underwriting.”

In addition, the 210 Group, the RCP Group, the TrueBridge Group and certain other holders have agreed to be subject to the Lock-Up Restrictions. One-third of the original holdings of Equity Securities of each such holder, will be released from the Lock-Up Restrictions on the first, second and third anniversary of the consummation of this offering. See “Related Party Transactions—NYSE Controlled Company Agreement” and “Related Party Transactions—Company Lock-Up Agreements.” Collectively, approximately 72.2% of our common stock outstanding prior to the completion of this offering will be subject to such Lock-Up Restrictions pursuant to the Controlled Company Agreement and the Company Lock-Up Agreement.

Rule 144

In general, under Rule 144, beginning 90 days after the effective date of the registration statement of which this prospectus forms a part, a person who is not one of our affiliates and who has not been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned shares of our Class A common stock for at least six months but less than a year, would be entitled to sell such shares subject only to the availability of current public information about us. If such person has beneficially owned shares of Class A common stock for at least one year, such person would be entitled to sell an unlimited number of shares of our Class A common stock under Rule 144(b)(1) without regard to any Rule 144 restrictions, including the 90-day public company requirement and the current public information requirement.

Beginning 90 days after the effective date of the registration statement of which this prospectus forms a part, any of our affiliates (or any person who was an affiliate at any time during the 90 days preceding a sale) who has beneficially owned shares of our Class A common stock for at least six months is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our Class A common stock then outstanding, which will equal approximately 200,000 shares immediately after this offering; or

•	the average weekly trading volume of our Class A common stock on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 provides that the shares of our securities acquired pursuant to rights granted under a compensatory stock or option plan or other written agreement may be resold by persons, other than affiliates, 90 days after the effective date of the registration statement of which this prospectus forms a part subject only to the manner of sale provisions of Rule 144, and by affiliates under Rule 144, without compliance with its holding period requirement. However, none of the Rule 701 shares will be eligible for resale until the expiration of any lock-up provisions to which they are subject.

We intend to file a registration statement on Form S-8 under the Securities Act covering all of the shares of Class A common stock to be issued under the 2021 Stock Incentive Plan as replacement awards for currently outstanding option awards and all shares reserved for future issuance under that plan. We expect to file this registration statement as soon as practicable after our initial public offering. However, none of the shares registered on Form S-8 will be eligible for resale until the expiration of any lock-up provisions to which they are subject.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF CLASS A COMMON STOCK

The following discussion is a summary of the material U.S. federal income tax consequences of an investment in our Class A common stock by a Non-U.S. Holder (as defined below). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular Non-U.S. Holder in light of such Non-U.S. Holder’s special circumstances or to Non-U.S. Holders subject to special tax rules (including, but not limited to, a “controlled foreign corporation,” “passive foreign investment company,” company that accumulates earnings to avoid U.S. federal income tax, tax-exempt organization, financial institution, broker or dealer in securities, former U.S. citizen or resident, person that owns or is deemed to own, actually or constructively, more than 5% of our common stock for U.S. federal income tax purposes, or person required to accelerate the recognition of any item of gross income with respect to our common stock as a result of such income being included in an applicable financial statement). This discussion is based on current provisions of the Code, Treasury regulations promulgated thereunder, judicial opinions, published positions of the IRS, and other applicable authorities, all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion does not address all aspects of U.S. federal income taxation that may be important to a particular Non-U.S. Holder in light of that Non-U.S. Holder’s circumstances, including Medicare taxes imposed on net investment income and the alternative minimum tax, nor does it address any aspect of U.S. federal taxation other than U.S. federal income taxation (such as U.S. federal estate and gift taxation) or state, local, or Non-U.S. taxation. In addition, this discussion deals only with U.S. federal income tax consequences to a Non-U.S. Holder that holds our Class A common stock as a capital asset.

A “Non-U.S. Holder” is a beneficial owner of our Class A common stock that is an individual, corporation, trust or estate that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States or any State thereof (including the District of Columbia);

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, the administration of which is subject to the primary supervision of a court within the United States and for which one or more U.S. persons have the authority to control all substantial decisions, or that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

If an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds our Class A common stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our Class A common stock should consult its tax advisor concerning the U.S. federal income and other tax consequences of investing in our Class A common stock.

This summary is included herein as general information only. Accordingly, each prospective purchaser of our Class A common stock should consult its tax advisor with respect to U.S. federal, state, local and non-U.S. income and other tax consequences of acquiring, holding and disposing of our Class A common stock.

Distributions

If we make a distribution of cash or other property (other than certain distributions of our stock) in respect of our Class A common stock, the distribution generally will be treated as a dividend to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of a distribution exceeds our current or accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of a Non-U.S. Holder’s tax basis in its shares of our Class A common stock (and will reduce the recipient Non-U.S. Holder’s tax basis in its Class A common stock), and, to the extent such portion exceeds the Non-U.S. Holder’s tax basis in its Class A common stock, the excess will be treated as gain from the taxable disposition of the Non-U.S. Holder’s shares of Class A common stock.

Dividends paid to a Non-U.S. Holder of our Class A common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or Form W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate. A Non-U.S. Holder that does not timely furnish the required documentation, but is eligible for a reduced rate of withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty.

Dividends that are “effectively connected” with a Non-U.S. Holder’s conduct of a trade or business within the United States and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment (or, for an individual, a fixed base) maintained by such Non-U.S. Holder within the United States are generally not subject to the withholding tax described above but instead are subject to U.S. federal income tax on a net income basis at applicable U.S. federal income tax rates. In order for its effectively connected dividends to be exempt from the withholding tax described above, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI (or other applicable required documentation), certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Dividends received by a Non-U.S. Holder that is a corporation that are effectively connected with its conduct of a trade or business within the United States may be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Any distributions we make to a Non-U.S. Holder with respect to such holder’s shares of Class A common stock will also be subject to the rules discussed below under the headings “—Information Reporting Requirements and Backup Withholding” and “—Additional Withholding Tax on Payments Made to Foreign Accounts.”

Gain on Disposition of Class A Common Stock

Subject to the discussion below under the headings “—Information Reporting Requirements and Backup Withholding” and “—Additional Withholding Tax on Payments Made to Foreign Accounts,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain recognized upon the sale, exchange or other taxable disposition of shares of our Class A common stock, unless (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States; (ii) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or (iii) we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of the five-year period ending on the date of disposition or the period that such Non-U.S. Holder held shares of our Class A common stock. Gain from a Non-U.S. Holder’s taxable disposition of the Class A common stock that is effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by a tax treaty, the gain is attributable to a permanent establishment that such Non-U.S. Holder maintains in the United States), will be subject to tax on the net gain derived from the sale at rates applicable to United States citizens, resident aliens and domestic United States corporations. For corporate Non-U.S. Holders, “effectively connected” gains that such Non-U.S. Holder recognizes may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if such Non-U.S. Holder is eligible for the benefits of an income tax, treaty that provides for a lower rate. An individual Non-U.S. Holder who is subject to U.S. federal income tax because the Non-U.S. Holder was present in the United States for 183 days or more during the year of disposition is taxed on its gains (including gains from the disposition of our Class A common stock and net of applicable U.S. source losses from dispositions of other capital assets recognized during the year) at a flat rate of 30% or such lower rate as may be specified by an applicable income tax treaty. Other Non-U.S. Holders subject to U.S. federal income tax with respect to any gain recognized on the disposition of our Class A common stock generally will be taxed on any such gain on a net income basis at applicable U.S. federal income tax rates and, in the case of foreign corporations, the branch profits tax discussed above generally may apply.

We would be a United States real property holding corporation at any time that the fair market value of our “United States real property interests,” as defined in the Code and applicable Treasury regulations, equaled or exceeded 50% of the aggregate fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business (all as determined for United States federal income tax purposes). We do not believe that we have been, currently are, or will become, a United States real property holding corporation. If we were or were to become a United States real property holding corporation at any time during the applicable period, however, any gain recognized on a disposition of our Class A common stock by a Non-U.S. Holder that did not own (directly, indirectly or constructively) more than 5% of our Class A common stock during the applicable period would not be subject to U.S. federal income tax, provided that any class of our common stock is “regularly traded on an established securities market” (within the meaning of Section 897(c)(3) of the Code).

Information Reporting Requirements and Backup Withholding

Information returns are required to be filed with the IRS in connection with payments of dividends on our Class A common stock. Unless a Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person, information returns may also be filed with the IRS in connection with the proceeds from a sale or other disposition of our Class A common stock. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. A Non-U.S. Holder may be required to provide proper certification (usually on an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable) to establish that the Non-U.S. Holder is not a U.S. person or otherwise qualifies for an exemption in order to avoid backup withholding tax with respect to our payment of dividends on, or the proceeds from the disposition of, our Class A common stock. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against that Non-U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS. Each Non-U.S. Holder should consult its tax advisor regarding the application of the information reporting rules and backup withholding to it.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code, the Treasury Regulations promulgated hereunder and other official guidance (commonly referred to as “FATCA”) require withholding of 30% on payments of dividends on our Class A common stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Regulations proposed by the U.S. Treasury Department would eliminate the requirement under FATCA of withholding on gross proceeds of disposition of our Class A common stock. The U.S. Treasury Department has stated that taxpayers may rely on these proposed regulations pending their finalization. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally may obtain a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Non-U.S. Holders should consult their tax advisers regarding the effects of FATCA on their investment in our Class A common stock.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and Barclays Capital Inc. are acting as representatives, have severally agreed to purchase, and we and the selling stockholders have agreed to sell to them, severally, the number of shares of Class A common stock indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC	7,500,000
J.P. Morgan Securities LLC	6,500,000
Barclays Capital Inc.	2,000,000
UBS Securities LLC	1,500,000
Keefe, Bruyette & Woods, Inc.	800,000
Oppenheimer & Co. Inc.	800,000
Stephens Inc.	800,000
East West Markets, LLC	100,000

Total:	20,000,000

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of Class A common stock subject to their acceptance of the shares from us and the selling stockholders, subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of Class A common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of Class A common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the shares of Class A common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $0.432 per share under the public offering price. After the initial offering of the shares of Class A common stock, the offering price and other selling terms may from time to time be varied by the representatives.

The selling stockholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 3,000,000 additional shares of Class A common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of Class A common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of Class A common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us and the selling stockholders. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 3,000,000 shares of Class A common stock.

		Total
	Per Share	No Exercise	Full Exercise
Public offering price	$12.00	$240,000,000	$276,000,000
Underwriting discounts and commissions to be paid by us:	$0.75	$8,625,000	$8,625,000
Proceeds, before expenses, to us	$11.25	$129,375,000	$129,375,000
Underwriting discounts and commissions to be paid by the selling stockholders:	$0.75	$6,375,000	$8,625,000
Proceeds, before expenses, to selling stockholders	$11.25	$95,625,000	$129,375,000

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $4,500,000. We have agreed to reimburse the underwriters for expense relating to clearance of this offering with the Financial Industry Regulatory Authority up to $40,000. The underwriters have agreed to reimburse up to $1,500,000 million of our expenses in connection with this offering.

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of Class A common stock offered by them.

The underwriters have reserved for sale at the initial public offering price up to 1,000,000 shares of Class A common stock for directors, officers, certain employees and other persons associated with us who have expressed an interest in purchasing Class A common stock in the offering. We will offer these shares to the extent permitted under applicable regulations in the United States. Pursuant to the underwriting agreement, the sales will be made by Morgan Stanley & Co. LLC through a directed share program. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares. We agreed to indemnify Morgan Stanley & Co. LLC in connection with the directed share program, including for the failure of any participant to pay for its shares. Other than the underwriting discount described on the front cover of this prospectus, the underwriters will not be entitled to any commission with respect to shares of Class A common stock sold pursuant to the directed share program.

We have been approved to list our Class A common stock on the NYSE under the trading symbol “PX”.

We have agreed that, without the prior written consent of the representatives, we will not, and will not publicly disclose an intention to, during the period ending 180 days after the date of the prospectus relating to this offering (the “restricted period”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (collectively, the “locked-up securities”), (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the locked-up securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of our common stock or any such other securities, in cash or otherwise or (3) file any registration statement with the SEC relating to the offering of any locked-up securities, other than registrations on Form S-8 for the purpose of registering locked-up securities issuable under equity incentive plans and stock option plans described in this prospectus.

The restrictions described in the immediately preceding paragraph do not apply to:

•

the shares of Class A common stock to be sold in this offering and any reclassification, conversion or exchange in connection with such sale of shares of common stock as described within this prospectus;

•

the issuance by us of (x) locked-up securities upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof as described in this prospectus and (y) any awards under the equity incentive plans and stock option plans described in this prospectus;

•

facilitating the establishment of a trading plan on behalf of a shareholder, officer or director of the Company pursuant to Rule 10b5-1 under the Exchange Act for the transfer of locked-up securities, provided that (i) such plan does not provide for the transfer of locked-up securities during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by the Company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of locked-up securities may be made under such plan during the restricted period; or

•

an issuance in connection with the sale or issuance of or entry into an agreement to sell or issue locked-up securities in connection with any (i) mergers, (ii) acquisition of securities, businesses, property, technologies or other assets, (iii) joint ventures, (iv) strategic alliances, commercial relationships or other collaborations, or (v) the assumption of employee benefit plans in connection with mergers or acquisitions; provided that the aggregate number of locked-up securities pursuant to this clause (l) will not exceed 10% of the total number of locked-up securities issued and outstanding immediately following the completion of this offering (the “acquisition cap”) (as determined on a fully diluted basis and as adjusted for stock splits, stock dividends and other similar events after the date hereof); provided further, that locked-up securities that are issued pursuant to an earn-out after the restricted period shall not be subject to the acquisition cap.

In addition, under the terms of lock-up agreements entered into with the underwriters for this offering, our directors, executive officers and certain of our beneficial owners, including selling stockholders, who in the aggregate represent approximately 81.9% of our total outstanding stock prior to the completion of this offering, may not during the same 180-day period, without the prior written consent of the representatives, (i) offer, pledge, sell contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock beneficially owned or any other locked-up securities or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the locked-up securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of our common stock or any such other securities, in cash or otherwise.

The restrictions described in the immediately preceding paragraph do not apply to:

•	transactions relating to shares of our common stock or other securities acquired in open market transactions after the completion of this offering;

•	transfers of locked-up securities as a charitable contribution;

•	issuances, transfers, redemptions or exchanges in connection with the reorganization transactions described under “Organizational Structure” on or prior to the closing date of this offering;

•	transfers of locked-up securities as a bona fide gift;

•	transfers upon the death of such person, by will or intestacy, including to the transferee’s nominee or custodian;

•	distributions of locked-up securities to limited partners or stockholders of the undersigned;

•

facilitating the establishment of a trading plan on behalf of a shareholder, officer or director of the Company pursuant to Rule 10b5-1 under the Exchange Act for the transfer of locked-up securities, provided that (i) such plan does not provide for the transfer of locked-up securities during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of the undersigned or the Company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Securities may be made under such plan during the restricted period;

•	the transfer of locked-up securities that occurs by operation of law pursuant to a qualified domestic order in connection with a divorce settlement or other court order;

•

a disposition to any trust the beneficiaries of which are such person and/or immediate family members of such person (for purposes of the lock-up agreements, except as explicitly provided otherwise herein, “immediate family” shall mean any spouse or domestic partner and relationship by blood, current or former marriage or adoption, not more remote than first cousin), or, if such person is a trust, to any beneficiaries of such person;

•	transfers to an immediate family member of such person or a trust formed for the benefit of an immediate family member of such person;

•

a transfer to the Company upon a vesting event of the Company’s restricted stock units or upon the exercise of options to purchase the Company’s securities (x) on a “cashless” or “net exercise” basis (in each case to the extent permitted by the instruments representing such options or other securities), so long as such “cashless” exercise or “net exercise” is effected solely by the surrender to the Company of shares subject to outstanding options or other securities and the Company’s cancellation of all or a portion thereof solely in an amount sufficient to pay the exercise price (or the payment of taxes due as a result of such vesting event or exercise); provided that the shares of common stock received upon such vesting event or exercise shall continue to be subject to the terms of the lock-up agreements or (y) as a cash settle of any options being settled by the Company, in its sole discretion; or

•

the transfer of shares of locked-up securities in connection with a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by the Board of Directors of the Company, made to all holders of common stock, involving a change of control (as described below), provided that in the event that the tender offer, merger, consolidation or other such transaction is not completed, the common stock or other securities owned by such person shall remain subject to the restrictions contained in this agreement. For the purposes of this clause, “change of control” means the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than the underwriters pursuant to this offering) of shares of our common stock or other locked-up securities if, after such transfer, the stockholders of the Company immediately prior to such transfer do not own at least fifty percent (50%) of the outstanding voting securities of the Company (or the surviving entity);

provided that, (A) in the case of any transfer or distribution pursuant to the fourth, fifth, sixth, eighth, ninth or tenth bullets above, each donee, transferee or distributee shall sign and deliver a lock-up agreement substantially in the form of the lock-up agreement delivered by such person in connection with this offering; (B) in the case of any transfer or distribution pursuant to the first, second, fifth, sixth, ninth or tenth bullets above, no public announcement or other filing under Section 16(a) of the Exchange Act, or any other public filing or disclosure reporting a reduction in beneficial ownership of shares of common stock, shall be required or shall be voluntarily made during the restricted period (other than a Form 5 in the case of the second bullet; and (C) in the case of any transfer pursuant to the fourth, eighth or eleventh bullets above, no public announcement or filing under Section 16(a) of the Exchange Act, or any other public filing or disclosure, shall be made during the restricted period, unless such filing is required and clearly indicates in the footnotes thereto that the transfer is (1) by bona fide gift, in the case of a transfer pursuant to the fourth bullet, (2) by operation of law, court order, or in connection with a divorce settlement, as the case may be, in the case of a transfer pursuant to the eighth bullet, or (3) pursuant to the circumstances described in the eleventh bullet.

In addition, each such person agrees that, without the prior written consent of the representatives, it will not, during the restricted period, make any demand for or exercise any right with respect to, the registration of any locked-up securities.

Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and Barclays Capital Inc., in their sole discretion, may release the Class A common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.

In order to facilitate the offering of the Class A common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Class A common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of Class A common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the Class A common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We, the selling stockholders and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters if any, participating in this offering. The representatives may agree to allocate a number of shares of Class A common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Pricing of the Offering

Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price was determined by negotiations between us, the selling stockholders and the representatives. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area (each, a “Member State”), no securities have been offered or will be offered pursuant to the offering to the public in that Member State prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in that Member

State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation, except that offers of securities may be made to the public in that Member State at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the representatives; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require us or any of our representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the representatives and us that it is a “qualified investor” as defined in the Prospectus Regulation.

In the case of any shares being offered to a financial intermediary as that term is used in Article 5 of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a nondiscretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Member State means the communication in any form and by means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase shares, the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).

United Kingdom

Each underwriter has represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)

it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

Canada

The Class A common stock may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the Class A common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The Class A common stock may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the Class A common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of Class A common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Japan

The shares of Class A common stock have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) (“FIEA”). The shares of Class A common stock may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Class A common stock may not be circulated or distributed, nor may the Class A common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the shares of Class A common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under

Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the shares of Class A common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Solely for the purposes of our obligations pursuant to Section 309B of the SFA, we have determined, and hereby notify all relevant persons (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018 (“CMP Regulations”)) that the shares of Class common stock are “prescribed capital markets products” (as defined in the CMP Regulations) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

This prospectus is not intended to constitute an offer or solicitation to purchase or invest in the Class A common stock. The Class A common stock may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading venue (exchange or multilateral trading facility) in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to, the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading venue (exchange or multilateral trading facility) in Switzerland. Neither this document nor any other offering or marketing material relating to the Class A common stock constitutes a prospectus pursuant to the FinSA, and neither this document nor any other offering or marketing material relating to the Class A common stock or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, or the Class A common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of Class A common stock will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of Class A common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of Class A common stock.

United Arab Emirates

The Class A common stock has not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

LEGAL MATTERS

The validity of the Class A common stock will be passed upon for us by Olshan Frome Wolosky LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk  & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of P10 Holdings, Inc. as of December 31, 2020 and 2019 and for each of the years in the two-year period ended December 31, 2020 and the financial statements of Five Points Capital, Inc., and TrueBridge Capital Partners, LLC, as of December 31, 2019 and 2018 and for each of the years in the two-year period ended December 31, 2019, have been included or incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm appearing elsewhere or incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Enhanced Capital Group, LLC and Enhanced Capital Partners, LLC at December 31, 2019 and 2018, and for the years then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Class A common stock offered in this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our Class A common stock, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. Anyone may inspect the registration statement and its exhibits and schedules without charge at the public reference facilities the SEC maintains at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC, upon the payment of certain fees prescribed by the SEC. You may obtain further information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect these reports and other information without charge at a website maintained by the SEC. The address of this site is www.sec.gov.

Upon completion of this offering, we will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and will be required to file reports, proxy statements and other information with the SEC. You will be able to inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at the address noted above. You also will be able to obtain copies of this material from the Public Reference Room of the SEC as described above or inspect them without charge at the SEC’s website. We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by an independent registered public accounting firm.

INDEX TO FINANCIAL STATEMENTS

The historical financial statements included in this prospectus have not been retrospectively adjusted to reflect the reverse split which is expected to occur in connection with this offering.

P10 Holdings, Inc.

Consolidated Financial Statements

December 31, 2020 and 2019

(With Report of Independent Registered Public Accounting Firm)

KPMG LLP Aon Center Suite 5500 200 E. Randolph Street Chicago, IL 60601-6436

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

P10 Holdings, Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of P10 Holdings, Inc. and subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with the auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2017.

Chicago, Illinois

March 1, 2021

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.

P10 Holdings, Inc.

Consolidated Balance Sheets

(in thousands, except share amounts)

	As of December 31, 2020	As of December 31, 2019
ASSETS
Cash and cash equivalents	$11,773	$18,710
Restricted cash	1,010	756
Accounts receivable	2,494	704
Due from related parties	2,667	1,901
Investment in unconsolidated subsidiaries	2,158	—
Prepaid expenses and other assets	3,368	1,132
Property and equipment, net	1,124	46
Right-of-use assets	6,491	5,711
Deferred tax assets, net	37,621	21,707
Intangibles, net	143,738	54,814
Goodwill	369,982	97,323

Total assets	$582,426	$202,804

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Accounts payable	$1,103	$106
Accrued expenses	12,505	6,277
Due to related parties	2,200	—
Other liabilities	254	250
Deferred revenues	10,347	7,706
Lease liabilities	7,682	6,578
Debt obligations	290,055	145,846

Total liabilities	324,146	166,763
COMMITMENTS AND CONTINGENCIES (NOTE 9)
REDEEMABLE NONCONTROLLING INTEREST	198,439	—

STOCKHOLDERS’ EQUITY:
Common stock—$0.001 par value; 110,000,000 and 110,000,000 shares authorized, respectively; 89,411,175 and 89,411,175 issued, respectively; 89,234,816 and 89,234,816 outstanding, respectively	89	89
Treasury stock	(273)	(273)
Additional paid-in-capital	324,284	323,570
Accumulated deficit	(264,259)	(287,345)

Total stockholders’ equity	59,841	36,041

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$582,426	$202,804

The Notes to Consolidated Financial Statements are an integral part of these statements.

P10 Holdings, Inc.

Consolidated Balance Sheets

(in thousands, except share amounts)

The following presents the portion of the consolidated balances presented above attributable to consolidated variable interest entities.

	As of December 31, 2020	As of December 31, 2019
ASSETS
Cash and cash equivalents	$4,797	$18,710
Restricted cash	756	756
Accounts receivable	181	704
Due from related parties	12,817	1,901
Prepaid expenses and other assets	1,406	1,066
Property and equipment, net	1,055	46
Right-of-use assets	6,274	5,711
Intangibles, net	86,541	54,814
Goodwill	247,890	97,323

Total assets	$361,717	$181,031

LIABILITIES
Accounts payable	$244	$106
Accrued expenses	7,933	5,581
Due to related parties	486	—
Other liabilities	—	250
Deferred revenues	8,237	7,706
Lease liabilities	7,430	6,578
Debt obligations	256,688	104,963
Deferred tax liabilities, net	6,038	—

Total liabilities	$287,056	$125,184

The Notes to Consolidated Financial Statements are an integral part of these statements.

P10 Holdings, Inc.

Consolidated Statements of Operations

(in thousands, except per share amounts)

	For the Years Ended December 31,
	2020	2019
REVENUES
Management and advisory fees	$66,125	$42,209
Other revenue	1,243	2,693

Total revenues	67,368	44,902
OPERATING EXPENSES
Compensation and benefits	24,529	12,343
Professional fees	13,953	4,572
General, administrative and other	4,731	4,624
Amortization of intangibles	15,466	10,552

Total operating expenses	58,679	32,091

INCOME FROM OPERATIONS	8,689	12,811
OTHER (EXPENSE)
Interest expense implied on notes payable to sellers	(988)	(1,957)
Interest expense, net	(10,732)	(9,415)

Total other (expense)	(11,720)	(11,372)

Net (loss) income before income taxes	(3,031)	1,439
Income tax benefit	26,837	10,502

NET INCOME	$23,806	$11,941

Less: preferred dividends attributable to redeemable noncontrolling interest	$(720)	—

NET INCOME ATTRIBUTABLE TO P10 HOLDINGS	$23,086	$11,941

Earnings per share
Basic earnings per share	$0.26	$0.13
Diluted earnings per share	$0.25	$0.13
Weighted average shares outstanding, basic	89,235	89,235
Weighted average shares outstanding, diluted	92,720	90,601

The Notes to Consolidated Financial Statements are an integral part of these statements.

P10 Holdings, Inc.

Consolidated Statements of Changes in Stockholders’ Equity

(in thousands)

	Common Stock		Treasury stock		Additional Paid-in-capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance at December 31, 2018	89,235	$89	176	$(273)	$323,153	$(299,286)	$23,683
Stock-based compensation	—	—	—	—	417	—	417
Net income attributable to P10 Holdings	—	—	—	—	—	11,941	11,941

Balance at December 31, 2019	89,235	$89	176	$(273)	$323,570	$(287,345)	$36,041

Stock-based compensation	—	—	—	—	714	—	714
Net income attributable to P10 Holdings	—	—	—	—	—	23,086	23,086

Balance at December 31, 2020	89,235	$89	176	$(273)	$324,284	$(264,259)	$59,841

The Notes to Consolidated Financial Statements are an integral part of these statements.

P10 Holdings, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	For the Years Ended December 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$23,806	$11,941
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	714	417
Depreciation expense	105	30
Amortization of intangibles	15,466	10,552
Amortization of debt issuance costs and debt discount	2,040	2,683
Benefit for deferred tax	(30,274)	(10,909)
Change in operating assets and liabilities:
Accounts receivable	1,943	(319)
Due from related parties	(427)	(578)
Prepaid expenses and other assets	(74)	(866)
Right-of-use assets	1,186	829
Accounts payable	619	23
Accrued expenses	2,685	2,291
Due to related parties	141	—
Other liabilities	(34)	—
Deferred revenues	(5,960)	1,586
Lease liabilities	(1,266)	(867)

Net cash provided by operating activities	10,670	16,813
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of Five Points Capital, net of cash acquired	(46,640)	—
Acquisition of TrueBridge Capital, net of cash acquired	(87,679)	—
Acquisition of Enhanced, net of cash acquired	(79,590)	—
Post-closing payments for Columbia Partners assets	(250)	(625)
Purchases of property and equipment	(34)	(30)

Net cash used in investing activities	(214,193)	(655)
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of redeemable noncontrolling interests	46,353	—
Borrowings on debt obligations	159,350	19,750
Repayments on debt obligations	(4,798)	(25,393)
Debt issuance costs	(4,064)	—

Net cash provided by (used in) financing activities	196,841	(5,643)

Net change in cash and cash equivalents and restricted cash	(6,683)	10,515
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, beginning of period	19,466	8,951

CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, end of period	$12,783	$19,466

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$9,699	$5,756

Cash paid for income taxes	$1,169	$—

NON-CASH INVESTING AND FINANCING ACTIVITIES
Issuance of redeemable noncontrolling interests in acquisitions	$141,354	$—

Issuance of redeemable noncontrolling interests in exchange for tax amortization benefits	$10,012	$—

Increase to purchase price of Enhanced for working capital adjustment	$1,707

RECONCILIATION OF CASH, CASH EQUIVALENTS AND RESTRICTED CASH
Cash and cash equivalents	$11,773	$18,710
Restricted cash	1,010	756

Total cash, cash equivalents and restricted cash	$12,783	$19,466

The Notes to Consolidated Financial Statements are an integral part of these statements.

P10 Holdings, Inc.

Notes to Consolidated Financial Statements

(dollar amounts stated in thousands)

Note 1. Description of Business

Description of Business

P10 Holdings, Inc. and its consolidated subsidiaries (“P10 Holdings” or the “Company,” which also may be referred to as “we,” “our” or “us”) operates as a multi-asset class private market solutions provider in the alternative asset management industry. Our mission is to provide our investors differentiated access to a broad set of solutions and investment vehicles across a multitude of asset classes and geographies. Our existing portfolio of solutions across private equity, venture capital, private credit and impact investing support our mission by offering a comprehensive set of investment vehicles to our investors, including primary investment funds, secondary investment, direct investment and co-investments, alongside separate accounts (collectively the “Funds”).

The subsidiaries of the Company include P10 Intermediate Holdings, LLC (“P10 Intermediate”) which owns the subsidiaries P10 RCP Holdco, LLC (“Holdco”), Five Points Capital, Inc. (“Five Points”), TrueBridge Capital Partners, LLC (“TrueBridge”) and Enhanced Capital Group, LLC (“ECG”). Holdco is the entity holding the acquisition financing debt and owns the subsidiaries RCP Advisors 2, LLC (“RCP 2”) and RCP Advisors 3, LLC (“RCP 3”). See Note 9 for further information on the acquisition financing debt.

Prior to November 19, 2016, P10 Holdings, formerly Active Power, Inc. designed, manufactured, sold, and serviced flywheel-based uninterruptible power supply products and serviced modular infrastructure solutions. On November 19, 2016, we completed the sale of substantially all our assets and liabilities and operations to Langley Holdings plc, a United Kingdom public limited company. Following the sale, we changed our name from Active Power, Inc. to P10 Industries, Inc. and became a non-operating company focused on monetizing its retained intellectual property and acquiring profitable businesses. For the period of December 2016 through September 2017, our business primarily consisted of cash, certain retained intellectual property assets and our net operating losses (“NOLs”) and other tax benefits. On March 22, 2017, we filed for re-organization under Chapter 11 of the Federal Bankruptcy Code, using a prepackaged plan of reorganization. The Company emerged from bankruptcy on May 3, 2017. On December 1, 2017, the Company changed its name from P10 Industries, Inc. to P10 Holdings, Inc. We were founded as a Texas corporation in 1992 and reincorporated in Delaware in 2000. Our headquarters is in Dallas, Texas.

On October 5, 2017, we closed on the acquisition of RCP 2 and entered into a purchase agreement to acquire RCP 3 on January 2018. On January 3, 2018, we closed on the acquisition of RCP 3. RCP 2 and RCP 3 are registered investment advisors with the United States Securities and Exchange Commission.

On April 1, 2020, the Company completed the acquisition of Five Points. Five Points is a leading lower middle market alternative investment manager focused on providing both equity and debt capital to private, growth-oriented companies and limited partner capital to other private equity funds, with all strategies focused exclusively in the U.S. lower middle market. See Note 3 for additional information on the acquisition. Five Points is a registered investment advisor with the United States Securities and Exchange Commission.

On October 2, 2020, the Company completed the acquisition of TrueBridge. TrueBridge is an investment firm focused on investing in venture capital through fund-of-funds, co-investments, and separate accounts. See Note 3 for additional information on the acquisition. TrueBridge is a registered investment advisor with the United States Securities and Exchange Commission.

On December 14, 2020, the Company completed the acquisition of 100% of the equity interest in ECG, and a noncontrolling interest in Enhanced Capital Partners, LLC (“ECP”) (collectively, “Enhanced”). Enhanced undertakes and manages equity and debt investments in impact initiatives across North America, targeting

P10 Holdings, Inc.

Notes to Consolidated Financial Statements

(dollar amounts stated in thousands)

underserved areas and other socially responsible end markets including renewable energy, historic building renovations, and affordable housing. See Note 3 for additional information on the acquisitions. ECP is a registered investment advisor with the United States Securities and Exchange Commission.

Note 2. Significant Accounting Policies

Basis of Presentation

The accompanying Consolidated Financial Statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Management believes it has made all necessary adjustments so that the Consolidated Financial Statements are presented fairly and that estimates made in preparing the Consolidated Financial Statements are reasonable and prudent. The Consolidated Financial Statements include the accounts of the Company, its wholly owned or majority-owned subsidiaries and entities in which the Company is deemed to have a direct or indirect controlling financial interest based on either a variable interest model or voting interest model. All intercompany transactions and balances have been eliminated upon consolidation.

Certain entities in which the Company holds an interest are investment companies that follow specialized accounting rules under GAAP and reflect their investments at estimated fair value. Accordingly, the carrying value of the Company’s equity method investments in such entities retains the specialized accounting treatment.

Principles of Consolidation

The Company performs the variable interest analysis for all entities in which it has a potential variable interest. If the Company has a variable interest in the entity and the entity is a variable interest entity (“VIE”), we will also analyze whether the Company is the primary beneficiary of this entity and if consolidation is required.

Generally, VIEs are entities that lack sufficient equity to finance their activities without additional financial support from other parties, or whose equity holders, as a group, lack one or more of the following characteristics: (a) direct or indirect ability to make decisions, (b) obligation to absorb expected losses or (c) right to receive expected residual returns. A VIE must be evaluated quantitatively and qualitatively to determine the primary beneficiary, which is the reporting entity that has (a) the power to direct activities of a VIE that most significantly impact the VIE’s economic performance and (b) the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. The primary beneficiary is required to consolidate the VIE for financial reporting purposes.

To determine a VIE’s primary beneficiary, we perform a qualitative assessment to determine which party, if any, has the power to direct activities of the VIE and the obligation to absorb losses and/or receive its benefits. This assessment involves identifying the activities that most significantly impact the VIE’s economic performance and determine whether we, or another party, has the power to direct those activities. When evaluating whether we are the primary beneficiary of a VIE, we perform a qualitative analysis that considers the design of the VIE, the nature of our involvement and the variable interests held by other parties. See Note 5 for further information.

The Company has determined that certain of its subsidiaries are VIEs, and that the Company is the primary beneficiary of the entity, because it has the power to direct activities of the entities that most significantly impact the VIE’s economic performance and has a controlling financial interest in each entity. Accordingly, the Company consolidates these entities, which includes P10 Intermediate, Holdco, RCP 2, RCP 3 and TrueBridge. The assets and liabilities of the consolidated VIEs are presented gross in the Consolidated Balance Sheets. The

P10 Holdings, Inc.

Notes to Consolidated Financial Statements

(dollar amounts stated in thousands)

assets of our consolidated VIE’s are owned by those entities and not generally available to satisfy P10 Holding’s obligations, and the liabilities of our consolidated VIE’s are obligations of those entities and their creditors do not generally have recourse to the assets of P10 Holdings. See Note 5 for more information on both consolidated and unconsolidated VIEs.

Entities that do not qualify as VIEs are assessed for consolidation under the voting interest model. Under the voting interest model, the Company consolidates those entities it controls through a majority voting interest or other means. Five Points and ECG are concluded to be consolidated subsidiaries of P10 Intermediate under the voting interest model.

Reclassifications

Certain reclassifications have been made within the consolidated financial statements to conform prior periods with current period presentation.

Use of Estimates

The preparation of the Consolidated Financial Statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the dates of the Consolidated Financial Statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents. As of December 31, 2020, and 2019, cash equivalents include money market funds of $2.8 million and $17.6 million, respectively, which approximates fair value. The Company maintains its cash balances at various financial institutions, which may periodically exceed the Federal Deposit Insurance Corporation (“FDIC”) insured limits. The Company believes it is not exposed to any significant credit risk on cash.

Restricted Cash

Restricted cash as of December 31, 2020 and 2019 was primarily cash that is restricted due to certain lease arrangements.

Accounts Receivable and Due from Related Parties

Accounts receivable is equal to contractual amounts reduced for allowances, if applicable. The Company considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts has been established as of December 31, 2020 and 2019. If accounts are subsequently determined to be uncollectible, they will be expensed in the period that determination is made.

Due from related parties represents receivables from the Funds for management fees earned but not yet received, reimbursable expenses from the Funds and notes receivable due from affiliates. These amounts are expected to be fully collectible.

Investment in Unconsolidated Subsidiaries

For equity investments in entities that we do not control, but over which we exercise significant influence, we use the equity method of accounting. The equity method investments are initially recorded at cost, and their carrying

P10 Holdings, Inc.

Notes to Consolidated Financial Statements

(dollar amounts stated in thousands)

amount is adjusted for the Company’s share in the earnings or losses of each investee, and for distributions received. The Company evaluates its equity method investments for impairment whenever events or changes in circumstances indicate that the carrying amounts of such investments may not be recoverable.

For certain entities in which the Company does not have significant influence and fair value is not readily determinable, we value these investments under the measurement alternative. Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 825, Financial Instruments, requires equity securities to be recorded at cost and adjusted to fair value at each reporting period. However, the guidance allows for a measurement alternative, which is to record the investments at cost, less impairment, if any, and subsequently adjust for observable price changes of identical or similar investments of the same issuer.

Property and Equipment

Property and equipment are recorded at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the terms of the respective leases or service lives of the improvements, whichever is shorter, using the straight-line method. Expenditures for major renewals and betterments that extend the useful lives of the property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred. The estimated useful lives of the various assets are as follows:

Computers and purchased software	3 - 5 years
Furniture and fixtures	7 - 10 years

Long-lived Assets

Long-lived assets including property and equipment, lease right-of-use assets, and definite lived intangibles are evaluated for impairment under FASB ASC 360, Property, Plant, and Equipment. Long-lived assets are reviewed for possible impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The carrying value of long-lived assets are determined to not be recoverable if the undiscounted estimated future net operating cash flows directly related to the asset or asset group, including any disposal value, is less than the carrying amount of the asset. If the carrying value of an asset is determined to not be recoverable, the impairment loss is measured as the amount by which the carrying value of the asset exceeds its fair value on the measurement date. Fair value is based on the best information available, including prices for similar assets and estimated discounted cash flows.

Leases

On January 1, 2019, the Company adopted Accounting Standards Update (“ASU”) 2016-2, Leases (“ASC 842”) using the optional transition method allowed under ASU 2018-11, Leases: Targeted Improvements. Consequently, financial information and disclosures for the reporting periods beginning after January 1, 2019 are presented under ASC 842. ASC 842 provides a number of optional practical expedients as part of the transition from ASC 840. The Company elected the ‘package of practical expedients’, which permits it to not reassess, under ASC 842, prior conclusions about lease identification, lease classification and initial direct costs. On adoption, the Company recognized $5.7 million of right-of-use assets and $6.6 million of lease liabilities for its current operating leases. The adoption did not have a material impact on our Consolidated Statements of Operations.

The Company recognizes a lease liability and right-of-use asset in our Consolidated Balance Sheets for contracts that it determines are leases or contain a lease. The Company’s leases primarily consist of operating leases for

P10 Holdings, Inc.

Notes to Consolidated Financial Statements

(dollar amounts stated in thousands)

various office spaces. Right-of-use assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the leases. The Company’s right-of-use assets and lease liabilities are recognized at lease commencement based on the present value of lease payments over the lease term. Lease right-of-use assets include initial direct costs incurred by the Company and are presented net of deferred rent, lease incentives and certain other existing lease liabilities. Absent an implicit interest rate in the lease, the Company uses its incremental borrowing rate, adjusted for the effects of collateralization, based on the information available at commencement in determining the present value of lease payments. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise those options. Lease expense is recognized on a straight-line basis over the lease term. Additionally, upon amendments or other events, the Company may be required to remeasure our lease liability and right-of-use asset.

The Company does not recognize a lease liability or right-of-use asset on our Consolidated Balance Sheets for short-term leases. Instead, the Company recognizes short-term lease payments as an expense on a straight-line basis over the lease term. A short-term lease is defined as a lease that, at the commencement date, has a lease term of 12 months or less and does not include an option to purchase the underlying asset that the lessee is reasonably certain to exercise. When determining whether a lease qualifies as a short-term lease, the Company evaluates the lease term and the purchase option in the same manner as all other leases.

Goodwill and Intangible Assets

Goodwill is initially measured as the excess of the cost of the acquired business over the sum of the amounts assigned to identifiable assets acquired, less the liabilities assumed. As of December 31, 2020, goodwill recorded on our Consolidated Balance Sheets relates to the acquisitions of RCP 2, RCP 3, Five Points, TrueBridge and Enhanced. As of December 31, 2020, the intangible assets are comprised of indefinite-lived intangible assets and finite-lived intangible assets related to the acquisitions of RCP 2, RCP 3, Five Points, TrueBridge and Enhanced.

Indefinite-lived intangible assets and goodwill are not amortized. Finite-lived technology is amortized using the straight-line method over its estimated useful life of 4 years. Finite-lived management and advisory contracts, which relate to acquired separate accounts and funds and investor/customer relationships with a specified termination date, are amortized in line with contractual revenue to be received, which range between 7 and 16 years. Certain of our trade names are considered to have finite-lives. Finite-lived trade names are amortized over 10 years in line with the pattern in which the economic benefits are expected to occur.

Goodwill is reviewed for impairment at least annually utilizing a qualitative or quantitative approach and more frequently if circumstances indicate impairment may have occurred. The impairment testing for goodwill under the qualitative approach is based first on a qualitative assessment to determine if it is more likely than not that the fair value of the Company’s reporting unit is less than the respective carrying value. The reporting unit is the reporting level for testing the impairment of goodwill. If it is determined that it is more likely than not that a reporting unit’s fair value is less than its carrying value, then the difference is recorded as an impairment (not to exceed the carrying amount of goodwill).

The Company performed the annual goodwill impairment assessment as of September 30, 2020 and 2019 and concluded that goodwill was not impaired. Furthermore, given the amount of acquisition activity since September 30, 2020, we performed a roll forward assessment through December 31, 2020 and concluded that goodwill was not impaired. The Company has not recognized any impairment charges in any of the periods presented.

P10 Holdings, Inc.

Notes to Consolidated Financial Statements

(dollar amounts stated in thousands)

Debt Issuance Costs

Costs incurred which are directly related to the issuance of debt are deferred and amortized on a straight-line basis over the terms of the underlying obligation, which approximates the effective interest method, and are presented as a reduction to the carrying value of the associated debt on our Consolidated Balance Sheets. As these costs are amortized, they are included in interest expense, net within our Consolidated Statements of Operations.

Redeemable Noncontrolling Interest

Redeemable noncontrolling interest represents third party and related party interests in the Company’s consolidated subsidiary, P10 Intermediate. This interest is redeemable at the option of the investors and therefore is not treated as permanent equity. Redeemable noncontrolling interest is presented at the greater of its carrying amount or redemption value at each reporting date in the Company’s Consolidated Balance Sheets. Any changes in redemption value are recorded to retained earnings, or in the absence of retained earnings, additional paid-in capital. See Note 15 for additional information.

Treasury Stock

The Company records common stock purchased for treasury at cost. At the date of subsequent reissuance, the treasury stock account is reduced by the cost of such stock using the average cost method.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between independent and knowledgeable parties who are willing and able to transact for an asset or liability at the measurement date. We use valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs when determining fair value and then we rank the estimated values based on the reliability of the inputs used following the fair value hierarchy set forth by the FASB.

As of December 31, 2020 and 2019, we used the following valuation techniques to measure fair value for assets and there were no changes to these methodologies during the periods presented:

Level 1—Assets were valued using the closing price reported in the active market in which the individual security was traded.

Level 2—Assets were valued using quoted prices in markets that are not active, broker dealer quotations, and other methods by which all significant inputs were observable at the measurement date.

Level 3—Assets were valued using unobservable inputs in which little or no market data exists as reported by the respective institutions at the measurement date.

The carrying values of financial instruments comprising cash and cash equivalents, prepaid assets, accounts payable, accounts receivable and due from related parties approximate fair values due to the short-term maturities of these instruments. The fair value of the credit and guarantee facility approximates the carrying value based on the interest rates which approximate current market rates. The carrying values of the seller notes payable and tax amortization benefits approximate fair value. As of December 31, 2020 and 2019, the Company did not have any assets or liabilities that were measured at fair value on a recurring basis.

P10 Holdings, Inc.

Notes to Consolidated Financial Statements

(dollar amounts stated in thousands)

Revenue Recognition

On January 1, 2019, the Company adopted ASC 606, Revenue from Contracts with Customers (“ASC 606”) using the modified retrospective method. The adoption did not change the historical pattern of recognizing revenue. Accordingly, the Company did not record a cumulative adjustment upon adoption.

Revenue is recognized when, or as, the Company transfers promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled to in exchange for those goods or services. While the determination of who is the customer in a contractual arrangement will be made on a contract-by-contract basis, the customer will generally be the investment fund for the Company’s significant management and advisory contracts.

Management and Advisory Fees

The Company earns management fees for asset management services provided to the Funds where the Company has discretion over investment decisions. The Company primarily earns fees for advisory services provided to clients where the Company does not have discretion over investment decisions. Management and advisory fees received in advance reflects the amount of fees that have been received prior to the period the fees are earned. These fees are recorded as deferred revenue on the Consolidated Balance Sheets.

For asset management and advisory services, the Company typically satisfies its performance obligations over time as the services are rendered, since the customers simultaneously receive and consume the benefits provided as the Company performs the service. The transaction price is the amount of consideration to which the Company expects to be entitled based on the terms of the arrangement. For certain funds, management fees are initially calculated based on committed capital during the investment period and on net invested capital through the remainder of the fund’s term. Additionally, the management fee may step down for certain funds depending on the contractual arrangement. Advisory services are generally based upon fixed amounts and billed quarterly. Other advisory services include transaction and management fees associated with managing the origination and ongoing compliance of certain investments.

Other Revenue

Other revenue on our Consolidated Statements of Operations primarily consists of subscriptions, consulting agreements and referral fees. The subscription and consulting agreements typically have renewable one-year lives, and revenue is recognized ratably over the current term of the subscription or the agreement. If subscriptions or fees have been paid in advance, these fees are recorded as deferred revenue on our Consolidated Balance Sheets. Referral fee revenue is recognized upon closing of certain opportunities.

Income Taxes

Current income tax expense represents our estimated taxes to be paid or refunded for the current period. In accordance with ASC 740, Income Taxes (“ASC 740”), we recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax basis of assets and liabilities, as well as for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are recorded to reduce deferred tax assets to the amount we believe is more likely than not to be realized.

P10 Holdings, Inc.

Notes to Consolidated Financial Statements

(dollar amounts stated in thousands)

Uncertain tax positions are recognized only when we believe it is more likely than not that the tax position will be upheld on examination by the taxing authorities based on the merits of the position. We recognize interest and penalties, if any, related to uncertain tax positions in income tax expense.

We file various federal and state and local tax returns based on federal and state local consolidation and stand-alone tax rules as applicable.

Earnings Per Share

Basic earnings per share (“EPS”) is calculated by dividing net income attributable to common stockholders by the weighted-average number of common shares. Diluted EPS includes the determinants of basic EPS and common stock equivalents outstanding during the period adjusted to give effect to potentially dilutive securities. See Note 14 for additional information.

The numerator in the computation of diluted EPS is impacted by the redeemable convertible preferred shares issued by P10 Intermediate since these preferred shares are convertible into common shares of P10 Intermediate. Under the if converted method, diluted EPS reflects a reduction in earnings that P10 Holdings would recognize by owning a smaller percentage of P10 Intermediate when the preferred shares are assumed to be converted.

The denominator in the computation of diluted EPS is impacted by additional common shares that would have been outstanding if dilutive potential shares of common stock had been issued. Potential shares of common stock that may be issued by the Company include shares of common stock that may be issued upon exercise of outstanding stock options. Under the treasury stock method, the unexercised options are assumed to be exercised at the beginning of the period or at issuance, if later. The assumed proceeds are then used to purchase shares of common stock at the average market price during the period.

Stock-Based Compensation Expense

Stock-based compensation relates to option grants for shares of P10 Holdings awarded to our employees. Stock-based compensation cost is estimated at the grant date based on the fair-value of the award, which is determined using the Black Scholes option valuation model and is recognized as expense ratably over the requisite service period of the award, generally five years. The share price used in the Black Scholes model is based on the trading price of our shares on the OTC Market. Expected life is based on the vesting period and expiration date of the option. Stock price volatility is estimated based on a group of similar publicly traded companies determined to be most reflective of the expected volatility of the Company due to the nature of operations of these entities. The risk-free rates are based on the U.S. Treasury yield in effect at the time of grant. Forfeitures are recognized as they occur.

Segment Reporting

The Company operates as an integrated private markets solution provider and a single operating segment. According to ASC 280, Disclosures about Segments of an Enterprise and Related Information, operating segments are defined as components of an enterprise for which separate financial information is evaluated regularly by the chief operating decision maker(s) in deciding how to allocate resources and in assessing performance.

Business Acquisitions

In accordance with ASC 805, Business Combinations (“ASC 805”), the Company identifies a business to have three key elements; inputs, processes, and outputs. While an integrated set of assets and activities that is a

P10 Holdings, Inc.

Notes to Consolidated Financial Statements

(dollar amounts stated in thousands)

business usually has outputs, outputs are not required to be present. In addition, all the inputs and processes that a seller uses in operating a set of assets and activities are not required if market participants can acquire the set of assets and activities and continue to produce outputs. In addition, the Company also performs a screen test to determine when a set of assets and activities is not a business. The screen requires that when substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or a group of similar identifiable assets, the set of assets is not a business. If the set of assets and activities is not considered a business, it is accounted for as an asset acquisition using a cost accumulation model. In the cost accumulation model, the cost of the acquisition, including certain transaction costs, is allocated to the assets acquired on the basis of relative fair values.

The Company includes the results of operations of acquired businesses beginning on the respective acquisition dates. In accordance with ASC 805, the Company allocates the purchase price of an acquired business to its identifiable assets and liabilities based on the estimated fair values using the acquisition method. The excess of the purchase price over the amount allocated to the assets and liabilities, if any, is recorded as goodwill. The excess value of the net identifiable assets and liabilities acquired over the purchase price of an acquired business is recorded as a bargain purchase gain. The Company uses all available information to estimate fair values of identifiable intangible assets and property acquired. In making these determinations, the Company may engage an independent third-party valuation specialist to assist with the valuation of certain intangible assets, notes payable, and tax amortization benefits.

The consideration for certain of our acquisitions may include liability classified contingent consideration, which is determined based on formulas stated in the applicable purchase agreements. The amount to be paid under these arrangements is based on certain financial performance measures subsequent to the acquisitions. The contingent consideration included in the purchase price is measured at fair value on the date of the acquisition. The liabilities are remeasured at fair value on each reporting date, with changes in the fair value reflected in general, administrative and other on our Consolidated Statements of Operations.

For business acquisitions, the Company recognizes the fair value of goodwill and other acquired intangible assets, and estimated contingent consideration at the acquisition date as part of purchase price. This fair value measurement is based on unobservable (Level 3) inputs.

Recent Accounting Pronouncements

The Company adopted ASU No. 2016-15, Statement of Cash Flows (“ASC 320”) Classification of Certain Cash Receipts and Cash Payments on January 1, 2019. The adoption of this new guidance did not have a material impact on our Consolidated Financial Statements and related disclosures.

The Company adopted ASU No. 2016-18, Statement of Cash Flows (“ASC 320”) Restricted Cash on January 1, 2019. The adoption of this new guidance did not have a material impact on our Consolidated Financial Statements and related disclosures.

The Company adopted ASU No. 2017-01, Business Combinations (“ASC 805”) Clarifying the Definition of a Business on January 1, 2019. The adoption of this new guidance did not have a material impact on our Consolidated Financial Statements and related disclosures.

The Company adopted ASU No. 2017-04, Intangibles—Goodwill and Other (“ASC 350”) Simplifying the Test for Goodwill Impairment on January 1, 2020. The adoption of this new guidance did not have a material impact on our Consolidated Financial Statements and related disclosures.

P10 Holdings, Inc.

Notes to Consolidated Financial Statements

(dollar amounts stated in thousands)

The Company adopted ASU No. 2018-13, Fair Value Measurement (“ASC 820”): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement on January 1, 2020. The adoption of this new guidance did not have a material impact on our Consolidated Financial Statements and related disclosures.

Pronouncements not yet adopted

In June 2016, the FASB issued ASU No. 2016-13, Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 provides amendments to ASC 326, Financial Instruments—Credit Losses, which replaces the incurred loss impairment model with a current expected credit loss (“CECL”) model. CECL requires a company to estimate lifetime expected credit losses based on relevant information about historical events, current conditions and reasonable and supportable forecasts. The guidance must be applied using the modified retrospective adoption method on January 1, 2023, with early adoption permitted.

Note 3. Acquisitions

Five Points Capital

On April 1, 2020, we completed the acquisition of 100% of the capital stock of Five Points, an independent private equity manager focused exclusively on the U.S. lower middle market. The transaction was accounted for as a business combination under the acquisition method of accounting pursuant to ASC 805.

The following is a summary of consideration paid:

Fair Value
Cash	$46,751
Preferred stock	20,100

Total purchase consideration	$66,851

Consideration paid in the transaction consisted of both cash and equity. See Note 15 for additional information on the preferred stock issued in the connection with the acquisition of Five Points.

For the acquisition of Five Points, we recognized $1.1 million and $1.2 million of acquisition-related costs for the years ended December 31, 2020 and 2019, respectively. These costs are included in professional fees on our Consolidated Statements of Operations.

The acquisition date fair values of certain assets and liabilities, including intangible assets acquired and related weighted average expected lives and deferred income taxes, are provisional and subject to revision within one year of the acquisition date. As such, our estimates of fair values are pending finalization, which may result in adjustments to goodwill.

P10 Holdings, Inc.

Notes to Consolidated Financial Statements

(dollar amounts stated in thousands)

The following table presents the fair value of the net assets acquired as of the acquisition date:

Fair Value
ASSETS
Cash and cash equivalents	$111
Accounts receivable	295
Due from related parties	27
Prepaid expenses and other	13
Property and equipment	87
Right-of-use assets	339
Intangible assets	23,960

Total assets acquired	$24,832

LIABILITIES
Accounts payable	$358
Accrued expenses	390
Long-term lease obligation	339
Deferred tax liability	5,524

Total liabilities assumed	$6,611

Net identifiable assets acquired	$18,221
Goodwill	48,630

Net assets acquired	$66,851

The following table presents the provisional fair value of identifiable intangible assets acquired:

	Fair Value	Weighted- Average Amortization Period
Value of management contracts	$19,900	10
Value of trade name	4,060	10

Total identifiable intangible assets	$23,960

Goodwill

The goodwill recorded as part of the acquisition includes benefits that management believes will result from the acquisition, including expanding the Company’s product offering into private credit. The goodwill is not expected to be deductible for tax purposes.

Acquisition of TrueBridge Capital

On October 2, 2020, the Company completed the acquisition of 100% of the issued and outstanding membership interests of TrueBridge for a total consideration of $189.1 million, which includes cash, contingent consideration and preferred stock of P10 Intermediate. TrueBridge is a leading venture capital firm that invests in both venture funds and directly in select venture-backed companies. The transaction was accounted for as a business combination under the acquisition method of accounting pursuant to ASC 805.

P10 Holdings, Inc.

Notes to Consolidated Financial Statements

(dollar amounts stated in thousands)

The following is a summary of consideration paid:

Fair Value
Cash	$94,216
Contingent consideration	572
Preferred stock	94,350

Total purchase consideration	$189,138

A net cash amount of $89.5 million was financed through an amendment to the existing term loan under the credit and guarantee facility with HPS Investment Partners, LLC (“HPS”), an unrelated party. The additional draw has the same terms as the existing Facility including the maturity date. See Note 15 for additional information on the preferred stock issued in the connection with the acquisition of TrueBridge.

Included in total consideration is $572 thousand of contingent consideration, representing the fair value of expected future payments on the date of the acquisition. The amount ultimately owed to the sellers is based on achieving specific fundraising targets, and all amounts under this arrangement are expected to be paid by August 2021. As of December 31, 2020, the estimated fair value of the contingent consideration totaled $593 thousand, resulting in $21 thousand recognized in general, administrative and other on the Consolidated Statements of Operations.

For the acquisition of TrueBridge, we recognized $1.7 million and $0 of acquisition-related costs for the years ended December 31, 2020 and 2019, respectively. These costs are included in professional fees on our Consolidated Statements of Operations.

The acquisition date fair values of certain assets and liabilities, including intangible assets acquired and related weighted average expected lives and deferred income taxes, are provisional and subject to revision within one year of the acquisition date. As such, our estimates of fair values are pending finalization, which may result in adjustments to goodwill.

P10 Holdings, Inc.

Notes to Consolidated Financial Statements

(dollar amounts stated in thousands)

The following table presents the fair value of the net assets acquired as of the acquisition date:

Fair Value
ASSETS
Cash and cash equivalents	$6,537
Accounts receivable	14
Due from related parties	55
Prepaid expenses and other	60
Property and equipment	1,061
Right-of-use assets	1,627
Intangible assets	43,600

Total assets acquired	$52,954

LIABILITIES
Accounts payable	$20
Accrued expenses	323
Deferred revenues	6,491
Long-term lease obligation	2,031
Deferred tax liability	5,518

Total liabilities assumed	$14,383

Net identifiable assets acquired	$38,571
Goodwill	150,567

Net assets acquired	$189,138

The following table presents the provisional fair value of identifiable intangible assets acquired:

	Fair Value	Weighted- Average Amortization Period
Value of management contracts	$34,100	10
Value of trade name	$7,300	10
Value of technology	2,200	4

Total identifiable intangible assets	$43,600

Goodwill

The goodwill recorded as part of the acquisition includes the expected benefits that management believes will result from the acquisition, including the Company’s build out of its investment product offering. Approximately $73.7 million of goodwill is expected to be deductible for tax purposes.

Acquisition of Enhanced

On December 14, 2020, the Company completed the acquisition of 100% of the equity interest in ECG and a non-controlling interest in ECP’s outstanding equity, comprised of a 49% voting interest and a 50% economic interest, for total consideration of $111.2 million. The consideration included cash, estimated working capital adjustments and preferred stock of P10 Intermediate. ECG is an alternative asset manager and provider of tax

P10 Holdings, Inc.

Notes to Consolidated Financial Statements

(dollar amounts stated in thousands)

credit transaction and consulting services focused on underserved areas and other socially responsible end markets such as renewable energy (impact investing). The alternative asset management business includes providing management, transaction, and consulting services to various entities which have historically been wholly owned by subsidiaries and affiliates of ECG. ECP’s primary business is to participate in various state sponsored premium tax credit investment programs through debt, equity, and equity-related investments. The acquisition of ECG was accounted for as a business combination under the acquisition method of accounting pursuant to ASC 805, while ECP will be reported as an unconsolidated investee of P10 and accounted for under the equity method of accounting.

Upon the completion of the acquisitions, certain agreements contemplated in the Securities Purchase Agreement became effective immediately upon the closing of the acquisitions. The allocation of the consideration paid for the assets acquired and liabilities assumed takes into consideration the fact that these agreements occurred contemporaneously with the closing of the acquisitions.

Prior to and through the date of the acquisition by the Company, ECG had certain consolidated subsidiaries and funds whose primary activities consisted of issuing qualified debt or equity instruments to tax credit investors in order to make investments in qualified businesses, which are referred to as the “Permanent Capital Subsidiaries.” Pursuant to a Enhanced Reorganization Agreement, upon the closing of P10’s acquisition of ECG, the Permanent Capital Subsidiaries were contributed by ECG to Enhanced Permanent Capital, LLC (“Enhanced PC”), a newly formed entity. In exchange for this contribution of the Permanent Capital Subsidiaries, ECG obtained a non-controlling equity interest in Enhanced PC. The ownership in Enhanced PC was evaluated by management, and it was determined to be a variable interest. However, ECG was concluded to not be the primary beneficiary of Enhanced PC and, accordingly, Enhanced PC is not consolidated by ECG. Rather, the interest in Enhanced PC is reflected as an equity method investment by ECG. In addition to the Enhanced Reorganization Agreement, see Note 10 for information on the Advisory Agreement and Administrative Services Agreement.

The acquisition of the equity interests in ECG and ECP were negotiated simultaneously for a single purchase price. The following tables illustrate the consideration paid for Enhanced, and the allocation of the purchase price to the acquired assets and assumed liabilities.

Fair Value
Cash	$82,596
Estimated post-closing working capital adjustment	1,707
Preferred stock	26,904

Total purchase consideration	$111,207

A total of $66.6 million of the cash consideration was financed through an amendment to the existing term loan under the Facility with HPS. The additional draw has the same terms as the existing Facility, including the maturity date. See Note 15 for additional information on the preferred stock issued in the connection with the acquisition of Enhanced.

For the acquisition of Enhanced, we recognized $3.7 million and $0 of acquisition-related costs for the years ended December 30, 2020 and 2019, respectively. These costs are included in professional fees on our Consolidated Statements of Operations.

The acquisition date fair values of certain assets and liabilities, including intangible assets acquired and related weighted average expected lives and deferred income taxes, are provisional and subject to revision within

P10 Holdings, Inc.

Notes to Consolidated Financial Statements

(dollar amounts stated in thousands)

one year of the acquisition date. As such, our estimates of fair values are pending finalization, which may result in adjustments to goodwill.

The following table presents the fair value of the net assets acquired as of the acquisition date:

Fair Value
ASSETS
Cash and cash equivalents	$2,752
Restricted cash	254
Accounts receivable	3,424
Due from related parties	257
Prepaid expenses and other assets	2,099
Investment in unconsolidated subsidiaries	2,158
Intangible assets	36,820

Total assets acquired	$47,764

LIABILITIES
Accrued expenses	$551
Other liabilities	288
Deferred revenues	2,110
Due to related parties	2,059
Debt obligations	1,693
Deferred tax liability	3,318

Total liabilities assumed	$10,019

Net identifiable assets acquired	$37,745
Goodwill	73,462

Net assets acquired	$111,207

The following table presents the provisional fair value of identifiable intangible assets acquired:

	Fair Value	Weighted- Average Amortization Period
Value of management and advisory contracts	$30,820	12
Value of trade name	6,000	10

Total identifiable intangible assets	$36,820

Goodwill

The goodwill recorded as part of the acquisition includes the expected benefits that management believes will result from the acquisition, including the Company’s build out of its investment product offering. Approximately $18.7 million of goodwill is expected to be deductible for tax purposes.

P10 Holdings, Inc.

Notes to Consolidated Financial Statements

(dollar amounts stated in thousands)

Identifiable Intangible Assets

The fair value of management and advisory contracts acquired were estimated using the excess earnings method. Significant inputs to the valuation model include existing revenue, estimates of expenses and contributory asset charges, the economic life of the contracts and a discount rate based on a weighted average cost of capital.

The fair value of trade names acquired were estimated using the relief from royalty method. Significant inputs to the valuation model include estimates of existing and future revenue, estimated royalty rate, economic life and a discount rate based on a weighted average cost of capital.

The fair value of technology acquired was estimated using the relief from royalty method. Significant inputs to the valuation model include a royalty rate, an estimated life and a discount rate.

The management and advisory contracts, trade names and the acquired technology all have a finite useful life. The carrying value of the management fund and advisory contracts and trade names will be amortized in line with the pattern in which the economic benefits arise and are reviewed at least annually for indicators of impairment in value that is other than temporary. The technology will be amortized on a straight-line basis.

Pro-forma Financial Information

Since the acquisition dates for Five Points, TrueBridge and Enhanced, the total revenue and net loss of the businesses acquired have been included in our Consolidated Statements of Operations and were $21.0 million and $2.5 million, respectively.

The following unaudited pro forma condensed consolidated results of operations of the Company assumes the acquisitions of Five Points, TrueBridge and Enhanced were completed on January 1, 2019:

	For the Years Ended December 31,
	2020	2019
Revenue	$118,978	$111,813
Net income	14,269	4,159

Pro forma adjustments include revenue and net income (loss) of the acquired business for each period. Other pro forma adjustments include intangible amortization expense and interest expense based on debt issued or repaid in connection with the acquisitions as if the acquisitions were completed on January 1, 2019. The pro forma adjustments also give effect to the reorganization of Enhanced and formation of Enhanced Permanent Capital, as well as the impacts of the advisory services agreement as further described at Note 10.

Note 4. Revenue

The following presents revenues disaggregated by product offering:

	For the Years Ended December 31,
	2020	2019
Management and advisory fees	$66,125	$42,209
Subscriptions	671	788
Consulting agreements and referral fees	55	1,479
Other revenue	517	426

Total revenues	$67,368	$44,902

P10 Holdings, Inc.

Notes to Consolidated Financial Statements

(dollar amounts stated in thousands)

Note 5. Variable Interest Entities

Consolidated VIEs

The Company consolidates certain VIEs for which it is the primary beneficiary. VIEs consist of certain operating entities not wholly owned by the Company and include P10 Intermediate, Holdco, RCP 2 and RCP 3 and TrueBridge. See Note 2 for more information on the Company’s accounting policies related to the consolidation of VIEs. The assets of the consolidated VIEs totaled $361.7 million and $181.0 million as of December 31, 2020 and 2019, respectively. The liabilities of the consolidated VIEs totaled $287.1 million and $125.1 million as of December 31, 2020 and 2019, respectively. The assets of our consolidated VIE’s are owned by those entities and not generally available to satisfy P10 Holding’s obligations, and the liabilities of our consolidated VIE’s are obligations of those entities and their creditors do not generally have recourse to the assets of P10 Holdings.

Unconsolidated VIEs

Through its subsidiary, ECG, the Company holds variable interests in the form of direct equity interests in certain VIEs that are not consolidated because the Company is not the primary beneficiary. The Company’s maximum exposure to loss is limited to the potential loss of assets recognized by the Company relating to these unconsolidated entities.

Note 6. Investment in Unconsolidated Subsidiaries

The Company’s investment in unconsolidated subsidiaries consist of equity method investments primarily related to ECG’s tax credit finance and asset management activities.

As of December 31, 2020, investment in unconsolidated subsidiaries totaled $2.2 million, of which $2.0 million related to ECG’s asset management businesses and $0.2 related to ECG’s tax credit finance businesses.

Asset Management

ECG manages its alternative asset management funds through various unconsolidated subsidiaries and records these investments under the equity method of accounting. ECG recorded its share of income in the amount of $0 for the period from December 14, 2020 through December 31, 2020. For the period from December 14, 2020 through December 31, 2020, ECG made no capital contributions and received no distributions.

Tax Credit Finance

ECG provides a wide range of tax credit transactions and consulting services through various entities which are wholly owned subsidiaries of Enhanced Tax Credit Finance, LLC (“ETCF”), which is a wholly owned subsidiary of ECG. Some of these subsidiaries own nominal interests, typically under 1.0%, in various VIEs and record these investments under the measurement alternative described in Note 2 above.

P10 Holdings, Inc.

Notes to Consolidated Financial Statements

(dollar amounts stated in thousands)

Note 7. Property and Equipment

Property and equipment consist of the following:

	As of December 31, 2020	As of December 31, 2019
Computers and purchased software	$281	$151
Furniture and fixtures	449	—
Leasehold improvements	595	—

	$1,325	$151
Less: accumulated depreciation	(201)	(105)

Total property and equipment, net	$1,124	$46

Note 8. Goodwill and Intangibles

Changes in goodwill for the years ended December 31, 2020 and 2019 are as follows:

Balance at December 31, 2018	$97,323
Increase from acquisitions	—

Balance at December 31, 2019	$97,323
Increase from acquisitions	272,659

Balance at December 31, 2020	$369,982

Intangibles consists of the following:

	As of December 31, 2020
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Indefinite-lived intangible assets:
Trade names	$17,350	$—	$17,350

Total indefinite-lived intangible assets	17,350	—	17,350
Finite-lived intangible assets:
Trade names	17,360	(368)	16,992
Management and advisory contracts	139,796	(33,967)	105,829
Technology	8,160	(4,593)	3,567

Total finite-lived intangible assets	165,316	(38,928)	126,388

Total intangible assets	$182,666	$(38,928)	$143,738

P10 Holdings, Inc.

Notes to Consolidated Financial Statements

(dollar amounts stated in thousands)

	As of December 31, 2019
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Indefinite-lived intangible assets:
Trade names	$17,350	$—	$17,350

Total indefinite-lived intangible assets	17,350	—	17,350
Finite-lived intangible assets:
Management and advisory contracts	54,976	(20,495)	34,481
Technology	5,950	(2,967)	2,983

Total finite-lived intangible assets	60,926	(23,462)	37,464

Total intangible assets	$78,276	$(23,462)	$54,814

Management and advisory contracts and finite lived trade names are amortized over 7—16 years and are being amortized in line with pattern in which the economic benefits arise. Technology is amortized on a straight-line basis over 4 years. The amortization expense for each of the next five years and thereafter are as follows:

2021	$21,989
2022	15,909
2023	12,700
2024	10,024
2025	7,942
Thereafter	57,824

Total amortization	$126,388

Note 9. Debt Obligations

Debt obligations consists of the following:

	As of December 31, 2020	As of December 31, 2019
Gross revolving credit facility state tax credits	$1,533	$—
Debt issuance costs	(25)	—

Revolving credit facility state tax credits, net	$1,508	$—

Gross notes payable to sellers	$41,064	$57,814
Less debt discount	(9,205)	(16,931)

Notes payable to sellers, net	$31,859	$40,883

Gross credit and guaranty facility	$261,683	$106,971
Debt issuance costs	(4,995)	(2,008)

Credit and guaranty facility, net	$256,688	$104,963

Total debt obligations	$290,055	$145,846

P10 Holdings, Inc.

Notes to Consolidated Financial Statements

(dollar amounts stated in thousands)

Revolving Credit Facility State Tax Credits

Enhanced State Tax Credit Fund III, LLC, a subsidiary of ECG, has a $10 million revolving credit facility with a regional financial institution restricted solely for the purchase of allocable state tax credits from various state tax credit incentive programs. The facility bears interest at 0.25% above the Prime Rate and matures on June 15, 2022. As of December 31, 2020, the credit facility had an outstanding balance of $1,533,000 and is reported net of unamortized debt issuance costs on our Consolidated Balance Sheets. As of December 31, 2020, the Company’s investment in allocable state tax credits was $1,533,000.

Notes Payable to Sellers

On October 5, 2017, the Company issued Secured Promissory Notes Payable (“2017 Seller Notes”) in the amount of $81.3 million to the owners of RCP 2 in connection with the acquisition of that entity. The 2017 Seller Notes mature on January 15, 2025. The 2017 Seller Notes are non-interest bearing and will be paid using cash generated from the business operations and borrowings under the Credit and Guaranty Facility (“Facility”) described below. The 2017 Seller Notes were recorded at their discounted fair value in the amount of $78.7 million. Non-cash interest expense was recorded on a periodic basis increasing the 2017 Seller Notes to their gross value. As of December 31, 2020 and 2019, the gross value of the 2017 Seller Notes was $6.4 million.

On January 3, 2018, the Company issued Secured Promissory Notes Payable (“2018 Seller Notes”) in the amount of $22.1 million to the owners of RCP 3 in connection with the acquisition of that entity. The 2018 Seller Notes mature on January 15, 2025. The 2018 Seller Notes are non-interest bearing and will be paid using cash generated from the business operations and borrowings under the Facility described below. The 2018 Seller Notes were recorded at their discounted fair value in the amount of $21.2 million. Noncash interest expense was recorded on a periodic basis increasing the 2018 Seller Notes to their gross value. As of December 31, 2020 and 2019, the gross value of the 2018 Seller Notes was $3.0 million.

On January 3, 2018, the Company issued tax amortization benefits in the amount of $48.4 million (“TAB Payments”) to the owners of RCP 3 in connection with the acquisition of that entity. The TAB Payments are non-interest bearing and will be paid in equal annual installments beginning April 15, 2023. The TAB Payments mature on April 15, 2037. The TAB Payments were recorded at their discounted fair value in the amount of $28.9 million. Non-cash interest expense is recorded on a periodic basis increasing the TAB Payments to their gross value. On April 1, 2020, the holders of the TAB Payments contributed $16.8 million of their TAB Payments to P10 Intermediate in exchange for receiving 3.3 million shares of Series C preferred stock. The discounted fair value of the TAB Payments received was $10.0 million on the date of the Five Points acquisition, April 1, 2020. See Note 13 for additional information. As of December 31, 2020 and 2019, the gross value of the 2018 TAB Payments was $31.7 million and $48.4 million, respectively.

During the years ended December 31, 2020 and 2019, we recorded combined interest expense on the 2018 Seller Notes and 2017 Seller Notes in the amount of $0 and $0.6 million, respectively. During the years ended December 31, 2020 and 2019, we recorded $1.0 million and $1.3 million in interest expense related to the TAB Payments, respectively. During the year ended December 31, 2020, no payments were made on the 2017 Seller Notes and 2018 Seller Notes. During the year ended December 30, 2019, payments of $19.8 million were made on the 2017 Seller Notes and 2018 Seller Notes.

The 2017 Seller Notes, the 2018 Seller Notes and the TAB Payments are collectively referred to as “Notes payable to sellers” on our Consolidated Financial Statements.

P10 Holdings, Inc.

Notes to Consolidated Financial Statements

(dollar amounts stated in thousands)

Credit and Guaranty Facility

The Company’s subsidiary, Holdco, entered into the Facility with HPS as administrative agent and collateral agent on October 7, 2017. The Facility initially provided for a $130.0 million senior secured credit facility in order to refinance the existing debt obligations of RCP Advisors and provide for the financing to repay the Seller Notes due resulting from the acquisition of RCP Advisors. The Facility provided for a $125 million five-year term, subject to certain EBITDA levels and conditions, and a $5 million one-year line of credit. The line of credit was repaid and subsequently expired during 2018. Holdco was permitted to draw up to $125 million in aggregate on the term loan in tranches through July 31, 2019.

On October 2, 2020 and December 14, 2020, in connection with the acquisitions of TrueBridge and Enhanced, the term loan under the Facility was amended adding an additional $91.4 million and $68.0 million to the Facility, respectively.

Interest is calculated upon each tranche at LIBOR for either one, two, three, or six months, as selected by Holdco, plus an applicable margin of 6.00% per annum. To date, Holdco has chosen three-month and six-month LIBOR at the time of each draw and each subsequent repricing at the end of the chosen LIBOR period. Principal is contractually repaid at a rate of 0.75% of the original tranche draw per calendar quarter. The maturity date of the Facility is October 7, 2022.

The Facility contains affirmative and negative covenants typical of such financing transactions, and specific financial covenants which require Holdco to maintain a minimum leverage ratio, asset coverage ratio and a fixed charge ratio. The Facility also contains restrictions regarding the creation of indebtedness, the occurrence of mergers or consolidations, the payment of dividends and other restrictions. As of December 31, 2020, Holdco was in compliance with all the financial covenants required under the Facility. The outstanding balance of the Facility was $261.7 million and $107.0 million as of December 31, 2020 and 2019, respectively, and is reported net of unamortized debt issuance costs on our Consolidated Balance Sheets.

Phase-Out of LIBOR

In July 2017, the UK’s Financial Conduct Authority, which regulates LIBOR, announced that it intends to phase out LIBOR as a benchmark by the end of 2021. At the present time, our Facility has a term that extends beyond 2021. The Facility provides for a mechanism to amend the underlying agreements to reflect the establishment of an alternate rate of interest. However, we have not yet pursued any amendment or other contractual alternative to our Facility to address this matter. We are currently evaluating the potential impact of the eventual replacement of the LIBOR interest rate.

Debt Payable

Future principal maturities of debt as of December 31, 2020 are as follows:

2021	$9,756
2022	253,460
2023	—
2024	2,111
2025	2,111
Thereafter	36,842

$304,280

P10 Holdings, Inc.

Notes to Consolidated Financial Statements

(dollar amounts stated in thousands)

Debt Issuance Costs

Debt issuance costs are offset against the Revolving Credit Facility State Tax Credits and the Credit and Guaranty Facility. Unamortized debt issuance costs for the Credit and Guaranty Facility as of December 31, 2020 and 2019 were $5.0 million and $2.0 million, respectively. Unamortized debt issuance costs for the Revolving Credit Facility State Tax Credits as of December 31, 2020 was $25 thousand.

Amortization expense related to debt issuance costs totaled $1.1 million and $0.7 million for the years ended December 31, 2020 and 2019, respectively, and are included within interest expense, net on the accompanying Consolidated Statements of Operations. During the year ended December 31, 2020, we recorded $4.1 million in debt issuance costs. There were no debt issuance costs incurred during the year ended December 31, 2019.

Note 10. Related Party Transactions

Effective May 1, 2018, P10 Holdings pays a monthly services fee of $31.7 thousand for administration and consulting services along with a monthly fee of $18.8 thousand for certain reimbursable expenses to 210/P10 Acquisition Partners, LLC, which owns approximately 24.9% of P10 Holdings. P10 Holdings paid 210/P10 Acquisition Partners $0.6 million during the years ended December 31, 2020 and 2019, respectively. These services were terminated effective December 31, 2020.

On June 30, 2020, RCP 2 entered into an intercompany services agreement with Five Points whereby RCP 2 will provide certain accounting, human resources, back office, administrative functions and such other services to Five Points as mutually agreed upon from time to time. In consideration for the services provided, Five Points shall pay RCP 2 a quarterly fee in the amount of $850 thousand. As a result of the agreement, Five Points owes RCP 2 in the amount of $2.6 million for the period ended December 31, 2020. These amounts were eliminated in consolidation.

Effective April 1, 2020, P10 Intermediate pays a quarterly management fee of $250 thousand to Keystone Capital XXX, LLC, which is the holder of the Series B preferred shares issued by P10 Intermediate in connection with the acquisition of Five Points. See Note 15 below for additional information.

As described in Note 1, through its subsidiaries, the Company serves as the investment manager to the Funds. Certain expenses incurred by the Funds are paid upfront and are reimbursed from the Funds as permissible per fund agreements. As of December 31, 2020, the total accounts receivable from the Funds totaled $2.6 million, of which $0.6 million related to reimbursable expenses and $2.0 million related to fees earned but not yet received. In certain instances, the Company may incur expenses related to specific products that never materialize.

Upon the closing of the Company’s acquisition of ECG and ECP, the Advisory Agreement between ECG and Enhanced PC immediately became effective. Under this agreement, ECG will provide advisory services to Enhanced PC related to the assets and operations of the Permanent Capital Subsidiaries owned by Enhanced PC, as contributed by both ECG and ECP. In exchange for those services, which commences on January 1, 2021, ECG will receive advisory fees from Enhanced PC based on a declining fixed fee schedule totaling $76.0 million over 7 years. This agreement is subject to customary termination provisions.

Upon the closing of the Company’s acquisition of ECG and ECP, the Administrative Services Agreement between ECG and Enhanced Capital Holdings, Inc. (“ECH”), the entity which holds a controlling equity interest in ECP, immediately became effective. Under this agreement, ECG will pay ECH for the use of their employees to provide services to Enhanced PC at the direction of ECG. The Company recognized $0.4 million of general and administrative expenses under this arrangement for the period from December 14, 2020 through December 31, 2020.

P10 Holdings, Inc.

Notes to Consolidated Financial Statements

(dollar amounts stated in thousands)

Note 11. Commitments and Contingencies

Operating Leases

The Company leases office space and various equipment under non-cancelable operating leases, with the longest lease expiring in 2027. These lease agreements provide for various renewal options. Rent expense for the various leased office space and equipment was approximately $1.6 million and $1.2 million for the years ended December 31, 2020 and 2019, respectively.

The following table presents information regarding the Company’s operating leases as of December 31, 2020:

Operating lease right-of-use assets	$6,491
Operating lease liabilities	$7,682
Cash paid for lease liabilities	$1,554
Weighted-average remaining lease term (in years)	4.36
Weighted-average discount rate	5.45%

The future contractual lease payments as of December 31, 2020 are as follows:

2021	$2,053
2022	1,941
2023	1,936
2024	1,768
2025	611
Thereafter	287

Total undiscounted lease payments	8,596
Less discount	(914)

Total lease liabilities	$7,682

Contingencies

We may be involved, either as plaintiff or defendant, in a variety of ongoing claims, demands, suits, investigations, tax matters and proceedings that arise from time to time in the ordinary course of our business. We evaluated all potentially significant litigation, government investigations, claims or assessments in which we are involved and do not believe that any of these matters, individually or in the aggregate, will result in losses that are materially in excess of amounts already recognized, if any.

COVID-19

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (COVID-19) a global pandemic, which has resulted in significant disruption and uncertainty in the global economic markets. The extent of the operational and financial impact the COVID-19 pandemic may have on the Company has yet to be determined and is dependent on its duration and spread, any related operational restrictions and the overall economy. Currently, we have activated our Business Continuity Plan, which assures the ability for all aspects of our business to continue operating without interruption. COVID-19 has not negatively impacted our business in a material way and our business continuity plan is operating as planned with limited interruptions. We are closely monitoring developments related to COVID-19 and assessing any negative impacts to our business. It is possible that our future results may be adversely affected by slowdowns in fundraising activity and the pace of capital deployment, which could result in delayed or decreased management fees.

P10 Holdings, Inc.

Notes to Consolidated Financial Statements

(dollar amounts stated in thousands)

Note 12. Income Taxes

All the Company’s operations are domestic. The components of the provision (benefit) for income taxes attributable to continuing operations are as follows:

	For the Years Ended December 31,
	2020	2019
Current
Federal	$2,104	$—
State	1,333	407

Total Current	$3,437	$407

Deferred
Federal	$(28,906)	(11,481)
State	(1,368)	572

Total Deferred	$(30,274)	$(10,909)

Total provision (benefit)	$(26,837)	$(10,502)

The reconciliation of the Company’s federal statutory rate to the effective tax rate is as follows:

	For the Years Ended December 31,
	2020	2019
Federal statutory rate	21.0%	21.0%
State taxes, net of federal benefit	7.4%	73.4%
Permanent items and other	2.0%	(18.6%)
Expiration of net operating losses and tax credits	(125.7%)	0.0%
Valuation allowance increase/decrease	1168.7%	(805.1%)
Uncertain tax positions	(145.2%)	0.0%
Return to provision adjustments and change in tax rates	(42.8%)	(1.0%)

Effective rate	885.4%	(730.3%)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse.

P10 Holdings, Inc.

Notes to Consolidated Financial Statements

(dollar amounts stated in thousands)

Significant components of the Company’s deferred taxes are as follows:

	As of December 31, 2020	As of December 31, 2019
Deferred tax assets:
Intangibles	$—	$3,602
Capitalized legal costs	1,403	437
Stock compensation	423	268
Deferred rent	—	2
Interest expense	1,029	2,004
Other	535	347
Lease liabilities—operating leases	1,987	1,914
Passthrough activity—investment in partnerships	3,767	—
Debt obligations	11,122	—
Suspended losses	1,591	—
Contingent liabilities	153	—
Net operating losses and credit carryforwards	52,699	59,017

Total deferred tax assets	74,709	67,591
Valuation allowance for deferred tax assets	(17,102)	(40,370)

Deferred tax assets, net of valuation allowance	57,607	27,221

Deferred tax liabilities:
Goodwill	(5,166)	(3,840)
Intangibles	(12,983)	—
Property and equipment	(158)	(12)
Right of use assets—operating leases	(1,679)	(1,662)

Total deferred tax liabilities	(19,986)	(5,514)

Net deferred taxes	37,621	21,707

Due to the uncertainty of realizing the benefits of our domestic favorable tax attributes in future tax returns, as of December 31, 2020, the Company has recorded a valuation allowance against its net deferred tax asset of $17.1 million. During the years ended December 31, 2020 and 2019, the valuation allowance decreased by approximately $23.3 million and $10.6 million, respectively, due primarily to projected future income from operations, acquisitions and the impact of changes in tax law. Among other factors, the Company’s long-term management and advisory fee contracts and related projected income serve as the positive evidence to support the release of the valuation allowance. With the exception of certain deferred tax assets, primarily related to built-in capital losses, management believes it is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax assets.

As of December 31, 2020, the Company had federal and post-apportioned state NOL carryforwards of approximately $247.2 million and $42.3 million, respectively, and research and development credit carryforwards of approximately $5.3 million. The federal NOL and credit carryforwards will expire beginning in 2021, if not utilized. $36.7 million of federal NOLs will expire in 2021, $24.5 million will expire in 2022, and

P10 Holdings, Inc.

Notes to Consolidated Financial Statements

(dollar amounts stated in thousands)

$186 million will expire between 2023-2039. $11 million of the state NOLs will expire between 2021 and 2029 and $31.3 million will expire between 2030 and 2039. Utilization of the NOLs and tax credits may be subject to substantial annual limitation due to the “change of ownership” provisions of the Internal Revenue Code of 1986. The annual limitation may result in the expiration of net operating losses and credit carryforwards before utilization.

Tax positions are evaluated utilizing a two-step process. The Company first determines whether any of its tax positions are more-likely-than-not to be sustained upon examination, based solely on the technical merits of the position. Once it is determined that a position meets this recognition threshold, the position is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement.

The reconciliation of the Company’s unrecognized tax benefits at the beginning and end of the year is as follows:

	For the Years Ended December 31,
	2020	2019
Balance at January 1	$1,966	$1,966
Additions based on tax positions related to the current year	—	—
Additions for tax positions of prior years	5,412	—
Reductions for tax positions of prior years	—	—
Settlements	—	—

Balance at December 31	$7,378	$1,966

The uncertain tax position is primarily related to transfer pricing, research and development credits and state exposure due to intercompany interest expense.

The Company does not anticipate any significant changes to the unrecognized tax benefits within the next twelve months. The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. As of December 31, 2020 and 2019, the Company has $0.1 million of accrued interest and penalties related to uncertain tax positions.

The Company is subject to U.S. federal income tax as well as income tax of multiple state jurisdictions. The Company is not currently under audit in any other income tax jurisdictions. We are generally subject to U.S. federal and state tax examinations for all tax years since 1999 due to our net operating loss carryforwards and the utilization of the carryforwards in years still open under statute.

Note 13. Stockholders’ Equity

Common Stock

On May 28, 2014, our stockholders approved an amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 30 million shares to 40 million shares. On May 3, 2017, through the court reorganization process, an amendment to the Company’s Restated Certificate of Incorporation further increased the authorized shares of common stock from 40 million to 110 million.

P10 Holdings, Inc.

Notes to Consolidated Financial Statements

(dollar amounts stated in thousands)

Stock Option Plans

Options granted under the 2018 Incentive Plan vest over a period of up to four years and five years, respectively. The Company is authorized to issue 8,000,000 shares for awards of equity share options under the 2018 Incentive Plan. The term of each option is no more than ten years from the date of grant. When the options are exercised, the Board of Directors has the option of issuing shares of common stock or paying a lump sum cash payment on the exercise date equal to the difference between the common stock’s fair market value on the exercise date and the option price.

A summary of stock option activity for the year ended December 31, 2020 is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Contractual Life Remaining (in years)	Aggregate Intrinsic Value (whole dollars)
Outsanding as of December 31, 2019	5,670,000	$0.93	8.25	$2,668,000
Granted	2,000,000	$1.92
Exercised	—	$—
Expired/Forfeited	(26,000)	$2.57

Outsanding as of December 31, 2020	7,644,000	$1.18	7.75	$41,442,250

Exercisable as of December 31, 2020	1,684,000	$0.47	6.22	$10,363,950

The weighted average assumptions used in calculating the fair value of stock options granted during the years ended December 31, 2020 and 2019 were as follows:

	For the Years Ended December 31,
	2020	2019
Expected life	7.5 (yrs)	7.5 (yrs)
Expected volatility	39.49%	39.60%
Risk-free interest rate	1.11%	2.49%
Expected dividend yield	0.00%	0.00%

Compensation expense equal to the grant date fair value is recognized for these awards over the vesting period and is included in compensation and benefits on our Consolidated Statements of Operations. The stock-based compensation expense for the years ended December 31, 2020 and 2019 was $0.7 million and $0.4 million, respectively. Unrecognized stock-based compensation expense related to outstanding unvested stock options as of December 31, 2020 was $2.4 million and is expected to be recognized over a weighted average period of 3.11 years. Any future forfeitures will impact this amount.

Note 14. Earnings Per Share

The Company presents basic EPS and diluted EPS for our common stock. Basic EPS excludes potential dilution and is computed by dividing net income by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if shares of common stock were issued

P10 Holdings, Inc.

Notes to Consolidated Financial Statements

(dollar amounts stated in thousands)

pursuant to our stock-based compensation awards. Additionally, diluted EPS reflects the potential dilution that could occur if convertible preferred shares of P10 Intermediate were converted into common shares of P10 Intermediate.

The following table presents a reconciliation of the numerators and denominators used in the computation of basic and diluted EPS:

	For the Years Ended December 31,
	2020	2019
Numerator:
Numerator for basic calculation—Net income attributable to P10 Holdings	$23,086	$11,941

Numerator for earnings per share assuming dilution	$23,086	$11,941

Denominator:
Denominator for basic calculation—Weighted-average shares	89,235	89,235
Weighted shares assumed upon exercise of stock options	3,486	1,366

Denominator for earnings per share assuming dilution	92,720	90,601

Earnings per share—basic	$0.26	$0.13
Earnings per share—diluted	$0.25	$0.13

The computations of diluted earnings excluded options to purchase 1.3 million shares and 2.6 million shares of common stock for the years ended December 31, 2020 and 2019, respectively, because the options were anti-dilutive. Additionally, for the year ended December 31, 2020, the computation of diluted earnings excluded the effect of 61.7 million of convertible preferred shares of P10 Intermediate because the assumed conversion was anti-dilutive.

Note 15. Redeemable Noncontrolling Interest

In connection with the closing of the acquisition of Five Points on April 1, 2020, the Company formed a new subsidiary, P10 Intermediate, which was the acquiring entity of Five Points. On April 1, 2020, P10 Intermediate issued three series (A, B and C) of redeemable convertible preferred shares. On October 2, 2020 and December 14, 2020, P10 Intermediate issued two additional series (D and E) in connection with the acquisitions of TrueBridge and Enhanced. The preferred shares on an as-if-converted basis represent approximately 40.9% of the aggregate issued and outstanding share capital of P10 Intermediate with P10 Holdings owning the remaining 59.1% through its 100% ownership of the outstanding common stock of P10 Intermediate. The third-party ownership interest represents a noncontrolling interest in P10 Intermediate, which we have a controlling interest in. There are common features among all three series of preferred shares, including:

•	The right to convert each share into a common share of P10 Intermediate (1:1 ratio).

•

The right to require P10 Intermediate to purchase all shares from the preferred shareholder after the 3rd anniversary of the Five Points acquisition close date unless the Company meets the acquisition threshold (as defined in P10 Intermediate’s Operating Agreement), at which point the right will be extended to the 5th anniversary. The shares are redeemable at fair market value.

P10 Holdings, Inc.

Notes to Consolidated Financial Statements

(dollar amounts stated in thousands)

•

P10 Intermediate has the right to exchange, immediately prior to a qualified public offer (as defined in P10 Intermediate’s Operating Agreement), each preferred share into an ordinary share of the new public entity at the then effective and applicable conversion price.

•	Each preferred share accrues dividends at the rate of 1% of the issue price per annum.

•

In the event of any liquidation, dissolution or winding up of P10 Intermediate, the preferred shareholders have legal rights after the debt holders, but before the notes payable to sellers and common equity holders.

•

Except for certain additional rights granted to the Series B preferred shareholder, each preferred shareholder has a number of votes equal to the number of shares they hold. The voting rights are identical to the common shareholders.

The following is a summary of each individual series and any additional features they have:

Series A

P10 Intermediate issued to the Five Points sellers 6,700,000 shares of Series A redeemable convertible preferred shares at a price of $3.00 per share for an aggregate issuance price of $20.1 million. These shares were a part of the purchase consideration in the acquisition of Five Points described in Note 3.

Series B

P10 Intermediate issued to Keystone Capital XXX, LLC (“Keystone”) 10,000,000 shares of Series B redeemable convertible preferred shares at a price of $3.00 per share for an aggregate issuance price of $30.0 million. The shares were issued in exchange for cash. The cash received was used as part of the cash consideration in the acquisition of Five Points described in Note 3.

In addition to the rights listed above, the Series B preferred shares also feature a call option that gives the shareholder the ability to purchase up to an additional 5,000,000 Series B preferred shares at an exercise price of $3 per share; provided the option may only be used for funding the cash purchase price of an acquisition and any related fees. The option may only be exercised with respect to a definitive agreement related to an acquisition and the option expires on the second anniversary of the Five Points acquisition close date.

On October 2, 2020, in connection with the acquisition of TrueBridge, Keystone exercised its option purchasing 1,333,333 shares of Series B redeemable convertible preferred shares at a price of $3.00 per share for an aggregate issuance price of $4.0 million.

On December 14, 2020, in connection with the acquisition of Enhanced, Keystone exercised its option purchasing 3,333,334 shares of Series B redeemable convertible preferred shares at a price of $3.00 per share for an aggregate issuance price of $10.0 million.

The Series B preferred shareholder is also granted additional protective rights with respect to certain matters.

Series C

P10 Intermediate issued to the holders of the TAB Payments 3,337,470 shares of Series C redeemable convertible preferred shares at a price of $3.00 per share for an aggregate issuance price of $10.0 million. The shares were issued in a non-cash exchange for a portion of the TAB Payments held. The gross value of the TAB payments received was $16.8 million.

P10 Holdings, Inc.

Notes to Consolidated Financial Statements

(dollar amounts stated in thousands)

Additionally, P10 Intermediate issued to certain key members of Five Points management 333,333 shares of Series C redeemable convertible preferred shares at a price of $3.00 per share for an aggregate issuance price of $1.0 million. The shares were issued in exchange for cash.

Series D

P10 Intermediate issued to the TrueBridge sellers 28,590,910 shares of Series D redeemable convertible preferred shares at a price of $3.30 per share for an aggregate issuance price of $94.4 million. These shares were a part of the purchase consideration in the acquisition of TrueBridge described in Note 3.

Additionally, on December 14, 2020, P10 Intermediate issued to certain TrueBridge employees 285,714 shares of Series D redeemable convertible preferred shares at a price of $3.50 per share for an aggregate issuance price of $1.0 million. The shares were issued in exchange for cash.

The Series D preferred shareholders are also granted additional protective rights with respect to certain matters.

Series E

P10 Intermediate issued to the Enhanced sellers 7,686,925 shares of Series E redeemable convertible preferred shares at a price of $3.50 per share for an aggregate issuance price of $26.9 million. These shares were a part of the purchase consideration in the acquisition of Enhanced described in Note 3.

Additionally, P10 Intermediate issued to certain key members of Enhanced management 100,714 shares of Series E redeemable convertible preferred shares at a price of $3.50 per share for an aggregate issuance price of $0.4 million. The shares were issued in exchange for cash.

Since the preferred shares are redeemable at the option of the holder and the redemption is not solely in the control of the Company, the preferred shares are accounted for as a redeemable noncontrolling interest and classified within temporary equity in the Company’s Consolidated Balance Sheet as of December 31, 2020. The redeemable noncontrolling interest was initially measured at the fair value of the consideration paid. The preferred shares are considered not currently redeemable, but probable of becoming redeemable and therefore the redeemable noncontrolling interest is subsequently measured at the greater of the carrying amount or redemption value as of each reporting date. Dividends on the preferred shares are recognized as preferred dividends attributable to redeemable non-controlling interest in our Consolidated Statements of Operations.

The table below presents the reconciliation of changes in redeemable noncontrolling interests:

Balance at December 31, 2019	$—
Issuance of subsidiary preferred stock	197,719
Preferred dividends attributable to redeemable noncontrolling interest	720

Balance at December 31, 2020	$198,439

Cumulative dividends in arrears on the preferred stock were $0.7 million and $0 as of December 31, 2020 and 2019, respectively.

Note 16. Subsequent Events

Effective January 1, 2021, the Company entered into a sublease with 210 Capital, LLC, a related party, for office space serving as our corporate headquarters. The monthly rent expense is $20.3 thousand, and the lease expires December 31, 2029.

P10 Holdings, Inc.

Notes to Consolidated Financial Statements

(dollar amounts stated in thousands)

As described in Note 3 above, the total purchase consideration for the acquisition of TrueBridge included contingent consideration. In January 2021, the Company paid the TrueBridge sellers $414 thousand of the contingent consideration.

In February 2021, the Company granted 2,987,500 options under the 2018 Incentive Plan. The options vest over five years and expire ten years from the grant date.

In accordance with ASC 855, Subsequent Events, the Company evaluated all material events or transactions that occurred after December 31, 2020, the Consolidated Balance Sheet date, through the date the Consolidated Financial Statements were issued, and determined there have been no additional events or transactions which would materially impact the Consolidated Financial Statements.

P10 Holdings, Inc.

Unaudited Financial Statements

Six Months Ended June 30, 2021

P10 Holdings, Inc.

Consolidated Balance Sheets

(in thousands, except share amounts)

	As of June 30, 2021	As of December 31, 2020
	(Unaudited)
ASSETS
Cash and cash equivalents	$18,035	$11,773
Restricted cash	1,131	1,010
Accounts receivable	7,828	2,494
Due from related parties	2,606	2,667
Investment in unconsolidated subsidiaries	1,770	2,158
Prepaid expenses and other assets	2,610	3,368
Property and equipment, net	1,029	1,124
Right-of-use assets	7,508	6,491
Deferred tax assets, net	37,415	37,621
Intangibles, net	128,770	143,738
Goodwill	369,794	369,982

Total assets	$578,496	$582,426

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Accounts payable	$677	$1,103
Accrued expenses	11,217	12,505
Due to related parties	1,100	2,200
Other liabilities	375	254
Deferred revenues	10,213	10,347
Lease liabilities	8,593	7,682
Debt obligations	282,586	290,055

Total liabilities	314,761	324,146
COMMITMENTS AND CONTINGENCIES (NOTE 11)
REDEEMABLE NONCONTROLLING INTEREST	198,709	198,439

STOCKHOLDERS’ EQUITY:
Common stock—$0.001 par value; 110,000,000 and 110,000,000 shares authorized, respectively; 89,411,175 and 89,411,175 issued, respectively; 89,234,816 and 89,234,816 outstanding, respectively	89	89
Treasury stock	(273)	(273)
Additional paid-in-capital	325,276	324,284
Accumulated deficit	(260,066)	(264,259)

Total stockholders’ equity	65,026	59,841

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$578,496	$582,426

The Notes to Consolidated Financial Statements are an integral part of these statements.

P10 Holdings, Inc.

Consolidated Statements of Operations

(Unaudited)

(in thousands, except per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
REVENUES
Management and advisory fees	$33,517	$15,273	$66,090	$26,599
Other revenue	471	180	666	702

Total revenues	33,988	15,453	66,756	27,301
OPERATING EXPENSES
Compensation and benefits	12,236	5,858	24,110	9,900
Professional fees	2,879	1,598	5,261	2,550
General, administrative and other	2,843	1,088	5,291	2,092
Amortization of intangibles	7,484	3,572	14,968	6,034

Total operating expenses	25,442	12,116	49,630	20,576

INCOME FROM OPERATIONS	8,546	3,337	17,126	6,725
OTHER (EXPENSE)/INCOME
Interest expense implied on notes payable to sellers	(219)	(212)	(434)	(555)
Interest expense, net	(5,245)	(2,112)	(10,500)	(4,409)
Other income	125	—	385	22

Total other (expense)	(5,339)	(2,324)	(10,549)	(4,942)

Net income before income taxes	3,207	1,013	6,577	1,783
Income tax (expense)/benefit	(734)	267	(1,395)	1,338

NET INCOME	$2,473	$1,280	$5,182	$3,121

Less: preferred dividends attributable to redeemable noncontrolling interest	$(495)	$(153)	(989)	(153)

NET INCOME ATTRIBUTABLE TO P10 HOLDINGS	$1,978	$1,127	$4,193	$2,968

Earnings per share
Basic earnings per share	$0.02	$0.01	$0.05	$0.03
Diluted earnings per share	$0.02	$0.01	$0.03	$0.03
Weighted average shares outstanding, basic	89,235	89,235	89,235	89,235
Weighted average shares outstanding, diluted	95,345	91,799	95,228	93,886

The Notes to Consolidated Financial Statements are an integral part of these statements.

P10 Holdings, Inc.

Consolidated Statements of Changes in Stockholders’ Equity

(Unaudited)

(in thousands)

	Common Stock		Treasury stock		Additional Paid-in-capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance at December 31, 2019	89,235	$89	176	$(273)	$323,570	$(287,345)	$36,041
Stock-based compensation	—	—	—	—	143	—	143
Net income attributable to P10 Holdings	—	—	—	—	—	1,841	1,841

Balance at March 31, 2020	89,235	$89	176	$(273)	$323,713	$(285,504)	$38,025

Stock-based compensation	—	—	—	—	187	—	187
Net income attributable to P10 Holdings	—	—	—	—	—	1,127	1,127

Balance at June 30, 2020	89,235	$89	176	$(273)	$323,900	$(284,377)	$39,339

	Common Stock		Treasury stock		Additional Paid-in-capital	Accumulated Deficit	Total Stockholders’ Equity
	Units	Amount	Units	Amount
Balance at December 31, 2020	89,235	$89	176	$(273)	$324,284	$(264,259)	$59,841
Stock-based compensation	—	—	—	—	424	—	424
Net income attributable to P10 Holdings	—	—	—	—	—	2,215	2,215

Balance at March 31, 2021	89,235	$89	176	$(273)	$324,708	$(262,044)	$62,480

Stock-based compensation	—	—	—	—	568	—	568
Net income attributable to P10 Holdings	—	—	—	—	—	1,978	1,978

Balance at June 30, 2021	89,235	$89	176	$(273)	$325,276	$(260,066)	$65,026

The Notes to Consolidated Financial Statements are an integral part of these statements.

P10 Holdings, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	For the Six Months Ended June 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$5,182	$3,121
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	992	330
Depreciation expense	134	14
Amortization of intangibles	14,968	6,034
Amortization of debt issuance costs and debt discount	1,872	918
Income from unconsolidated subsidiaries	(527)	—
(Benefit)/expense for deferred tax	206	(1,769)
Change in operating assets and liabilities:
Accounts receivable	(5,334)	598
Due from related parties	61	(130)
Prepaid expenses and other assets	758	194
Right-of-use assets	806	605
Accounts payable	(426)	(434)
Accrued expenses	937	(1,137)
Due to related parties	(1,100)	—
Other liabilities	121	(125)
Deferred revenues	(134)	(2)
Lease liabilities	(912)	(649)

Net cash provided by operating activities	17,604	7,568
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of Five Points Capital, net of cash acquired	—	(46,640)
Investments in unconsolidated subsidiaries	(2,637)	—
Proceeds from investments in unconsolidated subsidiaries	3,552	—
Post-closing payments for Columbia Partners assets	—	(125)
Post-closing payments for Enhanced working capital	(1,519)	—
Purchases of property and equipment	(39)	(7)

Net cash used in investing activities	(643)	(46,772)
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of redeemable noncontrolling interests	—	31,000
Borrowings on debt obligations	952	—
Repayments on debt obligations	(10,266)	(1,721)
Payments of contingent consideration	(518)	—
Payment of preferred stock dividend	(719)	—
Debt issuance costs	(27)	—

Net cash provided by (used in) financing activities	(10,578)	29,279

Net change in cash and cash equivalents and restricted cash	6,383	(9,925)
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, beginning of period	12,783	19,464

CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, end of period	$19,166	$9,539

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$9,157	$4,256

Cash paid for income taxes	$3,592	$689

NON-CASH OPERATING, INVESTING, AND FINANCING ACTIVITIES
Additions to right-of-use assets	$1,823	$—

Additions to lease liabilities	$1,823	$—

RECONCILIATION OF CASH, CASH EQUIVALENTS AND RESTRICTED CASH
Cash and cash equivalents	$18,035	$8,783
Restricted cash	1,131	756

Total cash, cash equivalents and restricted cash	$19,166	$9,539

The Notes to Consolidated Financial Statements are an integral part of these statements.

P10 Holdings, Inc.

Notes to Consolidated Financial Statements

(Unaudited, dollar amounts stated in thousands)

Note 1. Description of Business

Description of Business

P10 Holdings, Inc. and its consolidated subsidiaries (“P10 Holdings” or the “Company,” which also may be referred to as “we,” “our” or “us”) operates as a multi-asset class private market solutions provider in the alternative asset management industry. Our mission is to provide our investors differentiated access to a broad set of solutions and investment vehicles across a multitude of asset classes and geographies. Our existing portfolio of solutions across private equity, venture capital, private credit and impact investing support our mission by offering a comprehensive set of investment vehicles to our investors, including primary fund of funds, secondary investment, direct investment and co-investments, alongside separate accounts (collectively the “Funds”).

The subsidiaries of the Company include P10 Intermediate Holdings, LLC (“P10 Intermediate”) which owns the subsidiaries P10 RCP Holdco, LLC (“Holdco”), Five Points Capital, Inc. (“Five Points”), TrueBridge Capital Partners, LLC (“TrueBridge”) and Enhanced Capital Group, LLC (“ECG”). Holdco is the entity holding the acquisition financing debt and owns the subsidiaries RCP Advisors 2, LLC (“RCP 2”) and RCP Advisors 3, LLC (“RCP 3”). See Note 9 for further information on the acquisition financing debt.

Prior to November 19, 2016, P10 Holdings, formerly Active Power, Inc. designed, manufactured, sold, and serviced flywheel-based uninterruptible power supply products and serviced modular infrastructure solutions. On November 19, 2016, we completed the sale of substantially all our assets and liabilities and operations to Langley Holdings plc, a United Kingdom public limited company. Following the sale, we changed our name from Active Power, Inc. to P10 Industries, Inc. and became a non-operating company focused on monetizing its retained intellectual property and acquiring profitable businesses. For the period from December 2016 through September 2017, our business primarily consisted of cash, certain retained intellectual property assets and our net operating losses (“NOLs”) and other tax benefits. On March 22, 2017, we filed for re-organization under Chapter 11 of the Federal Bankruptcy Code, using a prepackaged plan of reorganization. The Company emerged from bankruptcy on May 3, 2017. On December 1, 2017, the Company changed its name from P10 Industries, Inc. to P10 Holdings, Inc. We were founded as a Texas corporation in 1992 and reincorporated in Delaware in 2000. Our headquarters is in Dallas, Texas.

On October 5, 2017, we closed on the acquisition of RCP 2 and entered into a purchase agreement to acquire RCP 3 in January 2018. On January 3, 2018, we closed on the acquisition of RCP 3. RCP 2 and RCP 3 are registered investment advisors with the United States Securities and Exchange Commission.

On April 1, 2020, the Company completed the acquisition of Five Points. Five Points is a leading lower middle market alternative investment manager focused on providing both equity and debt capital to private, growth-oriented companies and limited partner capital to other private equity funds, with all strategies focused exclusively in the U.S. lower middle market. See Note 3 for additional information on the acquisition. Five Points is a registered investment advisor with the United States Securities and Exchange Commission.

On October 2, 2020, the Company completed the acquisition of TrueBridge. TrueBridge is an investment firm focused on investing in venture capital through fund-of-funds, co-investments, and separate accounts. See Note 3 for additional information on the acquisition. TrueBridge is a registered investment advisor with the United States Securities and Exchange Commission.

On December 14, 2020, the Company completed the acquisition of 100% of the equity interest in ECG, and a noncontrolling interest in Enhanced Capital Partners, LLC (“ECP”) (collectively, “Enhanced”). Enhanced undertakes and manages equity and debt investments in impact initiatives across North America, targeting

P10 Holdings, Inc.

Notes to Consolidated Financial Statements

(Unaudited, dollar amounts stated in thousands)

underserved areas and other socially responsible end markets including renewable energy, historic building renovations, and affordable housing. See Note 3 for additional information on the acquisitions. ECP is a registered investment advisor with the United States Securities and Exchange Commission.

Note 2. Significant Accounting Policies

Basis of Presentation

The accompanying Consolidated Financial Statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Management believes it has made all necessary adjustments so that the Consolidated Financial Statements are presented fairly and that estimates made in preparing the Consolidated Financial Statements are reasonable and prudent. The Consolidated Financial Statements include the accounts of the Company, its wholly owned or majority-owned subsidiaries and entities in which the Company is deemed to have a direct or indirect controlling financial interest based on either a variable interest model or voting interest model. All intercompany transactions and balances have been eliminated upon consolidation. The results for the six months ended June 30, 2021 are not necessarily indicative of the results to be expected for the full year ended December 31, 2021.

Certain entities in which the Company holds an interest are investment companies that follow specialized accounting rules under U.S. GAAP and reflect their investments at estimated fair value. Accordingly, the carrying value of the Company’s equity method investments in such entities retains the specialized accounting treatment.

Principles of Consolidation

The Company performs the variable interest analysis for all entities in which it has a potential variable interest. If the Company has a variable interest in the entity and the entity is a variable interest entity (“VIE”), we will also analyze whether the Company is the primary beneficiary of this entity and if consolidation is required.

Generally, VIEs are entities that lack sufficient equity to finance their activities without additional financial support from other parties, or whose equity holders, as a group, lack one or more of the following characteristics: (a) direct or indirect ability to make decisions, (b) obligation to absorb expected losses or (c) right to receive expected residual returns. A VIE must be evaluated quantitatively and qualitatively to determine the primary beneficiary, which is the reporting entity that has (a) the power to direct activities of a VIE that most significantly impact the VIE’s economic performance and (b) the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. The primary beneficiary is required to consolidate the VIE for financial reporting purposes.

To determine a VIE’s primary beneficiary, we perform a qualitative assessment to determine which party, if any, has the power to direct activities of the VIE and the obligation to absorb losses and/or receive its benefits. This assessment involves identifying the activities that most significantly impact the VIE’s economic performance and determine whether we, or another party, has the power to direct those activities. When evaluating whether we are the primary beneficiary of a VIE, we perform a qualitative analysis that considers the design of the VIE, the nature of our involvement and the variable interests held by other parties. See Note 5 for further information.

The Company has determined that certain of its subsidiaries are VIEs, and that the Company is the primary beneficiary of the entity, because it has the power to direct activities of the entities that most significantly impact the VIE’s economic performance and has a controlling financial interest in each entity. Accordingly, the

P10 Holdings, Inc.

Notes to Consolidated Financial Statements

(Unaudited, dollar amounts stated in thousands)

Company consolidates these entities, which includes P10 Intermediate, Holdco, RCP 2, RCP 3 and TrueBridge. The assets and liabilities of the consolidated VIEs are presented gross in the Consolidated Balance Sheets. The assets of our consolidated VIE’s are owned by those entities and not generally available to satisfy P10 Holding’s obligations, and the liabilities of our consolidated VIE’s are obligations of those entities and their creditors do not generally have recourse to the assets of P10 Holdings. See Note 5 for more information on both consolidated and unconsolidated VIEs.

Entities that do not qualify as VIEs are assessed for consolidation under the voting interest model. Under the voting interest model, the Company consolidates those entities it controls through a majority voting interest or other means. Five Points and ECG are concluded to be consolidated subsidiaries of P10 Intermediate under the voting interest model.

Reclassifications

Certain reclassifications have been made within the consolidated financial statements to conform prior periods with current period presentation.

Use of Estimates

The preparation of the Consolidated Financial Statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the dates of the Consolidated Financial Statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents. As of June 30, 2021, and December 31, 2020, cash equivalents include money market funds of $2.8 million and $2.8 million, respectively, which approximates fair value. The Company maintains its cash balances at various financial institutions, which may periodically exceed the Federal Deposit Insurance Corporation (“FDIC”) insured limits. The Company believes it is not exposed to any significant credit risk on cash.

Restricted Cash

Restricted cash as of June 30, 2021 and December 31, 2020 was primarily cash that is restricted due to certain lease arrangements.

Accounts Receivable and Due from Related Parties

Accounts receivable is equal to contractual amounts reduced for allowances, if applicable. The Company considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts has been established as of June 30, 2021 and December 31, 2020. If accounts are subsequently determined to be uncollectible, they will be expensed in the period that determination is made.

Due from related parties represents receivables from the Funds for management fees earned but not yet received, reimbursable expenses from the Funds and notes receivable due from affiliates. These amounts are expected to be fully collectible.

P10 Holdings, Inc.

Notes to Consolidated Financial Statements

(Unaudited, dollar amounts stated in thousands)

Investment in Unconsolidated Subsidiaries

For equity investments in entities that we do not control, but over which we exercise significant influence, we use the equity method of accounting. The equity method investments are initially recorded at cost, and their carrying amount is adjusted for the Company’s share in the earnings or losses of each investee, and for distributions received. The Company evaluates its equity method investments for impairment whenever events or changes in circumstances indicate that the carrying amounts of such investments may not be recoverable.

For certain entities in which the Company does not have significant influence and fair value is not readily determinable, we value these investments under the measurement alternative. Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 825, Financial Instruments, requires equity securities to be recorded at cost and adjusted to fair value at each reporting period. However, the guidance allows for a measurement alternative, which is to record the investments at cost, less impairment, if any, and subsequently adjust for observable price changes of identical or similar investments of the same issuer.

Property and Equipment

Property and equipment are recorded at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the terms of the respective leases or service lives of the improvements, whichever is shorter, using the straight-line method. Expenditures for major renewals and betterments that extend the useful lives of the property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred. The estimated useful lives of the various assets are as follows:

Computers and purchased software	3 - 5 years
Furniture and fixtures	7 - 10 years

Long-lived Assets

Long-lived assets including property and equipment, lease right-of-use assets, and definite lived intangibles are evaluated for impairment under FASB ASC 360, Property, Plant, and Equipment. Long-lived assets are reviewed for possible impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The carrying value of long-lived assets are determined to not be recoverable if the undiscounted estimated future net operating cash flows directly related to the asset or asset group, including any disposal value, is less than the carrying amount of the asset. If the carrying value of an asset is determined to not be recoverable, the impairment loss is measured as the amount by which the carrying value of the asset exceeds its fair value on the measurement date. Fair value is based on the best information available, including prices for similar assets and estimated discounted cash flows.

Leases

The Company recognizes a lease liability and right-of-use asset in our Consolidated Balance Sheets for contracts that it determines are leases or contain a lease. The Company’s leases primarily consist of operating leases for various office spaces. Right-of-use assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the leases. The Company’s right-of-use assets and lease liabilities are recognized at lease commencement based on the present value of lease payments over the lease term. Lease right-of-use assets include initial direct costs incurred by the Company and are presented net of deferred rent, lease incentives and certain other existing lease liabilities.

P10 Holdings, Inc.

Notes to Consolidated Financial Statements

(Unaudited, dollar amounts stated in thousands)

Absent an implicit interest rate in the lease, the Company uses its incremental borrowing rate, adjusted for the effects of collateralization, based on the information available at commencement in determining the present value of lease payments. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise those options. Lease expense is recognized on a straight-line basis over the lease term. Additionally, upon amendments or other events, the Company may be required to remeasure our lease liability and right-of-use asset.

The Company does not recognize a lease liability or right-of-use asset on our Consolidated Balance Sheets for short-term leases. Instead, the Company recognizes short-term lease payments as an expense on a straight-line basis over the lease term. A short-term lease is defined as a lease that, at the commencement date, has a lease term of 12 months or less and does not include an option to purchase the underlying asset that the lessee is reasonably certain to exercise. When determining whether a lease qualifies as a short-term lease, the Company evaluates the lease term and the purchase option in the same manner as all other leases.

Goodwill and Intangible Assets

Goodwill is initially measured as the excess of the cost of the acquired business over the sum of the amounts assigned to identifiable assets acquired, less the liabilities assumed. As of June 30, 2021, goodwill recorded on our Consolidated Balance Sheets relates to the acquisitions of RCP 2, RCP 3, Five Points, TrueBridge and Enhanced. As of June 30, 2021, the intangible assets are comprised of indefinite-lived intangible assets and finite-lived intangible assets related to the acquisitions of RCP 2, RCP 3, Five Points, TrueBridge and Enhanced.

Indefinite-lived intangible assets and goodwill are not amortized. Finite-lived technology is amortized using the straight-line method over its estimated useful life of 4 years. Finite-lived management and advisory contracts, which relate to acquired separate accounts and funds and investor/customer relationships with a specified termination date, are amortized in line with contractual revenue to be received, which range between 7 and 16 years. Certain of our trade names are considered to have finite-lives. Finite-lived trade names are amortized over 10 years in line with the pattern in which the economic benefits are expected to occur.

Goodwill is reviewed for impairment at least annually as of September 30 utilizing a qualitative or quantitative approach and more frequently if circumstances indicate impairment may have occurred. The impairment testing for goodwill under the qualitative approach is based first on a qualitative assessment to determine if it is more likely than not that the fair value of the Company’s reporting unit is less than the respective carrying value. The reporting unit is the reporting level for testing the impairment of goodwill. If it is determined that it is more likely than not that a reporting unit’s fair value is less than its carrying value, then the difference is recorded as an impairment (not to exceed the carrying amount of goodwill).

Debt Issuance Costs

Costs incurred which are directly related to the issuance of debt are deferred and amortized on a straight-line basis over the terms of the underlying obligation, which approximates the effective interest method, and are presented as a reduction to the carrying value of the associated debt on our Consolidated Balance Sheets. As these costs are amortized, they are included in interest expense, net within our Consolidated Statements of Operations.

Redeemable Noncontrolling Interest

Redeemable noncontrolling interest represents third party and related party interests in the Company’s consolidated subsidiary, P10 Intermediate. This interest is redeemable at the option of the investors and therefore

P10 Holdings, Inc.

Notes to Consolidated Financial Statements

(Unaudited, dollar amounts stated in thousands)

is not treated as permanent equity. Redeemable noncontrolling interest is presented at the greater of its carrying amount or redemption value at each reporting date in the Company’s Consolidated Balance Sheets. Any changes in redemption value are recorded to retained earnings, or in the absence of retained earnings, additional paid-in capital. See Note 15 for additional information.

Treasury Stock

The Company records common stock purchased for treasury at cost. At the date of subsequent reissuance, the treasury stock account is reduced by the cost of such stock using the average cost method.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between independent and knowledgeable parties who are willing and able to transact for an asset or liability at the measurement date. We use valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs when determining fair value and then we rank the estimated values based on the reliability of the inputs used following the fair value hierarchy set forth by the FASB.

As of June 30, 2021 and December 31, 2020, we used the following valuation techniques to measure fair value for assets and there were no changes to these methodologies during the periods presented:

Level 1—Assets were valued using the closing price reported in the active market in which the individual security was traded.

Level 2—Assets were valued using quoted prices in markets that are not active, broker dealer quotations, and other methods by which all significant inputs were observable at the measurement date.

Level 3—Assets were valued using unobservable inputs in which little or no market data exists as reported by the respective institutions at the measurement date.

The carrying values of financial instruments comprising cash and cash equivalents, prepaid assets, accounts payable, accounts receivable and due from related parties approximate fair values due to the short-term maturities of these instruments. The fair value of the credit and guarantee facility approximates the carrying value based on the interest rates which approximate current market rates. The carrying values of the seller notes payable and tax amortization benefits approximate fair value. As of June 30, 2021 and December 31, 2020, the Company did not have any assets or liabilities that were measured at fair value on a recurring basis.

Revenue Recognition

Revenue is recognized when, or as, the Company transfers promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled to in exchange for those goods or services. While the determination of who is the customer in a contractual arrangement will be made on a contract-by-contract basis, the customer will generally be the investment fund for the Company’s significant management and advisory contracts.

Management and Advisory Fees

The Company earns management fees for asset management services provided to the Funds where the Company has discretion over investment decisions. The Company primarily earns fees for advisory services provided to

P10 Holdings, Inc.

Notes to Consolidated Financial Statements

(Unaudited, dollar amounts stated in thousands)

clients where the Company does not have discretion over investment decisions. Management and advisory fees received in advance reflects the amount of fees that have been received prior to the period the fees are earned. These fees are recorded as deferred revenue on the Consolidated Balance Sheets.

For asset management and advisory services, the Company typically satisfies its performance obligations over time as the services are rendered, since the customers simultaneously receive and consume the benefits provided as the Company performs the service. The transaction price is the amount of consideration to which the Company expects to be entitled based on the terms of the arrangement. For certain funds, management fees are initially calculated based on committed capital during the investment period and on net invested capital through the remainder of the fund’s term. Additionally, the management fee may step down for certain funds depending on the contractual arrangement. Advisory services are generally based upon fixed amounts and billed quarterly. Other advisory services include transaction and management fees associated with managing the origination and ongoing compliance of certain investments.

Other Revenue

Other revenue on our Consolidated Statements of Operations primarily consists of subscriptions, consulting agreements and referral fees. The subscription and consulting agreements typically have renewable one-year lives, and revenue is recognized ratably over the current term of the subscription or the agreement. If subscriptions or fees have been paid in advance, these fees are recorded as deferred revenue on our Consolidated Balance Sheets. Referral fee revenue is recognized upon closing of certain opportunities.

Income Taxes

Current income tax expense represents our estimated taxes to be paid or refunded for the current period. In accordance with ASC 740, Income Taxes (“ASC 740”), we recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax basis of assets and liabilities, as well as for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are recorded to reduce deferred tax assets to the amount we believe is more likely than not to be realized.

Uncertain tax positions are recognized only when we believe it is more likely than not that the tax position will be upheld on examination by the taxing authorities based on the merits of the position. We recognize interest and penalties, if any, related to uncertain tax positions in income tax expense.

We file various federal and state and local tax returns based on federal and state local consolidation and stand-alone tax rules as applicable.

Earnings Per Share

Basic earnings per share (“EPS”) is calculated by dividing net income attributable to common stockholders by the weighted-average number of common shares. Diluted EPS includes the determinants of basic EPS and common stock equivalents outstanding during the period adjusted to give effect to potentially dilutive securities. See Note 14 for additional information.

The numerator in the computation of diluted EPS is impacted by the redeemable convertible preferred shares issued by P10 Intermediate since these preferred shares are convertible into common shares of P10 Intermediate. Under the if converted method, diluted EPS reflects a reduction in earnings that P10 Holdings would recognize by owning a smaller percentage of P10 Intermediate when the preferred shares are assumed to be converted.

P10 Holdings, Inc.

Notes to Consolidated Financial Statements

(Unaudited, dollar amounts stated in thousands)

The denominator in the computation of diluted EPS is impacted by additional common shares that would have been outstanding if dilutive potential shares of common stock had been issued. Potential shares of common stock that may be issued by the Company include shares of common stock that may be issued upon exercise of outstanding stock options. Under the treasury stock method, the unexercised options are assumed to be exercised at the beginning of the period or at issuance, if later. The assumed proceeds are then used to purchase shares of common stock at the average market price during the period.

Stock-Based Compensation Expense

Stock-based compensation relates to option grants for shares of P10 Holdings awarded to our employees. Stock-based compensation cost is estimated at the grant date based on the fair-value of the award, which is determined using the Black Scholes option valuation model and is recognized as expense ratably over the requisite service period of the award, generally five years. The share price used in the Black Scholes model is based on the trading price of our shares on the OTC Market. Expected life is based on the vesting period and expiration date of the option. Stock price volatility is estimated based on a group of similar publicly traded companies determined to be most reflective of the expected volatility of the Company due to the nature of operations of these entities. The risk-free rates are based on the U.S. Treasury yield in effect at the time of grant. Forfeitures are recognized as they occur.

Segment Reporting

The Company operates as an integrated private markets solution provider and a single operating segment. According to ASC 280, Disclosures about Segments of an Enterprise and Related Information, operating segments are defined as components of an enterprise for which separate financial information is evaluated regularly by the chief operating decision maker(s) in deciding how to allocate resources and in assessing performance.

Business Acquisitions

In accordance with ASC 805, Business Combinations (“ASC 805”), the Company identifies a business to have three key elements; inputs, processes, and outputs. While an integrated set of assets and activities that is a business usually has outputs, outputs are not required to be present. In addition, all the inputs and processes that a seller uses in operating a set of assets and activities are not required if market participants can acquire the set of assets and activities and continue to produce outputs. In addition, the Company also performs a screen test to determine when a set of assets and activities is not a business. The screen requires that when substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or a group of similar identifiable assets, the set of assets is not a business. If the set of assets and activities is not considered a business, it is accounted for as an asset acquisition using a cost accumulation model. In the cost accumulation model, the cost of the acquisition, including certain transaction costs, is allocated to the assets acquired on the basis of relative fair values.

The Company includes the results of operations of acquired businesses beginning on the respective acquisition dates. In accordance with ASC 805, the Company allocates the purchase price of an acquired business to its identifiable assets and liabilities based on the estimated fair values using the acquisition method. The excess of the purchase price over the amount allocated to the assets and liabilities, if any, is recorded as goodwill. The excess value of the net identifiable assets and liabilities acquired over the purchase price of an acquired business is recorded as a bargain purchase gain. The Company uses all available information to estimate fair values of identifiable intangible assets and property acquired. In making these determinations, the Company may engage

P10 Holdings, Inc.

Notes to Consolidated Financial Statements

(Unaudited, dollar amounts stated in thousands)

an independent third-party valuation specialist to assist with the valuation of certain intangible assets, notes payable, and tax amortization benefits.

The consideration for certain of our acquisitions may include liability classified contingent consideration, which is determined based on formulas stated in the applicable purchase agreements. The amount to be paid under these arrangements is based on certain financial performance measures subsequent to the acquisitions. The contingent consideration included in the purchase price is measured at fair value on the date of the acquisition. The liabilities are remeasured at fair value on each reporting date, with changes in the fair value reflected in general, administrative and other on our Consolidated Statements of Operations.

For business acquisitions, the Company recognizes the fair value of goodwill and other acquired intangible assets, and estimated contingent consideration at the acquisition date as part of purchase price. This fair value measurement is based on unobservable (Level 3) inputs.

Recent Accounting Pronouncements

The Company adopted ASU No. 2017-04, Intangibles—Goodwill and Other (“ASC 350”) Simplifying the Test for Goodwill Impairment on January 1, 2020. The adoption of this new guidance did not have a material impact on our Consolidated Financial Statements and related disclosures.

The Company adopted ASU No. 2018-13, Fair Value Measurement (“ASC 820”): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement on January 1, 2020. The adoption of this new guidance did not have a material impact on our Consolidated Financial Statements and related disclosures.

Pronouncements not yet adopted

In June 2016, the FASB issued ASU No. 2016-13, Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 provides amendments to ASC 326, Financial Instruments—Credit Losses, which replaces the incurred loss impairment model with a current expected credit loss (“CECL”) model. CECL requires a company to estimate lifetime expected credit losses based on relevant information about historical events, current conditions and reasonable and supportable forecasts. The guidance must be applied using the modified retrospective adoption method on January 1, 2023, with early adoption permitted.

Note 3. Acquisitions

Five Points Capital

On April 1, 2020, we completed the acquisition of 100% of the capital stock of Five Points, an independent private equity manager focused exclusively on the U.S. lower middle market. The transaction was accounted for as a business combination under the acquisition method of accounting pursuant to ASC 805.

The following is a summary of consideration paid:

Fair Value
Cash	$46,751
Preferred stock	20,100

Total purchase consideration	$66,851

P10 Holdings, Inc.

Notes to Consolidated Financial Statements

(Unaudited, dollar amounts stated in thousands)

Consideration paid in the transaction consisted of both cash and equity. See Note 15 for additional information on the preferred stock issued in the connection with the acquisition of Five Points.

In connection with the acquisition, the Company incurred a total of $2.3 million of acquisition-related expenses. Of the total acquisition-related expenses, $0 and $1.1 million were recorded during the six months ended June 30, 2021 and 2020, respectively. These costs are included in professional fees on our Consolidated Statements of Operations.

The following table presents the fair value of the net assets acquired as of the acquisition date:

Fair Value
ASSETS
Cash and cash equivalents	$111
Accounts receivable	295
Due from related parties	27
Prepaid expenses and other	13
Property and equipment	87
Right-of-use assets	339
Intangible assets	23,960

Total assets acquired	$24,832

LIABILITIES
Accounts payable	$358
Accrued expenses	390
Long-term lease obligation	339
Deferred tax liability	5,524

Total liabilities assumed	$6,611

Net identifiable assets acquired	$18,221
Goodwill	48,630

Net assets acquired	$66,851

The following table presents the fair value of identifiable intangible assets acquired:

	Fair Value	Weighted- Average Amortization Period
Value of management contracts	$19,900	10
Value of trade name	4,060	10

Total identifiable intangible assets	$23,960

Goodwill

The goodwill recorded as part of the acquisition includes benefits that management believes will result from the acquisition, including expanding the Company’s product offering into private credit. The goodwill is not expected to be deductible for tax purposes.

P10 Holdings, Inc.

Notes to Consolidated Financial Statements

(Unaudited, dollar amounts stated in thousands)

Acquisition of TrueBridge Capital

On October 2, 2020, the Company completed the acquisition of 100% of the issued and outstanding membership interests of TrueBridge for a total consideration of $189.1 million, which includes cash, contingent consideration and preferred stock of P10 Intermediate. TrueBridge is a leading venture capital firm that invests in both venture funds and directly in select venture-backed companies. The transaction was accounted for as a business combination under the acquisition method of accounting pursuant to ASC 805.

The following is a summary of consideration paid:

Fair Value
Cash	$94,216
Contingent consideration	572
Preferred stock	94,350

Total purchase consideration	$189,138

A net cash amount of $89.5 million was financed through an amendment to the existing term loan under the credit and guarantee facility with HPS Investment Partners, LLC (“HPS”), an unrelated party. The additional draw has the same terms as the existing Facility including the maturity date. See Note 15 for additional information on the preferred stock issued in the connection with the acquisition of TrueBridge.

Included in total consideration is $572 thousand of contingent consideration, representing the fair value of expected future payments on the date of the acquisition. The amount ultimately owed to the sellers is based on achieving specific fundraising targets, and all amounts under this arrangement are expected to be paid by August 2021. As of June 30, 2021, the estimated fair value of the remaining contingent consideration totaled $235 thousand. For the six months ended June 30, 2021, a total of $518 thousand was paid to the sellers of Truebridge and $160 thousand in expense was recognized in other income on the Consolidated Statements of Operations for the change in estimated value of the contingent consideration.

In connection with the acquisition, the Company incurred a total of $1.7 million of acquisition-related expenses. Of the total acquisition-related expenses, $0 and $409 thousand were recorded during the six months ended June 30, 2021 and 2020, respectively.

The acquisition date fair values of certain assets and liabilities, including intangible assets acquired and related weighted average expected lives and deferred income taxes, are provisional and subject to revision within one year of the acquisition date. As such, our estimates of fair values are pending finalization, which may result in adjustments to goodwill.

P10 Holdings, Inc.

Notes to Consolidated Financial Statements

(Unaudited, dollar amounts stated in thousands)

The following table presents the fair value of the net assets acquired as of the acquisition date:

Fair Value
ASSETS
Cash and cash equivalents	$6,537
Accounts receivable	14
Due from related parties	55
Prepaid expenses and other	60
Property and equipment	1,061
Right-of-use assets	1,627
Intangible assets	43,600

Total assets acquired	$52,954

LIABILITIES
Accounts payable	$20
Accrued expenses	323
Deferred revenues	6,491
Long-term lease obligation	2,031
Deferred tax liability	5,518

Total liabilities assumed	$14,383

Net identifiable assets acquired	$38,571
Goodwill	150,567

Net assets acquired	$189,138

The following table presents the provisional fair value of identifiable intangible assets acquired:

	Fair Value	Weighted- Average Amortization Period
Value of management contracts	$34,100	10
Value of trade name	7,300	10
Value of technology	2,200	4

Total identifiable intangible assets	$43,600

Goodwill

The goodwill recorded as part of the acquisition includes the expected benefits that management believes will result from the acquisition, including the Company’s build out of its investment product offering. Approximately $73.7 million of goodwill is expected to be deductible for tax purposes.

Acquisition of Enhanced

On December 14, 2020, the Company completed the acquisition of 100% of the equity interest in ECG and a non-controlling interest in ECP’s outstanding equity, comprised of a 49% voting interest and a 50% economic interest, for total consideration of $111.2 million. The consideration included cash, estimated working capital adjustments and preferred stock of P10 Intermediate. ECG is an alternative asset manager and provider of tax

P10 Holdings, Inc.

Notes to Consolidated Financial Statements

(Unaudited, dollar amounts stated in thousands)

credit transaction and consulting services focused on underserved areas and other socially responsible end markets such as renewable energy (impact investing). The alternative asset management business includes providing management, transaction, and consulting services to various entities which have historically been wholly owned by subsidiaries and affiliates of ECG. ECP’s primary business is to participate in various state sponsored premium tax credit investment programs through debt, equity, and equity-related investments. The acquisition of ECG was accounted for as a business combination under the acquisition method of accounting pursuant to ASC 805, while ECP will be reported as an unconsolidated investee of P10 and accounted for under the equity method of accounting.

Upon the completion of the acquisitions, certain agreements contemplated in the Securities Purchase Agreement became effective immediately upon the closing of the acquisitions. The allocation of the consideration paid for the assets acquired and liabilities assumed takes into consideration the fact that these agreements occurred contemporaneously with the closing of the acquisitions.

Prior to and through the date of the acquisition by the Company, ECG had certain consolidated subsidiaries and funds whose primary activities consisted of issuing qualified debt or equity instruments to tax credit investors in order to make investments in qualified businesses, which are referred to as the “Permanent Capital Subsidiaries.” Pursuant to a Reorganization Agreement, upon the closing of P10’s acquisition of ECG, the Permanent Capital Subsidiaries were contributed by ECG to Enhanced Permanent Capital, LLC (“Enhanced PC”), a newly formed entity. In exchange for this contribution of the Permanent Capital Subsidiaries, ECG obtained a non-controlling equity interest in Enhanced PC. The ownership in Enhanced PC was evaluated by management, and it was determined to be a variable interest. However, ECG was concluded to not be the primary beneficiary of Enhanced PC and, accordingly, Enhanced PC is not consolidated by ECG. Rather, the interest in Enhanced PC is reflected as an equity method investment by ECG. In addition to the Reorganization Agreement, see Note 10 for information on the Advisory Agreement and Administrative Services Agreement.

The acquisition of the equity interests in ECG and ECP were negotiated simultaneously for a single purchase price. The following tables illustrate the consideration paid for Enhanced, and the allocation of the purchase price to the acquired assets and assumed liabilities.

Fair Value
Cash	$82,596
Estimated post-closing working capital adjustment	1,519
Preferred stock	26,904

Total purchase consideration	$111,019

A total of $66.6 million of the cash consideration was financed through an amendment to the existing term loan under the Facility with HPS. The additional draw has the same terms as the existing Facility, including the maturity date. See Note 15 for additional information on the preferred stock issued in the connection with the acquisition of Enhanced.

In connection with the acquisition, the Company incurred a total of $3.7 million of acquisition-related expenses. Of the total acquisition-related expenses, $77 thousand and $0 were recorded during the six months ended June 30, 2021 and 2020, respectively. These costs are included in professional fees on our Consolidated Statements of Operations.

The acquisition date fair values of certain assets and liabilities, including intangible assets acquired and related weighted average expected lives and deferred income taxes, are provisional and subject to revision within one

P10 Holdings, Inc.

Notes to Consolidated Financial Statements

(Unaudited, dollar amounts stated in thousands)

year of the acquisition date. As such, our estimates of fair values are pending finalization, which may result in adjustments to goodwill.

The following table presents the fair value of the net assets acquired as of the acquisition date:

Fair Value
ASSETS
Cash and cash equivalents	$2,752
Restricted cash	254
Accounts receivable	3,424
Due from related parties	257
Prepaid expenses and other assets	2,099
Investment in unconsolidated subsidiaries	2,158
Intangible assets	36,820

Total assets acquired	$47,764

LIABILITIES
Accrued expenses	$551
Other liabilities	288
Deferred revenues	2,110
Due to related parties	2,059
Debt obligations	1,693
Deferred tax liability	3,318

Total liabilities assumed	$10,019

Net identifiable assets acquired	$37,745
Goodwill	73,274

Net assets acquired	$111,019

The following table presents the provisional fair value of identifiable intangible assets acquired:

	Fair Value	Weighted- Average Amortization Period
Value of management and advisory contracts	$30,820	12
Value of trade name	6,000	10

Total identifiable intangible assets	$36,820

Goodwill

The goodwill recorded as part of the acquisition includes the expected benefits that management believes will result from the acquisition, including the Company’s build out of its investment product offering. Approximately $18.7 million of goodwill is expected to be deductible for tax purposes.

P10 Holdings, Inc.

Notes to Consolidated Financial Statements

(Unaudited, dollar amounts stated in thousands)

Identifiable Intangible Assets

The fair value of management and advisory contracts acquired were estimated using the excess earnings method. Significant inputs to the valuation model include existing revenue, estimates of expenses and contributory asset charges, the economic life of the contracts and a discount rate based on a weighted average cost of capital.

The fair value of trade names acquired were estimated using the relief from royalty method. Significant inputs to the valuation model include estimates of existing and future revenue, estimated royalty rate, economic life and a discount rate based on a weighted average cost of capital.

The fair value of technology acquired was estimated using the relief from royalty method. Significant inputs to the valuation model include a royalty rate, an estimated life and a discount rate.

The management and advisory contracts, trade names and the acquired technology all have a finite useful life. The carrying value of the management fund and advisory contracts and trade names will be amortized in line with the pattern in which the economic benefits arise and are reviewed at least annually for indicators of impairment in value that is other than temporary. The technology will be amortized on a straight-line basis.

Pro-forma Financial Information

The following unaudited pro forma condensed consolidated results of operations of the Company assumes the acquisitions of Five Points, TrueBridge and Enhanced were completed on January 1, 2020:

	For the Six Months Ended June 30,
	2021	2020
Revenue	$65,756	$59,630
Net income/(loss) attributable to P10 Holdings	4,510	(3,936)

Pro forma adjustments include revenue and net income (loss) of the acquired business for each period. Other pro forma adjustments include intangible amortization expense and interest expense based on debt issued or repaid in connection with the acquisitions as if the acquisitions were completed on January 1, 2020. The pro forma adjustments also give effect to the reorganization of Enhanced and formation of Enhanced Permanent Capital, as well as the impacts of the advisory services agreement as further described at Note 10.

Note 4. Revenue

The following presents revenues disaggregated by product offering:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Management and advisory fees	$33,517	$15,273	$66,090	$26,599
Subscriptions	156	165	333	340
Consulting agreements and referral fees	150	—	150	55
Other revenue	165	15	183	307

Total revenues	$33,988	$15,453	$66,756	$27,301

P10 Holdings, Inc.

Notes to Consolidated Financial Statements

(Unaudited, dollar amounts stated in thousands)

Note 5. Variable Interest Entities

Consolidated VIEs

The Company consolidates certain VIEs for which it is the primary beneficiary. VIEs consist of certain operating entities not wholly owned by the Company and include P10 Intermediate, Holdco, RCP 2 and RCP 3 and TrueBridge. See Note 2 for more information on the Company’s accounting policies related to the consolidation of VIEs. The assets of the consolidated VIEs totaled $352.4 million and $361.7 million as of June 30, 2021 and December 31, 2020, respectively. The liabilities of the consolidated VIEs totaled $278.1 million and $287.1 million as of June 30, 2021 and December 31, 2020, respectively. The assets of our consolidated VIE’s are owned by those entities and not generally available to satisfy P10 Holding’s obligations, and the liabilities of our consolidated VIE’s are obligations of those entities and their creditors do not generally have recourse to the assets of P10 Holdings.

Unconsolidated VIEs

Through its subsidiary, ECG, the Company holds variable interests in the form of direct equity interests in certain VIEs that are not consolidated because the Company is not the primary beneficiary. The Company’s maximum exposure to loss is limited to the potential loss of assets recognized by the Company relating to these unconsolidated entities.

Note 6. Investment in Unconsolidated Subsidiaries

The Company’s investment in unconsolidated subsidiaries consist of equity method investments primarily related to ECG’s tax credit finance and asset management activities.

As of June 30, 2021, investment in unconsolidated subsidiaries totaled $1.8 million, of which $1.2 million related to ECG’s asset management businesses and $0.6 million related to ECG’s tax credit finance businesses. As of December 31, 2020, investment in unconsolidated subsidiaries totaled $2.2 million, of which $2.0 million related to ECG’s asset management businesses and $0.2 million related to ECG’s tax credit finance businesses.

Asset Management

ECG manages some of its alternative asset management funds through various unconsolidated subsidiaries and records these investments under the equity method of accounting. ECG recorded its share of income in the amount of $0.5 million and $0 for the six months ended June 30, 2021 and June 30, 2020, respectively. For the six months ended June 30, 2021, ECG made $0 capital contributions and received distributions of $1.3 million.

Tax Credit Finance

ECG provides a wide range of tax credit transactions and consulting services through various entities which are wholly owned subsidiaries of Enhanced Tax Credit Finance, LLC (“ETCF”), which is a wholly owned subsidiary of ECG. Some of these subsidiaries own nominal interests, typically under 1.0%, in various VIEs and record these investments under the measurement alternative described in Note 2 above. For the six months ended June 30, 2021, ECG made $2.6 million of capital contributions and received distributions of $2.2 million.

P10 Holdings, Inc.

Notes to Consolidated Financial Statements

(Unaudited, dollar amounts stated in thousands)

Note 7. Property and Equipment

Property and equipment consist of the following:

	As of June 30, 2021	As of December 31, 2020
Computers and purchased software	$314	$281
Furniture and fixtures	452	449
Leasehold improvements	595	595
Other	3	—

	$1,364	$1,325
Less: accumulated depreciation	(335)	(201)

Total property and equipment, net	$1,029	$1,124

Note 8. Goodwill and Intangibles

Changes in goodwill for the six months ended June 30, 2021 is as follows:

Balance at December 31, 2020	$369,982
Purchase price adjustment	(188)
Increase from acquisitions	—

Balance at June 30, 2021	$369,794

Intangibles consists of the following:

	As of June 30, 2021
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount

Indefinite-lived intangible assets:
Trade names	$17,350	$—	$17,350

Total indefinite-lived intangible assets	17,350	—	17,350
Finite-lived intangible assets:
Trade names	17,360	(1,051)	16,309
Management and advisory contracts	139,796	(47,233)	92,563
Technology	8,160	(5,612)	2,548

Total finite-lived intangible assets	165,316	(53,896)	111,420

Total intangible assets	$182,666	$(53,896)	$128,770

P10 Holdings, Inc.

Notes to Consolidated Financial Statements

(Unaudited, dollar amounts stated in thousands)

	As of December 31, 2020
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount

Indefinite-lived intangible assets:
Trade names	$17,350	$—	$17,350

Total indefinite-lived intangible assets	17,350	—	17,350
Finite-lived intangible assets:
Trade names	17,360	(368)	16,992
Management and advisory contracts	139,796	(33,967)	105,829
Technology	8,160	(4,593)	3,567

Total finite-lived intangible assets	165,316	(38,928)	126,388

Total intangible assets	$182,666	$(38,928)	$143,738

Management and advisory contracts and finite lived trade names are amortized over 7—16 years and are being amortized in line with pattern in which the economic benefits arise. Technology is amortized on a straight-line basis over 4 years. The amortization expense for each of the next five years and thereafter are as follows:

Remainder of 2021	$14,972
2022	22,900
2023	19,222
2024	15,606
2025	12,045
Thereafter	26,675

Total amortization	$111,420

During the six months ended June 30, 2021, we identified adjustments related to the timing of amortization of certain finite lived intangible assets. The table above has been adjusted to reflect those timing differences. There was no impact to the Consolidated Statement of Operations nor the Consolidated Balance Sheets as the adjustments related to amounts scheduled to be expensed subsequent to December 31, 2020. We do not believe the impact of the adjustments is material to our consolidated financial statements for any previously issued financial statements taken as a whole, and any impact to our expected net income for future periods has been adjusted for in the table above.

P10 Holdings, Inc.

Notes to Consolidated Financial Statements

(Unaudited, dollar amounts stated in thousands)

Note 9. Debt Obligations

Debt obligations consists of the following:

	As of June 30, 2021	As of December 31, 2020
Gross revolving credit facility state tax credits	$—	$1,533
Debt issuance costs	—	(25)

Revolving credit facility state tax credits, net	$—	$1,508

Gross notes payable to sellers	$41,064	$41,064
Less debt discount	(8,771)	(9,205)

Notes payable to sellers, net	$32,293	$31,859

Gross credit and guaranty facility	$253,903	$261,683
Debt issuance costs	(3,610)	(4,995)

Credit and guaranty facility, net	$250,293	$256,688

Total debt obligations	$282,586	$290,055

Revolving Credit Facility State Tax Credits

Enhanced State Tax Credit Fund III, LLC, a subsidiary of ECG, has a $10 million revolving credit facility with a regional financial institution restricted solely for the purchase of allocable state tax credits from various state tax credit incentive programs. The facility bears interest at 0.25% above the Prime Rate and matures on June 15, 2022. As of June 30, 2021 and December 31, 2020, the credit facility had an outstanding balance of $0 and $1.5 million, respectively, and is reported net of unamortized debt issuance costs on our Consolidated Balance Sheets. As of June 30, 2021 and December 31, 2020, the Company’s investment in allocable state tax credits was $0 and $1.5 million.

Notes Payable to Sellers

On October 5, 2017, the Company issued Secured Promissory Notes Payable (“2017 Seller Notes”) in the amount of $81.3 million to the owners of RCP 2 in connection with the acquisition of that entity. The 2017 Seller Notes mature on January 15, 2025. The 2017 Seller Notes are non-interest bearing and will be paid using cash generated from the business operations and borrowings under the Credit and Guaranty Facility (“Facility”) described below. The 2017 Seller Notes were recorded at their discounted fair value in the amount of $78.7 million. Non-cash interest expense was recorded on a periodic basis increasing the 2017 Seller Notes to their gross value. As of June 30, 2021 and December 31, 2020, the gross value of the 2017 Seller Notes was $6.4 million.

On January 3, 2018, the Company issued Secured Promissory Notes Payable (“2018 Seller Notes”) in the amount of $22.1 million to the owners of RCP 3 in connection with the acquisition of that entity. The 2018 Seller Notes mature on January 15, 2025. The 2018 Seller Notes are non-interest bearing and will be paid using cash generated from the business operations and borrowings under the Facility described below. The 2018 Seller Notes were recorded at their discounted fair value in the amount of $21.2 million. Noncash interest expense was recorded on a periodic basis increasing the 2018 Seller Notes to their gross value. As of June 30, 2021 and December 31, 2020, the gross value of the 2018 Seller Notes was $3.0 million.

P10 Holdings, Inc.

Notes to Consolidated Financial Statements

(Unaudited, dollar amounts stated in thousands)

On January 3, 2018, the Company issued tax amortization benefits in the amount of $48.4 million (“TAB Payments”) to the owners of RCP 3 in connection with the acquisition of that entity. The TAB Payments are non-interest bearing and will be paid in equal annual installments beginning April 15, 2023. The TAB Payments mature on April 15, 2037. The TAB Payments were recorded at their discounted fair value in the amount of $28.9 million. Non-cash interest expense is recorded on a periodic basis increasing the TAB Payments to their gross value. On April 1, 2020, the holders of the TAB Payments contributed $16.8 million of their TAB Payments to P10 Intermediate in exchange for receiving 3.3 million shares of Series C preferred stock. The discounted fair value of the TAB Payments received was $10.0 million on the date of the Five Points acquisition, April 1, 2020. See Note 15 for additional information. As of June 30, 2021 and December 31, 2020, the gross value of the 2018 TAB Payments was $31.7 million.

During the six months ended June 30, 2021 and 2020, we recorded $0.4 million and $0.6 million in interest expense related to the TAB Payments, respectively.

The 2017 Seller Notes, the 2018 Seller Notes and the TAB Payments are collectively referred to as “Notes payable to sellers” on our Consolidated Financial Statements.

Credit and Guaranty Facility

The Company’s subsidiary, Holdco, entered into the Facility with HPS as administrative agent and collateral agent on October 7, 2017. The Facility initially provided for a $130.0 million senior secured credit facility in order to refinance the existing debt obligations of RCP Advisors and provide for the financing to repay the Seller Notes due resulting from the acquisition of RCP Advisors. The Facility provided for a $125 million five-year term, subject to certain EBITDA levels and conditions, and a $5 million one-year line of credit. The line of credit was repaid and subsequently expired during 2018. Holdco was permitted to draw up to $125 million in aggregate on the term loan in tranches through July 31, 2019.

On October 2, 2020 and December 14, 2020, in connection with the acquisitions of TrueBridge and Enhanced, the term loan under the Facility was amended adding an additional $91.4 million and $68.0 million to the Facility, respectively.

Interest is calculated upon each tranche at LIBOR for either one, two, three, or six months, as selected by Holdco, plus an applicable margin of 6.00% per annum. To date, Holdco has chosen three-month and six-month LIBOR at the time of each draw and each subsequent repricing at the end of the chosen LIBOR period. Principal is contractually repaid at a rate of 0.75% of the original tranche draw per calendar quarter. The maturity date of the Facility is October 7, 2022.

The Facility contains affirmative and negative covenants typical of such financing transactions, and specific financial covenants which require Holdco to maintain a minimum leverage ratio, asset coverage ratio and a fixed charge ratio. The Facility also contains restrictions regarding the creation of indebtedness, the occurrence of mergers or consolidations, the payment of dividends and other restrictions. As of June 30, 2021, Holdco was in compliance with all the financial covenants required under the Facility. The outstanding balance of the Facility was $253.9 million and $261.7 million as of June 30, 2021 and December 31, 2020, respectively, and is reported net of unamortized debt issuance costs on our Consolidated Balance Sheets.

Phase-Out of LIBOR

In July 2017, the UK’s Financial Conduct Authority, which regulates LIBOR, announced that it intends to phase out LIBOR as a benchmark by the end of 2021. At the present time, our Facility has a term that extends beyond

P10 Holdings, Inc.

Notes to Consolidated Financial Statements

(Unaudited, dollar amounts stated in thousands)

2021. The Facility provides for a mechanism to amend the underlying agreements to reflect the establishment of an alternate rate of interest. However, we have not yet pursued any amendment or other contractual alternative to our Facility to address this matter. We are currently evaluating the potential impact of the eventual replacement of the LIBOR interest rate.

Debt Payable

Future principal maturities of debt as of June 30, 2021 are as follows:

Remainder of 2021	$4,112
2022	249,791
2023	—
2024	2,111
2025	2,111
Thereafter	36,843

$294,968

Debt Issuance Costs

Debt issuance costs are offset against the Revolving Credit Facility State Tax Credits and the Credit and Guaranty Facility. Unamortized debt issuance costs for the Credit and Guaranty Facility as of June 30, 2021 and December 31, 2020 were $3.6 million and $5.0 million, respectively. Unamortized debt issuance costs for the Revolving Credit Facility State Tax Credits as of June 30, 2021 and December 31, 2020 were $16 thousand and $25 thousand, respectively.

Amortization expense related to debt issuance costs totaled $1.4 million and $0.4 million for the six months ended June 30, 2021 and 2020, respectively, and are included within interest expense, net on the accompanying Consolidated Statements of Operations. During the six months ended June 30, 2021, we recorded $27 thousand in debt issuance costs. There were no debt issuance costs incurred during the six months ended June 30, 2020.

Note 10. Related Party Transactions

Effective May 1, 2018, P10 Holdings started paying a monthly services fee of $31.7 thousand for administration and consulting services along with a monthly fee of $18.8 thousand for certain reimbursable expenses to 210/P10 Acquisition Partners, LLC, which owns approximately 24.9% of P10 Holdings. These services were terminated effective December 31, 2020. P10 Holdings paid $0.2 million and $0.1 million for administrative and consulting services and reimbursable expenses respectively for the six months ended June 30, 2020. P10 Holdings paid $0 for the six months ended June 30, 2021.

Effective January 1, 2021, the Company entered into a sublease with 210 Capital, LLC, a related party, for office space serving as our corporate headquarters. The monthly rent expense is $20.3 thousand, and the lease expires December 31, 2029. P10 Holdings has paid $121.8 thousand and $0 in rent to 210 Capital, LLC for the six months ended June 30, 2021 and the six months ended June 30, 2020, respectively.

On June 30, 2020, RCP 2 entered into an intercompany services agreement with Five Points whereby RCP 2 will provide certain accounting, human resources, back office, administrative functions and such other services to Five Points as mutually agreed upon from time to time. In consideration for the services provided, Five Points

P10 Holdings, Inc.

Notes to Consolidated Financial Statements

(Unaudited, dollar amounts stated in thousands)

shall pay RCP 2 a quarterly fee in the amount of $850 thousand. As a result of the agreement, Five Points paid RCP 2 $1.7 million and $0 for the six months ended June 30, 2021 and six months ended June 30, 2020, respectively. These amounts were eliminated in consolidation.

Effective April 1, 2020, P10 Intermediate pays a quarterly management fee of $250 thousand to Keystone Capital XXX, LLC, which is the holder of the Series B preferred shares issued by P10 Intermediate in connection with the acquisition of Five Points. As a result of that agreement, P10 Intermediate paid $0.5 million and $0.3 million for the six months ended June 30, 2021 and six months ended June 30, 2020, respectively. See Note 15 below for additional information.

As described in Note 1, through its subsidiaries, the Company serves as the investment manager to the Funds. Certain expenses incurred by the Funds are paid upfront and are reimbursed from the Funds as permissible per fund agreements. As of June 30, 2021, the total accounts receivable from the Funds totaled $1.2 million, of which $1.1 million related to reimbursable expenses and $0.1 million related to fees earned but not yet received. As of December 31, 2020, the total accounts receivable from the Funds totaled $2.6 million, of which $0.6 million related to reimbursable expenses and $2.0 million related to fees earned but not yet received. In certain instances, the Company may incur expenses related to specific products that never materialize.

Upon the closing of the Company’s acquisition of ECG and ECP, the Advisory Agreement between ECG and Enhanced PC immediately became effective. Under this agreement, ECG will provide advisory services to Enhanced PC related to the assets and operations of the permanent capital subsidiaries owned by Enhanced PC, as contributed by both ECG and ECP. In exchange for those services, which commenced on January 1, 2021, ECG will receive advisory fees from Enhanced PC based on a declining fixed fee schedule totaling $76.0 million over 7 years. This agreement is subject to customary termination provisions. For the six months ended June 30, 2021 and June 30, 2020, advisory fees earned or recognized under this agreement were $9.5 million and $0, respectively, and is reported in management and advisory fees on the Consolidated Statement of Operations.

Upon the closing of the Company’s acquisition of ECG and ECP, the Administrative Services Agreement between ECG and Enhanced Capital Holdings, Inc. (“ECH”), the entity which holds a controlling equity interest in ECP, immediately became effective. Under this agreement, ECG will pay ECH for the use of their employees to provide services to Enhanced PC at the direction of ECG. For the six months ended June 30, 2021 and June 30, 2020, the Company recognized $5.2 million and $0, respectively, related to this agreement within compensation and benefits on our Consolidated Statements of Operations.

Note 11. Commitments and Contingencies

Operating Leases

The Company leases office space and various equipment under non-cancelable operating leases, with the longest lease expiring in 2027. These lease agreements provide for various renewal options. Rent expense for the various leased office space and equipment was approximately $1.1 million and $0.6 million for the six months ended June 30, 2021 and 2020, respectively.

The following table presents information regarding the Company’s operating leases as of June 30, 2021:

Operating lease right-of-use assets	$7,508
Operating lease liabilities	$8,593
Cash paid for lease liabilities	$1,146
Weighted-average remaining lease term (in years)	4.84
Weighted-average discount rate	5.16%

P10 Holdings, Inc.

Notes to Consolidated Financial Statements

(Unaudited, dollar amounts stated in thousands)

The future contractual lease payments as of June 30, 2021 are as follows:

Remainder of 2021	$1,150
2022	2,184
2023	2,180
2024	2,011
2025	854
Thereafter	1,260

Total undiscounted lease payments	9,639
Less discount	(1,046)

Total lease liabilities	$8,593

Contingencies

We may be involved, either as plaintiff or defendant, in a variety of ongoing claims, demands, suits, investigations, tax matters and proceedings that arise from time to time in the ordinary course of our business. We evaluated all potentially significant litigation, government investigations, claims or assessments in which we are involved and do not believe that any of these matters, individually or in the aggregate, will result in losses that are materially in excess of amounts already recognized, if any.

COVID-19

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (COVID-19) a global pandemic, which has resulted in significant disruption and uncertainty in the global economic markets. The extent of the operational and financial impact the COVID-19 pandemic may have on the Company has yet to be determined and is dependent on its duration and spread, any related operational restrictions and the overall economy. Currently, we have activated our Business Continuity Plan, which assures the ability for all aspects of our business to continue operating without interruption. COVID-19 has not negatively impacted our business in a material way and our business continuity plan is operating as planned with limited interruptions. We are closely monitoring developments related to COVID-19 and assessing any negative impacts to our business. It is possible that our future results may be adversely affected by slowdowns in fundraising activity and the pace of capital deployment, which could result in delayed or decreased management fees.

Note 12. Income Taxes

The Company calculates its tax provision using the estimated annual effective tax rate methodology. The tax expense or benefit caused by an unusual or infrequent item is recorded in the quarter in which it occurs. To the extent that information is not available for the Company to fully determine the full year estimated impact of an item of income or tax adjustment, the Company calculates the tax impact of such item discretely.

Based on these methodologies, the Company’s effective income tax rate for the six months ended June 30, 2021 was 21.2%. The effective tax rate differs from the statutory rate of 21% primarily due to the release of valuation allowance, expiration of NOL, a partnership non-controlling interest, nonconsolidated subsidiaries, and the state taxes.

The Company records deferred tax assets and liabilities for the future tax benefit or expense that will result from differences between the carrying value of its assets for income tax purposes and for financial reporting purposes,

P10 Holdings, Inc.

Notes to Consolidated Financial Statements

(Unaudited, dollar amounts stated in thousands)

as well as for operating loss and tax credit carryovers. A valuation allowance is recorded to bring the net deferred tax assets to a level that, in management’s view, is more likely than not to be realized in the foreseeable future. This level will be estimated based on a number of factors, especially the amount of net deferred tax assets of the Company that are actually expected to be realized, for tax purposes, in the foreseeable future. As of June 30, 2021, the Company recorded a $12.9 million valuation allowance against deferred tax assets mostly related to partnership outside basis difference and note impairment.

The Company is subject to examination by the United States Internal Revenue Service as well as state, local and tax authorities. The Company is not currently under audit.

Note 13. Stockholders’ Equity

Stock Option Plans

Options granted under the 2018 Incentive Plan vest over a period of up to four years and five years, respectively. The Company is authorized to issue 8,000,000 shares for awards of equity share options under the 2018 Incentive Plan. On February 1, 2021, the Company made an amendment to the 2018 Incentive Plan, increasing the authorized shares to 9,000,000. The term of each option is no more than ten years from the date of grant. When the options are exercised, the Board of Directors has the option of issuing shares of common stock or paying a lump sum cash payment on the exercise date equal to the difference between the common stock’s fair market value on the exercise date and the option price.

A summary of stock option activity for the six months ended June 30, 2021 is as follows:

	Number of Shares	Weighted Exercise Price	Weighted Contractual Life Remaining (in years)	Aggregate Intrinsic Value (whole dollars)
Outstanding as of December 31, 2020	7,644,000	$1.18	7.75	$41,442,250
Granted	2,987,500	5.65
Exercised	—	—
Expired/Forfeited	(6,000)	12.20

Outstanding as of June 30, 2021	10,625,500	$2.44	7.91	$69,312,535

Exercisable as of June 30, 2021	1,684,000	$0.47	5.75	$11,656,010

The weighted average assumptions used in calculating the fair value of stock options granted during the six months ended June 30, 2021 and 2020 were as follows:

	For the Six Months Ended June 30,
	2021	2020
Expected life	7.5 (yrs)	7.5 (yrs)
Expected volatility	41.70%	36.85%
Risk-free interest rate	0.79%	1.39%
Expected dividend yield	0.00%	0.00%

Compensation expense equal to the grant date fair value is recognized for these awards over the vesting period and is included in compensation and benefits on our Consolidated Statements of Operations. The stock-based

P10 Holdings, Inc.

Notes to Consolidated Financial Statements

(Unaudited, dollar amounts stated in thousands)

compensation expense for the six months ended June 30, 2021 and 2020 was $1.0 million and $0.3 million, respectively. Unrecognized stock-based compensation expense related to outstanding unvested stock options as of June 30, 2021 was $9.0 million and is expected to be recognized over a weighted average period of 3.27 years. Any future forfeitures will impact this amount.

Note 14. Earnings Per Share

The Company presents basic EPS and diluted EPS for our common stock. Basic EPS excludes potential dilution and is computed by dividing net income by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if shares of common stock were issued pursuant to our stock-based compensation awards. Additionally, diluted EPS reflects the potential dilution that could occur if convertible preferred shares of P10 Intermediate were converted into common shares of P10 Intermediate.

The following table presents a reconciliation of the numerators and denominators used in the computation of basic and diluted EPS:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Numerator:
Numerator for basic calculation—Net income attributable to P10 Holdings	$1,978	$1,127	$4,193	$2,968
Adjustment for:
Preferred dividends attributable to redeemable noncontrolling interest	495	153	989	153
Proportionate share of subsidiary’s earnings attributable to subsidiary’s convertible preferred stock under assumed conversion	(972)	(233)	(2,036)	(568)

Numerator for earnings per share
Numerator for earnings per share assuming dilution	$1,501	$1,047	$3,146	$2,553

Denominator:
Denominator for basic calculation—Weighted-average shares	89,235	89,235	89,235	89,235
Weighted shares assumed upon exercise of stock options	6,111	2,564	5,993	4,651

Denominator for earnings per share assuming dilution	95,345	91,799	95,228	93,886

Earnings per share—basic	$0.02	$0.01	$0.05	$0.03
Earnings per share—diluted	$0.02	$0.01	$0.03	$0.03

The computations of diluted earnings excluded options to purchase 2.9 million shares and 2.1 million shares of common stock for the three and six months ended June 30, 2021 and 2020, respectively, because the options were anti-dilutive.

Note 15. Redeemable Noncontrolling Interest

In connection with the closing of the acquisition of Five Points on April 1, 2020, the Company formed a new subsidiary, P10 Intermediate, which was the acquiring entity of Five Points. On April 1, 2020, P10 Intermediate

P10 Holdings, Inc.

Notes to Consolidated Financial Statements

(Unaudited, dollar amounts stated in thousands)

issued three series (A, B and C) of redeemable convertible preferred shares. On October 2, 2020 and December 14, 2020, P10 Intermediate issued two additional series (D and E) in connection with the acquisitions of TrueBridge and Enhanced. The preferred shares on an as-if-converted basis represent approximately 40.9% of the aggregate issued and outstanding share capital of P10 Intermediate with P10 Holdings owning the remaining 59.1% through its 100% ownership of the outstanding common stock of P10 Intermediate. The third-party ownership interest represents a noncontrolling interest in P10 Intermediate, which we have a controlling interest in. There are common features among all three series of preferred shares, including:

•	The right to convert each share into a common share of P10 Intermediate (1:1 ratio).

•

The right to require P10 Intermediate to purchase all shares from the preferred shareholder after the 3rd anniversary of the Five Points acquisition close date unless the Company meets the acquisition threshold (as defined in P10 Intermediate’s Operating Agreement), at which point the right will be extended to the 5th anniversary. The shares are redeemable at fair market value.

•

P10 Intermediate has the right to exchange, immediately prior to a qualified public offer (as defined in P10 Intermediate’s Operating Agreement), each preferred share into an ordinary share of the new public entity at the then effective and applicable conversion price.

•	Each preferred share accrues dividends at the rate of 1% of the issue price per annum.

•

In the event of any liquidation, dissolution or winding up of P10 Intermediate, the preferred shareholders have legal rights after the debt holders, but before the notes payable to sellers and common equity holders.

•

Except for certain additional rights granted to the Series B preferred shareholder, each preferred shareholder has a number of votes equal to the number of shares they hold. The voting rights are identical to the common shareholders.

The following is a summary of each individual series and any additional features they have:

Series A

P10 Intermediate issued to the Five Points sellers 6,700,000 shares of Series A redeemable convertible preferred shares at a price of $3.00 per share for an aggregate issuance price of $20.1 million. These shares were a part of the purchase consideration in the acquisition of Five Points described in Note 3.

Series B

P10 Intermediate issued to Keystone Capital XXX, LLC (“Keystone”) 10,000,000 shares of Series B redeemable convertible preferred shares at a price of $3.00 per share for an aggregate issuance price of $30.0 million. The shares were issued in exchange for cash. The cash received was used as part of the cash consideration in the acquisition of Five Points described in Note 3.

In addition to the rights listed above, the Series B preferred shares also feature a call option that gives the shareholder the ability to purchase up to an additional 5,000,000 Series B preferred shares at an exercise price of $3 per share; provided the option may only be used for funding the cash purchase price of an acquisition and any related fees. The option may only be exercised with respect to a definitive agreement related to an acquisition and the option expires on the second anniversary of the Five Points acquisition close date.

On October 2, 2020, in connection with the acquisition of TrueBridge, Keystone exercised its option purchasing 1,333,333 shares of Series B redeemable convertible preferred shares at a price of $3.00 per share for an aggregate issuance price of $4.0 million.

P10 Holdings, Inc.

Notes to Consolidated Financial Statements

(Unaudited, dollar amounts stated in thousands)

On December 14, 2020, in connection with the acquisition of Enhanced, Keystone exercised its option purchasing 3,333,334 shares of Series B redeemable convertible preferred shares at a price of $3.00 per share for an aggregate issuance price of $10.0 million.

The Series B preferred shareholder is also granted additional protective rights with respect to certain matters.

Series C

P10 Intermediate issued to the holders of the TAB Payments 3,337,470 shares of Series C redeemable convertible preferred shares at a price of $3.00 per share for an aggregate issuance price of $10.0 million. The shares were issued in a non-cash exchange for a portion of the TAB Payments held. The gross value of the TAB payments received was $16.8 million.

Additionally, P10 Intermediate issued to certain key members of Five Points management 333,333 shares of Series C redeemable convertible preferred shares at a price of $3.00 per share for an aggregate issuance price of $1.0 million. The shares were issued in exchange for cash.

Series D

P10 Intermediate issued to the TrueBridge sellers 28,590,910 shares of Series D redeemable convertible preferred shares at a price of $3.30 per share for an aggregate issuance price of $94.4 million. These shares were a part of the purchase consideration in the acquisition of TrueBridge described in Note 3.

Additionally, on December 14, 2020, P10 Intermediate issued to certain TrueBridge employees 285,714 shares of Series D redeemable convertible preferred shares at a price of $3.50 per share for an aggregate issuance price of $1.0 million. The shares were issued in exchange for cash.

The Series D preferred shareholders are also granted additional protective rights with respect to certain matters.

Series E

P10 Intermediate issued to the Enhanced sellers 7,686,925 shares of Series E redeemable convertible preferred shares at a price of $3.50 per share for an aggregate issuance price of $26.9 million. These shares were a part of the purchase consideration in the acquisition of Enhanced described in Note 3.

Additionally, P10 Intermediate issued to certain key members of Enhanced management 100,714 shares of Series E redeemable convertible preferred shares at a price of $3.50 per share for an aggregate issuance price of $0.4 million. The shares were issued in exchange for cash.

Since the preferred shares are redeemable at the option of the holder and the redemption is not solely in the control of the Company, the preferred shares are accounted for as a redeemable noncontrolling interest and classified within temporary equity in the Company’s Consolidated Balance Sheets. The redeemable noncontrolling interest was initially measured at the fair value of the consideration paid. The preferred shares are considered not currently redeemable, but probable of becoming redeemable and therefore the redeemable noncontrolling interest is subsequently measured at the greater of the carrying amount or redemption value as of each reporting date. Dividends on the preferred shares are recognized as preferred dividends attributable to redeemable non-controlling interest in our Consolidated Statements of Operations.

P10 Holdings, Inc.

Notes to Consolidated Financial Statements

(Unaudited, dollar amounts stated in thousands)

The table below presents the reconciliation of changes in redeemable noncontrolling interests:

Balance at December 31, 2020	$198,439
Issuance of subsidiary preferred stock	—
Distribution of preferred dividends attributable to redeemable non-controlling interest	(719)
Preferred dividends attributable to redeemable noncontrolling interest	989

Balance at June 30, 2021	$198,709

Cumulative dividends in arrears on the preferred stock were $1.0 million and $0.7 million as of June 30, 2021 and December 31, 2020, respectively.

Note 16. Subsequent Events

Approval of 2021 Stock Incentive Plan

On July 30, 2021, the Board of Directors approved the P10 Holdings, Inc. 2021 Stock Incentive Plan (the “Plan”). The Plan provides for the issuance of 1 million shares available for grant, in addition to those approved in the P10 Holdings, Inc. 2018 Stock Incentive Plan. Per the Plan, the Compensation Committee of the Board of Directors may issue equity-based awards including options, stock appreciation rights and restricted stock awards.

In accordance with ASC 855, Subsequent Events, the Company evaluated all material events or transactions that occurred after June 30, 2021, the Consolidated Balance Sheet date, through the date the Consolidated Financial Statements were issued, and determined there have been no additional events or transactions which would materially impact the Consolidated Financial Statements.

Five Points Capital, Inc.

Financial Statements

December 31, 2019 and 2018

(With Independent Auditors’ Report Thereon)

KPMG LLP Aon Center Suite 5500 200 E. Randolph Street Chicago, IL 60601-6436

Independent Auditors’ Report

The Board of Directors

Five Points Capital, Inc.:

Report on the Financial Statements

We have audited the accompanying financial statements of Five Points Capital, Inc., which comprise the statements of assets, liabilities and shareholders’ equity as of December 31, 2019 and 2018, and the related statements of operations, comprehensive income, changes in shareholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Five Points Capital, Inc. as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended in accordance with U.S. generally accepted accounting principles.

Chicago, Illinois

October 19, 2020

Five Points Capital, Inc.

Statements of Assets, Liabilities and Shareholders’ Equity

December 31, 2019 and December 31, 2018

	December 31, 2019	December 31, 2018
Assets
Cash and cash equivalents	$183,959	$579,861
Prepaid expenses	19,860	35,901
Property and equipment, net	93,010	124,766
Other assets	20,920	111,892
Right-of-use assets	419,309	—

Total assets	$737,058	$852,420

Liabilities and Shareholders’ Equity
Accounts payable and accrued liabilities	$805,334	$221,301
Pension liability	1,291,164	663,449
Lease obligation	443,681	—

Total liabilities	2,540,179	884,750
Shareholders’ equity
Common stock - no par value; 15,000 and 15,000 shares authorized, respectively; 14,630 and 14,630 issued and outstanding, respectively	—	—
Additional paid-in capital	1,463	1,463
Accumulated deficit	(1,808,115)	(36,528)
Accumulated other comprehensive income	3,531	2,735

Total shareholders’ equity	(1,803,121)	(32,330)

Total liabilities and shareholders’ equity	$737,058	$852,420

The accompanying notes are an integral part of these financial statements.

Five Points Capital, Inc.

Statements of Operations

For the Years Ended December 31, 2019 and 2018

	For the Year Ended December 31,
	2019	2018
Revenues
Management fees	$17,644,913	$14,339,335

Total revenue	17,644,913	14,339,335

Expenses
Compensation and benefits	11,110,004	10,080,931
Professional fees	1,553,051	326,601
General, administrative and other	935,460	855,706
Depreciation and amortization	32,985	35,536

Total expenses	13,631,500	11,298,774

Net income	$4,013,413	$3,040,561

The accompanying notes are an integral part of these financial statements.

Five Points Capital, Inc.

Statements of Comprehensive Income

For the Years Ended December 31, 2019 and 2018

	For the Year Ended December 31,
	2019	2018
Net income	$4,013,413	$3,040,561
Other comprehensive income:
Items related to employee benefit plans:
Change in net actuarial gain	796	2,735

Comprehensive income	$4,014,209	$3,043,296

The accompanying notes are an integral part of these financial statements.

Five Points Capital, Inc.

Statements of Changes in Shareholders’ Equity

For the Years Ended December 31, 2019 and 2018

	Common Stock
	Shares	Amount	Additional Paid-in- Capital	Accumulated Deficit	Other Comprehensive Income	Total Shareholders’ Equity
Balance at December 31, 2017	14,630	—	1,463	222,911	—	224,374
Net income	—	—	—	3,040,561	—	3,040,561
Distributions to shareholders	—	—	—	(3,300,000)	—	(3,300,000)
Other comprehensive income	—	—	—	—	2,735	2,735

Balance at December 31, 2018	14,630	$—	$1,463	$(36,528)	$2,735	$(32,330)

Net income	—	—	—	4,013,413	—	4,013,413
Distributions to shareholders	—	—	—	(5,785,000)	—	(5,785,000)
Other comprehensive income	—	—	—	—	796	796

Balance at December 31, 2019	14,630	$—	$1,463	$(1,808,115)	$3,531	$(1,803,121)

The accompanying notes are an integral part of these financial statements.

Five Points Capital, Inc.

Statements of Cash Flows

For the Years Ended December 31, 2019 and 2018

	For the Year Ended December 31,
	2019	2018
Cash flows from operating activities
Net income	$4,013,413	$3,040,561

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization expense	32,985	35,536
Changes in assets and liabilities:
Other assets	89,743	439,725
Prepaid expenses	16,041	(29,924)
Right-of-use asset	171,205	—
Accounts payable and accrued liabilities	613,202	(925,083)
Pension liability	628,511	694,100
Lease obligation	(176,002)	—

Net cash provided by (used in) operating activities	5,389,098	3,254,915

Cash flows from investing activities
Purchase of furniture, equipment and leasehold improvements	—	(29,648)

Net cash provided by (used in) investing activities	—	(29,648)

Cash flows from financing activities
Distributions paid	(5,785,000)	(3,300,000)

Net cash provided by (used in) financing activities	(5,785,000)	(3,300,000)

Increase (decrease) in cash and cash equivalents	(395,902)	(74,733)

Cash and cash equivalents
Beginning of year	579,861	654,594

End of year	$183,959	$579,861

Supplemental information
Cash paid for amounts included in lease obligation	$205,481	$—

The accompanying notes are an integral part of these financial statements.

Five Points Capital, Inc.

Notes to the Financial Statements

For the Years Ended December 31, 2019 and 2018

1. Organization and Nature of Business

Five Points Capital, Inc. (the “Company”), a corporation organized in the state of North Carolina, is registered with the Securities and Exchange Commission (“SEC”) as an investment advisor. As a registered investment advisor, it provides investment advisory services to various private investment funds.

The Company was incorporated on February 21, 2005 as ReyCap Services, Inc. and changed its name to Five Points Capital, Inc. on February 22, 2013.

The Company’s headquarters are located in Winston-Salem, North Carolina.

2. Significant Accounting Policies

Basis of Presentation

The financial statements of the Company are presented on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All accounts are maintained in U.S. dollars.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts included in the financial statements and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers any investment with an original maturity of three months or less to be a cash equivalent. The Company holds no cash equivalents at December 31, 2019 and December 31, 2018.

Furniture, Equipment and Leasehold Improvements

Property, equipment and software are stated at cost and are depreciated over their estimated useful lives, ranging from 3 to 7 years, using the straight-line method beginning in the year an item was placed in service. Leasehold improvements, which are also stated at cost, are amortized over the shorter of their estimated useful lives or the term of the leases.

Long-lived Assets

The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of these assets is measured by comparison of their carrying amounts to future undiscounted cash flows that the assets are expected to generate. If long-lived assets are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the assets exceeds estimated fair value, and is recorded in the period in which the determination was made. The Company has determined there are no impairment losses for the years ended December 31, 2019 and 2018.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between independent and knowledgeable parties who are willing and able to transact for an asset or

Five Points Capital, Inc.

Notes to the Financial Statements

For the Years Ended December 31, 2019 and 2018

2. Significant Accounting Policies (continued)

liability at the measurement date. The Company uses valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs when determining fair value and then the Company ranks the estimated values based on the reliability of the inputs used following the fair value hierarchy set forth by the Financial Accounting Standards Board (FASB).

At December 31, 2019 and 2018, the Company used the following valuation techniques to measure fair value for assets:

•	Level 1 – Assets were valued using the closing price reported in the active market in which the individual security was traded.

•	Level 2 – Assets were valued using quoted prices in markets that are not active, broker dealer quotations, and other methods by which all significant inputs were observable at the measurement date.

•	Level 3 – Assets were valued using unobservable inputs in which little or no market data exists as reported by the respective institutions at the measurement date.

Leases

In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02, Leases, and subsequently issued several related amendments which are codified in ASC Topic 842. The standard requires lessees to record right of-use assets and lease obligations arising from most operating leases on its statement of assets, liabilities and shareholders’ equity. The Company adopted the standard for the reporting period beginning January 1, 2019, and adopted the standard using a modified retrospective method. The adoption did not significantly impact its statement of operations or its statement of cash flows. Upon adoption, the Company recorded a lease obligation and a corresponding right-of-use asset of $619,683 and $590,514, respectively. The Company elected the transition practical expedients provided by ASU 2016-02, which allowed the Company to carryforward its historical lease classification.

The Company currently leases office space under operating lease arrangements. As these leases expire, it is expected that, in the normal course of business, they will be renewed or replaced. The Company must record a right-of-use asset and a lease obligation at the commencement date of the lease, other than for leases with an initial term of 12 months or less. As permitted under ASU 2016-02, the Company elects not to record short-term leases with an initial lease term less than 12 months on the Company’s statement of financial assets, liabilities and shareholders’ equity. A lease obligation is initially and subsequently reported at the present value of the outstanding lease payments determined by discounting those lease payments over the remaining lease term using the incremental borrowing rate of the Company as of the commencement date. A right-of-use asset is initially reported at the present value of the corresponding lease obligation plus any prepaid lease payments and initial direct costs of entering into the lease, and reduced by any lease incentives. Subsequently, a right-of-use asset is reported at the present value of the lease obligation adjusted for any prepaid or accrued lease payments, remaining balances of any lease incentives received, unamortized initial direct costs of entering into the lease and any impairments of the right-of-use asset. The Company tests for possible impairments of right-of-use assets annually or more frequently whenever events or changes in circumstances indicate that the carrying value of a right-of-use asset may exceed its fair value. Subsequent to an impairment, the carrying value of the right-of-use asset is amortized on a straight-line basis over the remaining lease term.

Most lease agreements for office space that are classified as operating leases contain renewal options, rent escalation clauses or other lease incentives provided by the lessor. Lease expense is accrued to recognize lease

Five Points Capital, Inc.

Notes to the Financial Statements

For the Years Ended December 31, 2019 and 2018

2. Significant Accounting Policies (continued)

escalation provisions and renewal options that are reasonably certain to be exercised, as well as lease incentives provided by the lessor, on a straight-line basis over the lease term and is reported in general, administrative and other expenses in the statements of operations.

Revenue Recognition of Management Fees

On January 1, 2019, the Company adopted the new Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers, using the modified retrospective method. As a result, prior period amounts continue to be reported under legacy GAAP. The adoption did not change the historical pattern of recognizing revenue for management fees, and no cumulative adjustments were necessary upon adoption.

In accordance with ASC 606, Revenue from Contracts with Customers, revenue is recognized when the Company transfers promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled to in exchange for those goods or services. ASC 606 includes a five-step framework that requires an entity to: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when the entity satisfies a performance obligation.

While the determination of who is the customer in a contractual arrangement will be made on a contract-by-contract basis, the customer will generally be the investment fund for the Company’s significant management and advisory contracts.

The Company’s revenues consist primarily of investment advisory fees, which are recognized as revenue when earned. Investment advisory fees from the affiliated funds are recognized as earned and are billed in advance on a quarterly basis.

As it relates to the Company’s performance obligation to provide investment management services, the Company typically satisfies this performance obligation over time as the services are rendered, since the funds simultaneously receive and consume the benefits provided as the Company performs the service. The transaction price is the amount of consideration to which the Company expects to be entitled in exchange for transferring the promised services to the funds. Management fees earned from each investment management contract over the contract life represent variable consideration because the consideration the Company is entitled to varies based on fluctuations in the basis for the management fee, for example fund net asset value (“NAV”) or assets under management (“AUM”). Given that the management fee basis is susceptible to market factors outside of the Company’s influence, management fees are constrained and, therefore, estimates of future period management fees are generally not included in the transaction price. Revenue recognized for the investment management services provided is generally the amount determined at the end of the period because that is when the uncertainty for that period is resolved.

Accounts receivable are equal to contractual amounts reduced for allowances, if applicable. The Company considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts has been established as of December 31, 2019 or 2018. If accounts become uncollectible, they will be expensed when that determination is made. There are no receivables relating to management fees as of December 31, 2019 or 2018.

Income Taxes

The Company is not subject to federal income taxes. The shareholders are responsible for reporting their proportionate share of the Company’s income on their separate tax returns. Accordingly, no federal income tax

Five Points Capital, Inc.

Notes to the Financial Statements

For the Years Ended December 31, 2019 and 2018

2. Significant Accounting Policies (continued)

accruals have been provided for in the accompanying financial statements. The Company is subject to North Carolina unincorporated business taxes and pass-through entity taxes, which are based on a percentage of income, as defined by the respective tax rules.

Accounting principles generally accepted in the United States of America set forth a minimum threshold for financial statement recognition of the benefit of a tax position taken or expected to be taken in a tax return. The Company did not have any unrecognized tax benefits in the accompanying financial statements. In the normal course of business, the Company is subject to examination by federal, state, local and foreign jurisdictions, where applicable. As of December 31, 2019 and December 31, 2018, the tax years that remain subject to examination by the major tax jurisdictions under the statute of limitations is from the year 2016 and 2015 forward (with limited exceptions).

The Company accounts for uncertain tax positions in accordance with ASC 740-10, Income Taxes. ASC 740-10 provides several clarifications related to uncertain tax positions. Most notably, a “more likely-than-not” standard for initial recognition of tax positions, a presumption of audit detection and a measurement of recognized tax benefits based on the largest amount that has a greater than 50 percent likelihood of realization. ASC 740-10 applies a two-step process to determine the amount of tax benefit to be recognized in the financial statements. First, the Company must determine whether any amount of the tax benefit may be recognized. Second, the Company determines how much of the tax benefit should be recognized (this would only apply to tax positions that qualify for recognition). Accordingly, the Company has not recognized any penalty, interest or tax impact related to uncertain tax positions.

Defined Benefit Plan

Defined benefit plans are accounted for in accordance with FASB ASC 715 Compensation – Retirement Benefits (ASC 715), which requires that an entity recognize the overfunded or underfunded status of a single-employer defined benefit postretirement plan as an asset or a liability in its statements of assets, liabilities and shareholders’ equity, recognize changes in that funded status in comprehensive income, and disclose in the notes to the financial statements additional information about net periodic benefit cost. ASC 715 also requires entities to recognize as components of other comprehensive income the gains or losses and prior services costs or credits that arise during a period but are not recognized in the statements of operations as components of net periodic benefit cost. Those amounts recognized in other comprehensive income are adjusted as they are subsequently recognized in the statements of operations as components of net periodic benefit cost. Additionally, ASC 715 requires that an entity measure plan assets and benefit obligations as of the date of its fiscal year-end statements of assets, liabilities and shareholders’ equity. Effective January 1, 2018, the Company adopted ASU 2017-07, Compensation – Retirement Benefits (Topic 715), Improving the Net Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. This standard requires that an employer report the service cost component in the same line item or items as the compensation costs arising from services rendered by the pertinent employees during the period.

The Company records annual amounts relating to its pension plan based on calculations that incorporate various actuarial and other assumptions, including discount rates, mortality, assumed rates of return, compensation increases, turnover rates and healthcare cost trend rates. The Company reviews its assumptions on an annual basis and makes modifications to the assumptions based on current rates and trends when it is appropriate to do so. The Company believes that the assumptions utilized in recording its obligations under its plans are reasonable based on its experience and market conditions.

Five Points Capital, Inc.

Notes to the Financial Statements

For the Years Ended December 31, 2019 and 2018

2. Significant Accounting Policies (continued)

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Measurement of Credit Losses on Financial Instruments (ASU 2016-13). ASU 2016-13 provides amendments to ASC 326, Financial Instruments - Credit Losses, which replaces the incurred loss impairment model with a current expected credit loss (CECL) model. CECL requires a company to estimate lifetime expected credit losses based on relevant information about historical events, current conditions and reasonable and supportable forecasts. The guidance must be applied using the modified retrospective adoption method and is to be implemented no later than January 1, 2023. The adoption of the new guidance is not expected to have a material effect on the financial statements and related disclosures.

Risks and Uncertainties

In the normal course of business, the Company enters into contracts that contain a variety of representations and warranties. The Company’s maximum exposure under these arrangements is unknown as they involve future claims that have not occurred and may not occur. However, based on past experience, management expects the risk of loss to be remote.

3. Furniture, Equipment and Leasehold Improvements

Furniture, equipment and leasehold improvements at December 31, 2019 and December 31, 2018 are summarized as follows:

	As of December 31, 2019	As of December 31, 2018
Computer software	$37,400	$37,400
Computer equipment	111,614	111,614
Furniture and fixtures	401,638	401,638
Leasehold improvements	61,779	61,779

	612,431	612,431
Less: Accumulated depreciation and amortization	(519,421)	(487,665)

Property and equipment, net	$93,010	$124,766

Depreciation and amortization expense amounted to $32,985 and $35,536 for the years ended December 31, 2019 and December 31, 2018, respectively.

4. 401(k) Profit Sharing Plan

The Company has a noncontributory 401(k) profit sharing plan that covers all eligible employees of the Company. Company contributions are made on a discretionary basis. The Company’s contribution to this plan for the years ended December 31, 2019 and December 31, 2018 amounted to $195,917 and $171,989, respectively, which is included in compensation and benefits in the statements of operations.

Five Points Capital, Inc.

Notes to the Financial Statements

For the Years Ended December 31, 2019 and 2018

5. Commitments and Contingencies

Operating Leases

The Company currently leases space in Winston-Salem, North Carolina. At December 31, 2019, the Company’s lease has a remaining term of 2.25 years.

The lease commitments provide for minimum annual rental payments as of December 31, 2019 and are as follows:

Year ending December 31	Minimum Rental Commitments
2020	$209,163
2021	212,957
2022	53,792

Total future minimum lease payments	475,912
Less: Imputed interest	(32,231)

$443,681

Future minimum lease payments under non-cancelable operating leases as of December 31, 2018 are as follows:

Year ending December 31	Minimum Rental Commitments
2019	$205,481
2020	209,163
2021	212,957
2022	53,792

Total future minimum lease payments	$681,393

These minimum rentals are subject to escalation or reduction based upon certain nonlease component costs, such as, maintenance, utility and tax increases, incurred by the landlord for each year that the premise is actually occupied by the Company. During the years ended December 31, 2019 and December 31, 2018, the Company recognized rent expense on operating leases of $217,107 and $215,111, and such amount is included in general, administrative and other expenses in the statements of operations.

In determining the lease obligation on the statement of assets, liabilities and shareholders’ equity as of January 1, 2019, the Company utilized a discount rate of 6.05%.

The Company is subject to claims, legal proceedings and other contingencies in the ordinary course of its business activities. Each of these matters is subject to various uncertainties, and it is possible that some of these matters may be resolved unfavorably to the Company. The Company establishes accruals for matters that are probable and can be reasonably estimated. Management believes that any liability in excess of these accruals upon the ultimate resolution of these matters will not have a material adverse effect on the financial condition of the Company.

Five Points Capital, Inc.

Notes to the Financial Statements

For the Years Ended December 31, 2019 and 2018

6. Related Party Transactions

The Company is the investment advisor for affiliated private funds. During the years ended December 31, 2019 and December 31, 2018, the Company earned investment advisory fees of $18,191,295 and $14,582,587, respectively, from these funds, of which $546,382 and $243,252 was waived.

The Company paid for general, administrative and other expenses on behalf of affiliated private funds. These expenses were reimbursed by the affiliated funds. Total reimbursed expenses amounted to $445,009 and $478,874 for the years ended December 31, 2019 and December 31, 2018. These reimbursements were applied against the general, administrative and other expenses included in the statements of operations. The Company paid an additional $34,183 for general, administrative and other expenses on behalf of affiliated private funds, which was billed and remained outstanding as of December 31, 2018. This amount is included in other assets in the statement of assets, liabilities and shareholders’ equity as of December 31, 2018. The amount was subsequently reimbursed by the affiliated funds in 2019. There is no outstanding receivable balance as of December 31, 2019.

During 2018, the Company contributed $50,000 to one of the affiliated private funds on behalf of an affiliated investment vehicle. This balance is included in other assets in the statement of assets, liabilities and shareholders’ equity as of December 31, 2018. This was subsequently reimbursed to the Company in 2019 and no balance remains outstanding as of December 31, 2019.

7. Shareholders’ Equity

The Company is authorized to issue 15,000 shares of common stock having no par value. At December 31, 2019 and 2018, there are 14,630 shares issued and outstanding.

8. Distributions and Allocations

The Articles of Incorporation (the “Agreement”), governing the operations of the Company, contains provisions which call for the allocation of income and gain to equity accounts and subsequent distribution to its shareholders. This is generally in proportion to their respective ownership percentage, as defined in the Agreement.

9. Concentrations

The Company maintains its cash balances in one major North Carolina bank. The balances in these accounts usually exceed the insurance limits of the Federal Deposit Insurance Corporation. The Company is subject to credit risk should this financial institution be unable to fulfill its obligations. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on such deposits.

Five Points Capital, Inc.

Notes to the Financial Statements

For the Years Ended December 31, 2019 and 2018

10. Pension Plan

The Company sponsors Five Points Capital, Inc. Pension Plan (the “Plan”), which is a defined benefit plan. The Plan, which was effective on January 1, 2016, covers all employees who have attained the age of 21, completed one year of service with at least 1,000 hours of service, and are specifically included within the Plan. The participants are vested in the Plan based on years of service as follows:

Vesting Schedule
Years of Service	Percentage
Less than 2	0%
2	20%
3	40%
4	60%
5	80%
6	100%

Retirement benefits are equal to the value of the employee’s accumulation account, comprised of the employer’s contribution, each year plus accumulated earnings. The retirement benefit commences upon retirement or termination of employment and can be distributed as an annuity or a lump sum distribution.

	2019	2018
Change in projected benefit obligation
Benefit obligation, beginning of year	$1,904,307	$1,313,983
Service cost	1,294,696	666,186
Interest cost	94,842	65,606
(Gains)/losses	368,642	(164,806)
Plan amendments	—	23,591
Less benefits paid	—	(253)

Benefit obligation, end of year	3,662,487	1,904,307
Change in plan assets
Fair value of plan assets, beginning of year	1,240,858	680,685
Actual return on plan assets	456,222	(103,287)
Employer contributions	674,243	663,713
Less benefits paid	—	(253)

Fair value of plan assets, end of year	2,371,323	1,240,858

Underfunded status	$1,291,164	$663,449

The underfunded status of the Plan is recognized in the accompanying statements of assets, liabilities and shareholders’ equity as pension liability in the amount of $1,291,164 and $663,449 at December 31, 2019 and 2018. Employer contributions reflected in the change in plan assets table in the amount of $674,243 and $663,713 for the year ended December 31, 2019 and December 31, 2018 reflect the actual cash contributed to, and received by, the Plan during such year.

Five Points Capital, Inc.

Notes to the Financial Statements

For the Years Ended December 31, 2019 and 2018

10. Pension Plan (continued)

The following are weighted-average assumptions used to determine benefit obligations at December 31, 2019 and 2018.

	2019	2018
Discount Rate	5.0%	5.0%
Mortality tables	RP-2014 mortality table adjusted to the base year of 2006	RP-2014 mortality table adjusted to the base year of 2006

The net periodic pension cost for the years ended December 31, 2019 and 2018 are as follows:

	2019	2018
Net periodic benefit cost recognized in the statements of operations
Service cost	$1,294,696	$666,186
Interest cost	94,842	65,606

Net periodic benefit cost	$1,389,538	$731,792

This amount is included in compensation and benefits in the accompanying statements of operations for the years ended December 31, 2019 and 2018. A discount rate of 5.0% and expected return on plan assets of 5.0% were assumed in the determination of the net periodic pension cost. The expected rate of return on plan assets is determined based on historical returns adjusted for expectations of future returns.

Investment Policy and Strategy

The Plan invests in an investment portfolio characterized by moderate risk. The principal goal of the investment of the funds in the Plan is both security and long-term stability with moderate growth commensurate with the anticipated retirement dates of participants. Investments, other than “fixed dollar” investments, is included among the Plan’s investments to prevent erosion by inflation. However, investments are sufficiently liquid to enable the Plan, on short notice, to make some distributions in the event of the death or disability of a participant.

The Plan is invested in mutual funds as of December 31, 2019 and 2018.

Five Points Capital, Inc.

Notes to the Financial Statements

For the Years Ended December 31, 2019 and 2018

10. Pension Plan (continued)

Fair Value Measurements

The fair value of the Plan’s assets by asset class is as follows:

	December 31, 2019
	Level 1	Level 2	Level 3	Total Fair Value
Mutual funds	$2,371,323	$—	$—	$2,371,323

	$2,371,323	$—	$—	$2,371,323

	December 31, 2018
	Level 1	Level 2	Level 3	Total Fair Value
Mutual funds	$1,240,858	$—	$—	$1,240,858

	$1,240,858	$—	$—	$1,240,858

The mutual funds are valued at quoted market prices at the last sales price on the date of determination on the largest securities exchange in which such securities have been traded on such date.

On December 30, 2019, the Company determined that the Plan would be terminated, effective March 31, 2020. On March 27, 2020, the Company paid $1,310,355 to the Plan. As a result of this payment, the Plan was fully funded and, on March 31, 2020, the Plan was terminated.

11. Subsequent Events

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (COVID-19) a global pandemic, which has resulted in significant disruption and uncertainty in the global economic markets. The extent of the operational and financial impact the COVID-19 pandemic may have on the Company has yet to be determined and is dependent on its duration and spread, any related operational restrictions and the overall economy. Currently, the Company has activated our Business Continuity Plan, which assures the ability for all aspects of our business to continue operating without interruption. The Company is unable to accurately predict how COVID-19 will affect the results of our operations because the virus’s severity and the duration of the pandemic are uncertain. However, the Company does not expect a significant impact to our near-term results given the structure of our contracts.

On April 1, 2020, 100% of the outstanding shares of the Company were acquired by P10 Intermediate Holdings, LLC, a 100% owned subsidiary of P10 Holdings, Inc. (“P10”). The Company’s corporate governance is now controlled by a newly formed board of managers consisting of a combination of representatives from both the Company and P10.

Subsequent to December 31, 2019, the Company entered into employment agreements with certain key individuals that are renewable on an annual basis. These contracts expire in January 2024.

In accordance with ASC 855, Subsequent Events, the Company evaluated all material events or transactions that occurred after December 31, 2019, the statements of assets, liabilities and shareholders’ equity date, through October 19, 2020, the date the financial statements were issued, and determined no additional events or transactions which would materially impact the financial statements.

Five Points Capital, Inc.

Unaudited Financial Statements

March 31, 2020 and 2019

Five Points Capital, Inc.

Statements of Assets, Liabilities and Shareholders’ Equity

March 31, 2020 and December 31, 2019

	March 31, 2020	December 31, 2019
Assets
Cash and cash equivalents	$—	$183,959
Prepaid expenses	—	19,860
Property and equipment, net	86,502	93,010
Other assets	330,042	20,920
Right-of-use assets	375,620	419,309

Total assets	$792,164	$737,058

Liabilities and Shareholders’ Equity
Accounts payable and accrued liabilities	$1,526,020	$805,334
Pension liability	—	1,291,164
Lease obligation	398,268	443,681
Shareholder loans	4,100,000	—

Total liabilities	6,024,288	2,540,179
Shareholders’ equity (deficit)
Common stock - no par value; 15,000 and 15,000 shares authorized, respectively; 14,630 and 14,630 issued and outstanding, respectively	—	—
Additional paid-in capital	1,463	1,463
Accumulated deficit	(5,233,587)	(1,808,115)
Accumulated other comprehensive income	—	3,531

Total shareholders’ equity (deficit)	(5,232,124)	(1,803,121)

Total liabilities and shareholders’ equity (deficit)	$792,164	$737,058

Five Points Capital, Inc.

Statements of Operations

For the Three Months Ended March 31, 2020 and 2019

	Three Months Ended March 31,
	2020	2019
Revenues
Management fees	$4,333,827	$3,835,315

Total revenue	4,333,827	3,835,315

Expenses
Compensation and benefits	6,914,088	2,197,950
Professional fees	566,348	129,666
General, administrative and other	272,048	147,385
Depreciation and amortization	6,815	8,246

Total expenses	7,759,299	2,483,247

Net income (loss)	$(3,425,472)	$1,352,068

Five Points Capital, Inc.

Statements of Comprehensive Income

For the Three Months Ended March 31, 2020 and 2019

	Three Months Ended March 31,
	2020	2019
Net income (loss)	$(3,425,472)	$1,352,068
Other comprehensive income:
Items related to employee benefit plans:
Change in net actuarial gain	(3,531)	199

Comprehensive income (loss)	$(3,429,003)	$1,352,267

Five Points Capital, Inc.

Statements of Changes in Shareholders’ Equity (Deficit)

For the Three Months Ended March 31, 2020 and 2019

	Common Stock
	Shares	Amount	Additional Paid-in-Capital	Accumulated Deficit	Other Comprehensive Income	Total Shareholders’ Equity (Deficit)
Balance at December 31, 2019	14,630	—	1,463	(1,808,115)	3,531	(1,803,121)
Net income	—	—	—	(3,425,472)	—	(3,425,472)
Distributions to shareholders	—	—	—	—	—	—
Other comprehensive loss	—	—	—	—	(3,531)	(3,531)

Balance at March 31, 2020	14,630	$—	$1,463	$(5,233,587)	$—	$(5,232,124)

	Common Stock
	Shares	Amount	Additional Paid-in-Capital	Accumulated Deficit	Other Comprehensive Income	Total Shareholders’ Equity (Deficit)
Balance at December 31, 2018	14,630	—	1,463	(36,528)	2,735	(32,330)
Net income	—	—	—	1,352,068	—	1,352,068
Distributions to shareholders	—	—	—	(2,000,000)	—	(2,000,000)
Other comprehensive income	—	—	—	—	199	199

Balance at March 31, 2019	14,630	$—	$1,463	$(684,460)	$2,934	$(680,063)

Five Points Capital, Inc.

Statements of Cash Flows

For the Three Months Ended March 31, 2020 and 2019

	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities
Net income (loss)	$(3,425,472)	$1,352,068

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization expense	6,815	8,246
Changes in assets and liabilities:
Other assets	(309,429)	(833,747)
Prepaid expenses	19,860	(1,084)
Right-of-use asset	43,689	(546,350)
Accounts payable and accrued liabilities	720,686	(171,988)
Pension liability	(1,294,695)	157,128
Lease obligation	(45,413)	574,695

Net cash provided by (used in) operating activities	(4,283,959)	538,968

Cash flows from financing activities
Proceeds from shareholders loans	4,100,000	—

Net cash provided by financing activities	4,100,000	—

Increase (decrease) in cash and cash equivalents	(183,959)	538,968
Cash and cash equivalents
Beginning of period	183,959	579,861

End of period	$—	$1,118,829

Supplemental information
Cash paid for amounts included in lease obligation	$51,896	$50,995
Accrued distributions payable	—	2,000,000

Five Points Capital, Inc.

Notes to the Financial Statements

For the Three Months Ended March 31, 2020 and 2019

1. Organization and Nature of Business

Five Points Capital, Inc. (the “Company”), a corporation organized in the state of North Carolina, is registered with the Securities and Exchange Commission (“SEC”) as an investment advisor. As a registered investment advisor, it provides investment advisory services to various private investment funds.

The Company was incorporated on February 21, 2005 as ReyCap Services, Inc. and changed its name to Five Points Capital, Inc. on February 22, 2013.

The Company’s headquarters are located in Winston-Salem, North Carolina.

2. Significant Accounting Policies

Basis of Presentation

The financial statements of the Company are presented on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All accounts are maintained in U.S. dollars.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts included in the financial statements and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers any investment with an original maturity of three months or less to be a cash equivalent. The Company holds no cash equivalents at March 31, 2020 and December 31, 2019.

Furniture, Equipment and Leasehold Improvements

Property, equipment and software are stated at cost and are depreciated over their estimated useful lives, ranging from 3 to 7 years, using the straight-line method beginning in the year an item was placed in service. Leasehold improvements, which are also stated at cost, are amortized over the shorter of their estimated useful lives or the term of the leases.

Long-lived Assets

The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of these assets is measured by comparison of their carrying amounts to future undiscounted cash flows that the assets are expected to generate. If long-lived assets are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the assets exceeds estimated fair value, and is recorded in the period in which the determination was made. The Company has determined there are no impairment losses for the three months ended March 31, 2020 and 2019.

Other Assets

Included within other assets on the statement of assets, liabilities and equity at March 31, 2020 is approximately $290,000 of receivables related to payroll tax refunds.

Five Points Capital, Inc.

Notes to the Financial Statements

For the Three Months Ended March 31, 2020 and 2019

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between independent and knowledgeable parties who are willing and able to transact for an asset or liability at the measurement date. The Company uses valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs when determining fair value and then the Company ranks the estimated values based on the reliability of the inputs used following the fair value hierarchy set forth by the Financial Accounting Standards Board (FASB).

At March 31, 2020 and December 31, 2019, the Company used the following valuation techniques to measure fair value for assets:

•	Level 1 – Assets were valued using the closing price reported in the active market in which the individual security was traded.

•	Level 2 – Assets were valued using quoted prices in markets that are not active, broker dealer quotations, and other methods by which all significant inputs were observable at the measurement date.

•	Level 3 – Assets were valued using significant unobservable inputs in which little or no market data exists as reported by the respective institutions at the measurement date.

Leases

In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02, Leases, and subsequently issued several related amendments which are codified in ASC Topic 842. The standard requires lessees to record right of-use assets and lease obligations arising from most operating leases on its statement of assets, liabilities and shareholders’ equity. The Company adopted the standard for the reporting period beginning January 1, 2019, and adopted the standard using a modified retrospective method. The adoption did not significantly impact its statement of operations or its statement of cash flows. Upon adoption, the Company recorded a lease obligation and a corresponding right-of-use asset of $619,683 and $590,514, respectively. The Company elected the transition practical expedients provided by ASU 2016-02, which allowed the Company to carryforward its historical lease classification.

The Company currently leases office space under operating lease arrangements. As these leases expire, it is expected that, in the normal course of business, they will be renewed or replaced. The Company must record a right-of-use asset and a lease obligation at the commencement date of the lease, other than for leases with an initial term of 12 months or less. As permitted under ASU 2016-02, the Company elects not to record short-term leases with an initial lease term less than 12 months on the Company’s statement of assets, liabilities and shareholders’ equity. A lease obligation is initially and subsequently reported at the present value of the outstanding lease payments determined by discounting those lease payments over the remaining lease term using the incremental borrowing rate of the Company as of the commencement date. A right-of-use asset is initially reported at the present value of the corresponding lease obligation plus any prepaid lease payments and initial direct costs of entering into the lease, and reduced by any lease incentives. Subsequently, a right-of-use asset is reported at the present value of the lease obligation adjusted for any prepaid or accrued lease payments, remaining balances of any lease incentives received, unamortized initial direct costs of entering into the lease and any impairments of the right-of-use asset. The Company tests for possible impairments of right-of-use assets annually or more frequently whenever events or changes in circumstances indicate that the carrying value of a right-of-use asset may exceed its fair value. Subsequent to an impairment, the carrying value of the right-of-use asset is amortized on a straight-line basis over the remaining lease term.

Five Points Capital, Inc.

Notes to the Financial Statements

For the Three Months Ended March 31, 2020 and 2019

Most lease agreements for office space that are classified as operating leases contain renewal options, rent escalation clauses or other lease incentives provided by the lessor. Lease expense is accrued to recognize lease escalation provisions and renewal options that are reasonably certain to be exercised, as well as lease incentives provided by the lessor, on a straight-line basis over the lease term and is reported in general, administrative and other expenses in the statements of operations.

Revenue Recognition of Management Fees

On January 1, 2019, the Company adopted the new Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers, using the modified retrospective method. As a result, prior period amounts continue to be reported under legacy GAAP. The adoption did not change the historical pattern of recognizing revenue for management fees, and no cumulative adjustments were necessary upon adoption.

In accordance with ASC 606, Revenue from Contracts with Customers, revenue is recognized when the Company transfers promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled to in exchange for those goods or services. ASC 606 includes a five-step framework that requires an entity to: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when the entity satisfies a performance obligation.

While the determination of who is the customer in a contractual arrangement will be made on a contract-by-contract basis, the customer will generally be the investment fund for the Company’s significant management and advisory contracts.

The Company’s revenues consist primarily of investment management fees, which are recognized as revenue when earned. Investment management fees from the affiliated funds are recognized as earned and are billed in advance on a quarterly basis.

As it relates to the Company’s performance obligation to provide investment management services, the Company typically satisfies this performance obligation over time as the services are rendered, since the funds simultaneously receive and consume the benefits provided as the Company performs the service. The transaction price is the amount of consideration to which the Company expects to be entitled in exchange for transferring the promised services to the funds. Management fees earned from each investment management contract over the contract life represent variable consideration because the consideration the Company is entitled to varies based on fluctuations in the basis for the management fee, for example fund net asset value (“NAV”) or assets under management (“AUM”). Given that the management fee basis is susceptible to market factors outside of the Company’s influence, management fees are constrained and, therefore, estimates of future period management fees are generally not included in the transaction price. Revenue recognized for the investment management services provided is generally the amount determined at the end of the period because that is when the uncertainty for that period is resolved.

Accounts receivable are equal to contractual amounts reduced for allowances, if applicable. The Company considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts has been established as of March 31, 2020 or 2019. If accounts become uncollectible, they will be expensed when that determination is made. There are no receivables relating to management fees as of March 31, 2020 or December 31, 2019.

Five Points Capital, Inc.

Notes to the Financial Statements

For the Three Months Ended March 31, 2020 and 2019

Income Taxes

The Company is not subject to federal income taxes. The shareholders are responsible for reporting their proportionate share of the Company’s income on their separate tax returns. Accordingly, no federal income tax accruals have been provided for in the accompanying financial statements. The Company is subject to North Carolina unincorporated business taxes and pass-through entity taxes, which are based on a percentage of income, as defined by the respective tax rules.

Accounting principles generally accepted in the United States of America set forth a minimum threshold for financial statement recognition of the benefit of a tax position taken or expected to be taken in a tax return. The Company did not have any unrecognized tax benefits in the accompanying financial statements. In the normal course of business, the Company is subject to examination by federal, state, local and foreign jurisdictions, where applicable. As of March 31, 2020, the tax years that remain subject to examination by the major tax jurisdictions under the statute of limitations is from the year 2016 forward (with limited exceptions).

The Company accounts for uncertain tax positions in accordance with ASC 740-10, Income Taxes. ASC 740-10 provides several clarifications related to uncertain tax positions. Most notably, a “more likely-than-not” standard for initial recognition of tax positions, a presumption of audit detection and a measurement of recognized tax benefits based on the largest amount that has a greater than 50 percent likelihood of realization. ASC 740-10 applies a two-step process to determine the amount of tax benefit to be recognized in the financial statements. First, the Company must determine whether any amount of the tax benefit may be recognized. Second, the Company determines how much of the tax benefit should be recognized (this would only apply to tax positions that qualify for recognition). Accordingly, the Company has not recognized any penalty, interest or tax impact related to uncertain tax positions.

Defined Benefit Plan

Defined benefit plans are accounted for in accordance with FASB ASC 715 Compensation – Retirement Benefits (ASC 715), which requires that an entity recognize the overfunded or underfunded status of a single-employer defined benefit postretirement plan as an asset or a liability in its statements of assets, liabilities and shareholders’ equity, recognize changes in that funded status in comprehensive income, and disclose in the notes to the financial statements additional information about net periodic benefit cost. ASC 715 also requires entities to recognize as components of other comprehensive income the gains or losses and prior services costs or credits that arise during a period but are not recognized in the statements of operations as components of net periodic benefit cost. Those amounts recognized in other comprehensive income are adjusted as they are subsequently recognized in the statements of operations as components of net periodic benefit cost. Additionally, ASC 715 requires that an entity measure plan assets and benefit obligations as of the date of its fiscal year-end statements of assets, liabilities and shareholders’ equity.

The Company records annual amounts relating to its pension plan based on calculations that incorporate various actuarial and other assumptions, including discount rates, mortality, assumed rates of return, compensation increases, turnover rates and healthcare cost trend rates. The Company reviews its assumptions on an annual basis and makes modifications to the assumptions based on current rates and trends when it is appropriate to do so. The Company believes that the assumptions utilized in recording its obligations under its plans are reasonable based on its experience and market conditions.

Five Points Capital, Inc.

Notes to the Financial Statements

For the Three Months Ended March 31, 2020 and 2019

Risks and Uncertainties

In the normal course of business, the Company enters into contracts that contain a variety of representations and warranties. The Company’s maximum exposure under these arrangements is unknown as they involve future claims that have not occurred and may not occur. However, based on past experience, management expects the risk of loss to be remote.

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Measurement of Credit Losses on Financial Instruments (ASU 2016-13). ASU 2016-13 provides amendments to ASC 326, Financial Instruments - Credit Losses, which replaces the incurred loss impairment model with a current expected credit loss (CECL) model. CECL requires a company to estimate lifetime expected credit losses based on relevant information about historical events, current conditions and reasonable and supportable forecasts. The guidance must be applied using the modified retrospective adoption method and is to be implemented no later than January 1, 2023. The adoption of the new guidance is not expected to have a material effect on the financial statements and related disclosures.

3. Related Party Transactions

The Company is the investment advisor for affiliated private funds. During the three months ended March 31, 2020 and 2019, the Company earned investment management fees of $4,333,827 and $3,835,315, respectively, from these funds.

The Company paid for general, administrative, and other expenses on behalf of affiliated private funds. These expenses were reimbursed by the affiliated funds. Total reimbursed expenses amounted to $61,862 and $125,896 for the three months ended March 31, 2020 and 2019, respectively. These reimbursements were applied against the general, administrative, and other expenses included in the statement of operations.

The Company was indebted to four separate shareholders of the Company for an aggregate amount of $4,100,000 at March 31, 2020 as reflected on the statement of assets, liability and shareholders’ equity. Each of the four separate, interest-free loans were funded on March 26, 2020 and entire balance of the principal of each note is due and payable upon the later of the closing date as defined in the certain Purchase Agreement related to acquisition of the Company as described in Note 7, or by written request of the shareholder.

4. Distributions and Allocations

The Articles of Incorporation (the “Agreement”), governing the operations of the Company, contains provisions which call for the allocation of income and gain to equity accounts and subsequent distribution to its shareholders. This is generally in proportion to their respective ownership percentage, as defined in the Agreement.

5. Concentrations

The Company maintains its cash balances in one major North Carolina bank. The balances in these accounts usually exceed the insurance limits of the Federal Deposit Insurance Corporation. The Company is subject to credit risk should this financial institution be unable to fulfill its obligations. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on such deposits.

Five Points Capital, Inc.

Notes to the Financial Statements

For the Three Months Ended March 31, 2020 and 2019

6. Pension Plan

The Company sponsored Five Points Capital, Inc. Pension Plan (the “Plan”), which is a defined benefit plan. The Plan, which was effective on January 1, 2016, covers all employees who have attained the age of 21, completed one year of service with at least 1,000 hours of service, and are specifically included within the Plan. Participants are vested in the Plan based on years of service.

Retirement benefits are equal to the value of the employee’s accumulation account, comprised of the employer’s contribution, each year plus accumulated earnings. The retirement benefit commences upon retirement or termination of employment and can be distributed as an annuity or a lump sum distribution. The underfunded status of the Plan is recognized in the accompanying statements of assets, liabilities and shareholders’ equity as pension liability at December 31, 2019. Net periodic benefit cost for the three months ended March 31, 2019 was $347,385.

On December 31, 2019, the Company determined that the Plan would be terminated, effective March 31, 2020. On March 27, 2020, the Company paid $1,310,355 to the Plan. As a result of this payment, the Plan was fully funded and, on March 31, 2020, the Plan was terminated. Included within compensation and benefits on the statement of operations for the three months ended March 31, 2020 are approximately $50,000 of additional expenses paid by the Company related to the plan.

7. Subsequent Events

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (COVID-19) a global pandemic, which has resulted in significant disruption and uncertainty in the global economic markets. The extent of the operational and financial impact the COVID-19 pandemic may have on the Company has yet to be determined and is dependent on its duration and spread, any related operational restrictions and the overall economy. Currently, the Company has activated our Business Continuity Plan, which assures the ability for all aspects of our business to continue operating without interruption. The Company is unable to accurately predict how COVID-19 will affect the results of our operations because the virus’s severity and the duration of the pandemic are uncertain. However, the Company does not expect a significant impact to our near-term results given the structure of our contracts.

On April 1, 2020, 100% of the outstanding shares of the Company were acquired by P10 Intermediate Holdings, LLC, a 100% owned subsidiary of P10 Holdings, Inc. (“P10”). The Company’s corporate governance is now controlled by a newly formed board of managers consisting of a combination of representatives from both the Company and P10.

In accordance with ASC 855, Subsequent Events, the Company evaluated all material events or transactions that occurred after March 31, 2020, the statements of assets, liabilities and shareholders’ equity date, through October 31, 2020, the date the financial statements were issued, and determined no additional events or transactions which would materially impact the financial statements.

TrueBridge Capital Partners, LLC

Financial Statements

December 31, 2019 and 2018

(With Independent Auditors’ Report Thereon)

KPMG LLP
Aon Center
Suite 5500
200 E. Randolph Street
Chicago, IL 60601-6436

Independent Auditors’ Report

The Members

TrueBridge Capital Partners, LLC:

We have audited the accompanying financial statements of TrueBridge Capital Partners, LLC (the Company), which comprise the statements of assets, liabilities, and members’ equity as of December 31, 2019 and 2018, and the related statements of operations, comprehensive income, changes in members’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TrueBridge Capital Partners, LLC as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended in accordance with U.S. generally accepted accounting principles.

Emphasis of Matter

As discussed in Note 2 to the financial statements, in 2019, the Company adopted new accounting guidance, Accounting Standards Codification 606, Revenue from Contracts with Customers and ASU No. 2016-2, Leases (Topic 842). Our opinion is not modified with respect to this matter.

Chicago, Illinois

November 1, 2020

TrueBridge Capital Partners, LLC

Statements of Assets, Liabilities and Members’ Equity

December 31, 2019 and December 31, 2018

	December 31, 2019	December 31, 2018
Assets
Investments in funds	$1,644,559	$1,220,935
Cash and cash equivalents	244,294	1,376
Right-of-use assets	1,609,007	—
Due from affiliated investment funds	154,434	778,190
Prepaid expenses	60,301	837,513
Property and equipment, net	1,275,855	1,294,348
Pension asset	460,426	—
Other assets	32,956	39,810

Total assets	$5,481,832	$4,172,172

Liabilities and Members’ Equity
Accounts payable and accrued liabilities	$559,542	$1,326,357
Pension liability	—	140,996
Lease obligation	2,190,034	—
Line of credit	583,333	519,225

Total liabilities	3,332,909	1,986,578
Members’ equity
Retained earnings	2,196,314	2,522,935
Accumulated other comprehensive (loss)	(47,391)	(337,341)

Total members’ equity	2,148,923	2,185,594

Total liabilities and members’ equity	$5,481,832	$4,172,172

The accompanying notes are an integral part of these financial statements.

TrueBridge Capital Partners, LLC

Statements of Operations

For the Years Ended December 31, 2019 and 2018

	For the Year Ended December 31,
	2019	2018
Revenues
Management fees	$18,581,364	$15,683,120
Investment income	383,176	183,934

Total revenues	18,964,540	15,867,054

Expenses
Compensation and benefits	3,993,153	3,185,396
Management fee expenses	5,193,624	5,247,505
Professional fees	167,200	901,778
General, administrative and other	988,216	826,683
Depreciation and amortization	218,601	62,544
Loss on disposal of equipment	—	61,140

Total expenses	10,560,794	10,285,046

Net income	$8,403,746	$5,582,008

The accompanying notes are an integral part of these financial statements.

TrueBridge Capital Partners, LLC

Statements of Comprehensive Income

For the Years Ended December 31, 2019 and 2018

	For the Year Ended December 31,
	2019	2018
Net income	$8,403,746	$5,582,008
Other comprehensive income (loss):
Items related to employee benefit plans:
Change in net actuarial gain (loss)	278,728	(186,471)
Change in unrecognized transition amount	11,222	11,222

Other comprehensive income (loss)	289,950	(175,249)

Comprehensive income	$8,693,696	$5,406,759

The accompanying notes are an integral part of these financial statements.

TrueBridge Capital Partners, LLC

Statements of Changes in Members’ Equity

For the Years Ended December 31, 2019 and 2018

	Retained Earnings	Accumulated Other Comprehensive (Loss)	Total Members’ Equity
Balance at December 31, 2017	$2,070,967	$(162,092)	$1,908,875
Net income	5,582,008	—	5,582,008
Distributions to members	(5,130,040)	—	(5,130,040)
Other comprehensive income (loss)	—	(175,249)	(175,249)

Balance at December 31, 2018	$2,522,935	$(337,341)	$2,185,594

Net income	8,403,746	—	8,403,746
Distributions to members	(8,730,367)	—	(8,730,367)
Other comprehensive income (loss)	—	289,950	289,950

Balance at December 31, 2019	$2,196,314	$(47,391)	$2,148,923

The accompanying notes are an integral part of these financial statements.

TrueBridge Capital Partners, LLC

Statements of Cash Flows

For the Years Ended December 31, 2019 and 2018

	For the Year Ended December 31,
	2019	2018
Cash flows from operating activities
Net income	$8,403,746	$5,582,008
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization expense	218,601	62,544
Change in fair value of investments in funds	(383,176)	323,532
In-kind management fee income	(784,318)	—
Changes in assets and liabilities:
Due from affiliated investment funds	623,756	(433,864)
Prepaid expenses	777,212	88,124
Right-of-use assets	227,824	—
Other assets	6,854	15,441
Accounts payable and accrued liabilities	(81,813)	873,531
Subscriptions payable	—	(507,466)
Pension asset/liability	(311,472)	(187,950)
Lease obligation	(331,799)	—

Net cash provided by (used in) operating activities	8,365,415	5,815,900

Cash flows from investing activities
Purchase of furniture, equipment and leasehold improvements	(200,108)	(1,251,649)
Contributions to investments	(254,895)	(259,973)
Distributions from investments	294,515	256,618

Net cash provided by (used in) investing activities	(160,488)	(1,255,004)

Cash flows from financing activities
Draw on line of credit	700,000	1,192,936
Repayment of line of credit	(635,892)	(673,711)
Distributions paid	(8,026,117)	(5,130,040)

Net cash provided by (used in) financing activities	(7,962,009)	(4,610,815)

Increase (decrease) in cash and cash equivalents	242,918	(49,919)
Cash and cash equivalents
Beginning of year	1,376	51,295

End of year	$244,294	$1,376

Supplemental information
Cash paid for amounts included in lease obligation	$440,436	$—
Cash paid for interest on line of credit	17,494	11,268
Non-cash supplemental information
In-kind distribution of investment	$(704,250)	$—
In-kind management fee income	784,318	—

The accompanying notes are an integral part of these financial statements.

TrueBridge Capital Partners, LLC

Notes to the Financial Statements

For the Years Ended December 31, 2019 and 2018

1. Organization and Nature of Business

TrueBridge Capital Partners, LLC (the “Company”), a limited liability company organized in the state of Delaware, is registered with the Securities and Exchange Commission (“SEC”) as an investment advisor. As a registered investment advisor, it provides investment advisory services to various private investment funds.

The Company was incorporated on February 12, 2007 as Williams Poston Co., LLC and changed its name to TrueBridge Capital Partners, LLC on April 4, 2007.

The Company’s principal place of business is located in Chapel Hill, North Carolina.

2. Significant Accounting Policies and Basis of Presentation

The financial statements of the Company are presented on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All accounts are maintained in U.S. dollars.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts included in the financial statements and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers any investment with an original maturity of three months or less to be a cash equivalent. The Company holds no cash equivalents at December 31, 2019 and December 31, 2018.

Furniture, Equipment and Leasehold Improvements

Property, equipment and software are stated at cost and are depreciated over their estimated useful lives, ranging from 3 to 10 years, using the straight-line method beginning in the year an item was placed in service. Leasehold improvements, which are also stated at cost, are amortized over the shorter of their estimated useful lives or the term of the leases.

Long-lived Assets

The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of these assets is measured by comparison of their carrying amounts to future undiscounted cash flows that the assets are expected to generate. If long-lived assets are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the assets exceeds estimated fair value, and is recorded in the period in which the determination was made. The Company has determined there are no impairment losses for the years ended December 31, 2019 and 2018.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between independent and knowledgeable parties who are willing and able to transact for an asset or

TrueBridge Capital Partners, LLC

Notes to the Financial Statements

For the Years Ended December 31, 2019 and 2018

2. Significant Accounting Policies and Basis of Presentation (continued)

Fair Value Measurements (continued)

liability at the measurement date. The Company uses valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs when determining fair value and then the Company ranks the estimated values based on the observability of the inputs used following the fair value hierarchy set forth by the Financial Accounting Standards Board (FASB).

At December 31, 2019 and 2018, the Company used the following valuation techniques to measure fair value for assets:

•	Level 1 – Assets were valued using the closing price reported in the active market in which the individual security was traded.

•	Level 2 – Assets were valued using quoted prices in markets that are not active, broker dealer quotations, and other methods by which all significant inputs were observable at the measurement date.

•	Level 3 – Assets were valued using unobservable inputs in which little or no market data exists as reported by the respective institutions at the measurement date.

Leases

In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02, Leases, and subsequently issued several related amendments which are codified in ASC Topic 842. The standard requires lessees to record right of-use assets and lease obligations arising from most operating leases on its statement of assets, liabilities and members’ equity. The Company adopted the standard for the reporting period beginning January 1, 2019, and adopted the standard using a modified retrospective method. The adoption did not significantly impact its statement of operations or its statement of cash flows. Upon adoption, the Company recorded a lease obligation and a corresponding right-of-use asset of $2,521,833 and $1,836,831, respectively. The Company elected the transition practical expedients provided by ASU 2016-02, which allowed the Company to carryforward its historical lease classification.

The Company currently leases office space under operating lease arrangements. As these leases expire, it is expected that, in the normal course of business, they will be renewed or replaced. The Company must record a right-of-use asset and a lease obligation at the commencement date of the lease, other than for leases with an initial term of 12 months or less. As permitted under ASU 2016-02, the Company elects not to record short-term leases with an initial lease term less than 12 months on the Company’s statement of assets, liabilities and members’ equity. The Company has no leases with an initial term of 12 months or less. A lease obligation is initially and subsequently reported at the present value of the outstanding lease payments determined by discounting those lease payments over the remaining lease term using the incremental borrowing rate of the Company as of the commencement date. A right-of-use asset is initially reported at the present value of the corresponding lease obligation plus any prepaid lease payments and initial direct costs of entering into the lease, and reduced by any lease incentives. Subsequently, a right-of-use asset is reported at the present value of the lease obligation adjusted for any prepaid or accrued lease payments, remaining balances of any lease incentives received, unamortized initial direct costs of entering into the lease and any impairments of the right-of-use asset. The Company tests for possible impairments of right-of-use assets annually or more frequently whenever events or changes in circumstances indicate that the carrying value of a right-of-use asset may exceed its fair value. Subsequent to an impairment, the carrying value of the right-of-use asset is amortized on a straight-line basis over the remaining lease term.

TrueBridge Capital Partners, LLC

Notes to the Financial Statements

For the Years Ended December 31, 2019 and 2018

2. Significant Accounting Policies and Basis of Presentation (continued)

Leases (continued)

Most lease agreements for office space that are classified as operating leases contain renewal options, rent escalation clauses or other lease incentives provided by the lessor. Lease expense is accrued to recognize lease escalation provisions and renewal options that are reasonably certain to be exercised, as well as lease incentives provided by the lessor, on a straight-line basis over the lease term and is reported in general, administrative and other expenses in the statements of operations.

Revenue Recognition

On January 1, 2019, the Company adopted the new Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers, using the modified retrospective method. As a result, prior period amounts continue to be reported under legacy GAAP. The adoption did not change the historical pattern of recognizing revenue for management fees, and no cumulative adjustments were necessary upon adoption.

In accordance with ASC 606, Revenue from Contracts with Customers, revenue is recognized when the Company transfers promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled to in exchange for those goods or services. ASC 606 includes a five-step framework that requires an entity to: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when the entity satisfies a performance obligation.

While the determination of who is the customer in a contractual arrangement will be made on a contract-by-contract basis, the customer will generally be the investment fund for the Company’s significant management and advisory contracts.

The Company’s revenues consist primarily of investment advisory fees, which are recognized as revenue when earned. Investment advisory fees from the affiliated investment funds are recognized as earned and are billed quarterly based on aggregate subscriptions of all partners for each fiscal year.

As it relates to the Company’s performance obligation to provide investment management services, the Company typically satisfies this performance obligation over time as the services are rendered, since the investment funds simultaneously receive and consume the benefits provided as the Company performs the service. The transaction price is the amount of consideration to which the Company expects to be entitled in exchange for transferring the promised services to the investment funds. Management fees earned from each investment management contract over the contract life represent variable consideration because the consideration the Company is entitled to varies based on fluctuations in the basis for the management fee, for example fund net asset value (“NAV”) or assets under management (“AUM”). Given that the management fee basis is susceptible to market factors outside of the Company’s influence, management fees are constrained and, therefore, estimates of future period management fees are generally not included in the transaction price. Revenue recognized for the investment management services provided is generally the amount determined at the end of the period because that is when the uncertainty for that period is resolved.

The Company receives investment advisory performance fees, including incentive allocations (carried interest) from certain actively managed investment funds. Carried interest is dependent upon exceeding specified investment return thresholds. For the year ended December 31, 2019, the Company recognized $835,087 of

TrueBridge Capital Partners, LLC

Notes to the Financial Statements

For the Years Ended December 31, 2019 and 2018

2. Significant Accounting Policies and Basis of Presentation (continued)

Revenue Recognition (continued)

carried interest, comprised of $50,769 of cash received and $784,318 of in-kind distribution of securities, which is included in management fees in the statements of operations. There was $0 of carried interest for the year ended December 31, 2018.

Performance fees, including carried interest, are recognized when it is determined that they are no longer probable of significant reversal (such as upon the sale of a fund’s investment). Performance fees typically arise from investment management services that began in prior reporting periods. Consequently, a portion of the fees the Company recognizes may be partially related to the services performed in prior periods that meet the recognition criteria in the current period.

The Company is allocated carried interest from certain alternative investment funds upon exceeding performance thresholds. The Company may be required to reverse/return all, or part, of such carried interest allocations/distributions depending upon future performance of these investment funds.

The Company records a liability for deferred carried interest to the extent it receives cash related to carried interest prior to meeting the revenue recognition criteria. At December 31, 2019 and 2018, the Company had $121,558 and $0, respectively, of deferred carried interest recorded in accounts payable and accrued liabilities on the statements of assets, liabilities, and members’ equity.

The ultimate timing of the recognition of performance fee revenue is unknown. The Company does not record performance fee revenue until: (1) performance thresholds have been exceeded and (2) management determines the fees are no longer probable of significant reversal.

Accounts receivable are equal to contractual amounts reduced for allowances, if applicable. The Company considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts has been established as of December 31, 2019 or 2018. If accounts become uncollectible, they will be expensed when that determination is made.

Income Taxes

The Company is not subject to federal income taxes. The members are responsible for reporting their proportionate share of the Company’s income on their separate tax returns. Accordingly, no federal income tax accruals have been provided for in the accompanying financial statements. The Company is subject to North Carolina unincorporated business taxes and pass-through entity taxes, which are based on a percentage of income, as defined by the respective tax rules.

Accounting principles generally accepted in the United States of America set forth a minimum threshold for financial statement recognition of the benefit of a tax position taken or expected to be taken in a tax return. The Company did not have any unrecognized tax benefits in the accompanying financial statements. In the normal course of business, the Company is subject to examination by federal, state, local and foreign jurisdictions, where applicable. As of December 31, 2019 and December 31, 2018, the tax years that remain subject to examination by the major tax jurisdictions under the statute of limitations is from the year 2016 and 2015 forward (with limited exceptions).

The Company accounts for uncertain tax positions in accordance with ASC 740-10, Income Taxes. ASC 740-10 provides several clarifications related to uncertain tax positions. Most notably, a “more likely-than-not” standard

TrueBridge Capital Partners, LLC

Notes to the Financial Statements

For the Years Ended December 31, 2019 and 2018

2. Significant Accounting Policies and Basis of Presentation (continued)

Income Taxes (continued)

for initial recognition of tax positions, a presumption of audit detection and a measurement of recognized tax benefits based on the largest amount that has a greater than 50 percent likelihood of realization. ASC 740-10 applies a two-step process to determine the amount of tax benefit to be recognized in the financial statements. First, the Company must determine whether any amount of the tax benefit may be recognized. Second, the Company determines how much of the tax benefit should be recognized (this would only apply to tax positions that qualify for recognition). Accordingly, the Company has not recognized any penalty, interest or tax impact related to uncertain tax positions.

Defined Benefit Plan

Defined benefit plans are accounted for in accordance with FASB ASC 715 Compensation – Retirement Benefits (ASC 715), which requires that an entity recognize the overfunded or underfunded status of a single-employer defined benefit postretirement plan as an asset or a liability in its statements of assets, liabilities and members’ equity, recognize changes in that funded status in comprehensive income, and disclose in the notes to the financial statements additional information about net periodic benefit cost. The components of net periodic pension cost are described in Note 11.

ASC 715 also requires entities to recognize as components of other comprehensive income the gains or losses and prior service costs or credits that arise during a period but are not recognized in the statements of operations as components of net periodic benefit cost. Those amounts recognized in other comprehensive income are adjusted as they are subsequently recognized in the statements of operations as components of net periodic benefit cost. Upon the adoption of ASC 715, the Company recorded a transition obligation in accumulated other comprehensive income reflecting the unfunded status of the defined benefit plan. This amount is amortized as a component of net periodic pension cost on a straight line basis over the average remaining service period of the active plan participants.

The Company records annual amounts relating to its pension plan based on calculations that incorporate various actuarial and other assumptions, including discount rates, mortality, assumed rates of return, compensation increases, turnover rates and healthcare cost trend rates. The Company reviews its assumptions on an annual basis and makes modifications to the assumptions based on current rates and trends when it is appropriate to do so. The Company believes that the assumptions utilized in recording its obligations under its plan are reasonable based on its experience and market conditions.

Effective January 1, 2018, the Company adopted ASU 2017-07, Compensation – Retirement Benefits (Topic 715), Improving the Net Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. This standard requires that an employer report the service cost component in the same line item or items as the compensation costs arising from services rendered by the pertinent employees during the period.

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Measurement of Credit Losses on Financial Instruments (ASU 2016-13). ASU 2016-13 provides amendments to ASC 326, Financial Instruments - Credit Losses, which replaces the incurred loss impairment model with a current expected credit loss (CECL) model. CECL requires a company to estimate lifetime expected credit losses based on relevant information about historical events, current conditions and reasonable and supportable forecasts. The guidance must be applied using the modified

TrueBridge Capital Partners, LLC

Notes to the Financial Statements

For the Years Ended December 31, 2019 and 2018

2. Significant Accounting Policies and Basis of Presentation (continued)

Recent Accounting Pronouncements (continued)

retrospective adoption method and is to be implemented no later than January 1, 2023. The adoption of the new guidance is not expected to have a material effect on the financial statements and related disclosures.

Risks and Uncertainties

In the normal course of business, the Company enters into contracts that contain a variety of representations and warranties. The Company’s maximum exposure under these arrangements is unknown as they involve future claims that have not occurred and may not occur. However, based on past experience, management expects the risk of loss to be remote.

Variable Interest Entities

As further described in Note 3, the Company holds limited partner interests in investment funds within the TrueBridge family of funds. In addition to the limited partner interests, the principal owners of the Company maintain limited partner interests in the TrueBridge family of funds.

The Company serves as the investment manager to the affiliated investment funds. Limited partner investors in the funds have no substantive rights to impact ongoing governance and operating activities of the funds, including the ability to remove the general partner. The equity at risk to the Company is not considered substantive and the Company has no obligation to cover any future losses of the funds. As a result of these factors, the affiliated investment funds are considered variable interest entities (VIEs) in accordance with FASB ASC Topic 810, Consolidation.

The Company analyzes whether it is the primary beneficiary of a VIE at the time it becomes involved with a VIE and reconsiders that conclusion at each reporting date. Performance of that analysis requires the exercise of significant judgment. In evaluating whether the Company is the primary beneficiary, the Company evaluates its economic interests in the VIE held either directly by the Company or indirectly through related parties, to determine whether the Company has the power to direct the activities that most significantly impact the VIE’s economic performance and has the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE. As a result of this analysis, the investors in the affiliated investment funds have been identified as the primary beneficiaries of the funds. As it is not the primary beneficiary of the affiliated investment funds, the Company has not consolidated the funds for financial reporting purposes.

Investments in Funds

For equity investments where the Company does not control the investee, and where it is not the primary beneficiary of a VIE, but can exert significant influence over the financial and operating policies of the investee, the Company follows the equity method of accounting. The evaluation of whether the Company exerts control or significant influence over the financial and operational policies of its investees requires significant judgment based on the facts and circumstances surrounding each individual investment. Factors considered in these evaluations may include the type of investment, the legal structure of the investee, the terms and structure of the investment agreement, including investor voting or other rights, the terms of the Company’s advisory agreement or other agreements with the investee, any influence the Company may have on the governing board of the investee, the legal rights of other investors in the entity pursuant to the fund’s operating documents and the relationship between the Company and other investors in the entity.

TrueBridge Capital Partners, LLC

Notes to the Financial Statements

For the Years Ended December 31, 2019 and 2018

2. Significant Accounting Policies and Basis of Presentation (continued)

Investments in Funds (continued)

The Company’s equity method investees are investment companies and record their underlying investments at fair value. Therefore, under the equity method of accounting, the Company’s share of the investee’s underlying net income predominantly represents fair value adjustments in the investments held by the equity method investees. The Company’s share of the investee’s underlying net income or loss is based upon the most currently available information and is recorded as investment income.

Investments in non-affiliated private investment funds are recorded within investments in funds on the statements of assets, liabilities and members’ equity. The Company values these investment funds utilizing the net asset values provided by these investment funds as a practical expedient (“practical expedient”) unless it is probable the Company will sell a portion of its investment at an amount different from the net asset valuation. As of December 31, 2019 and 2018, these investment funds were valued entirely utilizing the practical expedient.

3. Investments in Funds

At December 31, 2019 and December 31, 2018, the Company held limited partner interests in affiliated investment funds accounted for under the equity method in the amounts of $1,381,712 and $983,303, respectively, which is included in investments in funds, on the statements of assets, liabilities, and members’ equity. At December 31, 2019 and 2018, investments in non-affiliated investment funds totaled $262,847 and $237,632, respectively, which is also included in investments in funds, on the statements of assets, liabilities, and members’ equity.

In addition to direct investments in certain affiliated and non-affiliated investment funds, the Company also holds variable interests in all affiliated investment funds through its position as investment manager to the funds. The investment strategies of the investment funds are summarized as follows:

Affiliated Investment Funds	Investment Strategy
TrueBridge-BVP VIII-TN Special Purpose, LLC	The Company is primarily invested in Bessemer Venture Partners VIII Institutional L.P., which is a Cayman Islands based entity.

TrueBridge-BVP VIII Special Purpose, LLC	The Company is primarily invested in Bessemer Venture Partners VIII Institutional L.P., which is a Cayman Islands based entity.

TrueBridge-Redpoint Omega II Special Purpose, LLC	The Company is invested in one single investment, Redpoint Omega II, L.P.

TrueBridge Special Purpose (F), LLC	The Company is primarily a fund of funds, with most of its investments in a strategically diversified portfolio of venture capital and equity partnerships.

TrueBridge Special Purpose (F3), LLC	The Company is primarily a fund of funds, with most of its investments in a strategically diversified portfolio of venture capital and equity partnerships.

TrueBridge-Bain 2014 Special Purpose, LLC	The Company is invested in two investments, Bain Capital Venture Fund 2014, L.P. and Bain Capital Venture Coinvestment Fund L.P. (Bain Funds), which are Cayman Island based entities.

TrueBridge Capital Partners, LLC

Notes to the Financial Statements

For the Years Ended December 31, 2019 and 2018

3. Investments in Funds (continued)

Affiliated Investment Funds	Investment Strategy
TrueBridge Capital FSA, LLC	The Company is primarily a fund of funds, with most of its investments in a strategically diversified portfolio of venture capital and equity partnerships.

TrueBridge Capital Venture Partners, LLC	The Company is primarily invested in venture capital, private equity and absolute or relative return investment funds.

TrueBridge Capital Venture Partners II, LLC	The Company is primarily invested in venture capital funds. The Company is currently invested in one venture partnership, Craft Ventures II, L.P., and one single undisclosed investment.

TrueBridge Special Purpose (S2), LLC	The Company is invested in one single undisclosed investment.

Sozo Venture GP	The Partnership invests in late-stage venture investments in leading internet, IT and digital media companies.

TrueBridge GP Holdings III, LP	The Company is invested in venture capital and growth-related private equity funds, direct investments into start-up and development stage companies.

TrueBridge GP Holdings IV, LP	The Company is invested in venture capital and growth-related private equity funds, direct investments into start-up and development stage companies.

TrueBridge Capital GP Partners, LP	The Company is invested in venture capital and growth-related private equity funds, direct investments into start-up and development stage companies.

Non-affiliated Investment Funds	Investment Strategy
Firelake Inv Fd II	The Fund is invested in storage and wholesale food distribution, as well as start-up technology companies.

Kalysta Capital	The Company is invested in incubation, seed stage, start-up stage, early stage and growth stage portfolio companies.

SV Angel IV	The Fund is invested primarily in privately held, early stage technology companies.

SV Angel VI	The Fund is invested primarily in privately held, early stage technology companies.

TTV Fund III, LP	The Fund is invested primarily in privately held, early stage technology companies.

The carrying amount of assets on the statements of assets, liabilities and members’ equity related to the investment funds represents the Company’s maximum exposure to loss related to its variable interests.

TrueBridge Capital Partners, LLC

Notes to the Financial Statements

For the Years Ended December 31, 2019 and 2018

4. Furniture, Equipment and Leasehold Improvements

Furniture, equipment and leasehold improvements at December 31, 2019 and December 31, 2018 are summarized as follows:

	As of December 31, 2019	As of December 31, 2018
Furniture and fixtures	$575,042	$479,611
Computer equipment	135,687	106,530
Computer software	645	645
Other depreciable property	64,055	21,335
Leasehold improvements	789,926	757,126

	1,565,355	1,365,247
Less: Accumulated depreciation and amortization	(289,500)	(70,899)

Net fixed assets	$1,275,855	$1,294,348

Depreciation and amortization expense amounted to $218,601 and $62,544 for the years ended December 31, 2019 and December 31, 2018, respectively.

5. 401(k) Profit Sharing Plan

The Company has a noncontributory 401(k) profit sharing plan that covers all eligible employees of the Company. Company contributions are made on a discretionary basis. The Company’s contribution to this plan for the years ended December 31, 2019 and December 31, 2018 amounted to $244,963 and $227,194, which is included in compensation and benefits in the statements of operations.

6. Commitments and Contingencies

Operating Leases

The Company currently leases space at Chapel Hill, North Carolina. At December 31, 2019, the Company’s lease has a remaining term of approximately 6 years.

The lease commitments provide for minimum annual rental payments, net of amounts prepaid, as of December 31, 2019 and are as follows:

Year ending December 31	Minimum Rental Commitments
2020	$381,654
2021	426,510
2022	437,213
2023	448,140
2024	459,319
Thereafter	390,881

Total future minimum lease payments	2,543,717
Less: Imputed interest	(353,683)

$2,190,034

TrueBridge Capital Partners, LLC

Notes to the Financial Statements

For the Years Ended December 31, 2019 and 2018

6. Commitments and Contingencies (continued)

Operating Leases (continued)

Future minimum lease payments under non-cancelable operating leases as of December 31, 2018 are as follows:

Year ending December 31	Minimum Rental Commitments
2019	$405,974
2020	416,116
2021	426,510
2022	437,213
2023	448,140
Thereafter	850,200

Total future minimum lease payments	$2,984,153

These minimum rentals are subject to escalation or reduction based upon certain nonlease component costs, such as, maintenance, utility and tax increases, incurred by the landlord for each year that the premise is actually occupied by the Company. During the years ended December 31, 2019 and December 31, 2018, the Company recognized rent expense on operating leases of $336,455 and $224,657, and such amount is included in general, administrative and other expenses in the statements of operations.

In determining the lease obligation on the statement of assets, liabilities and members’ equity as of January 1, 2019, the Company utilized a discount rate of 5.00%.

The Company is subject to claims, legal proceedings and other contingencies in the ordinary course of its business activities. Each of these matters is subject to various uncertainties, and it is possible that some of these matters may be resolved unfavorably to the Company. The Company establishes accruals for matters that are probable and can be reasonably estimated. Management believes that any liability in excess of these accruals upon the ultimate resolution of these matters will not have a material adverse effect on the financial condition of the Company.

7. Line of Credit

The Company entered into a non-revolving line of credit (“LOC”) with First Republic Bank that provides for borrowings up to $1,500,000. This amount was subsequently reduced to $700,000 in March 2019. The LOC has a maturity date of May 22, 2022. Any outstanding line of credit balance bears interest at the greater of the prime rate minus 0.5% or 3.25%. As of December 31, 2019 and December 31, 2018, the outstanding balances amounted to $583,333 and $519,225, respectively. The LOC was subsequently paid in full on September 23, 2020.

8. Related Party Transactions

The Company provides investment management and advisory services to affiliated investment funds for which the Company receives management fees. During the years ended December 31, 2019 and December 31, 2018, the Company earned management fees of $19,593,096 and $15,683,120, respectively, from these affiliated investment funds, of which $1,846,819 were waived for the year ended December 31, 2019. No management fees were waived for the year ended December 31, 2018.

TrueBridge Capital Partners, LLC

Notes to the Financial Statements

For the Years Ended December 31, 2019 and 2018

8. Related Party Transactions (continued)

The Company entered into a co-branding agreement in which a percentage of management fees are remitted to a related party. The co-branding agreement expired in March 2018. The total amount of management fees remitted in accordance with the co-branding agreement during 2018 is $604,335.

The Company paid for general, administrative and other expenses on behalf of affiliated investment funds. These expenses are reimbursed by the affiliated investment funds. Total reimbursed expenses amounted to $786,954 and $2,824,131 for the years ended December 31, 2019 and December 31, 2018. These amounts were reimbursed in 2020 and 2019, respectively. The total amount of reimbursable expenses outstanding is included in due from affiliated investment funds in the statements of assets, liabilities and members’ equity as of December 31, 2019 and December 31, 2018 for $154,434 and $778,190, respectively.

Management fee expenses in the statements of operations represents amounts paid to the managing members for services related to managing the Company.

9. Distributions and Allocations

The Limited Liability Company Agreement (the “Agreement”), governing the operations of the Company, contains provisions which call for the allocation of income and gain to equity accounts and subsequent distribution to its members. This is generally in proportion to their respective ownership percentage, as defined in the Agreement.

10. Concentrations

The Company maintains its cash balances in one major North Carolina bank. The balances in these accounts usually exceed the insurance limits of the Federal Deposit Insurance Corporation. The Company is subject to credit risk should this financial institution be unable to fulfill its obligations. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on such deposits.

11. Pension Plan

The Company sponsors TrueBridge Capital Cash Balance Plan (the “Plan”), which is a defined benefit plan. The Plan, which was effective on January 1, 2013, covers all employees who have attained the age of 21, completed one year of service with at least 1,000 hours of service, and are specifically included within the Plan. The participants are vested in the Plan based on a 3-year cliff vesting schedule as follows:

Vesting Schedule
Years of Service	Percentage
1	0%
2	0%
3	100%

TrueBridge Capital Partners, LLC

Notes to the Financial Statements

For the Years Ended December 31, 2019 and 2018

11. Pension Plan (continued)

Retirement benefits are equal to the value of the employee’s accumulation account, comprised of the employer’s contribution each year plus accumulated earnings. The retirement benefit commences upon retirement or termination of employment and can be distributed as an annuity or a lump sum distribution.

	2019	2018
Change in projected benefit obligation
Benefit obligation, beginning of year	$1,834,610	$1,490,115
Service cost	287,303	278,685
Interest cost	91,674	74,270
(Gains)/losses	(1,802)	928
Less benefits paid	(2,215)	(9,388)

Benefit obligation, end of year	2,209,570	1,834,610

Change in plan assets
Fair value of plan assets, beginning of year	1,693,614	1,336,418
Actual return on plan assets	376,601	(107,114)
Employer contributions	601,996	473,698
Less benefits paid	(2,215)	(9,388)

Fair value of plan assets, end of year	2,669,996	1,693,614

(Over) underfunded status	$(460,426)	$140,996

The (over) underfunded status of the Plan is recognized in the accompanying statements of assets, liabilities and members’ equity as pension asset and pension liability in the amount of $460,426 and $(140,996) at December 31, 2019 and 2018. Employer contributions reflected in the change in plan assets table in the amount of $601,996 and $473,698 for the year ended December 31, 2019 and December 31, 2018 reflect the actual cash contributed to, and received by, the Plan during such year.

The following are weighted-average assumptions used to determine benefit obligations at December 31, 2019 and 2018.

	2019	2018
Discount Rate	5.0%	5.0%
Mortality tables	RP 2014 w/ scale MP-2019	RP 2014 w/ scale MP-2018

The net periodic pension cost for the years ended December 31, 2019 and 2018 are as follows:

	2019	2018
Net periodic benefit cost recognized in the statements of operations
Service cost	$287,303	$278,685
Interest cost	91,674	74,270
Expected return on plan assets	(99,675)	(78,429)
Amortization of transition obligation	11,222	11,222

Net periodic benefit cost	$290,524	$285,748

TrueBridge Capital Partners, LLC

Notes to the Financial Statements

For the Years Ended December 31, 2019 and 2018

11. Pension Plan (continued)

This amount is included in compensation and benefits in the accompanying statements of operations for the years ended December 31, 2019 and 2018. A discount rate of 5.0% and expected return on plan assets of 5.0% were assumed in the determination of the net periodic pension cost. The expected rate of return on plan assets is determined based on historical returns adjusted for expectations of future returns.

Investment Policy and Strategy

The Plan invests in an investment portfolio characterized by moderate risk. The principal goal of the investment of the funds in the Plan is both security and long-term stability with moderate growth commensurate with the anticipated retirement dates of participants. Investments, other than “fixed dollar” investments, is included among the Plan’s investments to prevent erosion by inflation. However, investments are sufficiently liquid to enable the Plan, on short notice, to make some distributions in the event of the death or disability of a participant.

The Plan is invested in mutual funds as of December 31, 2019 and 2018.

Fair Value Measurements

The fair value of the Plan’s assets by asset class is as follows:

	December 31, 2019
	Level 1	Level 2	Level 3	Total Fair Value
Mutual funds	$2,669,996	$—	$—	$2,669,996

	$2,669,996	$—	$—	$2,669,996

	December 31, 2018
	Level 1	Level 2	Level 3	Total Fair Value
Mutual funds	$1,693,614	$—	$—	$1,693,614

	$1,693,614	$—	$—	$1,693,614

The mutual funds are valued at quoted market prices at the last sales price on the date of determination on the largest securities exchange in which such securities have been traded on such date.

On September 30, 2020, the Company determined that the Plan would be terminated, effective November 15, 2020.

12. Subsequent Events

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (COVID-19) a global pandemic, which has resulted in significant disruption and uncertainty in the global economic markets. The extent of the operational and financial impact the COVID-19 pandemic may have on the Company has yet to be determined and is dependent on its duration and spread, any related operational restrictions and the overall economy. Currently, the Company has activated our Business Continuity Plan, which assures the ability for all aspects of our business to continue operating without interruption. The Company is unable to accurately predict

TrueBridge Capital Partners, LLC

Notes to the Financial Statements

For the Years Ended December 31, 2019 and 2018

12. Subsequent Events (continued)

how COVID-19 will affect the results of our operations because the virus’s severity and the duration of the pandemic are uncertain. However, the Company does not expect a significant impact to our near-term results given the structure of our contracts.

On October 2, 2020, 100% of the equity interests held by the members in the Company was acquired by P10 Intermediate Holdings, LLC, a 100% owned subsidiary of P10 Holdings, Inc. (“P10”). The Company’s corporate governance is now controlled by a newly formed board of managers consisting of a combination of representatives from both the Company and P10.

In accordance with ASC 855, Subsequent Events, the Company evaluated all material events or transactions that occurred after December 31, 2019, the statements of assets, liabilities and members’ equity date, through November 1, 2020, the date the financial statements were issued, and determined no additional events or transactions which would materially impact the financial statements.

TrueBridge Capital Partners, LLC

Unaudited Financial Statements

September 30, 2020 and 2019

TrueBridge Capital Partners, LLC

Statements of Assets, Liabilities and Members’ Equity

September 30, 2020 and December 31, 2019

	September 30, 2020	December 31, 2019
Assets
Investments in funds, at fair value	$1,765,967	$1,644,559
Cash and cash equivalents	10,603	244,294
Right-of-use assets	1,436,263	1,609,007
Accounts receivable	13,939	—
Due from affiliated funds	54,859	154,434
Prepaid expenses	26,867	60,301
Property and equipment, net	1,128,071	1,275,855
Pension asset	903,017	460,426
Other assets	33,621	32,956

Total assets	$5,373,207	$5,481,832

Liabilities and Members’ Equity
Accounts payable and accrued liabilities	$3,747,953	$559,541
Lease obligation	1,993,945	2,190,034
Notes payable	—	583,333

Total liabilities	5,741,898	3,332,908
Members’ equity
Retained earnings	(188,519)	2,196,314
Accumulated other comprehensive income (loss)	(180,172)	(47,390)

Total members’ equity	(368,691)	2,148,924

Total liabilities and members’ equity	$5,373,207	$5,481,832

The accompanying notes are an integral part of these financial statements.

TrueBridge Capital Partners, LLC

Statements of Operations

For the Nine Months Ended September 30, 2020 and 2019

	Nine Months Ended September 30,
	2020	2019
Revenues
Management fees	$14,637,388	$12,669,111
Investment income	142,450	195,397

Total revenue	14,779,838	12,864,508

Expenses
Compensation and benefits	8,538,527	2,494,010
Management fee expenses	2,740,021	3,053,393
Professional fees	2,130,700	250,085
General, administrative and other	731,621	756,091
Depreciation and amortization	184,920	169,064
Gain on disposal of equipment	(13,000)	—

Total expenses	14,312,789	6,722,643

Net income	$467,049	$6,141,865

The accompanying notes are an integral part of these financial statements.

TrueBridge Capital Partners, LLC

Statements of Comprehensive Income

For the Nine Months Ended September 30, 2020 and 2019

	Nine Months Ended September 30,
	2020	2019
Net income	$467,049	$6,141,865
Other comprehensive income:
Items related to employee benefit plans:
Change in net actuarial gain (loss)	(141,198)	209,046
Change in unrecognized transition amount	8,417	8,417

Other comprehensive income (loss):	(132,781)	217,463

Comprehensive income	$334,268	$6,359,328

The accompanying notes are an integral part of these financial statements.

TrueBridge Capital Partners, LLC

Statements of Changes in Members’ Equity

For the Nine Months Ended September 30, 2020 and 2019

	Retained Earnings	Other Comprehensive Income (Loss)	Total Shareholders’ Equity
Balance at December 31, 2018	$2,522,935	$(337,341)	$2,185,594
Net income	6,141,865	—	6,141,865
Distributions to members	(3,442,324)	—	(3,442,324)
Other comprehensive income	—	217,463	217,463

Balance at September 30, 2019	$5,222,476	$(119,878)	$5,102,598

Balance at December 31, 2019	$2,196,314	$(47,391)	$2,148,923
Net income	467,049	—	467,049
Distributions to members	(3,834,944)	—	(3,834,944)
Contributions from members	983,062	—	983,062
Other comprehensive loss	—	(132,781)	(132,781)

Balance at September 30, 2020	$(188,519)	$(180,172)	$(368,691)

The accompanying notes are an integral part of these financial statements.

TrueBridge Capital Partners, LLC

Statements of Cash Flows

For the Nine Months Ended September 30, 2020 and 2019

	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities
Net income	$467,049	$6,141,865
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization expense	184,920	169,064
Gain on disposition of furniture and equipment	(13,000)	—
Change in fair value of investments in funds	(142,450)	(195,397)
Changes in assets and liabilities:
Accounts receivable	(13,939)	(1,131,252)
Due from affiliated funds	99,575	586,874
Prepaid expenses	33,434	(13,381)
Right-of-use assets	172,744	172,141
Other assets	(665)	6,487
Pension asset	(575,372)	(508,802)
Accounts payable and accrued liabilities	3,188,412	(197,602)
Lease obligation	(196,089)	(222,384)

Net cash provided by operating activities	3,204,619	4,807,613

Cash flows from investing activities
Contributions to investments	(81,505)	(120,168)
Distributions from investments	102,546	58,579
Proceeds from disposal of furniture, equipment and leasehold improvements	13,000	—
Purchase of furniture, equipment and leasehold improvements	(37,136)	(196,536)

Net cash used in investing activities	(3,095)	(258,125)

Cash flows from financing activities
Net draws (payments) on line of credit	(583,333)	122,442
Contributions from members	983,062	—
Distributions paid	(3,834,944)	(3,442,324)

Net cash used in financing activities	(3,435,215)	(3,319,882)

Increase (decrease) in cash and cash equivalents	(233,691)	1,229,606
Cash and cash equivalents
Beginning of year	244,294	1,376

End of year	$10,603	$1,230,982

Supplemental information
Cash paid for amounts included in lease obligation	$277,069	$330,327

The accompanying notes are an integral part of these financial statements.

TrueBridge Capital Partners, LLC

Notes to the Financial Statements

For the Nine Months Ended September 30, 2020 and 2019

1. Organization and Nature of Business

TrueBridge Capital Partners, LLC (the “Company”), a limited liability company organized in the state of Delaware, is registered with the Securities and Exchange Commission (“SEC”) as an investment advisor. As a registered investment advisor, it provides investment advisory services to various private investment funds.

The Company was incorporated on February 12, 2007 as Williams Poston Co., LLC and changed its name to TrueBridge Capital Partners, LLC on April 4, 2007.

The Company’s principal place of business is located in Chapel Hill, North Carolina.

2. Significant Accounting Policies and Basis of Presentation

The financial statements of the Company are presented on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All accounts are maintained in U.S. dollars.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts included in the financial statements and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers any investment with an original maturity of three months or less to be a cash equivalent. The Company holds no cash equivalents at September 30, 2020 and December 31, 2019.

Furniture, Equipment and Leasehold Improvements

Property, equipment and software are stated at cost and are depreciated over their estimated useful lives, ranging from 3 to 10 years, using the straight-line method beginning in the year an item was placed in service. Leasehold improvements, which are also stated at cost, are amortized over the shorter of their estimated useful lives or the term of the leases.

Long-lived Assets

The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of these assets is measured by comparison of their carrying amounts to future undiscounted cash flows that the assets are expected to generate. If long-lived assets are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the assets exceeds estimated fair value, and is recorded in the period in which the determination was made. The Company has determined there are no impairment losses for the nine months ended September 30, 2020 and 2019.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between independent and knowledgeable parties who are willing and able to transact for an asset or

TrueBridge Capital Partners, LLC

Notes to the Financial Statements

For the Nine Months Ended September 30, 2020 and 2019

2. Significant Accounting Policies and Basis of Presentation (Continued)

Fair Value Measurements (continued)

liability at the measurement date. The Company uses valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs when determining fair value and then the Company ranks the estimated values based on the observability of the inputs used following the fair value hierarchy set forth by the Financial Accounting Standards Board (FASB).

At September 30, 2020 and December 31, 2019, the Company used the following valuation techniques to measure fair value for assets:

•	Level 1 – Assets were valued using the closing price reported in the active market in which the individual security was traded.

•	Level 2 – Assets were valued using quoted prices in markets that are not active, broker dealer quotations, and other methods by which all significant inputs were observable at the measurement date.

•	Level 3 – Assets were valued using unobservable inputs in which little or no market data exists as reported by the respective institutions at the measurement date.

Leases

In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02, Leases, and subsequently issued several related amendments which are codified in ASC Topic 842. The standard requires lessees to record right of-use assets and lease obligations arising from most operating leases on its statement of assets, liabilities and members’ equity. The Company adopted the standard for the reporting period beginning January 1, 2019, and adopted the standard using a modified retrospective method. The adoption did not significantly impact its statement of operations or its statement of cash flows. Upon adoption, the Company recorded a lease obligation and a corresponding right-of-use asset of $2,521,833 and $1,836,831, respectively. The Company elected the transition practical expedients provided by ASU 2016-02, which allowed the Company to carryforward its historical lease classification.

The Company currently leases office space under operating lease arrangements. As these leases expire, it is expected that, in the normal course of business, they will be renewed or replaced. The Company must record a right-of-use asset and a lease obligation at the commencement date of the lease, other than for leases with an initial term of 12 months or less. As permitted under ASU 2016-02, the Company elects not to record short-term leases with an initial lease term less than 12 months on the Company’s statement of assets, liabilities and members’ equity. The Company has no leases with an initial term of 12 months or less. A lease obligation is initially and subsequently reported at the present value of the outstanding lease payments determined by discounting those lease payments over the remaining lease term using the incremental borrowing rate of the Company as of the commencement date. A right-of-use asset is initially reported at the present value of the corresponding lease obligation plus any prepaid lease payments and initial direct costs of entering into the lease, and reduced by any lease incentives. Subsequently, a right-of-use asset is reported at the present value of the lease obligation adjusted for any prepaid or accrued lease payments, remaining balances of any lease incentives received, unamortized initial direct costs of entering into the lease and any impairments of the right-of-use asset. The Company tests for possible impairments of right-of-use assets annually or more frequently whenever events or changes in circumstances indicate that the carrying value of a right-of-use asset may exceed its fair value. Subsequent to an impairment, the carrying value of the right-of-use asset is amortized on a straight-line basis over the remaining lease term.

TrueBridge Capital Partners, LLC

Notes to the Financial Statements

For the Nine Months Ended September 30, 2020 and 2019

2. Significant Accounting Policies and Basis of Presentation (Continued)

Leases (continued)

Most lease agreements for office space that are classified as operating leases contain renewal options, rent escalation clauses or other lease incentives provided by the lessor. Lease expense is accrued to recognize lease escalation provisions and renewal options that are reasonably certain to be exercised, and lease incentives provided by the lessor, on a straight-line basis over the lease term and is reported in general, administrative and other expenses in the statements of operations.

Revenue Recognition of Management Fees

On January 1, 2019, the Company adopted the new Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers (ASC 606), using the modified retrospective method. As a result, prior period amounts continue to be reported under legacy GAAP. The adoption did not change the historical pattern of recognizing revenue for management fees, and no cumulative adjustments were necessary upon adoption.

In accordance with ASC 606 revenue is recognized when the Company transfers promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled to in exchange for those goods or services. ASC 606 includes a five-step framework that requires an entity to: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when the entity satisfies a performance obligation.

While the determination of who is the customer in a contractual arrangement will be made on a contract-by-contract basis, the customer will generally be the investment fund for the Company’s significant management and advisory contracts.

The Company’s revenues consist primarily of investment advisory fees, which are recognized as revenue when earned. Investment advisory fees from the affiliated investment funds are recognized as earned and are billed quarterly based on aggregate subscriptions of all partners for each fiscal year.

As it relates to the Company’s performance obligation to provide investment management services, the Company typically satisfies this performance obligation over time as the services are rendered, since the investment funds simultaneously receive and consume the benefits provided as the Company performs the service. The transaction price is the amount of consideration to which the Company expects to be entitled in exchange for transferring the promised services to the investment funds. Management fees earned from each investment management contract over the contract life represent variable consideration because the consideration the Company is entitled to varies based on fluctuations in the basis for the management fee, for example fund net asset value (“NAV”) or assets under management (“AUM”). Given that the management fee basis is susceptible to market factors outside of the Company’s influence, management fees are constrained and, therefore, estimates of future period management fees are generally not included in the transaction price. Revenue recognized for the investment management services provided is generally the amount determined at the end of the period because that is when the uncertainty for that period is resolved.

The Company receives investment advisory performance fees, including incentive allocations (carried interest) from certain actively managed investment funds. These performance fees are dependent upon exceeding specified investment return thresholds.

TrueBridge Capital Partners, LLC

Notes to the Financial Statements

For the Nine Months Ended September 30, 2020 and 2019

2. Significant Accounting Policies and Basis of Presentation (Continued)

Revenue Recognition of Management Fees (continued)

Performance fees, including carried interest, are recognized when it is determined that they are no longer probable of significant reversal (such as upon the sale of a fund’s investment). Performance fees typically arise from investment management services that began in prior reporting periods. Consequently, a portion of the fees the Company recognizes may be partially related to the services performed in prior periods that meet the recognition criteria in the current period.

The Company is allocated carried interest from certain alternative investment funds upon exceeding performance thresholds. The Company may be required to reverse/return all, or part, of such carried interest allocations/distributions depending upon future performance of these investment funds.

The Company records a liability for deferred carried interest to the extent it receives cash related to carried interest prior to meeting the revenue recognition criteria. Any deferred carried interest is recorded in accounts payable and accrued liabilities on the statements of assets, liabilities, and members’ equity.

The ultimate timing of the recognition of performance fee revenue is unknown. The Company does not record performance fee revenue until: (1) performance thresholds have been exceeded and (2) management determines the fees are no longer probable of significant reversal.

Accounts receivable are equal to contractual amounts reduced for allowances, if applicable. The Company considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts has been established as of September 30, 2020 or December 31, 2019. If accounts become uncollectible, they will be expensed when that determination is made.

Income Taxes

The Company is not subject to federal income taxes. The members are responsible for reporting their proportionate share of the Company’s income on their separate tax returns. Accordingly, no federal income tax accruals have been provided for in the accompanying financial statements. The Company is subject to North Carolina unincorporated business taxes and pass-through entity taxes, which are based on a percentage of income, as defined by the respective tax rules.

Accounting principles generally accepted in the United States of America set forth a minimum threshold for financial statement recognition of the benefit of a tax position taken or expected to be taken in a tax return. The Company did not have any unrecognized tax benefits in the accompanying financial statements. In the normal course of business, the Company is subject to examination by federal, state, local and foreign jurisdictions, where applicable. As of September 30, 2020 and December 31, 2019, the tax years that remain subject to examination by the major tax jurisdictions under the statute of limitations is from the year 2016 and 2015 forward (with limited exceptions).

The Company accounts for uncertain tax positions in accordance with ASC 740-10, Income Taxes. ASC 740-10 provides several clarifications related to uncertain tax positions. Most notably, a “more likely-than-not” standard for initial recognition of tax positions, a presumption of audit detection and a measurement of recognized tax benefits based on the largest amount that has a greater than 50 percent likelihood of realization. ASC 740-10 applies a two-step process to determine the amount of tax benefit to be recognized in the financial statements. First, the Company must determine whether any amount of the tax benefit may be recognized. Second, the Company determines how much of the tax benefit should be recognized (this would only apply to tax positions that qualify for recognition). Accordingly, the Company has not recognized any penalty, interest or tax impact related to uncertain tax positions.

TrueBridge Capital Partners, LLC

Notes to the Financial Statements

For the Nine Months Ended September 30, 2020 and 2019

2. Significant Accounting Policies and Basis of Presentation (Continued)

Defined Benefit Plan

Defined benefit plans are accounted for in accordance with FASB ASC 715 Compensation –Retirement Benefits (ASC 715), which requires that an entity recognize the overfunded or underfunded status of a single-employer defined benefit postretirement plan as an asset or a liability in its statements of assets, liabilities and members’ equity, recognize changes in that funded status in comprehensive income, and disclose in the notes to the financial statements additional information about net periodic benefit cost. The components of net periodic pension cost are described in Note 8.

ASC 715 also requires entities to recognize as components of other comprehensive income the gains or losses and prior services costs or credits that arise during a period but are not recognized in the statements of operations as components of net periodic benefit cost. Those amounts recognized in other comprehensive income are adjusted as they are subsequently recognized in the statements of operations as components of net periodic benefit cost. Upon the adoption of ASC 715, the Company recorded a transition obligation in accumulated other comprehensive income reflecting the unfunded status of the defined benefit plans. This amount is amortized as a component of net periodic pension cost on a straight line basis over the average remaining service period of the active plan participants.

The Company records annual amounts relating to its pension plan based on calculations that incorporate various actuarial and other assumptions, including discount rates, mortality, assumed rates of return, compensation increases, turnover rates and healthcare cost trend rates. The Company reviews its assumptions on an annual basis and makes modifications to the assumptions based on current rates and trends when it is appropriate to do so. The Company believes that the assumptions utilized in recording its obligations under its plans are reasonable based on its experience and market conditions.

Effective January 1, 2018, the Company adopted ASU 2017-07, Compensation – Retirement Benefits (Topic 715), Improving the Net Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. This standard requires that an employer report the service cost component in the same line item or items as the compensation costs arising from services rendered by the pertinent employees during the period.

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Measurement of Credit Losses on Financial Instruments (ASU 2016-13). ASU 2016-13 provides amendments to ASC 326, Financial Instruments – Credit Losses, which replaces the incurred loss impairment model with a current expected credit loss (CECL) model. CECL requires a company to estimate lifetime expected credit losses based on relevant information about historical events, current conditions and reasonable and supportable forecasts. The guidance must be applied using the modified retrospective adoption method and is to be implemented no later than January 1, 2023. The adoption of the new guidance is not expected to have a material effect on the financial statements and related disclosures.

Risks and Uncertainties

In the normal course of business, the Company enters into contracts that contain a variety of representations and warranties. The Company’s maximum exposure under these arrangements is unknown as they involve future claims that have not occurred and may not occur. However, based on past experience, management expects the risk of loss to be remote.

TrueBridge Capital Partners, LLC

Notes to the Financial Statements

For the Nine Months Ended September 30, 2020 and 2019

2. Significant Accounting Policies and Basis of Presentation (Continued)

Variable Interest Entities

As further described in Note 3, the Company holds limited partner interests in investment funds within the TrueBridge family of funds. In addition to the limited partner interests, the principal owners of the Company maintain limited partner interests in the TrueBridge family of funds.

The Company serves as the investment manager to the affiliated investment funds. Limited partner investors in the funds have no substantive rights to impact ongoing governance and operating activities of the funds, including the ability to remove the general partner. The equity at risk to the Company is not considered substantive and the Company has no obligation to cover any future losses of the funds. As a result of these factors, the affiliated investment funds are considered variable interest entities (VIEs) in accordance with FASB ASC Topic 810, Consolidation.

The Company analyzes whether it is the primary beneficiary of a VIE at the time it becomes involved with a VIE and reconsiders that conclusion at each reporting date. Performance of that analysis requires the exercise of significant judgment. In evaluating whether the Company is the primary beneficiary, the Company evaluates its economic interests in the VIE held either directly by the Company or indirectly through related parties, to determine whether the Company has the power to direct the activities that most significantly impact the VIE’s economic performance and has the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE. As a result of this analysis, the investors in the affiliated investment funds have been identified as the primary beneficiaries of the funds. As it is not the primary beneficiary of the affiliated investment funds, the Company has not consolidated the funds for financial reporting purposes.

Investments in Funds

For equity investments where the Company does not control the investee, and where it is not the primary beneficiary of a VIE, but can exert significant influence over the financial and operating policies of the investee, the Company follows the equity method of accounting. The evaluation of whether the Company exerts control or significant influence over the financial and operational policies of its investees requires significant judgment based on the facts and circumstances surrounding each individual investment. Factors considered in these evaluations may include the type of investment, the legal structure of the investee, the terms and structure of the investment agreement, including investor voting or other rights, the terms of the Company’s advisory agreement or other agreements with the investee, any influence the Company may have on the governing board of the investee, the legal rights of other investors in the entity pursuant to the fund’s operating documents and the relationship between the Company and other investors in the entity.

The Company’s equity method investees are investment companies and record their underlying investments at fair value. Therefore, under the equity method of accounting, the Company’s share of the investee’s underlying net income predominantly represents fair value adjustments in the investments held by the equity method investees. The Company’s share of the investee’s underlying net income or loss is based upon the most currently available information and is recorded as investment income.

Investments in non-affiliated private investment funds and are recorded within investments in funds on the statements of assets, liabilities, and members’ equity. The Company values these investment funds utilizing the net asset values provided by these investment funds as a practical expedient (“practical expedient”) unless it is probable the Company will sell a portion of its investment at an amount different from the net asset valuation. As of September 30, 2020 and December 31, 2019, these investment funds were valued entirely utilizing the practical expedient.

TrueBridge Capital Partners, LLC

Notes to the Financial Statements

For the Nine Months Ended September 30, 2020 and 2019

2. Significant Accounting Policies and Basis of Presentation (Continued)

Investments in Funds (continued)

In January 2016 the FASB issued ASU No. 2016-01, Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities (ASU 2016-01). Effective January 1, 2018 the Company early adopted the provisions of ASU 2016-01 as the Company believed this guidance was preferable to then-existing standards. ASU 2016-01 requires the company to record equity investments, including other ownership interests such as partnerships that are not accounted for under the equity method of accounting, at fair value with changes in fair value recognized within net income. Therefore in accordance with ASU 2016-01 the Company records changes in fair value of these investments in investment income on the statement of operations.

3. Investments in Funds

At September 30, 2020 and December 31, 2019, the Company held limited partner interests in affiliated investment funds accounted for under the equity method in the amounts of $1,316,159 and $1,381,712, respectively, and limited partner interests in non-affiliated investment funds totaling $449,808, and $262,847, respectively, which is included on the statements of assets, liabilities, and member’s equity.

The Company participates in capital appreciation and depreciation due to changes in value of the affiliated investment funds’ underlying investments based on its pro-rata share of total capital, which is included in investment income on the statements of operations. However, the primary benefit to the Company results from its position as the investment manager, and the resulting management fee revenues. The activities of the affiliated investment funds are financed by the capital commitments of the limited partners.

In addition to direct investments in certain affiliated and non-affiliated investment funds, the Company also holds variable interests in all affiliated investment funds through its position as investment manager to the funds.

The carrying amount of assets on the statements of assets, liabilities and members’ equity related to the investment funds represents the Company’s maximum exposure to loss related to its variable interests.

4. Line of Credit

The Company entered into a non-revolving line of credit (“LOC”) with First Republic Bank that provides for borrowings up to $1,500,000. This amount was subsequently reduced to $700,000 in March 2019. The LOC has a maturity date of May 22, 2022. Any outstanding line of credit balance bears interest at the greater of the prime rate minus 0.5% or 3.25%. As of December 31, 2019, the outstanding balance amounted to $583,333. The LOC was paid in full on September 23, 2020 and as such, no balance is reflected at September 30, 2020.

5. Related Party Transactions

The Company provides investment management and advisory services to affiliated investment funds for which the Company receives management fees. During the periods ended September 30, 2020 and September 30, 2019, the Company earned investment management fees of $16,979,536 and $13,972,537, respectively, from these affiliated investment funds, of which $2,342,148 and $1,303,426 were waived for the year ended September 30, 2020 and 2019.

The Company paid for general, administrative and other expenses on behalf of affiliated investment funds. These expenses are reimbursed by the affiliated investment funds. Total reimbursed expenses amounted to $311,211

TrueBridge Capital Partners, LLC

Notes to the Financial Statements

For the Nine Months Ended September 30, 2020 and 2019

5. Related Party Transactions (Continued)

and $594,503 for the periods ended September 30, 2020 and September 30, 2019. These amounts were reimbursed in 2020 and 2019, respectively. The total amount of reimbursable expenses outstanding is included in due from affiliated investment funds in the statements of assets, liabilities and members’ equity as of September 30, 2020 and December 31, 2019 for $54,859 and $154,434, respectively.

Management fee expenses in the statements of operations represent amounts paid to the managing members for services related to managing the Company.

6. Distributions and Allocations

The Limited Liability Company Agreement (the “Agreement”), governing the operations of the Company, contains provisions which call for the allocation of income and gain to equity accounts and subsequent distribution to its members. This is generally in proportion to their respective ownership percentage, as defined in the Agreement.

7. Concentrations

The Company maintains its cash balances in one major North Carolina bank. The balances in these accounts usually exceed the insurance limits of the Federal Deposit Insurance Corporation. The Company is subject to credit risk should this financial institution be unable to fulfill its obligations. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on such deposits.

8. Pension Plan

The Company sponsors TrueBridge Capital Cash Balance Plan (the “Plan”), which is a defined benefit plan. The Plan, which was effective on January 1, 2013, covers all employees who have attained the age of 21, completed one year of service with at least 1,000 hours of service, and are specifically included within the Plan. The participants are vested in the Plan based on a 3-year cliff vesting schedule.

Retirement benefits are equal to the value of the employee’s accumulation account, comprised of the employer’s contribution each year plus accumulated earnings. The retirement benefit commences upon retirement or termination of employment and can be distributed as an annuity or a lump sum distribution. The underfunded status of the Plan is recognized in the accompanying statements of assets, liabilities and members’ equity as pension asset in the amount of $903,017 and $460,426 at September 30, 2020 and December 31, 2019, respectively.

The net periodic pension cost for the periods ended September 30, 2020 and 2019 were $354,414 and $217,893, respectively. This amount is included in compensation and benefits in the accompanying statements of operations for the Periods ended September 30, 2020 and 2019.

Investment Policy and Strategy

The Plan invests in an investment portfolio characterized by moderate risk. The principal goal of the investment of the funds in the Plan is both security and long-term stability with moderate growth commensurate with the anticipated retirement dates of participants. Investments, other than “fixed dollar” investments, is included among the Plan’s investments to prevent erosion by inflation. However, investments are sufficiently liquid to enable the plan, on short notice, to make some distributions in the event of the death or disability of a participant.

TrueBridge Capital Partners, LLC

Notes to the Financial Statements

For the Nine Months Ended September 30, 2020 and 2019

8. Pension Plan (Continued)

Investment Policy and Strategy (continued)

The Plan is invested in mutual funds as of September 30, 2020 and December 31, 2019.

Fair Value Measurements

The fair value of the Plan’s assets by asset class is as follows:

	September 30, 2020
	Level 1	Level 2	Level 3	Total Fair Value
Mutual funds	$3,112,587	$—	$—	$3,112,587

	$3,112,587	$—	$—	$3,112,587

	December 31, 2019
	Level 1	Level 2	Level 3	Total Fair Value
Mutual funds	$2,669,996	$—	$—	$2,669,996

	$2,669,996	$—	$—	$2,669,996

The mutual funds are valued at quoted market prices at the last sales price on the date of determination on the largest securities exchange in which such securities have been traded on such date.

9. Subsequent Events

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (COVID-19) a global pandemic, which has resulted in significant disruption and uncertainty in the global economic markets. The extent of the operational and financial impact the COVID-19 pandemic may have on the Company has yet to be determined and is dependent on its duration and spread, any related operational restrictions and the overall economy. Currently, the Company has activated our Business Continuity Plan, which assures the ability for all aspects of our business to continue operating without interruption. The Company is unable to accurately predict how COVID-19 will affect the results of our operations because the virus’s severity and the duration of the pandemic are uncertain. However, the Company does not expect a significant impact to our near-term results given the structure of our contracts.

On October 2, 2020, 100% of the equity interests held by the members in the Company was acquired by P10 Intermediate Holdings, LLC, a 100% owned subsidiary of P10 Holdings, Inc. (“P10”). The Company’s corporate governance is now controlled by a newly formed board of managers consisting of a combination of representatives from both the Company and P10. For the nine months ended September 30, 2020 approximately $2,050,000 in transaction costs have been incurred in relation to the sale and are included in professional fees on the statement of operations.

In accordance with ASC 855, Subsequent Events, the Company evaluated all material events or transactions that occurred after September 30, 2020, the statements of assets, liabilities and members’ equity date, through October 31, 2020, the date the financial statements were issued, and determined no additional events or transactions which would materially impact the financial statements.

Enhanced Capital Group, LLC

Consolidated Financial Statements

December 31, 2019 and 2018

(With Independent Auditors’ Report Thereon)

Ernst & Young LLP 3900 Hancock Whitney Center 701 Poydras Street New Orleans, LA 70139	Tel: +1 504 581 4200 Fax: +1 504 596 4233 ey.com

Report of Independent Auditors

The Members

Enhanced Capital Group, LLC

We have audited the accompanying consolidated financial statements of Enhanced Capital Group, LLC, which comprise the consolidated balance sheets, including the consolidated schedules of investments, as of December 31, 2019 and 2018, and the related consolidated statements of operations, members’ (deficit) equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Enhanced Capital Group, LLC at December 31, 2019 and 2018, and the consolidated results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

December 23, 2020

A member firm of Ernst & Young Global Limited

Enhanced Capital Group, LLC

Consolidated Balance Sheets

December 31, 2019 and 2018

	2019	2018
Assets
Cash and cash equivalents	$6,457,395	$7,980,365
Restricted cash	20,908,019	56,058,511
Accounts receivable	421,728	199,901
Accrued interest receivable, net	2,844,650	2,040,993
Due from related party	130,396	152,015
Related party note receivable	88,063	86,725
ECP note receivable, net of discount and valuation allowance	36,093,157	48,530,846
State NMTC notes receivable	6,762,500	6,762,500
Investments, at estimated fair value (cost of $47,323,850 and $17,566,000 as of December 31, 2019 and 2018, respectively)	42,941,862	15,698,801
Investments in unconsolidated subsidiaries	2,155,776	1,753,330
Investment in allocable state tax credits	2,943,102	1,227,022
Other assets	95,150	116,971
Goodwill	11,201,489	11,201,489

Total assets	$133,043,287	$151,809,469

Liabilities and (deficit) equity
Accounts payable and accrued expenses	$621,686	$380,934
Unearned premium tax credits	7,485,000	5,620,000
Accrued interest payable	2,738,755	5,400,770
State tax credit deposits	491,074	890,839
Unearned management fees	2,340,136	2,276,955
State program obligation	3,157,268	2,642,634
Due to related parties	2,165,187	1,925,981
State tax credit notes payable	26,255,632	35,521,514
State program notes payable	33,092,811	32,818,367
Revolving credit facility- state tax incentive programs	2,943,102	1,226,794
Investment firm notes payable, net of unamortized debt issuance costs	39,112,986	23,836,236
Derivative liability	1,799,546	4,032,105
Redemption notes payable, net of discount	17,856,930	25,817,496

Total liabilities	$140,060,113	$142,390,625

(Deficit) equity:
Members’ (deficit) equity	(13,604,807)	8,866,692
Noncontrolling interest	6,587,981	552,152

Total (deficit) equity	(7,016,826)	9,418,844

Total liabilities and (deficit) equity	$133,043,287	$151,809,469

See accompanying notes.

Enhanced Capital Group, LLC

Consolidated Statements of Operations

Years Ended December 31, 2019 and 2018

	2019	2018
Interest income, including fees:
Cash and cash equivalents	$224,712	$63,959
Notes receivable	7,117,630	6,945,988
Asset management fees	1,295,605	2,809,102
Tax credit fees	10,489,846	8,956,198
Investments	2,302,107	442,359

Total interest income, including fees	21,429,900	19,217,606

Expenses:
Professional fees	1,873,330	1,362,162
General and administrative	10,598,882	10,728,552
Interest, net of discount amortization	18,050,920	10,947,157
Depreciation and other amortization	147,030	171,127

Total expenses	30,670,162	23,208,998

Net investment loss	(9,240,262)	(3,991,392)

Income from unconsolidated subsidiaries	922,079	282,412
Change in state profits interest	(514,634)	1,992,255
Loss on derivative liability	(237,940)	(661,634)
Gain on sale of unconsolidated subsidiary	—	4,691,912
Change in valuation on ECP note receivable	(9,096,805)	—

Unrealized loss on investments:
Beginning of period	(1,867,199)	—
End of period	(4,381,988)	(1,867,199)

Net change in unrealized loss on investments	(2,514,789)	(1,867,199)

Net realized and unrealized loss on investments	(2,514,789)	(1,867,199)

Net (loss) income before tax	(20,682,351)	446,354

State and local income tax (benefit) expense	(50,852)	50,853

Net (loss) income	$(20,631,499)	$395,501

See accompanying notes.

Enhanced Capital Group, LLC

Consolidated Statements of Members’ (Deficit) Equity

Years Ended December 31, 2019 and 2018

	Total Members’ (Deficit) Equity	Noncontrolling Interest	Total (Deficit) Equity
Balances at December 31, 2017	$9,951,191	$487,695	$10,438,886
Repurchase of common units	(80,000)	—	(80,000)
Net income	395,501	—	395,501
Issuance of incentive common units	—	64,457	64,457
Distributions	(1,400,000)	—	(1,400,000)

Balances at December 31, 2018	8,866,692	552,152	9,418,844
Contributions		6,003,739	6,003,739
Distributions	(1,840,000)	—	(1,840,000)
Net loss	(20,631,499)	—	(20,631,499)
Issuance of incentive common units	—	32,090	32,090

Balances at December 31, 2019	$(13,604,807)	$6,587,981	$(7,016,826)

See accompanying notes.

Enhanced Capital Group, LLC

Consolidated Statements of Cash Flows

Years Ended December 31, 2019 and 2018

	2019	2018
Operating Activities
Net (loss) income	$(20,631,499)	$395,501
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Accretion of notes payable	7,737,003	3,897,107
Accretion of notes receivable	(4,616,601)	(5,470,382)
Amortization	998,905	426,671
Payment of interest expense with tax credits	433,122	639,189
Noncash incentive common unit award expense	32,090	64,457
Loss on derivative liability	237,940	661,634
Income from unconsolidated subsidiaries	(922,079)	(282,412)
Gain on sale of unconsolidated subsidiary	—	(4,691,912)
Change in valuation on ECP note receivable	9,096,805	—
Unrealized loss on investments	2,514,789	1,867,199
Purchases of investments in qualified businesses	(34,837,850)	(12,630,000)
Proceeds from repayment of investments in qualified businesses	5,080,000	—
Change in state profits interest	514,634	(1,992,255)
Changes in assets and liabilities:
Accrued interest receivable	(803,657)	(890,078)
Accounts receivable	(221,827)	11,703
Investment in allocable state tax credits	(1,716,080)	(1,227,022)
Other assets	(124,596)	(136,735)
Due from related parties	21,619	(53,471)
Accounts payable and accrued expenses	240,752	110,508
Accrued interest payable	(2,664,455)	3,329,098
State tax credit deposits	(399,765)	237,338
Due to related parties	239,206	(212,618)
Unearned management fees	63,181	(415,741)

Net cash used in operating activities	(39,728,363)	(16,362,221)

Investing Activities
Investments in unconsolidated subsidiaries	$(5,101)	$(6,119)
Proceeds from investments in unconsolidated subsidiaries	524,734	581,459
Proceeds from sale of unconsolidated subsidiary	—	4,691,912
Proceeds from ECP note receivable	7,956,147	3,940,705

Net cash provided by investing activities	8,475,780	9,207,957

See accompanying notes.

Enhanced Capital Group, LLC

Consolidated Statements of Cash Flows (continued)

Years Ended December 31, 2019 and 2018

	2019	2018
Financing activities
Payment of debt issuance costs	(1,290,667)	(1,678,311)
Payment on derivative liability	(2,470,499)	(55,310)
Payment on subordinated notes payable	(13,862,234)	—
Repurchase of common units	—	(80,000)
Proceeds from issuance of state tax credit notes payable	—	27,000,000
Payments on state tax credit notes payable	(7,915,664)	(375,188)
Proceeds from issuance of state program notes payable	—	27,499,000
Proceeds from borrowings under state tax credit line of credit	12,916,113	5,647,033
Payment on borrowings under state tax credit line of credit	(11,199,805)	(4,420,239)
Proceeds from investment firm note payable	50,000,000	—
Payments on investment firm note payable	(35,761,861)	(6,271,739)
Proceeds from capital contributions — noncontrolling interest	6,003,738	—
Distributions	(1,840,000)	(1,400,000)

Net cash (used) provided by financing activities	(5,420,879)	45,865,246

Net (decrease) increase in cash, cash equivalents and restricted cash	(36,673,462)	38,710,982
Cash, cash equivalents, and restricted cash at beginning of period	64,038,876	25,327,894

Cash, cash equivalents, and restricted cash at end of period	$27,365,414	$64,038,876

Cash and cash equivalents	6,457,395	7,980,365
Restricted cash	20,908,019	56,058,511

Total cash, cash equivalents, and restricted cash	$27,365,414	$64,038,876

Noncash operating and financing activities
Settlement of state NMTC notes payable and accrued interest payable with premium tax credits	$1,865,000	$2,000,000

Supplemental cash flow disclosure
Cash paid for interest	$9,478,575	$3,403,650

See accompanying notes.

Enhanced Capital Group, LLC

Consolidated Schedules of Investments

	December 31, 2019				December 31, 2018
	Percentage of Equity	Number of Shares	Cost	Fair Value	Percentage of Equity	Number of Shares	Cost	Fair Value
Manufacturing:
Tella Firma, LLC Preferred Stock	N/A	166,667	$500,000	$500,000	5%	166,667	$500,000	$500,000

A.W. Carter, LLC Debt Securities, 12% at 2019 and 9% at 2018, Due date 3/1/2023	N/A		1,000,000	1,000,000	6%		600,000	600,000

AVF Composites, LLC Debt Securities, 10% at 2019 and 2018, Due date 6/30/2022	N/A		1,600,000	1,600,000	17%		1,600,000	1,600,000

Diamonds Direct, LLC Debt Securities, 6% at 2019, Due date 6/30/2022	N/A		1,500,000	1,500,000	0%		—	—

C&J Specialties, Inc. Debt Securities, 12% at 2019 and 8% at 2018, Due date 6/30/2022	N/A		1,030,000	1,030,000	9%		830,000	830,000

Palmer Equipment, LLC Debt Securities, 8% at 2019 and 2018, Due date 6/30/2022	N/A		2,600,000	—	28%		2,600,000	2,600,000

MCS Manufacturing, LLC Debt Securities, Prime + 1.75%, Due date 10/17/2023; 6.25% at 2019 and 6.75% at 2018	N/A		600,000	600,000	6%		600,000	600,000

Delta H Technologies, LLC Debt Securities, Variable rate of Prime + 2.25%, Due date 1/15/2024; 7.25% at 2019	N/A		650,000	650,000	0%		—	—

PureCycle, LLC Debt Securities, Prime + 3%, Due date 2/28/2024; 4.75 in 2019	N/A		1,000,000	1,000,000	0%		—	—

Cabinet Concepts, LLC Debt Securities, Prime + 1.75%, Due date 1/7/2023; 6.5% at 2019	N/A		1,825,000	1,825,000	0%		—	—

See accompanying notes.

Enhanced Capital Group, LLC

Consolidated Schedules of Investments (continued)

	December 31, 2019				December 31, 2018
	Percentage of Equity	Number of Shares	Cost	Fair Value	Percentage of Equity	Number of Shares	Cost	Fair Value
Manufacturing (Cont’d):
Horton Cargo Haulers, LLC Debt Securities, Prime + 1%, Due date 4/17/2023; 5.75 at 2019	N/A		1,920,000	1,920,000	0%		—	—

Toledo Solar, Inc. Debt Securities, Prime + margin, Due date 5/30/2024; 7.75% at 2019	N/A		5,000,000	5,000,000	0%		—	—

Global Cooling, Inc. Debt Securities, Prime + margin, Due date 9/7/2023; 10.08863% at 2019	N/A		1,750,000	1,750,000	0%		—	—

Commercial Cutting & Graphics, LLC Debt Securities, Prime + 3%, Due date 6/13/2024; 7.75% at 2019	N/A		$525,000	$525,000	0%		$—	$—

AMG Industries Real Estate, LLC Debt Securities, Prime + 1%, Due date 7/2/2025; 5.75% at 2019	N/A		$2,934,500	$2,934,500	0%		$—	$—

AMG Industries, LLC Debt Securities, Prime + 1%, Due date 7/2/2025; 5.75% at 2019	N/A		$2,065,500	$2,065,500	0%		$—	$—

Turn-Key Industrial Services, LLC Debt Securities, Prime + 4%, Due date 9/11/2023; 8.75% in 2019	N/A		1,800,000	1,800,000	0%		—	—

Total Manufacturing Investments	N/A		28,300,000	25,700,000	71%		6,730,000	6,730,000

See accompanying notes.

Enhanced Capital Group, LLC

Consolidated Schedules of Investments (continued)

	December 31, 2019				December 31, 2018
	Percentage of Equity	Number of Shares	Cost	Fair Value	Percentage of Equity	Number of Shares	Cost	Fair Value
Services:
Delcan Distillers Series A Preferred Stock	N/A	936,000	936,000	754,806	8%	936,000	936,000	754,806

Student Service Center, LLC Debt Securities, Prime + 2%, Due date 12/31/2023; 6.75% at 2019 and 7.5% at 2018	N/A		600,000	600,000	6%		600,000	600,000

RN Industries Trucking Debt Securities, 6% at 2019, Due date 1/15/2024	N/A		1,500,000	1,500,000	0%		—	—

Total Services Investments	N/A		3,036,000	2,854,806	14%		1,536,000	1,354,806

Cattle Ranching and Farming:
Luther Griffin Farm Debt Securities, 30 Day LIBOR + 3.5% (floor 5.5%), Due date 9/17/2023; 5.5% at 2019 and 5.99888% at 2018	N/A		3,800,000	3,800,000	40%		3,800,000	3,800,000

Keith Griffin Farms Debt Securities, Prime rate (floor 5%), Due date 3/8/2024; 5.0% at 2019	N/A		1,800,000	1,800,000	0%		—	—

Total Cattle Ranching & Farming Investments	N/A		5,600,000	5,600,000	40%		3,800,000	3,800,000

Farm Management Services:
Blackdirt Farm Management, LLC Debt Securities, 6% at 2019 and 2018, Due date 12/12/2023	N/A		2,387,850	2,387,850	21%		2,000,000	2,000,000
Series A Preferred Stock	N/A	200,000	200,000	200,000	0%		—	—

Second Century Ag, LLC Debt Securities, 8% at 2019, Due date 12/12/2023	N/A		3,000,000	3,000,000	0%		—	—

Total Farm Management Services Investments	N/A		5,587,850	5,587,850	21%		2,000,000	2,000,000

See accompanying notes.

Enhanced Capital Group, LLC

Consolidated Schedules of Investments (continued)

	December 31, 2019				December 31, 2018
	Percentage of Equity	Number of Shares	Cost	Fair Value	Percentage of Equity	Number of Shares	Cost	Fair Value
Hospitality:
Soap Creek Marina & Resort, LLC Debt Securities, Prime + 0.25%, Due date 3/29/2024; 5.0% at 2019	N/A		$1,000,000	$1,000,000	0%		$—	$—

Total Hospitality Investments	N/A		1,000,000	1,000,000	0%		—	—

Technology:
Nimbix, Inc. Series B-2 Preferred Stock	N/A	77,987	750,000	945,969	10%	77,987	750,000	945,969

Wenzel Spine, Inc. Series B Preferred Stock	N/A	1,137,138	1,000,000	511,073	5%	1,137,138	1,000,000	511,073

MacroFab, Inc. Series A Preferred Stock	N/A	461,810	750,000	442,164	4%	461,810	750,000	351,780

Ortho Kinematics, Inc. Series D Preferred Stock	N/A	891,876	1,000,000	—	0%	891,876	1,000,000	5,173

Blyncsy, Inc. Convertible Debt Securities, 2% at 2019, Due date 9/21/2020	N/A		200,000	200,000	0%		—	—

Xomi, Inc. Series A Preferred Stock	N/A	240,384	100,000	100,000	0%		—	—

Total Technology Investments	N/A		3,800,000	2,199,206	19%		3,500,000	1,813,995

Total Investments	N/A		$47,323,850	$42,941,862	165%		$17,566,000	$15,698,801

Summary of Securities
Debt Securities	N/A		$42,087,850	$39,487,850	133%		$12,630,000	$12,630,000
Equity Securities	N/A		5,236,000	3,454,012	32%		4,936,000	3,068,801

Total Investments	N/A		$47,323,850	$42,941,862	165%		$17,566,000	$15,698,801

See accompanying notes.

Enhanced Capital Group, LLC

Notes to Consolidated Financial Statements

December 31, 2019

1. Summary of Significant Accounting Policies

The following is a summary of the significant accounting policies used by Enhanced Capital Group, LLC (ECG or the Company) in the preparation of its consolidated financial statements in accordance with accounting principles generally accepted in the United States.

Basis of Presentation and Description of Business

ECG Acquisition, LLC was formed on November 25, 2013, for the purpose of acquiring businesses that provide finance and asset management services. The name was subsequently changed to ECG and on December 23, 2013, the Company entered into an Equity and Note Purchase Agreement by and among the Company and Enhanced Capital Partners, LLC (f/k/a Enhanced Capital Partners, Inc. and “ECP”), to acquire ECP’s federal and state tax credit finance business and asset management businesses (the “Transaction”). ECG is an alternative asset manager and provider of tax credit transaction and consulting services. The alternative asset management business includes the management of debt-focused private equity funds through various entities which are wholly-owned by Enhanced Asset Management, LLC (“EAM”), which is a wholly-owned subsidiary of ECG. The Company also provides a wide range of transaction and consulting services for New Market Tax Credit (“NMTC”), Historic Tax Credit (“HTC”), Renewable Tax Credit (“RETC”), and various state tax credit (“STC”) opportunities through various entities which are wholly-owned subsidiaries of Enhanced Tax Credit Finance, LLC (“ETCF”), which is a wholly-owned subsidiary of ECG.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All wholly-owned subsidiaries are consolidated. Intercompany accounts and transactions are eliminated in consolidation.

The Company and its subsidiaries have interests in variable interest entities and do not consolidate any of the entities since they do not have the majority of variability in the expected losses or the expected residual returns of such entities and are not the primary beneficiary, nor are they the entities that make economic decisions about the underlying economic activity. The Company employs the equity method of accounting for investments in business entities when it has the ability to exercise significant influence over the operating and financial policies of the entities. These include its minority interests in various investment funds described in Note 3. The cost method is used when the Company does not have the ability to exert significant influence. These include its variable interests in various NMTC and STC entities described in Note 2.

The table below summarizes ECG and its subsidiaries’ investments in unconsolidated subsidiaries as of December 31, 2019 and 2018, respectively:

	December 31,	December 31,
	2019	2018
ESBIC entities (Note 3)	$31,456	$128,010
Hark entities (Note 3)	1,402,454	887,241
TL GP (Note 3)	488,123	508,098
Various tax credit entities (Note 2)	233,743	229,981

Total	$2,155,776	$1,753,330

Enhanced Capital Group, LLC

Notes to Consolidated Financial Statements (continued)

1. Summary of Significant Accounting Policies (continued)

Regulatory Matters

Enhanced Community Development, LLC (“ECD”), manages the NMTC activities of the Company. ECD has received an aggregate of $305 million in NMTC allocation authority from the Community Development Financial Institutions Fund of the U.S. Department of Treasury (CDFI Fund).

The NMTC program provides investors such as financial institutions, insurance companies, investment funds, corporations, and other entities with credits against federal income taxes they incur. NMTCs are passed through from ECD to an investor for each Qualified Equity Investment (QEI) made in a Community Development Entity (CDE) certified as such by the CDFI Fund. The investor receives the tax credits over a seven-year period for each QEI, equal to a percentage of the QEI amount that varies by state for investment in the NMTC program. The CDE uses the QEI proceeds to make Qualified Low-Income Community Investments (QLICIs) to Qualified Active Low-Income Community Businesses (QALICBs). QLICIs include loans to or equity investments to QALICBs or other CDEs. To receive NMTCs, the CDE must comply with various federal requirements. These requirements include, but are not limited to, making QLICIs within one year of receiving the QEI. If QEI funds are not kept continuously invested in QLICIs through a seven-year compliance period, the investors risk recapture of previously taken tax credits plus penalties and interest thereon.

J4T participates in the Texas Small Business Venture Capital Program (Jobs for Texas) pursuant to an Allocation Agreement between the United States Department of the Treasury and the Texas Department of Agriculture (TDA) under the State Small Business Credit Initiative Act (SSBCI Act). The SSBCI Act was enacted to provide investment capital to qualified small businesses that were underserved by conventional capital markets.

The Company has a 21.4% ownership in Enhanced Small Business Investment Company, GP, LLC (ESBIC, GP) which is the general partner of Enhanced Small Business Investment Company, LP (ESBIC), a Delaware limited partnership formed on July 18, 2011. The Company accounts for its 21.4% interest in ESBIC, GP using the equity method of accounting. ESBIC’s principal investment objective is to maximize portfolio return from business entities located in the United States by generating current income from debt investments and capital appreciation from equity and equity-related investments, including warrants, convertible securities and other rights to acquire equity securities in a portfolio company.

On March 28, 2012, ESBIC was licensed by the Small Business Administration (SBA) to operate as a Small Business Investment Company (SBIC) under Section 301(c) of the Small Business Investment Act of 1958. As an SBIC, ESBIC is subject to a variety of regulations concerning, among other things, the size and nature of the companies in which it may invest and the structure of those investments. Under SBA regulations, SBICs may make loans to eligible small businesses, invest in the equity securities of such businesses and provide them with consulting and advisory services.

Under current SBA regulations, eligible small businesses generally include businesses that (together with their affiliates) have a tangible net worth not exceeding $18.0 million and have average annual net income after federal income taxes not exceeding $6.0 million (average net income to be computed without benefit of any carryover loss) for the two most recent fiscal years. In addition, an SBIC must devote 25% of its investment activity to “smaller” concerns as defined by the SBA. A smaller concern generally includes businesses that have a tangible net worth not exceeding $6.0 million and have average annual net income after federal income taxes not exceeding $2.0 million (average net income to be computed without benefit of any net carryover loss) for the two most recent fiscal years. SBA regulations also provide alternative size standard criteria to determine eligibility for designation as an eligible small business or smaller concern, which criteria depend on the industry in which the business is engaged and are based on such factors as the number of employees and gross revenue.

Enhanced Capital Group, LLC

Notes to Consolidated Financial Statements (continued)

1. Summary of Significant Accounting Policies (continued)

The SBA prohibits an SBIC from providing funds to small businesses for certain purposes, such as relending and investment outside the United States, to businesses engaged in certain prohibited industries, and to certain “passive” (nonoperating) companies. In addition, without prior SBA approval, an SBIC may not invest an amount equal to more than 30% of the SBIC’s regulatory capital in any one portfolio company.

On November 30, 2017 Enhanced Capital Utah Rural Fund (“UTRF”), a wholly-owned subsidiary of ETCF, was authorized by the Utah Governor’s Office of Economic Development (“GOED”) to become a Rural Investment Company under Utah Code 63N-4-301 under the Rural Jobs Act and was allotted a $14,000,000 of investment authority with $8,120,000 in Utah tax credits. UTRF must make investments in statutory-defined eligible Utah small businesses to earn the credits.

On April 26, 2018 Enhanced Capital Georgia Rural Fund, LLC (“GARF”), a wholly-owned subsidiary of ETCF, was authorized by the Georgia Department of Community Affairs (“DCA”) under Georgia Code 560-7-8-.63 Agribusiness and Rural Jobs Tax Credit to become a Rural Fund under the Georgia Agribusiness and Rural Jobs Act and was allotted $20,000,000 of investment authority with $12,000,000 in Georgia tax credits. GARF must make investments in statutory-defined eligible Georgia small businesses to earn the credits.

On June 18, 2018 Enhanced Capital Ohio Rural Fund, LLC (“OHRF”), a wholly-owned subsidiary of ETCF, was authorized by the Ohio Development Services Agency (“ODSA”) under Ohio Code 122.154 to become a rural business growth fund under the Ohio Rural Jobs and Investment Act and was allotted $25,000,000 of investment authority with $15,000,000 in Ohio tax credits. OHRF must make investments in statutory-defined eligible Ohio small businesses to earn the credits.

The Company believes its subsidiaries are in compliance with the various regulatory statutes as of December 31, 2019 and 2018, respectively.

Permanent Capital Funds

One of the Company’s business objectives is to participate in state-focused tax credit programs adopted by various states throughout the United States as described above. The Company has formed a Utah NMTC fund, UTRF, GARF, and OHRF as state-focused funds (“Funds”) whose principal investment objective is to maximize portfolio return by generating current income from debt investments and capital appreciation from equity and equity-related investments, including warrants, convertible securities, and other rights to acquire equity securities in a portfolio company. The Company’s portfolio investments are debt and equity investments in small and emerging private companies through these funds.

These funds issue qualified debt or equity instruments to tax credit investors in exchange for cash. The gross proceeds of these instruments are used to make targeted investments in qualified businesses and are recorded as Investments at estimated fair value on the accompanying consolidated balance sheets. Such investments are accounted for using the fair value method of accounting, as described in Accounting Standards Codification (ASC) 946, Financial Services — Investment Companies. Participation in each state program legally entitles the participant to receive (or earn) tax credits from the state upon satisfying quantified, defined investment percentage thresholds and time requirements. In order to maintain its state-issued certifications, each fund must make Investments in Qualified Businesses in accordance with these requirements. These state requirements are mirrored in the limitations agreed to by each fund in its written contractual agreements with its tax credit investors and limit the activities of the fund in accordance with state regulations.

Enhanced Capital Group, LLC

Notes to Consolidated Financial Statements (continued)

1. Summary of Significant Accounting Policies (continued)

Revenue Recognition

Asset management fee income, from the Company’s asset management operations, is recognized on the accrual basis of accounting over the service period, provided collection is probable. Tax credit fee income, consisting primarily of compliance and transaction fees from the Company’s tax credit transaction and consulting operations, is recognized on the accrual basis of accounting. Transaction fees are recognized when the transaction is consummated and the earnings process is complete.

Interest income earned by the Company is recognized on the accrual basis of accounting. Dividend income earned by the Company from equity investments is recognized when declared by portfolio companies.

Interest income on loans is generally accrued on the principal balance outstanding. The accrual of interest income on loans is discontinued when the receipt of principal and interest on a timely basis becomes doubtful. In such cases, interest is recognized at the time of receipt. A reserve for possible losses on interest receivable is maintained when appropriate.

Income from state tax credits on the Permanent Capital Funds will be recognized when the Company fulfills the statutory requirements including, among other requirements, investing and maintaining its investment authority throughout the compliance period (the “Investment Benchmarks”). The Company must achieve the Investment Benchmark by certain dates and also must maintain this amount through the end of the compliance period as defined in the various state statutes. Once the Company reaches the Investment Benchmarks, the state generally cannot recapture the tax credits and the Company will recognize revenue from the tax credits. The following table depicts the Investment Benchmarks for revenue recognition:

Program	Initial Investment Benchmark Date	End of Compliance Period	Outstanding Balance	Investment Benchmark (% of Investment Amount)
Utah NMTC	December 4, 2015	December 4, 2021	$16,666,666	85%
UTRF	December 27, 2020	December 27, 2024	14,000,000	100%
GARF	June 22, 2020	June 22, 2024	20,000,000	100%
OHRF	August 14, 2020	August 14, 2025	25,000,000	100%

The cost of each specific security is used to determine gains or losses on sales of securities. Such gains or losses are reported as a component of realized gains (losses). Purchases and sales of investments are recorded on a trade-date basis.

Fair Value Measurements

ASC 820, Fair Value Measurements and Disclosures (ASC 820), establishes a hierarchy that prioritizes inputs to valuation techniques used to measure fair value and requires companies to disclose the fair value of their financial instruments according to a fair value hierarchy (i.e., Level 1, 2, and 3 inputs, as defined). The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. Additionally, companies are required to provide enhanced disclosure regarding instruments in the Level 3 category (which use inputs to the valuation techniques that are unobservable and require significant management judgment), including a reconciliation of the beginning and ending balances separately for each major category of assets and liabilities.

Enhanced Capital Group, LLC

Notes to Consolidated Financial Statements (continued)

1. Summary of Significant Accounting Policies (continued)

Financial instruments measured and reported at fair value are classified and disclosed in one of the following categories:

Level 1 Inputs — Quoted prices (unadjusted) in active markets for identical assets or liabilities at the reporting date. Level 1 assets include listed mutual funds, equities, and certain debt securities.

Level 2 Inputs — Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities that are not active; and inputs other than quoted market prices that are observable, such as models or other valuation methodologies.

Level 3 Inputs — Unobservable inputs for the valuation of the asset or liability. Level 3 assets include investments for which there is little, if any, market activity. These inputs require significant management judgment or estimation. Assets included in this category generally include direct private equity investments, general and limited partnership interests in private equity funds, and funds of funds.

The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and the consideration of factors specific to the financial instrument.

Investments

The Company records its investments at fair value, as determined by management. Such values are generally considered to be the amount that the Company might reasonably expect to receive for its investments if negotiations for sale were entered into on the valuation date. Valuation as of any particular date, however, is not necessarily indicative of an amount that the Company may ultimately realize as a result of a future sale or other disposition of the investment. The estimated fair value is determined by taking into consideration the cost of the investments; internal or third-party valuation models; the price at which unaffiliated investors have purchased the same or similar securities; developments concerning the company to which such investments relate subsequent to the acquisition of such investments; the financial condition and cash flow projections of the underlying company; price/earnings ratios; cash flow multiples, equity/sales ratios, or other appropriate financial measures of publicly traded companies within the same industry; and other such relevant factors. Changes to the fair values of investments are recognized in income.

Equity investments, other than common stock, have various liquidity features with the underlying financial instrument. These features typically include cumulative and noncumulative dividends, detachable warrants, and redeemable and convertible options. In most instances, the Company has voting representation on the investee’s Board of Directors.

Debt investments can include senior and mezzanine loans, which are loans that are usually subordinate to senior debt, may have some equity features, and generally reflect a level of risk moderately higher than traditional bank financing or senior debt with entities that have a higher risk profile.

Income, consisting of interest, dividends, fees, other investment income, and realization of gains or losses on equity interests, can fluctuate dramatically upon repayment of an investment or sale of an equity interest and in any given year can be highly concentrated among several investees.

The Company’s investments carry a number of risks including, but not limited to: (1) investing in companies which have a limited operating history and financial resources; (2) investing in senior subordinated debt which

Enhanced Capital Group, LLC

Notes to Consolidated Financial Statements (continued)

1. Summary of Significant Accounting Policies (continued)

ranks equal to or lower than debt held by other investors; and (3) holding investments that are not publicly traded. The Company evaluates the credit risk of its investees at the time of the investment and on a consistent basis going forward. The Company generally requires collateral for its debt investments. The maximum amount of loss due to credit risk of the Company is the fair value of its investments, which has been recognized in the accompanying consolidated financial statements. There may also be risk associated with the concentration of investments in certain geographic regions or in certain industries.

Share-based Compensation

The Company accounts for all share-based payments in the income statements based on their estimated fair value in accordance with Financial Accounting Standards Board (FASB) ASC Topic 718, Compensation — Stock Compensation for awards to employees. See Note 13.

Derivative Financial Instruments

The Company does not use derivatives to hedge exposures to cash flow, market, or foreign currency risks. The Company reviews the terms of debt instruments issued to determine whether there are embedded derivative instruments that are required to be bifurcated and accounted for separately as a derivative financial instrument. When the risks and rewards of an embedded derivative instrument are not “clearly and closely” related to the risks and rewards of the host instrument, the embedded derivative instrument is generally required to be bifurcated and accounted for separately as a derivative financial instrument.

Derivative financial instruments are required to be initially measured at their fair value and is then re-valued at each reporting date, with changes in fair value being reported as charges or credits to income. Fair value is based on a discounted cash flow analysis to determine the present value of the future obligations.

Income Taxes

No provision is made in the consolidated financial statements for federal income taxes because ECG’s results of operations are allocated directly to its members. ECG is subject to state and local income taxes in certain state and local jurisdictions.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the Company to report information regarding its exposure to various tax positions taken by the Company. The Company has determined whether any tax positions have met the recognition threshold and has measured the Company’s exposure to those tax positions. Management believes that the Company has adequately addressed all relevant tax positions and that there are no unrecorded tax liabilities. Any interest or penalties assessed to the Company are recorded in operating expenses. No interest or penalties from any taxing authorities were recorded in the accompanying consolidated financial statements. Federal, state, and local taxing authorities generally have the right to examine and audit the previous three years of tax returns filed.

Cash and Cash Equivalents

The Company considers unrestricted cash in banks and investments with original maturities of 90 days or less to be cash and cash equivalents.

Enhanced Capital Group, LLC

Notes to Consolidated Financial Statements (continued)

1. Summary of Significant Accounting Policies (continued)

Restricted Cash

As of December 31, 2019 and 2018, the Company maintained cash on deposit for various purposes as described in the table below:

	December 31,	December 31,
Purpose	2019	2018
Investments in qualified rural business	$16,643,259	$46,416,383
Cash held in escrow for third parties	489,010	890,839
Interest reserve for State tax credit notes payable	3,775,750	8,022,654
Interest reserve for State program notes payable	—	728,635

Total Restricted cash	$20,908,019	$56,058,511

Accounts Receivable

Accounts receivable are carried at their outstanding principal amounts, less an anticipated amount for discounts and an allowance for doubtful accounts if management believes it is necessary to cover potential credit losses based on historical experience.

Debt Issuance Costs

The Company amortizes debt issuance costs over the life of the associated notes using the effective interest method. This amount is classified as interest expense in the accompanying consolidated statement of operations.

Goodwill

The Company tests Goodwill for impairment at the entity level on an annual basis, and more frequently if circumstances indicate impairment may have occurred, by performing a qualitative assessment to determine if it is more likely than not that the fair value of the Company’s operating entities is less than their respective carrying values. The Company identified the consolidated operating entity as the reporting level for testing the impairment of goodwill. If it is determined that it is more likely than not that an operating entity’s fair value is less than its carrying value or when the quantitative approach is used, a two-step quantitative assessment is performed to (a) calculate the fair value of the operating entity and compare it to its carrying value, and (b) if the carrying value exceeds its fair value, to measure an impairment loss.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expense during the reporting period. The most significant estimate for the Company is with respect to valuation of investments. Actual results could differ from those estimates.

Recently Adopted Accounting Standards

In May 2014, the Financial Accounting Standards Board issued Accounting Standards Update 2014-09, Revenue from Contracts with Customers (Topic 606), which requires a company to recognize revenue when the company

Enhanced Capital Group, LLC

Notes to Consolidated Financial Statements (continued)

1. Summary of Significant Accounting Policies (continued)

transfers control of promised goods and services to the customer. Revenue is recognized in an amount that reflects the consideration a company expects to receive in exchange for those goods and services. The Company adopted Topic 606 using the modified retrospective approach on January 1, 2019, which did not result in a change in the Company’s measurement or recognition of revenues.

2. Tax Credit Finance

The Company manages its tax credit finance businesses through ETCF’s wholly-owned subsidiaries described in this note. Some of these subsidiaries own nominal interests, typically under 1.0%, in various variable interest entities and record these investments under the cost method of accounting. See Principles of Consolidation in Note 1 for a description of how the method of accounting was determined.

ECD owns a nominal interest ranging from 0.01% to 0.1% in several subsidiary CDEs (sub-CDEs). As of December 31, 2019 and 2018, respectively, ECD held investments in sub-CDEs totaling $75,393 and $71,631, respectively. These amounts were included in investments in unconsolidated subsidiaries on the accompanying consolidated balance sheets. The maximum amount of loss due to the Company’s involvement with variable interest entities is the carrying value of its investments.

ECD is the managing member of the sub-CDEs. ECD earns fee income from two primary sources: transaction fees and asset management fees. Transaction fees and asset management fees were $2,191,066 and $1,846,198, respectively, for the year ended December 31, 2019. Transaction fees and asset management fees were $1,713,989 and $2,063,619, respectively, for the year ended December 31, 2018.

Enhanced Capital Consulting, LLC (“ECC”) manages the tax credit consulting activities of the Company. As of December 31, 2019 and 2018, respectively, ECC held investments in variable interests in NMTC and STC entities of $158,350. These amounts were included in investments in unconsolidated subsidiaries on the accompanying consolidated balance sheets. The maximum amount of loss due to the Company’s involvement with variable interest entities was the carrying value of its investment.

ECC earns fee income primarily from consulting services related to state tax credit transactions. The STC Fund invests in rehabilitation projects that earn state tax credits and then transfers its interest or sells the tax credits to tax credit investors. ECC earns a management fee for sourcing the investments and finding tax credit investors. For the year ended December 31, 2019 and 2018, ECC management and consulting fees were $2,906,882 and $2,329,171, respectively.

Enhanced Capital HTC Manager, LLC (“HTC Manager”) sources and manages equity investments for investors in projects eligible to receive federal historic tax credits. HTC Manager earns and receives a base management fee for management services as the investment companies reach certain compliance milestones. For the years ended December 31, 2019 and 2018, base management fees were $1,271,356 and $875,750, respectively. HTC Manager is also eligible to receive an incentive management fee based on cash flows from the Projects. For the years ended December 31, 2019 and 2018, the incentive management fees were $113,597 and $111,312, respectively. Revenue from this fee is recognized ratably over the five-year compliance period as services are delivered.

Enhanced Capital RETC Manager, LLC (“RETC Manager”), sources and manages equity investments for third-party investors in projects eligible to receive federal renewable energy tax credits. RETC Manager receives an incentive management fee payment based on cash flows from the Projects. For the years ended December 31, 2019 and 2018, management fees recognized were $1,601,579 and $1,244,671, respectively.

Enhanced Capital Group, LLC

Notes to Consolidated Financial Statements (continued)

2. Tax Credit Finance (continued)

Enhanced Tax Credit Lending, LLC (“TC Lending”) primary objective is to originate tax credit bridge loans on behalf of third-party private lenders. TC Lending receives an origination fee and incentive fees for each loan and bears no risk associated with the loans. For the years ended December 31, 2019 and 2018, origination and incentive fees were $353,835 and $438,169, respectively.

Enhanced Tax Credit Manager, LLC (“TC Manager”) manages various tax credit investments on behalf of tax credit investors. TC Manager receives management fees based on its agreements with each investor. For the years ended December 31, 2019 and 2018, management fees were $205,333 and $179,517, respectively.

3. Asset Management

The Company manages its alternative asset management funds through various unconsolidated subsidiaries and records these investments under the equity method of accounting. See Principles of Consolidation in Note 1 for a description of how the method of accounting was determined.

The Company has a 21.4% ownership interest in ESBIC GP. The Company has recorded its share of loss in the amount of $106,257 and $351,187 for the years ended December 31, 2019 and 2018, respectively. For the years ended December 31, 2019 and 2018, ECG made no capital contributions and received distributions of $0 and $39,983 from ESBIC GP, respectively. ECG’s investment in ESBIC GP was $0 and $106,257 as of December 31, 2019 and 2018, respectively, and is included in Investment in unconsolidated subsidiaries in the accompanying consolidated balance sheets.

Enhanced Capital SBIC Management, LLC (“ESBIC Management”) is engaged by ESBIC GP to provide fund management services. The Company has a 50% ownership interest in the ESBIC Management. The Company recorded its share of income in the amount of $9,703 and $0 for the years ended December 31, 2019 and 2018, respectively. ECG’s investment in ESBIC Management was $31,456 and $21,753 as of December 31, 2019 and 2018, respectively, and is included in Investment in unconsolidated subsidiaries in the accompanying consolidated balance sheets. Also, the Company has an Administrative and Support Service Agreement (the Agreement) with ESBIC Management. Under the agreement, the Company provides administrative and back-office support services to the ESBIC Management. The Company recognized $795,605 and $1,644,102 of management fee income under this arrangement during the years ended December 31, 2019 and 2018, respectively.

As of December 31, 2019 and 2018, the Company held a 32.0% and 38.0% ownership interest in Hark Capital I GP, LLC (“Hark I GP”), respectively. For each of years ended December 31, 2019 and 2018, the Company has recorded its share of earnings in the amount of $402,219 and $397,121, respectively. For the years ended December 31, 2019 and 2018, ECG made no capital contributions and received distributions of $223,662 and $136,890, respectively. As of December 31, 2019 and 2018, ECG’s investment in Hark I GP was $1,065,798 and $887,241, respectively, and is included in Investment in unconsolidated subsidiaries in the accompanying consolidated balance sheets.

The Company has a 20.0% ownership interest in Hark Capital II GP, LLC (“Hark II GP”). The Company has recorded its share of earnings in the amount of $348,614 and $26,900 for each of the years ended December 31, 2019 and 2018, respectively. For the years ended December 31, 2019 and 2018, ECG made no capital contributions and received distributions of $11,958 and $26,900, respectively. As of December 31, 2019 and 2018, ECG’s investment in Hark II GP was $348,614 and $0, respectively.

Enhanced Capital Group, LLC

Notes to Consolidated Financial Statements (continued)

3. Asset Management (continued)

Hark Capital I Management, LLC (“Hark I Management”) is engaged by Hark I GP to provide fund management services. On May 9, 2018, the Company sold its interest in Hark I Management through an Asset Purchase Agreement (APA). Prior to the sale, the Company has an Administrative and Support Service Agreement (the Agreement) with Hark I Management. Under the agreement, the Company provides administrative and back-office support services to Hark I Management. The Company recognized $0 and $665,000 of management fee income under this arrangement during the years ended December 31, 2019 and 2018, respectively.

Enhanced Asset Management, LLC (“EAM”), owns incentive common units (ICUs) in Tree Line Direct Lending, GP (“TL GP”). The Company has recorded its share of earnings in the amount of $267,800 and $209,578 for the years ended December 31, 2019 and 2018, respectively. For the years ended December 31, 2019 and 2018, ECG made no capital contributions and received distributions of $287,775 and $365,411, respectively, from TL GP. EAM’s investment in TL GP was $488,123 and $508,098 as of December 31, 2019 and 2018, respectively, and is included in Investment in unconsolidated subsidiaries in the accompanying consolidated balance sheets.

Enhanced Puerto Rico, LLC (“EPR”), primary objective is to co-manage a public welfare fund in Puerto Rico. EPR receives a management fee of 1.00% of the capital committed by the investor of the public welfare fund. For each of the years ended December 31, 2019 and 2018, management fees were $500,000.

4. ECP Note Receivable

On December 23, 2013, in connection with the Transaction, ECP issued a note payable to ECG with a face amount of $77,114,529 (the “Note”). The Note was recorded at fair value of $40,560,971 since the Note carries a below market interest rate. The difference between the estimated fair value and stated value resulted in a discount being recorded in the amount of $36,553,558. The discount is amortized over the remaining life of the Note using the effective-interest amortization method. The Note accrues interest at the rate of 1.65% per annum through December 23, 2019, and Prime plus 2.0% from December 23, 2019 through December 23, 2021. Principal is due at maturity but may be prepaid without penalty.

The Note matures on December 23, 2021. Interest is due and payable on each December 23, commencing on December 23, 2014. The principal balance of the Note as of December 31, 2019 and 2018 was $50,598,855 and $58,555,003, respectively. As of December 31, 2019 and 2018, the unamortized discount of $5,408,893 and $10,024,157, respectively, is included as an offset to ECP note receivable, net of unamortized discount in the accompanying consolidated balance sheets. For the years ended December 31, 2019 and 2018, $4,615,263 and $5,469,043, respectively, of the discount was amortized and recorded to interest income in the accompanying consolidated statements of operations. In 2019, the Company ceased the accrual of interest income on the Note and recorded a valuation allowance in the amount of $9,096,805 against the balance of the receivable due to ECP not having sufficient distributable assets to pay off the note and accrued interest in full.

5. State NMTC Notes Receivable

As part of the Utah NMTC Fund discussed in Note 1, Enhanced Capital Utah NMTC Investment

Fund, LLC (“UTIF”) issued subordinated notes to the Company who recorded these notes as State NMTC notes receivable on the accompanying consolidated balance sheets with balances of $6,762,500 as of December 31, 2019 and 2018, respectively. The notes receivable originally earned simple interest at a rate of 11.0%. On August 16, 2017, the terms of the note receivable were amended to increase the interest rate to 13.3%, compounding quarterly, and the maturity date was extended until October 27, 2029 to account for additional Federal NMTC deployed through UTIF.

Enhanced Capital Group, LLC

Notes to Consolidated Financial Statements (continued)

5. State NMTC Notes Receivable (continued)

UTIF used these proceeds along with federal NMTC equity and a senior loan from the federal NMTC investor to make QLICI loans to QALICBs. The QLICI loans will generate Federal and Utah NMTC. The Utah NMTC are delivered to the UT Investors to satisfy the interest and principal payments on the UT NMTC notes payable described in Note 6. The principal and interest payments from the QLICI loans will repay the senior and subordinated notes. Management periodically reviews the need for a valuation allowance for the UTNI notes receivable based on the collectability of the underlying QLICI loans and in accordance with its accounting policy described in Note 1. Management considers a QLICI loan impaired when, based on current information or factors, it is probable that the Company will not collect the principal and interest payments contractually due. If a QLICI loan is impaired, management will evaluate its effect on the UTNI notes receivable and record a valuation allowance. As of December 31, 2019 and 2018, the Company recorded a valuation allowance of $0 and $474,897, respectively, as an offset to interest receivable and interest income related to the State NMTC notes receivable.

6. State Tax Credit Notes Payable

Some of the Company’s subsidiaries have notes payable to various tax credit investors that were issued in connection with the various state tax credit programs discussed in Note 1. These notes are repaid either with tax credits or cash from the sale of tax credits and, in some cases, restricted cash held in an interest reserve account. These notes are included in State tax credit notes payable on the accompanying balance sheets.

As of December 31, 2019, the terms and outstanding balance are as follows:

Program	Outstanding Balance	Unamortized Debt Issuance Cost	Net Balance	Interest Rate	Maturity
Utah NMTC	$1,946,485	$—	$1,946,485	15%	March 1, 2021
GARF	10,863,595	—	10,863,595	8%	December 20, 2023
OHRF	13,445,552	—	13,445,552	8%	March 1, 2025

Total	$26,255,632	$—	$26,255,632

As of December 31, 2018, the terms and outstanding balance are as follows:

Program	Outstanding Balance	Unamortized Debt Issuance Cost	Net Balance	Interest Rate	Maturity
Utah NMTC	$3,380,805	$—	$3,380,805	15%	March 1, 2021
UTRF	5,600,000	84,102	5,515,898	8%	December 22, 2024
GARF	11,624,811	—	11,624,811	8%	December 20, 2023
OHRF	15,000,000	—	15,000,000	8%	March 1, 2025

Total	$35,605,616	$84,102	$35,521,514

Enhanced Capital Group, LLC

Notes to Consolidated Financial Statements (continued)

6. State Tax Credit Notes Payable (continued)

Principal maturities on the outstanding on State tax credit notes payable are as follows:

Total
2020	$3,702,409
2021	5,295,045
2022	4,636,188
2023	5,860,632
2024	3,247,707
Thereafter	3,513,651

Total	$26,255,632

7. State Program Notes Payable

In connection with the various state tax credit programs discussed above, the Company’s subsidiaries also issued notes to national financial institutions. These notes are repaid with cash earned on investments in qualified businesses and, in some cases, restricted cash held in an interest reserve account. These notes are included in State program notes payable on the accompanying balance sheets.

As of December 31, 2019, the terms and outstanding balance are as follows:

Program	Outstanding Balance	Unamortized Debt Issuance Cost	Net Balance	Interest Rate	Maturity
UTRF	$7,000,000	$89,348	$6,910,652	8.0%	December 22, 2024
GARF	11,499,000	280,546	11,218,454	8.5%	December 22, 2024
OHRF	16,000,000	1,036,295	14,963,705	8.5%	February 14, 2025

Total	$34,499,000	$1,406,189	$33,092,811

As of December 31, 2018, the terms and outstanding balance are as follows:

Program	Outstanding Balance	Unamortized Debt Issuance Cost	Net Balance	Interest Rate	Maturity
UTRF	$7,000,000	$105,260	$6,894,740	8.0%	December 22, 2024
GARF	11,499,000	336,874	11,162,126	8.5%	December 22, 2024
OHRF	16,000,000	1,238,499	14,761,501	8.5%	February 14, 2025

Total	$34,499,000	$1,680,633	$32,818,367

Principal maturities on the outstanding on State tax credit notes payable are as follows:

Total
2020	$—
2021	—
2022	—
2023	—
2024	18,499,000
Thereafter	16,000,000

Total	$34,499,000

Enhanced Capital Group, LLC

Notes to Consolidated Financial Statements (continued)

8. Unearned Premium Tax Credits

For the years ended December 31, 2019 and 2018, the Company recognized $7,485,000 and $5,620,000, respectively, in unearned premium tax credits that were used to reduce principal and interest on the notes by delivering tax credits to the holders of the notes as described in Note 6. The tax credits are classified as unearned until all programmatic requirements are met as described in Note 1.

9. Revolving Credit Facilities

The Company has two revolving credit facilities with regional financial institutions in the form of revolving loans that are restricted solely for the purchase of allocable state tax credits from various state tax credit incentive programs. As of December 31, 2019 and 2018, the Company’s investment in allocable state tax credits was $2,943,102 and $1,227,022, respectively.

On May 12, 2017, the Enhanced State Tax Credit Fund II, LLC (STC Fund II), a wholly owned subsidiary of ECC, entered into an $8,000,000 bank credit facility with a regional financial institution. The facility bears interest at a rate equal to the greater of 0.25% above the Prime Rate or 3% per annum. The facility was renewed and matures on September 27, 2020. As of December 31, 2019 and 2018, respectively, there was no outstanding balance under the credit facility. As of December 31, 2019 and 2018, the STC Fund II had net unamortized deferred financing costs of $11,520 and $26,880, respectively, classified as Other assets on the accompanying consolidated balance sheets.

On June 16, 2017, the Enhanced State Tax Credit Fund III, LLC (STC Fund III), a wholly owned subsidiary of ECC, entered into a $6,000,000 bank credit facility with a regional financial institution. The facility bears interest at a rate equal to 0.25% above the Prime Rate. On June 12, 2019 the facility was amended to extend the maturity to December 15, 2020 and to increase the maximum amount available under the facility up to $10,000,000. As of December 31, 2019 and 2018, the credit facility had an outstanding balance of $2,943,102 and $1,226,794, respectively. As of December 31, 2019 and 2018, the STC Fund III had net unamortized deferred financing costs of $15,972 and $0, respectively, classified as Other assets on the accompanying consolidated balance sheets.

10. Investment Firm Notes

In connection with the Transaction completed on December 23, 2013, ECG entered into an Equity and Note Purchase Agreement with a private investment firm. The face amount of the Note is $40,000,000 and bears interest at a rate of 8.00% payable annually in arrears. No principal payments are required until maturity on December 23, 2021. Additionally, the Note provides the private investment firm with a 48% ownership interest in the Company, which was not affected by the retirement and repayment of the Note as discussed below.

This debt instrument represents a hybrid financial instrument that requires the proceeds to be allocated amongst the debt and equity components based on the relative fair value of each. A discount rate of 9.72% was used to compute the respective fair values. The value assigned to the equity component, $3,840,000, which was the estimated fair value, was based on a fair value analysis of the Company. The difference between the Note cash proceeds and this estimated fair value of the debt component, $36,160,000, was recorded as a debt discount of $3,840,000 and will be amortized into interest expense over the life of the Note, utilizing the effective interest method.

Enhanced Capital Group, LLC

Notes to Consolidated Financial Statements (continued)

10. Investment Firm Notes (continued)

On June 28, 2019, the Company retired the notes and repaid the $26,011,861 principal outstanding and $2,152,608 unpaid accrued interest as of that date. The related unamortized debt issuance costs and unamortized discount were written off as a charge to interest expense in the amount of $311,724 and $1,697,926, respectively.

On June 28, 2019, the Company entered into a Loan and Security Agreement with a private investment firm lender. Borrowings under this agreement provide for a $5,000,000 revolving credit facility and a $50,000,000 term loan with a maturity date of June 28, 2024. The term loan was recorded at face value, offset by $1,265,667 of debt issuance costs, which will be amortized into interest expense over the life of the Note, utilizing the effective interest method. The term loan bears interest at an annual rate equal to the lessor of (i) LIBOR Rate plus the Applicable Margin, or (ii) the maximum rate of interest allowed by applicable laws. No principal payments are required until April 1, 2020 in accordance with the principal repayment schedule. The Company had $40,250,000 outstanding under the Note as of December 31, 2019. As of December 31, 2019, the unamortized discount of $1,137,014 is included as an offset to investment firm notes payable in the accompanying consolidated balance sheets. The outstanding balance under the revolver was $0 as of December 31, 2019.

For the period ended December 31, 2019, $128,653 of amortization of debt issuance cost was recorded to interest expense in the accompanying consolidated statements of operations.

The Company utilized the net proceeds from the term loan issuance to repay indebtedness outstanding as of June 28, 2019 under the Company’s $40 million Investment Firm Note, the Series 3 Notes, and a portion of the Series 4 Notes. See Note 11.

11. Redemption Notes

In connection with the Transaction completed on December 23, 2013, ECP transferred certain subordinated notes payable (the “Series 3 Notes,” “Series 4 Notes,” or collectively the “Redemption Notes”) with an aggregate face value of $46,114,530 to ECG. In accordance with the provisions of ASC 805, the Notes were recorded at fair value of $18,224,695 as consideration in the business combination. The difference between the estimated fair value and stated value resulted in a discount being recorded in the aggregate amount of $27,889,835. The discount will be amortized over the remaining life of the Redemption Notes using the effective-interest amortization method. Series 3 Notes accrue simple interest at the rate of 1.64% per annum, compounding semiannually. Principal and any accrued but unpaid interest on each Series 3 Note is due on June 30, 2020. A discount rate of 16.0% was used to compute the fair value of the notes. Series 4 Notes accrue interest at the rate of 1.80% per annum, compounding quarterly. Principal and any accrued but unpaid interest on each Series 4 Note is due on December 23, 2021. A discount rate of 20.0% was used to compute the fair value of the notes.

Interest is due and payable on the Redemption Notes annually on December 31 in an amount equal to 50% of all interest that accrued during the calendar year, provided that all accrued and unpaid interest is due and payable in full on the final maturity for each series of Redemption Notes.

The Redemption Notes issued are subordinate and junior in right of payment to the Investment Firm Notes of the Company.

On June 28, 2019, the Company retired and repaid the Series 3 Notes in full, and repaid a portion of the Series 4 Notes outstanding. Repayment of the Series 3 Notes included payment of $4,995,682 principal outstanding and $321,066 unpaid accrued interest as of that date. Partial repayment of the Series 4 Notes included $8,866,553

Enhanced Capital Group, LLC

Notes to Consolidated Financial Statements (continued)

11. Redemption Notes (continued)

payment of principal outstanding and $1,954,888 payment of accrued interest. The related unamortized discounts for the Series 3 and Series 4 Notes were written off as a charge to interest expense in the amount of $298,712 and $4,025,759, respectively. The Series 4 Notes maturity date was also extended to December 28, 2024.

As of December 31, 2019 and 2018, the unamortized discount of $8,395,365 and $14,297,034 was included as an offset to Redemption notes payable, net of discount in the accompanying consolidated balance sheets. Principal outstanding on the Redemption Notes was as follows:

	December 31,
	2019	2018	Maturity Date
Series 3	$—	$4,995,682
Series 4	26,252,295	35,118,848	December 28, 2024

Total	$26,252,295	$40,114,530

12. Contingent Interest

Prior to the Transaction completed on December 23, 2013, ECP had an outstanding note payable with a contingent interest feature, required to be bifurcated and accounted for separately as a derivative, whereby ECP would pay contingent interest to the holder concurrently with payments made on the Redemption Notes. The contingent interest liability was transferred to ECG as part of the Transaction. The rate of contingent interest is 14.9626% on the Redemption notes. The estimated fair value assigned to the contingent interest financial instrument is based on a discounted cash flow analysis to determine the present value of the future obligation.

As of December 31, 2019 and 2018, $1,799,546 and $4,032,105, respectively, was recorded in the accompanying consolidated balance sheets as the fair value of the derivative liability. For the years ended December 31, 2019 and 2018, the Company paid interest according to this agreement of $2,470,499 and $55,310, respectively. The derivative financial instrument is revalued at each reporting date at its fair value, with changes in fair value reported as charges or credits to other income or other expense. For the years ended December 31, 2019 and 2018, $237,940 and $661,634, respectively, were recorded to loss on derivative liability in the accompanying consolidated statements of operations.

13. Members’ Equity

To provide long term incentives and attract and retain key members of management, ETCF established the 2015 Restricted Equity Incentive Plan (“Plan”) which granted 1,125 incentive common units (ICUs) beginning January 1, 2015 to Management Members as defined in the Amended and Restated LLC Agreement dated January 1, 2015. The awarded units vest 5% (56.25 units) each quarter from the grant date with continued employment. In 2016, the Plan granted an additional 500 ICUs on January 1, 2016. The awarded units vest 5% (25 units) each quarter from the grant date with continued employment. As of December 31, 2019 and 2018, 1,525 and 1,200 of the units had vested, respectively.

The Company estimated the fair value of the ICUs at grant date using a discounted cash flow analysis of future amounts distributable to ICU holders assuming planned growth in fee income and expected cost structure. ETCF must reach a cash flow hurdle as defined in the Plan for the ICU holders to receive distributions and be allocated income. Accordingly, as the cash flow hurdle has not been met as of December 31, 2019 and 2018, respectively, no income is allocable to the non-controlling interest. For the years ended December 31, 2019 and 2018, $32,090

Enhanced Capital Group, LLC

Notes to Consolidated Financial Statements (continued)

13. Members’ Equity (continued)

and $64,457, respectively, was recorded as a non-cash expense related to the ICU issuances and included in general and administrative expense in the accompanying consolidated statements of operations.

14. Fair Value Disclosures

ASC 825, Financial Instruments, requires an entity to provide disclosures about the fair value of financial instruments. These financial instruments include cash and cash equivalents, receivables, investments in qualified businesses, payables and accrued expenses, unearned premium tax credits, derivatives, and notes payable.

The Company has segregated all financial assets and liabilities that are measured at fair value on a recurring basis into the most appropriate level within the fair value hierarchy based on the inputs used to estimate the fair value at the measurement date in the tables below. See Fair Value Measurements in Note 1 for a description of how fair value measurements are determined.

All realized and unrealized gains and losses on investments are included in earnings and are reported in net realized loss on investments and in net change in unrealized loss on investments, respectively, in the statement of operations.

The Company’s policy is to recognize transfers in and transfers out as of the actual date of the event or change in circumstances that caused the transfer.

The following table summarizes the quantitative inputs and assumptions used for items categorized in Level 3 of the fair value hierarchy as of December 31, 2019 and 2018.

	Fair Value at December 31 2019	Valuation Technique	Unobservable Inputs	Ranges	Weighted Average
Debt securities	$39,487,850	Discounted cash flows	Discount rate ROI multiple	2%–12% 1.0x	7% 1.0x

Equity securities	500,000	Enterprise value waterfall	Revenue multiple	1.7x	1.7x
	2,954,012	Transaction price	N/A	N/A	N/A

	Fair Value at December 31 2018	Valuation Technique	Unobservable Inputs	Ranges	Weighted Average
Debt securities	$12,630,000	Discounted cash flows	Discount rate ROI multiple	6%–10% 1.0x	7% 1.0x

Equity securities	500,000	Enterprise value waterfall	Revenue multiple	1.7x	1.7x
	2,568,801	Transaction price	N/A	N/A	N/A

The significant inputs used in the measurement of debt securities include the discount rate. Increases (decreases) in the discount rate in isolation can result in a lower (higher) fair value measurement. The significant unobservable inputs used in the fair value measurement of equity securities are exit multiples, revenue multiples, and EBITDA multiples. Increases (decreases) in any of the exist multiples, revenue multiples, and EBITDA multiples in isolation can results in a higher (lower) fair value measurement.

Enhanced Capital Group, LLC

Notes to Consolidated Financial Statements (continued)

14. Fair Value Disclosures (continued)

Changes in Level 3 assets measured at fair value on a recurring basis were as follows:

Investments
Balance at December 31, 2017	$4,936,000
Purchases of investments	12,630,000
Unrealized loss on investments	(1,867,199)

Balance at December 31, 2018	$15,698,801
Purchases of investments	34,837,850
Proceeds from repayment of investments	(5,080,000)
Unrealized loss on investments	(2,514,789)

Balance at December 31, 2019	$42,941,862

Net unrealized losses on investments of $2,514,789 and $1,867,199 during the years ended December 31, 2019 and 2018, respectively, are related to portfolio company investments that were still held by the Company as of December 31, 2019 and 2018, respectively.

Changes in Level 3 liabilities measured at fair value on a recurring basis were as follows:

Derivative Liability
Balance at December 31, 2017	3,425,781
Payment on derivative liability	(55,310)
Loss on derivative liability	661,634

Balance at December 31, 2018	4,032,105
Payment on derivative liability	(2,470,499)
Loss on derivative liability	237,940

Balance at December 31, 2019	$1,799,546

The carrying amount and estimated fair values, as well as the level within the fair value hierarchy, of the Company’s financial instruments are included in the tables below. See Note 1, Summary of Significant Accounting Policies, for a description of how fair value measurements are determined.

Assets		December 31, 2019	December 31, 2018
	Level 1	$—	$—
Investments in qualified businesses(1)	Level 2	—	—
	Level 3	42,941,862	15,698,801

	Total	$42,941,862	$15,698,801

Liabilities		December 31, 2019	December 31, 2018
	Level 1	$—	$—
Derivative liability(2)	Level 2	—	—
	Level 3	1,799,546	4,032,105

	Total	$1,799,546	$4,032,105

(1)	Includes debt and equity securities held by state-focused funds in underlying portfolio companies.

Enhanced Capital Group, LLC

Notes to Consolidated Financial Statements (continued)

14. Fair Value Disclosures (continued)

(2)	Derivative not designated as a hedging instrument.

15. Related party transactions

The Company entered into an Administrative Services Agreement with Enhanced Capital Partners, LLC to provide personnel and resources in order for the Company to operate its business units. The Company recognized $6,863,726 and $6,462,952 of general and administrative expenses under this arrangement for the years ended December 31, 2019 and 2018, respectively.

The Company entered into an Administrative Services Agreement with Tree Line Capital Partners, LLC to provide personnel and resources in order for the Company to operate its business units. The Company recognized $5,442 and $1,105,187 of general and administrative expenses under this arrangement for the years ended December 31, 2019 and 2018, respectively.

16. Goodwill

At December 31, 2019 and 2018, the Company performed its annual qualitative assessment for impairment of Goodwill by assessing qualitative indicators of impairment to determine if it is more likely than not that the fair value of the Company’s operating entities is less than their respective carrying values. Based on the test performed, the Company did not identify any impairment loss as of December 31, 2019 or 2018. As of December 31, 2019 and 2018, the Company recorded $11,201,489 in Goodwill in the accompanying consolidated balance sheets.

17. SSBCI Program Obligation

In November 2011, J4T was approved by the TDA to be a participant in the Jobs for Texas program. J4T was awarded a $10,000,000 investment fund allocation which will be used to invest in qualifying small businesses headquartered within the state of Texas. The program requires a parallel investment be made with private capital for each dollar of allocation used to fund a qualifying business. On December 12, 2014, the performance agreement with the TDA was amended to reduce the investment fund allocation to $5,000,000. As of December 31, 2019 and 2018, the TDA had made cumulative capital contributions of $11,947,826 for investment in qualified businesses, the Company had outstanding capital called of $5,512,036, and had no remaining committed funding. As of December 31, 2019 and 2018, $3,157,268 and $2,642,634, respectively, were recorded as a SSBCI program obligation in the accompanying consolidated balance sheets.

18. Commitments and Contingencies

In the ordinary course of its business, the Company may enter into contracts or agreements that contain indemnifications. Future events could occur that lead to the execution of these provisions against the Company. Based on its history and experience, management believes that the likelihood of such an event is remote.

19. Revisions to Previously Issued Consolidated Financial Statements

These revised consolidated financial statements are prepared in order to meet the requirements prescribed in Regulation S-X, which specifies the form and content of the consolidated financial statements and related notes. These consolidated financial statements are intended to replace in their entirety, the original audited consolidated

Enhanced Capital Group, LLC

Notes to Consolidated Financial Statements (continued)

19. Revisions to Previously Issued Consolidated Financial Statements (continued)

financial statements for the years ended December 31, 2019 and 2018 that were available to be issued on May 1, 2020. We have made changes to those previously issued financial statements for the years ended December 31, 2019 and 2018 as detailed below.

The Company originally accounted for its goodwill under the Private Company Council (“PCC”) alternative, which allowed for the Company to assess qualitatively if any indicators of impairment exist on an annual basis and amortize the amount ratably over a 10-year period. The Company recorded approximately $11.2 million of goodwill in connection with a 2013 transaction and had previously amortized the amount under the PCC alternative. The Company has performed a qualitative assessment over its goodwill and concluded that no impairments exist at any date. As a result, these consolidated financial statements have been updated to reflect the reversal of $1,120,149 of amortization expense for the years ended December 31. 2019 and 2018, the cumulative impact to members equity of $4,480,596 as of January 1, 2018, and the recording of $11.2 million of goodwill on the consolidated balance sheets. In addition to the change in accounting for goodwill, we have included additional information in our Schedules of Investments, including the applicable interest rates and maturity dates. We have also included required financial highlights in accordance with ASC 946 (see Note 21).

20. Subsequent Events

The Company has evaluated subsequent events through December 23, 2020, the date these consolidated financial statements were available to be issued. During March 2020, the spread of COVID-19 throughout the country resulted in a national and global pandemic, including the temporary shutdown of many small businesses throughout the country. The Company continues to assess the impact COVID-19 is having on its investment portfolio. Based on inquiries with fund managers and management of portfolio companies, the Company has not identified any adjustments to the estimated fair value of the portfolio that would have a material impact on the investment portfolio in the aggregate, however, the overall impact will depend on the duration of the effects of COVID-19, and is not yet known at this time. The Company has not performed formal valuation update procedures since the balance sheet date. Actual results may differ from current estimates.

In November 2020, an unrelated entity entered into a definitive agreement to acquire, directly or indirectly, 100% of the outstanding equity interests of ECG from existing shareholders in exchange for consideration comprised of cash, repayment of certain ECG debts, and equity in the acquiring entity. The transaction was completed in December 2020 causing the ICUs discussed in Note 13 to fully vest and the cash flow hurdle to be met resulting in allocable distributions from the transaction proceeds to the non-controlling interest. In conjunction with the transaction, ECG entered into a reorganization agreement with ECP whereby a new limited liability company, Enhanced Permanent Capital, LLC (“EPC”), was created and ECG and ECP contributed their Permanent Capital Subsidiaries, including Enhanced Jobs for Texas, LLC, to EPC in exchange for membership interests in EPC in proportion to the fair value of the net assets contributed. No effect was given to this transaction in the accompanying consolidated financial statements as of and for the years ended December 31, 2019 and 2018.

Enhanced Capital Group, LLC

Notes to Consolidated Financial Statements (continued)

21. Financial Highlights

The Company is presenting the following disclosures for nonregistered investment companies as required by ASC 946. Such results may not be indicative of future performance of the Company. The ratios presented are calculated for member’s (deficit) equity as a whole.

	Year Ended December 31,
	2019		2018
Total Return(a)	(2,063%)		40%

Ratios to average member’s (deficit) equity:(b)
Net investment loss		(c)	(73)
Operating expenses		(c)	426

(a)

The total return is computed based on the change in value during the period of a theoretical investment made at the beginning of the period. The change in value of a theoretical investment is measured by comparing the Company’s aggregate ending value with the aggregate beginning value, adjusted for cash flows related to capital contributions or withdrawals during the period. There were no incentive allocations for the Company for the Years ended December 31, 2019 and 2018.

(b)

Ratios are computed on the weighted-average member’s (deficit) equity of the Company for the Years ended December 31, 2019 and 2018. Net investment loss, as defined, excludes realized and unrealized losses.

(c)	Ratios are not meaningful due to the Member’s deficit as of December 31, 2019.

Supplementary Information

Ernst & Young LLP 3900 Hancock Whitney Center 701 Poydras Street New Orleans, LA 70139	Tel: +1 504 581 4200 Fax: +1 504 596 4233 ey.com

Report of Independent Auditors on Supplementary Information

The Members

Enhanced Capital Group, LLC

Our audits were conducted for the purpose of forming an opinion on the consolidated financial statements as a whole. The accompanying consolidating balance sheets and consolidating statements of operations of Enhanced Capital Group, LLC and consolidating balance sheets and consolidating statements of operations of Enhanced Tax Credit Finance, LLC are presented for purposes of additional analysis and are not a required part of the financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the financial statements. The information has been subjected to the auditing procedures applied in the audits of the consolidated financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the financial statements or to the financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States. In our opinion, the information is fairly stated, in all material respects, in relation to the financial statements as a whole.

December 23, 2020

A member firm of Ernst & Young Global Limited

Enhanced Capital Group, LLC and subsidiaries

Consolidating Balance Sheet

December 31, 2019

	Enhanced Capital Group, LLC	Enhanced Tax Credit Finance, LLC Consolidated	Enhanced Asset Management, LLC Consolidated	Eliminations	Consolidated Total
Assets
Cash and cash equivalents	$237,853	$6,188,473	$31,069	$—	$6,457,395
Restricted cash	—	20,908,019	—	—	20,908,019
Accounts receivable	—	295,700	126,028	—	421,728
Accrued interest receivable	99,322	2,745,328	—	—	2,844,650
Due from related party	650,000	130,396	—	(650,000)	130,396
Related party note receivable	88,063	—	—	—	88,063
ECP note receivable, net of discount and valuation allowance	36,093,157	—	—	—	36,093,157
State NMTC notes receivable	—	6,762,500	—	—	6,762,500
Investments, at estimated fair value	—	39,787,850	3,154,012	—	42,941,862
Investment in unconsolidated subsidiaries	—	233,743	1,922,033	—	2,155,776
Investment in consolidated subsidiaries	4,169,625	—	—	(4,169,625)	—
Transferable state tax credits	—	2,943,102	—	—	2,943,102
Other assets	67,657	27,493	—	—	95,150
Debt issuance costs	—	—			—
Goodwill	11,201,489	—	—	—	11,201,489

Total assets	$52,607,166	$80,022,604	$5,233,142	$(4,819,625)	$133,043,287

Liabilities and deficit

Liabilities
Accounts payable and accrued expenses	$210,325	$394,261	$17,100	$—	$621,686
Unearned premium tax credits	—	7,485,000	—	—	7,485,000
Accrued interest payable	496,224	2,242,531	—	—	2,738,755
State tax credit deposits	—	491,074	—	—	491,074
Unearned management fees	—	2,340,136	—	—	2,340,136
State program obligation	—	—	3,157,268	—	3,157,268
Due to related parties	2,165,187	650,000	—	(650,000)	2,165,187
State tax credit notes payable	—	26,255,632	—	—	26,255,632
State program notes payable	—	33,092,811	—	—	33,092,811
Revolving credit facility- state tax incentive programs	—	2,943,102	—	—	2,943,102
Investment firm notes payable, net of unamortized debt issuance costs	39,112,986	—	—	—	39,112,986
Derivative liability	1,799,546	—	—	—	1,799,546
Redemption notes payable, net of discount	17,856,930	—	—	—	17,856,930

Total liabilities	61,641,198	75,894,547	3,174,368	(650,000)	140,060,113

Deficit
Members’ deficit	(9,034,032)	(2,459,924)	2,058,774	(4,169,625)	(13,604,807)
Non-controlling interests	—	6,587,981	—	—	6,587,981

Total deficit	(9,034,032)	4,128,057	2,058,774	(4,169,625)	(7,016,826)

Total liabilities and deficit	$52,607,166	$80,022,604	$5,233,142	$(4,819,625)	$133,043,287

Enhanced Capital Group, LLC and subsidiaries

Consolidating Statement of Operations

December 31, 2019

	Enhanced Capital Group, LLC	Enhanced Tax Credit Finance, LLC Consolidated	Enhanced Asset Management, LLC Consolidated	Eliminations	Consolidated Total
Revenue
Interest income, including fees:
Cash and cash equivalents	$—	$224,712	$—	$—	$224,712
Notes receivable	5,610,615	1,507,015	—	—	7,117,630
Asset management fees	(344,110)	—	1,295,605	344,110	1,295,605
Tax credit fees	—	10,489,846	—	—	10,489,846
Investments	—	2,302,107	—	—	2,302,107

Total interest income, including fees	5,266,505	14,523,680	1,295,605	344,110	21,429,900
Dividend income from subsidiaries	11,429,414	—	—	(11,429,414)	—

Total Revenue	16,695,919	14,523,680	1,295,605	(11,085,304)	21,429,900

Expenses
Management fees	—	—	(346,084)	346,084	—
Professional fees	498,562	1,357,994	16,774	—	1,873,330
General and administrative	8,773,824	1,823,212	3,820	(1,974)	10,598,882
Interest, net of discount amortization	11,628,686	6,422,234	—	—	18,050,920
Depreciation and other amortization	147,030	—	—	—	147,030

Total expenses	21,048,102	9,603,440	(325,490)	344,110	30,670,162

Net investment (loss) income	(4,352,183)	4,920,240	1,621,095	(11,429,414)	(9,240,262)

Income from unconsolidated subsidiaries	—	—	922,079	—	922,079
Change in state profits interest	—	—	(514,634)	—	(514,634)
Loss on derivative liability	(237,940)	—	—	—	(237,940)
Change in valuation on ECP note receivable	(9,096,805)	—	—	—	(9,096,805)

Net realized loss on investments	—	—	—	—	—
Unrealized loss on investments:	—	(2,600,000)	85,211	—	(2,514,789)
Beginning of year	—	—	(1,867,199)	—	(1,867,199)
End of year	—	(2,600,000)	(1,781,988)	—	(4,381,988)

Net change in unrealized loss on investments	—	(2,600,000)	85,211	—	(2,514,789)

Net realized and unrealized loss on investments	—	(2,600,000)	85,211	—	(2,514,789)

State and local income tax expense	(50,852)	—	—	—	(50,852)

Net income (loss)	$(13,636,076)	$2,320,240	$2,113,751	$(11,429,414)	$(20,631,499)

Enhanced Capital Group, LLC and subsidiaries

Consolidating Balance Sheet

December 31, 2018

	Enhanced Capital Group, LLC	Enhanced Tax Credit Finance, LLC Consolidated	Enhanced Asset Management, LLC Consolidated	Eliminations	Consolidated Total
Assets
Cash and cash equivalents	$287,843	$7,350,995	$341,527	$—	$7,980,365
Restricted cash	—	56,058,511	—	—	56,058,511
Accounts receivable	—	73,873	126,028	—	199,901
Accrued interest receivable	499,162	1,541,831	—	—	2,040,993
Due from related party	364,324	134,938	—	(347,247)	152,015
Related party note receivable	86,725	—	—	—	86,725
ECP note receivable, net of discount	48,530,846	—	—	—	48,530,846
State NMTC notes receivable	—	6,762,500	—	—	6,762,500
Investments, at estimated fair value	—	12,630,000	3,068,801	—	15,698,801
Investment in unconsolidated subsidiaries	—	229,981	1,523,349	—	1,753,330
Investment in consolidated subsidiaries	6,594,273	—	—	(6,594,273)	—
Transferable state tax credits	—	1,227,022	—	—	1,227,022
Other assets	90,091	26,880	—	—	116,971
Goodwill	11,201,489	—	—	—	11,201,489

Total assets	$67,654,753	$86,036,531	$5,059,705	$(6,941,520)	$151,809,469

Liabilities and equity

Liabilities
Accounts payable and accrued expenses	$164,602	$199,232	$17,100	$—	$380,934
Unearned premium tax credits	—	5,620,000	—	—	5,620,000
Accrued interest payable	3,352,140	2,048,630	—	—	5,400,770
State tax credit deposits	—	890,839	—	—	890,839
Unearned management fees	—	2,276,955	—	—	2,276,955
State program obligation	—	—	2,642,634	—	2,642,634
Due to related parties	1,585,482	341,799	345,947	(347,247)	1,925,981
State tax credit notes payable	—	35,521,514	—	—	35,521,514
State program notes payable	—	32,818,367	—	—	32,818,367
Credit facility, net of debt issuance costs	—	1,226,794	—	—	1,226,794
Investment firm notes payable, net of discount	23,836,236	—	—	—	23,836,236
Derivative liability	4,032,105	—	—	—	4,032,105
Redemption notes payable, net of discount	25,817,496	—	—	—	25,817,496

Total liabilities	58,788,061	80,944,130	3,005,681	(347,247)	142,390,625

Equity
Members’ equity	8,866,692	4,540,249	2,054,024	(6,594,273)	8,866,692
Non-controlling interests	—	552,152	—	—	552,152

Total equity	8,866,692	5,092,401	2,054,024	(6,594,273)	9,418,844

Total liabilities and equity	$67,654,753	$86,036,531	$5,059,705	$(6,941,520)	$151,809,469

Enhanced Capital Group, LLC and subsidiaries

Consolidating Statement of Operations

December 31, 2018

	Enhanced Capital Group, LLC	Enhanced Tax Credit Finance, LLC Consolidated	Enhanced Asset Management, LLC Consolidated	Eliminations	Consolidated Total
Revenue
Interest income, including fees:
Cash and cash equivalents	$—	$63,959	$—	$—	$63,959
Notes receivable	6,467,380	478,608	—	—	6,945,988
Asset management fees	—	—	2,809,102	—	2,809,102
Tax credit fees	—	8,956,198	—	—	8,956,198
Investments	—	442,359	—	—	442,359

Total interest income, including fees	6,467,380	9,941,124	2,809,102	—	19,217,606
Dividend income from subsidiaries	15,005,198	—	—	(15,005,198)	—

Total Revenue	21,472,578	9,941,124	2,809,102	(15,005,198)	19,217,606

Expenses
Professional Fees	183,526	1,155,630	23,006		1,362,162
General and administrative	9,073,023	1,652,372	3,157	—	10,728,552
Interest, net of discount amortization	7,034,279	3,912,878	—	—	10,947,157
Depreciation and other amortization	171,127	—	—		171,127

Total expenses	16,461,955	6,720,880	26,163	—	23,208,998

Net investment income (loss)	5,010,623	3,220,244	2,782,939	(15,005,198)	(3,991,392)

Income from unconsolidated subsidiaries	—	—	282,412	—	282,412
Change in state profits interest	—	—	1,992,255	—	1,992,255
Loss on derivative liability	(661,634)	—	—	—	(661,634)

Gain on sale of subsidiary	—	—	4,691,912	—	4,691,912

Unrealized gain/(loss) on investments	—	—	(1,867,199)	—	(1,867,199)

Net realized and unrealized loss on investments	—	—	(1,867,199)	—	(1,867,199)

Income tax expense	50,853	—	—	—	50,853

Net income (loss)	$4,298,136	$3,220,244	$7,882,319	$(15,005,198)	$395,501

Enhanced Tax Credit Finance, LLC and subsidiaries

Consolidating Balance Sheet

December 31, 2019

	Enhanced Tax Credit Finance, LLC	Enhanced Capital Consulting, LLC Consolidated	Enhanced Community Development, LLC	Enhanced Capital HTC Manager, LLC	Enhanced Capital RETC Manager, LLC	Enhanced Capital Tax Credit Manager, LLC	Enhanced Capital Utah Note Issuer, LLC	Enhanced Capital Utah Rural Fund, LLC	Enhanced Tax Credit Lending, LLC	Enhanced Capital Georgia Rural Holdings, LLC Consolidated	Enhanced Capital OH Rural Holdings, LLC Consolidated	Enhanced Capital Rural Manager, LLC	Total	Eliminations	Consolidated Total
Assets
Cash and cash equivalents	$58,220	$737,854	$2,823,122	$650,247	$1,057,899	$53,029	$—	$27,208	$192,419	$149,827	$377,936	$60,712	$6,188,473	$—	$6,188,473
Restricted cash	—	$—	—	—	—	—	—	4,470,000	489,009	4,993,670	10,955,340	—	20,908,019	—	20,908,019
Accounts receivable	—	$—	286,496	—	9,204	—	—	—	—	—	—	—	295,700	—	295,700
Accrued interest receivable	—	$—	—	—	—	—	2,475,080	49,686	—	113,498	107,064	—	2,745,328	—	2,745,328
Due from related party	—	$90,259	430	40,531	—	—	—	—	16,766	—	—	369,102	517,088	(386,692)	130,396
State NMTC notes receivable	—	$—	—	—	—	—	6,762,500	—	—	—	—	—	6,762,500	—	6,762,500
Investments, at estimated fair value	—	$—	—	—	—	—	—	6,930,000	—	15,932,850	16,925,000	—	39,787,850		39,787,850
Investment in unconsolidated subsidiaries	—	$158,350	75,393	—	—	—	—	—	—	—	—	—	233,743	—	233,743
Investment in consolidated subsidiaries	9,844,953	$—	—	—	—	—	—	—	—	—	—	—	9,844,953	(9,844,953)	—
Transferable state tax credits	—	$2,943,102	—	—	—	—	—	—	—	—	—	—	2,943,102	—	2,943,102
Other assets	—	$27,493	—	—	—	—	—	—	—	—	—	—	27,493	—	27,493

Total assets	$9,903,173	$3,957,058	$3,185,441	$690,778	$1,067,103	$53,029	$9,237,580	$11,476,894	$698,194	$21,189,845	$28,365,340	$429,814	$90,254,249	$(10,231,645)	$80,022,604

Liabilities and members’ equity

Liabilities
Accounts payable and accrued expenses	$—	$23,137	$128,499	$150,375	$2,293	$—	$—	$28,165	$—	$22,996	$22,996	$15,800	394,261	$—	$394,261
Unearned premium tax credits	—	—	—	—	—	—	7,485,000	$—	—	—	—	—	7,485,000	—	$7,485,000
Accrued interest payable	—	—	—	—	—	—	47,802	$1,207,306	—	263,445	723,978	—	2,242,531	—	$2,242,531
State tax credit deposits	—	—	—	—	—	—	—	$—	491,074	—	—	—	491,074	—	$491,074
Unearned management fees	—	—	—	2,340,136	—	—	—	$—	—	—	—	—	2,340,136	—	$2,340,136
Due to related parties	—	—	—	16,700	—	—	—	$—	—	146,996	222,996	650,000	1,036,692	(386,692)	$650,000
State tax credit notes payable	—	—	—	—	—	—	1,946,485	$—	—	10,863,595	13,445,552	—	26,255,632	—	$26,255,632
State program notes payable	—	—	—	—	—	—	—	$6,910,652	—	11,218,454	14,963,705	—	33,092,811	—	$33,092,811
Revolving credit facility- state tax incentive programs	—	2,943,102	—	—	—	—	—	$—	—	—	—	—	2,943,102	—	$2,943,102

Total liabilities	—	2,966,239	128,499	2,507,211	2,293	—	9,479,287	$8,146,123	491,074	$22,515,486	29,379,227	665,800	76,281,239	(386,692)	75,894,547

Members’ equity (deficit)
Paid-in capital	40,000	624,003	3,505,622	—	—	10,000	—	$1,641,667	—	1,533,661	2,500,000	30,000	9,884,953	(9,844,953)	40,000
Retained earnings	9,252,815	113,191	193,554	(1,922,881)	1,220,541	172,078	(878,322)	$(895,774)	509,786	(1,722,922)	(2,023,915)	482,099	4,500,250	—	4,500,250
Dividends paid	(9,320,414)	(2,050,000)	(3,520,414)	(1,000,000)	(1,600,000)	(300,000)	(475,000)	$—	(575,000)	—	—	—	(18,840,828)	9,520,414	(9,320,414)
Current year income (loss)	9,346,530	2,303,625	2,878,180	1,106,448	1,444,269	170,951	1,111,615	$(3,418,861)	272,334	(1,136,380)	(1,489,972)	(748,085)	11,840,654	(9,520,414)	2,320,240
Total	9,318,931	990,819	3,056,942	(1,816,433)	1,064,810	53,029	(241,707)	$(2,672,968)	207,120	(1,325,641)	(1,013,887)	(235,986)	7,385,029	(9,844,953)	(2,459,924)
Non-controlling interest	584,242	—	—	—	—	—	—	$6,003,739	—	—	—	—	6,587,981		6,587,981

Total members’ equity	9,903,173	990,819	3,056,942	(1,816,433)	1,064,810	53,029	(241,707)	3,330,771	207,120	(1,325,641)	(1,013,887)	(235,986)	13,973,010	(9,844,953)	4,128,057

Total liabilities and members’ equity	$9,903,173	$3,957,058	$3,185,441	$690,778	$1,067,103	$53,029	$9,237,580	$11,476,894	$698,194	$21,189,845	$28,365,340	$429,814	$90,254,249	$(10,231,645)	$80,022,604

Enhanced Tax Credit Finance, LLC and subsidiaries

Consolidating Statement of Operations

December 31, 2019

	Enhanced Tax Credit Finance, LLC	Enhanced Capital Consulting, LLC Consolidated	Enhanced Community Development, LLC	Enhanced Capital HTC Manager, LLC	Enhanced Capital RETC Manager, LLC	Enhanced Capital Tax Credit Manager, LLC	Enhanced Capital Utah Note Issuer, LLC	Enhanced Tax Credit Lending, LLC	Enhanced Capital Utah Rural Fund, LLC	Enhanced Capital Georgia Rural Holdings, LLC Consolidated	Enhanced Capital OH Rural Holdings, LLC Consolidated	Enhanced Capital Rural Manager, LLC	Eliminations	Consolidated Total
Revenue
Interest income, including fees:
Cash and cash equivalents	$—	$—	$98	$—	$—	$—	$—	$—	$—	$76,532	$148,082	$—	$—	$224,712
Notes receivable	—	—	—	—	—	—	1,507,015	—	—	—	—	—	—	1,507,015
Tax credit fees	—	2,906,882	4,037,264	1,384,953	1,601,579	205,333	—	353,835	—	—	—	—	—	10,489,846
Investments	—	—	—	—	—	—	—	—	427,723	784,805	1,089,579	—	—	2,302,107

Total interest income, including fees	—	2,906,882	4,037,362	1,384,953	1,601,579	205,333	1,507,015	353,835	427,723	861,337	1,237,661	—	—	14,523,680
Dividend income from subsidiaries	9,520,414	—	—	—	—	—	—	—	—	—	—	—	(9,520,414)	—

Total Revenue	9,520,414	2,906,882	4,037,362	1,384,953	1,601,579	205,333	1,507,015	353,835	427,723	861,337	1,237,661	—	(9,520,414)	14,523,680

Expenses
Professional fees	64,446	110,508	854,033	73,796	49,019	1,258	—	11,344	25,602	51,675	41,562	74,751	—	1,357,994
General and administrative	109,438	302,343	305,149	204,709	108,291	33,124	—	70,157	16,667	—	—	673,334	—	1,823,212
Interest, net of discount amortization	—	190,406	—	—	—	—	395,400	—	1,204,315	1,946,042	2,686,071	—	—	6,422,234

Total expenses	173,884	603,257	1,159,182	278,505	157,310	34,382	395,400	81,501	1,246,584	1,997,717	2,727,633	748,085	—	9,603,440

Unrealized loss on investments	—	—	—	—	—	—	—	—	(2,600,000)	—	—	—		(2,600,000)
Income tax expense	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Net income (loss)	$9,346,530	$2,303,625	$2,878,180	$1,106,448	$1,444,269	$170,951	$1,111,615	$272,334	$(3,418,861)	$(1,136,380)	$(1,489,972)	$(748,085)	$(9,520,414)	$2,320,240

Enhanced Tax Credit Finance, LLC and subsidiaries

Consolidating Balance Sheet

December 31, 2018

	Enhanced Tax Credit Finance, LLC	Enhanced Capital Consulting, LLC Consolidated	Enhanced Community Development, LLC	Enhanced Capital HTC Manager, LLC	Enhanced Capital RETC Manager, LLC	Enhanced Capital Tax Credit Manager, LLC	Enhanced Capital Utah Note Issuer, LLC	Enhanced Capital Utah Rural Investor, LLC Consolidated	Enhanced Tax Credit Lending, LLC	Enhanced Capital Georgia Rural Holdings, LLC Consolidated	Enhanced Capital Ohio Rural Holdings, LLC Consolidated	Enhanced Capital Rural Manager, LLC	Eliminations	Consolidated Total
Assets
Cash and cash equivalents	$15	$861,148	$3,634,892	$376,001	$1,219,811	$174,008	$—	$9,653	$445,308	$70,229	$28,397	$531,533	$—	$7,350,995
Restricted cash	—	—	—	—	—	—	—	8,370,000	890,839	16,984,028	29,813,644	—	—	56,058,511
Accounts receivable	—	—	65,073	—	729	8,071	—	—	—	—	—	—	—	73,873
Accrued interest receivable	—	—	—	—	—	—	1,443,065	59,390	—	38,959	417	—	—	1,541,831
Due from related party	—	107,977	3,047	37,304	—	—	—	—	64,778	—	—	110	(78,278)	134,938
State NMTC notes receivable	—	—	—	—	—	—	6,762,500	—	—	—	—	—	—	6,762,500
Investments, at estimated fair value	—	—	—	—	—	—	—	5,630,000	—	5,800,000	1,200,000	—		12,630,000
Investment in unconsolidated subsidiaries	—	158,350	71,631	—	—	—	—	—	—	—	—	—	—	229,981
Investment in consolidated subsidiaries	5,092,386	—	—	—	—	—	—	—	—	—	—	—	(5,092,386)	—
Transferable state tax credits	—	1,227,022	—	—	—	—	—	—	—	—	—	—	—	1,227,022
Other assets	—	26,880	—	—	—	—	—	—	—	—	—	—	—	26,880

Total assets	$5,092,401	$2,381,377	$3,774,643	$413,305	$1,220,540	$182,079	$8,205,565	$14,069,043	$1,400,925	$22,893,216	$31,042,458	$531,643	$(5,170,664)	$86,036,531

Liabilities and equity

Liabilities
Accounts payable and accrued expenses	$—	$—	$72,000	$33,531	$—	$—	$—	$28,165	$—	$22,996	$22,996	$19,544	$—	$199,232
Unearned premium tax credits	—	—	—	—	—	—	5,620,000	—	—	—	—	—	—	5,620,000
Accrued interest payable	—	27,779	—	—	—	—	83,083	884,347	—	271,545	781,876	—	—	2,048,630
State tax credit deposits	—	—	—	—	—	—	—	—	890,839	—	—	—	—	890,839
Unearned management fees	—	—	—	2,276,955	—	—	—	—	—	—	—	—	—	2,276,955
Due to related parties	—	389,611	3,466	25,700	—	—	—	—	300	1,000	—	—	(78,278)	341,799
State tax credit notes payable	—	—	—	—	—	—	3,380,805	5,515,898	—	11,624,811	15,000,000	—	—	35,521,514
State program notes payable	—	—	—	—	—	—	—	6,894,740	—	11,162,126	14,761,501	—	—	32,818,367
Credit facility, net of debt issuance costs	—	1,226,794	—	—	—	—	—	—	—	—	—	—	—	1,226,794

Total liabilities	—	1,644,184	75,466	2,336,186	—	—	9,083,888	13,323,150	891,139	23,082,478	30,566,373	19,544	(78,278)	80,944,130

Equity (deficit)
Members’ equity	4,540,249	737,193	3,699,177	(1,922,881)	1,220,540	182,079	(878,323)	745,893	509,786	(189,262)	476,085	512,099	(5,092,386)	4,540,249
Non-controlling interest	552,152	—	—	—	—	—	—	—	—	—	—	—		552,152

Total equity	5,092,401	737,193	3,699,177	(1,922,881)	1,220,540	182,079	(878,323)	745,893	509,786	(189,262)	476,085	512,099	(5,092,386)	5,092,401

Total liabilities and equity	$5,092,401	$2,381,377	$3,774,643	$413,305	$1,220,540	$182,079	$8,205,565	$14,069,043	$1,400,925	$22,893,216	$31,042,458	$531,643	$(5,170,664)	$86,036,531

Enhanced Tax Credit Finance, LLC and subsidiaries

Consolidating Statement of Operations

December 31, 2018

	Enhanced Tax Credit Finance, LLC	Enhanced Capital Consulting, LLC Consolidated	Enhanced Community Development, LLC	Enhanced Capital HTC Manager, LLC	Enhanced Capital RETC Manager, LLC	Enhanced Capital Tax Credit Manager, LLC	Enhanced Tax Credit Lending, LLC	Enhanced Capital Utah Note Issuer, LLC	Enhanced Capital Utah Rural Investor, LLC Consolidated	Enhanced Capital Georgia Rural Holdings, LLC Consolidated	Enhanced Capital Ohio Rural Holdings, LLC Consolidated	Enhanced Capital Rural Manager, LLC	Eliminations	Consolidated Total
Revenue

Interest income, including fees:
Cash and cash equivalents	$—	$—	$11,370	$—	$—	$—	$—	$—	$—	$29,735	$22,854	$—	$—	$63,959
Notes receivable	—	—	—	—	—	—	—	478,608	—	—	—	—	—	478,608
Tax credit fees	—	2,329,171	3,777,608	987,062	1,244,671	179,517	438,169	—	—	—	—	1,800,000	(1,800,000)	8,956,198
Investments	—	—	—	—	—	—	—	—	265,469	131,516	45,374	—	—	442,359

Total interest income, including fees	—	2,329,171	3,788,978	987,062	1,244,671	179,517	438,169	478,608	265,469	161,251	68,228	1,800,000	(1,800,000)	9,941,124
Dividend income from subsidiaries	11,325,343	—	—	—	—	—	—	—	—	—	—	—	(11,325,343)	—

Total Revenue	11,325,343	2,329,171	3,788,978	987,062	1,244,671	179,517	438,169	478,608	265,469	161,251	68,228	1,800,000	(13,125,343)	9,941,124
Expenses

Professional Fees	—	75,765	907,209	20,774	1,718	3,210	11,741	—	16,994	840,660	1,040,650	36,909	(1,800,000)	1,155,630
General and administrative	64,457	662,807	396,740	180,271	79,571	4,228	—	—	16,967	—	—	247,331	—	1,652,372
Interest, net of discount amortization	—	130,284	—	—	—	—	—	605,748	1,081,838	1,043,515	1,051,493	—	—	3,912,878

Total expenses	64,457	868,856	1,303,949	201,045	81,289	7,438	11,741	605,748	1,115,799	1,884,175	2,092,143	284,240	(1,800,000)	6,720,880

Net income (loss)	$11,260,886	$1,460,315	$2,485,029	$786,017	$1,163,382	$172,079	$426,428	$(127,140)	$(850,330)	$(1,722,924)	$(2,023,915)	$1,515,760	$(11,325,343)	$3,220,244

Enhanced Capital Group, LLC

Unaudited Consolidated Financial Statements

September 30, 2020 and 2019

Enhanced Capital Group, LLC

Consolidated Balance Sheets

(UNAUDITED)

	(unaudited)	(audited)
	September 30,	December 31,
	2020	2019
Assets
Cash and cash equivalents	$5,900,715	$6,457,395
Restricted cash	2,262,608	20,908,019
Accounts receivable	1,818,406	421,728
Accrued interest receivable, net	3,491,835	2,844,650
Due from related party	76,497	130,396
Related party note receivable	89,068	88,063
ECP note receivable, net of discount and valuation allowance	30,212,141	36,093,157
State NMTC notes receivable	13,187,738	6,762,500
Investments, at estimated fair value (cost of $62,026,000 and $47,323,850 as of September 30, 2020 and December 31, 2019 respectively)	57,644,012	42,941,862
Investments in unconsolidated subsidiaries	2,021,929	2,155,776
Investment in allocable state tax credits	1,692,768	2,943,102
Other assets	848,221	95,150
Goodwill	11,201,489	11,201,489

Total assets	$130,447,427	$133,043,287

Liabilities and deficit
Accounts payable and accrued expenses	$493,706	$621,686
Unearned premium tax credits	8,823,333	7,485,000
Accrued interest payable	2,978,667	2,738,755
State tax credit deposits	330,107	491,074
Unearned management fees	2,041,786	2,340,136
State program obligation	3,136,912	3,157,268
Due to related parties	2,679,454	2,165,187
State tax credit notes payable	26,659,698	26,255,632
State program notes payable	33,300,230	33,092,811
Revolving credit facility- state tax incentive programs	1,692,768	2,943,102
Investment firm notes payable, net of unamortized debt issuance costs	40,052,836	39,112,986
Derivative liability	2,036,592	1,799,546
Redemption notes payable, net of discount	18,868,881	17,856,930

Total liabilities	$143,094,970	$140,060,113
Deficit
Members’ deficit	(19,240,943)	(13,604,807)
Noncontrolling interest	6,593,400	6,587,981

Total deficit	(12,647,543)	(7,016,826)

Total liabilities and members’ deficit	$130,447,427	$133,043,287

See accompanying notes.

Enhanced Capital Group, LLC

Consolidated Statements of Operations

(UNAUDITED)

	(unaudited)
	Nine months ended September 30,
	2020	2019
Interest income, including fees:
Cash and cash equivalents	$25,216	$198,201
Notes receivable	860,238	5,833,022
Asset management fees	1,000,000	920,605
Tax credit fees	9,908,168	5,255,234
Investments	2,552,069	1,618,147

Total interest income, including fees	14,345,691	13,825,209

Expenses:
Professional fees	2,030,675	1,627,253
General and administrative	7,113,483	7,147,713
Interest, net of discount amortization	7,667,732	15,114,808
Depreciation and other amortization	91,265	109,689

Total expenses	16,903,155	23,999,463

Net investment loss	(2,557,464)	(10,174,254)

Income from unconsolidated subsidiaries	368,356	468,532
Change in state profits interest	20,356	91,298
Loss on derivative liability	(237,046)	(157,113)
Change in valuation on ECP note receivable	(3,230,338)	—

Unrealized loss on investments:
Beginning of period	(4,381,988)	(1,867,199)
End of period	(4,381,988)	(3,167,199)

Net change in unrealized loss on investments	—	(1,300,000)

Net realized and unrealized loss on investments	—	(1,300,000)

Net loss	$(5,636,136)	$(11,071,537)

See accompanying notes.

Enhanced Capital Group, LLC

Consolidated Statements of Members’ (Deficit) Equity

(UNAUDITED)

	Total Members’ Deficit	Noncontrolling Interest	Total Deficit
Balances at December 31, 2018	$8,866,692	$552,152	$9,418,844
Contributions	—	6,003,739	6,003,739
Distributions	(1,840,000)	—	(1,840,000)
Net loss	(20,631,499)	—	(20,631,499)
Issuance of incentive common units	—	32,090	32,090

Balances at December 31, 2019	(13,604,807)	6,587,981	(7,016,826)
Contributions		350	350
Distributions	—	—	—
Net loss	(5,636,136)	—	(5,636,136)
Issuance of incentive common units	—	5,069	5,069

Balances at September 30, 2020	$(19,240,943)	$6,593,400	$(12,647,543)

See accompanying notes.

Enhanced Capital Group, LLC

Consolidated Statements of Cash Flows

(UNAUDITED)

	(unaudited)
	Nine months ended September 30,
	2020	2019
Operating Activities
Net loss	$(5,636,136)	$(11,071,537)
Adjustment to reconcile net loss to net cash used in operating activities:
Accretion of notes payable	1,011,951	7,416,073
Accretion of notes receivable	(1,005)	(4,616,264)
Amortization	516,131	707,244
Payment of interest expense with tax credits	185,826	345,952
Noncash incentive common unit award expense	5,069	24,068
Loss on derivative liability	237,046	157,113
Income from unconsolidated subsidiaries	(368,356)	(468,532)
Unrealized loss on notes receivable	3,230,338	—
Unrealized loss on investments	—	1,300,000
Purchases of investments in qualified businesses	(16,017,150)	(26,065,500)
Proceeds from repayment of investments in qualified businesses	1,315,000	1,494,597
Change in state profits interest	(20,356)	(91,298)
Credit enhancement fee payment	(712,353)	—
Changes in assets and liabilities:
Accrued interest receivable	(647,185)	89,551
Accounts receivable	(1,396,678)	(722,974)
Investment in allocable state tax credits	1,250,334	(4,023,676)
Other assets	(159,475)	(84,302)
Due from related parties	53,899	35,396
Accounts payable and accrued expenses	(127,980)	176,480
Accrued interest payable	239,912	(2,503,359)
State tax credit deposits	(160,967)	(256,518)
Due to related parties	514,267	(1,018,135)
Unearned management fees	(298,350)	272,531

Net cash used in operating activities	(16,986,218)	(38,903,090)

Investing Activities
Investments in unconsolidated subsidiaries	(1,891)	(892)
Proceeds from investments in unconsolidated subsidiaries	504,094	238,836
Proceeds from ECP note receivable	2,650,678	7,086,389
Issuance of note receivable	(6,425,343)	—

Net cash (used in) provided by investing activities	(3,272,462)	7,324,333

See accompanying notes.

Enhanced Capital Group, LLC

Consolidated Statements of Cash Flows (continued)

(UNAUDITED)

	(unaudited)
	Nine months ended September 30,
	2020	2019
Financing activities
Payment of debt issuance costs	(145,541)	(1,290,667)
Payment on derivative liability	—	(2,470,499)
Payment on subordinated notes payable	—	(13,862,234)
Payment on state tax credit notes payable	(2,084,300)	(1,928,821)
Proceeds from state tax credit notes payable	3,786,414	—
Proceeds from state tax credit line of credit	—	9,964,141
Payment on state tax credit line of credit	(1,250,334)	(5,940,237)
Proceeds from Investment firm note payable	3,500,000	50,000,000
Payments on investment firm note payable	(2,750,000)	(34,261,861)
Proceeds from capital contributions - noncontrolling interest	350	—
Dividend distributions	—	(1,840,000)

Net cash provided by (used in) financing activities	1,056,589	(1,630,178)

Net decrease in cash, cash equivalents, and restricted cash	(19,202,091)	(33,208,935)
Cash, cash equivalents, and restricted cash at beginning of period	27,365,414	64,038,876

Cash, cash equivalents, and restricted cash at end of period	$8,163,323	$30,829,941

Cash and cash equivalents	5,900,715	5,274,300
Restricted cash	2,262,608	25,555,641

Total cash, cash equivalents, and restricted cash	$8,163,323	$30,829,941

Noncash operating and financing activities
Settlement of state NMTC notes payable and accrued interest payable with premium tax credits	$1,338,333	$1,370,000

Supplemental cash flow disclosure
Cash paid for interest	$3,825,607	$7,443,883

See accompanying notes.

Enhanced Capital Group, LLC

Consolidated Schedules of Investments (UNAUDITED)

	(unaudited)				(audited)
	September 30, 2020				December 31, 2019
	Percentage of	Number of			Percentage of	Number of
	Equity	Shares	Cost	Fair Value	Equity	Shares	Cost	Fair Value
Manufacturing:
Tella Firma, LLC Preferred Stock	N/A	166,667	$500,000	$500,000	N/A	166,667	$500,000	$500,000
A.W. Carter, LLC Debt Securities	N/A		1,000,000	1,000,000	N/A		1,000,000	1,000,000
AVF Composites, LLC Debt Securities	N/A		1,600,000	1,600,000	N/A		1,600,000	1,600,000
Diamonds Direct, LLC Debt Securities	N/A		1,500,000	1,500,000	N/A		1,500,000	1,500,000
Palmer Equipment, LLC Debt Securities	N/A		2,920,000	320,000	N/A		2,600,000	—
MCS Manufacturing, LLC Debt Securities	N/A		600,000	600,000	N/A		600,000	600,000
Delta H Technologies, LLC Debt Securities	N/A		650,000	650,000	N/A		650,000	650,000
PureCycle, LLC Debt Securities	N/A		1,000,000	1,000,000	N/A		1,000,000	1,000,000
Cabinet Concepts, LLC Debt Securities	N/A		1,825,000	1,825,000	N/A		1,825,000	1,825,000
Horton Cargo Haulers, LLC Debt Securities	N/A		1,830,000	1,830,000	N/A		1,920,000	1,920,000
Toledo Solar, Inc. Debt Securities	N/A		5,000,000	5,000,000	N/A		5,000,000	5,000,000
Global Cooling, Inc. Debt Securities	N/A		1,750,000	1,750,000	N/A		1,750,000	1,750,000
Commercial Cutting & Graphics, LLC Debt Securities	N/A		525,000	525,000	N/A		525,000	525,000
AMG Industries Real Estate, LLC Debt Securities	N/A		2,934,500	2,934,500	N/A		2,934,500	2,934,500
AMG Industries, LLC Debt Securities	N/A		2,065,500	2,065,500	N/A		2,065,500	2,065,500
Turn-Key Industrial Services, LLC Debt Securities	N/A		1,800,000	1,800,000	N/A		1,800,000	1,800,000
Future Comp. LLC Debt Securities	N/A		1,500,000	1,500,000	N/A		—	—
Tool Tech, LLC Debt Securities	N/A		3,800,000	3,800,000	N/A		—	—
Life Cottages, LLC Debt Securities	N/A		1,500,000	1,500,000	N/A		—	—

Total Manufacturing Investments	N/A		34,300,000	31,700,000	N/A		28,300,000	25,700,000

Services:
Delcan Distillers Series A Preferred Stock	N/A	936,000	936,000	754,806	N/A	936,000	936,000	754,806
Student Service Center, LLC Debt Securities	N/A		375,000	375,000	N/A		600,000	600,000
Student Resource Center, LLC Debt Securities	N/A		4,500,000	4,500,000	N/A		—	—
RN Industries Trucking Debt Securities	N/A		1,500,000	1,500,000	N/A		1,500,000	1,500,000

Total Services Investments	N/A		7,311,000	7,129,806	N/A		3,036,000	2,854,806

Cattle Ranching and Farming:
Luther Griffin Farm Debt Securities	N/A		3,872,150	3,872,150	N/A		3,800,000	3,800,000
Keith Griffin Farms Debt Securities	N/A		1,800,000	1,800,000	N/A		1,800,000	1,800,000
White Oak Pastures, LLC Debt Securities	N/A		600,000	600,000	N/A		—	—

Total Cattle Ranching & Farming Investments	N/A		6,272,150	6,272,150	N/A		5,600,000	5,600,000

See accompanying notes.

Enhanced Capital Group, LLC

Consolidated Schedules of Investments (continued) (UNAUDITED)

	(unaudited)				(audited)
	September 30, 2020				December 31, 2019
	Percentage of	Number of			Percentage of	Number of
	Equity	Shares	Cost	Fair Value	Equity	Shares	Cost	Fair Value
Farm Management Services:
Blackdirt Farm Management, LLC Debt Securities	N/A		$2,887,850	$2,887,850	N/A		$2,387,850	$2,387,850
Series A Preferred Stock	N/A	200,000	200,000	200,000	N/A	200,000	200,000	200,000
Cornacopia Farms Avera, LLC Debt Securities	N/A		345,000	345,000	N/A		—	—
Second Century Ag, LLC Debt Securities	N/A		3,000,000	3,000,000	N/A		3,000,000	3,000,000

Total Farm Management Services Investments	N/A		6,432,850	6,432,850	N/A		5,587,850	5,587,850

Food and Beverage Services:
Lake Country Brewing, LLC Debt Securities	N/A		250,000	250,000	N/A		—	—
Habersham Vintners, Inc. Debt Securities	N/A		800,000	800,000	N/A		—	—
C&J Specialties, Inc. Debt Securities	N/A		1,030,000	1,030,000	N/A		1,030,000	1,030,000
FC Foods, LLC Debt Securities	N/A		780,000	780,000	N/A		—	—

Total Food and Beverage Services Investments	N/A		2,860,000	2,860,000	N/A		1,030,000	1,030,000

Hospitality:
Soap Creek Marina & Resort, LLC Debt Securities	N/A		1,000,000	1,000,000	N/A		1,000,000	1,000,000

Total Hospitality Investments	N/A		1,000,000	1,000,000	N/A		1,000,000	1,000,000

Technology:
Nimbix, Inc. Series B-2 Preferred Stock	N/A	77,987	750,000	945,969	N/A	77,987	750,000	945,969
Wenzel Spine, Inc. Series B Preferred Stock	N/A	1,137,138	1,000,000	511,073	N/A	1,137,138	1,000,000	511,073
MacroFab, Inc. Series A Preferred Stock	N/A	461,810	750,000	442,164	N/A	461,810	750,000	442,164
Ortho Kinematics, Inc. Series D Preferred Stock	N/A	891,876	1,000,000	—	N/A	891,876	1,000,000	—
Blyncsy, Inc. Convertible Debt Securities	N/A		250,000	250,000	N/A		200,000	200,000
Xomi, Inc. Series A Preferred Stock	N/A	240,384	100,000	100,000	N/A	240,384	100,000	100,000

Total Technology Investments	N/A		3,850,000	2,249,206	N/A		3,800,000	2,199,206

Total Investments	N/A		$62,026,000	$57,644,012	N/A		$47,323,850	$42,941,862

Summary of Securities
Debt Securities	N/A		$56,790,000	$54,190,000	N/A		$42,087,850	$39,487,850
Equity Securities	N/A		5,236,000	3,454,012	N/A		5,236,000	3,454,012

Total Investments	N/A		$62,026,000	$57,644,012	N/A		$47,323,850	$42,941,862

See accompanying notes.

Enhanced Capital Group, LLC

Notes to Consolidated Financial Statements (UNAUDITED)

September 30, 2020

1. Summary of Significant Accounting Policies

The following is a summary of the significant accounting policies used by Enhanced Capital Group, LLC (ECG or the Company) in the preparation of its consolidated financial statements in accordance with accounting principles generally accepted in the United States.

Basis of Presentation and Description of Business

ECG Acquisition, LLC was formed on November 25, 2013, for the purpose of acquiring businesses that provide finance and asset management services. The name was subsequently changed to ECG and on December 23, 2013, the Company entered into an Equity and Note Purchase Agreement by and among the Company and Enhanced Capital Partners, LLC (f/k/a Enhanced Capital Partners, Inc. and “ECP”), to acquire ECP’s federal and state tax credit finance business and asset management businesses (the “Transaction”). ECG is an alternative asset manager and provider of tax credit transaction and consulting services. The alternative asset management business includes the management of debt-focused private equity funds through various entities which are wholly-owned by Enhanced Asset Management, LLC (“EAM”), which is a wholly-owned subsidiary of ECG. The Company also provides a wide range of transaction and consulting services for New Market Tax Credit (“NMTC”), Historic Tax Credit (“HTC”), Renewable Tax Credit (“RETC”), and various state tax credit (“STC”) opportunities through various entities which are wholly- owned subsidiaries of Enhanced Tax Credit Finance, LLC (“ETCF”), which is a wholly-owned subsidiary of ECG.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All wholly-owned subsidiaries are consolidated. Intercompany accounts and transactions are eliminated in consolidation.

The Company and its subsidiaries have interests in variable interest entities and do not consolidate any of the entities since they do not have the majority of variability in the expected losses or the expected residual returns of such entities and are not the primary beneficiary, nor are they the entities that make economic decisions about the underlying economic activity. The Company employs the equity method of accounting for investments in business entities when it has the ability to exercise significant influence over the operating and financial policies of the entities. These include its minority interests in various investment funds described in Note 3. The cost method is used when the Company does not have the ability to exert significant influence. These include its variable interests in various NMTC and STC entities described in Note 2.

The table below summarizes ECG and its subsidiaries’ investments in unconsolidated subsidiaries as of September 30, 2020 and December 31, 2019, respectively:

	September 30,	December 31,
	2020	2019
ESBIC entities (Note 3)	$31,456	$31,456
Hark entities (Note 3)	1,350,960	1,402,454
TL entities (Note 3)	412,579	488,123
Various tax credit entities (Note 2)	226,934	233,743

Total	$2,021,929	$2,155,776

Enhanced Capital Group, LLC

Notes to Consolidated Financial Statements (continued) (UNAUDITED)

1. Summary of Significant Accounting Policies (continued)

Regulatory Matters

Enhanced Community Development, LLC (“ECD”), manages the NMTC activities of the Company. ECD has received an aggregate of $305 million in NMTC allocation authority from the Community Development Financial Institutions Fund of the U.S. Department of Treasury (CDFI Fund).

The NMTC program provides investors such as financial institutions, insurance companies, investment funds, corporations, and other entities with credits against federal income taxes they incur. NMTCs are passed through from ECD to an investor for each Qualified Equity Investment (QEI) made in a Community Development Entity (CDE) certified as such by the CDFI Fund. The investor receives the tax credits over a seven-year period for each QEI, equal to a percentage of the QEI amount that varies by state for investment in the NMTC program. The CDE uses the QEI proceeds to make Qualified Low-Income Community Investments (QLICIs) to Qualified Active Low-Income Community Businesses (QALICBs). QLICIs include loans to or equity investments to QALICBs or other CDEs. To receive NMTCs, the CDE must comply with various federal requirements. These requirements include, but are not limited to, making QLICIs within one year of receiving the QEI. If QEI funds are not kept continuously invested in QLICIs through a seven-year compliance period, the investors risk recapture of previously taken tax credits plus penalties and interest thereon.

J4T participates in the Texas Small Business Venture Capital Program (Jobs for Texas) pursuant to an Allocation Agreement between the United States Department of the Treasury and the Texas Department of Agriculture (TDA) under the State Small Business Credit Initiative Act (SSBCI Act). The SSBCI Act was enacted to provide investment capital to qualified small businesses that were underserved by conventional capital markets.

The Company has a 21.4% ownership in Enhanced Small Business Investment Company, GP, LLC (ESBIC, GP) which is the general partner of Enhanced Small Business Investment Company, LP (ESBIC), a Delaware limited partnership formed on July 18, 2011. The Company accounts for its 21.4% interest in ESBIC, GP using the equity method of accounting. ESBIC’s principal investment objective is to maximize portfolio return from business entities located in the United States by generating current income from debt investments and capital appreciation from equity and equity-related investments, including warrants, convertible securities and other rights to acquire equity securities in a portfolio company.

On March 28, 2012, ESBIC was licensed by the Small Business Administration (SBA) to operate as a Small Business Investment Company (SBIC) under Section 301(c) of the Small Business Investment Act of 1958. As an SBIC, ESBIC is subject to a variety of regulations concerning, among other things, the size and nature of the companies in which it may invest and the structure of those investments. Under SBA regulations, SBICs may make loans to eligible small businesses, invest in the equity securities of such businesses and provide them with consulting and advisory services.

Under current SBA regulations, eligible small businesses generally include businesses that (together with their affiliates) have a tangible net worth not exceeding $18.0 million and have average annual net income after federal income taxes not exceeding $6.0 million (average net income to be computed without benefit of any carryover loss) for the two most recent fiscal years. In addition, an SBIC must devote 25% of its investment activity to “smaller” concerns as defined by the SBA. A smaller concern generally includes businesses that have a tangible net worth not exceeding $6.0 million and have average annual net income after federal income taxes

Enhanced Capital Group, LLC

Notes to Consolidated Financial Statements (continued) (UNAUDITED)

1. Summary of Significant Accounting Policies (continued)

not exceeding $2.0 million (average net income to be computed without benefit of any net carryover loss) for the two most recent fiscal years. SBA regulations also provide alternative size standard criteria to determine eligibility for designation as an eligible small business or smaller concern, which criteria depend on the industry in which the business is engaged and are based on such factors as the number of employees and gross revenue.

The SBA prohibits an SBIC from providing funds to small businesses for certain purposes, such as relending and investment outside the United States, to businesses engaged in certain prohibited industries, and to certain “passive” (nonoperating) companies. In addition, without prior SBA approval, an SBIC may not invest an amount equal to more than 30% of the SBIC’s regulatory capital in any one portfolio company.

On November 30, 2017 Enhanced Capital Utah Rural Fund (“UTRF”), a wholly-owned subsidiary of ETCF, was authorized by the Utah Governor’s Office of Economic Development (“GOED”) to become a Rural Investment Company under Utah Code 63N-4-301 under the Rural Jobs Act and was allotted a $14,000,000 of investment authority with $8,120,000 in Utah tax credits. UTRF must make investments in statutory-defined eligible Utah small businesses to earn the credits.

On April 26, 2018 Enhanced Capital Georgia Rural Fund, LLC (“GARF”), a wholly-owned subsidiary of ETCF, was authorized by the Georgia Department of Community Affairs (“DCA”) under Georgia Code 560-7-8-.63 Agribusiness and Rural Jobs Tax Credit to become a Rural Fund under the Georgia Agribusiness and Rural Jobs Act and was allotted $20,000,000 of investment authority with $12,000,000 in Georgia tax credits. GARF must make investments in statutory-defined eligible Georgia small businesses to earn the credits.

On June 18, 2018 Enhanced Capital Ohio Rural Fund, LLC (“OHRF”), a wholly-owned subsidiary of ETCF, was authorized by the Ohio Development Services Agency (“ODSA”) under Ohio Code 122.154 to become a rural business growth fund under the Ohio Rural Jobs and Investment Act and was allotted $25,000,000 of investment authority with $15,000,000 in Ohio tax credits. OHRF must make investments in statutory-defined eligible Ohio small businesses to earn the credits.

The Company believes its subsidiaries are in compliance with the various regulatory statutes as of September 30, 2020 and December 31, 2019, respectively.

Permanent Capital Funds

One of the Company’s business objectives is to participate in state-focused tax credit programs adopted by various states throughout the United States as described above. The Company has formed a Utah NMTC fund, a Nevada NMTC Fund, UTRF, GARF, and OHRF as state-focused funds (“Funds”) whose principal investment objective is to maximize portfolio return by generating current income from debt investments and capital appreciation from equity and equity-related investments, including warrants, convertible securities, and other rights to acquire equity securities in a portfolio company. The Company’s portfolio investments are debt and equity investments in small and emerging private companies through these funds.

These funds issue qualified debt or equity instruments to tax credit investors in exchange for cash. The gross proceeds of these instruments are used to make targeted investments in qualified businesses and are recorded as

Enhanced Capital Group, LLC

Notes to Consolidated Financial Statements (continued) (UNAUDITED)

1. Summary of Significant Accounting Policies (continued)

Investments at estimated fair value on the accompanying consolidated balance sheets. Such investments are accounted for using the fair value method of accounting, as described in Accounting Standards Codification (ASC) 946, Financial Services — Investment Companies. Participation in each state program legally entitles the participant to receive (or earn) tax credits from the state upon satisfying quantified, defined investment percentage thresholds and time requirements. In order to maintain its state-issued certifications, each fund must make Investments in Qualified Businesses in accordance with these requirements. These state requirements are mirrored in the limitations agreed to by each fund in its written contractual agreements with its tax credit investors and limit the activities of the fund in accordance with state regulations.

Revenue Recognition

Asset management fee income, from the Company’s asset management operations, is recognized on the accrual basis of accounting over the service period, provided collection is probable. Tax credit fee income, consisting primarily of compliance and transaction fees from the Company’s tax credit transaction and consulting operations, is recognized on the accrual basis of accounting. Transaction fees are recognized when the transaction is consummated and the earnings process is complete.

Interest income earned by the Company is recognized on the accrual basis of accounting. Dividend income earned by the Company from equity investments is recognized when declared by portfolio companies.

Interest income on loans is generally accrued on the principal balance outstanding. The accrual of interest income on loans is discontinued when the receipt of principal and interest on a timely basis becomes doubtful. In such cases, interest is recognized at the time of receipt. A reserve for possible losses on interest receivable is maintained when appropriate.

Income from state tax credits on the Permanent Capital Funds will be recognized when the Company fulfills the statutory requirements including, among other requirements, investing and maintaining its investment authority throughout the compliance period (the “Investment Benchmarks”). The Company must achieve the Investment Benchmark Date and also must maintain this amount through the end of the compliance period as defined in the various state statutes. Once the Company reaches the Investment Benchmarks, the state generally cannot recapture the tax credits and the Company will recognize revenue from the tax credits. The following table depicts the investment benchmarks for revenue recognition:

Program	Initial Investment Benchmark Date	End of Compliance Period	Outstanding Balance	Investment Benchmark (% of Investment Amount)
Utah NMTC	December 4, 2015	December 4,2021	$16,666,666	85%
UTRF	December 27, 2020	December 27,2024	14,000,000	100%
GARF	June 22, 2020	June 22,2024	20,000,000	100%
OHRF	August 14, 2020	August 14,2025	25,000,000	100%
NV NMTC	December 27, 2020	December 27,2026	8,823,529	100%

The cost of each specific security is used to determine gains or losses on sales of securities. Such gains or losses are reported as a component of realized gains (losses). Purchases and sales of investments are recorded on a trade-date basis.

Enhanced Capital Group, LLC

Notes to Consolidated Financial Statements (continued) (UNAUDITED)

1. Summary of Significant Accounting Policies (continued)

Fair Value Measurements

ASC 820, Fair Value Measurements and Disclosures (ASC 820), establishes a hierarchy that prioritizes inputs to valuation techniques used to measure fair value and requires companies to disclose the fair value of their financial instruments according to a fair value hierarchy (i.e., Level 1, 2, and 3 inputs, as defined). The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. Additionally, companies are required to provide enhanced disclosure regarding instruments in the Level 3 category (which use inputs to the valuation techniques that are unobservable and require significant management judgment), including a reconciliation of the beginning and ending balances separately for each major category of assets and liabilities.

Financial instruments measured and reported at fair value are classified and disclosed in one of the following categories:

Level 1 Inputs — Quoted prices (unadjusted) in active markets for identical assets or liabilities at the reporting date. Level 1 assets include listed mutual funds, equities, and certain debt securities.

Level 2 Inputs — Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities that are not active; and inputs other than quoted market prices that are observable, such as models or other valuation methodologies.

Level 3 Inputs — Unobservable inputs for the valuation of the asset or liability. Level 3 assets include investments for which there is little, if any, market activity. These inputs require significant management judgment or estimation. Assets included in this category generally include direct private equity investments, general and limited partnership interests in private equity funds, and funds of funds.

The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and the consideration of factors specific to the financial instrument.

Investments

The Company records its investments at fair value, as determined by management. Such values are generally considered to be the amount that the Company might reasonably expect to receive for its investments if negotiations for sale were entered into on the valuation date. Valuation as of any particular date, however, is not necessarily indicative of an amount that the Company may ultimately realize as a result of a future sale or other disposition of the investment. The estimated fair value is determined by taking into consideration the cost of the investments; internal or third-party valuation models; the price at which unaffiliated investors have purchased the same or similar securities; developments concerning the company to which such investments relate subsequent to the acquisition of such investments; the financial condition and cash flow projections of the underlying company; price/earnings ratios; cash flow multiples, equity/sales ratios, or other appropriate financial measures of publicly traded companies within the same industry; and other such relevant factors. Changes to the fair values of investments are recognized in income.

Equity investments, other than common stock, have various liquidity features with the underlying financial instrument. These features typically include cumulative and noncumulative dividends, detachable warrants, and redeemable and convertible options. In most instances, the Company has voting representation on the investee’s Board of Directors.

Enhanced Capital Group, LLC

Notes to Consolidated Financial Statements (continued) (UNAUDITED)

1. Summary of Significant Accounting Policies (continued)

Debt investments can include senior and mezzanine loans, which are loans that are usually subordinate to senior debt, may have some equity features, and generally reflect a level of risk moderately higher than traditional bank financing or senior debt with entities that have a higher risk profile.

Income, consisting of interest, dividends, fees, other investment income, and realization of gains or losses on equity interests, can fluctuate dramatically upon repayment of an investment or sale of an equity interest and in any given year can be highly concentrated among several investees.

The Company’s investments carry a number of risks including, but not limited to: (1) investing in companies which have a limited operating history and financial resources; (2) investing in senior subordinated debt which ranks equal to or lower than debt held by other investors; and (3) holding investments that are not publicly traded. The Company evaluates the credit risk of its investees at the time of the investment and on a consistent basis going forward. The Company generally requires collateral for its investments. The maximum amount of loss due to credit risk of the Company is the fair value of its investments, which has been recognized in the accompanying consolidated financial statements. There may also be risk associated with the concentration of investments in certain geographic regions or in certain industries.

Share-based Compensation

ECG accounts for all share-based payments in the consolidated statements of operations based on their estimated fair value in accordance with Financial Accounting Standards Board (FASB) ASC Topic 718, Compensation — Stock Compensation for awards to employees (Note 13).

Derivative Financial Instruments

The Company does not use derivatives to hedge exposures to cash flow, market, or foreign currency risks. The Company reviews the terms of debt instruments issued to determine whether there are embedded derivative instruments that are required to be bifurcated and accounted for separately as a derivative financial instrument. When the risks and rewards of an embedded derivative instrument are not “clearly and closely” related to the risks and rewards of the host instrument, the embedded derivative instrument is generally required to be bifurcated and accounted for separately as a derivative financial instrument.

Derivative financial instruments are required to be initially measured at their fair value and is then re-valued at each reporting date, with changes in fair value being reported as charges or credits to income. Fair value is based on a discounted cash flow analysis to determine the present value of the future obligations.

Income Taxes

No provision is made in the consolidated financial statements for federal income taxes because ECG’s results of operations are allocated directly to its members. ECG is subject to state and local income taxes in certain state and local jurisdictions.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the Company to report information regarding its exposure to various tax positions taken by

Enhanced Capital Group, LLC

Notes to Consolidated Financial Statements (continued) (UNAUDITED)

1. Summary of Significant Accounting Policies (continued)

the Company. The Company has determined whether any tax positions have met the recognition threshold and has measured the Company’s exposure to those tax positions. Management believes that the Company has adequately addressed all relevant tax positions and that there are no unrecorded tax liabilities. Any interest or penalties assessed to the Company are recorded in operating expenses. No interest or penalties from any taxing authorities were recorded in the accompanying consolidated financial statements. Federal, state, and local taxing authorities generally have the right to examine and audit the previous three years of tax returns filed.

Cash and Cash Equivalents

The Company considers unrestricted cash in banks and investments with original maturities of 90 days or less to be cash and cash equivalents.

Restricted Cash

As of September 30, 2020 and December 31, 2019, the Company maintained cash on deposit for various purposes as described in the table below:

Purpose	September 30, 2020	December 31, 2019
Investments in qualified rural business	$1,910,000	$16,643,259
Cash held in escrow for third parties	352,608	489,010
Interest reserve for State tax credit notes payable	—	3,775,750

Total Restricted cash	$2,262,608	$20,908,019

Accounts Receivable

Accounts receivable are carried at their outstanding principal amounts, less an anticipated amount for discounts and an allowance for doubtful accounts if management believes it is necessary to cover potential credit losses based on historical experience.

Debt Issuance Costs

The Company amortizes debt issuance costs over the life of the associated notes using the effective interest method. This amount is classified as interest expense in the accompanying consolidated statement of operations.

Goodwill

The Company tests Goodwill for impairment at the entity level on an annual basis, and more frequently if circumstances indicate impairment may have occurred, by performing a qualitative assessment to determine if it is more likely than not that the fair value of the Company’s operating entities is less than their respective carrying values. The operating entity is the reporting level for testing the impairment of goodwill. If it is determined that it is more likely than not that an operating entity’s fair value is less than its carrying value or when the quantitative approach is used, a two-step quantitative assessment is performed to (a) calculate the fair value of the operating entity and compare it to its carrying value, and (b) if the carrying value exceeds its fair value, to measure an impairment loss.

Enhanced Capital Group, LLC

Notes to Consolidated Financial Statements (continued) (UNAUDITED)

1. Summary of Significant Accounting Policies (continued)

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expense during the reporting period. The most significant estimate for the Company is with respect to valuation of investments. Actual results could differ from those estimates.

Recently Adopted Accounting Standards

In May 2014, the Financial Accounting Standards Board issued Accounting Standards Update 2014-09, Revenue from Contracts with Customers (Topic 606), which requires a company to recognize revenue when the company transfers control of promised goods and services to the customer. Revenue is recognized in an amount that reflects the consideration a company expects to receive in exchange for those goods and services. The Company adopted Topic 606 using the modified retrospective approach on January 1, 2019, which did not result in a change in the Company’s measurement or recognition of revenues.

2. Tax Credit Finance

The Company manages its tax credit finance businesses through ETCF’s wholly-owned subsidiaries described in this note. Some of these subsidiaries own nominal interests, typically under 1.0%, in various variable interest entities and record these investments under the cost method of accounting. See Principles of Consolidation in Note 1 for a description of how the method of accounting was determined.

ECD owns a nominal interest ranging from 0.01% to 0.1% in several subsidiary CDEs (sub-CDEs). As of September 30, 2020 and December 31, 2019, respectively, ECD held investments in sub-CDEs totaling $68,344 and $75,393, respectively. These amounts were included in investments in unconsolidated subsidiaries on the accompanying consolidated balance sheets. The maximum amount of loss due to the Company’s involvement with variable interest entities is the carrying value of its investments.

ECD is the managing member of the sub-CDEs. ECD earns fee income from two primary sources: transaction fees and asset management fees. Transaction fees and asset management fees were $3,318,683 and $952,317, respectively, for the period ended September 30, 2020. Transaction fees and asset management fees were $583,066 and $876,871, respectively, for the period ended September 30, 2019.

Enhanced Capital Consulting, LLC (“ECC”) manages the tax credit consulting activities of the Company. As of September 30, 2020 and December 31, 2019, respectively, ECC held investments in variable interests in NMTC and STC entities of $158,350. These amounts were included in investments in unconsolidated subsidiaries on the accompanying consolidated balance sheets. The maximum amount of loss due to the Company’s involvement with variable interest entities was the carrying value of its investment.

ECC earns fee income primarily from consulting services related to state tax credit transactions. The STC Fund invests in rehabilitation projects that earn state tax credits and then transfers its interest or sells the tax credits to

Enhanced Capital Group, LLC

Notes to Consolidated Financial Statements (continued) (UNAUDITED)

2. Tax Credit Finance (continued)

tax credit investors. ECC earns a management fee for sourcing the investments and finding tax credit investors. For the periods ended September 30, 2020 and 2019, ECC management and consulting fees were $2,783,863 and $1,298,144, respectively.

Enhanced Capital HTC Manager, LLC (“HTC Manager”) sources and manages equity investments for investors in projects eligible to receive federal historic tax credits. HTC Manager earns and receives a base management fee for management services as the investment companies reach certain compliance milestones. For the periods ended September 30, 2020 and 2019, base management fees were $1,171,949 and $877,828, respectively. HTC Manager is also eligible to receive an incentive management fee based on cash flows from the Projects. For the periods ended September 30, 2020 and 2019, the incentive management fees were $119,200 and $73,707, respectively. Revenue from this fee is recognized ratably over the five-year compliance period as services are delivered.

Enhanced Capital RETC Manager, LLC (“RETC Manager”), sources and manages equity investments for third-party investors in projects eligible to receive federal renewable energy tax credits. RETC Manager receives an incentive management fee payment based on cash flows from the Projects. For the periods ended September 30, 2020 and 2019, management fees recognized were $1,056,400 and $1,059,984, respectively.

Enhanced Tax Credit Lending, LLC (“TC Lending”) originates tax credit bridge loans on behalf of third-party private lenders. TC Lending receives an origination fee and incentive fees for each loan and bears no risk associated with the loans. For the periods ended September 30, 2020 and 2019, origination and incentive fees were $319,504 and $329,763, respectively.

Enhanced Tax Credit Manager, LLC (“TC Manager”) manages various tax credit investments on behalf of tax credit investors. TC Manager receives management fees based on its agreements with each investor. For the periods ended September 30, 2020 and 2019, management fees were $186,252 and $155,871, respectively.

3. Asset Management

The Company manages its alternative asset management funds through various unconsolidated subsidiaries and records these investments under the equity method of accounting. See Principles of Consolidation in Note 1 for a description of how the method of accounting was determined.

The Company has a 21.4% ownership interest in ESBIC GP. The Company has recorded its share of loss in the amount of $0 and $73,885 for the periods ended September 30, 2020 and 2019, respectively. For the periods ended September 30, 2020 and 2019, ECG made no capital contributions and received no distributions from ESBIC GP. ECG’s investment in ESBIC GP was $0 as of September 30, 2020 and December 31, 2019, and is included in Investment in unconsolidated subsidiaries in the accompanying consolidated balance sheets.

Enhanced Capital SBIC Management, LLC (“ESBIC Management”) is engaged by ESBIC GP to provide fund management services. The Company has a 50% ownership interest in ESBIC Management. ECG’s investment in ESBIC Management was $31,456 as of September 30, 2020 and December 31, 2019, and is included in Investment in unconsolidated subsidiaries in the accompanying consolidated balance sheets. Also, the Company

Enhanced Capital Group, LLC

Notes to Consolidated Financial Statements (continued) (UNAUDITED)

3. Asset Management (continued)

has an Administrative and Support Service Agreement (the Agreement) with ESBIC Management. Under the agreement, the Company provides administrative and back-office support services to the ESBIC Management. The Company recognized $625,000 and $545,605 of management fee income under this arrangement during the periods ended September 30, 2020 and 2019, respectively.

The Company has a 38.0% ownership interest in the GP carried interest of Hark Capital I (“Hark I GP”). For the periods ended September 30, 2020 and 2019, the Company has recorded its share of earnings in the amount of $106,545 and $177,440, respectively. For the periods ended September 30, 2020 and 2019, ECG made no capital contributions and received $220,699 and $0 of distributions, respectively. As of September 30, 2020 and December 31, 2019, ECG’s investment in Hark I GP was $951,645 and $1,065,798, respectively, and is included in Investment in unconsolidated subsidiaries in the accompanying consolidated balance sheets.

The Company has a 20.0% ownership interest in the GP carried interest of Hark Capital II (“Hark II GP”). The Company has recorded its share of earnings in the amount of $232,716 and $152,261 for the periods ended September 30, 2020 and 2019, respectively. For the periods ended September 30, 2020 and 2019, ECG made no capital contributions and received $170,056 and $0 of distributions, respectively. As of September 30, 2020 and December 31, 2019, ECG’s investment in Hark II GP was $399,315 and $336,656, respectively.

EAM, owns incentive common units (ICUs) in Tree Line Direct Lending GP, LLC (“TL GP”) representing a fully diluted ownership interest of 9.7%. The Company has recorded its share of (loss) earnings in the amount of $(25,405) and $212,716 for the periods ended September 30, 2020 and 2019, respectively. For the periods ended September 30, 2020 and 2019, ECG made no capital contributions and received distributions of $86,732 and $272,652, respectively, from TL GP. EAM’s investment in TL GP was $357,985 and $470,123 as of September 30, 2020 and December 31, 2019, respectively, and is included in Investment in unconsolidated subsidiaries in the accompanying consolidated balance sheets.

EAM, owns incentive common units (ICUs) in Tree Line Direct Lending II GP, LLC (“TL II GP”) representing a fully diluted ownership interest of 6%. The Company has recorded its share of earnings in the amount of $19,644 and $0 for the periods ended September 30, 2020 and 2019, respectively. For the periods ended September 30, 2020 and 2019, ECG made no capital contributions and received distributions of $17,906 and $0, respectively, from TL II GP. EAM’s investment in TL II GP was $19,738 and $18,000 as of September 30, 2020 and December 31, 2019, respectively, and is included in Investment in unconsolidated subsidiaries in the accompanying consolidated balance sheets.

EAM, owns incentive common units (ICUs) in Tree Line Capital Partners, LLC (“TLCP”) representing a fully diluted ownership interest of 10%. The Company has recorded its share of earnings in the amount of $34,856 and $0 for the periods ended September 30, 2020 and 2019, respectively. For the periods ended September 30, 2020 and 2019, ECG made no capital contributions and received no distributions from TLCP. EAM’s investment in TLCP was $34,856 and $0 as of September 30, 2020 and December 31, 2019, respectively, and is included in Investment in unconsolidated subsidiaries in the accompanying consolidated balance sheets.

Enhanced Puerto Rico, LLC (“EPR”), co-manages a public welfare fund in Puerto Rico. EPR receives a management fee of 1.00% of the capital committed by the investor of the public welfare fund. For each of the periods ended September 30, 2020 and 2019, management fees were $375,000.

Enhanced Capital Group, LLC

Notes to Consolidated Financial Statements (continued) (UNAUDITED)

4. ECP Note Receivable

On December 23, 2013, in connection with the Transaction, ECP issued a note payable to ECG with a face amount of $77,114,529 (the “Note”). The Note was recorded at fair value of $40,560,971 since the Note carries a below market interest rate. The difference between the estimated fair value and stated value resulted in a discount being recorded in the amount of $36,553,558. The discount is amortized over the remaining life of the Note using the effective-interest amortization method. The Note accrues interest at the rate of 1.65% per annum through December 23, 2019, and Prime plus 2.0% from December 23, 2019 through December 23, 2021. Principal is due at maturity (December 23, 2021) but may be prepaid without penalty.

Interest is due and payable on each December 23, commencing on December 23, 2014. The principal balance of the Note as of September 30, 2020 and December 31, 2019 was $49,129,746 and $50,598,855, respectively. As of September 30, 2020 and December 31, 2019, the unamortized discount of $5,408,893, is included as an offset to ECP note receivable, net of unamortized discount in the accompanying consolidated balance sheets. For the periods ended September 30, 2020 and 2019, ECP made payments of $1,181,569 and $7,086,389, respectively, which have been recorded to reduce the carrying value of the Note. In 2019, the Company ceased the accrual of interest income on the Note and recorded a valuation allowance against the balance of the receivable due to ECP not having sufficient distributable assets to pay off the note and accrued interest in full. For the periods ended September 30, 2020 and 2019, $3,230,338 and $0, respectively, of unrealized losses on the note were recorded in Change in valuation on ECP note receivable in the accompanying consolidated statements of operations. For the periods ended September 30, 2020 and 2019, $0 and $4,615,263, respectively, of the discount was amortized and recorded to interest income in the accompanying consolidated statements of operations. As of September 30, 2020 and December 31, 2019, the valuation allowance of $12,327,143 and $9,096,805, respectively, is included as an offset to ECP note receivable in the accompanying consolidated balance sheets.

5. State NMTC Notes Receivable

As part of the Utah NMTC Fund discussed in Note 1, Enhanced Capital Utah NMTC Investment

Fund, LLC (“UTIF”) issued subordinated notes to the Company who recorded these notes as State NMTC notes receivable on the accompanying consolidated balance sheets with balances of $6,762,500 as of September 30, 2020 and December 31, 2019. The notes receivable originally earned simple interest at a rate of 11.0%. On August 16, 2017, the terms of the note receivable were amended to increase the interest rate to 13.3%, compounding quarterly, and the maturity date was extended until October 27, 2029 to account for additional Federal NMTCs deployed through UTIF. UTIF used these proceeds along with federal NMTC equity and a senior loan from the federal NMTC investor to make QLICI loans to QALICBs. The QLICI loans will generate Federal and Utah NMTCs. The Utah NMTCs are delivered to the UT Investors to satisfy the interest and principal payments on the UT NMTC notes payable described in Note 6. The principal and interest payments from the QLICI loans will repay the senior and subordinated notes. Management periodically reviews the need for a valuation allowance for the UTNI notes receivable based on the collectability of the underlying QLICI loans and in accordance with its accounting policy described in Note 1. Management considers a QLICI loan impaired when, based on current information or factors, it is probable that the Company will not collect the principal and interest payments contractually due. If a QLICI loan is impaired, management will evaluate its effect on the UTNI notes receivable and record a valuation allowance. As of September 30, 2020 and December 31, 2019, there was no valuation allowance against the State NMTC notes receivable.

Enhanced Capital Group, LLC

Notes to Consolidated Financial Statements (continued) (UNAUDITED)

5. State NMTC Notes Receivable (continued)

As part of the Nevada NMTC Fund discussed in Note 1, a financial institution owned SPV issued notes to the Company who recorded these notes as State NMTC notes receivable on the accompanying consolidated balance sheets with balances of $6,425,238 as of September 30, 2020. The notes receivable earn interest at a rate of 13.4% and mature on December 26, 2026. These proceeds along with federal NMTC equity are used to make QLICI loans to QALICBs. The QLICI loans will generate Nevada NMTCs. The Nevada NMTCs are delivered to the NV Investors to satisfy the interest and principal payments on the NV NMTC notes payable described in Note 6. The principal and interest payments from the QLICI loans will repay the notes. Management periodically reviews the need for a valuation allowance for the NV notes receivable based on the collectability of the underlying QLICI loans and in accordance with its accounting policy described in Note 1. Management considers a QLICI loan impaired when, based on current information or factors, it is probable that the Company will not collect the principal and interest payments contractually due. If a QLICI loan is impaired, management will evaluate its effect on the NV notes receivable and record a valuation allowance. As of September 30, 2020 there was no valuation allowance against the NV NMTC notes receivable.

6. State Tax Credit Notes Payable

Some of the Company’s subsidiaries have notes payable to various tax credit investors that were issued in connection with the various state tax credit programs discussed in Note 1. These notes are repaid either with tax credits or cash from the sale of tax credits and, in some cases, restricted cash held in an interest reserve account. These notes are included in State tax credit notes payable on the accompanying balance sheets.

As of September 30, 2020, the terms and outstanding balances are as follows:

Program	Outstanding Balance	Unamortized Debt Issuance Cost	Net Balance	Interest Rate	Maturity
Utah NMTC	$793,979	$—	$793,979	15%	March 1, 2021
GARF	10,461,236	—	10,461,236	8%	December 20, 2023
OHRF	11,763,610	—	11,763,610	8%	March 1, 2025
NV	3,786,309	145,436	3,640,873	11%	December 27, 2026

Total	$26,805,134	$145,436	$26,659,698

As of December 31, 2019, the terms and outstanding balances are as follows:

Program	Outstanding Balance	Interest Rate	Maturity
Utah NMTC	$1,946,485	15%	March 1, 2021
GARF	10,863,595	8%	December 20, 2023
OHRF	13,445,552	12%	December 27, 2026

Total	$26,255,632

Enhanced Capital Group, LLC

Notes to Consolidated Financial Statements (continued) (UNAUDITED)

6. State Tax Credit Notes Payable (continued)

Principal maturities on the outstanding State tax credit notes payable are as follows:

Total
2020	$465,603
2021	5,847,033
2022	5,354,127
2023	6,664,578
2024	4,055,260
Thereafter	4,418,533

Total	$26,805,134

7. State Program Notes Payable

In connection with the various state tax credit programs discussed above, the Company’s subsidiaries also issued notes to national financial institutions. These notes are repaid with cash earned on investments in qualified businesses and, in some cases, restricted cash held in an interest reserve account. These notes are included in State program notes payable on the accompanying balance sheets.

As of September 30, 2020, the terms and outstanding balances are as follows:

Program	Outstanding Balance	Unamortized Debt Issuance Cost	Net Balance	Interest Rate	Maturity
UTRF	$7,000,000	$75,828	$6,924,172	8.0%	December 22, 2024
GARF	11,499,000	238,300	11,260,700	8.5%	December 22, 2024
OHRF	16,000,000	884,642	15,115,358	8.5%	February 14, 2025

Total	$34,499,000	$1,198,770	$33,300,230

As of December 31, 2019, the terms and outstanding balances are as follows:

Program	Outstanding Balance	Unamortized Debt Issuance Cost	Net Balance	Interest Rate	Maturity
UTRF	$7,000,000	$89,348	$6,910,652	8.0%	December 22, 2024
GARF	11,499,000	280,546	11,218,454	8.5%	December 22, 2024
OHRF	16,000,000	1,036,295	14,963,705	8.5%	February 14, 2025

Total	$34,499,000	$1,406,189	$33,092,811

Enhanced Capital Group, LLC

Notes to Consolidated Financial Statements (continued) (UNAUDITED)

7. State Program Notes Payable (continued)

Principal maturities on the outstanding State tax credit notes payable are as follows:

Total
2020	$—
2021	—
2022	—
2023	—
2024	18,499,000
Thereafter	16,000,000

Total	$34,499,000

8. Unearned Premium Tax Credits

As of September 30, 2020 and December 31, 2019, the Company recognized $8,823,333 and $7,485,000, respectively, in unearned premium tax credits that were used to reduce principal and interest on the notes by delivering tax credits to the holders of the notes as described in Note 6. The tax credits are classified as unearned until all programmatic requirements are met as described in Note 1.

9. Revolving Credit Facilities

The Company has two revolving credit facilities that are restricted solely for the purchase of allocable state tax credits from various state tax credit incentive programs. As of September 30, 2020 and December 31, 2019, the Company’s investment in allocable state tax credits was $1,692,768 and $2,943,102, respectively.

On May 12, 2017, Enhanced State Tax Credit Fund II, LLC (STC Fund II), a wholly owned subsidiary of ECC, entered into an $8,000,000 credit facility with a regional financial institution. The facility bears interest at the greater of 0.25% above the Prime Rate or 3%. The facility matured on September 27, 2020. As of December 31, 2019, there was no outstanding balance under the credit facility. As of December 31, 2019, STC Fund II had net unamortized deferred financing costs of $11,520 classified as Other assets on the accompanying consolidated balance sheets.

On June 16, 2017, Enhanced State Tax Credit Fund III, LLC (STC Fund III), a wholly owned subsidiary of ECC, entered into a credit facility with a regional financial institution. The facility bears interest at 0.25% above the Prime Rate. In 2019 the facility was amended to extend the maturity to December 15, 2020 and increase the facility amount to $10,000,000. As of September 30, 2020 and December 31, 2019, the credit facility had an outstanding balance of $1,692,768 and $2,943,102, respectively. As of September 30, 2020 and December 31, 2019, STC Fund III had net unamortized deferred financing costs of $0 and $15,972, respectively, classified as Other assets on the accompanying consolidated balance sheets.

10. Investment Firm Notes

In connection with the Transaction completed on December 23, 2013, ECG entered into an Equity and Note Purchase Agreement with a private investment firm. The face amount of the Note was $40,000,000 and provides

Enhanced Capital Group, LLC

Notes to Consolidated Financial Statements (continued) (UNAUDITED)

10. Investment Firm Notes (continued)

the private investment firm with a 48% ownership interest in the Company. This debt instrument represents a hybrid financial instrument that requires the proceeds to be allocated amongst the debt and equity components based on the relative fair value of each. A discount rate of 9.72% was used to compute the respective fair values. The estimated fair value assigned to the equity component, $3,840,000, was based on a fair value analysis of the Company. The difference between the Note cash proceeds and the estimated fair value of the debt component, $36,160,000, was recorded as a debt discount of $3,840,000 and was amortized into interest expense over the life of the Note, utilizing the effective interest method. The Note bore interest at 8.00%, payable annually in arrears, with principal due at maturity, December 23, 2021. In 2019, the Company retired the Note and the related unamortized debt issuance costs and discount of $311,724 and $1,697,926, respectively, were charged to interest expense.

On June 28, 2019, the Company entered into a $5,000,000 revolving credit facility and a $50,000,000 term loan under a Loan and Security Agreement with a private investment firm lender. The Company utilized the net proceeds from the term loan issuance to repay indebtedness outstanding under the Company’s $40 million Investment Firm Note, the Series 3 Notes, and a portion of the Series 4 Notes (See Note 11). The term loan was recorded at face value, offset by $1,265,667 of debt issuance costs, which will be amortized into interest expense over the life of the Note, utilizing the effective interest method. The facility matures on June 28, 2024. The term loan bears interest at an annual rate of LIBOR plus an Applicable Margin. No principal payments are required until April 1, 2020 in accordance with the principal repayment schedule. The Company had $37,500,000 and $40,250,000, respectively, outstanding under the Note as of September 30, 2020 and December 31, 2019. As of September 30, 2020 and December 31, 2019, the unamortized debt issuance costs of $947,164 and $1,137,014, respectively, are included as an offset to Investment firm notes payable in the accompanying consolidated balance sheets. The outstanding balance under the revolver was $3,500,000 as of September 30, 2020 and December 31, 2019. For the periods ended September 30, 2020 and 2019, $189,850 and $65,370, respectively, of debt issuance costs were amortized to interest expense in the accompanying consolidated statements of operations.

Principal maturities on the outstanding Investment firm notes payable are as follows:

Total
2020	$—
2021	—
2022	—
2023	—
2024	41,000,000

Total	$41,000,000

11. Redemption Notes

In connection with the Transaction completed on December 23, 2013, ECP transferred certain subordinated notes payable (the “Series 3 Notes,” Series 4 Notes,” or collectively the “Redemption Notes”) with an aggregate face value of $46,114,530 to ECG. In accordance with the provisions of ASC 805, the Notes were recorded at fair value of $18,224,695 as consideration in the business combination. A discount rate of 16.0% was used to

Enhanced Capital Group, LLC

Notes to Consolidated Financial Statements (continued) (UNAUDITED)

11. Redemption Notes (continued)

compute the fair value of the Series 3 Notes. A discount rate of 20.0% was used to compute the fair value of the Series 4 Notes. The difference between the estimated fair value and stated value resulted in a discount being recorded in the aggregate amount of $27,889,835. The discount will be amortized over the remaining life of the Redemption Notes using the effective-interest amortization method. Series 3 Notes accrue simple interest at the rate of 1.64% per annum, compounding semiannually. Series 4 Notes accrue interest at the rate of 1.80% per annum, compounding quarterly. Interest is due and payable on the Redemption Notes annually on December 31 in an amount equal to 50% of all interest that accrued during the calendar year, provided that all accrued and unpaid interest is due and payable in full on the final maturity for each series of Redemption Notes. In 2019, the Company retired and repaid the Series 3 Notes in full. The related unamortized discount for the Series 3 Notes was charged to interest expense in the amount of $298,712. On June 28, 2019, the Company repaid $8,866,553 of the Series 4 Notes outstanding. The related unamortized discount for the Series 4 Notes was charged to interest expense in the amount of $4,025,759. Principal and any accrued but unpaid interest on each Series 4 Note is due on December 28, 2024. The Redemption Notes issued are subordinate and junior in right of payment to the Investment Firm Notes of the Company.

As of September 30, 2020 and December 31, 2019, the unamortized discount of $7,383,414 and $8,395,365 was included as an offset to Redemption notes payable, net of discount in the accompanying consolidated balance sheets. Principal outstanding on the Redemption Notes was as follows:

	September 30, 2020	December 31, 2019	Maturity Date
Series 4	$26,252,295	$26,252,295	December 28, 2024

12. Contingent Interest

Prior to the Transaction completed on December 23, 2013, ECP had an outstanding note payable with a contingent interest feature, required to be bifurcated and accounted for separately as a derivative, whereby ECP would pay contingent interest to the holder concurrently with payments made on the Redemption Notes. The contingent interest liability was transferred to ECG as part of the Transaction. The rate of contingent interest is 14.9626% on the Redemption notes. The estimated fair value assigned to the contingent interest financial instrument is based on a discounted cash flow analysis to determine the present value of the future obligation.

As of September 30, 2020 and December 31, 2019, $2,036,592 and $1,799,546, respectively, was recorded in the accompanying consolidated balance sheets as the fair value of the derivative liability. For the periods ended September 30, 2020 and 2019, the Company paid interest according to this agreement of $0 and $2,470,499, respectively. The derivative financial instrument is revalued at each reporting date at its fair value, with changes in fair value reported as charges or credits to other income or other expense. For the periods ended September 30, 2020 and 2019, $237,046 and $157,113, respectively, were recorded to loss on derivative liability in the accompanying consolidated statements of operations.

13. Members’ Equity

To provide long term incentives and attract and retain key members of management, ETCF established the 2015 Restricted Equity Incentive Plan (“Plan”) which granted 1,125 incentive common units (ICUs) beginning

Enhanced Capital Group, LLC

Notes to Consolidated Financial Statements (continued) (UNAUDITED)

13. Members’ Equity (continued)

January 1, 2015 to Management Members as defined in the Amended and Restated LLC Agreement dated January 1, 2015. The awarded units vest 5% (56.25 units) each quarter from the grant date with continued employment. In 2016, the Plan granted an additional 500 ICUs on January 1, 2016. The awarded units vest 5% (25 units) each quarter from the grant date with continued employment. As of September 30, 2020 and December 31, 2019, 1,768.75 and 1,525 of the units had vested, respectively.

The Company estimated the fair value of the ICUs at grant date using a discounted cash flow analysis of future amounts distributable to ICU holders assuming planned growth in fee income and expected cost structure. ETCF must reach a cash flow hurdle as defined in the Plan for the ICU holders to receive distributions and be allocated income. Accordingly, as the cash flow hurdle has not been met as of September 30, 2020 and December 31, 2019, respectively, no income is allocable to the non-controlling interest. For the periods ended September 30, 2020 and 2019, $5,069 and $24,068, respectively, was recorded as a non-cash expense related to the ICU issuances and included in general and administrative expense in the accompanying consolidated statements of operations.

14. Fair Value Disclosures

ASC 825, Financial Instruments, requires an entity to provide disclosures about the fair value of financial instruments. These financial instruments include cash and cash equivalents, receivables, investments in qualified businesses, payables and accrued expenses, unearned premium tax credits, derivatives, and notes payable.

The Company has segregated all financial assets and liabilities that are measured at fair value on a recurring basis into the most appropriate level within the fair value hierarchy based on the inputs used to estimate the fair value at the measurement date in the tables below. See Fair Value Measurements in Note 1 for a description of how fair value measurements are determined.

All realized and unrealized gains and losses on investments are included in earnings and are reported in net realized loss on investments and in net change in unrealized loss on investments, respectively, in the statement of operations.

The Company’s policy is to recognize transfers in and transfers out as of the actual date of the event or change in circumstances that caused the transfer.

Enhanced Capital Group, LLC

Notes to Consolidated Financial Statements (continued) (UNAUDITED)

14. Fair Value Disclosures (continued)

The following table summarizes the quantitative inputs and assumptions used for items categorized in Level 3 of the fair value hierarchy as of September 30, 2020 and December 31, 2019.

	Fair Value at September 30 2020	Valuation Technique	Unobservable Inputs	Ranges	Weighted Average
Debt securities	$54,190,000	Discounted cash flows	Discount rate	2%–12%	7%
			ROI multiple	1.0x	1.0x

Equity securities	500,000	Enterprise value waterfall	Revenue multiple	1.7x	1.7x
	2,954,012	Transaction price	N/A	N/A	N/A

	Fair Value at December 31 2019	Valuation Technique	Unobservable Inputs	Ranges	Weighted Average
Debt securities	$39,487,850	Discounted cash flows	Discount rate	2%–12%	7%
			ROI multiple	1.0x	1.0x

Equity securities	500,000	Enterprise value waterfall	Revenue multiple	1.7x	1.7x
	2,954,012	Transaction price	N/A	N/A	N/A

The significant inputs used in the measurement of debt securities include the discount rate. Increases (decreases) in the discount rate in isolation can result in a lower (higher) fair value measurement. The significant unobservable inputs used in the fair value measurement of equity securities are exit multiples, revenue multiples, and EBITDA multiples. Increases (decreases) in any of the exist multiples, revenue multiples, and EBITDA multiples in isolation can results in a higher (lower) fair value measurement.

Changes in Level 3 assets measured at fair value on a recurring basis were as follows:

Investments
Balance at December 31, 2018	$15,698,801
Purchases of investments	34,837,850
Proceeds from repayment of investments	(5,080,000)
Unrealized loss on investments	(2,514,789)

Balance at December 31, 2019	$42,941,862
Purchases of investments	16,017,150
Proceeds from repayment of investments	(1,315,000)
Unrealized loss on investments	—

Balance at September 30, 2020	$57,644,012

Enhanced Capital Group, LLC

Notes to Consolidated Financial Statements (continued) (UNAUDITED)

14. Fair Value Disclosures (continued)

Changes in Level 3 liabilities measured at fair value on a recurring basis were as follows:

Derivative Liability
Balance at December 31, 2018	$4,032,105
Payment on derivative liability	(2,470,499)
Loss on derivative liability	237,940

Balance at December 31, 2019	$1,799,546
Payment on derivative liability	—
Loss on derivative liability	237,046

Balance at September 30, 2020	$2,036,592

The carrying amount and estimated fair values, as well as the level within the fair value hierarchy, of the Company’s financial instruments are included in the tables that follow.

Assets		September 30, 2020	December 31, 2019
	Level 1	$—	$—
Investments in qualified businesses(1)	Level 2	—	—
	Level 3	57,644,012	42,941,862

	Total	$57,644,012	$42,941,862

Liabilities		September 30, 2020	December 31, 2019
	Level 1	$—	$—
Derivative liability(2)	Level 2	—	—
	Level 3	2,036,592	1,799,546

	Total	$2,036,592	$1,799,546

(1)	Includes debt and equity securities held by state-focused funds in underlying portfolio companies.
(2)	Derivative not designated as a hedging instrument.

15. Related party transactions

The Company entered into an Administrative Services Agreement with Enhanced Capital Partners, LLC to provide personnel and resources in order for the Company to operate its business units. The Company recognized $5,114,267 and $4,646,777 of general and administrative expenses under this arrangement for the periods ended September 30, 2020 and 2019, respectively.

The Company entered into an Administrative Services Agreement with Tree Line Capital Partners, LLC to provide personnel and resources in order for the Company to operate its business units. The Company recognized $0 and $5,442 of general and administrative expenses under this arrangement for the periods ended September 30, 2020 and 2019, respectively.

Enhanced Capital Group, LLC

Notes to Consolidated Financial Statements (continued) (UNAUDITED)

16. Goodwill

At September 30, 2020 and December 31, 2019, the Company performed its qualitative assessment for impairment of Goodwill by assessing qualitative indicators of impairment to determine if it is more likely than not that the fair value of the Company’s operating entities is less than their respective carrying values. Based on the test performed, the Company did not identify any impairment loss as of September 30, 2020 or December 31, 2019. As of September 30, 2020 and December 31, 2019, the Company recorded $11,201,489 in Goodwill in the accompanying consolidated balance sheets.

17. SSBCI Program Obligation

In November 2011, J4T was approved by the TDA to be a participant in the Jobs for Texas program. J4T was awarded a $10,000,000 investment fund allocation which will be used to invest in qualifying small businesses headquartered within the state of Texas. The program requires a parallel investment be made with private capital for each dollar of allocation used to fund a qualifying business. On December 12, 2014, the performance agreement with the TDA was amended to reduce the investment fund allocation to $5,000,000. As of September 30, 2020 and December 31, 2019, the TDA had made cumulative capital contributions of $11,947,826 for investment in qualified businesses, the Company had outstanding capital called of $5,512,036, and had no remaining committed funding. As of September 30, 2020 and December 31, 2019, $3,136,912 and $3,157,268, respectively, were recorded as a SSBCI program obligation in the accompanying consolidated balance sheets.

18. Commitments and Contingencies

In the ordinary course of its business, the Company may enter into contracts or agreements that contain indemnifications. Future events could occur that lead to the execution of these provisions against the Company. Based on its history and experience, management believes that the likelihood of such an event is remote.

19. Subsequent Events

The Company has evaluated subsequent events through October 31, 2020, the date these consolidated financial statements were available to be issued. During March 2020, the spread of COVID-19 throughout the country resulted in a national and global pandemic, including the temporary shutdown of many small businesses throughout the country. The Company is currently assessing the impact COVID-19 may have on its existing investment portfolio, however, the overall impact is not yet known at this time.

Enhanced Capital Group, LLC

Notes to Consolidated Financial Statements (continued) (UNAUDITED)

20. Financial Highlights

The Company is presenting the following disclosures for nonregistered investment companies as required by ASC 946. Such results may not be indicative of future performance of the Company. The ratios presented are calculated for member’s (deficit) equity as a whole.

	Period Ended September 30, 2020		Year Ended December 31, 2019
Total Return(a)	(564%)		(2,063%)

Ratios to average member’s deficit:(b)
Net investment loss	(c	)	(c	)
Operating expenses	(c	)	(c	)

(a)

The total return is computed based on the change in value during the period of a theoretical investment made at the beginning of the period. The change in value of a theoretical investment is measured by comparing the Company’s aggregate ending value with the aggregate beginning value, adjusted for cash flows related to capital contributions or withdrawals during the period. There were no incentive allocations for the Company for the Period ended September 30, 2020 and Year ended December 31, 2019.

(b)

Ratios are computed on the weighted-average member’s deficit of the Company for the Period ended September 30, 2020 and Year ended December 31, 2019. Net investment loss, as defined, excludes realized and unrealized losses.

(c)	Ratios are not meaningful due to the Member’s deficit as of September 30, 2020 and December 31, 2019.

Enhanced Capital Group, LLC and subsidiaries

Consolidating Balance Sheet

September 30, 2020

	Enhanced Capital Group, LLC	Enhanced Tax Credit Finance, LLC Consolidated	Enhanced Asset Management, LLC Consolidated	Eliminations	Consolidated Total
Assets
Cash and cash equivalents	$67,909	$5,803,933	$28,873	$—	$5,900,715
Restricted cash	—	2,262,608	—	—	2,262,608
Accounts receivable	—	1,568,063	250,343	—	1,818,406
Accrued interest receivable	—	3,491,835	—	—	3,491,835
Due from related party	94	76,403	—	—	76,497
Related party note receivable	89,068	—	—	—	89,068
ECP note receivable, net of discount	30,212,141	—	—	—	30,212,141
State NMTC notes receivable	—	13,187,738	—	—	13,187,738
Investments, at estimated fair value	—	54,490,000	3,154,012	—	57,644,012
Investment in unconsolidated subsidiaries	—	226,934	1,794,995	—	2,021,929
Investment in consolidated subsidiaries	8,569,625	—	—	(8,569,625)	—
Transferable state tax credits	—	1,692,768	—	—	1,692,768
Other assets	135,868	712,353	—	—	848,221
Debt issuance costs	—	—			—
Goodwill	11,201,489	—	—	—	11,201,489

Total assets	$50,276,194	$83,512,635	$5,228,223	$(8,569,625)	$130,447,427

Liabilities and members’ equity

Liabilities
Accounts payable and accrued expenses	$110,580	$366,026	$17,100	$—	$493,706
Unearned premium tax credits	—	8,823,333	—	—	8,823,333
Accrued interest payable	808,950	2,169,717	—	—	2,978,667
State tax credit deposits	—	330,107	—	—	330,107
Unearned management fees	—	2,041,786	—	—	2,041,786
State program obligation	—	—	3,136,912	—	3,136,912
Due to related parties	2,679,454	—	—	—	2,679,454
State tax credit notes payable	—	26,659,698	—	—	26,659,698
State program notes payable	—	33,300,230	—	—	33,300,230
Credit facility	—	1,692,768	—	—	1,692,768
Investment firm notes payable, net of unamortized issuance costs	40,052,836	—	—	—	40,052,836
Derivative liability	2,036,592	—	—	—	2,036,592
Redemption notes payable, net of unamortized discount	18,868,881	—	—	—	18,868,881

Total liabilities	64,557,293	75,383,665	3,154,012	—	143,094,970
Members’ equity
Paid in Capital	7,822,926	4,440,000	—	(8,569,625)	3,693,301
Retained Earnings	(16,856,957)	(2,499,925)	2,058,774	—	(17,298,108)
Dividends Paid	—	(6,955,000)	(1,345,394)	8,300,394	—
CY Income/(Loss)	(5,247,068)	6,550,495	1,360,831	(8,300,394)	(5,636,136)
Controlling interests	(14,281,099)	1,535,570	2,074,211	(8,569,625)	(19,240,943)
Non-controlling interests	—	6,593,400	—	—	6,593,400

Total members’ equity	(14,281,099)	8,128,970	2,074,211	(8,569,625)	(12,647,543)

Total liabilities and members’ equity	$50,276,194	$83,512,635	$5,228,223	$(8,569,625)	$130,447,427

Enhanced Capital Group, LLC and subsidiaries

Consolidating Statement of Operations

September 30, 2020

	Enhanced Capital Group, LLC	Enhanced Tax Credit Finance, LLC Consolidated	Enhanced Asset Management, LLC Consolidated	Eliminations	Consolidated Total
Revenue
Interest income, including fees:
Cash and cash equivalents	$—	$25,216	$—	$—	$25,216
Notes receivable	1,005	859,233	—	—	860,238
Asset management fees	—	—	1,000,000	—	1,000,000
Tax credit fees	—	9,908,168	—	—	9,908,168
Investments	—	2,552,069	—	—	2,552,069

Total interest income, including fees	1,005	13,344,686	1,000,000	—	14,345,691
Dividend income from subsidiaries	8,300,394	—	—	(8,300,394)	—

Total Revenue	8,301,399	13,344,686	1,000,000	(8,300,394)	14,345,691
Expenses
Professional Fees	551,367	1,455,094	24,214	—	2,030,675
General and administrative	5,903,156	1,206,660	3,667	—	7,113,483
Interest expense — Sub Notes	1,371,105	—	—		1,371,105
Interest expense — Solar note	1,974,340	—	—		1,974,340
Interest expense — NMTC	—	742,293	—		742,293
Interest expense — State TC	—	3,155,128	—		3,155,128
Debt Issuance Costs	189,850	235,016	—		424,866
Interest, net of discount amortization	3,535,295	4,132,437	—	—	7,667,732
Depreciation and other amortization	91,265	—	—	—	91,265

Total expenses	10,081,083	6,794,191	27,881	—	16,903,155

Net investment (loss) income	(1,779,684)	6,550,495	972,119	(8,300,394)	(2,557,464)

Income from unconsolidated subsidiaries	—	—	368,356	—	368,356
Change in state profits interest	—	—	20,356	—	20,356
Loss on derivative liability	(237,046)	—	—	—	(237,046)
Unrealized loss on note receivable	(3,230,338)	—	—	—	(3,230,338)

Net realized loss on investments	—	—		—	—
Unrealized loss on investments	—	—	—	—	—
Beginning of year	—	(2,600,000)	(1,781,988)	—	(4,381,988)
End of year	—	(2,600,000)	(1,781,988)	—	(4,381,988)

Net Change in unrealized Loss on Investments	—	—	—	—	—

Net realized and unrealized loss on investments	—	—	—	—	—

Net income (loss)	$(5,247,068)	$6,550,495	$1,360,831	$(8,300,394)	$(5,636,136)

Enhanced Tax Credit Finance, LLC and subsidiaries

Consolidating Balance Sheet

September 30, 2020

	Enhanced Tax Credit Finance, LLC	Enhanced Capital Consulting, LLC Consolidated	Enhanced Community Development, LLC	Enhanced Capital HTC Manager, LLC	Enhanced Capital RETC Manager, LLC	Enhanced Capital Tax Credit Manager, LLC	Enhanced Capital Utah Note Issuer, LLC	Enhanced Capital Utah Rural Fund, LLC	Enhanced Capital Nevada NMTC Investor II, LLC	Enhanced Tax Credit Lending, LLC	Enhanced Capital Georgia Rural Holdings, LLC Consolidated	Enhanced Capital OH Rural Holdings, LLC Consolidated	Enhanced Capital Rural Manager, LLC	Total	Eliminations	Consolidated Total
Assets
Cash and cash equivalents	$23,122	$2,140,909	$2,547,746	$408,821	$37,608	$45,636	$—	$12,528	$4,922	$73,064	$208,729	$295,039	$5,809	$5,803,933	$—	$5,803,933
Restricted cash	—	22,501	—	—	—	—	—	1,820,000	—	330,107	90,000	—	—	2,262,608	—	2,262,608
Accounts receivable	—	—	1,016,943	—	551,120	—	—	—	—	—	—	—	—	1,568,063	—	1,568,063
Accrued interest receivable	—	—	—	—	—	—	3,054,718	101,794	4,595	—	178,432	152,296	—	3,491,835	—	3,491,835
Due from related party	—	40,259	430	34,727	1,986	—	—	—	—	16,700	—	10,000	161,499	265,601	(189,198)	76,403
State NMTC notes receivable	—	—	—	—	—	—	6,762,500	—	6,425,238	—	—	—	—	13,187,738	—	13,187,738
Investments, at estimated fair value	—	—	—	—	—	—	—	9,580,000	—	—	19,910,000	25,000,000	—	54,490,000		54,490,000
Investment in unconsolidated subsidiaries	—	158,350	68,344	—	—	—	—	—	240	—	—	—	—	226,934	—	226,934
Investment in consolidated subsidiaries	14,244,953	—	—	—	—	—	—	—	—	—	—	—	—	14,244,953	(14,244,953)	—
Transferable state tax credits	—	1,692,768	—	—	—	—	—	—	—	—	—	—	—	1,692,768	—	1,692,768
Other assets	—	—	—	—	—	—	—	—	712,353	—	—	—	—	712,353	—	712,353

Total assets	$14,268,075	$4,054,787	$3,633,463	$443,548	$590,714	$45,636	$9,817,218	$11,514,322	$7,147,348	$419,871	$20,387,161	$25,457,335	$167,308	$97,946,786	$(14,434,151)	$83,512,635

Liabilities and members’ equity

Liabilities
Accounts payable and accrued expenses	$—	$22,500	$75,455	$201,059	$2,294	$—	$—	$28,165	$—	$—	$11,498	$22,755	$2,300	$366,026	$—	$366,026
Unearned premium tax credits	—	—	—	—	—	—	8,823,333	—	—	—	—	—	—	8,823,333	—	8,823,333
Accrued interest payable	—	29,751	—	—	—	—	19,508	1,206,025	1,355	—	473,401	439,677	—	2,169,717	—	2,169,717
State tax credit deposits	—	—	—	—	—	—	—	—	—	330,107	—	—	—	330,107	—	330,107
Unearned management fees	—	—	—	2,041,786	—	—	—	—	—	—	—	—	—	2,041,786	—	2,041,786
Due to related parties	—	—	—	16,700	—	—	—	25,000	—	—	137,498	—	10,000	189,198	(189,198)	—
State tax credit notes payable	—	—	—	—	—	—	793,979	—	3,640,873	—	10,461,236	11,763,610	—	26,659,698	—	26,659,698
State program notes payable	—	—	—	—	—	—	—	6,924,172	—	—	11,260,700	15,115,358	—	33,300,230	—	33,300,230
Credit facility	—	1,692,768	—	—	—	—	—	—	—	—	—	—	—	1,692,768	—	1,692,768

Total liabilities	—	1,745,019	75,455	2,259,545	2,294	—	9,636,820	8,183,362	3,642,228	330,107	$22,344,333	27,341,400	12,300	75,572,863	(189,198)	75,383,665

Members’ equity (deficit)
Paid-in capital	4,440,000	624,003	3,505,622	—	—	10,000	—	1,641,667	3,500,000	—	1,533,661	2,500,000	930,000	18,684,953	(14,244,953)	4,440,000
Retained earnings	9,278,931	366,816	(448,680)	(1,816,432)	1,064,810	43,029	(241,707)	(4,314,635)	—	207,120	(2,859,303)	(3,513,887)	(265,987)	(2,499,925)	—	(2,499,925)
Contributions	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Dividends paid	(6,955,000)	(1,150,000)	(2,700,000)	(730,000)	(1,500,000)	(150,000)	(275,000)	—	—	(400,000)	—	—	(100,000)	(13,960,000)	7,005,000	(6,955,000)
Current year income (loss)	6,914,832	2,468,949	3,201,066	730,435	1,023,610	142,607	697,105	190	4,770	282,644	(631,530)	(870,178)	(409,005)	13,555,495	(7,005,000)	6,550,495
Total	13,678,763	2,309,768	3,558,008	(1,815,997)	588,420	45,636	180,398	(2,672,778)	3,504,770	89,764	(1,957,172)	(1,884,065)	155,008	15,780,523	(14,244,953)	1,535,570
Non-controlling interest	589,312	—	—	—	—	—	—	6,003,738	350	—	—	—	—	6,593,400		6,593,400

Total members’ equity	14,268,075	2,309,768	3,558,008	(1,815,997)	588,420	45,636	180,398	3,330,960	3,505,120	89,764	(1,957,172)	(1,884,065)	155,008	22,373,923	(14,244,953)	8,128,970

Total liabilities and members’ equity	$14,268,075	$4,054,787	$3,633,463	$443,548	$590,714	$45,636	$9,817,218	$11,514,322	$7,147,348	$419,871	$20,387,161	$25,457,335	$167,308	$97,946,786	$(14,434,151)	$83,512,635

Enhanced Tax Credit Finance, LLC and subsidiaries

Consolidating Statement of Operations

September 30, 2020

	Enhanced Tax Credit Finance, LLC	Enhanced Capital Consulting, LLC Consolidated	Enhanced Community Development, LLC	Enhanced Capital HTC Manager, LLC	Enhanced Capital RETC Manager, LLC	Enhanced Capital Tax Credit Manager, LLC	Enhanced Capital Utah Note Issuer, LLC	Enhanced Tax Credit Lending, LLC	Enhanced Capital Utah Rural Fund, LLC	Enhanced Capital Nevada NMTC Investor II, LLC	Enhanced Capital Georgia Rural Holdings, LLC Consolidated	Enhanced Capital OH Rural Holdings, LLC Consolidated	Enhanced Capital Rural Manager, LLC	Eliminations	Consolidated Total
Revenue
Interest income, including fees:
Cash and cash equivalents	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$6,998	$18,218	$—	$—	$25,216
Notes receivable	—	—	—	—	—	—	854,638	—	—	4,595	—	—	—	—	859,233
Tax credit fees	—	2,783,863	4,271,000	1,291,149	1,056,400	186,252	—	319,504	—	—	—	—	—	—	9,908,168
Investments	—	—	—	—	—	—	—	—	556,814	1,635	848,490	1,145,130	—	—	2,552,069

Total interest income, including fees	—	2,783,863	4,271,000	1,291,149	1,056,400	186,252	854,638	319,504	556,814	6,230	855,488	1,163,348	—	—	13,344,686
Dividend income from subsidiaries	7,005,000	—	—	—	—	—	—	—	—	—	—	—	—	(7,005,000)	—

Total Revenue	7,005,000	2,F783,863	4,271,000	1,291,149	1,056,400	186,252	854,638	319,504	556,814	6,230	855,488	1,163,348	—	(7,005,000)	13,344,686
Expenses
Professional Fees	17,956	68,597	928,957	140,511	16,269	5,470	—	27,674	46,367	—	68,736	104,136	30,421	—	1,455,094
General and administrative	72,212	130,802	140,977	420,203	16,521	38,175	—	9,186	—	—	—	—	378,584	—	1,206,660
Interest, net of discount amortization	—	115,515	—	—	—	—	157,533	—	510,257	1,460	1,418,282	1,929,390	—	—	4,132,437

Total expenses	90,168	314,914	1,069,934	560,714	32,790	43,645	157,533	36,860	556,624	1,460	1,487,018	2,033,526	409,005	—	6,794,191

Net income (loss)	$6,914,832	$2,468,949	$3,201,066	$730,435	$1,023,610	$142,607	$697,105	$282,644	$190	$4,770	$(631,530)	$(870,178)	$(409,005)	$(7,005,000)	$6,550,495

Enhanced Capital Partners, LLC

Consolidated Financial Statements

December 31, 2019 and 2018

(With Independent Auditors’ Report Thereon)

Ernst & Young LLP 3900 Hancock Whitney Center 701 Poydras Street New Orleans, LA 70139	Tel: +1 504 581 4200 Fax: +1 504 596 4233 ey.com

Report of Independent Auditors

The Members

Enhanced Capital Partners, LLC

We have audited the accompanying consolidated financial statements of Enhanced Capital Partners, LLC , which comprise the consolidated balance sheets, including the consolidated schedules of investments, as of December 31, 2019 and 2018, and the related consolidated statements of operations, members’ (deficit) equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Enhanced Capital Partners, LLC at December 31, 2019 and 2018, and the consolidated results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

December 23, 2020

A member firm of Ernst & Young Global Limited

Enhanced Capital Partners, LLC

Consolidated Balance Sheets

December 31, 2019 and 2018

	2019	2018
Assets
Cash and cash equivalents	$5,298,246	$9,415,047
Restricted cash	4,792,735	1,340,549
Accrued interest receivable	255,629	385,884
Due from related party	2,209,264	1,251,918
Investments in qualified businesses, at fair value
(cost of $32,921,868 and $43,106,512 as of December 31, 2019 and December 31, 2018, respectively)	31,180,060	41,269,838
Investments in unconsolidated subsidiaries	2,120,490	2,393,950
Prepaid expenses and other assets, net	180,063	269,316
Earned premium tax credits	49,645,794	61,268,032
Payment undertaking contracts	17,767,639	19,768,828

Total assets	$113,449,920	$137,363,362

Liabilities and members’ deficit
Accounts payable and accrued expenses	$4,095,221	$4,351,238
Accrued interest payable	5,494,451	7,842,381
Accrued supplemental insurance and profits interest	5,554,042	5,703,557
Credit facility	—	200,000
CAPCO notes payable, net of discount	82,884,730	92,661,058
ECG note payable, net of discount	42,167,694	44,743,292

Total liabilities	140,196,138	155,501,526

Deficit:
Members’ deficit	(27,792,558)	(19,605,776)
Noncontrolling interest	1,046,340	1,467,612

Total deficit	(26,746,218)	(18,138,164)

Total liabilities and members’ deficit	$113,449,920	$137,363,362

See accompanying notes.

Enhanced Capital Partners, LLC

Consolidated Statements of Operations

Years Ended December 31, 2019 and 2018

	2019	2018
Income from premium tax credits	$6,898,218	$35,200,065

Interest income, including fees:
Cash equivalents and restricted cash	14,515	6,039
Investments	1,975,792	2,238,526
Payment undertaking contracts	459,572	411,823
Other fee income	52,595	66,032

Total interest income, including fees	2,502,474	2,722,420

Administrative and support services income	6,863,726	6,462,952

Total income	16,264,418	44,385,437

Expenses:
Professional fees	692,388	728,802
General and administrative	1,236,008	3,203,846
Interest, net of premium and discount amortization	14,009,436	14,423,715
Depreciation and amortization	197,100	395,491
Administrative and support services expense	7,930,183	7,461,965

Total expenses	24,065,115	26,213,819

Net investment (loss) income	(7,800,697)	18,171,618

Gain (loss) from unconsolidated subsidiaries	95,781	(436,195)
Change in accrued supplemental insurance	(715,140)	(1,120,747)

Net realized gain (loss) on investments	9,413	(5,015,080)

Unrealized loss on investments:
Beginning of period	(1,836,674)	(6,173,192)
End of period	(1,741,808)	(1,836,674)

Net unrealized gain on investments	94,866	4,336,518

Net realized and unrealized gain (loss) on investments	104,279	(678,562)

Net (loss) income	(8,315,777)	15,936,114
Net loss (income) attributable to non-controlling interests	128,995	(486,287)

Net (loss) income attributable to members	$(8,186,782)	$15,449,827

See accompanying notes.

Enhanced Capital Partners, LLC

Consolidated Statements of Members’ Deficit

Years Ended December 31, 2019 and 2018

	Members’ Deficit	Noncontrolling Interest	Total Deficit
Balances at December 31, 2017	$(35,055,603)	$1,444,932	$(33,610,671)
Return of capital	—	(150,000)	(150,000)
Distributions	—	(313,607)	(313,607)
Net income	15,449,827	486,287	15,936,114

Balances at December 31, 2018	(19,605,776)	1,467,612	(18,138,164)
Distributions	—	(292,277)	(292,277)
Net loss	(8,186,782)	(128,995)	(8,315,777)

Balances at December 31, 2019	$(27,792,558)	$1,046,340	$(26,746,218)

See accompanying notes.

Enhanced Capital Partners, LLC

Consolidated Statements of Cash Flows

Years Ended December 31, 2019 and 2018

	2019	2018
Operating activities
Net income	$(8,315,777)	$15,936,114
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	197,100	395,491
Accretion of payment undertaking contracts	(459,572)	(411,823)
Income from premium tax credits	(6,898,218)	(35,200,065)
Amortization of debt issuance costs	441,858	459,014
Non-cash interest expense	11,890,016	12,157,714
(Gain) loss from unconsolidated subsidiaries	(95,781)	436,195
Unrealized gain on qualified investments, net	(94,866)	(4,336,518)
Realized loss on investments, net	(9,413)	5,015,080
Proceeds from repayment and sales of qualified investments	20,074,377	14,358,907
Purchase of investments in qualified businesses	(9,880,320)	(11,185,888)
Supplemental insurance and profits interest payments	(864,655)	(1,284,505)
Change in accrued supplemental insurance and profits interest	715,140	1,120,747
Changes in assets and liabilities:
Accrued interest receivable	130,255	120,787
Prepaid expenses and other assets, net	(166,867)	(117,675)
Due from related party	(957,346)	612,751
Accounts payable and accrued expenses	(256,017)	1,537,549
Accrued interest payable	(1,636,340)	1,211,142

Net cash provided by operating activities	3,813,574	825,017

See accompanying notes.

Investing activities
Proceeds from investments in unconsolidated subsidiaries	369,241	250,677
Payment for payment undertaking agreement	(3,487,508)	—

Net cash (used in) provided by investing activities	(3,118,267)	250,677

See accompanying notes.

Enhanced Capital Partners, LLC

Consolidated Statements of Cash Flows (continued)

Years Ended December 31, 2019 and 2018

	2019	2018
Financing activities
Payment for debt issuance costs	$(330,944)	$—
Proceeds from issuance of CAPCO notes payable	9,528,336	—
Payments on CAPCO notes payable	(2,108,897)	—
Proceeds from credit facility and term loans	—	2,500,000
Payments on credit facility and term loans	(200,000)	(2,300,000)
Payments on subordinated note payable	(7,956,140)	(3,940,694)
Return of capital to non-controlling interest	—	(150,000)
Distributions to non-controlling interest	(292,277)	(313,607)

Net cash used in financing activities	(1,359,922)	(4,204,301)

Net decrease in cash, cash equivalents, and restricted cash	$(664,615)	$(3,128,607)
Cash, cash equivalents, and restricted cash at beginning of period	10,755,596	13,884,203

Cash, cash equivalents, and restricted cash at end of period	$10,090,981	$10,755,596

Cash and cash equivalents	$5,298,246	$9,415,047
Restricted cash	4,792,735	1,340,549

Total cash, cash equivalents, and restricted cash	$10,090,981	$10,755,596

Noncash operating and financing activities
Settlement of CAPCO notes payable and accrued interest payable with:
Payment undertaking contracts	$5,948,269	$5,487,072
Premium tax credits	18,520,454	20,571,994

Supplemental cash flow disclosure
Cash paid for interest	$1,413,040	$595,846

See accompanying notes.

Enhanced Capital Partners, LLC

Consolidated Schedules of Investments

	December 31, 2019				December 31, 2018
	Percentage of Equity	Shares	Cost	Fair Value	Percentage of Equity	Shares	Cost	Fair Value
Technology and Software:
Louisiana Technology Fund, LLC
Common Units	N/A	326	$347,280	$2,764	N/A	326	$425,617	$81,100
Louisiana Technology Fund 2006, LLC
Common Units	N/A	291	244,398	1,646	N/A	291	256,053	13,300
RepEquity, Inc.
Series A Convertible Preferred Stock	N/A	383,825	350,000	1,050,000	N/A	383,825	350,000	1,050,000
Common stock	N/A	738,589	2,299,545	1,652,740	N/A	738,589	2,299,545	1,458,324
Warrants - Common	N/A	109,385	—	142,592	N/A	109,385	—	113,799
Convertible Debt, 10%, Due date 7/31/2022	N/A		200,000	200,000	N/A		—	—

	N/A		2,849,545	3,045,332	N/A		2,649,545	2,622,123
Post-N-Track Corporation
Debt Securities,5%, Due date 09/30/2018	N/A		—	—	N/A		1,114,285	1,114,285
Camgian Microsystems Corporation
Debt securities, Term A&B 16%, Due date 7/10/2020	N/A		—	—	N/A		223,268	223,268
Spot-On Networks, LLC
Debt Securities, 3%, Term A&B Due date 12/31/2019, Term C Due date 3/1/2021	N/A		1,225,000	1,225,000	N/A		1,225,000	1,225,000
Inbox Health Corp
Series Seed Preferred Stock	N/A	439,946	109,987	109,987	N/A	439,946	109,987	109,987
Pennsylvania Globe Gaslight Co.
Debt Securities, 8%, Due date 7/7/2020	N/A		207,500	207,500	N/A		237,500	237,500
Budderfly, Inc.

See accompanying notes

Enhanced Capital Partners, LLC

Consolidated Schedules of Investments (continued)

	December 31, 2019				December 31, 2018
	Percentage of Equity	Shares	Cost	Fair Value	Percentage of Equity	Shares	Cost	Fair Value
Debt Securities, Term A 3%, Due date 9/29/20, Term B 8%, Due date 9/29/20, Term C 3%, Due date 6/11/21	N/A		—	—	N/A		2,985,000	2,985,000

Grey Wall Software, LLC
Debt Securities, Term A 6%, Due date 3/19/2021, Term B 6%, Due date 5/3/2021, Term C 8%, Due date	N/A		1,418,760	1,418,760	N/A		1,000,000	1,000,000

TRS Fuel Cell, LLC
Debt Securities, 6%, Due date 1/14/2022	N/A		1,500,000	1,500,000	N/A		—	—

Energea Global, LLC
Debt Securities, 8%, Due date 1/10/2022	N/A		1,000,000	1,000,000	N/A		—	—

Total Technology and Software Investments	N/A		8,902,470	8,510,989	N/A		10,359,445	9,744,753

Healthcare:
ContinuumRX Services, Inc.
Series A Preferred Stock	N/A	1,357,704	$227,898	$501,013	N/A	1,357,704	$227,898	$454,199
Series B Preferred Stock	N/A	582,931	511,135	448,688	N/A	582,931	511,135	429,349
Common Shares	N/A	2,781,956	1,993,910	864,651	N/A	2,781,956	1,993,910	569,282
Common Warrants	N/A	—	32,832	32,832	N/A	—	—	—

	N/A		2,765,775	1,847,184	N/A		2,732,943	1,452,830

CircleLink Health Inc.
(f/k/a MedAdherence, LLC)
Series Seed 6 Preferred Stock	N/A	327,045	75,000	73,354	N/A	327,045	75,000	73,354

Precipio, Inc.
Series B Preferred Stock	N/A	1,282	75,000	2,957	N/A	19,241	75,000	2,957

See accompanying notes

Enhanced Capital Partners, LLC

Consolidated Schedules of Investments (continued)

	December 31, 2019				December 31, 2018
	Percentage of Equity	Shares	Cost	Fair Value	Percentage of Equity	Shares	Cost	Fair Value

iMedEquip, LLC
Debt Securities,16%,Due date 09/23/2019	N/A		—	—	N/A		350,000	350,000

Happy Mountains, LLC
Debt Securities, 6.50%, Term A Due date 11/22/2019, Term B Due date 12/07/2020	N/A		—	—	N/A		5,168,000	5,168,000

Windham Nursing, LLC
Debt Securities, 3%, Due date 11/16/2021	N/A		1,485,000	1,485,000	N/A		1,500,000	1,500,000

RightPro Staffing, LLC
Debt Securities, 6.5%, Term A Due date 12/6/2021,	N/A		544,487	544,487	N/A		400,000	400,000
Term B Due date 11/17/2022

Total Healthcare Investments	N/A		4,945,262	3,952,982	N/A		10,300,943	8,947,141

Food and Beverage Services:
City Winery New York, LLC
Common Stock	N/A	469	54,000	1,504,278	N/A	469	54,000	1,288,735

Wyoming Authentic Products, LLC
Series B&C Preferred Stock	N/A	310,204	310,204	—	N/A	310,204	310,204	—
Debt securities, 4.50%, Term A Due date 7/1/20, Term B 4/1/2023	N/A		1,300,000	1,300,000	N/A		1,000,000	1,000,000

	N/A		1,610,204	1,300,000	N/A		1,310,204	1,000,000

Vertical Harvest, LLC
Debt securities, Term A, B, & C 3%, Term A Due date 10/1/20, Term B Due date 5/22/2020, Term C Due date 5/1/2023	N/A		635,000	635,000	N/A		345,000	345,000

See accompanying notes

Enhanced Capital Partners, LLC

Consolidated Schedules of Investments (continued)

	December 31, 2019				December 31, 2018
	Percentage of Equity	Shares	Cost	Fair Value	Percentage of Equity	Shares	Cost	Fair Value

Salad Days, LLC
Debt Securities, 6%, Due Date 11/26/2023	N/A		162,000	162,000	N/A		—	—

Total Food and Beverage Services Investments	N/A		2,461,204	3,601,278	N/A		1,709,204	2,633,735

Manufacturing:
Rheonix, Inc.
Series A Convertible Preferred Stock	N/A	212,585	$250,000	$—	N/A	212,585	$250,000	$150,000

Oxford Performance Materials, LLC
Series A Preferred Stock	N/A		150,000	150,000	N/A		150,000	150,000

Kat Burki, Inc.
Debt Securities, 15%, Due date 1/31/2018	N/A		2,076,821	2,076,821	N/A		2,100,742	1,724,127

SciApps, Inc.
Series B Preferred Stock	N/A	117,371	250,000	326,764	N/A	117,371	250,000	280,631
Serice C Preferred Stock	N/A	66,744	102,787	134,348	N/A	66,744	102,787	115,381
Series C-1 Preferred Stock	N/A	86,108	92,997	121,552	N/A	86,108	92,997	104,391

	N/A		445,784	582,664	N/A		445,784	500,403

Empire Geonomics, LLC
Convertible debt securities, 12%, Due date 12/31/2020	N/A		87,054	87,054	N/A		91,979	91,979
Pro South, Inc.
Debt securities, 12%, Due date 2/1/2020	N/A		326,777	—	N/A		416,667	416,667

Greenleaf Energy Solutions, LLC

See accompanying notes

Enhanced Capital Partners, LLC

Consolidated Schedules of Investments (continued)

	December 31, 2019				December 31, 2018
	Percentage of Equity	Shares	Cost	Fair Value	Percentage of Equity	Shares	Cost	Fair Value
Debt Securities, 6%, Term A Due date 8/14/2020, Term B Due date 5/3/2022	N/A		1,482,000	1,482,000	N/A		810,000	810,000

Florian Tools
Debt Securities, 8%, Due date 06/16/2019	N/A		—	—	N/A		434,750	434,750

Air-Up Vending, LLC
Debt securities, Term A 8%, Term B 3% Due date 10/1/2020, Term C 8%, Term D 3% Due date 2/22/21	N/A		480,952	480,952	N/A		984,523	984,523

Magnolia Energy Solution, LLC
Debt securities, 3.85%, Due date 1/1/2021	N/A		300,000	300,000	N/A		1,008,333	1,008,333

River & Roads, LLC
Debt securities, 3.85%, Due date 1/1/2021	N/A		155,417	155,417	N/A		710,417	710,417

DMOS, LLC
Preferred Stock	N/A	695,507	50,000	50,000	N/A	695,507	50,000	50,000

Total Manufacturing Investments	N/A		5,804,805	5,364,908	N/A		7,453,195	7,031,199

Services:
Saff, Inc.
Debt Securities,12%, Due date 1/1/2021	N/A		$22,486	$22,486	N/A		$34,841	$34,841

Cotton Mill Hotel Group, LLC
Debt securities,4% in 2018, 2.125% in 2019, Due date 11/01/20	N/A		1,137,253	895,244	N/A		1,268,861	1,268,861

See accompanying notes

Enhanced Capital Partners, LLC

Consolidated Schedules of Investments (continued)

	December 31, 2019				December 31, 2018
	Percentage of Equity	Shares	Cost	Fair Value	Percentage of Equity	Shares	Cost	Fair Value

Discover Video, LLC
Debt Securities, 8%, Due date 07/28/2020	N/A		162,500	162,500	N/A		557,500	557,500

Brighter Health Network, LLC
Debt securities, 8%, Due date 2/29/20	N/A		455,555	455,555	N/A		655,556	655,556

Landshark Transport, LLC
Debt securities, 6.50%, Due date 9/1/2019	N/A		—	—	N/A		53,205	53,205

CK Mechanical Plumbing and Heating, Inc.
Debt securities,10%, Due date 7/1/2020	N/A		637,000	175,785	N/A		647,000	185,785

Brushbuck Guide Services, Inc.
Debt securities, 7% in 2018, 8% in 2019, due date 01/01/2021	N/A		—	—	N/A		765,000	765,000

Y2 Consultants, LLC
Debt securities, 8%, Due date 6/01/2021	N/A		—	—	N/A		1,082,500	1,082,500

Educational Playcare, LLC
Debt Securities, 8%, Term A Due date 06/27/20, Term B Due date 2/23/21	N/A		—	—	N/A		2,305,000	2,305,000

Pinnacle Medical Solution, LLC
Debt securities, 4.5%, Due date 10/2/2020	N/A		708,333	708,333	N/A		829,762	829,762

Frost, LLC
Debt securities,5%, Due date 01/01/2021	N/A		89,000	89,000	N/A		125,000	125,000

Delcon Partners, LLC
Debt securities, 3.5%, Due date 5/01/2022	N/A		—	—	N/A		1,400,000	1,400,000

See accompanying notes

Enhanced Capital Partners, LLC

Consolidated Schedules of Investments (continued)

	December 31, 2019				December 31, 2018
	Percentage of Equity	Shares	Cost	Fair Value	Percentage of Equity	Shares	Cost	Fair Value

Fireside Glamping, LLC
Debt securities,10%, Due date 4/30/2017	N/A		—	—	N/A		59,500	150,000

TriLipid, LLC
Debt securities, 10%, Due date 3/16/2022	N/A		2,001,000	2,001,000	N/A		1,500,000	1,500,000

Powderhorn Partners, LLC
Debt securities,3.5%, Due date 9/1/2022	N/A		$440,000	$440,000	N/A		$1,250,000	$1,250,000

Echo Transportation, LLC
Debt securities,8%, Due date 9/1/2023	N/A		705,000	350,000	N/A		750,000	750,000

Vesper, LLC
Debt Securities, 8%, Due date 2/5/2022	N/A		500,000	500,000	N/A		—	—

Voice Glance, LLC
Debt Securities, 6%, Term A Due date 2/14/2022, Term B Due date 4/10/2022	N/A		700,000	700,000	N/A		—	—
Posigen CT, LLC
Debt Securities, 8%, Due date 5/3/2022	N/A		2,500,000	2,500,000	N/A		—	—

Lillian August Design, LLC
Debt Securities, 8%, Due date 11/04/2021	N/A		750,000	750,000	N/A		—	—

Total Services Investments	N/A		10,808,127	9,749,903	N/A		13,283,725	12,913,010

Total Investments	N/A		$32,921,868	$31,180,060	N/A		$43,106,512	$41,269,838

See accompanying notes

Enhanced Capital Partners, LLC

Consolidated Schedules of Investments (continued)

	December 31, 2019				December 31, 2018
	Percentage of Equity	Shares	Cost	Fair Value	Percentage of Equity	Shares	Cost	Fair Value

Summary of Securities
Preferred Stock	N/A		$2,555,008	$2,968,663	N/A		$2,405,008	$2,820,249
Common Stock	N/A		4,939,133	4,026,079	N/A		5,029,125	3,410,741
Warrants - Common	N/A		32,832	175,424	N/A		—	113,799
Debt Securities	N/A		25,307,841	23,922,840	N/A		35,430,400	34,683,070
Convertible Debt Securities	N/A		87,054	87,054	N/A		241,979	241,979

Total Investments	N/A		$32,921,868	$31,180,060	N/A		$43,106,512	$41,269,838

See accompanying notes

Enhanced Capital Partners, LLC

Notes to Consolidated Financial Statements

December 31, 2019

1. Summary of Significant Accounting Policies

The following is a summary of the significant accounting policies used by Enhanced Capital Partners, LLC (ECP or the Company), in the preparation of its consolidated financial statements in accordance with accounting principles generally accepted in the United States.

Basis of Presentation and Description of Business

The Company’s primary business objective is to participate in certified capital company premium tax credit programs adopted by various states throughout the United States. The Company’s principal investment objective is to maximize portfolio return by generating current income from debt investments and capital appreciation from equity and equity-related investments, including warrants, convertible securities, and other rights to acquire equity securities in a portfolio company. ECP’s portfolio investments are debt and equity investments in small and emerging private companies through its Certified Capital Companies (CAPCOs).

A CAPCO issues qualified debt instruments to insurance company investors (Certified Investors) in exchange for cash. The gross proceeds of these debt instruments are Certified Capital, which is used to make targeted investments in qualified businesses (Investments in Qualified Businesses, as defined under the respective state statutes, or Qualified Businesses). Such investments are accounted for using the fair value method of accounting, as described in Accounting Standards Codification (ASC) 946, Financial Services – Investment Companies. Participation in each CAPCO program legally entitles the CAPCO to receive (or earn) tax credits from the state upon satisfying quantified, defined investment percentage thresholds and time requirements. In order for a CAPCO to maintain its state-issued certifications, the CAPCO must make Investments in Qualified Businesses in accordance with these requirements. These state requirements are mirrored in the limitations agreed to by each CAPCO in its written contractual agreements with its Certified Investors and limit the activities of the CAPCO to conducting the business of a CAPCO.

The CAPCOs can satisfy the interest and principal payments on the notes by delivering premium tax credits and cash payments from Payment Undertaking Contracts. The CAPCOs have the legal right to deliver the premium tax credits to the Certified Investors. The Certified Investors legally have the right to receive and use the premium tax credits and would, in turn, use these premium tax credits to reduce their respective state tax liabilities in an amount normally equal to 100% of their certified investment. The premium tax credits can be utilized over a fixed time period, at a fixed rate and, in some instances, the premium tax credits are transferable and can be carried forward. The premium tax credits, plus the Payment Undertaking Contracts and accumulated interest thereon, are designed to satisfy in full both the principal amount and accumulated interest on the notes payable.

The following is a summary of each CAPCO, its state of certification, and date of certification:

CAPCO	State of Certification	Date of Certification
Enhanced Louisiana Issuer, LLC	Louisiana	December 15, 1997
Enhanced Louisiana Capital II, LLC	Louisiana	September 27, 2002
Enhanced Louisiana Capital III, LLC	Louisiana	June 17, 2003
Enhanced New York Issuer, LLC	New York	November 27, 2000
Enhanced Capital New York Fund II, LLC	New York	November 26, 2004

Enhanced Capital Partners, LLC

Notes to Consolidated Financial Statements—(Continued)

1. Summary of Significant Accounting Policies (continued)

CAPCO	State of Certification	Date of Certification
Enhanced Capital New York Fund III, LLC	New York	September 26, 2005
Enhanced Colorado Issuer, LLC	Colorado	February 20, 2002
Enhanced Alabama Issuer, LLC	Alabama	November 6, 2003
Enhanced Capital Alabama Fund II, LLC	Alabama	February 27, 2008
Enhanced Capital District Fund, LLC	District of Columbia	September 13, 2004
Enhanced Capital Texas Fund, LP	Texas	April 8, 2005
Enhanced Capital Texas Fund II, LLC	Texas	November 18, 2007
Enhanced Capital Connecticut Fund I, LLC	Connecticut	January 25, 2011
Enhanced Capital Connecticut Fund II, LLC	Connecticut	January 27, 2011
Enhanced Capital Connecticut Fund III, LLC	Connecticut	November 22, 2011
Enhanced Capital Connecticut Fund IV, LLC	Connecticut	December 9, 2013
Enhanced Capital Connecticut Fund V, LLC	Connecticut	November 6, 2015
Enhanced Capital Wyoming Fund, LLC	Wyoming	August 13, 2012
Enhanced Capital Mississippi Fund, LLC	Mississippi	January 16, 2013
Enhanced Capital Mississippi Fund II, LLC	Mississippi	January 9, 2019

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Intercompany accounts and transactions are eliminated in consolidation.

The Company employs the equity method of accounting for investments in business entities when it can exercise significant influence over the operating and financial policies of the entities. The cost method is used when the Company does not have the ability to exert significant influence.

Regulatory Matters

The CAPCOs are licensed under the various applicable state statutes and are subject to regulation by a state governmental agency. The applicable state agency implements various regulations and determines the CAPCO’s compliance with the regulations. These regulations require, among other things, that the Company invest a percentage of each Certified Capital pool at required minimum levels by a certain date after such capital is certified. See Revenue Recognition below for further discussion.

The CAPCO will recognize earnings from premium tax credits as it meets the qualified investment benchmarks, as discussed below, which are determined by the applicable state rules and regulations that govern the CAPCO program. Upon investing 100% of the Certified Capital, as determined by the applicable state rules and regulations governing the CAPCO program, the CAPCO can apply for voluntary decertification, which will then allow the CAPCO to make distributions to its parent and other affiliated entities. Until either the end of the program, or voluntary decertification, the CAPCO is not permitted to make distributions, other than qualified distributions, to its parent and other affiliated entities under the provisions of the applicable state regulations.

The Company has completed 20 CAPCO transactions in 8 states and the District of Columbia, and as a result, purchasers have invested Certified Capital in the CAPCOs, purchased notes payable issued by the CAPCOs, and the CAPCOs have earned premium tax credits pursuant to applicable state CAPCO programs. An insurance company that invests in a CAPCO during the certification year may be entitled to premium tax credits of

Enhanced Capital Partners, LLC

Notes to Consolidated Financial Statements—(Continued)

1. Summary of Significant Accounting Policies (continued)

generally 100% of its investment, which may be available to offset premium tax liabilities, subject to specific state requirements, over a defined period of years.

As previously discussed, a CAPCO is required to make Investments in Qualified Businesses under a qualified investment schedule, as defined, in order to remain certified as a CAPCO. If the Company does not make such qualified investments within the statutorily provided time frame, the CAPCO is subject to involuntary decertification and revocation, as defined in the respective CAPCO agreements, of its certificate and, accordingly, the Certified Investor could be subject to forfeiture or recapture of its previously granted state tax credits. This risk has been insured under premium tax credit insurance policies described in the Prepaid Expenses section of Note 1. Generally, a CAPCO must invest at least 50% of its Certified Capital in Qualified Businesses within five years after the certification date.

The CAPCOs believe they are in compliance with the various applicable state statutes as of December 31, 2019, including the investment time limits provided for in the applicable statute. See the table in Revenue Recognition below.

Revenue Recognition

Interest income earned by the Company is recognized on the accrual basis of accounting. Dividend income earned by the Company from equity investments is recognized when declared by portfolio companies.

Interest income on loans is generally accrued on the principal balance outstanding. The accrual of interest income on loans is discontinued when the receipt of principal and interest on a timely basis becomes doubtful. In such cases, interest is recognized at the time of receipt. A reserve for possible losses on interest receivable is maintained when appropriate.

The cost of each specific security is used to determine gains or losses on sales of securities. Such gains or losses are reported as a component of realized gains (losses). Purchases and sales of investments are recorded on a trade-date basis.

Other fee income consists primarily of management fee income with a related party which is recognized over the service period, provided collection is probable (see Note 7).

Income from premium tax credits is recognized as the Company fulfills its statutory minimum investment thresholds, causing the premium tax credits to become non-recapturable, as discussed below. Following an application process, the state will notify a company that it has been certified as a CAPCO. The state then allocates an aggregate dollar amount of premium tax credits to the CAPCO. However, such amount is neither recognized as income nor otherwise recorded in the financial statements because it has yet to be earned by the CAPCO. The CAPCO is legally entitled to earn premium tax credits upon satisfying defined investment percentage thresholds within specified time requirements and corresponding non-recapture percentages as defined by the state statutes. As the CAPCO meets these requirements, it avoids grounds under the state statutes for its disqualification from continued participation in the CAPCO program. Disqualification, or “involuntary decertification,” of a CAPCO results in a recapture of all or a portion of the allocated premium tax credits; however, the proportion of the recapture is reduced over time as the CAPCO remains in general compliance with the program rules and meets the progressively increasing investment benchmarks. As the CAPCO progresses its investments in Qualified Businesses and, accordingly, places an increasing proportion of the premium tax credits beyond recapture, it earns an amount equal to the non-recapturable premium tax credits and records such amount

Enhanced Capital Partners, LLC

Notes to Consolidated Financial Statements—(Continued)

1. Summary of Significant Accounting Policies (continued)

as income, with a corresponding asset called “earned premium tax credits” in the balance sheet. The amount of premium tax credits earned is recognized at its present value of the percentage of the total amount of premium tax credits allocated to the CAPCO multiplied by the percentage of the premium tax credits immune from recapture (the earned income percentage) under the state statute.

Once the Company reaches the investment benchmarks or receives notice from the state that the benchmark has been met, the state generally cannot recapture a percentage of the premium tax credits, as discussed earlier. The following table depicts the recapture percentages for the premium tax credits and the point at which revenue from premium tax credits will be recognized (Earned Income Percentage).

CAPCO	Investment Benchmark Date	Qualified Investments Benchmarks	Recapture Percentage	Earned Income Percentage	Benchmark Achieved
Enhanced Louisiana Issuer, LLC	10/18/2005	After 50%	0.00%	100.00%	X
Enhanced Louisiana Capital II, LLC	10/17/2007	After 50%	0.00%	100.00%	X
Enhanced Louisiana Capital III, LLC	10/16/2008	After 50%	0.00%	100.00%	X
Enhanced New York Issuer, LLC	12/27/2004	After 50%	0.00%	100.00%	X
Enhanced Colorado Issuer, LLC	4/22/2007	After 50% and after 5 years	0.00%	100.00%	X
Enhanced Alabama Issuer, LLC	2/4/2009	After 50% and after 5 years	0.00%	100.00%	X
Enhanced Capital District Fund, LLC	11/18/2009	After 50% and after 5 years	0.00%	100.00%	X
Enhanced Capital New York Fund II, LLC	12/10/2008	After 50%	0.00%	100.00%	X
Enhanced Capital New York Fund III, LLC	11/18/2009	After 50%	0.00%	100.00%	X
Enhanced Capital Texas Fund, LP	6/20/2010	After 50% and after 5 years	0.00%	100.00%	X
Enhanced Capital Texas Fund II, LLC	1/25/2013	After 50% and after 5 years	0.00%	100.00%	X
Enhanced Capital Alabama Fund II, LLC	4/15/2013	After 50% and after 5 years	0.00%	100.00%	X
Enhanced Capital Connecticut Fund I, LLC	1/25/2015	After 60% and after 4 years	0.00%	100.00%	X
Enhanced Capital Connecticut Fund II, LLC	1/27/2015	After 60% and after 4 years	0.00%	100.00%	X
Enhanced Capital Connecticut Fund III, LLC	11/22/2015	After 60% and after 4 years	0.00%	100.00%	X
Enhanced Capital Wyoming Fund, LLC	8/13/2016	After 50%	0.00%	100.00%	X
Enhanced Capital Mississippi Fund, LLC	1/24/2017	After 50%	0.00%	100.00%	X
Enhanced Capital Connecticut Fund IV, LLC	12/12/2017	After 60% and after 4 years	0.00%	100.00%	X
Enhanced Capital Connecticut Fund V, LLC	11/6/2021	After 60% and after 6 years	0.00%	100.00%	X
Enhanced Capital Mississippi Fund II, LLC	1/22/2023	After 50%	0.00%	100.00%

Once a CAPCO has achieved the 100% investment milestone it can become voluntarily decertified by the state regulatory agency. Once voluntarily decertified, the CAPCO has the authority to make profit distributions at its

Enhanced Capital Partners, LLC

Notes to Consolidated Financial Statements—(Continued)

1. Summary of Significant Accounting Policies (continued)

own discretion. The following table depicts the CAPCOs that have become voluntarily decertified as of December 31, 2019.

CAPCO	Date
Enhanced Louisiana Issuer, LLC	February 11, 2004
Enhanced Capital New York Fund II, LLC	February 28, 2011
Enhanced Capital Texas Fund, LP	December 4, 2012
Enhanced Capital Texas Fund II, LLC	December 4, 2012
Enhanced Louisiana Capital II, LLC	November 7, 2012
Enhanced Capital New York Fund III, LLC	July 8, 2013
Enhanced Louisiana Capital III, LLC	October 14, 2013
Enhanced Alabama Issuer, LLC	June 19, 2014
Enhanced New York Issuer, LLC	November 23, 2015
Enhanced Capital Connecticut Fund II, LLC	December 23, 2015
Enhanced Capital Connecticut Fund III, LLC	December 23, 2015
Enhanced Capital Connecticut Fund I, LLC	January 29, 2016
Enhanced Capital Connecticut Fund IV, LLC	March 25, 2016
Enhanced Capital Alabama Fund II, LLC	March 9, 2017
Enhanced Capital Connecticut Fund V, LLC	July 10, 2019
Enhanced Capital Wyoming Fund, LLC	December 13, 2019

Fair Value Measurements

ASC 820, Fair Value Measurements and Disclosures (ASC 820), establishes a hierarchy that prioritizes inputs to valuation techniques used to measure fair value and requires companies to disclose the fair value of their financial instruments according to a fair value hierarchy (i.e., Level 1, 2, and 3 inputs, as defined). The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. Additionally, companies are required to provide enhanced disclosure regarding instruments in the Level 3 category (which use inputs to the valuation techniques that are unobservable and require significant management judgment), including a reconciliation of the beginning and ending balances separately for each major category of assets and liabilities.

Financial instruments measured and reported at fair value are classified and disclosed in one of the following categories:

Level 1 Inputs – Quoted prices (unadjusted) in active markets for identical assets or liabilities at the reporting date. Level 1 assets include listed mutual funds, equities, and certain debt securities.

Level 2 Inputs – Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities that are not active; and inputs other than quoted market prices that are observable, such as models or other valuation methodologies.

Level 3 Inputs – Unobservable inputs for the valuation of the asset or liability. Level 3 assets include investments for which there is little, if any, market activity. These inputs require significant management judgment or estimation. Assets included in this category generally include direct private equity investments, general and limited partnership interests in private equity funds, and funds of funds.

The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and the consideration of factors specific to the financial instrument.

Enhanced Capital Partners, LLC

Notes to Consolidated Financial Statements—(Continued)

1. Summary of Significant Accounting Policies (continued)

Investments

The Company records its investments at fair value, as determined by management. Such values are generally considered to be the amount that the Company might reasonably expect to receive for its investments if negotiations for sale were entered into on the valuation date. Valuation as of any particular date, however, is not necessarily indicative of an amount that the Company may ultimately realize as a result of a future sale or other disposition of the investment. The estimated fair value is determined by taking into consideration the cost of the investments; internal or third-party valuation models; the price at which unaffiliated investors have purchased the same or similar securities; developments concerning the company to which such investments relate subsequent to the acquisition of such investments; the financial condition and cash flow projections of the underlying company; price/earnings ratios; cash flow multiples, equity/sales ratios, or other appropriate financial measures of publicly traded companies within the same industry; and other such relevant factors. Changes to the fair values of investments are recognized in income.

Equity investments, other than common stock, have various liquidity features with the underlying financial instrument. These features typically include cumulative and noncumulative dividends, detachable warrants, and redeemable and convertible options. In most instances, the Company has voting representation on the investee’s board of directors.

Debt investments can include senior and mezzanine loans, which are loans that are usually subordinate to senior debt, may have some equity features, and generally reflect a level of risk moderately higher than traditional bank financing or senior debt with entities that have a higher risk profile.

There were no individual investments greater than 10% of the fair value of the Company’s portfolio. Income, consisting of interest, dividends, fees, other investment income, and realization of gains or losses on equity interests, can fluctuate dramatically upon repayment of an investment or sale of an equity interest and in any given year can be highly concentrated among several investees. The Company’s investments carry a number of risks including, but not limited to: (1) investing in companies which have a limited operating history and financial resources; (2) investing in senior subordinated debt which ranks equal to or lower than debt held by other investors; and (3) holding investments that are not publicly traded. The Company evaluates the credit risk of its investees at the time of the investment and on a consistent basis going forward. The Company generally requires collateral for its investments. The maximum amount of loss due to credit risk of the Company is the fair value of its investments, which has been recognized in the accompanying consolidated financial statements. There may also be risk associated with the concentration of investments in certain geographic regions or in certain industries.

Income Taxes

No provision is made in the consolidated financial statements for federal income taxes because ECP’s results of operations are allocated directly to its members. ECP is subject to state and local income taxes in certain state and local jurisdictions.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the Company to report information regarding its exposure to various tax positions taken by the Company. The Company has determined whether any tax positions have met the recognition threshold and has measured the Company’s exposure to those tax positions. Management believes that the Company has adequately addressed all relevant tax positions and that there are no unrecorded tax liabilities. Any interest or penalties

Enhanced Capital Partners, LLC

Notes to Consolidated Financial Statements—(Continued)

1. Summary of Significant Accounting Policies (continued)

assessed to the Company are recorded in operating expenses. No interest or penalties from any taxing authorities were recorded in the accompanying consolidated financial statements. Federal, state, and local taxing authorities generally have the right to examine and audit the previous three years of tax returns filed.

Cash and Cash Equivalents

The Company considers unrestricted cash in banks and investments with original maturities of 90 days or less to be cash and cash equivalents.

Restricted Cash

The Company has cash on deposit with BH Finance, LLC and Vulcan Enhancement, LLC, for the future investment in qualified investments as required by the CAPCO transaction agreements. The cash may be drawn for investment in qualified investments only. At December 31, 2019 and 2018, the Company had $4,602,168 and $0, respectively, on deposit with BH Finance, LLC for the future investment in qualified investments as required by the CAPCO transaction agreements. At December 31, 2019 and 2018, the Company had $0 and $1,259,461, respectively, on deposit with Vulcan Enhancement, LLC, for the future investment in qualified investments.

At December 31, 2019 and 2018, the Company had $0 and $81,088, respectively, on deposit with third-party escrow agents from the sale of its qualified investments. The terms of the escrow agreements state that the money will be held on deposit through the end of the escrow periods, which vary for each sale. The money held in escrow will be used to fund future claims that may occur. The amount ultimately realized may be less due to shareholder claims filed against the escrow deposit.

The Company also holds cash on deposit for the purpose of fulfilling minimum cash requirement with BH Finance, LLC. At December 31, 2019 and December 31, 2018, the company had $190,567 and $0, respectively, on deposit for minimum cash requirement

Prepaid Expenses

As of December 31, 2019, the Company had purchased 20 premium tax credit insurance policies related to the note purchase agreements, one of which was still in place. The insurance policies insure the availability of premium tax credits to the noteholders. Premiums under the policy cease once the premium tax credits are immune from recapture. The Company amortizes the initial insurance premiums using the greater of the percentage of the qualified investments made to the total amount required or the straight-line method over the life of the notes. Subsequent premiums are amortized using the straight-line method until the time of the next premium, which is typically every six months. Amortization expense was $194,354 and $390,784 for the years ended December 31, 2019 and 2018, respectively.

Debt Issuance Costs

The Company amortizes debt issuance costs over the life of the associated notes using the effective interest method. During the years ended December 31, 2019 and 2018, the Company recorded $441,858 and $459,013, respectively, in amortization expense. This amount is classified as interest expense in the accompanying statements of operations.

Enhanced Capital Partners, LLC

Notes to Consolidated Financial Statements—(Continued)

1. Summary of Significant Accounting Policies (continued)

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expense during the reporting period. The most significant estimate for the Company is with respect to valuation of investments. Actual results could differ from those estimates.

Recently Adopted Accounting Standards

In May 2014, the Financial Accounting Standards Board issued Accounting Standards Update 2014-09, Revenue from Contracts with Customers (Topic 606), which requires a company to recognize revenue when the company transfers control of promised goods and services to the customer. Revenue is recognized in an amount that reflects the consideration a company expects to receive in exchange for those goods or services. The Company adopted Topic 606 using the modified retrospective approach on January 1, 2019, which did not result in a change in the Company’s measurement or recognition of revenues.

2. Fair Value Disclosures

Level 3 assets primarily consist of direct private company investments in debt and equity securities of portfolio companies. Changes in Level 3 assets measured at fair value on a recurring basis were as follows:

Investments
Balance at December 31, 2017	$45,121,419
Purchases of investments	11,185,888
Proceeds from sales and repayments of investments	(14,358,907)
Realized loss on investments	(5,015,080)
Unrealized gain on investments	4,336,518

Balance at December 31, 2018	41,269,838
Purchases of investments	9,880,320
Proceeds from sales and repayments of investments	(20,074,377)
Realized gain on investments	9,413
Unrealized gain on investments	94,866

Balance at December 31, 2019	$31,180,060

All realized and unrealized gains and losses on investments are included in earnings and are reported in net realized loss on investments and in net change in unrealized loss on investments, respectively, in the statement of operations. Net unrealized gain (loss) on investments of $185,368 and $(712,454) during the years ended December 31, 2019 and 2018, respectively, are related to portfolio company investments that were still held by the Company as of December 31, 2019 and 2018.

The Company’s policy is to recognize transfers in and transfers out as of the actual date of the event or change in circumstances that caused the transfer.

Enhanced Capital Partners, LLC

Notes to Consolidated Financial Statements—(Continued)

2. Fair Value Disclosures (continued)

The following table summarizes the quantitative inputs and assumptions used for items categorized in Level 3 of the fair value hierarchy as of December 31, 2019.

	Fair Value at December 31 2019	Valuation Technique	Unobservable Inputs	Ranges	Weighted Average
Debt securities	$9,229,592	Discounted cash flows	Discount rate	0.0%–15.2%	3.4%
			ROI multiple	1.0x	1.0x
	14,780,301	Transaction price	N/A	N/A	N/A

Equity securities	6,779,459	Enterprise value waterfall	Revenue multiple	1.3x–2.9x	1.6x
			EBITDA multiple	9.4x–11.9x	10.3x
	390,708	Transaction price	N/A	N/A	N/A

The following table summarizes the quantitative inputs and assumptions used for items categorized in Level 3 of the fair value hierarchy as of December 31, 2018.

	Fair Value at December 31 2018	Valuation Technique	Unobservable Inputs	Ranges	Weighted Average
Debt securities	$16,059,193	Discounted cash flows	Discount rate	3.1%–32.6%	6.7%
	1,724,127	Enterprise value	Revenue multiple	1.4x	1.4x
waterfall
	16,991,729	Transaction price	N/A	N/A	N/A

Equity securities	5,864,091	Enterprise value waterfall	Revenue multiple	1.1x–2.9x	1.4x
			EBITDA multiple	8.0x	8.0x
	630,698	Transaction price	N/A	N/A	N/A

The significant unobservable inputs used in the measurement of debt and equity securities include discount rates, exit multiples, revenue multiples, EBITDA multiples, and compound annual growth rates (CAGR). Increases (decreases) in discount rates in isolation can result in a lower (higher) fair value measurement. Increases (decreases) in any of the exit multiples, revenue multiples, EBITDA multiples, and compound annual growth rates in isolation can result in a higher (lower) fair value measurement. Due to their short term nature, the fair value of debt securities is assumed to approximate cost (less repayment of principal) unless there is a significant change in the risk free rate, or deterioration of the credit worthiness of the underlying investee is observed, at which time a discounted cash flow analysis is performed.

3. Payment Undertaking Contracts

In connection with the CAPCO transactions described in Note 1, the Company entered into interest-earning Payment Undertaking Contracts with BH Finance, LLC, in which BH Finance, LLC has agreed to make payments to the trustee on behalf of the holders of the notes described in Note 5, which will be sufficient to permit the trustee to pay the cash payment obligations on behalf of the Company on the dates on which the obligations are due. These agreements and deposits do not release the Company as obligor under the note agreements. At December 31, 2019 and 2018, the Company had $3,104,537 and $5,461,342, respectively, deposited with BH Finance, LLC to meet these obligations.

Enhanced Capital Partners, LLC

Notes to Consolidated Financial Statements—(Continued)

3. Payment Undertaking Contracts (continued)

In connection with the Wyoming CAPCO transaction described in Note 1, the Company entered into an interest-earning Long Term Investment Contract with Vulcan Enhancement, LLC, in which Vulcan Enhancement, LLC has received a cash management deposit that upon the final maturity, will offset against the Wyoming CAPCO notes payable when the obligation is due. The Long-Term Investment Contract bears interest at 0.20% until February 13, 2013 and 2.50% after February 13, 2013, through maturity. These agreements and deposits do not release the Company as obligor under the note agreements. At December 31, 2019 and 2018, the Company had $14,663,102 and $14,307,486, respectively, deposited with Vulcan Enhancement, LLC to meet this obligation. These amounts are classified as payment undertaking contracts in the accompanying consolidated balance sheets.

4. Credit Facility

The Company had a $4,000,000 revolving line of credit with a national financial institution. The credit line bears interest at a floating rate of either LIBOR plus 4% or prime plus 1.5% at the option of the Company The credit line includes an unused commitment fee of 0.375%. The revolver facility was terminated on June 28, 2019. The outstanding balances under the credit line were $0 and $200,000 as of December 31, 2019 and 2018, respectively. As of December 31, 2019 and 2018, respectively, the unamortized balance of debt issuance costs of $0 and $58,060 was recorded as Prepaid expenses and other assets, net in the accompanying balance sheets.

5. CAPCO Notes Payable

The Company’s CAPCOs have unsecured notes payable to various insurance company lenders that were issued in connection with the CAPCOs obtaining certified premium tax credits in the applicable states. Principal and interest on the non-Wyoming notes are to be repaid through a combination of cash repayments funded from the Payment Undertaking Contracts and through expected premium tax credit usage by the holders of the notes. Principal and interest on the Company’s Wyoming CAPCO unsecured notes payable is to be repaid through a combination of the sales proceeds from the monetization of Wyoming tax credits and through the offset of the Long-Term Investment Contract as discussed in Note 3.

	2019	2018
Enhanced Capital Alabama Fund II, LLC	$—	$109,137
Enhanced Capital Connecticut Fund I, LLC	4,242,071	8,190,256
Enhanced Capital Connecticut Fund II, LLC	1,725,739	3,328,980
Enhanced Capital Connecticut Fund III, LLC	5,950,417	11,488,594
Enhanced Capital Wyoming Fund, LLC	22,891,210	25,000,000
Enhanced Capital Mississippi Fund, LLC	693,680	3,370,511
Enhanced Capital Connecticut Fund IV, LLC	5,300,260	5,873,190
Enhanced Capital Connecticut Fund V, LLC	33,105,915	35,717,301
Enhanced Capital Mississippi Fund II, LLC	9,465,562	—

Total CAPCO notes payable, gross	$83,374,854	$93,077,969

Net discounts	—	(331)
Debt issuance costs	(490,124)	(416,580)

Total CAPCO notes payable, net of discount	$82,884,730	$92,661,058

Enhanced Capital Partners, LLC

Notes to Consolidated Financial Statements—(Continued)

5. CAPCO Notes Payable (continued)

Principal maturities on the outstanding CAPCO notes are as follows:

Total
2020	$15,697,250
2021	9,092,662
2022	10,432,000
2023	8,774,335
2024	9,016,983
Thereafter	30,361,624

$83,374,854

6. ECG Note Payable

On December 23, 2013, ECP issued a note payable to Enhanced Capital Group (ECG), an affiliate of the Company, with a face amount of $77,114,529 in order to refinance existing indebtedness (the Note). The Note was recorded at its fair value of $40,560,971 since the Note carries a below market interest rate. The difference between the estimated fair value and stated value resulted in a discount being recorded in the aggregate amount of $36,553,558. The discount will be amortized over the remaining life of the Notes using the effective-interest amortization method. For the years ended December 31, 2019 and 2018, $5,254,144 and $4,791,346, respectively, of discount amortization was recorded to interest expense in the accompanying consolidated statements of operations. As of December 31, 2019 and 2018, the unamortized discount of $8,178,851 and $13,432,995, respectively were included as an offset to ECG note payable in the accompanying consolidated balance sheets. As of December 31, 2019 and 2018, the unamortized portion of debt issuance costs of $252,797 and $379,195, respectively, is included as an offset to the ECG Note Payable in the accompanying consolidated balance sheets.

The Note accrues interest at the rate of 1.65% per annum through December 23, 2019, and Prime plus 2.0% from December 23, 2019 through December 23, 2021. The Note matures on December 23, 2021. Interest is due and payable annually, commencing on December 23, 2014. If interest is not paid when due, it accrues until it is paid. Principal is due at maturity but can be prepaid without penalty. Principal outstanding on the Note at December 31, 2019 and 2018 was $50,599,342 and $58,555,482, respectively. Accrued interest on the Note at December 31, 2019 and 2018 was $4,843,745 and $4,579,222, respectively. The Note issued is subordinate in right of payment to the senior indebtedness of the Company.

7. Related Party and Investments in Unconsolidated Subsidiaries

In August 2009, the Company formed a partnership, Council & Enhanced Tennessee Fund, LLC (C&E), with another investment firm for the purpose of applying and participating in the Tennessee Small Business Investment Company Credit Act (The Act). The Act was enacted to provide investment capital in the form of equity and debt financing to qualified businesses headquartered in the state of Tennessee. The Company has a 50% ownership interest in C&E. For the years ended December 31, 2019 and 2018, the Company recognized $52,595 and $66,032 of management fee income, respectively.

In December 2009, C&E was approved by the Tennessee Department of Economic and Community Development (TDECD) to be a qualified Tennessee small business investment company (TN Investco). C&E was awarded a $20 million investment allocation in premium insurance tax credits, the proceeds of which will be used to invest in qualifying small businesses headquartered within the state of Tennessee.

Enhanced Capital Partners, LLC

Notes to Consolidated Financial Statements—(Continued)

7. Related Party and Investments in Unconsolidated Subsidiaries (continued)

As of December 31, 2019 and 2018, the Company had made cumulative contributions of $257,500 to C&E and received cumulative distributions of $2,636,833 and $2,267,592, respectively from C&E. The Company accounts for its investment in C&E using the equity method of accounting and, thus, has recorded its share of income (loss) in the amount of $136,510 and $(311,129) for the years ended December 31, 2019 and 2018, respectively. ECP’s investment in C&E was $1,244,385 and $1,477,116 as of December 31, 2019 and 2018, respectively.

The Company has a 2% ownership interest in Enhanced Small Business Investment Company, LP (“ESBIC”). As of December 31, 2019 and 2018, the Company has made cumulative capital contributions of $943,300 to ESBIC and received cumulative distributions of $452,747, respectively from ESBIC. The Company accounts for its investment in ESBIC using the equity method of accounting and, thus, has recorded its share of loss in the amount of $40,729 and $125,066 for the years ended December 31, 2019 and 2018, respectively. ECP’s investment in ESBIC was $876,105 and $916,834 as of December 31, 2019 and 2018, respectively.

On December 23, 2013, the Company entered into an Administrative Services Agreement with Enhanced Capital Holdings, Inc., its parent company, to provide personnel and resources for the Company to operate its business units. The Company recognized $7,930,183 and $7,461,965 of administrative support expense under this arrangement for the periods ended December 31, 2019 and 2018, respectively. The Company also entered into an Administrative Services Agreement with ECG to provide personnel and resources in order for ECG to operate its business units. The Company recognized $6,863,726 and $6,462,952 of administrative support fee income under this arrangement for the years ended December 31, 2019 and 2018, respectively.

8. Leases

The Company leases office space under various noncancelable leases. Future minimum lease payments at December 31, 2019, are as follows:

2020	$428,649
2021	47,350
2022	—
2023	—
2024	—
Thereafter	—

Total	$475,999

Rent expense for leases with escalation clauses is recognized straight-line over the lease term. For the years ended December 31, 2019 and 2018, the Company incurred rent expense of $66,198 and $67,035 of which $13,802 and $14,055 was paid by ECG through the Administrative Services agreement and $52,396 and $52,980 was expensed by the Company.

9. Commitments and Contingencies

The Company has pledged its Alabama II, Connecticut, and Mississippi I CAPCOs’ assets to National Fire & Marine Insurance Company (NFM) and The Bank of New York, as trustee, and its Mississippi II CAPCO’s assets to National Fire & Marine Insurance Company (NFM) and The US Bank, as trustee, in the event the Company defaults under the various CAPCO Transaction Agreements for the applicable state.

Enhanced Capital Partners, LLC

Notes to Consolidated Financial Statements—(Continued)

9. Commitments and Contingencies (continued)

The Company has pledged its New York III CAPCO’s assets to National Indemnity Company (NIC) and The Bank of New York, as trustee, in the event the Company defaults under the various CAPCO Transaction Agreements for the applicable state.

The Company has pledged assets of the Wyoming CAPCO to Vulcan Enhancement, LLC, in the event the Company defaults under the Wyoming Small Business Investment Credit (SBIC) Transaction Agreement.

NFM and NIC (collectively “Insurers”), in addition to receiving periodic insurance premiums from the CAPCOs related to the premium tax credit insurance policies as defined in Note 1, are entitled to receive, as additional consideration for providing the tax credit insurance policy, a payment equal to 22.5% of equity distributions made by the CAPCOs to the Company. Equity distributions can only be made under the terms of the rules and regulations governing the CAPCO after the CAPCO is “voluntarily decertified” by the applicable state. Equity distributions do not include distributions made, or to be made, to pay a tax liability related to ownership of the CAPCO, or the return of the original capital contributed to the CAPCO relating to its formation.

The Company determines the fair value of the 22.5% equity distributions using current fair values for certain assets and liabilities, and also using projected discounted cash flows. As of December 31, 2019 and 2018, the amounts, recorded for the accrued supplemental insurance were $4,537,819 and $4,596,316, respectively.

Vulcan Enhancement, LLC, may be entitled to receive, as additional consideration for providing the guarantee of availability of Wyoming premium tax credits, a portion of equity distributions made from the Wyoming SBIC, as defined by the SBIC Transaction Agreement. No equity distributions have been made to date since the SBIC has not been voluntarily decertified. No amount was accrued for as of December 31, 2019 and 2018, respectively.

Pursuant to Louisiana R.S. 51:1927.1(C) of the Statute, if Enhanced Louisiana Capital II, LLC and Enhanced Louisiana Capital III, LLC do not fund 40% in qualified investments within three years, 60% by five years, and 100% by seven years to LEDF, then the Company shall remit 25% of all distributions, other than tax distributions and management fees, until the LEDF shall have received an amount equal to the amount of tax credit quoted for the pool. Thereafter, these CAPCOs shall remit 10% of such excess distributions. During 2009, the Statute was amended whereby if the Company did not invest 100% by seven years it could invest 110% of Certified Capital by the eighth anniversary date. Enhanced Louisiana Capital II, LLC and Enhanced Louisiana Capital III, LLC did not achieve the 100% state profits milestone and, as such, are subject to remitting 25% of all distributions other than tax distributions to the LEDF. As of December 31, 2019 and 2018, the amount recorded for accrued state profits interest related to this provision of the Statute was $12,633 and $15,428, respectively.

Pursuant to Alabama Section 281-2-1.10, following the voluntary decertification of Enhanced Alabama Issuer, LLC and Enhanced Capital Alabama Fund II, LLC, the state shall receive a 10% share of any distributions other than qualified distributions, payments with respect to indebtedness to the noteholders, and the return of initial equity contributions and any other equity contributions to the Company. As of December 31, 2019 and 2018, the amount recorded for the accrued state profits was $120,205 and $119,852, respectively.

Pursuant to a Memorandum of Understanding in reference to the Mississippi Small Business Company Investment Act, Section 57-115-5, following the voluntary decertification of the CAPCO fund, the state of Mississippi shall receive a 20% share of any distributions other than qualified distributions, payments with respect to indebtedness from the Company to its noteholders, and the return of its initial equity contribution and any other equity contributions from the Company to its member. As of December 31, 2019 and 2018, the amount recorded for the accrued state profits interest was $618,757 and $775,816, respectively.

Enhanced Capital Partners, LLC

Notes to Consolidated Financial Statements—(Continued)

9. Commitments and Contingencies (continued)

Pursuant to Wyoming state statute Title 9, Chapter 12, Article 13, following the voluntary decertification of the SBIC, 10% of distributions, excluding qualified distributions, payments with respect to indebtedness from the SBIC to its noteholders, tax distributions, and the return of any equity capital invested in the SBIC that is not Designated Capital, shall be paid to the state of Wyoming. If, more than 10 years after the allocation date, the SBIC has failed to invest 100% of its Designated Capital in qualified investments, then 25% of distributions, excluding qualified distributions, payments with respect to indebtedness from the SBIC to its noteholders, and the return of any equity capital invested in the SBIC that is not Designated Capital, shall be paid to the state of Wyoming. As of December 31, 2019 and 2018, the amount recorded for the accrued state profits interest was $264,628 and $196,145, respectively.

Pursuant to the Connecticut Public Act 10-75, Section 14(8), following the voluntary decertification of the Insurance Reinvestment Fund (IRF), if less than 80% but more than 60% of the jobs set forth in the Connecticut IRFs’ business plan are created or retained, then 10% of the Connecticut IRFs’ distributions, excluding qualified distributions, payments with respect to indebtedness from the Connecticut IRFs to their noteholders, and the return of any equity capital invested in the IRF that is not Eligible Capital, shall be paid to the state of Connecticut. If 60% or fewer of the jobs set forth in the business plan are created or retained, then 20% of the Connecticut IRFs’ distributions, excluding qualified distributions, payments with respect to indebtedness from the Connecticut IRFs to their noteholders, and the return of any equity capital invested in the IRF that is not Eligible Capital, shall be paid to the State of Connecticut. No amount was accrued for as of December 31, 2019 and 2018.

Pursuant to the Section 57 of the Mississippi Code of 1972, following the voluntary decertification of the SBIC, if the jobs creation and retention goals agreed to by the Mississippi Development Authority (MDA) and the SBIC are not met, the percentage of the cumulative management fees paid by the SBIC shall be due to the MDA in an amount equal to the percent by which the jobs goal is not met. This penalty will be paid out of distributions, excluding qualified distributions, payments with respect to indebtedness from the SBIC to its noteholders, and the return of any equity capital invested in the SBIC that is not Designated Capital. No amount was accrued for as of December 31, 2019 and 2018.

Pursuant to the various CAPCO regulations for New York, Colorado, and the District of Columbia, following the voluntary decertification of a CAPCO, the Company’s CAPCO subsidiaries shall remit to the applicable state regulatory agency all distributions (ranging from 10%–15%), excluding qualified distributions, in excess of the amount required to produce an annual internal rate of return ranging from 10%–15% or higher on the Certified Capital, together with the initial equity capital of the CAPCOs. These distributions exclude tax liability distributions to the equity holders and management fees paid to the Company during the time Certified Capital is outstanding. No amount was accrued for as of December 31, 2019 and 2018.

In addition, the Company entered into certain agreements with fund managers whereby the fund managers will receive a profits interest in each qualified investment based on the total realized gain. As of December 31, 2019 and 2018, the amount accrued for fund manager profits interest was $2,581,769 and $2,983,346, respectively.

10. Revisions to Previously Issued Consolidated Financial Statements

These revised consolidated financial statements are prepared in order to meet the requirements prescribed in Regulation S-X, which specifies the form and content of the consolidated financial statements and related notes. These consolidated financial statements are intended to replace in their entirety, the original audited consolidated

Enhanced Capital Partners, LLC

Notes to Consolidated Financial Statements—(Continued)

10. Revisions to Previously Issued Consolidated Financial Statements (continued)

financial statements for the years ended December 31, 2019 and 2018, which were available to be issued on April 30,2020. We have made changes to those previously issued financial statements for the years ended December 31, 2019 and 2018 as detailed below.

We have included consolidating schedules beginning on page 35 for all significant subsidiaries. We have included additional information in our Schedules of Investments, including the applicable interest rates and maturity dates. We have included required financial highlights in accordance with ASC 946 (see Note 12).

11. Subsequent Events

The Company has evaluated subsequent events through December 23, 2020, the date these consolidated financial statements were available to be issued. During March 2020, the spread of COVID-19 throughout the country resulted in a national and global pandemic, including the temporary shutdown of many small businesses throughout the country. The Company continues to assess the impact COVID-19 is having on its existing investment portfolio. Based on inquiries with fund managers and management of portfolio companies, the Company has not identified any adjustments to the estimated fair value of the portfolio that would have a material impact on the investment portfolio in the aggregate, however, the overall impact will depend on the duration of the effects of COVID-19, and is not yet known at this time. The Company has not performed formal valuation update procedures since the balance sheet date. Actual results may differ from current estimates.

In November 2020, an unrelated entity entered into a definitive agreement to acquire, indirectly, approximately 49% of the voting equity interests and 50% of the economic equity interests of ECP from existing shareholders in exchange for cash consideration. The transaction was completed in December 2020. In conjunction with the transaction, ECP entered into a Enhanced Reorganization agreement with ECG whereby a new limited liability company, Enhanced Permanent Capital, LLC (“EPC”), was created and ECP contributed its Permanent Capital Subsidiaries to EPC in exchange for membership interests in EPC in proportion to the fair value of the net assets contributed. No effect was given to this transaction in the accompanying consolidated financial statements as of and for the years ended December 31, 2019 and 2018.

12. Financial Highlights

The Company is presenting the following disclosures for nonregistered investment companies as required by ASC 946. Such results may not be indicative of future performance of the Company.

The ratios presented are calculated for member’s deficit as a whole.

	Year Ended December 31,
	2019		2018
Total Return(a)	(832%)		1,594%
Ratios to average member’s deficit:(b)
Net investment (loss) income	(c	)	(c	)
Operating expenses	(c	)	(c	)

(a)

The total return is computed based on the change in value during the period of a theoretical investment made at the beginning of the period. The change in value of a theoretical investment is measured by comparing the Company’s aggregate ending value with the aggregate beginning value, adjusted for cash flows related to capital contributions or withdrawals during the period. There were no incentive allocations for the Company for the Years ended December 31, 2019 and 2018.

Enhanced Capital Partners, LLC

Notes to Consolidated Financial Statements—(Continued)

12. Financial Highlights (continued)

(b)

Ratios are computed on the weighted-average member’s deficit of the Company for the Years ended December 31, 2019 and 2018. Net investment (loss) income, as defined, excludes realized and unrealized losses.

(c)	Ratios are not meaningful due to the Member’s deficit as of December 31, 2019 and 2018.

Ernst & Young LLP 3900 Hancock Whitney Center 701 Poydras Street New Orleans, LA 70139	Tel: +1 504 581 4200 Fax: +1 504 596 4233 ey.com

Report of Independent Auditors on Supplementary Information

The Members

Enhanced Capital Partners, LLC

Our audits were conducted for the purpose of forming an opinion on the consolidated financial statements as a whole. The accompanying consolidating balance sheets and consolidating statements of operations of Enhanced Capital Partners, LLC are presented for purposes of additional analysis and are not a required part of the financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the financial statements. The information has been subjected to the auditing procedures applied in the audits of the consolidated financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the financial statements or to the financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States. In our opinion, the information is fairly stated, in all material respects, in relation to the financial statements as a whole.

December 23, 2020

A member firm of Ernst & Young Global Limited

Enhanced Capital Partners, LLC

Consolidating Balance Sheet

December 31, 2019

	ECP	AL I	AL II	ECI	CT I	CT II
Assets
Cash	32,858	—	4,620	162,116	26,966	16,408
Restricted cash	—	—	—	—	—	—

Due from Related Party	9,999,872	—	—	—	—	—
Interest Receivable	—	—	—	—	30,333	—

Prepaid Expenses	—	—	—	—	—	—
Credit Enhancement Fee	—	—	—	—	—	—

Total Prepaids	—	—	—	—	—	—

Investments (at fair value)	—	—	1,847,184	—	676,250	—
Investment is Sub	3,560,724	—	—	—	—	—
Investment in Unconsolidated Sub	2,120,490	—	—	—	—	—
Inv in Sub-ESOP Push-down	38,681,460	—	—	—	—	—

Other Assets	11,563	—	—	—	—	—
Long-Term Investment Agreement	—	—	—	—	—	—
Payment Undertaking Agreement	—	—	—	—	—	—
Deferred tax credits	—	—	—	—	4,118,908	1,674,419
Debt Issuance Costs	252,796	—	—	—	7,889	2,748

Total Assets	54,659,763	—	1,851,804	162,116	4,860,346	1,693,575

Liabilities & Equity
Accrued Interest Payable	4,843,745	—	—	—	12,709	5,302
Accrued Expenses	4,027,020	—	2,500	2,500	2,500	2,500
Unearned Management Fees	1,424,428	—	—	—	—	—
Due to Related Party	99	—	—	2,254,758	—	—
CAPCO Note Payable - net of premium	—	—	—	—	4,242,071	1,725,739
ECG Note Payable	42,420,490	—	—	—	—	—
Accrued Profits Interests	—	—	446,109	—	134,082	—

Total Liabilities	52,715,782	—	448,609	2,257,258	4,391,362	1,733,541

Paid-in Capital	—	—	42,183	533,500	—	—
Paid-in Capital - Grits	—	—	—	—	—	—
Capital Contributions - ESOP Push-down	—	2,843,468	5,546,887	2,445,790	—	—
Retained Earnings	4,440,986	(946,508)	(840,873)	(5,069,814)	8,390,822	3,302,322
Distributions	—	(1,882,419)	(3,369,251)	—	(7,770,287)	(3,367,801)
Dividends Paid	—	—	(303,508)	—	(284,031)	—
CY Income/ (Loss)	(3,543,345)	(14,541)	327,757	(4,618)	132,480	25,513

Total	53,613,423	—	1,851,804	162,116	4,860,346	1,693,575

Minority Interest	1,046,340	—	—	—	—	—
Total Liabilities & Equity	54,659,763	—	1,851,804	162,116	4,860,346	1,693,575

Enhanced Capital Partners, LLC

Consolidating Balance Sheet (continued)

December 31, 2019

	CT III	CT IV	CT V	DCFL	LAF1	LAF2
Assets
Cash	17,356	16,845	2,010,221	45,279	—	54,163
Restricted cash	—	—	—	—	—	—

Due from Related Party	—	—	—	—	—	—
Interest Receivable	—	24,257	73,555	8,667	—	—

Prepaid Expenses	—	—	930,956	—	—	—
Credit Enhancement Fee	—	—	—	—	—	—

Total Prepaids	—	—	930,956	—	—	—

Investments (at fair value)	493,334	1,133,548	13,585,234	3,045,332	—	2,437
Investment is Sub	—	—	—	—	—	—
Investment in Unconsolidated Sub	—	—	—	—	—	—
Inv in Sub-ESOP Push-down	—	—	—	—	—	—

Other Assets	—	—	—	—	—	—
Long-Term Investment Agreement	—	—	—	—	—	—
Payment Undertaking Agreement	—	—	—	—	—	—
Deferred tax credits	5,777,653	5,149,041	32,261,038	—	—	—
Debt Issuance Costs	9,296	39,580	162,732	—	—	—

Total Assets	6,297,639	6,363,271	49,023,736	3,099,278	—	56,600

Liabilities & Equity
Accrued Interest Payable	17,827	16,285	222,402	—	—	—
Accrued Expenses	2,500	10,000	21,900	2,500	—	—
Unearned Management Fees	—	—	—	—	—	—
Due to Related Party	—	—	807,237	660,121	—	—
CAPCO Note Payable - net of premium	5,950,417	5,300,260	33,105,915	—	—	—
ECG Note Payable	—	—	—	—	—	—
Accrued Profits Interests	88,308	208,577	2,698,807	—	—	15,296

Total Liabilities	6,059,052	5,535,122	36,856,261	662,621	—	15,296

Paid-in Capital	—	—	—	515,600	30,000	—
Paid-in Capital - Grits	—	—	—	—	—	—
Capital Contributions - ESOP Push-down	—	—	—	3,493,808	1,587,331	1,531,366
Retained Earnings	11,420,422	4,086,364	14,904,293	(1,805,710)	1,204,540	431,943
Distributions	(11,178,664)	(3,022,906)	—	—	(2,822,310)	(1,917,111)
Dividends Paid	(101,440)	(324,607)	(1,623,037)	—	—	—
CY Income/ (Loss)	98,269	89,298	(1,113,781)	232,959	439	(4,894)

Total	6,297,639	6,363,271	49,023,736	3,099,278	—	56,600

Minority Interest	—	—	—	—	—	—
Total Liabilities & Equity	6,297,639	6,363,271	49,023,736	3,099,278	—	56,600

Enhanced Capital Partners, LLC

Consolidating Balance Sheet (continued)

December 31, 2019

	LAF3	MSFL	MSF2	NYF1	NYF2
Assets
Cash	39,373	1,904,877	886,033	11,749	76
Restricted cash	—	—	4,792,735	—	—

Due from Related Party	—	—	—	—	—
Interest Receivable	—	12,889	837	1,418	—

Prepaid Expenses	—	19,682	—	—	—
Credit Enhancement Fee	—	—	168,500	—	—

Total Prepaids	—	19,682	168,500	—	—

Investments (at fair value)	1,973	2,995,501	162,000	109,540	810,722
Investment is Sub	—	—	—	—	—
Investment in Unconsolidated Sub	—	—	—	—	—
Inv in Sub-ESOP Push-down	—	—	—	—	—

Other Assets	—	—	—	—	—
Long-Term Investment Agreement	—	—	—	—	—
Payment Undertaking Agreement	—	—	3,104,537	—	—
Deferred tax credits	—	664,735	—	—	—
Debt Issuance Costs	—	880	266,999	—	—

Total Assets	41,346	5,598,564	9,381,641	122,707	810,798

Liabilities & Equity
Accrued Interest Payable	—	9,343	314,483	—	—
Accrued Expenses	2,500	8,500	—	2,702	2,500
Unearned Management Fees	—	—	—	—	—
Due to Related Party	—	—	36,525	1,150	11,570
CAPCO Note Payable - net of premium	—	693,680	9,465,562	—	—
ECG Note Payable	—	—	—	—	—
Accrued Profits Interests	9,609	1,399,244	—	20,951	143,239

Total Liabilities	12,109	2,110,767	9,816,570	24,803	157,309

Paid-in Capital	—	10,500	515,000	—	479,148
Paid-in Capital - Grits	—	4,500	—	—	—
Capital Contributions - ESOP Push-down	1,088,520	—	—	2,200,801	2,740,743
Retained Earnings	(15,142)	5,922,392	(19,711)	1,163,621	(1,680,328)
Distributions	(1,036,967)	(1,045,355)	—	(3,293,751)	(849,194)
Dividends Paid	—	(974,255)	—	—	—
CY Income/ (Loss)	(7,174)	(429,985)	(930,218)	27,233	(36,880)

Total	41,346	5,598,564	9,381,641	122,707	810,798

Minority Interest	—	—	—	—	—
Total Liabilities & Equity	41,346	5,598,564	9,381,641	122,707	810,798

Enhanced Capital Partners, LLC

Consolidating Balance Sheet (continued)

December 31, 2019

	NYF3	TXF1	TXF2	WYFL	ECTH
Assets
Cash	—	—	1,917	67,389	—
Restricted cash	—	—	—	—	—

Due from Related Party	—	—	—	—	—
Interest Receivable	—	—	—	103,673	—

Prepaid Expenses	—	—	—	473,790	—
Credit Enhancement Fee	—	—	—	—	—

Total Prepaids	—	—	—	473,790	—

Investments (at fair value)	693,556	—	—	5,623,449	—
Investment is Sub	—	—	—	—	—
Investment in Unconsolidated Sub	—	—	—	—	—
Inv in Sub-ESOP Push-down	—	—	—	—	—

Other Assets	—	—	—	—	—
Long-Term Investment Agreement	—	—	—	14,476,719	—
Payment Undertaking Agreement	—	—	—	186,383	—
Deferred tax credits	—	—	—	—	—
Debt Issuance Costs	—	—	—	—	—

Total Assets	693,556	—	1,917	20,931,403	—

Liabilities & Equity
Accrued Interest Payable	—	—	—	52,355	—
Accrued Expenses	2,500	—	—	2,500	—
Unearned Management Fees	—	—	—	—	—
Due to Related Party	19,247	—	—	4,000,000	—
CAPCO Note Payable - net of premium	—	—	—	22,891,210	—
ECG Note Payable	—	—	—	—	—
Accrued Profits Interests	125,192	—	—	264,628	—

Total Liabilities	146,939	—	—	27,210,693	—

Paid-in Capital	382,421	8,000	27,246	—	—
Paid-in Capital - Grits	—	—	—	—	—
Capital Contributions - ESOP Push-down	2,288,793	5,468,537	7,445,416	—	—
Retained Earnings	(1,937,643)	(784,943)	2,712,693	(6,822,536)	1,088,333
Distributions	(258,671)	(4,701,944)	(10,133,840)	—	(1,088,333)
Dividends Paid	—	—	—	—	—
CY Income/ (Loss)	71,717	10,350	(49,598)	543,246	—

Total	693,556	—	1,917	20,931,403	—

Minority Interest	—	—	—	—	—
Total Liabilities & Equity	693,556	—	1,917	20,931,403	—

Enhanced Capital Partners, LLC

Consolidating Balance Sheet (continued)

December 31, 2019

	ECTH II	ECTM LP	TOTAL	ELIM & ADJ	CONSOL
Assets
Cash	—	—	5,298,246		5,298,246
Restricted cash	—	—	4,792,735	—	4,792,735

Due from Related Party	—	—	9,999,872	(7,790,608)	2,209,264
Interest Receivable	—	—	255,629		255,629

Prepaid Expenses	—	—	1,424,428	(1,424,428)	—
Credit Enhancement Fee	—	—	168,500		168,500

Total Prepaids	—	—	1,592,928		168,500

Investments (at fair value)	—	—	31,180,060		31,180,060
Investment is Sub	—	—	3,560,724	(3,560,724)	—
Investment in Unconsolidated Sub	—	—	2,120,490		2,120,490
Inv in Sub-ESOP Push-down	—	—	38,681,460	(38,681,460)	—

Other Assets	—	—	11,563		11,563
Long-Term Investment Agreement	—	—	14,476,719		14,476,719
Payment Undertaking Agreement	—	—	3,290,920		3,290,920
Deferred tax credits	—	—	49,645,794		49,645,794
Debt Issuance Costs	—	—	742,920	(742,920)	—

Total Assets	—	—	165,650,060	(52,200,140)	113,449,920

Liabilities & Equity
Accrued Interest Payable	—	—	5,494,451		5,494,451
Accrued Expenses	—	—	4,095,122	—	4,095,122
Unearned Management Fees	—	—	1,424,428	(1,424,428)	—
Due to Related Party	—	—	7,790,707	(7,790,608)	99
CAPCO Note Payable - net of premium	—	—	83,374,854	(490,124)	82,884,730
ECG Note Payable	—	—	42,420,490	(252,796)	42,167,694
Accrued Profits Interests	—	—	5,554,042		5,554,042

Total Liabilities	—	—	150,154,094		140,196,138

Paid-in Capital	—	1,012,626	3,556,224	(3,556,224)	—
Paid-in Capital - Grits	—	—	4,500	(4,500)	—
Capital Contributions - ESOP Push-down	—	—	38,681,460	(38,681,460)	—
Retained Earnings	426,817	(1,012,495)	38,559,845		38,559,845
Distributions	(426,817)	—	(58,165,621)		(58,165,621)
Dividends Paid	—	—	(3,610,878)	3,610,878	—
CY Income/ (Loss)	—	(131)	(4,575,904)	(3,610,878)	(8,186,782)

Total	—	—	164,603,720		112,403,580

Minority Interest	—	—	1,046,340		1,046,340
Total Liabilities & Equity	—	—	165,650,060	(52,200,140)	113,449,920

Enhanced Capital Partners, LLC

Consolidating Statement of Operations

December 31, 2019

	ECP	AL I	AL II	ECI	CT I
Revenue
Premium Tax Credit Income	—	—	1,909	—	581,674

Cash Equivalents and Restricted Cash	—	33	269	—	178
Investments	—	—	36,415	—	40,752
Payment undertaking contracts	—	—	—	—	—
Other fee income	2,351,104	—	—	—	—

Total Interest Income, including fees	2,351,104	33	36,684	—	40,930

Admin and support services income	6,863,726
Dividend Income from Subs	3,610,878	—	—	—	—

Total Revenue	12,825,708	33	38,593	—	622,604

Expenses
Management Fee	—	—	—	—	18,565

Professional Fees
Legal Fees	17,588	—	—	—	—
Professional Fees	212,020	16,313	4,348	4,298	28,298
Other	24,461	5	105	—	275
Taxes & Licenses	18,066	100	100	320	270

Total Professional Fees	272,135	16,418	4,553	4,618	28,843

General & Administrative	1,247,100	—	—	—	—

Interest Expense - net	6,931,706	—	1,632	—	459,987
Debt Issuance Costs	184,459	—	—	—	21,962

Total Interest Expense	7,116,165	—	1,632	—	481,949

Depreciation	2,746	—	—	—	—
Credit Enhancement Fee	—	—	—	—	—

Total Amortization	2,746	—	—	—	—

Admin and support services expense	7,930,183

Total Expenses	16,568,329	16,418	6,185	4,618	529,357

Net investment (loss) income	(3,742,621)	(16,385)	32,408	(4,618)	93,247

Gain (Loss) from Unconsolidated Sub	95,781	—	—	—	—
Change in accrued supplemental insurance	—	1,844	(66,173)	—	(75,868)

Realized Gain/(Loss) on Investments	—	—	—	—	—
Unrealized Gain/(Loss) on Investments	—	—	361,522	—	115,101

Net realized and unrealized gain (loss)	—	—	361,522	—	115,101

Net (loss) income before tax	(3,646,840)	(14,541)	327,757	(4,618)	132,480
State Tax Benefit	25,500	—	—	—	—

Net Income/(Loss)	(3,672,340)	(14,541)	327,757	(4,618)	132,480
Net Loss/(Income) Attributable to NCI	128,995	—	—	—	—

Net Income/(Loss) Attributable to Members	(3,543,345)	(14,541)	327,757	(4,618)	132,480

Enhanced Capital Partners, LLC

Consolidating Statement of Operations (continued)

December 31, 2019

	CT II	CT III	CT IV	CT V	DCFL
Revenue
Premium Tax Credit Income	242,401	815,923	428,305	2,444,393	—

Cash Equivalents and Restricted Cash	89	286	272	—	8,667
Investments	20,119	5,430	17,110	1,107,163	28,000
Payment undertaking contracts	—	—	—	25,731	—
Other fee income	—	—	—	—	—

Total Interest Income, including fees	20,208	5,716	17,382	1,132,894	36,667

Admin and support services income
Dividend Income from Subs	—	—	—	—	—

Total Revenue	262,609	821,639	445,687	3,577,287	36,667

Expenses
Management Fee	8,750	—	—	1,057,237	—

Professional Fees
Legal Fees	—	—	—	—	—
Professional Fees	28,298	28,298	36,498	50,596	16,618
Other	300	395	305	—	—
Taxes & Licenses	270	270	270	250	10,300

Total Professional Fees	28,868	28,963	37,073	50,846	26,918

General & Administrative	—	—	—	—	—

Interest Expense - net	191,833	645,230	415,310	2,858,144	—
Debt Issuance Costs	7,645	25,882	26,366	51,900	—

Total Interest Expense	199,478	671,112	441,676	2,910,044	—

Depreciation	—	—	—	—	—
Credit Enhancement Fee	—	—	—	172,287	—

Total Amortization	—	—	—	172,287	—

Admin and support services expense

Total Expenses	237,096	700,075	478,749	4,190,414	26,918

Net investment (loss) income	25,513	121,564	(33,062)	(613,127)	9,749

Gain (Loss) from Unconsolidated Sub	—	—	—	—	—
Change in accrued supplemental insurance	—	(81,076)	(81,377)	(500,654)	—

Realized Gain/(Loss) on Investments	—	—	—	—	—
Unrealized Gain/(Loss) on Investments	—	57,781	203,737	—	223,210

Net realized and unrealized gain (loss)	—	57,781	203,737	—	223,210

Net (loss) income before tax	25,513	98,269	89,298	(1,113,781)	232,959
State Tax Benefit	—	—	—	—	—

Net Income/(Loss)	25,513	98,269	89,298	(1,113,781)	232,959
Net Loss/(Income) Attributable to NCI	—	—	—	—	—

Net Income/(Loss) Attributable to Members	25,513	98,269	89,298	(1,113,781)	232,959

Enhanced Capital Partners, LLC

Consolidating Statement of Operations (continued)

December 31, 2019

	LAF1	LAF2	LAF3	MSFL	MSF2
Revenue
Premium Tax Credit Income	—	—	—	229,613	—

Cash Equivalents and Restricted Cash	—	—	—	3,441	—
Investments	—	—	—	279,709	972
Payment undertaking contracts	—	—	—	—	78,225
Other fee income	—	—	—	—	—

Total Interest Income, including fees	—	—	—	283,150	79,197

Admin and support services income
Dividend Income from Subs	—	—	—	—	—

Total Revenue	—	—	—	512,763	79,197

Expenses
Management Fee	—	—	—	284,507	179,450

Professional Fees
Legal Fees	—	—	—	21,801	—
Professional Fees	(439)	6,970	10,607	45,525	17,704
Other	—	—	—	170	—
Taxes & Licenses	—	—	—	4,558	13,342

Total Professional Fees	(439)	6,970	10,607	72,054	31,046

General & Administrative	—	—	—	—	—

Interest Expense - net	—	—	—	132,183	712,906
Debt Issuance Costs	—	—	—	14,109	63,946

Total Interest Expense	—	—	—	146,292	776,852

Depreciation	—	—	—	—	—
Credit Enhancement Fee	—	—	—	—	22,067

Total Amortization	—	—	—	—	22,067

Admin and support services expense

Total Expenses	(439)	6,970	10,607	502,853	1,009,415

Net investment (loss) income	439	(6,970)	(10,607)	9,910	(930,218)

Gain (Loss) from Unconsolidated Sub	—	—	—	—	—
Change in accrued supplemental insurance	—	2,076	3,433	128,891	—

Realized Gain/(Loss) on Investments	—	—	—	—	—
Unrealized Gain/(Loss) on Investments	—	—	—	(568,786)	—

Net realized and unrealized gain (loss)	—	—	—	(568,786)	—

Net (loss) income before tax	439	(4,894)	(7,174)	(429,985)	(930,218)
State Tax Benefit	—	—	—	—	—

Net Income/(Loss)	439	(4,894)	(7,174)	(429,985)	(930,218)
Net Loss/(Income) Attributable to NCI	—	—	—	—	—

Net Income/(Loss) Attributable to Members	439	(4,894)	(7,174)	(429,985)	(930,218)

Enhanced Capital Partners, LLC

Consolidating Statement of Operations (continued)

December 31, 2019

	NYF1	NYF2	NYF3	TXF1	TXF2
Revenue
Premium Tax Credit Income	—	—	—	—	—

Cash Equivalents and Restricted Cash	21	—	—	—	—
Investments	4,703	—	—	—	—
Payment undertaking contracts	—	—	—	—	—
Other fee income	—	—	—	—	—

Total Interest Income, including fees	4,724	—	—	—	—

Admin and support services income
Dividend Income from Subs	—	—	—	—	—

Total Revenue	4,724	—	—	—	—

Expenses
Management Fee	—	—	—	—	—

Professional Fees
Legal Fees	—	—	—	—	(1,414)
Professional Fees	11,798	9,020	6,354	(4,465)	2,870
Other	50	—	—	—	—
Taxes & Licenses	325	334	325	—	—

Total Professional Fees	12,173	9,354	6,679	(4,465)	1,456

General & Administrative	—	—	—	—	—

Interest Expense - net	—	—	—	—	—
Debt Issuance Costs	—	—	—	—	—

Total Interest Expense	—	—	—	—	—

Depreciation	—	—	—	—	—
Credit Enhancement Fee	—	—	—	—	—

Total Amortization	—	—	—	—	—

Admin and support services expense

Total Expenses	12,173	9,354	6,679	(4,465)	1,456

Net investment (loss) income	(7,449)	(9,354)	(6,679)	4,465	(1,456)

Gain (Loss) from Unconsolidated Sub	—	—	—	—	—
Change in accrued supplemental insurance	34,682	6,430	(21,103)	—	2,238

Realized Gain/(Loss) on Investments	—	—	—	(7,785)	(73,302)
Unrealized Gain/(Loss) on Investments	—	(33,956)	99,499	—	—

Net realized and unrealized gain (loss)	—	(33,956)	99,499	(7,785)	(73,302)

Net (loss) income before tax	27,233	(36,880)	71,717	(3,320)	(72,520)
State Tax Benefit	—	—	—	(13,670)	(22,922)

Net Income/(Loss)	27,233	(36,880)	71,717	10,350	(49,598)
Net Loss/(Income) Attributable to NCI	—	—	—	—	—

Net Income/(Loss) Attributable to Members	27,233	(36,880)	71,717	10,350	(49,598)

Enhanced Capital Partners, LLC

Consolidating Statement of Operations (continued)

December 31, 2019

	WYFL	ECTM LP	TOTAL	ELIM & ADJ	CONSOL
Revenue
Premium Tax Credit Income	2,154,000	—	6,898,218		6,898,218

Cash Equivalents and Restricted Cash	1,259	—	14,515		14,515
Investments	435,419	—	1,975,792		1,975,792
Payment undertaking contracts	355,616	—	459,572		459,572
Other fee income	—	—	2,351,104	(2,298,509)	52,595

Total Interest Income, including fees	792,294	—	4,800,983	(2,298,509)	2,502,474

Admin and support services income			6,863,726		6,863,726
Dividend Income from Subs	—	—	3,610,878	(3,610,878)	—

Total Revenue	2,946,294	—	22,173,805	(5,909,387)	16,264,418

Expenses
Management Fee	750,000	—	2,298,509	(2,298,509)	—

Professional Fees
Legal Fees	4,110	—	42,085		42,085
Professional Fees	18,425	131	550,085		550,085
Other	—	—	26,066		26,066
Taxes & Licenses	25,052	—	74,152		74,152

Total Professional Fees	47,587	131	692,388		692,388

General & Administrative	—	—	1,247,100	(11,092)	1,236,008

Interest Expense - net	1,218,646	—	13,567,577		13,567,577
Debt Issuance Costs	45,590	—	441,859		441,859

Total Interest Expense	1,264,236	—	14,009,436		14,009,436

Depreciation	—	—	2,746		2,746
Credit Enhancement Fee	—	—	194,354		194,354

Total Amortization	—	—	197,100		197,100

Admin and support services expense			7,930,183		7,930,183

Total Expenses	2,061,823	131	26,374,716	(2,309,601)	24,065,115

Net investment (loss) income	884,471	(131)	(4,200,911)	(3,599,786)	(7,800,697)

Gain (Loss) from Unconsolidated Sub	—		95,781		95,781
Change in accrued supplemental insurance	(68,483)	—	(715,140)		(715,140)

Realized Gain/(Loss) on Investments	90,500	—	9,413		9,413
Unrealized Gain/(Loss) on Investments	(363,242)	—	94,866		94,866

Net realized and unrealized gain (loss)	(272,742)	—	104,279		104,279

Net (loss) income before tax	543,246	(131)	(4,715,991)	(3,599,786)	(8,315,777)
State Tax Benefit	—	—	(11,092)	11,092	—

Net Income/(Loss)	543,246	(131)	(4,704,899)	(3,610,878)	(8,315,777)
Net Loss/(Income) Attributable to NCI	—	—	128,995		128,995

Net Income/(Loss) Attributable to Members	543,246	(131)	(4,575,904)	(3,610,878)	(8,186,782)

Enhanced Capital Partners, LLC

Consolidating Balance Sheet

December 31, 2018

	ECP	AL I	AL II	ECI	CT I
Assets
Cash	30,117	18,885	24,256	166,734	364,879
Restricted cash	—	—	—	—	—
Due from Related Party	8,696,849	—	—	—	—
Interest Receivable	—	—	31,064	—	30,333
Prepaid Expenses	—	—	—	—	18,565
Credit Enhancement Fee	—	—	—	—	—

Total Prepaids	—	—	—	—	18,565

Investments (at fair value)	—	—	1,802,830	—	561,149
Investment is Sub	11,277,726	—	—	—	—
Investment in Unconsolidated Sub	2,393,950	—	—	—	—
Inv in Sub-ESOP Push-down	38,681,461	—	—	—	—
Other Assets	12,523	—	—	—	—
Leasehold Improvements	2,746	—	—	—	—
Long-Term Investment Agreement	—	—	—	—	—
Payment Undertaking Agreement	—	—	—	—	—
Deferred tax credits	—	—	109,481	—	7,957,234
Debt Issuance Costs	437,255	—	—	—	29,852

Total Assets	61,532,627	18,885	1,967,631	166,734	8,962,012
Liabilities & Equity
Accrued Interest Payable	4,579,222	—	951	—	24,537
Accrued Expenses	4,256,156	2,500	2,500	2,500	2,500
Unearned Management Fees	1,451,777	—	—	—	—
Income Tax Payable	—	—	—	—	—
Due to Related Party	14,388	—	—	2,254,758	—
CAPCO Note Payable - net of premium	—	—	108,806	—	8,190,256
ECG Note Payable	45,122,487	—	—	—	—
Term & Revolver Notes Payable	200,000	—	—	—	—
Accrued Profits Interests	—	1,844	476,428	—	124,184

Total Liabilities	55,624,030	4,344	588,685	2,257,258	8,341,477

Paid-in Capital	—	—	42,183	533,500	—
Paid-in Capital - Grits	—	—	—	—	—
Capital Contributions - ESOP Push-down	—	2,843,468	5,546,887	2,445,790	—
Retained Earnings	8,819,952	(938,285)	(1,157,659)	(5,059,795)	8,656,053
Distributions	—	(1,882,419)	(2,394,232)	—	(6,816,753)
Dividends Paid	—	—	(975,019)	—	(953,534)
CY Income/ (Loss)	(4,378,967)	(8,223)	316,786	(10,019)	(265,231)

Total	60,065,015	18,885	1,967,631	166,734	8,962,012

Minority Interest	1,467,612
Total Liabilities & Equity	61,532,627	18,885	1,967,631	166,734	8,962,012

Enhanced Capital Partners, LLC

Consolidating Balance Sheet (continued)

December 31, 2018

	CT II	CT III	CT IV	CT V	DCFL
Assets
Cash	25,069	9,224	3,922	7,218,561	244,197
Restricted cash	—	—	—	—	—
Due from Related Party	—	—	—	—	—
Interest Receivable	—	18,167	81,171	83,632	—
Prepaid Expenses	8,750	—	10,700	930,956	—
Credit Enhancement Fee	—	—	—	172,287	—

Total Prepaids	8,750	—	10,700	1,103,243	—

Investments (at fair value)	—	573,764	1,294,811	17,367,737	2,622,122
Investment is Sub	—	—	—	—	—
Investment in Unconsolidated Sub	—	—	—	—	—
Inv in Sub-ESOP Push-down	—	—	—	—	—
Other Assets	—	—	—	—	—
Leasehold Improvements	—	—	—	—	—
Long-Term Investment Agreement	—	—	—	—	—
Payment Undertaking Agreement	—	—	—	5,461,342	—
Deferred tax credits	3,232,017	11,161,731	5,710,736	29,816,645	—
Debt Issuance Costs	10,393	35,178	65,946	214,632	—

Total Assets	3,276,229	11,798,064	7,167,286	61,265,792	2,866,319
Liabilities & Equity
Accrued Interest Payable	10,228	34,419	18,045	239,945	—
Accrued Expenses	2,500	2,500	10,000	21,900	2,500
Unearned Management Fees	—	—	—	—	—
Income Tax Payable	—	—	—	—	—
Due to Related Party	—	—	—	807,237	660,122
CAPCO Note Payable - net of premium	3,328,980	11,488,594	5,873,190	35,717,301	—
ECG Note Payable	—	—	—	—	—
Term & Revolver Notes Payable	—	—	—	—	—
Accrued Profits Interests	—	30,792	202,593	2,575,116	—

Total Liabilities	3,341,708	11,556,305	6,103,828	39,361,499	662,622

Paid-in Capital	—	—	—	7,000,000	515,600
Paid-in Capital - Grits	—	—	—	—	—
Capital Contributions - ESOP Push-down	—	—	—	—	3,493,808
Retained Earnings	3,412,400	11,741,989	4,376,204	(8,956,814)	(1,266,534)
Distributions	(3,124,345)	(10,975,784)	(2,941,754)	—	—
Dividends Paid	(243,456)	(202,880)	(81,152)	—	—
CY Income/ (Loss)	(110,078)	(321,566)	(289,840)	23,861,107	(539,177)

Total	3,276,229	11,798,064	7,167,286	61,265,792	2,866,319

Minority Interest
Total Liabilities & Equity	3,276,229	11,798,064	7,167,286	61,265,792	2,866,319

Enhanced Capital Partners, LLC

Consolidating Balance Sheet (continued)

December 31, 2018

	LAF1	LAF2	LAF3	MSFL	MSF2
Assets
Cash	190	6,970	14,153	572,467	500,354
Restricted cash	—	—	—	—	—
Due from Related Party	—	—	—	—	—
Interest Receivable	—	—	—	26,937	—
Prepaid Expenses	—	—	—	19,682	—
Credit Enhancement Fee	—	—	—	—	—

Total Prepaids	—	—	—	19,682	—

Investments (at fair value)	—	56,600	37,800	6,150,592	—
Investment is Sub	—	—	—	—	—
Investment in Unconsolidated Sub	—	—	—	—	—
Inv in Sub-ESOP Push-down	—	—	—	—	—
Other Assets	—	—	—	—	13,000
Leasehold Improvements	—	—	—	—	—
Long-Term Investment Agreement	—	—	—	—	—
Payment Undertaking Agreement	—	—	—	—	—
Deferred tax credits	—	—	—	3,280,188	—
Debt Issuance Costs	—	—	—	14,989	—

Total Assets	190	63,570	51,953	10,064,855	513,354
Liabilities & Equity
Accrued Interest Payable	—	—	—	45,395	—
Accrued Expenses	—	—	2,500	2,500	—
Unearned Management Fees	—	—	—	—	—
Income Tax Payable	—	—	—	—	—
Due to Related Party	629	—	—	—	18,066
CAPCO Note Payable - net of premium	—	—	—	3,370,511	—
ECG Note Payable	—	—	—	—	—
Term & Revolver Notes Payable	—	—	—	—	—
Accrued Profits Interests	—	17,372	13,042	1,754,413	—

Total Liabilities	629	17,372	15,542	5,172,819	18,066

Paid-in Capital	30,000	—	—	10,500	515,000
Paid-in Capital - Grits	—	—	—	4,500	—
Capital Contributions - ESOP Push-down	1,587,331	1,531,366	1,088,520	—	—
Retained Earnings	1,207,120	654,289	75,188	4,301,443	—
Distributions	(2,822,310)	(1,713,217)	(748,118)	—	—
Dividends Paid	—	(203,894)	(288,849)	(1,045,355)	—
CY Income/ (Loss)	(2,580)	(222,346)	(90,330)	1,620,948	(19,712)

Total	190	63,570	51,953	10,064,855	513,354

Minority Interest
Total Liabilities & Equity	190	63,570	51,953	10,064,855	513,354

Enhanced Capital Partners, LLC

Consolidating Balance Sheet (continued)

December 31, 2018

	NYF1	NYF2	NYF3	TXF1	TXF2
Assets
Cash	1,827	110	174	407	17,097
Restricted cash	—	—	—	7,785	73,303
Due from Related Party	—	—	—	15,609	—
Interest Receivable	360	—	—	—	—
Prepaid Expenses	—	—	—	—	—
Credit Enhancement Fee	—	—	—	—	—

Total Prepaids	—	—	—	—	—

Investments (at fair value)	126,819	844,678	594,057	—	—
Investment is Sub	—	—	—	—	—
Investment in Unconsolidated Sub	—	—	—	—	—
Inv in Sub-ESOP Push-down	—	—	—	—	—
Other Assets	—	—	—	—	—
Leasehold Improvements	—	—	—	—	—
Long-Term Investment Agreement	—	—	—	—	—
Payment Undertaking Agreement	—	—	—	—	—
Deferred tax credits	—	—	—	—	—
Debt Issuance Costs	—	—	—	—	—

Total Assets	129,006	844,788	594,231	23,801	90,400
Liabilities & Equity
Accrued Interest Payable	—	—	—	—	—
Accrued Expenses	2,702	2,500	2,500	2,500	2,500
Unearned Management Fees	—	—	—	—	—
Income Tax Payable	—	—	—	3,669	7,423
Due to Related Party	—	2,250	12,742	27,982	26,723
CAPCO Note Payable - net of premium	—	—	—	—	—
ECG Note Payable	—	—	—	—	—
Term & Revolver Notes Payable	—	—	—	—	—
Accrued Profits Interests	55,633	149,669	104,088	—	2,238

Total Liabilities	58,335	154,419	119,330	34,151	38,884

Paid-in Capital	—	479,148	382,421	8,000	27,246
Paid-in Capital - Grits	—	—	—	—	—
Capital Contributions - ESOP Push-down	2,200,801	2,740,743	2,288,793	5,468,537	7,445,416
Retained Earnings	1,180,513	(1,818,755)	(2,134,098)	(777,478)	2,712,394
Distributions	(2,624,248)	(849,194)	(258,671)	(4,701,944)	(10,133,840)
Dividends Paid	(669,503)	—	—	—	—
CY Income/ (Loss)	(16,892)	138,427	196,456	(7,465)	300

Total	129,006	844,788	594,231	23,801	90,400

Minority Interest
Total Liabilities & Equity	129,006	844,788	594,231	23,801	90,400

Enhanced Capital Partners, LLC

Consolidating Balance Sheet (continued)

December 31, 2018

	WYFL	ECTM LP	TOTAL	ELIM & ADJ	CONSOL
Assets
Cash	195,323	131	9,415,047		9,415,047
Restricted cash	1,259,461	—	1,340,549		1,340,549
Due from Related Party	—	—	8,712,458	(7,460,540)	1,251,918
Interest Receivable	114,220	—	385,884		385,884
Prepaid Expenses	473,790	—	1,462,443	(1,451,743)	10,700
Credit Enhancement Fee	—	—	172,287		172,287

Total Prepaids	473,790	—	1,634,730		182,987

Investments (at fair value)	9,236,879	—	41,269,838		41,269,838
Investment is Sub	—	—	11,277,726	(11,277,726)	—
Investment in Unconsolidated Sub	—	—	2,393,950		2,393,950
Inv in Sub-ESOP Push-down	—	—	38,681,461	(38,681,461)	—
Other Assets	—	—	25,523		25,523
Leasehold Improvements	—	—	2,746		2,746
Long-Term Investment Agreement	14,121,475	—	14,121,475		14,121,475
Payment Undertaking Agreement	186,011	—	5,647,353		5,647,353
Deferred tax credits	—	—	61,268,032		61,268,032
Debt Issuance Costs	45,590	—	853,835	(795,775)	58,060

Total Assets	25,632,749	131	197,030,607	(59,667,245)	137,363,362
Liabilities & Equity
Accrued Interest Payable	2,889,639	—	7,842,381		7,842,381
Accrued Expenses	2,500	—	4,325,758		4,325,758
Unearned Management Fees	—	—	1,451,777	(1,451,777)	—
Income Tax Payable	—	—	11,092		11,092
Due to Related Party	3,650,000	—	7,474,897	(7,460,509)	14,388
CAPCO Note Payable - net of premium	25,000,000	—	93,077,638	(416,580)	92,661,058
ECG Note Payable	—	—	45,122,487	(379,195)	44,743,292
Term & Revolver Notes Payable	—	—	200,000	—	200,000
Accrued Profits Interests	196,145	—	5,703,557		5,703,557

Total Liabilities	31,738,284	—	165,209,587		155,501,526

Paid-in Capital	717,000	1,012,626	11,273,224	(11,273,224)	—
Paid-in Capital - Grits	—	—	4,500	(4,500)	—
Capital Contributions - ESOP Push-down	—	—	38,681,460	(38,681,460)	—
Retained Earnings	(7,084,406)	(1,012,495)	18,446,376		18,446,376
Distributions	—	—	(53,501,979)		(53,501,979)
Dividends Paid	—	—	(4,663,642)	4,663,642	—
CY Income/ (Loss)	261,871	—	20,113,469	(4,663,642)	15,449,827

Total	25,632,749	131	195,562,995		135,895,750

Minority Interest			1,467,612		1,467,612
Total Liabilities & Equity	25,632,749	131	197,030,607	(59,667,245)	137,363,362

Enhanced Capital Partners, LLC

Consolidating Statement of Operations

December 31, 2018

	ECP	AL I	AL II	ECI	CT I
Revenue
Premium Tax Credit Income	—	—	132,708	—	843,142

Cash Equivalents and Restricted Cash	—	67	443	—	404
Investments	—	—	141,077	—	91,104
Payment undertaking contracts	—	—	—	—	—
Other fee income	3,090,550	—	—	—	—

Total Interest Income, including fees	3,090,550	67	141,520	—	91,508

Admin and support services income	6,462,952	—	—	—	—
Dividend Income from Subs	4,663,642	—	—	—	—

Total Revenue	14,217,144	67	274,228	—	934,650

Expenses
Management Fee	—	—	80,329	—	276,250

Professional Fees
Legal Fees	1,359	—	—	—	—
Professional Fees	202,938	8,750	26,558	9,700	34,357
Other	13,287	—	205	—	195
Taxes & Licenses	27,643	200	201	319	4,019

Total Professional Fees	245,227	8,950	26,964	10,019	38,571

General & Administrative	3,203,846	—	—	—	—

Interest Expense - net	6,598,334	—	124,527	—	734,332
Debt Issuance Costs	159,550	—	—	—	35,061

Total Interest Expense	6,757,884	—	124,527	—	769,393

Depreciation	4,707	—	—	—	—
Credit Enhancement Fee	—	—	—	—	—

Total Amortization	4,707	—	—	—	—

Admin and support services expense	7,461,965	—	—	—	—

Total Expenses	17,673,629	8,950	231,820	10,019	1,084,214

Net investment (loss) income	(3,456,485)	(8,883)	42,408	(10,019)	(149,564)

Gain (Loss) from Unconsolidated Sub	(436,195)	—	—	—	—
Change in accrued supplemental insurance		660	(247,040)	—	(566)

Realized Gain/(Loss) on Investments	—	(1,807,740)	—	—	(75,000)
Unrealized Gain/(Loss) on Investments	—	1,807,740	521,418	—	(40,101)

Net realized and unrealized gain (loss)	—	—	521,418	—	(115,101)

Net Income/(Loss)	(3,892,680)	(8,223)	316,786	(10,019)	(265,231)
Net Loss/(Income) Attributable to NCI	(486,287)	—	—	—	—

Net Income/(Loss) Attributable to Members	(4,378,967)	(8,223)	316,786	(10,019)	(265,231)

Enhanced Capital Partners, LLC

Consolidating Statement of Operations (continued)

December 31, 2018

	CT II	CT III	CT IV	CT V	DCFL
Revenue
Premium Tax Credit Income	351,071	1,182,688	467,493	29,816,645	—

Cash Equivalents and Restricted Cash	151	200	154	—	—
Investments	31,841	15,800	31,826	1,145,579	28,000
Payment undertaking contracts	—	—	—	64,927	—
Other fee income	—	—	—	—	—

Total Interest Income, including fees	31,992	16,000	31,980	1,210,506	28,000

Admin and support services income	—	—	—	—	—
Dividend Income from Subs	—	—	—	—	—

Total Revenue	383,063	1,198,688	499,473	31,027,151	28,000

Expenses
Management Fee	112,500	346,598	117,097	1,057,237	—

Professional Fees
Legal Fees	—	—	—	—	—
Professional Fees	31,477	32,917	30,418	55,738	18,807
Other	245	215	70	—	—
Taxes & Licenses	19	4,018	10,020	13,156	10,600

Total Professional Fees	31,741	37,150	40,508	68,894	29,407

General & Administrative	—	—	—	—	—

Interest Expense - net	305,985	1,030,059	456,103	3,061,103	—
Debt Issuance Costs	12,195	41,319	28,955	55,586	—

Total Interest Expense	318,180	1,071,378	485,058	3,116,689	—

Depreciation	—	—	—	—	—
Credit Enhancement Fee	—	—	—	348,108	—

Total Amortization	—	—	—	348,108	—

Admin and support services expense	—	—	—	—	—

Total Expenses	462,421	1,455,126	642,663	4,590,928	29,407

Net investment (loss) income	(79,358)	(256,438)	(143,190)	26,436,223	(1,407)

Gain (Loss) from Unconsolidated Sub	—	—	—	—	—
Change in accrued supplemental insurance	(30,720)	14,431	57,087	(2,575,116)	—

Realized Gain/(Loss) on Investments	—	—	—	—	(419,681)
Unrealized Gain/(Loss) on Investments	—	(79,559)	(203,737)	—	(118,089)

Net realized and unrealized gain (loss)	—	(79,559)	(203,737)	—	(537,770)

Net Income/(Loss)	(110,078)	(321,566)	(289,840)	23,861,107	(539,177)
Net Loss/(Income) Attributable to NCI	—	—	—	—	—

Net Income/(Loss) Attributable to Members	(110,078)	(321,566)	(289,840)	23,861,107	(539,177)

Enhanced Capital Partners, LLC

Consolidating Statement of Operations (continued)

December 31, 2018

	LAF1	LAF2	LAF3	MSFL	MSF2	NYF1
Revenue
Premium Tax Credit Income	—	—	—	400,718	—	—

Cash Equivalents and Restricted Cash	—	—	—	1,708	—	185
Investments	—	—	7,954	360,566	—	15,893
Payment undertaking contracts	—	—	—	—	—	—
Other fee income	—	—	—	—	—	—

Total Interest Income, including fees	—	—	7,954	362,274	—	16,078

Admin and support services income	—	—	—	—	—	—
Dividend Income from Subs	—	—	—	—	—	—

Total Revenue	—	—	7,954	762,992	—	16,078

Expenses
Management Fee	—	—	—	284,507	—	—

Professional Fees
Legal Fees	—	—	—	—	—	—
Professional Fees	2,580	8,395	8,396	52,620	12,212	12,550
Other	—	—	—	315	7,500	65
Taxes & Licenses	—	35	35	2,500	—	484

Total Professional Fees	2,580	8,430	8,431	55,435	19,712	13,099

General & Administrative	—	—	—	—	—	—

Interest Expense - net	—	—	—	312,560	—	—
Debt Issuance Costs	—	—	—	33,361	—	—

Total Interest Expense	—	—	—	345,921	—	—

Depreciation	—	—	—	—	—	—
Credit Enhancement Fee	—	—	—	42,676	—	—

Total Amortization	—	—	—	42,676	—	—

Admin and support services expense	—	—	—	—	—	—

Total Expenses	2,580	8,430	8,431	728,539	19,712	13,099

Net investment (loss) income	(2,580)	(8,430)	(477)	34,453	(19,712)	2,979

Gain (Loss) from Unconsolidated Sub	—	—	—	—	—	—
Change in accrued supplemental insurance	—	56,103	6,947	1,586,495	—	(19,871)

Realized Gain/(Loss) on Investments	—	(501,164)	(471,472)	(196,970)	—	—
Unrealized Gain/(Loss) on Investments	—	231,145	374,672	196,970	—	—

Net realized and unrealized gain (loss)	—	(270,019)	(96,800)	—	—	—

Net Income/(Loss)	(2,580)	(222,346)	(90,330)	1,620,948	(19,712)	(16,892)
Net Loss/(Income) Attributable to NCI	—	—	—	—	—	—

Net Income/(Loss) Attributable to Members	(2,580)	(222,346)	(90,330)	1,620,948	(19,712)	(16,892)

Enhanced Capital Partners, LLC

Consolidating Statement of Operations (continued)

December 31, 2018

	NYF2	NYF3	TXF1	TXF2	WYFL	ELIM & ADJ	CONSOL
Revenue
Premium Tax Credit Income	—	—	—	—	2,005,600		35,200,065

Cash Equivalents and Restricted Cash	—	—	—	—	2,727		6,039
Investments	—	—	—	—	368,886		2,238,526
Payment undertaking contracts	—	—	—	—	346,896		411,823
Other fee income	—	—	—	—	—	(3,024,518)	66,032

Total Interest Income, including fees	—	—	—	—	718,509	(3,024,518)	2,722,420

Admin and support services income	—	—	—	—	—		6,462,952
Dividend Income from Subs	—	—	—	—	—	(4,663,642)	—

Total Revenue	—	—	—	—	2,724,109	(7,688,160)	44,385,437

Expenses
Management Fee	—	—	—	—	750,000	(3,024,518)	—

Professional Fees
Legal Fees	—	—	—	(1)	—		1,358
Professional Fees	8,840	6,030	7,465	10,238	21,150		602,136
Other	—	—	—	300	4,260		26,657
Taxes & Licenses	350	—	—	—	25,052		98,651

Total Professional Fees	9,190	6,030	7,465	10,537	50,462		728,802

General & Administrative	—	—	—	—	—		3,203,846

Interest Expense - net	—	—	—	—	1,341,699		13,964,702
Debt Issuance Costs	—	—	—	—	92,986		459,013

Total Interest Expense	—	—	—	—	1,434,685		14,423,715

Depreciation	—	—	—	—	—		4,707
Credit Enhancement Fee	—	—	—	—	—		390,784

Total Amortization	—	—	—	—	—		395,491

Admin and support services expense	—	—	—	—	—		7,461,965

Total Expenses	9,190	6,030	7,465	10,537	2,235,147	(3,024,518)	26,213,819

Net investment (loss) income	(9,190)	(6,030)	(7,465)	(10,537)	488,962	(4,663,642)	18,171,618

Gain (Loss) from Unconsolidated Sub	—	—	—	—	—		(436,195)
Change in accrued supplemental insurance	(30,164)	(47,057)	—	10,837	97,227		(1,120,747)

Realized Gain/(Loss) on Investments	—	—	—	(548,866)	(994,187)		(5,015,080)
Unrealized Gain/(Loss) on Investments	177,781	249,543	—	548,866	669,869		4,336,518

Net realized and unrealized gain (loss)	177,781	249,543	—	—	(324,318)		(678,562)

Net Income/(Loss)	138,427	196,456	(7,465)	300	261,871	(4,663,642)	15,936,114
Net Loss/(Income) Attributable to NCI	—	—	—	—	—		(486,287)

Net Income/(Loss) Attributable to Members	138,427	196,456	(7,465)	300	261,871	(4,663,642)	15,449,827

CONSOLIDATED FINANCIAL STATEMENTS

Enhanced Capital Partners, LLC

Periods Ended September 30, 2020 and 2019

(UNAUDITED)

Enhanced Capital Partners, LLC

Consolidated Balance Sheets

(UNAUDITED)

	(unaudited) September 30, 2020	(audited) December 31, 2019
Assets
Cash and cash equivalents	$5,388,706	$5,298,246
Restricted cash	—	4,792,735
Accrued interest receivable	364,556	255,629
Due from related party	2,699,019	2,209,264
Investments in qualified businesses, at fair value (cost of $31,127,865 and $32,921,868 as of September 30, 2020 and December 31, 2019, respectively)	29,011,057	31,180,060
Investments in unconsolidated subsidiaries	2,030,625	2,120,490
Prepaid expenses and other assets, net	149,210	180,063
Earned premium tax credits	42,552,680	49,645,794
Payment undertaking contracts	17,166,813	17,767,639

Total assets	$99,362,666	$113,449,920

Liabilities and members’ deficit
Accounts payable and accrued expenses	$2,976,766	$4,095,221
Accrued interest payable	3,617,576	5,494,451
Accrued supplemental insurance and profits interest	5,300,549	5,554,042
CAPCO notes payable, net of unamortized debt issuance cost	68,218,583	82,884,730
ECG note payable, net of discount	43,858,861	42,167,694

Total liabilities	123,972,335	140,196,138

Deficit:
Members’ deficit	(25,614,176)	(27,792,558)
Noncontrolling interest	1,004,507	1,046,340

Total deficit	(24,609,669)	(26,746,218)

Total liabilities and members’ deficit	$99,362,666	$113,449,920

See accompanying notes.

Enhanced Capital Partners, LLC

Consolidated Statements of Operations

(UNAUDITED)

	(unaudited)
	Nine months ended September 30,
	2020	2019
Income from premium tax credits	$10,513,808	$5,712,641

Interest income, including fees:
Cash equivalents and restricted cash	5,300	4,166
Investments	922,631	1,733,500
Payment undertaking contracts	321,567	347,384
Other fee income	35,506	39,451

Total interest income, including fees	1,285,004	2,124,501

Total income	11,798,812	7,837,142

Expenses:
Professional fees	569,821	568,704
General and administrative	363,430	751,798
Interest, net of premium and discount amortization	6,442,461	10,959,105
Depreciation and amortization	126,137	191,224
Administrative and support services expense	5,319,850	6,625,348
Administrative and support services income	(4,533,051)	(4,646,777)

Total expenses	8,288,648	14,449,402

Net investment income (loss)	3,510,164	(6,612,260)

Loss from unconsolidated subsidiaries	(89,865)	(55,199)
Change in accrued supplemental insurance	(847,997)	(140,910)

Net realized loss on investments	—	(81,088)

Unrealized loss on investments:
Beginning of period	(1,741,808)	(1,836,674)
End of period	(2,116,808)	(2,135,502)

Net unrealized loss on investments	(375,000)	(298,828)

Net realized and unrealized loss on investments	(375,000)	(379,916)

Net income (loss)	2,197,302	(7,188,285)
Net (income) loss attributable to non-controlling interests	(18,920)	(3,126)

Net income (loss) attributable to members	$2,178,382	$(7,191,411)

See accompanying notes.

Enhanced Capital Partners, LLC

Consolidated Statements of Members’ Deficit

(UNAUDITED)

	Members’ Deficit	Noncontrolling Interest	Total Deficit
Balances at December 31, 2018	$(19,605,776)	$1,467,612	$(18,138,164)
Distributions	—	(292,277)	(292,277)
Net loss	(8,186,782)	(128,995)	(8,315,777)

Balances at December 31, 2019	(27,792,558)	1,046,340	(26,746,218)
Distributions	—	(60,753)	(60,753)
Net income	2,178,382	18,920	2,197,302

Balances at September 30, 2020	$(25,614,176)	$1,004,507	$(24,609,669)

See accompanying notes.

Enhanced Capital Partners, LLC

Consolidated Statements of Cash Flows

(UNAUDITED)

	(unaudited)
	Nine months ended September 30,
	2020	2019
Operating activities
Net income (loss)	$2,197,302	$(7,188,285)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	126,137	191,224
Accretion of payment undertaking contracts	(321,567)	(347,384)
Income from premium tax credits	(10,513,808)	(5,712,642)
Amortization of debt issuance costs	217,208	380,122
Non-cash interest expense	7,087,569	9,272,455
Loss from unconsolidated subsidiaries	89,865	55,199
Unrealized loss on qualified investments, net	375,000	298,828
Realized loss on investments, net	—	81,088
Proceeds from repayment and sales of qualified investments	6,744,003	15,354,905
Purchase of investments in qualified businesses	(4,950,000)	(8,968,319)
Supplemental insurance and profits interest payments	(1,101,490)	(744,603)
Change in accrued supplemental insurance and profits interest	847,997	140,910
Changes in assets and liabilities:
Accrued interest receivable	(108,927)	(19,603)
Prepaid expenses and other assets, net	(95,284)	(166,867)
Due from related party	(489,755)	475,639
Accounts payable and accrued expenses	(1,118,455)	(917,210)
Accrued interest payable	(2,145,301)	(1,282,469)

Net cash (used in) provided by operating activities	(3,159,506)	902,988

Investing activities
Proceeds from investments in unconsolidated subsidiaries	—	369,242
Payment for payment undertaking agreement	—	(3,487,508)

Net cash used in investing activities	—	(3,118,266)

See accompanying notes.

Enhanced Capital Partners, LLC

Consolidated Statements of Cash Flows (continued)

(UNAUDITED)

	(unaudited)
	Nine months ended September 30,
	2020	2019
Financing activities
Payment for debt issuance costs	$—	$(330,944)
Proceeds from issuance of CAPCO notes payable	—	9,528,336
Payments on CAPCO notes payable	(15,000)	—
Payments on credit facility and term loans	—	(200,000)
Payments on subordinated note payable	(1,467,016)	(7,086,384)
Distributions to non-controlling interest	(60,753)	(292,277)

Net cash (used in) provided by financing activities	(1,542,769)	1,618,731

Net decrease in cash, cash equivalents, and restricted cash	$(4,702,275)	$(596,547)
Cash, cash equivalents, and restricted cash at beginning of period	10,090,981	10,755,596

Cash, cash equivalents, and restricted cash at end of period	$5,388,706	$10,159,049

Cash and cash equivalents	$5,388,706	$5,204,315
Restricted cash	—	4,954,734

Total cash, cash equivalents, and restricted cash	$5,388,706	$10,159,049

Noncash operating and financing activities
Settlement of CAPCO notes payable and accrued interest payable with:
Payment undertaking contracts	$922,393	$3,204,733

Premium tax credits	$17,606,922	$15,127,188

Supplemental cash flow disclosure
Cash paid for interest	$1,282,985	$1,178,284

See accompanying notes.

Enhanced Capital Partners, LLC

Consolidated Schedules of Investments (UNAUDITED)

	(unaudited) September 30, 2020				(audited) December 31, 2019
	Percentage of Equity	Shares	Cost	Fair Value	Percentage of Equity	Shares	Cost	Fair Value
Technology and Software:
Louisiana Technology Fund, LLC
Common Units	N/A	326	$347,280	$2,764	N/A	326	$347,280	$2,764

Louisiana Technology Fund 2006, LLC
Common Units	N/A	291	244,398	1,646	N/A	291	244,398	1,646

RepEquity, Inc.
Series A Convertible Preferred Stock	N/A	383,825	350,000	1,050,000	N/A	383,825	350,000	1,050,000
Common stock	N/A	738,589	2,299,545	1,652,740	N/A	738,589	2,299,545	1,652,740
Warrants—Common	N/A	109,385	—	142,592	N/A	109,385	—	142,592
Convertible Debt Securities	N/A		200,000	200,000	N/A		200,000	200,000

	N/A		2,849,545	3,045,332	N/A		2,849,545	3,045,332
Spot-On Networks, LLC
Debt Securities	N/A		—	—	N/A		1,225,000	1,225,000

Inbox Health Corp
Series Seed Preferred Stock	N/A	439,946	109,987	109,987	N/A	439,946	109,987	109,987

Pennsylvania Globe Gaslight Co.
Debt Securities	N/A		—	—	N/A		207,500	207,500

Grey Wall Software, LLC
Debt Securities	N/A		1,288,760	1,288,760	N/A		1,418,760	1,418,760

TRS Fuel Cell, LLC
Debt Securities	N/A		—	—	N/A		1,500,000	1,500,000

Energea Global, LLC
Debt Securities	N/A		920,000	920,000	N/A		1,000,000	1,000,000

Total Technology and Software Investments	N/A		5,759,970	5,368,489	N/A		8,902,470	8,510,989

Healthcare:
ContinuumRX Services, Inc.
Series A Preferred Stock	N/A	1,357,704	$227,898	$501,013	N/A	1,357,704	$227,898	$501,013
Series B Preferred Stock	N/A	582,931	511,135	448,688	N/A	582,931	511,135	448,688
Common Shares	N/A	2,781,956	1,993,910	864,651	N/A	2,781,956	1,993,910	864,651
Common Warrants	N/A	—	32,832	32,832	N/A	—	32,832	32,832

	N/A		2,765,775	1,847,184	N/A		2,765,775	1,847,184
CircleLink Health Inc.
(f/k/a MedAdherence, LLC)
Series Seed 6 Preferred Stock	N/A	327,045	75,000	73,354	N/A	327,045	75,000	73,354

Precipio, Inc.
Series B Preferred Stock	N/A	1,282	75,000	2,957	N/A	1,282	75,000	2,957

Windham Nursing, LLC
Debt Securities	N/A		1,320,000	1,320,000	N/A		1,485,000	1,485,000

RightPro Staffing, LLC
Debt Securities	N/A		531,042	531,042	N/A		544,487	544,487

Total Healthcare Investments	N/A		4,766,817	3,774,537	N/A		4,945,262	3,952,982

See accompanying notes.

Enhanced Capital Partners, LLC

Consolidated Schedules of Investments (continued) (UNAUDITED)

	(unaudited) September 30, 2020				(audited) December 31, 2019
	Percentage of Equity	Shares	Cost	Fair Value	Percentage of Equity	Shares	Cost	Fair Value
Food and Beverage Services:
City Winery New York, LLC
Common Stock	N/A	469	54,000	1,504,278	N/A	469	54,000	1,504,278

Wyoming Authentic Products, LLC
Series B&C Preferred Stock	N/A	310,204	310,204	—	N/A	310,204	310,204	—
Debt Securities	N/A		1,295,000	1,295,000	N/A		1,300,000	1,300,000

	N/A		1,605,204	1,295,000	N/A		1,610,204	1,300,000
Vertical Harvest, LLC
Debt Securities	N/A		635,000	635,000	N/A		635,000	635,000
Salad Days, LLC
Debt Securities	N/A		148,500	148,500	N/A		162,000	162,000

Total Food and Beverage Services Investments	N/A		2,442,704	3,582,778	N/A		2,461,204	3,601,278

Manufacturing:
Rheonix, Inc.
Series A Convertible Preferred Stock	N/A	212,585	$250,000	$—	N/A	212,585	$250,000	$—

Oxford Performance Materials, LLC
Convertible Debt Securities	N/A		150,000	150,000	N/A		150,000	150,000

Kat Burki, Inc.
Debt Securities	N/A		2,046,143	2,046,143	N/A		2,076,821	2,076,821

SciApps, Inc.
Series B Preferred Stock	N/A	117,371	250,000	326,764	N/A	117,371	250,000	326,764
Serice C Preferred Stock	N/A	66,744	102,787	134,348	N/A	66,744	102,787	134,348
Series C-1 Preferred Stock	N/A	86,108	92,997	121,552	N/A	86,108	92,997	121,552

	N/A		445,784	582,664	N/A		445,784	582,664
Empire Geonomics, LLC
Convertible debt securities	N/A		78,374	78,374	N/A		87,054	87,054

Pro South, Inc.
Debt Securities	N/A		326,777	—	N/A		326,777	—

Greenleaf Energy Solutions, LLC
Debt Securities	N/A		—	—	N/A		1,482,000	1,482,000

Air-Up Vending, LLC
Debt Securities	N/A		442,405	442,405	N/A		480,952	480,952

Magnolia Energy Solution, LLC
Debt securities	N/A		75,000	75,000	N/A		300,000	300,000

River & Roads, LLC
Debt Securities	N/A		38,750	38,750	N/A		155,417	155,417

DMOS, LLC
Preferred Stock	N/A	695,507	50,000	50,000	N/A	695,507	50,000	50,000

Madera Fuels, LLC
Debt securities	N/A		2,100,000	2,100,000	N/A		—	—

Lilyana Naturals, LLC
Debt securities	N/A		1,100,000	1,100,000	N/A		—	—

Total Manufacturing Investments	N/A		7,103,233	6,663,336	N/A		5,804,805	5,364,908

See accompanying notes.

Enhanced Capital Partners, LLC

Consolidated Schedules of Investments (continued) (UNAUDITED)

	(unaudited) September 30, 2020				(audited) December 31, 2019
	Percentage of Equity	Shares	Cost	Fair Value	Percentage of Equity	Shares	Cost	Fair Value
Services:
Saff, Inc.
Debt Securities	N/A		$17,142	$17,142	N/A		$22,486	$22,486

Cotton Mill Hotel Group, LLC
Debt Securities	N/A		462,009	220,000	N/A		1,137,253	895,244

Discover Video, LLC
Debt Securities	N/A		—	—	N/A		162,500	162,500

Brighter Health Network, LLC
Debt securities	N/A		—	—	N/A		455,555	455,555

CK Mechanical Plumbing and Heating, Inc.
Debt securities	N/A		623,000	161,785	N/A		637,000	175,785

Pinnacle Medical Solution, LLC
Debt securities	N/A		617,262	617,262	N/A		708,333	708,333

Frost, LLC
Debt securities	N/A		84,728	84,728	N/A		89,000	89,000

TriLipid, LLC
Debt securities	N/A		2,001,000	2,001,000	N/A		2,001,000	2,001,000

Powderhorn Partners, LLC
Debt securities	N/A		395,000	395,000	N/A		440,000	440,000

Echo Transportation, LLC
Debt securities	N/A		705,000	350,000	N/A		705,000	350,000

Vesper, LLC
Debt securities	N/A		495,000	495,000	N/A		500,000	500,000

Voice Glance, LLC
Debt securities	N/A		655,000	655,000	N/A		700,000	700,000

Posigen CT, LLC
Debt Securities	N/A		2,500,000	2,500,000	N/A		2,500,000	2,500,000

Lillian August Design, LLC
Debt Securities	N/A		750,000	375,000	N/A		750,000	750,000

AMS Construction, LLC
Debt Securities	N/A		1,750,000	1,750,000	N/A		—	—

Total Services Investments	N/A		11,055,141	9,621,917	N/A		10,808,127	9,749,903

Total Investments	N/A		$31,127,865	$29,011,057	N/A		$32,921,868	$31,180,060

Summary of Securities
Preferred Stock	N/A		$2,405,008	$2,818,663	N/A		$2,405,008	$2,818,663
Common Stock	N/A		4,939,133	4,026,079	N/A		4,939,133	4,026,079
Warrants—Common	N/A		32,832	175,424	N/A		32,832	175,424
Debt Securities	N/A		23,322,518	21,562,517	N/A		25,107,841	23,722,840
Convertible Debt Securities	N/A		428,374	428,374	N/A		437,054	437,054

Total Investments	N/A		$31,127,865	$29,011,057	N/A		$32,921,868	$31,180,060

See accompanying notes

Enhanced Capital Partners, LLC

Notes to Consolidated Financial Statements (UNAUDITED)

September 30, 2020

1. Summary of Significant Accounting Policies

The following is a summary of the significant accounting policies used by Enhanced Capital Partners, LLC (ECP or the Company), in the preparation of its consolidated financial statements in accordance with accounting principles generally accepted in the United States.

Basis of Presentation and Description of Business

The Company’s primary business objective is to participate in certified capital company premium tax credit programs adopted by various states throughout the United States. The Company’s principal investment objective is to maximize portfolio return by generating current income from debt investments and capital appreciation from equity and equity-related investments, including warrants, convertible securities, and other rights to acquire equity securities in a portfolio company. ECP’s portfolio investments are debt and equity investments in small and emerging private companies through its Certified Capital Companies (CAPCOs).

A CAPCO issues qualified debt instruments to insurance company investors (Certified Investors) in exchange for cash. The gross proceeds of these debt instruments are Certified Capital, which is used to make targeted investments in qualified businesses (Investments in Qualified Businesses, as defined under the respective state statutes, or Qualified Businesses). Such investments are accounted for using the fair value method of accounting, as described in Accounting Standards Codification (ASC) 946, Financial Services – Investment Companies. Participation in each CAPCO program legally entitles the CAPCO to receive (or earn) tax credits from the state upon satisfying quantified, defined investment percentage thresholds and time requirements. In order for a CAPCO to maintain its state-issued certifications, the CAPCO must make Investments in Qualified Businesses in accordance with these requirements. These state requirements are mirrored in the limitations agreed to by each CAPCO in its written contractual agreements with its Certified Investors and limit the activities of the CAPCO to conducting the business of a CAPCO.

The CAPCOs can satisfy the interest and principal payments on the notes by delivering premium tax credits and cash payments from Payment Undertaking Contracts. The CAPCOs have the legal right to deliver the premium tax credits to the Certified Investors. The Certified Investors legally have the right to receive and use the premium tax credits and would, in turn, use these premium tax credits to reduce their respective state tax liabilities in an amount normally equal to 100% of their certified investment. The premium tax credits can be utilized over a fixed time period, at a fixed rate and, in some instances, the premium tax credits are transferable and can be carried forward. The premium tax credits, plus the Payment Undertaking Contracts and accumulated interest thereon, are designed to satisfy in full both the principal amount and accumulated interest on the notes payable.

Enhanced Capital Partners, LLC

Notes to Consolidated Financial Statements (continued) (UNAUDITED)

1. Summary of Significant Accounting Policies (continued)

The following is a summary of each CAPCO, its state of certification, and date of certification:

CAPCO	State of Certification	Date of Certification
Enhanced Louisiana Issuer, LLC	Louisiana	December 15, 1997
Enhanced Louisiana Capital II, LLC	Louisiana	September 27, 2002
Enhanced Louisiana Capital III, LLC	Louisiana	June 17, 2003
Enhanced New York Issuer, LLC	New York	November 27, 2000
Enhanced Capital New York Fund II, LLC	New York	November 26, 2004
Enhanced Capital New York Fund III, LLC	New York	September 26, 2005
Enhanced Colorado Issuer, LLC	Colorado	February 20, 2002
Enhanced Alabama Issuer, LLC	Alabama	November 6, 2003
Enhanced Capital Alabama Fund II, LLC	Alabama	February 27, 2008
Enhanced Capital District Fund, LLC	District of Columbia	September 13, 2004
Enhanced Capital Texas Fund, LP	Texas	April 8, 2005
Enhanced Capital Texas Fund II, LLC	Texas	November 18, 2007
Enhanced Capital Connecticut Fund I, LLC	Connecticut	January 25, 2011
Enhanced Capital Connecticut Fund II, LLC	Connecticut	January 27, 2011
Enhanced Capital Connecticut Fund III, LLC	Connecticut	November 22, 2011
Enhanced Capital Connecticut Fund IV, LLC	Connecticut	December 9, 2013
Enhanced Capital Connecticut Fund V, LLC	Connecticut	November 6, 2015
Enhanced Capital Wyoming Fund, LLC	Wyoming	August 13, 2012
Enhanced Capital Mississippi Fund, LLC	Mississippi	January 16, 2013
Enhanced Capital Mississippi Fund II, LLC	Mississippi	January 9, 2019

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Intercompany accounts and transactions are eliminated in consolidation.

The Company employs the equity method of accounting for investments in business entities when it can exercise significant influence over the operating and financial policies of the entities. The cost method is used when the Company does not have the ability to exert significant influence.

Regulatory Matters

The CAPCOs are licensed under the various applicable state statutes and are subject to regulation by a state governmental agency. The applicable state agency implements various regulations and determines the CAPCO’s compliance with the regulations. These regulations require, among other things, that the Company invest a percentage of each Certified Capital pool at required minimum levels by a certain date after such capital is certified. See Revenue Recognition below for further discussion.

The CAPCO will recognize earnings from premium tax credits as it meets the qualified investment benchmarks, as discussed below, which are determined by the applicable state rules and regulations that govern the CAPCO

Enhanced Capital Partners, LLC

Notes to Consolidated Financial Statements (continued) (UNAUDITED)

1. Summary of Significant Accounting Policies (continued)

program. Upon investing 100% of the Certified Capital, as determined by the applicable state rules and regulations governing the CAPCO program, the CAPCO can apply for voluntary decertification, which will then allow the CAPCO to make distributions to its parent and other affiliated entities. Until either the end of the program, or voluntary decertification, the CAPCO is not permitted to make distributions, other than qualified distributions, to its parent and other affiliated entities under the provisions of the applicable state regulations.

The Company has completed 20 CAPCO transactions in 8 states and the District of Columbia, and as a result, purchasers have invested Certified Capital in the CAPCOs, purchased notes payable issued by the CAPCOs, and the CAPCOs have earned premium tax credits pursuant to applicable state CAPCO programs. An insurance company that invests in a CAPCO during the certification year may be entitled to premium tax credits of generally 100% of its investment, which may be available to offset premium tax liabilities, subject to specific state requirements, over a defined period of years.

As previously discussed, a CAPCO is required to make Investments in Qualified Businesses under a qualified investment schedule, as defined, in order to remain certified as a CAPCO. If the Company does not make such qualified investments within the statutorily provided time frame, the CAPCO is subject to involuntary decertification and revocation, as defined in the respective CAPCO agreements, of its certificate and, accordingly, the Certified Investor could be subject to forfeiture or recapture of its previously granted state tax credits. This risk has been insured under premium tax credit insurance policies described in the Prepaid Expenses section of Note 1. Generally, a CAPCO must invest at least 50% of its Certified Capital in Qualified Businesses within five years after the certification date.

The CAPCOs believe they are in compliance with the various applicable state statutes as of September 30, 2020, including the investment time limits provided for in the applicable statute. See the table in Revenue Recognition below.

Revenue Recognition

Interest income earned by the Company is recognized on the accrual basis of accounting. Dividend income earned by the Company from equity investments is recognized when declared by portfolio companies.

Interest income on loans is generally accrued on the principal balance outstanding. The accrual of interest income on loans is discontinued when the receipt of principal and interest on a timely basis becomes doubtful. In such cases, interest is recognized at the time of receipt. A reserve for possible losses on interest receivable is maintained when appropriate.

The cost of each specific security is used to determine gains or losses on sales of securities. Such gains or losses are reported as a component of realized gains (losses). Purchases and sales of investments are recorded on a trade-date basis.

Other fee income consists primarily of management fee income with a related party which is recognized over the service period, provided collection is probable (see Note 7).

Income from premium tax credits is recognized as the Company fulfills its statutory minimum investment thresholds, causing the premium tax credits to become non-recapturable, as discussed below. Following an

Enhanced Capital Partners, LLC

Notes to Consolidated Financial Statements (continued) (UNAUDITED)

1. Summary of Significant Accounting Policies (continued)

application process, the state will notify a company that it has been certified as a CAPCO. The state then allocates an aggregate dollar amount of premium tax credits to the CAPCO. However, such amount is neither recognized as income nor otherwise recorded in the financial statements because it has yet to be earned by the CAPCO. The CAPCO is legally entitled to earn premium tax credits upon satisfying defined investment percentage thresholds within specified time requirements and corresponding non-recapture percentages as defined by the state statutes. As the CAPCO meets these requirements, it avoids grounds under the state statutes for its disqualification from continued participation in the CAPCO program. Disqualification, or

“involuntary decertification,” of a CAPCO results in a recapture of all or a portion of the allocated premium tax credits; however, the proportion of the recapture is reduced over time as the CAPCO remains in general compliance with the program rules and meets the progressively increasing investment benchmarks. As the CAPCO progresses its investments in Qualified Businesses and, accordingly, places an increasing proportion of the premium tax credits beyond recapture, it earns an amount equal to the non-recapturable premium tax credits and records such amount as income, with a corresponding asset called “earned premium tax credits” in the balance sheet. The amount of premium tax credits earned is recognized at its present value of the percentage of the total amount of premium tax credits allocated to the CAPCO multiplied by the percentage of the premium tax credits immune from recapture (the earned income percentage) under the state statute.

Once the Company reaches the investment benchmarks or receives notice from the state that the benchmark has been met, the state generally cannot recapture a percentage of the premium tax credits, as discussed earlier. The following table depicts the recapture percentages for the premium tax credits and the point at which revenue from premium tax credits will be recognized (Earned Income Percentage).

CAPCO	Investment Benchmark Date	Qualified Investments Benchmarks	Recapture Percentage	Earned Income Percentage	Benchmark Achieved
Enhanced Louisiana Issuer, LLC	10/18/2005	After 50%	0.00%	100.00%	X

Enhanced Louisiana Capital II, LLC	10/17/2007	After 50%	0.00%	100.00%	X

Enhanced Louisiana Capital III, LLC	10/16/2008	After 50%	0.00%	100.00%	X

Enhanced New York Issuer, LLC	12/27/2004	After 50%	0.00%	100.00%	X

Enhanced Colorado Issuer, LLC	4/22/2007	After 50% and after 5 years	0.00%	100.00%	X

Enhanced Alabama Issuer, LLC	2/4/2009	After 50% and after 5 years	0.00%	100.00%	X

Enhanced Capital District Fund, LLC	11/18/2009	After 50% and after 5 years	0.00%	100.00%	X

Enhanced Capital New York Fund II, LLC	12/10/2008	After 50%	0.00%	100.00%	X

Enhanced Capital New York Fund III, LLC	11/18/2009	After 50%	0.00%	100.00%	X

Enhanced Capital Partners, LLC

Notes to Consolidated Financial Statements (continued) (UNAUDITED)

1. Summary of Significant Accounting Policies (continued)

CAPCO	Investment Benchmark Date	Qualified Investments Benchmarks	Recapture Percentage	Earned Income Percentage	Benchmark Achieved
Enhanced Capital Texas Fund, LP	6/20/2010	After 50% and after 5 years	0.00%	100.00%	X

Enhanced Capital Texas Fund II, LLC	1/25/2013	After 50% and after 5 years	0.00%	100.00%	X

Enhanced Capital Alabama Fund II, LLC	4/15/2013	After 50% and after 5 years	0.00%	100.00%	X

Enhanced Capital Connecticut Fund I, LLC	1/25/2015	After 60% and after 4 years	0.00%	100.00%	X

Enhanced Capital Connecticut Fund II, LLC	1/27/2015	After 60% and after 4 years	0.00%	100.00%	X

Enhanced Capital Connecticut Fund III, LLC	11/22/2015	After 60% and after 4 years	0.00%	100.00%	X

Enhanced Capital Wyoming Fund, LLC	8/13/2016	After 50%	0.00%	100.00%	X

Enhanced Capital Mississippi Fund, LLC	1/24/2017	After 50%	0.00%	100.00%	X

Enhanced Capital Connecticut Fund IV, LLC	12/12/2017	After 60% and after 4 years	0.00%	100.00%	X

Enhanced Capital Connecticut Fund V, LLC	11/6/2021	After 60% and after 6 years	0.00%	100.00%	X

Enhanced Capital Mississippi Fund II, LLC	1/22/2023	After 50%	0.00%	100.00%	X

Enhanced Capital Partners, LLC

Notes to Consolidated Financial Statements (continued) (UNAUDITED)

1. Summary of Significant Accounting Policies (continued)

Once a CAPCO has achieved the 100% investment milestone it can become voluntarily decertified by the state regulatory agency. Once voluntarily decertified, the CAPCO has the authority to make profit distributions at its own discretion. The following table depicts the CAPCOs that have become voluntarily decertified as of September 30, 2020.

CAPCO	Date
Enhanced Louisiana Issuer, LLC	February 11, 2004
Enhanced Capital New York Fund II, LLC	February 28, 2011
Enhanced Capital Texas Fund, LP	December 4, 2012
Enhanced Capital Texas Fund II, LLC	December 4, 2012
Enhanced Louisiana Capital II, LLC	November 7, 2012
Enhanced Capital New York Fund III, LLC	July 8, 2013
Enhanced Louisiana Capital III, LLC	October 14, 2013
Enhanced Alabama Issuer, LLC	June 19, 2014
Enhanced New York Issuer, LLC	November 23, 2015
Enhanced Capital Connecticut Fund II, LLC	December 23, 2015
Enhanced Capital Connecticut Fund III, LLC	December 23, 2015
Enhanced Capital Connecticut Fund I, LLC	January 29, 2016
Enhanced Capital Connecticut Fund IV, LLC	March 25, 2016
Enhanced Capital Alabama Fund II, LLC	March 9, 2017
Enhanced Capital Connecticut Fund V, LLC	July 10, 2019
Enhanced Capital Wyoming Fund, LLC	December 13, 2019
Enhanced Capital Mississippi Fund, LLC	October 13, 2020

Fair Value Measurements

ASC 820, Fair Value Measurements and Disclosures (ASC 820), establishes a hierarchy that prioritizes inputs to valuation techniques used to measure fair value and requires companies to disclose the fair value of their financial instruments according to a fair value hierarchy (i.e., Level 1, 2, and 3 inputs, as defined). The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. Additionally, companies are required to provide enhanced disclosure regarding instruments in the Level 3 category (which use inputs to the valuation techniques that are unobservable and require significant management judgment), including a reconciliation of the beginning and ending balances separately for each major category of assets and liabilities.

Financial instruments measured and reported at fair value are classified and disclosed in one of the following categories:

Level 1 Inputs – Quoted prices (unadjusted) in active markets for identical assets or liabilities at the reporting date. Level 1 assets include listed mutual funds, equities, and certain debt securities.

Level 2 Inputs – Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities that are not active; and inputs other than quoted market prices that are observable, such as models or other valuation methodologies.

Enhanced Capital Partners, LLC

Notes to Consolidated Financial Statements (continued) (UNAUDITED)

1. Summary of Significant Accounting Policies (continued)

Level 3 Inputs – Unobservable inputs for the valuation of the asset or liability. Level 3 assets include investments for which there is little, if any, market activity. These inputs require significant management judgment or estimation. Assets included in this category generally include direct private equity investments, general and limited partnership interests in private equity funds, and funds of funds.

The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and the consideration of factors specific to the financial instrument.

Investments

The Company records its investments at fair value, as determined by management. Such values are generally considered to be the amount that the Company might reasonably expect to receive for its investments if negotiations for sale were entered into on the valuation date. Valuation as of any particular date, however, is not necessarily indicative of an amount that the Company may ultimately realize as a result of a future sale or other disposition of the investment. The estimated fair value is determined by taking into consideration the cost of the investments; internal or third-party valuation models; the price at which unaffiliated investors have purchased the same or similar securities; developments concerning the company to which such investments relate subsequent to the acquisition of such investments; the financial condition and cash flow projections of the underlying company; price/earnings ratios; cash flow multiples, equity/sales ratios, or other appropriate financial measures of publicly traded companies within the same industry; and other such relevant factors. Changes to the fair values of investments are recognized in income.

Equity investments, other than common stock, have various liquidity features with the underlying financial instrument. These features typically include cumulative and noncumulative dividends, detachable warrants, and redeemable and convertible options. In most instances, the Company has voting representation on the investee’s board of directors.

Debt investments can include senior and mezzanine loans, which are loans that are usually subordinate to senior debt, may have some equity features, and generally reflect a level of risk moderately higher than traditional bank financing or senior debt with entities that have a higher risk profile.

There were no individual investments greater than 10% of the fair value of the Company’s portfolio. Income, consisting of interest, dividends, fees, other investment income, and realization of gains or losses on equity interests, can fluctuate dramatically upon repayment of an investment or sale of an equity interest and in any given year can be highly concentrated among several investees. The Company’s investments carry a number of risks including, but not limited to: (1) investing in companies which have a limited operating history and financial resources; (2) investing in senior subordinated debt which ranks equal to or lower than debt held by other investors; and (3) holding investments that are not publicly traded. The Company evaluates the credit risk of its investees at the time of the investment and on a consistent basis going forward. The Company generally requires collateral for its investments. The maximum amount of loss due to credit risk of the Company is the fair value of its investments, which has been recognized in the accompanying consolidated financial statements. There may also be risk associated with the concentration of investments in certain geographic regions or in certain industries.

Enhanced Capital Partners, LLC

Notes to Consolidated Financial Statements (continued) (UNAUDITED)

1. Summary of Significant Accounting Policies (continued)

Income Taxes

No provision is made in the consolidated financial statements for federal income taxes because ECP’s results of operations are allocated directly to its members. ECP is subject to state and local income taxes in certain state and local jurisdictions.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the Company to report information regarding its exposure to various tax positions taken by the Company. The Company has determined whether any tax positions have met the recognition threshold and has measured the Company’s exposure to those tax positions. Management believes that the Company has adequately addressed all relevant tax positions and that there are no unrecorded tax liabilities. Any interest or penalties assessed to the Company are recorded in operating expenses. No interest or penalties from any taxing authorities were recorded in the accompanying consolidated financial statements. Federal, state, and local taxing authorities generally have the right to examine and audit the previous three years of tax returns filed.

Cash and Cash Equivalents

The Company considers unrestricted cash in banks and investments with original maturities of 90 days or less to be cash and cash equivalents.

Restricted Cash

The Company has cash on deposit with BH Finance, LLC for the future investment in qualified investments as required by the CAPCO transaction agreements. The cash may be drawn for investment in qualified investments only. At September 30, 2020 and December 31, 2019, the Company had $0 and $4,602,168, respectively, on deposit with BH Finance, LLC for the future investment in qualified investments as required by the CAPCO transaction agreements.

The Company also holds cash on deposit for the purpose of fulfilling minimum cash requirements with BH Finance, LLC. At September 30, 2020 and December 31, 2019, the company had $0 and $190,567, respectively, on deposit for minimum cash requirements.

Prepaid Expenses

As of September 30, 2020, the Company had purchased 20 premium tax credit insurance policies related to the note purchase agreements, one of which was still in place. The insurance policies insure the availability of premium tax credits to the noteholders. Premiums under the policy cease once the premium tax credits are immune from recapture. The Company amortizes the initial insurance premiums using the greater of the percentage of the qualified investments made to the total amount required or the straight-line method over the life of the notes. Subsequent premiums are amortized using the straight-line method until the time of the next premium, which is typically every six months. Amortization expense was $126,137 and $191,224 for the periods ended September 30, 2020 and 2019, respectively.

Enhanced Capital Partners, LLC

Notes to Consolidated Financial Statements (continued) (UNAUDITED)

1. Summary of Significant Accounting Policies (continued)

Debt Issuance Costs

The Company amortizes debt issuance costs over the life of the associated notes using the effective interest method. During the periods ended September 30, 2020 and 2019, the Company recorded $217,208 and $380,122, respectively, in amortization expense. This amount is classified as interest expense in the accompanying statements of operations.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expense during the reporting period. The most significant estimate for the Company is with respect to valuation of investments. Actual results could differ from those estimates.

Recently Adopted Accounting Standards

In May 2014, the Financial Accounting Standards Board issued Accounting Standards Update 2014-09, Revenue from Contracts with Customers (Topic 606), which requires a company to recognize revenue when the company transfers control of promised goods and services to the customer. Revenue is recognized in an amount that reflects the consideration a company expects to receive in exchange for those goods or services. The Company adopted Topic 606 using the modified retrospective approach on January 1, 2019, which did not result in a change in the Company’s measurement or recognition of revenues.

2. Fair Value Disclosures

Level 3 assets primarily consist of direct private company investments in debt and equity securities of portfolio companies. Changes in Level 3 assets measured at fair value on a recurring basis were as follows:

Investments
Balance at December 31, 2018	$41,269,838
Purchases of investments	9,880,320
Proceeds from sales and repayments of investments	(20,074,377)
Realized gain on investments	9,413
Unrealized gain on investments	94,866

Balance at December 31, 2019	31,180,060
Purchases of investments	4,950,000
Proceeds from sales and repayments of investments	(6,744,003)
Realized gain on investments	—
Unrealized loss on investments	(375,000)

Balance at September 30, 2020	$29,011,057

Enhanced Capital Partners, LLC

Notes to Consolidated Financial Statements (continued) (UNAUDITED)

2. Fair Value Disclosures (continued)

All realized and unrealized gains and losses on investments are included in earnings and are reported in net realized loss on investments and in net change in unrealized loss on investments, respectively, in the statement of operations.

The Company’s policy is to recognize transfers in and transfers out as of the actual date of the event or change in circumstances that caused the transfer.

The following table summarizes the quantitative inputs and assumptions used for items categorized in Level 3 of the fair value hierarchy as of September 30, 2020.

	Fair Value at September 30 2020	Valuation Technique	Unobservable Inputs	Ranges	Weighted Average
Debt securities	$9,604,592	Discounted cash flows	Discount rate	0.0%–15.2%	3.4%
			ROI multiple	1.0x	1.0x

	12,386,299	Transaction price	N/A	N/A	N/A

Equity securities	6,629,458	Enterprise value	Revenue multiple	1.3x–2.9x	1.6x
		waterfall	EBITDA multiple	9.4x–11.9x	10.3x

	390,708	Transaction price	N/A	N/A	N/A

The following table summarizes the quantitative inputs and assumptions used for items categorized in Level 3 of the fair value hierarchy as of December 31, 2019.

	Fair Value at December 31 2019	Valuation Technique	Unobservable Inputs	Ranges	Weighted Average
Debt securities	$9,229,592	Discounted cash flows	Discount rate	0.0%–15.2%	3.4%
			ROI multiple	1.0x	1.0x

	14,780,301	Transaction price	N/A	N/A	N/A

Equity securities	6,779,459	Enterprise value	Revenue multiple	1.3x–2.9x	1.6x
		waterfall	EBITDA multiple	9.4x–11.9x	10.3x

	390,708	Transaction price	N/A	N/A	N/A

The significant unobservable inputs used in the measurement of debt and equity securities include discount rates, exit multiples, revenue multiples, EBITDA multiples, and compound annual growth rates (CAGR). Increases (decreases) in discount rates in isolation can result in a lower (higher) fair value measurement. Increases (decreases) in any of the exit multiples, revenue multiples, EBITDA multiples, and compound annual growth rates in isolation can result in a higher (lower) fair value measurement. Due to their short term nature, the fair value of debt securities is assumed to approximate cost (less repayment of principal) unless there is a significant change in the risk free rate, or deterioration of the credit worthiness of the underlying investee is observed, at which time a discounted cash flow analysis is performed.

Enhanced Capital Partners, LLC

Notes to Consolidated Financial Statements (continued) (UNAUDITED)

3. Payment Undertaking Contracts

In connection with the CAPCO transactions described in Note 1, the Company entered into interest-earning Payment Undertaking Contracts with BH Finance, LLC, in which BH Finance, LLC has agreed to make payments to the trustee on behalf of the holders of the notes described in Note 5, which will be sufficient to permit the trustee to pay the cash payment obligations on behalf of the Company on the dates on which the obligations are due. These agreements and deposits do not release the Company as obligor under the note agreements. At September 30, 2020 and December 31, 2019, the Company had $2,231,146 and $3,104,537, respectively, deposited with BH Finance, LLC to meet these obligations.

In connection with the Wyoming CAPCO transaction described in Note 1, the Company entered into an interest-earning Long Term Investment Contract with Vulcan Enhancement, LLC, in which Vulcan Enhancement, LLC has received a cash management deposit that upon the final maturity, will offset against the Wyoming CAPCO notes payable when the obligation is due. The Long-Term Investment Contract bears interest at 0.20% until February 13, 2013 and 2.50% after February 13, 2013, through maturity. These agreements and deposits do not release the Company as obligor under the note agreements. At September 30, 2020 and December 31, 2019, the Company had $14,935,667 and $14,663,102, respectively, deposited with Vulcan Enhancement, LLC to meet this obligation. These amounts are classified as payment undertaking contracts in the accompanying consolidated balance sheets.

4. Credit Facility

The Company had a $4,000,000 revolving line of credit with a national financial institution. The credit line bears interest at a floating rate of either LIBOR plus 4% or prime plus 1.5% at the option of the Company The credit line includes an unused commitment fee of 0.375%. The revolver facility was terminated on June 28, 2019.

Enhanced Capital Partners, LLC

Notes to Consolidated Financial Statements (continued) (UNAUDITED)

5. CAPCO Notes Payable

The Company’s CAPCOs have unsecured notes payable to various insurance company lenders that were issued in connection with the CAPCOs obtaining certified premium tax credits in the applicable states. Principal and interest on the non-Wyoming notes are to be repaid through a combination of cash repayments funded from the Payment Undertaking Contracts and through expected premium tax credit usage by the holders of the notes. Principal and interest on the Company’s Wyoming CAPCO unsecured notes payable is to be repaid through a combination of the sales proceeds from the monetization of Wyoming tax credits and through the offset of the Long-Term Investment Contract as discussed in Note 3.

	2020	2019
Enhanced Capital Connecticut Fund I, LLC	$868,275	$4,242,071
Enhanced Capital Connecticut Fund II, LLC	353,434	1,725,739
Enhanced Capital Connecticut Fund III, LLC	1,217,942	5,950,417
Enhanced Capital Wyoming Fund, LLC	20,881,683	22,891,210
Enhanced Capital Mississippi Fund, LLC	—	693,680
Enhanced Capital Connecticut Fund IV, LLC	3,983,868	5,300,260
Enhanced Capital Connecticut Fund V, LLC	31,983,984	33,105,915
Enhanced Capital Mississippi Fund II, LLC	9,297,111	9,465,562

Total CAPCO notes payable, gross	$68,586,297	$83,374,854

Debt issuance costs	(367,714)	(490,124)

Total CAPCO notes payable, net of debt issuance costs	$68,218,583	$82,884,730

Principal maturities on the outstanding CAPCO notes are as follows:

Total
2020	$2,918,219
2021	9,092,662
2022	10,432,000
2023	8,774,335
2024	9,016,983
2025	5,600,258
Thereafter	22,751,840

$68,586,297

6. ECG Note Payable

On December 23, 2013, ECP issued a note payable to Enhanced Capital Group (ECG), an affiliate of the Company, with a face amount of $77,114,529 in order to refinance existing indebtedness (the Note). The Note was recorded at its fair value of $40,560,971 since the Note carries a below market interest rate. The difference between the estimated fair value and stated value resulted in a discount being recorded in the aggregate amount of $36,553,558. The discount will be amortized over the remaining life of the Notes using the effective-interest amortization method. For the periods ended September 30, 2020 and 2019, $3,063,384 and $4,183,504,

Enhanced Capital Partners, LLC

Notes to Consolidated Financial Statements (continued) (UNAUDITED)

6. ECG Note Payable (continued)

respectively, of discount amortization was recorded to interest expense in the accompanying consolidated statements of operations. As of September 30, 2020 and December 31, 2019, the unamortized discount of $5,115,467 and $8,178,851, respectively were included as an offset to ECG note payable in the accompanying consolidated balance sheets. As of September 30, 2020 and December 31, 2019, the unamortized portion of debt issuance costs of $157,998 and $252,797, respectively, is included as an offset to the ECG Note Payable in the accompanying consolidated balance sheets.

The Note accrues interest at the rate of 1.65% per annum through December 23, 2019, and Prime plus 2.0% from December 23, 2019 through December 23, 2021. The Note matures on December 23, 2021. Interest is due and payable annually, commencing on December 23, 2014. If interest is not paid when due, it accrues until it is paid. Principal is due at maturity but can be prepaid without penalty. Principal outstanding on the Note at September 30, 2020 and December 31, 2019 was $49,132,326 and $50,599,342, respectively. Accrued interest on the Note at September 30, 2020 and December 31, 2019 was $2,698,444 and $4,843,745, respectively.

7. Related Party and Investments in Unconsolidated Subsidiaries

In August 2009, the Company formed a partnership, Council & Enhanced Tennessee Fund, LLC (C&E), with another investment firm for the purpose of applying and participating in the Tennessee Small Business Investment Company Credit Act (The Act). The Act was enacted to provide investment capital in the form of equity and debt financing to qualified businesses headquartered in the state of Tennessee. The Company has a 50% ownership interest in C&E. For the periods ended September 30, 2020 and 2019, the Company recognized $35,506 and $39,431 of management fee income, respectively.

In December 2009, C&E was approved by the Tennessee Department of Economic and Community Development (TDECD) to be a qualified Tennessee small business investment company (TN Investco). C&E was awarded a $20 million investment allocation in premium insurance tax credits, the proceeds of which will be used to invest in qualifying small businesses headquartered within the state of Tennessee.

As of September 30, 2020 and December 31, 2019, the Company had made cumulative contributions of $257,500 to C&E and received cumulative distributions of $2,636,833, respectively from C&E. The Company accounts for its investment in C&E using the equity method of accounting and, thus, has recorded its share of loss in the amount of $0 and $28,640 for the periods ended September 30, 2020 and 2019, respectively. ECP’s investment in C&E was $1,244,385 and $1,244,385 as of September 30, 2020 and December 31, 2019, respectively.

The Company has a 2% ownership interest in Enhanced Small Business Investment Company, LP (“ESBIC”). As of September 30, 2020 and December 31, 2019, the Company has made cumulative capital contributions of $943,300 to ESBIC and received cumulative distributions of $452,747, respectively from ESBIC. The Company accounts for its investment in ESBIC using the equity method of accounting and, thus, has recorded its share of loss in the amount of $89,865 and $26,559 for the periods ended September 30, 2020 and 2019, respectively. ECP’s investment in ESBIC was $786,240 and $876,105 as of September 30, 2020 and December 31, 2019, respectively.

On December 23, 2013, the Company entered into an Administrative Services Agreement with Enhanced Capital Holdings, Inc., its parent company, to provide personnel and resources for the Company to operate its business units. The Company recognized $5,319,850 and $6,625,348 of administrative support expense under this

Enhanced Capital Partners, LLC

Notes to Consolidated Financial Statements (continued) (UNAUDITED)

7. Related Party and Investments in Unconsolidated Subsidiaries (continued)

arrangement for the periods ended September 30, 2020 and 2019, respectively. The Company also entered into an Administrative Services Agreement with ECG to provide personnel and resources in order for ECG to operate its business units. The Company recognized $4,533,051 and $4,646,777 of administrative support fee income under this arrangement for the periods ended September 30, 2020 and 2019, respectively.

8. Leases

The Company leases office space under various noncancelable leases. Future minimum lease payments at September 30, 2020, are as follows:

2021	$47,350
2022	—
2023	—
2024	—
2025	—
Thereafter	—

Total	$47,350

Rent expense for leases with escalation clauses is recognized straight-line over the lease term. For the period ended September 30, 2020, the Company incurred rent expense of $50,334 of which $10,886 was paid by ECG through the Administrative Services agreement and $39,448 was expensed by the Company.

9. Commitments and Contingencies

The Company has pledged its Alabama II, Connecticut, and Mississippi I CAPCOs’ assets to National Fire & Marine Insurance Company (NFM) and The Bank of New York, as trustee, and its Mississippi II CAPCO’s assets to National Fire & Marine Insurance Company (NFM) and The US Bank, as trustee, in the event the Company defaults under the various CAPCO Transaction Agreements for the applicable state.

The Company has pledged its New York III CAPCO’s assets to National Indemnity Company (NIC) and The Bank of New York, as trustee, in the event the Company defaults under the various CAPCO Transaction Agreements for the applicable state.

The Company has pledged assets of the Wyoming CAPCO to Vulcan Enhancement, LLC, in the event the Company defaults under the Wyoming Small Business Investment Credit (SBIC) Transaction Agreement.

NFM and NIC (collectively “Insurers”), in addition to receiving periodic insurance premiums from the CAPCOs related to the premium tax credit insurance policies as defined in Note 1, are entitled to receive, as additional consideration for providing the tax credit insurance policy, a payment equal to 22.5% of equity distributions made by the CAPCOs to the Company. Equity distributions can only be made under the terms of the rules and regulations governing the CAPCO after the CAPCO is “voluntarily decertified” by the applicable state. Equity distributions do not include distributions made, or to be made, to pay a tax liability related to ownership of the CAPCO, or the return of the original capital contributed to the CAPCO relating to its formation.

Enhanced Capital Partners, LLC

Notes to Consolidated Financial Statements (continued) (UNAUDITED)

9. Commitments and Contingencies (continued)

The Company determines the fair value of the 22.5% equity distributions using current fair values for certain assets and liabilities, and also using projected discounted cash flows. As of September 30, 2020 and December 31, 2019, the amounts, recorded for the accrued supplemental insurance were $4,043,481 and $4,537,819, respectively.

Vulcan Enhancement, LLC, may be entitled to receive, as additional consideration for providing the guarantee of availability of Wyoming premium tax credits, a portion of equity distributions made from the Wyoming SBIC, as defined by the SBIC Transaction Agreement. No amount was accrued for as of September 30, 2020 and December 31, 2019.

Pursuant to Louisiana R.S. 51:1927.1(C) of the Statute, if Enhanced Louisiana Capital II, LLC and Enhanced Louisiana Capital III, LLC do not fund 40% in qualified investments within three years, 60% by five years, and 100% by seven years to LEDF, then the Company shall remit 25% of all distributions, other than tax distributions and management fees, until the LEDF shall have received an amount equal to the amount of tax credit quoted for the pool. Thereafter, these CAPCOs shall remit 10% of such excess distributions. During 2009, the Statute was amended whereby if the Company did not invest 100% by seven years it could invest 110% of Certified Capital by the eighth anniversary date. Enhanced Louisiana Capital II, LLC and Enhanced Louisiana Capital III, LLC did not achieve the 100% state profits milestone and, as such, are subject to remitting 25% of all distributions other than tax distributions to the LEDF. As of September 30, 2020 and December 31, 2019, the amount recorded for accrued state profits interest related to this provision of the Statute was $0 and $12,633, respectively.

Pursuant to Alabama Section 281-2-1.10, following the voluntary decertification of Enhanced Alabama Issuer, LLC and Enhanced Capital Alabama Fund II, LLC, the state shall receive a 10% share of any distributions other than qualified distributions, payments with respect to indebtedness to the noteholders, and the return of initial equity contributions and any other equity contributions to the Company. As of September 30, 2020 and December 31, 2019, the amount recorded for the accrued state profits was $119,125 and $120,205, respectively.

Pursuant to a Memorandum of Understanding in reference to the Mississippi Small Business Company Investment Act, Section 57-115-5, following the voluntary decertification of the CAPCO fund, the state of Mississippi shall receive a 20% share of any distributions other than qualified distributions, payments with respect to indebtedness from the Company to its noteholders, and the return of its initial equity contribution and any other equity contributions from the Company to its member. As of September 30, 2020 and December 31, 2019, the amount recorded for the accrued state profits interest was $589,014 and $618,757, respectively.

Pursuant to Wyoming state statute Title 9, Chapter 12, Article 13, following the voluntary decertification of the SBIC, 10% of distributions, excluding qualified distributions, payments with respect to indebtedness from the SBIC to its noteholders, tax distributions, and the return of any equity capital invested in the SBIC that is not Designated Capital, shall be paid to the state of Wyoming. If, more than 10 years after the allocation date, the SBIC has failed to invest 100% of its Designated Capital in qualified investments, then 25% of distributions, excluding qualified distributions, payments with respect to indebtedness from the SBIC to its noteholders, and the return of any equity capital invested in the SBIC that is not Designated Capital, shall be paid to the state of Wyoming. As of September 30, 2020 and December 31, 2019, the amount recorded for the accrued state profits interest was $274,979 and $264,628, respectively.

Enhanced Capital Partners, LLC

Notes to Consolidated Financial Statements (continued) (UNAUDITED)

9. Commitments and Contingencies (continued)

Pursuant to the Connecticut Public Act 10-75, Section 14(8), following the voluntary decertification of the Insurance Reinvestment Fund (IRF), if less than 80% but more than 60% of the jobs set forth in the Connecticut IRFs’ business plan are created or retained, then 10% of the Connecticut IRFs’ distributions, excluding qualified distributions, payments with respect to indebtedness from the Connecticut IRFs to their noteholders, and the return of any equity capital invested in the IRF that is not Eligible Capital, shall be paid to the state of Connecticut. If 60% or fewer of the jobs set forth in the business plan are created or retained, then 20% of the Connecticut IRFs’ distributions, excluding qualified distributions, payments with respect to indebtedness from the Connecticut IRFs to their noteholders, and the return of any equity capital invested in the IRF that is not Eligible Capital, shall be paid to the State of Connecticut. No amount was accrued for as of September 30, 2020 and December 31, 2019.

Pursuant to the Section 57 of the Mississippi Code of 1972, following the voluntary decertification of the SBIC, if the jobs creation and retention goals agreed to by the Mississippi Development Authority (MDA) and the SBIC are not met, the percentage of the cumulative management fees paid by the SBIC shall be due to the MDA in an amount equal to the percent by which the jobs goal is not met. This penalty will be paid out of distributions, excluding qualified distributions, payments with respect to indebtedness from the SBIC to its noteholders, and the return of any equity capital invested in the SBIC that is not Designated Capital. No amount was accrued for as of September 30, 2020 and December 31, 2019.

Pursuant to the various CAPCO regulations for New York, Colorado, and the District of Columbia, following the voluntary decertification of a CAPCO, the Company’s CAPCO subsidiaries shall remit to the applicable state regulatory agency all distributions (ranging from 10%–15%), excluding qualified distributions, in excess of the amount required to produce an annual internal rate of return ranging from 10%–15% or higher on the Certified Capital, together with the initial equity capital of the CAPCOs. These distributions exclude tax liability distributions to the equity holders and management fees paid to the Company during the time Certified Capital is outstanding. No amount was accrued for as of September 30, 2020 and December 31, 2019.

Pursuant to a Memorandum of Understanding in reference to the Mississippi Small Business Company Investment Act, following the voluntary decertification of the Mississippi II SBIC fund, the state of Mississippi shall receive a 10% share of distributions, excluding qualified distributions, payments with respect to indebtedness from the SBIC to its noteholders, the return of its initial equity contribution relating to the formation of the SBIC, and the return of any other equity contributions invested in the SBIC that is not Designated Capital. As of September 30, 2020 and December 31, 2019, the amount recorded for the accrued state profits interest was $273,950 and $0, respectively.

In addition, the Company entered into certain agreements with fund managers whereby the fund managers will receive a profits interest in each qualified investment based on the total realized gain. As of September 30, 2020 and December 31, 2019, the amount accrued for fund manager profits interest was $1,840,918 and $2,581,769, respectively.

10. Subsequent Events

The Company has evaluated subsequent events through October 20, 2020, the date these consolidated financial statements were available to be issued.

Enhanced Capital Partners, LLC

Notes to Consolidated Financial Statements (continued) (UNAUDITED)

10. Subsequent Events (continued)

During March 2020, the spread of COVID-19 throughout the country resulted in a national and global pandemic, including the temporary shutdown of many small businesses throughout the country. The Company is currently assessing the impact COVID-19 may have on its existing investment portfolio, however, the overall impact is not yet known at this time.

11. Financial Highlights

The Company is presenting the following disclosures for nonregistered investment companies as required by ASC 946. Such results may not be indicative of future performance of the Company. The ratios presented are calculated for member’s deficit as a whole.

	Period Ended September 30, 2020		Year Ended December 31, 2019
Total Return(a)	220%		(832%)

Ratios to average member’s deficit:(b)
Net investment (loss) income		(c)		(c)
Operating expenses		(c)		(c)

(a)

The total return is computed based on the change in value during the period of a theoretical investment made at the beginning of the period. The change in value of a theoretical investment is measured by comparing the Company’s aggregate ending value with the aggregate beginning value, adjusted for cash flows related to capital contributions or withdrawals during the period. There were no incentive allocations for the Company for the Period ended September 30, 2020 and Year ended December 31, 2019.

(b)

Ratios are computed on the weighted-average member’s deficit of the Company for the Period ended September 30, 2020 and Year ended December 31, 2019. Net investment (loss) income, as defined, excludes realized and unrealized losses.

(c)	Ratios are not meaningful due to the Member’s deficit as of September 30, 2020 and December 31, 2019.

20,000,000 shares

CLASS A COMMON STOCK

Prospectus

Morgan Stanley	J.P. Morgan	Barclays

UBS Investment Bank

Keefe, Bruyette & Woods A Stifel Company	Oppenheimer & Co.	Stephens Inc.

East West Markets

October 20, 2021

Through and including November 14, 2021 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligations to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.